As filed with the Securities and Exchange Commission on December 18, 2018

Registration No. 333-228472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gateway Casinos & Entertainment Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Canada	7011	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4331 Dominion Street

Burnaby, BC V5G 1C7

(604) 412-0166

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

10 E. 40th Street, 10th floor

New York, NY 10016

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christopher D. Lueking, Esq. Zachary Judd, Esq. Latham & Watkins LLP 330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 (312) 876-7700	Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8163

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common shares, no par value per share	$100,000,000	$12,120

(1)	Estimated solely for purpose of calculating the amount of registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional common shares that may be acquired by the underwriters.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued                     , 2018

                    Shares

GATEWAY CASINOS & ENTERTAINMENT LIMITED

COMMON SHARES

This is the initial public offering of Gateway Casinos & Entertainment Limited and no public market exists for our common shares. We are not selling any common shares in the offering. The common shares are being offered by investment funds managed by The Catalyst Capital Group Inc. and Tennenbaum Capital Partners, LLC, which we refer to herein as the selling shareholders. We will not receive any proceeds from the sale of common shares by the selling shareholders in this offering.

We anticipate that the initial public offering price will be between US$            and US$            per share.

We have applied to list our common shares on the New York Stock Exchange, or NYSE, under the symbol “GTWY”.

Upon the closing of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE and will be exempt from certain corporate governance requirements. See “Management—Director Independence”.

We are an “emerging growth company” and a “foreign private issuer” under applicable Securities and Exchange Commission rules and, as such, will be eligible for reduced public company disclosure requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” and Management—Foreign Private Issuer Status”.

Investing in the common shares involves risks. See “Risk Factors” beginning on page 59.

PRICE US$         PER SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders
Per share	US$	US$	US$
Total	US$	US$	US$

(1)	We have also agreed to reimburse the underwriter for certain FINRA-related expenses. See “Underwriters”.

The selling shareholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional                common shares at the initial public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares against payment on or about                 , 2018.

Morgan Stanley	Credit Suisse	Goldman Sachs & Co. LLC

CIBC Capital Markets	Macquarie Capital	SunTrust Robinson Humphrey

                    , 2018

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. Neither we, the selling shareholders nor any of the underwriters have authorized anyone to provide you with different information, and neither we, the selling shareholders nor any of the underwriters take responsibility for any other information others may give you. We and the selling shareholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is only accurate as of the date of this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than its date. Our business, financial condition, results of operations and prospects may have changed since that date.

i

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us (including reports from the British Columbia Lottery Corporation, or BCLC, the Alberta Gaming, Liquor and Cannabis Commission, or AGLC, the Alcohol and Gaming Commission of Ontario, the AGCO, the Statistics Canada, the central statistical agency of the Province of British Columbia, or BC Stats, the Conference Board of Canada, or the CBC, the Canadian Gaming Association, Tourism British Columbia, Tourism Vancouver, Edmonton Tourism, Destination BC, the Ontario Lottery and Gaming Corporation, or the OLG, HLT Advisory Inc., or HLT, Oxford Economics, Asia Pacific Foundation of Canada, Edmonton Economic Development Corporation, Alberta Culture and Tourism, the University of Las Vegas Center for Gaming Research, or UNLV, and other industry publications, surveys and forecasts). We also commissioned a report from The Innovation Group in relation to the Central Bundle landscape and other matters pertaining to that gaming market. Neither we, the selling shareholders nor any of the underwriters have independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the heading “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

MEANING OF CERTAIN REFERENCES

As used in this prospectus, “casino” means a gaming property with slot machines and/or table games and “CGC” means a community gaming center property in British Columbia with slot machines and/or bingo. References to the number of “slot machines” and revenue generated from “slot machines” in this prospectus include video lottery terminals, or VLTs, and electronic table games. References to the number of “table games” and revenue generated from “table games” in this prospectus include touch bet roulette and poker tables.

Additionally, as used in this prospectus, the following terms have the meanings set forth below:

•	“Net Win” means the aggregate of Slot Win and the Table Win less free play and loyalty points redeemed;

•

“Poker Rake” means the commission we earn from poker tables and is calculated as a fixed percentage of the amount wagered by our customers, up to a predetermined maximum amount, on every hand of poker played;

•	“Slot Coin-in” means the aggregate amount of money customers have wagered on slots and other electronic gaming machines;

•	“Slot Win” means the amount of Slot Coin-in retained and recorded as casino revenue;

•	“Slot Win %” means the ratio of Slot Win divided by Slot Coin-in;

•

“Table Drop” means the aggregate amount of money customers deposit to purchase casino chips to wager on table games, and is commonly computed as the aggregate amount of money counted in the table games’ drop boxes. Generally, the Table Drop is an indicator of our gaming business; however, over the short-term, the Table Drop is subject to shifts in customer behavior around buying, retaining and cashing-in of casino chips;

•	“Table Win” means the amount of Table Drop retained and recorded as casino revenue; and

•

“Table Win %” means the ratio of the Table Win divided by the Table Drop, which fluctuates with the statistical variations or volatility inherent in casino games, as well as with changes in customer behavior around buying, retaining and cashing-in of casino chips.

PRESENTATION OF FINANCIAL MATTERS AND OTHER INFORMATION

IFRS

This prospectus includes our audited annual consolidated financial statements as well as our unaudited condensed consolidated interim financial statements, or the Financial Statements. Our audited consolidated financial statements for the years ended December 31, 2017 and 2016 were prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, the independent, private-sector body that develops and approves IFRS. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

Unless indicated otherwise, our financial information in this prospectus has been prepared on a basis consistent with IFRS as issued by the International Accounting Standards Board. In making an investment decision, investors must rely on their own examination of our results and consult with their own professional advisors.

Historical Financial Data Provided for the Ontario Properties

The audited historical financial information and results of the Southwest Ontario and North Ontario properties for their fiscal years ended March 31, 2017 and 2016 and the audited historical financial information and results of the Central Ontario properties for their fiscal years ended March 31, 2018 and 2017 are included in this prospectus and were prepared or provided by the OLG and consist solely of audited combined schedules of revenue and direct expenses. The unaudited interim financial data for the Southwest Ontario and North Ontario properties for the period of January 1, 2017 to May 8, 2017, and to May 29, 2017, respectively, and the unaudited interim financial data for the Central Ontario properties for the period of January 1, 2018 to July 17, 2018 are included in this prospectus under the heading “Selected Summary Historical Financial Information—Pro Forma Financial Data”. See “Risk Factors—Risks Related to Our Business—The historical financial information for the Ontario properties prior to our acquisition thereof was prepared or provided by the OLG and consists of audited combined schedules of revenue and direct expenses only and does not represent complete financial statements; care should be taken when relying upon such information”.

Non-IFRS Financial Measures

This prospectus refers to certain non-IFRS measures including financial measures commonly used by financial analysts in evaluating the financial performance of companies, including companies in the gaming industry. These measures are not recognized measures under IFRS and do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under IFRS.

We use non-IFRS measures including “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Property EBITDA”, “Adjusted Property EBITDA Margin”, “EBITDA”, “Free Cash Flow” and “Free Cash Flow Conversion”, which we collectively refer to as the Non-IFRS Financial Measures. For purposes of this prospectus, these terms are defined as follows:

•

“Adjusted EBITDA” means EBITDA plus (i) share-based compensation (recovery), (ii) change in fair value of embedded derivatives, (iii) change in fair value of cross currency interest rate swaps, (iv) loss on debt extinguishment, (v) loss on debt modification, (vi) (gain) / loss on foreign exchange, (vii) gain on sale of property and equipment, (viii) non-cash deferred rent, (ix) tax adjustment for prior periods, (x) business acquisition, transaction, site pre-opening, restructuring and other, and (xi) write-down of non-financial assets.

•	“Adjusted EBITDA Margin” means the ratio of Adjusted EBITDA to total revenue.

•	“Adjusted Property EBITDA” means the Adjusted EBITDA for each reporting segment or property, as applicable, excluding corporate costs.

•	“Adjusted Property EBITDA Margin” means the ratio of Adjusted Property EBITDA for a reporting segment to total revenue of the reporting segment.

•

“EBITDA” means, unless otherwise noted or the context otherwise indicates, income (loss) and comprehensive income (loss) for the period plus (i) amortization of intangible assets, (ii) depreciation of property and equipment, (iii) interest expense, net, less (iv) expense or recovery of income taxes.

•	“Free Cash Flow” means Adjusted EBITDA less maintenance capital expenditures, interest expense, current taxes paid and mandatory debt principal repayments.

•	“Free Cash Flow Conversion” means Free Cash Flow divided by Adjusted EBITDA.

These Non-IFRS Financial Measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on IFRS measures. Certain of the above Non-IFRS Financial Measures also remove the impact of certain non-routine, non-recurring, and/or non-cash items to enable management, investors and analysts to gain a clearer understanding of the underlying our financial performance and help to provide a more complete understanding of factors and trends impacting our business. We also believe that securities analysts, investors and other interested parties frequently use these Non-IFRS Financial Measures in the evaluation of issuers similar to us. In particular, EBITDA, Adjusted EBITDA, Adjusted Property EBITDA and Adjusted EBITDA Margin are non-IFRS financial measures commonly used by financial analysts in evaluating the financial performance of companies, including companies in the gaming industry. We believe Free Cash Flow and Free Cash Flow Conversion are non-IFRS measures that are meaningful to investors as they are useful measures of performance and we use these measures as an indication of the strength of our business model and our ability to generate cash. Our management also uses these Non-IFRS Financial Measures in order to facilitate operating performance comparisons on a consistent basis from period to period, to provide a more complete understanding of factors and trends affecting our business, to prepare annual operating budgets and forecasts and to determine components of management compensation. As there is no generally accepted method of calculating the Non-IFRS Financial Measures, the Non-IFRS Financial Measures as used herein are not necessarily comparable to similarly titled measures of other companies. The items excluded from EBITDA are significant in assessing our operating results and liquidity. The Non-IFRS Financial Measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income, cash flow from operations or other data prepared in accordance with IFRS. Therefore, readers are cautioned that the Non-IFRS Financial Measures do not have a standardized meaning and should not be used in isolation or as a substitute for net (loss) income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with IFRS.

For a presentation and reconciliation of the foregoing Non-IFRS Financial Measures to their most directly comparable measures under IFRS, see “Selected Summary Historical Financial Information”.

v

BASIS OF PRESENTATION

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Gateway,” the “Company,” “we,” “us” and “our” refer to Gateway Casinos & Entertainment Limited, together with its subsidiaries.

We publish our consolidated financial statements in Canadian dollars. In this prospectus, unless otherwise specified, all monetary amounts are in Canadian dollars, all references to “$” and “C$” mean Canadian dollars and all references to “US$,” “USD” and “dollars” mean United States dollars.

This prospectus includes our audited consolidated financial statements as of and for the years ended December 31, 2017, 2016 and 2015 presented in Canadian dollars and prepared in accordance with IFRS as issued by the IASB. This prospectus includes our unaudited condensed consolidated financial statements for the nine months ended September 30, 2018 and 2017 presented in Canadian dollars and prepared in accordance with IAS 34. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States. As a result of the acquisition of the North and Southwest Bundles from the OLG (each as defined herein), the year ended December 31, 2017 may not be comparable to the years ended December 31, 2016 and 2015.In addition, as a result of the acquisition of the Central Bundle (as defined herein) from the OLG in July 2018, the nine months ended September 30, 2018 may not be comparable to the nine months ended September 30, 2017.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Property Highlights” and “Our Growth Strategies.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “could,” “project,” “expect,” “aim,” “project,” “budget,” “estimate,” “intend,” “plan,” “goal,” “forecast,” “target,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions and the negative of such expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Property Highlights” and “Our Growth Strategies”; our estimates regarding future revenue, expenses and needs for additional financing; and our ability to keep and retain key employees. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks, such as “Grand Villa Casino,” “Starlight Casino,” “Cascades Casino,” “Lake City Casinos,” “Playtime,” “Halley’s Club,” ”Nova Bar,” “MATCH Eatery & Public House,” “Atlas Steak + Fish,” “Personas + Patio + Restaurant + Lounge,” “The Buffet” and “CHOW Lucky Noodle Bar,” which are protected under applicable intellectual property laws and are our property. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. All other trademarks used in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights principal features of the Offering and certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common shares. You should read this entire prospectus carefully, including the information presented under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Please refer to “Meaning of Certain References” above for a list of defined terms used herein, including certain industry terminology.

OUR BUSINESS

Company Overview

We are one of the largest and most diversified gaming and entertainment companies in Canada, based on both number of properties and number of gaming positions. Our operations are currently comprised of 26 gaming properties in British Columbia, Ontario and Edmonton, Alberta, with 13,618 slot machines, 429 table games, including 48 poker tables, 561 hotel rooms, 80 food and beverage, or F&B, outlets and 8,500 employees. We have demonstrated a track record of successfully operating, developing and acquiring gaming properties and contributing to the communities in which we live and work.

We have a leading market position in each of the markets in which we operate. In British Columbia, we are one of the most diversified gaming and entertainment companies based on both the number of properties and gaming positions. Our British Columbia properties include 41% of all slot machines and 40% of all table games in the province. We provide operational services at six of the 14 properties in the Lower Mainland of British Columbia, or the Lower Mainland, a region encompassing the Sea-to-Sky Corridor, the Fraser Valley and British Columbia’s largest market, the Greater Vancouver Regional District, or the GVRD (recently renamed the Metro Vancouver Regional District). We also provide operational services at three of the nine gaming properties on Vancouver Island and are the only service provider with casinos in the Thompson-Okanagan region of British Columbia, where we provide operational services at properties located in Kelowna, Vernon, Penticton and Kamloops. In Alberta, we are one of the largest gaming operators in the Edmonton region, where we operate two properties in prime, high-traffic entertainment districts.

In May 2017, we became the exclusive service provider in the OLG’s North Ontario gaming bundle, or the North Bundle, and Southwest Ontario gaming bundle, or the Southwest Bundle. With these acquisitions, we added nine properties and two new property development opportunities to our portfolio, diversifying our operations into Canada’s largest gaming market and establishing a significant platform for future growth. On July 18, 2018, we became the exclusive service provider for a third gaming bundle, located in Central Ontario, or the Central Bundle, containing two existing gaming properties and the opportunity to build a third additional property. As part of our Ontario expansion plan, we expect to develop two additional gaming properties in North Bay and the Kenora area in the North Bundle, which, along with the development of a third property in Wasaga Beach in the Central Bundle, the anticipated acquisition of a gaming facility in British Columbia and a proposed new build in Delta, British Columbia, would bring our total number of properties to 30.

The following map presents our property footprint and key operating and financial highlights across British Columbia, Alberta and Ontario:

Our Property Footprint

National

BC
AB
ON

Regional

British Columbia		Alberta	Ontario	
Lower Mainland and Vancouver Island	Thompson-Okanagan	Edmonton	North Ontario	Southwest & Central Ontario

99
Vancouver
19
Victoria
Kamloops
5
Kelowna
97
216
17
11
11
17
404
Toronto
London
403
402
401

British Columbia – Lower Mainland and Vancouver Island	British Columbia – Thompson-Okanagan	Alberta – Edmonton	Ontario
9 properties	4 properties	2 properties	11 properties / 3 opportunities to develop new properties
$203.4 mm Revenue for the 9 months ended September 30, 2018[1]	$35.5 mm Revenue for the 9 months ended September 30, 2018[1]	$22.9 mm Revenue for the 9 months ended September 30, 2018[1]	$222.5 mm Revenue for the 9 months ended September 30, 2018[1]
3,903 Slots / 173 Tables	1,679 Slots / 52 Tables	1,287 Slots / 68 Tables	6,749 Slots / 136 Tables

Existing Properties · Potential New Build · Central · Highways · Canada-U.S. Border

Note: (1)	The financial information has been derived from our financial statements for the nine months ended September 30, 2018.

We have developed four principal casino brands: Grand Villa, Starlight, Cascades and Playtime. In March 2018, we launched our first Playtime property and are in the process of rebranding smaller properties into the Playtime brand. Each brand offers a distinct experience to our customers. We have also developed five proprietary F&B brands: Atlas Steak + Fish, or Atlas, MATCH Eatery & Public House, or MATCH, CHOW Lucky Noodle Bar, or CHOW, and The Buffet, and in 2018, we launched Halley’s Supper Club, our new supper club concept. Our properties are generally branded according to market size, market growth potential and local community character, with proximity to our other brands also playing a key role in the decision process. This proprietary branding strategy is meant to associate our properties with exciting local entertainment experiences, which serves to attract new customers and drive increased visitation and loyalty from existing customers. This branding strategy has been implemented at most of our British Columbia and Alberta properties and we are targeting full implementation in Ontario by 2020.

The figures below outline our principal casino and F&B brands, along with key characteristics of each brand:

Our Principal Casino Brands

• Focused in urban markets • Premium • Stylish	• Focused in urban markets • Contemporary • High energy	• Community focused • Casual • Approachable	• Community focused • Neighbourly • Relaxed

Our Principal F&B Brands

• Modern steakhouse • Elevated • Memorable	• Creative pub food • Lively sports bar • Welcoming	• Authentic Asian flavours • Exciting • Interactive	• Variety • Great value • Casual	• Modern supper club • Showcase theatre • Vintage cabaret

For the nine months ended September 30, 2018, we generated total revenue of $484.3 million, income and comprehensive income of $156.2 million and Adjusted EBITDA of $122.6 million. For the year ended December 31, 2017, we generated total revenue of $478.8 million, a loss and comprehensive loss of $65.1 million and Adjusted EBITDA of $144.2 million. For a reconciliation of Income (Loss) and Comprehensive Income (Loss) to Adjusted EBITDA and Schedules of Adjustments, see “Summary—Selected Summary Historical Financial Information”.

PROPERTY HIGHLIGHTS

Current Properties Overview

In total, our current properties (including properties leased by us) have over one million square feet of gaming space in which we offer 13,618 slot machines, 429 table games, including 48 poker tables, and 866 bingo seats. Together with our business partners, we offer a wide range of amenities at or adjoining our properties to support our gaming operations and which differentiate us from our competition, including four hotels and convention centers (three of which we own), 80 F&B outlets and 26 venues which feature live entertainment. We actively look for opportunities to expand and enhance our existing properties and to acquire and develop additional properties.

The chart below summarizes some of the key attributes of each of our current gaming properties and the expiration date of the operating agreements that we have entered into with the BCLC and OLG and licenses from the AGLC. Excluding the anticipated acquisition of a gaming facility in British Columbia, expected to close in January 2019, and the proposed new builds in Delta, BC, the Kenora area in Ontario, North Bay, Ontario and Wasaga Beach, Ontario, we operate in 20 casinos, five of which are owned and 15 of which are leased. We also operate in six CGC properties, three of which are owned and three of which are leased.

See “Risk Factors—Risks Related to Our Business—Renewal of lease agreements for our properties may not be obtained or if obtained, may be on less favorable terms.”

Property Name	Year Built/ Latest Renovation	Description(1)	Total Land Area (Acres)	No. of Slot Machines(2)	No. of Table Games(3)	Operating Agreement or Licence Expiration(4)	Properties Owned / Leased(5)

Grand Villa Casino Burnaby(6)	2018	Approximately 301,600 total square feet / 93,100 square feet of gaming space, Delta hotel and conference center and a show lounge and nine F&B outlets.	6.1	1,200	81	Apr. 2038	Leased

Cascades Casino Langley(7)	2018	Approximately 155,200 total square feet / 54,100 square feet of gaming space, a 420-seat theatre, Coast Hotel and convention center and four F&B outlets.	9.3	984	33	Apr. 2038	Leased

Starlight Casino New Westminster	2015	Approximately 164,700 total square feet / 103,700 square feet of gaming space, a newly renovated VIP area including private salons and five F&B outlets.	23.1	934	59	Apr. 2038	Leased
Total				3,118	173

Thompson-Okanagan

Cascades Casino Kamloops	2015	Approximately 66,100 total square feet / 33,900 square feet of gaming space and four F&B outlets.	6.0	442	16	Apr. 2038	Owned

Playtime Casino Kelowna(8)	2018	Approximately 36,800 total square feet / 26,000 square feet of gaming space and three F&B outlets.	N/A	437	16	Apr. 2038	Leased

Cascades Casino Penticton	2017	Approximately 57,600 total square feet / 32,500 square feet of gaming space and four F&B outlets.	1.7	400	11	Apr. 2038	Leased

Lake City Casino Vernon	2014	Approximately 32,000 total square feet / 24,200 square feet of gaming space and three F&B outlets.	3.4	400	9	Apr. 2038	Owned
Total				1,679	52

CGCs

Chances Mission	2010	Approximately 11,100 total square feet / 8,400 square feet of gaming space and one F&B outlet.	2.6	125	—	Apr. 2038	Leased

Chances Squamish	2013	Approximately 25,000 total square feet / 14,200 square feet of gaming space and two F&B outlets.	2.8	99	—	Apr. 2038	Leased

Property Name	Year Built/ Latest Renovation	Description(1)	Total Land Area (Acres)	No. of Slot Machines(2)	No. of Table Games(3)	Operating Agreement or Licence Expiration(4)	Properties Owned / Leased(5)

Chances Abbotsford Abbotsford, British Columbia	2012	Approximately 22,400 total square feet / 16,800 square feet of gaming space and two F&B outlets.	5.0	211	—	Apr. 2038	Owned(14)

Chances Campbell River(9) Campbell River, British Columbia	2018	Approximately 19,100 total square feet / 13,700 square feet of gaming space and two F&B outlets.	2.0	150	—	Apr. 2038	Owned

Chances Courtenay(10) Courtenay, British Columbia	2018	Approximately 19,100 total square feet / 13,700 square feet of gaming space and two F&B outlets.	2.9	200	—	Apr. 2038	Owned

Playtime Gaming Victoria(11) Victoria, British Columbia	1994	Approximately 13,600 total square feet / 9,500 square feet of gaming space, electronic and traditional bingo centers and one F&B outlet.	1.9	—	—	Dec. 31, 2018	Leased
Total				785	—

Ontario

Western Fair District London Slots London, Ontario	2002	Approximately 78,100 total square feet / 54,300 square feet of gaming space and two F&B outlets.	N/A	767	—	Mar. 2037	Leased

Point Edward Casino(12) Point Edward, Ontario	2018	Approximately 78,600 total square feet / 54,300 square feet of gaming space and two F&B outlets.	7.9	484	13	Mar. 2037	Owned

Woodstock Raceway Slots Woodstock, Ontario	2001	Approximately 14,000 total square feet / 12,300 square feet of gaming space and one F&B outlet.	N/A	224	—	Mar. 2037	Leased

Dresden Raceway Slots Dresden, Ontario	2001	Approximately 14,000 total square feet / 11,600 square feet of gaming space and one F&B outlet.	N/A	154	—	Mar. 2037	Leased

Clinton Raceway Slots Clinton, Ontario	2000	Approximately 14,700 total square feet / 12,000 square feet of gaming space, a racetrack and one F&B outlet.	N/A	123	—	Mar. 2037	Leased

Hanover Raceway Slots Hanover, Ontario	2001	Approximately 15,000 total square feet / 13,600 square feet of gaming space and two F&B outlets.	28.9	189	—	Mar. 2037	Leased

Thunder Bay Casino Thunder Bay, Ontario	2000	Approximately 46,500 total square feet / 37,700 square feet of gaming space and two F&B outlets.	3.7	450	11	Mar. 2037	Owned

Sault Ste. Marie Casino Sault Ste. Marie, Ontario	1999	Approximately 61,800 total square feet / 51,700 square feet of gaming space and two F&B outlets.	13.8	425	11	Mar. 2037	Owned

Sudbury Raceway Slots Chelmsford, Ontario	1999	Approximately 45,600 total square feet / 33,000 square feet of gaming space and one F&B outlet.	158.0	427	—	Mar. 2037	Leased

Property Name	Year Built/ Latest Renovation	Description(1)	Total Land Area (Acres)	No. of Slot Machines(2)	No. of Table Games(3)	Operating Agreement or Licence Expiration(4)	Properties Owned / Leased(5)

Gateway Innisfil Innisfil, Ontario	2001	Approximately 87,000 total square feet / 29,500 square feet of gaming space and two F&B outlet.	N/A	989	—	Jul. 2041	Leased

Casino Rama Resort Orillia, Ontario	1996	Approximately 813,000 total square feet / 172,000 square feet of gaming space and nine F&B outlets.	N/A	2,517	101	Jul. 2041	Leased
Total				6,749	136

Edmonton

Grand Villa Casino Edmonton Edmonton, Alberta	2016	Approximately 62,600 total square feet / 39,600 square feet of gaming space and seven F&B outlets.	N/A	522	28	Aug. 2022	Leased

Starlight Casino Edmonton(13) Edmonton, Alberta	2018	Approximately 123,100 total square feet / 68,200 square feet of gaming space and six F&B outlets.	N/A	765	40	Aug. 2022	Leased
Total				1,287	68
Grand Total:				13,618	429

Notes: (1)	Gaming square footage includes back of house areas and excludes F&B and common areas and/or administrative and staff areas, as applicable.
(2)

Number of slot machines includes VLTs and electronic table games, and relates to the count as at September 30, 2018. We provide operational services to the AGLC and the BCLC; however, the AGLC and the BCLC own or lease all of our slot machines, provide certain table game equipment and are responsible for most of the related capital expenditures. See “Regulatory and Licensing Matters”.

(3)

Number of table games includes touch bet roulette and relates to the count as at September 30, 2018. Because live table games typically have six gaming positions, six touch bet roulette terminals are represented as one table game for the purpose of the table game count.

(4)	See “Business—Regulatory and Licensing Matters”.
(5)	See “Business—Our Properties”.
(6)	Expansions to our Grand Villa Casino Burnaby were completed in 2017 and a refresh of the Delta hotel was completed in 2018.
(7)

An expansion of the MATCH patio at our Cascades Casino Langley was completed in the first quarter of 2018. The addition of an Atlas restaurant, refresh and addition of gaming space, and a refresh of the Coast hotel is currently underway and is expected to be completed in phases beginning this year through to the second quarter of 2019.

(8)	The Playtime Casino Kelowna is located within the Delta Hotels Grand Okanagan Resort. We recently added a MATCH restaurant at this location that opened in the first quarter of 2018.
(9)	A MATCH restaurant was recently completed at Chances Campbell River.
(10)	A MATCH restaurant was recently completed at Chances Courtenay.
(11)	We expect that our operational services for bingo at this location will cease on December 31, 2018 upon the formal termination of our Bingo Operational Services Agreement, or BOSA.
(12)

We completed renovations at our Point Edward Casino in the fourth quarter of 2018. As at November 30, 2018, this property has 491 slot machines, 25 table games, including three poker tables, and three F&B outlets.

(13)	The redeveloped and rebranded Starlight Casino Edmonton (formerly the Palace Casino Edmonton) was completed in September 2018.
(14)

On December 23, 2015, we acquired 69.3% of the Abby Joint Venture. Abby Properties Ltd. is the registered owner of the lands and premises upon which the Chances Playtime Abbotsford is located and was appointed bare trustee to hold legal title on behalf of PT Abbotsford Enterprises Ltd. (a predecessor of Playtime Gaming Group) and 0752529 B.C. Ltd., together as beneficial owners (pursuant to a joint venture agreement between Abby Properties Ltd., 0752729 B.C. Ltd. and PT Abbotsford Enterprises Ltd.), pursuant to a nominee agreement between all three parties.

Grand Villa Casino Burnaby

The Grand Villa Casino Burnaby is our flagship property and has been in operation since 2008. Located in Burnaby, British Columbia and styled as a modern take on an “Italian Villa”, the Grand Villa Casino Burnaby is designed to provide customers with an inclusive, comfortable and exciting atmosphere. With approximately $218.5 million invested since 2001 (as of September 30, 2018), the Grand Villa Casino Burnaby is one of our largest contributors based on EBITDA. The Grand Villa Casino Burnaby has a wide array of gaming and non-gaming amenities, including hotel accommodations, meeting space, multi-function entertainment facilities, and multiple F&B outlets. The property includes the Delta Hotel, part of the Marriott International hotel chain, and benefits from its central location in the GVRD, which is in close proximity to Vancouver and surrounding suburban areas. The approximately 301,600 square foot casino contains approximately 93,100 square feet of gaming space and 1,200 slot machines, including a high-limit slot machine room and 81 table games, including 11 poker tables. We expect that the Grand Villa Casino Burnaby will continue to be the most significant contributor to our business in the GVRD. Under the Sale and Leaseback Transactions (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sale and Leaseback Transactions”), one of our subsidiaries entered into a 20-year lease for the lands and premises constituting the Grand Villa Casino Burnaby, with one 10-year renewal term plus three 10-year option terms pursuant to an option agreement.

We have invested the majority of an approximately $14.2 million allocated to the expansion of the Grand Villa Casino Burnaby premises. We have completed the addition of 47 slot machines, up to ten table games (including four high-limit tables, four poker tables and two regular table games), an Atlas (replacing the EBO restaurant), the Bistro restaurant and a CHOW, along with improvements to the hotel.

We have a 10-year contract with Delta Hotels Limited to manage the Delta Hotel and Conference Centre located at the Grand Villa Casino Burnaby, or the Management Agreement, which expires in December 2019 and has two five-year renewal options. Under the Management Agreement, Delta Hotels Limited operates the hotel and manages the staff of the hotel. In addition, Delta Hotels Limited provides a reservation service and engages in various marketing activities. Pursuant to the terms of the Management Agreement, we pay a management fee for these services. We are in the process of negotiating an agreement to become a franchised property once a definitive franchise agreement is negotiated and takes effect.

Cascades Casino Langley

The Cascades Casino Langley is located in downtown Langley, British Columbia. With approximately $86.5 million invested since it was built in 2005 (as of September 30, 2018), the property offers a variety of gaming and non-gaming amenities, including several of our signature F&B amenities, hotel and spa accommodations and a convention space. Serving a growing area with a combined population of over 924,000 according to BC Stats, Cascades Casino Langley is situated 40 kilometers east of downtown Vancouver and within 16 kilometers of the Canada–U.S. border. Under the Sale and Leaseback Transactions, one of our subsidiaries entered into a 20-year lease for the lands and premises constituting the Cascades Casino Langley, with one 10-year renewal term plus three 10-year option terms pursuant to an option agreement.

The approximately 155,200 square foot Cascades Casino Langley offers approximately 54,100 square feet of gaming space, featuring 984 slot machines and 33 table games, including five poker tables, and 185 bingo seats.

In 2014, we completed a floor refresh and reinvention of our F&B offerings at Cascades Casino Langley that included, among other things, the addition of MATCH. During 2018, we expanded the MATCH patio and began an expansion of the property to increase gaming space and add an Atlas. The expansion is expected to be completed by the end of the second quarter of 2019.

Cascades Casino Langley Coast Hotel & Convention Centre

We have a franchise agreement in place with Coast Hotels for the hotel located at the Cascades Casino Langley, or the Franchise Agreement. Under the Franchise Agreement, Coast Hotels provides franchise services, including identifying the hotel on its website, toll-free reservation services and participation in Coast Hotel marketing initiatives. However, unlike our arrangement with Delta Hotels Limited, the management of the hotel remains our exclusive responsibility. On October 12, 2015, the Franchise Agreement was automatically renewed on the same terms and conditions for an additional five years ending October 13, 2020. The Franchise Agreement will automatically renew for a further period of five years, provided that we are in compliance with terms of the Franchise Agreement and neither party elects to terminate the Franchise Agreement.

During 2018, we completed a refresh of the convention center and expect to complete hotel renovations in the fourth quarter of 2018.

Starlight Casino New Westminster

The Starlight Casino New Westminster features the latest gaming options in a contemporary property. As of September 30, 2018, approximately $138.7 million has been invested in the property since 2001 and we have completed various upgrades, including renovations to our high-limit table area in 2011 and 2014, and improvements to our onsite restaurants between 2014 and 2016. The Starlight Casino New Westminster is easily visible and accessible as it is situated 24 kilometers southeast of downtown Vancouver, beside the interchange of a major provincial highway and is in close proximity to Richmond, British Columbia (that has a high demographic of Asian patrons) and surrounding suburban areas. Under the Sale and Leaseback Transactions, one of our subsidiaries entered into a 20-year lease for the lands and premises constituting the Starlight Casino New Westminster, with one 10-year renewal term plus three 10-year option terms pursuant to an option agreement.

The approximately 164,700 square foot Starlight Casino New Westminster offers approximately 103,700 square feet of gaming space, which features best-in-class gaming equipment and entertainment amenities, and contains 934 slot machines and 59 table games, as well as several F&B outlets, including MATCH, The Buffet and the Red Bar Lounge.

Thompson-Okanagan Casinos

Cascades Casino Kamloops

The Cascades Casino Kamloops is located in Kamloops, British Columbia, the second largest city in the British Columbia interior according to BC Stats. Previously operating under the Lake City brand name, the Cascades Casino Kamloops was rebranded and relocated to its current location off Highway 1 in 2015. In its new location, the Cascades Casino Kamloops is part of a $51.0 million gaming and entertainment destination in Kamloops. The approximately 66,100 square foot property has approximately 33,900 square feet of gaming space, 442 slot machines and 16 table games, including two poker tables, as well as four F&B outlets (a MATCH, The Buffet, an Atlas and a Glacier Bar).

Playtime Casino Kelowna

The Playtime Casino Kelowna, formerly the Lake City Casino Kelowna, is located within the 257-room Delta Hotels Grand Okanagan Resort in Kelowna, British Columbia. According to BC Stats, Kelowna is the largest city in the British Columbia interior, and boasts a thriving tourism sector. In addition to its desirable location in the Grand Okanagan Resort, the Playtime Casino Kelowna benefits from its proximity to the Prospera Place, a 6,886 seat multi-purpose sporting and entertainment facility in downtown Kelowna. The approximately

36,800 square foot property has approximately 26,000 square feet of gaming space, 437 slot machines and 16 table games, including four poker tables, as well as three F&B outlets and a Prestige Beach House hotel nearby. In March 2018, we completed an approximately $4.1 million renovation and F&B expansion, including a MATCH and The Buffet, and rebranded as a Playtime casino. The current lease at this site is due to expire on May 31, 2029 and has two five-year extension options.

Cascades Casino Penticton

The Cascades Casino Penticton, formerly the Lake City Casino Penticton, was relocated to the South Okanagan Events Centre in 2017. Construction on the new property started in May 2016, and the property opened in April 2017. The new, approximately 57,600 square foot property has approximately 32,500 square feet of gaming space, includes four F&B outlets (including MATCH and The Buffet), 400 slot machines and 11 table games, including one poker table. The current land lease at this site is due to expire on May 3, 2036 and has two approximately 10-year extension options.

Lake City Casino Vernon

The Lake City Casino Vernon is located in Vernon, British Columbia. The Lake City Casino Vernon was relocated to its current location in 2009, significantly increasing its size. In January 2014, we purchased the land on which the Lake City Casino Vernon is located. The current property is situated across the street from Vernon’s main shopping center and has good visibility and accessibility from Vernon’s principal highway. The approximately 32,000 square foot property consists of approximately 24,200 square feet of gaming space and includes 400 slot machines, 9 table games and three F&B outlets (a MATCH, The Buffet and a grab & go outlet).

CGCs

Our CGCs provide alternative gaming options, mainly in the form of slot machines, in smaller communities without casinos. In the Lower Mainland, we provide operational services for Chances Mission (Mission, British Columbia), Chances Squamish (Squamish, British Columbia), and Chances Abbotsford (Abbotsford, British Columbia). In the Vancouver Island region we provide operational services for Chances Campbell River (Campbell River, British Columbia), Chances Courtenay (Courtenay, British Columbia) and Playtime Gaming Victoria (Victoria, British Columbia). In total, our CGCs offer approximately 110,300 total square feet of space and 76,300 square feet of gaming space, accommodating 785 slot machines and 681 bingo seats.

We lease the premises for Chances Mission, which lease expires on September 30, 2019 with one remaining five-year extension option. Chances Squamish opened in January 2010. We lease the premises for Chances Squamish, which lease expires on January 30, 2030 and has two 20-year extension options. We lease the premises for Playtime Gaming Victoria, which lease expires on December 31, 2018. We expect that our operational services for bingo at the Playtime Gaming Victoria location will cease on December 31, 2018 upon the formal termination of our BOSA.

We invested approximately $7.5 million to expand Chances Courtenay and Chances Campbell River to add a MATCH and refresh the gaming floors.

Ontario Casinos

Western Fair District London Slots

The Western Fair District London Slots property is a slots property attached to a racetrack situated in London, Ontario, 190 kilometers from Windsor, Ontario (to the west) and the Greater Toronto Area (to the east). The approximately 78,100 square foot Western Fair District London Slots property is equipped with a new gaming management system, or GMS, 767 slot machines and approximately 54,300 square feet of gaming space.

The large, open casino floor includes two F&B outlets (a full service casual Getaway Restaurant and a casino bar). The Western Fair District London Slots property also has over 220,000 square feet of convention space, a sports complex with four ice surfaces and a Yuk Yuks comedy club. Additionally, the Western Fair District hosts several large concert events in the racetrack facilities and is home of “The Western Fair”.

Pending OLG and the necessary government approvals, we have significant plans for investment in the London market. We expect to invest approximately $80.0 million to develop a new facility at a site we identified within the City of London. Based on management’s estimates, this full service entertainment property is expected to host over 40,000 square feet of gaming space (excluding back of house) with over 900 slot machines and 46 table games. Non-gaming amenities are expected to include a MATCH, an Atlas, The Buffet and a large casino bar. The lease at the current Western Fair site is due to expire on March 31, 2020 and has two five-year extension options.

Point Edward Casino

The Point Edward Casino is one of our four casinos in the Province of Ontario and is currently the only site in the Southwest Bundle that offers live table games. It is situated on the banks of the St. Clair River, across the U.S. border from Port Huron, Michigan, and is just three kilometers from downtown Sarnia, Ontario. As of September 30, 2018, the approximately 78,600 square foot Point Edward Casino has approximately 54,300 square feet of gaming space and is equipped with 484 slot machines, 13 table games, including two poker tables.

We invested approximately $25.9 million in the Point Edward market and major renovations of this property, which were recently completed. This site was rebranded as Starlight Casino Point Edward and a MATCH was opened in July 2018. Completed in November 2018, this full service entertainment property now hosts an expanded 24,000 square feet of gaming space (excluding back of house) with approximately 491 slot machines and 25 table games, including 3 poker tables. There are now three F&B outlets at the Point Edward Casino: MATCH, The Buffet and Nova Bar. A new GMS has been installed at the property.

Woodstock Raceway Slots

The Woodstock Raceway Slots property is a slots property attached to a racetrack, situated approximately 55 kilometers east of London, Ontario and 140 kilometers west of the Greater Toronto Area. The approximately 14,000 square foot property is equipped with a recently installed new GMS, 224 slot machines and approximately 12,300 square feet of gaming space and includes a small grab and go F&B outlet called The Getaway Express.

There is very little investment planned for this location in the immediate future. It is expected that this site will be rebranded as a Playtime Casino and the property will undergo minor renovations. The current lease at this site is due to expire on March 31, 2021.

Dresden Raceway Slots

The Dresden Raceway Slots property is a slots property attached to a racetrack, situated approximately 115 kilometers west of London, Ontario and 110 kilometers east of Windsor, Ontario. The approximately 14,000 square foot property is equipped with 154 slot machines and approximately 11,600 square feet of gaming space and includes a small grab and go F&B outlet called The Getaway Express.

We plan to relocate the existing gaming property within the same Municipality of Chatham-Kent, from Dresden to a newly built gaming and entertainment property, in an up-and-coming entertainment district with new restaurants, and a hotel and convention center. We expect to invest approximately $36.1 million in the new property. This site will be rebranded as the Cascades Casino Chatham and is expected to have over 17,400 square feet of gaming space (excluding back of house) with approximately 330 slot machines, based on management’s estimates, and table games along with a new GMS. Non-gaming amenities at this property are expected to include a MATCH, The Buffet, a grab & go outlet and a casino bar. Development of the new property began in July 2018 and is expected to be completed in the third quarter of 2019. The current lease at this site is due to expire on March 31, 2019.

Clinton Raceway Slots

The Clinton Raceway Slots property is a slots property attached to a racetrack, situated 80 kilometers northwest of London, Ontario. The approximately 14,700 square foot property is equipped with 123 slot machines and approximately 12,000 square feet of gaming space and includes a small grab and go F&B outlet called The Getaway Express.

It is expected that this site will be rebranded as a Playtime Casino. A new GMS system was installed in July 2018 and the property is currently undergoing a floor renovation and product refresh. The current lease at this site is due to expire on March 31, 2020 and has two five-year extension options.

Hanover Raceway Slots

The Hanover Raceway Slots property is a slots property attached to a racetrack, situated 105 kilometers northwest of Kitchener, Ontario and 60 kilometers south of Owen Sound, Ontario. The approximately 15,000 square foot property is equipped with 189 slot machines and approximately 13,600 square feet of gaming space. There are two F&B outlets, including the Coachman Restaurant and a casino bar.

Subject to OLG and the necessary government approvals, we plan to relocate the existing gaming property to an adjacent building. It is expected that this site will be rebranded as a Playtime Casino, a new GMS was installed in July 2018 and the property is currently undergoing renovations. We expect to invest approximately $18.0 million in the Hanover Raceway Slots. Work on the project began in July 2018 and is expected to be completed by the first quarter of 2019. The current lease at this site is due to expire on March 31, 2020.

Thunder Bay Casino

The Thunder Bay Casino, along with the Sault Ste. Marie Casino, is currently one of two sites in the North Ontario bundle that offers live table games. The approximately 46,500 square foot property is equipped with a recently installed new GMS, 450 slot machines and 11 table games, including two poker tables, and approximately 37,700 square feet of gaming space. There are two F&B outlets, including the full service casual Getaway Restaurant and a casino bar.

There is very little investment planned for this location in the immediate future. It is expected that this site will be rebranded as a Cascades Casino and the property will undergo minor renovations. Future plans may include conversion of the existing F&B outlet to a MATCH.

Sault Ste. Marie Casino

The Sault Ste. Marie Casino is one of our four casinos in the Province of Ontario and, along with the Thunder Bay Casino, is currently one of two sites in the North Ontario bundle that offers live table games. It is situated on the banks of the St. Mary’s River, minutes away from the shores of Lake Superior. The approximately 61,800 square foot property is equipped with 425 slot machines and 11 table games, including three poker tables, and approximately 51,700 square feet of gaming space. There are two F&B outlets, including the full service casual Getaway Restaurant and a casino bar.

There is very little investment planned for this location in the immediate future. It is expected that this site will be rebranded as a Playtime Casino, a new GMS will be installed and the property will undergo minor renovations.

Sudbury Downs Slots

The Sudbury Downs Slots property is a slots property attached to a racetrack, situated 23 kilometers northwest of downtown Sudbury, Ontario in a small town called Chelmsford. The approximately 45,600 square foot property is equipped with 427 slot machines and approximately 33,000 square feet of gaming space and includes a small grab and go F&B outlet.

The lease at the current site is due to expire on March 31, 2020. In June 2017, we began the planning and approvals process for a multi-step, $55.5 million redevelopment and relocation of this property. We intend to relocate the existing gaming operation to a newly built gaming entertainment property located in Greater Sudbury and are in discussions with a landowner in Sudbury in respect of the acquisition and development of lands, which, subject to OLG and the necessary governmental approvals, will be located in the up-and-coming True North Strong entertainment district. While we have received initial municipal approval for the relocation of this property, an appeal of that decision has been filed in the Local Planning Appeal Tribunal by certain individuals and community groups which, if successful, would delay the proposed relocation pending further appeals or court challenges. Subject to extension by the tribunal, a first hearing is expected in summer 2019 with a decision due (at the earliest) by September 2019. There is no certainty over whether these individuals and community groups will be partially or wholly successful in obtaining the relief sought.

If relocation to the proposed site is approved, it is expected that this property will be branded as a Starlight Casino and have over 32,000 square feet of gaming space (excluding back of house) with approximately 600 slot machines and 21 table games along with a new GMS. Non-gaming amenities at this new Starlight Casino are expected to include a MATCH, a The Buffet, an Atlas and a casino bar.

See “Risk Factors—Risks Related to Acquisitions and Capital Projects—The expansion, rebranding and/or relocation of the Cascades Casino Langley, Chances Mission, Dresden Raceway Slots, Western Fair District London Slots, Sudbury Downs Slots, Hanover Raceway Slots and Gateway Innisfil may not be completed on a timely basis, on anticipated terms or at all.”

Gateway Innisfil

Located in the community of Innisfil, Ontario, approximately 15 kilometers south of Barrie, Ontario, the approximately 87,000 square foot Gateway Innisfil property, formerly the OLG Slots at Georgian Downs, opened in November 2001 and currently offers approximately 29,500 square feet of gaming space, featuring 989 slot machines, live harness racing, simulcast wagering and two F&B outlets. Gateway Innisfil is the smaller of the two existing properties in the Central Bundle; however, the maximum allowable positions for slots and table games is expected to increase to 1,200 and 100, respectively, pursuant to the OLG’s modernization plan.

Subject to OLG and necessary government approvals, we intend to renovate and rebrand the Gateway Innisfil property as a Cascades Casino, eventually increasing slot machines to over 1,100 later in the year and adding approximately 26 table games, based on management’s estimates. We also plan to upgrade the current GMS system at the site. Construction began in the fourth quarter of 2018 and is expected to be completed in the first quarter of 2019. Total capital expenditure at Gateway Innisfil is expected to be approximately $5.0 million, based on management’s estimates.

Casino Rama Resort

Casino Rama Resort is the larger of the two existing Central Ontario properties. It is located on reserve lands of the Chippewas of Rama First Nation, approximately five kilometers from the Trans-Canada Highway 12 (north of Lake Simcoe, Ontario). The Casino Rama Resort property opened in July 1996. The approximately 813,000 square foot property currently offers approximately 172,000 square feet of gaming space, featuring 2,517 slot machines and 101 table games, including 10 poker tables. In addition to gaming operations, Casino Rama Resort has a 289-room hotel with amenities, a 5,000-seat entertainment venue and nine F&B outlets. A new GMS will be installed at the property.

We intend to maintain the Casino Rama Resort brand.

Edmonton Casinos

Grand Villa Casino Edmonton

The Grand Villa Casino Edmonton is located in the new ICE District (which is expected to include over 1,300 multi-family units in three preliminary residential towers by 2020) and is the sole casino in downtown Edmonton, Alberta. Adjacent to Rogers Place and accessible by light rail transit, we have invested approximately $38.2 million in this property to enhance our gaming and entertainment amenities. The approximately 62,600 square foot Grand Villa Casino Edmonton offers approximately 39,600 square feet of gaming space, including 522 slot machines and 28 table games. It has several F&B outlets, including MATCH and Atlas. The current lease at this site is due to expire on September 30, 2036.

Starlight Casino Edmonton

The Starlight Casino Edmonton is situated in the West Edmonton Mall located in Edmonton, Alberta. The West Edmonton Mall is one of the world’s largest shopping centers with 30.8 million visitors annually and 24,000 employees, which drives considerable gaming traffic to the Starlight Casino Edmonton.

In September of 2018, we completed a $69.9 million rebranding and redevelopment of the Starlight Casino Edmonton (formerly the Palace Casino Edmonton). The redeveloped Starlight Casino Edmonton is approximately 123,100 square feet, including an expanded gaming floor of approximately 68,200 square feet, and feature 765 slot machines, 40 table games, including eight poker tables, and an electronic table game area with 47 gaming positions, in addition to entertainment and six F&B outlets. The current lease at this site is due to expire on August 31, 2037.

Our Proposed New Builds

Delta, British Columbia

The BCLC announced on September 7, 2017 that we were authorized to relocate our existing license in Newton to a new casino in Delta, British Columbia, subject to municipal approval. The Delta city council held a number of public hearings on the matter, and the proposed project received final municipal approval in August 2018. In conjunction with a third-party hotel contractor, we expect to jointly invest approximately $75.0 million in the project, with us investing approximately $55.0 million. Based on management’s estimates, construction is expected to start in the first quarter of 2019, following final approval from the BCLC, and be completed in late 2020. Subject to BCLC final approval, the new property is expected to have approximately 40,000 square feet of gaming space, include multiple F&B outlets, approximately 500–600 slot machines and 30 table games, including six poker tables. We expect to engage a third party to build and operate a hotel at the property. The Delta property is expected to be branded a Cascades casino. We have entered into an option to lease and plan to enter into a 30-year lease with three 10-year renewal options that will commence once the construction starts.

Kenora, Ontario

The City of Kenora is located in the far northwest corner of Ontario near the Manitoba border. There are no existing casinos within this market area. There are two major access routes to the area, Trans-Canada Highway 17 traversing through Kenora and King’s Highway 17A (Kenora By-Pass). Given Kenora’s unique location on the north shore of Lake of the Woods, it is also positioned to capture existing tourism to the region. Known as the premier boating community in North America, the Kenora District attracts over 700,000 visitors annually and 20,000 cottagers who are seasonal residents in the region in addition to approximately 15,000 full-time residents.

Subject to OLG, and necessary government approvals, we plan to build a new 19,000 square foot Playtime Casino in the Kenora area (Playtime Casino Kenora), with 6,200 square feet of gaming space, including 200 slot machines. We plan to install a MATCH overlooking the gaming floor. Playtime Kenora is anticipated to open in January 2020, with total capital expenditure expected to be approximately $21.0 million based on management’s estimates.

North Bay, Ontario

The City of North Bay, which does not have an existing gaming property, is the eastern-most location in the North Ontario bundle. It is located 125 kilometers from the property being proposed in Sudbury, Ontario and it is anticipated that the two properties will share a certain portion of their respective databases. Located 330 kilometers north of Toronto, Ontario, North Bay is situated on the north shore of Lake Nipissing. The City of North Bay contains approximately 56,000 eligible adult gamers, comprising 81% of the overall population.

Subject to OLG, and the necessary government approvals, we plan to construct a new 37,000 square foot Cascades Casino in North Bay, with approximately 14,100 square feet of gaming space, including 300 slot machines and 10 table games. We plan to install a MATCH, as well as a bar and The Buffet. Cascades North Bay is anticipated to open in the first quarter of 2020, with total capital expenditure expected to be approximately $31.3 million.

Wasaga Beach

There is currently no gaming property located in the Wasaga Beach gaming zone. The gaming zone covers parts or all of the communities of Collingwood, Ontario, Wasaga Beach, Ontario, Springwater, Ontario and Clearview, Ontario, with a combined regional adult population of approximately 33,000. Pursuant to the OLG’s modernization plan, allowable slot machine and table game positions for this gaming region are 300 and 120, respectively.

Subject to OLG and necessary government approvals, we intend to construct a Playtime property in Wasaga Beach, on the southern edge of Georgian Bay, including an expected 10,560 square foot gaming floor, 273 slot machines and 10 table games. Based on management’s estimates, the proposed Wasaga Beach property is also expected to include a MATCH and The Buffet. Management expects construction to begin in the first quarter of 2019 and the new property is expected to become operational in the third quarter of 2020. Based on management’s estimates, the total capital expenditure for our proposed Wasaga Beach property is expected to be approximately $30.0 million.

The preceding property descriptions discuss current and projected acquisitions. See “Risk Factors—Risks Related to Acquisitions and Capital Projects—While we intend to complete the gaming properties in Kenora, North Bay, Delta and Wasaga Beach on schedule, these properties may not be completed on a timely basis, on anticipated terms or at all due to unforeseen factors.”

Our Anticipated Acquisitions

In the next six months, we expect to announce a share purchase agreement for the acquisition of entities holding title to, and providing operational and F&B services at, a gaming facility in British Columbia. The consideration payable under the share purchase agreement is expected to be $21.5 million, subject to standard adjustments. Subject to final approval from the BCLC and GPEB, the acquisition is expected to close in January 2019.

OUR INDUSTRY

The Canadian gaming market is comprised of casino gaming, lottery, online gaming and horse racing. We operate in the casino gaming segment, which consists of slots, table games and bingo. The casino gaming market in Canada is characterized by several unique features.

Public-Private Relationships Create a Stable Regulated Environment

In British Columbia, Ontario and Alberta, provincial Crown corporations (the BCLC, OLG and AGLC, which we collectively refer to as the Gaming Authorities) and regulatory bodies (the British Columbia Gaming Policy and Enforcement Branch, or GPEB, AGCO and AGLC, which we collectively refer to as the Gaming Regulators) oversee the gaming industry and license private service providers to operate casinos within each of their respective provinces. Casino gaming generates considerable revenue for the provinces and supports a wide range of local volunteer and community-based initiatives. As a result, provincial governments are significant stakeholders in the Canadian casino gaming industry, creating a mutually beneficial and collaborative relationship between public and private sector participants. During the fiscal year ended March 31, 2018, the provincial governments in British Columbia, Ontario, and Alberta earned the following profits from casino gaming operations:

Casino Gaming Profits Attributable to the Province(1)

(in $ millions)

Source: BCLC, OLG & AGLC.

Note: (1)

Represents BCLC net income for casino and community gaming segment (British Columbia), OLG net income plus Win contribution for Resort Casinos Segment and Slots and Casinos Segment (Ontario) which later became the Land-based Gaming Segment (Ontario) and AGLC gaming net operating result / contribution to the Alberta Lottery Fund (Alberta).

In British Columbia and Alberta, the BCLC and AGLC, respectively, are responsible for providing and maintaining slot machines located within each private gaming service provider’s properties. To maximize revenue from these machines, policies have been created and implemented to manage competition between gaming properties. In Alberta, the AGLC has declared an indefinite moratorium on granting new casino licenses. In British Columbia, the BCLC, in conjunction with host local governments, controls the implementation of new gaming positions to ensure that markets are neither over saturated nor under served. In Ontario, the OLG manages competition by delineating geographic gaming zones in which only a single gaming property may be operated.

These gaming zones have been grouped together into larger gaming bundles, where one service provider is granted the exclusive right to provide gaming services. New casino properties must also be approved at the municipal level. This process involves considerable consultation with the public, including one or more public hearings.

Long-Term Operating Agreements and Licenses Provide Visibility into Stable Future Operating Environment

The long-term operating agreements (in British Columbia and Ontario) and licenses (in Alberta) under which service providers are engaged by the Gaming Authorities are mutually beneficial for Gaming Authorities and service providers. Gaming Authorities benefit from long-term partnerships with reliable and experienced service providers that maintain high quality gaming properties and the ability to expand them to meet increases in market demand. Service providers benefit from a stable, long-term operating environment, which reduces property investment risk. The terms of the licenses and operating agreements also provide service providers with basic information necessary to forecast future gaming taxes, commissions and competitive conditions, which can be analyzed to develop effective future operating and investment strategies.

Gaming Markets in Canada Are Attractive and Resilient

We operate in the provinces of British Columbia, Ontario and Alberta. These provinces account for approximately 64% of the Canadian population and are the three largest Canadian gaming markets with private sector participation.

Over the past five years, the markets in which we operate have experienced growth in gaming revenue comparable to both the Las Vegas Strip and U.S. locals markets. However, Canadian gaming markets tend to be much more localized as compared to more tourist-driven markets such as the Las Vegas Strip. Locals-driven markets generally attract a more consistent flow of casino patrons over time, leading to greater stability as measured by total wagers net of prizes paid, or Win. While Ontario’s historical gaming revenue growth has been muted, the recent opening of the market to private service providers is expected to accelerate growth in the province’s gaming industry. The following chart demonstrates the resilience (as indicated by lower peak to trough declines relative to more tourist-based U.S. gaming markets) and growth of the Canadian gaming markets in which we operate:

Comparison of Our Markets to Top Five U.S. Locals-Driven Markets and Las Vegas Strip

Sources: OLG, BCLC, AGLC, UNLV, Nevada Gaming Control Board, Pennsylvania Gaming Control Board, Louisiana Gaming Control Board, Illinois Gaming Board, New Jersey Division of Gaming Enforcement.

Notes: (1)

2018 U.S. gaming win is presented for the last twelve months as of March 31, 2018 and assumes an exchange rate of $1.28 per US$1, representing the average exchange rate from April 1, 2017 to March 31, 2018.

(2)

Peak to trough decline is calculated as the percentage change between fiscal year 2010 and fiscal year 2008 for the Canadian markets and the percent change between calendar year 2009 and calendar year 2007 for the U.S. markets. Canadian fiscal year end is March 31.

(3)	Alberta data includes VLTs.
(4)

Five largest locals driven markets include Nevada (excluding contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey. The data for Pennsylvania, Louisiana, Illinois and New Jersey is presented for the last twelve months as of March 2018. Illinois data includes VGTs.

British Columbia Market

According to the BCLC, the British Columbia gaming industry consists of 15 casinos, two racehorse casinos, 18 CGCs and five commercial bingo halls. As of March 31, 2018, the casinos and racehorse casinos operated 10,717 slot machines and 528 tables, while the CGCs operated 2,871 slot machines.

During the twelve-month period ended March 31, 2018, the casino sector accounted for approximately 60% of total gaming industry revenue of approximately $3.3 billion. This represents a $123.2 million year-over-year increase. Slot machines consisted of approximately 70% of total casino sector revenue, table games consisted of approximately 25% of total casino sector revenue with the remainder coming from poker and bingo. Revenue from slot machines grew $88.8 million representing a 6.9% year-over-year increase while revenue from tables increased $4.6 million, representing a 0.9% year-over-year increase.

In fiscal years 2017 and 2018, 51% of adults in British Columbia (ages 19 and up) played a BCLC game at least once a month. This is consistent with strong acceptance and participation numbers in previous years.

Alberta Market

Alberta has a population of over 4.3 million people, and has had an average annual population growth rate of 2% from 2007–2017.

According to the AGLC, in fiscal years 2016–17, there were 19 traditional casinos, four racing entertainment centers, or RECs, five host first nation casinos and 22 bingo facilities throughout Alberta. Six of these facilities were located within Edmonton. Throughout Alberta there were 14,281 slot machines (including RECs), with 4,616 slots within Edmonton. This represents 32% of the total slots throughout the Alberta region. In total, Alberta generated $1.4 billion in net revenue from provincial gaming with casino gaming terminals generating $1.1 billion in net sales.

Ontario Market

Ontario has a population of over 14 million people, has had an average annual population growth rate of 1% from 2007–2017 and is Canada’s most populous province with approximately 39% of the country’s population. Ontario’s unemployment rate was 5.4% in July 2018, the lowest level since July 2000, and was 5.6% as of October 2018. Real GDP growth rate is forecast to be 2.7% in 2017 and 2.0% in 2018.

In early 2012, the OLG announced a “Modernizing Lottery and Gaming in Ontario” initiative, or the OLG Modernization Plan, with the goal of increasing revenue for the Province of Ontario. As a result, the OLG bundled all slots at racetracks and casino operations, with the exception of Caesars Windsor, into eight gaming bundles. The Southwest, North and Central Bundles were awarded to us. As of October 2018, each of the eight bundles has been awarded to various proponents. A strategy for Caesars Windsor is currently under development.

We have the exclusive right to operate casino gaming within the geographic boundaries of the gaming zones in the gaming bundles for which we are the service provider, subject to certain limited rights of OLG to permit charitable and other gaming within such zones and to modify the boundaries of such zones, all as more particularly set out in each casino operating and service agreement, or COSA.

According to the OLG, in fiscal year 2017–18, the OLG generated approximately $7.58 billion in total revenue and approximately $2.49 billion in net profit for the province of Ontario. Forty-seven percent of total revenue was generated from land-based gaming. Thirty-seven-point-seven million patrons visited Ontario’s land-based gaming facilities representing a year-over-year increase of 1.1%.

Significant Growth Opportunity for Private Service Providers in Ontario

Although casino gaming has been a popular form of entertainment in Ontario since the OLG opened its first casino in 1994, until recent years, casino gaming win in the province was stagnant, as illustrated in the following chart:

Historical Casino Gaming Win in Ontario – Last Ten Years(1)(2)

(in $ billions)

Source: OLG.

Notes: (1)

Represents OLG combined revenues for the Resort Casinos Segment and Slots and Casinos Segment. In fiscal years 2017–2018, OLG reported Resort Casinos and Slots and Casinos as a single business line referred to as Land-Based Gaming. For fiscal years 2016 to 2018 revenue is presented net of service provider fees.

(2)

Results for fiscal years 2009 and 2010 were prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, and were before promotional allowances. Results for fiscal years 2011 to 2018 were prepared in accordance with IFRS.

In 2010, the Government of Ontario directed the OLG to begin a strategic review of the province’s gaming industry. This review resulted in several recommendations, including that the OLG become more customer-focused and expand regulated private sector delivery of casino gaming. In particular, the OLG noted that several properties are currently located in remote, sparsely populated areas. Furthermore, many properties currently contain slot machines, but lack table games and have minimal entertainment or F&B options, lowering their appeal to players under the age of 45.

To date, the OLG has grouped 28 gaming zones into eight gaming bundles and has commenced the process of awarding service providers the exclusive right to provide gaming services in each of these bundles through a competitive procurement process. The first OLG bundle was awarded to a private service provider in September 2015 and, as of the date of this prospectus, all eight bundles have been awarded.

Under the new model, the service provider for a particular bundle can add additional slot machines and table games up to the maximum limits prescribed in the applicable operating agreements. In addition, the service provider can propose to add table games to a slots-only property, relocate an existing property, where permitted, within the zone it serves or build a new property in a zone without an existing property, subject to the approval of OLG and the Ontario provincial government of a viable business case. Also, municipal approval is required before table games are added to a slots-only property or development begins on a new property or a relocated property.

British Columbia

British Columbia is Canada’s third largest province with an estimated population of over 4.9 million people as of September 2018. The province is also one of Canada’s largest casino gaming markets with $2.0 billion in aggregate casino and CGC Win for the year ended March 31, 2018. For this period, the BCLC generated revenue from the following activities:

Total Gaming Win by Channel	Casino Gaming Win by Channel

Source: BCLC.

Casino Win in British Columbia grew at a CAGR of 2.1% for the 10-year period ended March 31, 2018 and the BCLC is forecasting a CAGR of 0.4% from the year ended March 31, 2018 to March 31, 2021. The following chart presents annual gaming revenue in British Columbia:

Historical and Forecast Casino Gaming Win in British Columbia(1)

(in $ billions)

Source: BCLC 2018/19-2020/21 Service Plan dated February 2018.

Note: (1)	Represents BCLC revenues for the casino / CGC segment.

As of September 30, 2018, there are 39 gaming properties in the province of British Columbia. According to the BCLC, our British Columbia properties include 41% of all slot machines and 40% of all table games in casinos within the province. British Columbia can be further divided into five distinct gaming markets. The total number of gaming positions in the province, along with our share of positions in each market, is highlighted in the table below:

Gateway British Columbia Gaming Positions as a Percentage of Total Regional Market as of September 30, 2018(1)

Market	Total Gaming Positions	Gateway Gaming Positions	Gateway % of Total
Lower Mainland	10,386	4,484	43.17%
Thomson-Okanagan	2,590	1,949	75.25%
Vancouver Island	2,000	350	17.50%
Northern BC	1,346	0	0.00%
Kootenays	359	0	0.00%
Total British Columbia	16,681	6,783	40.66%

Notes: (1)	This table includes poker tables and assumes six gaming positions per table.

The BCLC owns all slot machines in the province and enters into agreements with private service providers to establish and provide operational services at the properties in which these slot machines are hosted for periods of up to 20 years (with an option to extend for an additional five years, exercisable by the BCLC and subject to certain terms and conditions). Service providers and the BCLC share Win from slots and other games in prescribed percentages based on the type of gaming activity. Other non-gaming revenue streams generated at gaming properties in British Columbia, including F&B, hotel and entertainment, are 100% attributable to the service provider. This division is outlined below:

Notes: (1)

Bingo games win calculated as 90% of weekly bingo games win on the first $10,000 of weekly bingo games win; 45% of weekly bingo games win in excess of $10,000 bingo games win; 60% of weekly bingo paper side games win; and 25% of weekly electronic pull tabs (BETS) win.

(2)	25% of slot machine win, less 25% of BCLC’s cost to lease slot machines and electronic gaming tables.
(3)	40% or 42.5% of standard table games win, as prescribed by the BCLC. 42.5% for regular limit table games win and 40% for high-limit table games win.

Under Facility Development Commission, or FDC, and Accelerated Facility Development Commission, or the AFDC, programs, British Columbia service providers were eligible to receive an additional 3% and 2%, respectively, of net win generated at their properties up to the amount of total eligible development expenditures incurred, including expenditures related to non-gaming amenities. Pursuant to the new operational service agreements, or OSAs, the Minimum Investment Requirement (“MIR”) program has replaced the FDC and AFDC programs. Under the MIR program, service providers are required to make minimum investments (generally in an amount equal to 5% of Net Win for the year ended March 31, 2018 multiplied by 20 years) in their properties throughout the terms of the OSAs and in return, the BCLC will pay an additional commission to service providers at a rate of 5% of Net Win.

Ontario

Ontario is Canada’s largest province with an estimated population of over 14.3 million people as of September 2018. Ontario is also Canada’s largest gaming market and North America’s fourth largest gaming market, generating $3.43 billion in annual casino Win and $7.6 billion in total revenue (gaming and non-gaming) for the year ended March 31, 2018. The following chart illustrates the division of OLG total revenues by gaming activity:

OLG Win by Channel (year ended March 31, 2018)

Source: OLG.

The OLG currently generates revenue from four large casinos targeting destination visitors, which we refer to as the Resort Casinos Segment, and 22 casinos oriented towards the local market, which we refer to as the Slots and Casinos Segment. The OLG has played a central role in the development and operation of the Slots and Casinos Segment gaming properties since their inception and has only recently begun to increase the role of private sector service providers.

Due to a lack of investment, slot machine focus and increased cross-border competition, casino Win in Ontario declined between the fiscal years ended March 31, 2006 and March 31, 2015, primarily within the Resort Casino Segment. Casino Win in the more locally focused Slots and Casinos Segment was flat over the same period, though investment in these properties was also minimal. In the two fiscal years since March 31, 2015, casino revenue after prizes has grown at a 5.0% CAGR.

The OLG forecasts that gaming revenue in its Resort Casinos Segment will decline at a CAGR of 0.9% for the four-year period to March 31, 2021 while revenue in its Slots and Casinos Segment will grow at a CAGR of 6.4% over the same period. This equates to an overall CAGR of 3.7% for all Ontario casino gaming operations.

The following chart presents annual casino revenue after prizes in Ontario for the 10-year period ended March 31, 2018 as well as forecast to March 31, 2022.

Historical and Forecast Casino Gaming Win in Ontario(1)(2)

(in $ billions)

Source: OLG.

Notes: (1)

Represents OLG combined revenues for the Resort Casinos Segment and Slots and Casinos Segment. In 2017-2018, the OLG reported Resort Casinos and Slots and Casinos as a single business line referred to as Land-based Gaming. For fiscal years 2016 to 2018 revenue is presented net of service provider fees.

(2)

Results for fiscal years 2009 and 2010 were prepared in accordance with Canadian GAAP and were before promotional allowances. Results for fiscal years 2011 to 2018 were prepared in accordance with IFRS.

The Ontario market is relatively underpenetrated compared to the other Canadian gaming markets in which we operate. As illustrated in the chart below, for the year ended March 31, 2017, gaming revenue per capita was 113% higher in Alberta than in Ontario, 65% higher in British Columbia and 120% higher in the five largest U.S. locals driven markets:

Adult Population(1)(2)

(in millions)

Sources: United States Census Bureau, Statistics Canada.

Notes: (1)	Adult population includes individuals ages 18 years and older; population statistics as of July 1, 2017.
(2)	Five largest U.S. locals driven markets include Nevada (excluding contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey.

Adult Persons per Gaming Position(1)(2)(3)

Sources: United States Census Bureau, Statistics Canada, OLG, BCLC, AGLC, Nevada Gaming Control Board, Pennsylvania Gaming Control Board, Louisiana State Police, Illinois Gaming Board, New Jersey Division of Gaming Enforcement, The Innovation Group.

Notes: (1)	Adult population includes individuals ages 18 years and older; population statistics as of July 1, 2017.
(2)	Five largest U.S. locals driven markets include Nevada (excluding contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey.
(3)

Gaming positions as of 3/31/2018 for Top 5 U.S. Locals Driven Markets, Alberta and British Columbia; Ontario gaming positions for Gateway’s properties per the prospectus and all other Ontario properties are per The Innovation Group report from November 2017; table games includes poker tables and assumes six gaming positions per table.

Gaming Win per Adult Person(1)(2)(3)

(in C$)

Sources: United States Census Bureau, Statistics Canada, OLG, BCLC, AGLC, UNLV, Nevada Gaming Control Board.

Notes: (1)

Gaming win is presented for the last twelve months as of March 31, 2018. U.S. gaming win assumes an exchange rate of $1.28 per US$1, representing the average exchange rate from April 1, 2017 to March 31, 2018.

(2)

Five largest U.S. locals driven markets include Nevada (excluding gaming win contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey. Illinois data includes VGTs and Alberta data includes VLTs.

(3)	Adult population includes individuals ages 18 years and older; population statistics as of July 1, 2017.

OLG Modernization Plan

As a result of declining casino gaming receipts, in 2010 the OLG launched a strategic business review that included consultations with stakeholders and an extensive business analysis. The resulting modernization report identified multiple factors explaining declines in land-based gaming revenue, including:

•	an orientation towards slot machines, which have less appeal than table games to patrons under 45;

•	a lack of investment in technology to keep pace with the industry; and

•	a decline in cross border-patrons due to increased competition from casinos in bordering U.S. states.

The strategic review reached the conclusion that the role of private sector service providers should be expanded. To implement this recommendation, the OLG divided 28 gaming zones into eight gaming bundles and awarded these bundles to service providers through a competitive procurement process. Within each bundle, the OLG awards the winning service provider the exclusive right to operate gaming properties.

According to the new policies implemented under the OLG modernization plan, gaming proceeds are shared between services providers and the OLG as follows:

Roles of Service Providers and OLG in Ontario

The COSA contains a covenant by Gateway to realize revenue in each operating year that is equal to or greater than a set “Threshold”, or to pay to OLG the difference. The Threshold for each of the first 10 operating years is a fixed amount that was set out by Gateway during the RFP process and incorporated into the relevant COSA. After the initial ten years, the threshold for each subsequent year of the operating term is calculated based on a formula that takes into account the revenue generated in prior years, the difference between the Threshold for prior years and the revenue generated in such years, and inflation.

Alberta

Alberta is Canada’s fourth largest province with an estimated population of over 4.3 million people as of September 2018. Alberta is also the third largest casino gaming market in Canada. Alberta generated annual win in excess of $2.1 billion dollars for the year ended March 31, 2018. Win during this period was generated from the following activities:

Total Gaming Win by Channel(1)	Charity Gaming Win by Channel(2)

Source: AGLC.

Notes: (1)	Slots represents credits played less credits won for casino gaming machines as reported by AGLC.
(2)	Represents total gross less prizes / winnings. Table games represents casinos segment of AGLC charitable gaming segment.

The following chart presents annual Win in Alberta for the 10-year period ended March 31, 2018.

Historical Gaming Win in Alberta(1)

(in $ billions)

Source: AGLC.

Note: (1)	Represents AGLC reported credits played less credits won from casino gaming terminals, VLTs and electronic bingo plus total gross less prizes / winnings for charitable gaming.

The AGLC licenses the operation of casinos to third-party gaming service providers and licenses charities to hold casino gaming events. In return for operating gaming properties and conducting casino events on behalf of licensed charities, service providers receive a certain percentage of Win, with the remainder distributed to the Alberta Lottery Fund/AGLC and the charity whose gaming event is being facilitated.

The following figure illustrates the commission on gaming proceeds received for operations in the Edmonton, Alberta market:

Roles of Service Providers and AGLC in Alberta

Prospective service providers are able to apply for a gaming license in Alberta through an eight-step process. However, since 2008, the AGLC has deferred consideration of any new casinos and racing entertainment centers in the province. In February 2015, the AGLC announced that it would be extending this moratorium on new licenses indefinitely.

Within Alberta, we operate exclusively within the city of Edmonton. As of March 31, 2017, the AGLC reported that there were a total of eight casinos in the city of Edmonton and 5,692 casino slot machines. We operate two of these casinos, both of which are located in prime, high-traffic entertainment districts.

INVESTMENT HIGHLIGHTS

Leading and Diversified National Gaming Footprint

We are one of the largest and most diversified gaming and entertainment companies in Canada, with an attractive portfolio of gaming and entertainment properties. We have a leading market position in each of the markets in which we operate:

•

British Columbia: According to the BCLC, our British Columbia properties include 41% of all slot machines and 40% of all table games in the province and we are one of the largest gaming service providers based on both number of properties and gaming positions. We provide operational services at six of the 14 gaming properties in the Lower Mainland (which includes the largest population center in British Columbia, the GVRD). We also provide operational services at three of the nine gaming properties on Vancouver Island and are the only service provider with casinos in the Thompson-Okanagan region of British Columbia, where we provide operational services at properties located in Kelowna, Vernon, Penticton and Kamloops.

•

Ontario: We are currently the exclusive service provider in three gaming bundles in Ontario (the North, Southwest and Central Bundles), containing 11 properties in total and the right to develop two new gaming properties in the North bundle (in North Bay and the Kenora area), which we expect to open in the first quarter of 2020, and a third gaming property in the Central Bundle (in Wasaga Beach), which we expect to open in the third quarter of 2020. Upon completion of the North Bay, Kenora area and Wasaga Beach properties, we will operate 14 properties in Ontario.

•

Edmonton: We are one of the largest casino operators in the Edmonton region, where we operate the Starlight Casino Edmonton and the Grand Villa Casino Edmonton, which together contain 22% of the region’s slot machines. The Starlight Casino Edmonton, which completed a major renovation and expansion in September 2018, is located in the West Edmonton Mall, North America’s largest mall with approximately 30.8 million visitors per year and 24,000 employees. The Grand Villa Casino Edmonton is the only casino in downtown Edmonton and is located within the new ICE District, adjacent to the recently constructed Rogers Place, home of the Edmonton Oilers.

As illustrated in the following charts, our recent expansion into the Ontario market has greatly diversified our revenues by region:

Revenue by Region as at December 31, 2016(1)(2) (as % of revenue for twelve months ended December 31, 2016)	Revenue by Region as at December 31, 2017(1)(3) (as % of revenue for twelve months ended December 31, 2017)

Notes: (1)

Lower Mainland properties include Grand Villa Casino Burnaby, Starlight Casino New Westminster, Cascades Casino Langley, Chances Mission, Chances Squamish, Chances Playtime Abbotsford, Newton Community Gaming Centre (which ceased operations effective April 2018) and Chances Playtime Langley (which ceased operations effective February 2018).

(2)	The financial information on which this graph is based has been derived from our financial statements for the year ended December 31, 2016.
(3)

The information presented in this chart is based on our unaudited pro forma financial statements, which have been derived in part from financial information prepared or provided by the OLG with adjustments made by the Company. See “Risk Factors—Risks Related to our Business—The historical financial information for the Ontario properties prior to our acquisition thereof was prepared or provided by the OLG and consists of audited combined schedules of revenue and direct expenses only and does not represent complete financial statements; care should be taken when relying upon such information.”

Attractive and Resilient Industry

Long-term licenses (in Alberta) and operating agreements (in British Columbia and Ontario) contribute to the stability of our markets while providing us with high visibility into our future operating environment.

The markets in which we operate are also locals-driven with strong growth characteristics. Based on our carded customer database, on average, 88% of our play in British Columbia comes from within 30 km of the property, with 95% for Grand Villa Casino Burnaby and 96% for Starlight Casino New Westminster. In Ontario, excluding Casino Rama, approximately 80% of our carded play comes from within a 40 km radius. We consider the local area in Ontario to have a wider radius than in British Columbia, as properties are located in rural communities and there is a greater distance between properties. Given this, and our knowledge of our patrons, we believe that the vast majority of our patrons come from each property’s local area and that this provides us with greater stability in our revenue as compared to other gaming companies that operate primarily in tourist-oriented gaming markets.

Proven Strategies to Enhance the Experience of Our Local Customers

To serve our primarily local gaming customers, we integrate gaming, F&B and other entertainment offerings to create exciting local entertainment destinations. In particular, we design marketing strategies to attract new or casual players to our properties while increasing frequency of visit and spend per visit of our core gaming customer segment. This also allows us to diversify our revenue streams.

Central to our strategy of attracting new and casual players to our properties are our proprietary F&B brands. For example, MATCH serves as an important attractor in local markets, providing a family-friendly environment with live entertainment, a focus on sports programming and contests, and outdoor patio spaces positioned at the front of properties where possible.

Over recent years, we have successfully integrated MATCH and other proprietary F&B offerings into several of our properties across Western Canada. At our Starlight Casino New Westminster, Cascades Casino Langley and Lake City Casino Vernon properties, we have spent an aggregate of $12.9 million, 95% of which was recoverable under the BCLC’s former FDC and AFDC programs to construct and implement our proprietary F&B focused projects. Our minimum investment requirements under the BCLC’s new Minimum Investment Requirement, or MIR, program in effect as of April 1, 2018 are reduced by an amount equal to our carry forward balance under the FDC and AFDC programs. Relative to the four quarter period prior to construction start, the four quarter periods following construction completion have shown average increases in annual revenue of 15.7%, including a 10.3% average increase in our gaming revenue.

We have also developed targeted marketing and loyalty programs that are central to retaining the loyalty of our core gaming customers. These strategies have been instrumental in increasing visitation and spend per visit among customers in our core gaming segment:

•

Targeted Marketing Initiatives Using Player Data: Our GMS is our single most powerful marketing and analytics tool. It allows us to analyze player data to better understand our customers, so that we can tailor marketing initiatives and rewards to individual players based on their playing patterns. We are in the process of implementing a new GMS in Ontario, which began with implementation at our Gateway Casino Woodstock property in February 2018. Rollout of GMS to our remaining Ontario properties is expected to continue through 2019.

•

Promoting Customer Loyalty Programs to Increase Visitation: In British Columbia, we participate in the BCLC’s “Encore Rewards” customer loyalty program. Through this program, we market targeted product offerings to our player database to encourage repeat visits to our properties. This program also contributes to our understanding of our customers’ play patterns and allows us to target marketing messages and reward specific groups of players through our player database. In Ontario, we currently participate in the OLG’s “Winner’s Circle” program at sites that have not converted to our GMS. Under this program, participants earn tier points and cashback points based on their play at our Ontario properties (1 of each point per $10 played at slots, $20 played at video poker and $40 played on select electronic table games). Tier points allow players to earn cashback and F&B comps that increase based on whether they are in the “Rewards”, “Silver” or “Gold” tier. We are in the process of launching our own proprietary loyalty program in Ontario, called My Club Rewards, to coincide with the introduction of the new GMS and we have launched at Woodstock, London, Hanover, Clinton and Thunder Bay. The Winner’s Circle program is expected to end fully at our properties in the fall of 2019.

Our marketing initiatives, combined with organic market growth and property enhancements, have contributed to a significant increase in slot revenue in recent years. For example, our Slot Win has increased by

40.9% over the four-year period ended September 30, 2018 at our three GVRD casinos (Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley). Our Slot Coin-In, for carded customers only, at our three GVRD casinos also increased by 54.9% and carded visits increased by 20.8% over the same period.

Since the acquisition of the North and Southwest Bundles, we began introducing marketing and loyalty programs based on our proven approach in Western Canada. In the North and Southwest Bundles, we have increased the active customer base from approximately 181,000 members as of April 30, 2017, to approximately 221,500 members as of October 31, 2018, an increase of 22.6%. We attribute this increase to new sign-ups, more effective use of the database and improved customer segmentation. Since the acquisition of these bundles, our promotions have realized an overall redemption rate of 55%, the percentage of loyalty program points redeemed stands at 98%, Average Monthly Net Win for loyalty program participants has increased from $16.6 million to $19.3 million, an average increase of 16% per month, and average monthly visitation has increased from approximately 200,942 to approximately 206,325, an average increase of 2.7% per month.

Strong Free Cash Flow Conversion

We have a strong Free Cash Flow Conversion ratio. For the nine months ended September 30, 2018, we generated total revenue of $484.3 million, income and comprehensive income of $156.2 million, Adjusted EBITDA of $122.6 million and Free Cash Flow of $72.1 million, resulting in Free Cash Flow Conversion of 58.8%. For the year ended December 31, 2017, we generated total revenue of $478.8 million, a loss and comprehensive loss of $65.1 million, Adjusted EBITDA of $144.2 million and Free Cash Flow of $69.4 million, resulting in Free Cash Flow Conversion of 48.1%. This can be partially attributed to the following aspects of our business:

No Obligation to Purchase or Maintain Slot Machines in British Columbia and Alberta: As the BCLC and the AGLC own or lease all slot machines in our British Columbia and Alberta properties, we incur significantly lower expenses related to the maintenance of gaming equipment as compared to gaming companies that are required to purchase, finance or lease their own gaming equipment (such as many of our North American peers). Assuming a refresh cycle of six years, management estimates that we save approximately $20.0 to $30.0 million per year on slot machine equipment and maintenance at our British Columbia and Alberta properties.

Additional Commissions Related to the Majority of Our Growth Capital Expenditures in British Columbia. All of our British Columbia properties (other than Playtime Gaming Victoria) are entitled to earn additional commissions from the BCLC for both eligible gaming and other eligible capital expenditures at a rate of 5% of Net Win through the MIR program. These commissions are captured as revenue and they increase Adjusted EBITDA, but they do not affect reported capital expenditures, the commissions therefore increase our Free Cash Flow profile but do not improve our Free Cash Flow Conversion ratio. The commissions described above replace the BCLC’s FDC and AFDC programs, which entitled us to be compensated at a rate of up to 5% of Net Win for eligible capital expenditures that occurred prior to April 1, 2018. From 2011 through March 31, 2018, we have spent $204 million on capital expenditures, $180 million (representing 88%) of which entitled us to compensation under the FDC and AFDC programs. Historically, we have been reimbursed 100% of the approved FDC and AFDC expenditures by the BCLC to the extent of 3-5% of Net Win. For the period from 2011 through March 31, 2018, we were reimbursed $207 million for qualifying capital expenditures incurred since the inception of the FDC and AFDC programs. Our minimum investment requirements under the new MIR program are reduced by an amount equal to our carry forward balance under the FDC and AFDC programs.

For our operations in Ontario, we are entitled to Permitted Capital Expenditures Allowance, payable by the OLG, for approved and eligible capital expenditures incurred in the Southwest, North and Central Bundles, as per the terms set forth in the COSAs. Permitted Capital Expenditures are recorded as part of gaming revenue.

We believe Free Cash Flow and Free Cash Flow Conversion are meaningful to investors as they are useful measures of performance and we use these measures as an indication of the strength of our business model and our ability to generate cash. For more information about Free Cash Flow Conversion and Adjusted EBITDA, see the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in this prospectus. See “Selected Summary Historical Financial Information” for a reconciliation of the foregoing non-IFRS measures to their most directly comparable measures calculated in accordance with IFRS.

Experienced Management Team and Dedicated Employees with a Proven Track Record

We have a highly experienced senior management team with a proven track record. Our management team, led by our President and Chief Executive Officer, Tony Santo, has over 100 years of combined experience in the gaming industry. Mr. Santo has over 35 years of experience in the gaming industry, including in senior management positions at Caesars Entertainment Inc. and Harrah’s Entertainment Inc. Together with our dedicated employees, we have an impressive track record of growing our business by expanding existing properties, developing new properties and completing accretive acquisitions. Critical to this success is a team that brings a deep understanding of the Canadian gaming and entertainment landscape combined with excellent relationships with various levels of government and the communities in which we operate. Over the past five years, our team has grown our portfolio from 12 to 26 gaming properties and led our successful expansion into new markets in Ontario and Vancouver Island.

OUR GROWTH STRATEGIES

Expand, Relocate, Renovate and Improve our Existing Properties in Western Canada

We expect to continue to expand and diversify our revenue stream through property expansions, relocations, renovations and the deployment of proprietary F&B offerings. We have generally been able to drive significant improvements in customer experience and to increase traffic and average Win per visit through these types of capital projects. We expect these efforts to ultimately result in increased gaming, F&B and entertainment revenues at our properties.

The following table outlines initiatives currently in progress at our operations in British Columbia and Alberta. Overall, we plan to spend a total of $25 million to $30 million (including amounts spent to date in 2018), which is expected to be funded through a combination of cash on hand and operating cash flow, to complete these initiatives. We anticipate funding the planned capital expenditures by using cash on hand plus operating cash flow as well as the available capacity under our revolver to manage timing differences in cash flow. We do not anticipate requiring additional capital to complete these initiatives.

Growth Projects Currently Underway in Western Canada

Property	Growth Initiative	Anticipated Property Impact							Estimated Completion	Estimated Spend
		Total ft2 Added		Increase in Slots		Increase in Tables		New F&B
Cascades Casino Langley	Expansion and hotel renovation	12,000		75	(1,2)	3	(2)	• Atlas	Q2 2019	$18.6 million

Mission	Relocation and expansion	32,000	(3)	100	(2)	6	(2)	• MATCH • The Buffet	Q4 2019	$8.0 million

Notes: (1)	As of the third quarter of 2018, 50 slot machines have already been installed.
(2)	Slot and table game numbers for the proposed growth projects are subject to BCLC final approval.
(3)	Represents new building square footage.

We will continue to employ strategies designed to improve operational efficiency at our existing properties. We regularly analyze our product mix, floor layout, Slot Win per machine, Table Win per day, occupancy rates and traffic patterns to optimize revenue and maximize floor space at our properties. For example, as part of a broader renovation at the Grand Villa Casino Burnaby, we expanded our gaming area, which allowed us to add 47 new penny slot machines and up to 10 new table games. Within the first six weeks of implementing these changes, the new penny slots produced almost twice the floor average Win per slot machine.

Deploy Proven Strategies at Our Recently Acquired Ontario Properties

We believe we have significant opportunities to increase revenue and Adjusted Property EBITDA at our Ontario properties by implementing our proven marketing, operational and development strategies. We are currently undertaking the following initiatives to grow gaming revenue and improve profitability at our Ontario properties:

•

Introducing the Industry’s Newest Slots and Adding More Premium Branded Games. As was identified by the OLG’s modernization report, the gaming technology used in Ontario gaming properties has failed to keep pace with the industry. In the limited time we have owned these properties, we have already experienced positive results by updating our Ontario gaming equipment. Changes made to our slot strategy and product at our refreshed Southwest Ontario and North Ontario properties have driven our Slot Win rate up by approximately 3.1% year over year, for the twelve months ended September 30, 2018.

•

Implementing Proven Marketing Strategies at Recently Acquired Properties. We increased our active member database by 22.6% compared to the pre-transition period, which we partially attribute to our marketing strategy. We plan to deploy many of the GMS applications that we currently use in British Columbia, with the added benefit that we also own the GMS and have exclusive use of the player data within it in Ontario. We are also implementing our own loyalty program in Ontario, which will be integrated with our F&B amenities.

•

Renovating and Rebranding Properties. Most of the Ontario properties we acquired, with the notable exception of Casino Rama, derive their revenue almost exclusively from slot machines. We plan to add table games where there is market potential, optimize floor layout and implement our successful branding and F&B strategies in order to transform our Ontario properties into the vibrant local entertainment destinations for which our brands are already well known in British Columbia and Alberta. We anticipate that this will increase F&B revenue and help to attract the new and casual gamer segment that has historically been underserved by many of these properties.

•

Relocating Select Properties to Higher Density Urban Centers. Partly as a function of their historical ties to the Ontario horse racing industry, some of the Ontario properties we acquired are located in relatively remote areas. However, the gaming zones that these remote properties serve also include denser urban centers, providing us with an opportunity to relocate the properties to better locations within the gaming zone. We anticipate that by relocating our Sudbury Downs Slots and Dresden Raceway Slots (Chatham) properties to higher density areas, we can attract greater traffic, allowing us to build properties with greater scale. See “Risk Factors—Risks Related to Acquisitions and Capital Projects—The expansion, rebranding and/or relocation of the Cascades Casino Langley, Chances Mission, Dresden Raceway Slots, Western Fair District London Slots, Sudbury Downs Slots, Hanover Raceway Slots and Gateway Innisfil may not be completed on a timely basis, on anticipated terms or at all.”

We purchased the North and Southwest Bundles for $144.4 million (excluding cash, cash equivalents, non-cash working capital and taxes) and spent $62.6 million to acquire the Central Bundle (excluding cash, cash equivalents, non-cash working capital and taxes). Going forward, we plan to spend between $200 million and $230 million in total through 2020 to complete these initiatives at our existing Ontario properties. These costs are expected to be funded through a combination of cash on hand and operating cash flow. The following table summarizes our major near-term capital projects at our existing Ontario properties:

Major Growth Projects at Our Existing Ontario Properties

Property	Growth Initiative	Anticipated Property Impact				Estimated Completion	Estimated Spend(1)
		Gaming ft2 Added	Slots (Current / Planned / Max)	Tables (Current / Planned / Max)	New F&B
Chatham (currently Dresden Raceway Slots)	Relocation and rebranding as Cascades	14,144	154 /330 / 400	0 / 10 / 20	• MATCH • The Buffet	Q3 2019	$36.1 million

Point Edward(2)	Renovation and rebranding as Starlight	4,257	484 /492 / 600	13 / 25 / 40	• MATCH • The Buffet	Q4 2018	$25.9 million

Western Fair	Redevelopment and rebranding as Starlight	34,115	767 /900 / 1,200	0 / 46 / 50	• MATCH • Atlas • The Buffet	Q3 2020	$80.0 million

Sudbury	Relocation and rebranding as Starlight	21,598	427 /600 / 600	0 / 21 / 30	• MATCH • Atlas • The Buffet	Q2 2020	$55.5 million

Hanover	Redevelopment and rebranding as Playtime	8,225	189 /300 / 300	0 / 8 / 20	• MATCH • The Buffet	Q1 2019	$18.0 million

Innisfil	Renovation and rebranding as Cascades	3,600	989 /1,100 / 1,200	0 / 24 /100	• MATCH • The Buffet	Q1 2019	$5.0 million

Notes: (1)	Based on management’s estimates.
(2)	The renovation and rebranding of the Point Edward Casino was completed in November 2018.

We are confident in our ability to execute our growth initiatives in Ontario, particularly given our recent success in integrating properties that we acquired from the Playtime Gaming Group in December 2015. At the time of acquisition, the profitability of these properties was hampered by an ineffective marketing strategy, lack of F&B amenities and suboptimal gaming operations. We successfully applied our proven marketing concepts, installed our branded F&B amenities, optimized operations and made a series of property improvements.

Development in New Markets

Based on our management team’s significant gaming and entertainment operations experience and our strong financial position, we believe we are well positioned to realize new growth opportunities as they arise. These opportunities may include the acquisition or development of new gaming properties, as well as other growth opportunities in the gaming and entertainment industry. We regularly consider attractive opportunities to consolidate the gaming industry in our markets and to diversify our operations into new regions.

Among our long-term expansion projects are four potential new builds (subject to municipal and other approvals) located in Delta, British Columbia, the Kenora area in Ontario, North Bay, Ontario and Wasaga Beach, Ontario. We plan to spend between $130 million and $145 million in total to complete these initiatives and expect that they will be funded through a combination of cash on hand and operating cash flows, as well as the available capacity under our revolver to manage timing differences in cash flow. Highlights of these projects are illustrated below:

New Casino Build Opportunities

Property		Proposed Property Details				Estimated Completion	Estimated Spend(1)
	Branding	Gaming Floor (ft2)(1)	Slots(1)	Tables(1)	F&B
Delta	Cascade Delta	40,000	500—600(2)	30(2)	• MATCH • The Buffet	Q3 2020	$55.0 million

Kenora	Playtime Casino	6,200	200	—	• MATCH	Q1 2020	$21.0 million

North Bay	Cascades Casino	14,100	300	10	• MATCH • The Buffet	Q1 2020	$31.3 million

Wasaga Beach	Cascades Casino	10,560	273	10	• MATCH • The Buffet	Q3 2020	$30.0 million

Notes:    (1)Based on management’s estimates.

               (2)Subject to BCLC final approval.

Risks Associated with Our Business and to Acquisitions and Capital Projects

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under the “Risk Factors” section of this prospectus in deciding whether to invest in our securities. Among these important risks are the following:

•

our business is subject to extensive governmental gaming regulation. Changes to the regulatory regime governing our business, our inability to renew or obtain new contracts governing our existing gaming operations or our inability to obtain new casino licenses could adversely affect us;

•	we may be subject to change to the contracts and licenses related to our existing operations and our contracts or licenses may be revoked or may not be renewed;

•	our ability to obtain additional casino licenses or operating agreements is not guaranteed;

•	liquor laws and associated liquor licenses in British Columbia, Ontario or Alberta may affect our operations;

•

the historical financial information for the Ontario properties prior to our acquisition thereof was prepared or provided by the OLG and consists of audited combined schedules of revenue and direct expenses only and does not represent complete financial statements; care should be taken when relying upon such information;

•

the pro forma financial statements and pro forma financial information included in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Ontario acquisitions;

•	changes in accounting standards could affect our reported results;

•	the gaming industry is highly competitive and we may lose market share to our local competitors;

•

if we fail to successfully implement our growth strategies, which includes acquiring new properties and expanding, renovating and relocating our existing properties, our ability to increase our revenues could be adversely affected;

•	we compete with online gaming and entertainment companies that provide gaming and entertainment experiences, which could adversely affect our future casino gaming revenue;

•	we cannot assure that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities;

•	our casino gaming revenue is currently concentrated in the GVRD area and Ontario, which makes us especially subject to economic and competitive risks associated with the conditions in those areas;

•	our business is particularly sensitive to reductions in discretionary consumer and corporate spending as a result of global and regional economic conditions;

•	global economic conditions may have a material adverse effect on our business, financial condition and results of operations.

•	changes to our customer base may adversely affect our business and results of operations;

•	unusual weather, natural disasters, geo-political events or acts of terrorism could adversely affect our operations and financial results;

•	we face the risk of fraud or cheating commonly faced by the gaming business, which could adversely affect our results of operations;

•	we are subject to the reputational challenge of operating in the gaming industry;

•	we may not realize the anticipated benefits from an acquisition, including the Ontario acquisitions;

•

we may pursue additional acquisition opportunities and our efforts to integrate recent acquisitions and complete future acquisitions may not be successful and such efforts may subject us to considerable business and financial risks;

•

while we intend to complete the gaming properties in Kenora, North Bay, Delta and Wasaga Beach on schedule, these properties may not be completed on a timely basis, on anticipated terms or at all due to unforeseen factors;

•

the expansion, rebranding and/or relocation of the Cascades Casino Langley, Chances Mission, Dresden Raceway Slots, Western Fair District London Slots, Sudbury Downs Slots, Hanover Raceway Slots and Gateway Innisfil may not be completed on a timely basis, on anticipated terms or at all;

•	construction may interfere with our operations;

•	our efforts to grow through the acquisition, location, relocation and development of new gaming operations may not be successful;

•	we may experience difficulties with our internal systems and controls during periods of growth; and

•	our capital projects may not receive the required resources.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in gross revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include, among other matters:

•

requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•

exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, requiring mandatory audit firm rotation or a supplement to the auditor’s report, in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and

•	reduced disclosure about executive compensation arrangements.

We will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering unless, prior to that time, we have more than $1.07 billion in annual gross revenue, have a market value for our common shares held by non-affiliates of more than $700.0 million as of the last day of our second fiscal quarter of the fiscal year and a determination is made that we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or issue more than $1.0 billion of non-convertible debt over a three-year period, whether or not issued in a registered offering. We have availed ourselves of the reduced reporting obligations with respect to executive compensation disclosure in this prospectus and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of that extended transition period and, as a result, we plan to comply with new and revised accounting standards on the relevant dates on which adoption of those standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

As a result of our decision to avail ourselves of certain provisions of the JOBS Act, the information that we provide may be different than what you may receive from other public companies in which you hold an equity interest. In addition, it is possible that some investors will find our common shares less attractive as a result of our elections, which may cause a less active trading market for our common shares and more volatility in our stock price.

In addition, upon consummation of this offering, we will report under the Exchange Act, as a non-U.S. company with foreign private issuer status. As a foreign private issuer, we may take advantage of certain provisions in the New York Stock Exchange, or NYSE, Listing Rules that allow us to follow Canadian law for certain corporate governance matters. See “Management—Foreign Private Issuer Status.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

Corporate Information

Our predecessor, Gateway Casinos & Entertainment Inc., or Old Gateway, was formed on November 16, 2007 in connection with an acquisition by Macquarie Group Limited and Publishing and Broadcasting Limited (now known as Consolidated Media Holdings Limited) through New World Gaming Partners Ltd., of all of the outstanding units and convertible debentures of Gateway Casinos Income Fund, substantially all of the assets of Gateway Casinos Inc. and all of the outstanding shares of Star of Fortune Gaming Management (B.C.) Corp. On May 18, 2010, we were incorporated under the Canada Business Corporations Act, or the CBCA, (initially as 7555237 Canada Ltd., which was changed to “Gateway Casinos & Entertainment Limited” on July 6, 2010) in connection with the restructuring of Old Gateway by an ad hoc group of lenders (led by The Catalyst Capital Group Inc., or Catalyst) pursuant to a plan of arrangement under the CBCA that became effective on September 16, 2010. Under the plan of arrangement, we acquired substantially all of the assets and business of Old Gateway.

In connection with the restructuring in 2010, our articles were amended on July 19, 2010, September 14, 2010 and June 25, 2012 to include restrictions on transfers of common shares in order to comply with the regulations and policies of the Gaming Authorities and Gaming Regulators and to effect a consolidation of our common shares. In addition, our articles were further amended on July 1, 2017 to effect the Internal Corporate Reorganization (as defined below).

On July 1, 2017, we completed an internal corporate reorganization, or the Internal Corporate Reorganization, pursuant to which several of our wholly owned subsidiaries were amalgamated with us, with us continuing as the newly amalgamated corporation. Following the Internal Corporate Reorganization, on October 18, 2017, we acquired all of the issued and outstanding shares of 7588674 Canada Inc., or 7588674, which held registered legal title to certain real property beneficially owned by us and acted as nominee on our behalf.

Our principal office is located at 4331 Dominion Street, Burnaby, British Columbia V5G 1C7 and our telephone number is (604) 412-0166. Our website address is www.gatewaycasinos.com. Information contained on, or accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference.

Our Sponsor

Catalyst is a private equity investment firm founded in 2002 and had an estimated $4.6 billion in assets under management as of September 30, 2018. The Catalyst team collectively possesses more than 110 years of extensive experience in restructuring, credit markets and merchant and investment banking in Canada, the United States, Latin America and Europe. Catalyst focuses generally on building businesses and specifically on bringing operational improvements to its investment companies as it leads them through restructurings and other forms of improvement and repositioning.

Since Catalyst acquired control of us under the September 2010 restructuring, we have undertaken a number of strategic initiatives through our disciplined execution and capitalization of growth opportunities. We have expanded into a new market, Ontario, where we successfully bid on three gaming bundles from the OLG, the Southwest Bundle, North Bundle and, most recently, the Central Bundle. From 2010 to 2018 we have increased the number of gaming properties from nine to 26 and the number of F&B outlets from 23 to 80. During that period, we have also completed renovations and improvements (and, in several cases, relocations) at all of our properties to optimize our operating performance and better serve our markets. Our revenues and profitability have also grown during that period as a result of strategic acquisitions and property optimization initiatives, including the implementation of new systems, processes and controls across our business to increase organic growth and cash generation. For the fiscal year ended December 31, 2011, our first full fiscal year following the restructuring, we had revenues of $254.0 million as compared to $478.8 million for the year ended December 31, 2017, an increase of 88.5%. We have increased our number of employees from approximately 2,800 at the end of 2011 to approximately 8,500 as of September 30, 2018.

OFFERING

Issuer:	Gateway Casinos & Entertainment Limited.

Selling shareholders:

The Catalyst Capital Group Inc. and investment funds managed by it and TOP V New World Holdings, LLC, a subsidiary of an investment fund managed by Tennenbaum Capital Partners, LLC, an indirect subsidiary of BlackRock, Inc.

Common shares offered by the Selling Shareholders:	common shares ( common shares if the underwriters’ option to purchase additional shares from the selling shareholders is exercised in full).

Common shares to be outstanding immediately after this offering:	common shares

Underwriters’ option to purchase additional common shares:

The selling shareholders have granted the underwriters an option, exercisable in whole or in part, at any time for a period of 30 days from the closing of this offering, to purchase up to an additional              common shares (being equal to 15% of the common shares sold as part of this offering) at the offering price.

Common shares held by the selling shareholders after this offering:

Upon completion of this offering, based on the midpoint of the estimated price range set forth on the cover page of this prospectus, the selling shareholders will, collectively, directly or indirectly own or control     % of the issued and outstanding common shares (    % if the underwriters’ option is exercised in full).

Use of Proceeds:

We will not receive any proceeds from this offering. We expect the selling shareholder to receive net proceeds of approximately $        million (or $        million if the underwriters exercise in full their option to purchase additional common shares), based upon the initial public offering price of $        per common share, after deducting underwriting discounts. Please read “Use of Proceeds” and “Principal and Selling Shareholders.”

Principal and selling shareholders:

Upon completion of this offering, affiliates of Catalyst will continue to own a controlling interest in us. Accordingly, we currently intend to avail ourselves of the “controlled company” exemption under the NYSE Listing Rules. See “Management—Director Independence” and “Principal and Selling Shareholders.”

Dividend Policy:	We do not anticipate paying any cash dividends on our common shares in the foreseeable future.

Risk Factors:

An investment in our common shares is speculative and involves a high degree of risk. Prospective purchasers of common shares should carefully consider information set forth under the heading “Risk Factors” beginning on page 42 and all other information set forth in this prospectus before deciding to invest in our common shares.

Listing:	We have applied to list our common shares on the NYSE under the symbol “GTWY”.

The number of our common shares to be outstanding after this offering is based on                 common shares outstanding as of                  and excludes:

•	common shares reserved for future issuance under our equity compensation programs as described in “Executive Compensation—Equity-Based Compensation.”

Unless otherwise indicated, all information contained in this prospectus assumes:

•	no exercise by the underwriters of their option to purchase additional shares in this offering; and

•	an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth our summary historical consolidated financial data as at and for the periods indicated below and are not necessarily indicative of the results to be expected for any other period. This information should be read together with our financial statements and the related notes and the discussion under “Use of Proceeds”, “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included elsewhere in this prospectus.

The summary historical consolidated financial information for the years ended December 31, 2017 and December 31, 2016 was derived from our audited consolidated financial statements and related notes for such periods, which were prepared in accordance with IFRS and are included elsewhere in this prospectus. The summary historical consolidated financial information for the nine months ended September 30, 2018 and September 30, 2017 and balance sheet data as at September 30, 2018 was derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited historical financial information has been prepared on the same basis as the audited historical financial information and, in management’s opinion, reflects all adjustments necessary for the fair presentation of the financial information set forth therein.

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience, current trends and various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. Historical results of operations and trends that may be inferred from the following financial information may not necessarily indicate future results from operations and the results of operations from any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

Consolidated Statement of Financial Performance

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands of $)	2018	2017	2017	2016
Consolidated statement of operations and comprehensive income (loss):
Revenues
Gaming	$399,620	$270,571	$383,069	$248,049
Food and Beverage	52,243	47,955	65,975	55,409
Hotel	12,203	10,648	13,501	12,492
Automated teller machines	13,099	6,518	10,667	8,332
Other	7,112	3,276	5,609	3,883

Total Revenues	484,277	338,968	478,821	328,165

Costs and Expenses
Cost of Food and Beverage Service	28,604	22,736	31,828	22,718
Human Resources	200,443	142,459	204,453	142,142
Marketing and Promotion	24,636	17,642	23,092	24,485
Occupancy	64,013	23,939	35,017	17,587
Operating	50,332	27,085	44,482	24,898
Share-based compensation (recovery)(1)	8,441	17,741	19,631	(3,111)
Depreciation of property and equipment	31,559	32,288	44,793	27,570
Amortization of intangible assets	20,951	40,112	53,506	55,661

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands of $)	2018	2017	2017	2016
Writedown of non-financial assets(2)	—	167	23,588	35
Other(3)	28,248	11,289	15,209	5,872

Total Costs and Expenses	457,227	335,458	495,599	317,857

Operating Income/(Loss)	27,050	3,510	(16,778)	10,308
Other Expenses (Income)
Interest expense, net	41,664	43,368	58,887	35,449
Foreign exchange loss (gain)	25,480	(53,066)	(49,034)	—
Gain on sale of property and equipment	(192,373)	(5)	(36)	(2,201)
Change in fair value of embedded derivatives	(4,110)	(3,759)	(9,280)	(700)
Change in fair value of cross currency interest rate swaps	(21,891)	37,167	31,991	—
Loss on debt extinguishment	15,124	16,135	16,135	—
Loss on debt modification	6,264	—	—	—

Income/ (Loss) before income taxes	156,892	(36,330)	(65,441)	(22,240)
Current income tax expense	(1,321)	(686)	(1,780)	(45)
Deferred income tax recovery	661	574	2,147	1,829

Income (loss) and comprehensive income (loss)	$156,232	$(36,442)	$(65,074)	$(20,456)

Notes: (1)

For detail on share-based compensation, see “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 10” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 15”.

(2)

Represents write-down of non-financial assets associated with the Grand Villa Casino Edmonton facility (2017—$22.6 million), write-down of non-financial assets associated with the old Lake City Penticton facility (Q3 2017 and 2017—$0.2 million) and a suspended OSA for a community gaming center (2017—$0.8 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10 and Note 11”.

(3)

Represents costs associated with restructuring (Q3 2018—$4.4 million; Q3 2017—$0.8 million; 2017—$0.8 million; 2016—$0.8 million), business acquisitions (Q3 2018—$2.3 million; Q3 2017—$3.9 million; 2017—$7.0 million; 2016—$2.2 million), transaction costs (Q3 2018—$16.3 million; Q3 2017—$1.8 million; 2017—$5.2 million; 2016—$0.3 million), site pre-opening costs (Q3 2018—$3.7 million; Q3 2017—$0.9 million; 2017—$1.6 million; 2016—$2.1 million) and other expenses (Q3 2018—$1.5 million; Q3 2017—$3.8 million; 2017—$0.6 million; 2016—$0.5 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 12” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 17”.

Balance Sheet Data

The following table provides balance sheet data as of the dates indicated.

(In thousands of $)	September 30, 2018	December 31,
		2017	2016
Cash and cash equivalents	$210,567	$97,385	$37,453
Property and equipment	444,467	334,038	486,690
Intangible assets	241,146	236,226	267,992
Total assets	1,005,543	1,036,370	812,531
Long-term debt	882,266	881,291	476,864
Total liabilities	1,050,915	1,096,523	617,743
Total shareholders’ (deficiency)/equity attributable to our shareholders	(47,425)	(62,257)	192,617

Other Data

The following table provides Adjusted EBITDA and total Adjusted Property EBITDA for the periods indicated:

(In thousands of $)	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
Adjusted EBITDA(1)	$122,635	$108,984	$144,206	$96,335

Corporate Costs	24,972	15,473	24,909	14,524

Total Adjusted Property EBITDA(1)	$147,607	$124,457	$169,115	$110,859

Note: (1)

For more information about these non-IFRS measures, see the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in this prospectus. For a reconciliation of Adjusted EBITDA to its most directly comparable measures calculated in accordance with IFRS, see the table immediately below.

Reconciliation of Income (Loss) and Comprehensive Income (Loss) to Adjusted EBITDA and Free Cash Flow

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
Income (loss) and comprehensive income (loss)	$156,232	$(36,442)	$(65,074)	$(20,456)
Amortization of intangible assets	20,951	40,112	53,506	55,661
Depreciation of property and equipment	31,559	32,288	44,793	27,570
Interest expense	41,805	44,031	59,566	35,477
Interest income	(141)	(663)	(679)	(28)
Income tax expense (recovery)	660	112	(367)	(1,784)

EBITDA(1)	$251,066	$79,438	$91,745	$96,440
Writedown of non-financial assets (2)	—	167	23,588	35
Other(3)	28,248	11,289	15,209	5,872
Share-based compensation (recovery)(4)	8,441	17,741	19,631	(3,111)
Change in fair value of embedded derivatives(5)	(4,110)	(3,759)	(9,280)	(700)
Change in fair value of cross currency interest rate swaps(6)	(21,891)	37,167	31,991	—
Loss on debt extinguishment(7)	15,124	16,135	16,135	—
Loss on debt modification(8)	6,264	—	—	—
Foreign Exchange (loss)/gain(9)	25,480	(53,066)	(49,034)	—
Gain on sale of property and equipment(10)	(192,373)	(5)	(36)	(2,201)
Non-cash deferred rent(11)	6,386	1,124	1,504	—
Tax adjustment for prior periods(12)	—	2,753	2,753	—

Adjusted EBITDA(1)(13)	$122,635	$108,984	$144,206	$96,335

Adjusted EBITDA Margin(1)	25.3%	32.2%	30.1%	29.4%
Free Cash Flow adjustments(1)
Less maintenance capital expenditures(14)	3,872	2,916	4,140	3,834
Less interest expense(15)	41,805	44,031	59,566	35,477
Less cash taxes paid(16)	3,250	—	—	45
Less mandatory debt repayments(17)	1,598	9,448	11,114	25,410

Free Cash Flow(1)	$72,110	$52,589	$69,386	$31,569

Free Cash Flow Conversion(1)	58.8%	48.3%	48.1%	32.8%
Revenue	484,277	338,968	478,821	328,165

Notes: (1)	For more information about these Non-IFRS Financial Measures, see the “Presentation of Financial Matters and Other Information—Non-IFRS Measures” section in this prospectus.
(2)

Represents write-down of non-financial assets associated with the Grand Villa Casino Edmonton facility (2017—$22.6 million), write-down of non-financial assets associated with the old Lake City Penticton facility (Q3 2017 and 2017—$0.2 million) and a suspended OSA for a community gaming center (2017—$0.8 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10 and Note 11”.

(3)

Represents costs associated with restructuring (Q3 2018—$4.4 million; Q3 2017—$0.8 million; 2017—$0.8 million; 2016—$0.8 million), business acquisitions (Q3 2018—$2.3 million; Q3 2017—$3.9 million; 2017—$7.0 million; 2016—$2.2 million), transaction costs (Q3 2018—$16.3 million; Q3 2017—$1.8 million; 2017—$5.2 million; 2016—$0.3 million), site pre-opening costs (Q3 2018—$3.7 million; Q3 2017—$0.9 million; 2017—$1.6 million; 2016—$2.1 million) and other expenses (Q3 2018—$1.5 million; Q3 2017—$3.8 million; 2017—$0.6 million; 2016—$0.5 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 12” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 17”.

(4)	Includes non-cash share-based compensation.
(5)

Represents changes in fair value of embedded derivatives on long-term debt. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9 and Note 14” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14 and Note 19”.

(6)

Represents changes in fair value of cross currency interest rate swaps associated with long-term debt. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9 and Note 14” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14 and Note 19”.

(7)

Represents loss on extinguishment of debt. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14”.

(8)	Represents loss on modification of debt during Q3 2018. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9.”
(9)	Represents the (gain) loss on foreign exchange related to the long-term debt.
(10)	Represents the gain on property and equipment disposed of or sold.
(11)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. This adjustment removes the non-cash portion of rental expense.

(12)	Represents tax adjustments related to GST/HST on ATM fees for fiscal years 2010 to 2015, which was accrued for in Q3 2017.
(13)	Adjusted EBITDA for the nine months ended September 30, 2018:

(i) does not give effect to the full period impact of the results for the Central Bundle acquired on July 18, 2018 for the nine months ended September 30, 2018. The financial statements presented above include approximately $13 million of Adjusted EBITDA contributed from the Central Bundle from July 18, 2018 through September 30, 2018.

(ii) does not give effect to the full period impact of the new OSAs. The new OSAs that became effective on April 1, 2018 include changes that increased our share of gaming revenue related to table games. Regular-limit table games and poker increased from 40% of Net Win to 42.5%, and from 75.0% to 77.5%, respectively. The new OSAs also eliminated the 0.6 MTA fee from the GVRD Casinos and allow us to save 1.0% on table and poker expenses. In addition to the new OSAs, the BCLC increased the free play caps to 2.5% of commissionable Net Win for slots and 1% of commissionable Net Win for tables (including High-Limit Tables), retroactive to April 1, 2018. Had the new OSAs and free play cap changes been in effect since the beginning of the year, we estimate that our Adjusted EBITDA would have been higher than reported by approximately $2 million.

(iii) reflects losses relating to the labor strike in the Thompson Okanagan Region. Beginning June 29, 2018, workers at the Thompson-Okanagan properties were on strike, which resulted in reduced gross gaming revenue, increased labor costs, and increased marketing spend. An agreement to settle the strike has been ratified, and the properties are in the process of resuming normal operations. We estimate that the labor disruption in the Thompson-Okanagan region had an estimated $7 million adverse impact on EBITDA.

(iv) reflects losses related to the now-resolved GMS issues in the Ontario region. From June until August 2018, the Company’s new GMS experienced eight outages at key properties in the North and Southwest Ontario regions, which caused gaming floor disruptions due to slot machine inoperability. The outages impacted peak hours of operations, the Canada Day Holiday weekend, and several mid-week promotional nights. We estimate that the GMS problems in the Ontario region caused an estimated $5 million adverse impact on EBITDA. The issues with the GMS have been addressed, and the system has been stable since mid-August 2018.

The estimates noted above are based in part on assumptions and estimates of prospective results and actual results might have differed from such estimates materially. Furthermore, the achievement of such estimated impacts in future periods are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, no assurances can be made that the estimated impacts will be realized in the amounts expected in future periods. See “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors—Risks Related to Acquisitions and Capital Projects” and “Risk Factors—Risks Related to Our Business—A significant portion of our labor force is covered by collective bargaining agreements. Wage and/or benefit increases resulting from new collective bargaining agreements or our inability to reach an agreement with the unions could have an adverse impact on our operations.”

(14)

Represents maintenance capital expenditures. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10”. For Q3 2018 of the $97,053, $93,181 related to capital expenditures associated with projects implemented primarily to drive business growth and the remaining amount of $3,872 is related to maintenance capital expenditures. For 2017 of the $99,784, $95,644 relates to capital expenditures associated with projects implemented primarily to drive business growth and the remaining amount of $4,140 is related to maintenance capital expenditures. For 2016 of the $70,543, $66,709 relates to capital expenditures associated with projects implemented primarily to drive business growth and the remaining amount of $3,834 is related to maintenance capital expenditures.

(15)

Represents interest expense related to our long-term debt, amortization of deferred transaction costs and premium on long-term debt and non-deductible interest and penalties. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 13” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 18”.

(16)	Represents cash taxes paid. See “Index to Financial Statements—Condensed Consolidated Interim Statements of Cash Flows” and “Index to Financial Statements—Consolidated Statements of Cash Flows”.
(17)

Represents our mandatory debt repayments. See “Index to Financial Statements—Condensed Consolidated Interim Statements of Cash Flows” and “Index to Financial Statements—Consolidated Statements of Cash Flows.” For the nine months ended September 30, 2018, we excluded the repayment of US$402,975 and $81,601 to discharge our old credit facility and a mortgage attached to our Langley property, respectively, pursuant to the refinancing completed in March 2018. For the year ended December 31, 2017, we excluded the repayment of $500,850 made to discharge our old credit facility and senior secured notes pursuant to the refinancing completed in February 2017. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14”.

Pro Forma Financial Data

Nine months ended September 30, 2018

The following table provides our unaudited pro forma combined statement of operations and comprehensive income for the nine months ended September 30, 2018 and has been prepared by management for illustrative purposes using our historical unaudited statement of operations and comprehensive income for the nine months ended September 30, 2018, included elsewhere in this prospectus, as well as the unaudited pro forma combined schedule of revenues and direct expenses of the Central Bundle for the period of January 1, 2018 to July 17, 2018, included elsewhere in this prospectus, as adjusted by the Company to give pro forma effect to the acquisition of the Central Bundle, the Sale and Leaseback Transactions, the 2018 Refinancing, and the Term Loan Upsize, as further described below, as if they had occurred on January 1, 2018:

a)	Acquisition of the Central Bundle

On July 18, 2018, we signed a 23-year COSA with the OLG for the operation of the Central Bundle. Under the Central Bundle agreements, we purchased the assets of the Central Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood. The purchase price for the Central Bundle properties was approximately $89.3 million, including net working capital of approximately $26.7 million, comprised of cash, prepaids, inventory and accrued liabilities. For a description of certain limitations regarding the financial information provided by the OLG and the related pro forma information, see “Risk Factors—Risks Related to Our Business—The historical financial information for the Ontario properties prior to our acquisition thereof was prepared or provided by the OLG and consist of audited combined schedules of revenue and direct expenses only and do not represent complete financial statements; care should be taken when relying upon such information.”

b)	Sale and Leaseback Transactions

On December 15, 2017, we entered into a definitive agreement with Mesirow Realty Sale-Leaseback, Inc., or the Purchaser, for the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley (in addition to certain adjacent properties), collectively, the SLB Properties, for approximately $503.6 million, subject to certain customary adjustments, and the leaseback of the SLB Properties to Gateway. The Sale and Leaseback Transactions closed on March 12, 2018, and resulted in an approximate gain on sale of $192.4 million.

Under the Sale and Leaseback Transactions, certain of our subsidiaries entered into long-term leases, as tenants, for each of the SLB Properties. Annual lease payments under the long-term leases total $35.0 million in the first year of the leases, and increase at a rate of 2.25% per annum for the term of the leases.

The proceeds from the Sale and Leaseback Transactions, net of fees and expenses of approximately $9.4 million, were used to repay approximately $490.6 million of loans under our 2017 Senior Secured Credit Facility, to repay in full the $2.0 million mortgage on the land adjacent to the Cascades Casino Langley, and to pay the partial-month’s rent for March 2018 of $2.0 million. The net cash to our available cash on hand was $nil.

c)	2018 Refinancing

On March 13, 2018, we refinanced our prior senior secured credit facility, or the 2017 Senior Secured Credit Facility, by way of an amended and restated credit and guaranty agreement, or the A&R Credit Agreement, for a new senior secured credit facility, or the 2018 Senior Secured Credit Facility, which we collectively refer to as the 2018 Refinancing. The 2018 Senior Secured Credit Facility consists of a

U.S.$335 million first lien secured term loan facility, or the 2018 First Lien Term Loan Facility, and an up to $150 million senior secured revolving credit facility, or the 2018 Senior Secured Revolving Credit Facility, available to be drawn in Canadian dollars with a sublimit of U.S.$25 million for U.S. dollars.

The proceeds from the 2018 First Lien Term Loan Facility were used (i) to repay in full the $45 million outstanding revolving credit amount and refinance the remaining $139.5 million of loans under our 2017 Senior Secured Credit Facility, (ii) for a one-time restricted payment of U.S.$100 million ($125.5 million) to the shareholders of record prior to the completion of this offering, (iii) to pay approximately $7.7 million of accrued and unpaid interest on the 2017 Senior Secured Credit Facility ($0.9 million as of December 31, 2017), (iv) to pay approximately $14.7 million of related fees and expenses incurred in connection with the foregoing, and (v) to pay a management bonus of $9.2 million (of which $4.2 million was accrued as at December 31, 2017). The remaining $123.7 million of the proceeds from the 2018 First Lien Term Loan Facility were used to increase our available cash on hand, and will be available to fund general corporate purposes, including future capital expenditures. Adjusting for the difference in accrued and unpaid interest between closing and December 31, 2017, the increase to cash and cash equivalents at December 31, 2017 would have been $130.5 million. As at the date of this prospectus, no amounts have been drawn under the 2018 Senior Secured Revolving Credit Facility.

d)	Term Loan Upsize

On July 16, 2018, we amended our 2018 Senior Secured Credit Facility pursuant to an amendment to the amended and restated credit and guaranty agreement, or the First Amendment to Amended and Restated Credit and Guaranty Agreement, to increase its Term Loan B by US$105.0 million. Proceeds from the increase to the Term Loan B were primarily used to fund the acquisition of the Central Bundle for $62.6 million. Assuming that the amendment was completed on January 1, 2018, we would have recorded an additional $3.6 million in interest expenses for the nine months ended September 30, 2018.

Pro forma adjustments for the Sale and Leaseback Transactions, the 2018 Refinancing and the Term Loan Upsize are reflected below as “Adjustments.”

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined statement of operations and comprehensive income are described in the accompanying notes, which should be read together with the pro forma combined statement of operations and comprehensive income.

The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that we believe are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may materially differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information.

Gateway Casinos & Entertainment Limited—Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income for the nine months ended September 30, 2018(1)

(In thousands of $)	Gateway (Historical)(2(a))	Central Bundle Pro Forma(2(b))	Adjustments	Gateway Pro Forma
Revenue
Gaming	$367,827	$122,060	$—	$489,887
Food and beverage	52,243	7,723	—	59,966
Facility development commissions and permitted capital expenditures	31,793	3,933	—	35,726
Hotel	12,203	3,800	—	16,003
Automated teller machines	13,099	4,218	—	17,317
Other	7,112	3,495	—	10,607

	$484,277	$145,229	$—	$629,506

Expenses
Human resources	$200,443	$61,668	$—	$262,111
Operating	50,332	14,435	—	64,767
Marketing and promotion	24,636	24,324	—	48,960
Occupancy(4(a))	64,013	12,583	8,361	84,957
Cost of food and beverage	28,604	9,221	—	37,825
Amortization of intangible assets	20,951	—	—	20,951
Depreciation of property and equipment(4(b))	31,559	2,671	(2,277)	31,953
Writedown of non-financial assets	—	—	—	—
Other(4(c))	28,248	—	(9,407)	18,841
Share-based compensation	8,441	—	—	8,441

	$457,227	$124,902	$(3,323)	$578,806

Income before other expenses (income) and income taxes	$27,050	$20,327	$3,323	$50,700
Other expenses (income)
Interest expense(4(d))	41,805	—	567	42,372
Interest income	(141)	—	—	(141)
Change in fair value of embedded derivatives	(4,110)	—	—	(4,110)
Change in fair value of cross currency interest rate swaps	(21,891)	—	—	(21,891)
Loss on debt extinguishment(4(e))	21,388	—	(21,388)	—
Gain on sale of property and equipment(4(f))	(192,373)	—	192,399	26
Foreign exchange gain	25,480	—	—	25,480

	$(129,842)	—	$171,578	$41,736

Income before income taxes	$156,892	$20,327	$(168,255)	$8,964
Income tax (expense) recovery(4(g))
Current	(1,321)	—	—	(1,321)
Deferred	661	—	—	661

Income and comprehensive income for the period	$156,232	$20,327	$(168,255)	$8,304

Net Income per share Basic and Diluted				0.21

Weighted Average Shares Outstanding				39,402

Notes: (1)	Basis of presentation

Our unaudited pro forma combined statement of operations and comprehensive income for the nine months ended September 30, 2018 has been prepared by management for illustrative purposes only, to show the effect of the acquisition of the assets of the Central Bundle, the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley and the leaseback of such land and premises to Gateway, or the Sale and Leaseback Transactions, the refinancing of the senior secured credit facilities, or the 2018 Refinancing, and the amendment of our term loan facility within the senior secured credit facilities in connection with the acquisition of the Central Bundle, or the Term Loan Upsize, which we collectively refer to as the Interim Period Transactions. The unaudited pro forma combined statement of operations and comprehensive income has been prepared as if the Interim Period Transactions occurred on January 1, 2018.

(2)

The unaudited pro forma combined statement of operations and comprehensive income has been prepared using the following information, which has been adjusted to reflect the effects of the Interim Period Transactions described above:

a)

unaudited consolidated statement of operations and comprehensive income of Gateway for the nine months ended September 30, 2018, which includes the results of operations and comprehensive income from the Central Bundle from July 18, 2018 to September 30, 2018. See “Index to Financial Statements—Condensed Consolidated Interim Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2018 and 2017”; and

b)

unaudited pro forma combined schedule of revenue and direct expenses of the Central Bundle for the period of January 1, 2018 to July 17, 2018. See “Index to Financial Statements—Unaudited Central Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2018 to July 17, 2018”.

The unaudited pro forma combined schedule of revenues and direct expenses for the Central Bundle for the period of January 1, 2018 to July 17, 2018 has been prepared by the Company using the format and account classifications of the audited Combined Schedules of Revenues and Direct Expenses of the Central Gaming Bundle for years ended March 31, 2018 and 2017 prepared and provided by the OLG. For purposes of this unaudited pro forma combined statement of operations and comprehensive income we have adjusted the format and account classifications to align with those of the Company.

The following table reconciles between the two formats described above:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	125,993	(3,933)	122,060
Facility Development Commissions / Permitted Capital Expenditures	—	3,933	3,933
Non-gaming Revenue	15,665	(15,665)	—
Food and Beverage	—	7,723	7,723
Hotel	—	3,800	3,800
Automated Teller Machine	—	4,218	4,218
Other Revenue	—	3,495	3,495

Total Revenue	141,658	3,571	145,229

Direct Expenses
Payroll	61,668	—	61,668
Operating	7,213	7,222	14,435
Commissions	—	—	—
Hotel	717	(717)	—
Entertainment	6,475	(6,475)	—
GST/HST	—	—	—
Other	30	(30)	—
Marketing and promotion	24,324	—	24,324
Facilities	12,583	—	12,583
Food and Beverage	9,221	—	9,221
Amortization	2,671	—	2,671

Total Direct Expenses	124,902	—	124,902

Excess Revenue over Direct Expenses	16,756	3,571	20,327
Other Income	3,571	(3,571)	—

Excess revenue over Direct Expenses and Other Income and Finance Costs	20,327	—	20,327

(3)	Significant accounting policies

The accounting policies used to prepare the unaudited pro forma combined financial statements conform to the accounting policies we have adopted, which are in compliance with IFRS as issued by IASB, except that as noted in Note 1 Basis of presentation, the unaudited pro forma schedule of revenue and direct expenses for the Central Bundle for the period of January 1, 2018 to July 17, 2018 does not include certain information and adjustments necessary to conform with IFRS as issued by the IASB.

(4)	Pro Forma adjustments (in thousands of $)

The following adjustments have been recorded in the unaudited pro forma combined statement of operations and comprehensive income to reflect the pro forma effects of the Interim Period Transactions:

a)

To record the lease payments of $8,361 for the period from January 1, 2018 to March 11, 2018 under the Sale and Leaseback Transactions, as described above, calculated on a straight-line basis over the term of the lease.

b)

To eliminate the amount of depreciation of property and equipment we recorded for the period of January 1, 2018 to March 11, 2018 related to the Sale and Leaseback Transactions Properties, or the SLB Properties, as follows:

Grand Villa Casino Burnaby	$1,111
Starlight Casino New Westminster	426
Cascades Casino Langley	740

$2,277

c)	To adjust for the transaction costs related to the 2018 Refinancing ($7,778) and the Central Bundle acquisition ($1,629)

d)

To adjust the amount of interest expense we reported for the nine months ended September 30, 2018 to reflect the 2017 and 2018 Refinancing and the July 2018 Term Loan Upsize, as described above, calculated as follows:

Interest expense reported by the Company	$(41,664)
Interest expense calculated pursuant to the 2018 Refinancing and July Upsizing	42,231

Incremental Interest Expense	$567

The unaudited pro forma combined statement of operations and comprehensive income have not been adjusted for changes in foreign exchange or estimates in the fair value of the cross currency interest rate swaps.

e)	To eliminate the loss on debt extinguishment from the 2018 Refinancing ($15,124) and the loss on debt modification from the July 2018 Term Loan Upsize ($6,264).

f)	To eliminate the $192,399 gain on the Sale Lease Back transaction.

g)	We did not record a pro forma tax effect of these adjustments as the deferred tax asset is not realizable.

Year Ended December 31, 2017

The following table provides our unaudited pro forma combined statement of operations and comprehensive income for the year ended December 31, 2017 and has been prepared by management for illustrative purposes using our historical consolidated statement of operations and comprehensive income for the year ended December 31, 2017, included elsewhere in this prospectus, and the pro forma combined schedules of revenue and direct expenses, included elsewhere in this prospectus, for the Southwest Bundle and the North Bundle, which are based on the site-level financial information for the periods indicated below, prepared or provided by the OLG, and for the Central Bundle, which is based on the audited combined schedules of revenue and direct expenses for the Central Bundle, prepared by and obtained from the OLG, for the year ended March 31, 2018, and adjusted by the Company to give pro forma effect to the acquisitions of the Southwest Bundle, the North Bundle and the Central Bundle, the Sale and Leaseback Transactions, the 2018 Refinancing and the Term Loan Upsize, as further described below, as if they had occurred on January 1, 2017:

a)	Acquisition of the Southwest Bundle

On May 9, 2017, we signed a 20-year COSA with the OLG for the operation of the Southwest Bundle. Under the Southwest Bundle transition and asset purchase agreement, or TAPA, we acquired gaming assets and assumed certain liabilities of the London, Point Edward, Woodstock, Dresden, Clinton and Hanover casinos. The total purchase price for such assets was approximately $95.4 million of consideration, including net working capital of approximately $20.2 million comprised of cash, prepaids, inventory and accrued liabilities. The pro forma financial information for the Southwest Bundle represents the period from January 1, 2017 to May 8, 2017 prior to our acquisition of the Southwest Bundle and is based on site-level financial information for the Southwest Bundle from January 1, 2017 to May 8, 2017, prepared by and obtained from the OLG. For a description of certain limitations regarding the financial information provided by the OLG and the related pro forma information, see “Risk Factors—Risks Related to Our Business—The historical financial information for the Ontario properties prior to our acquisition thereof was prepared or provided by the OLG and consists of audited combined schedules of revenue and direct expenses only and does not represent complete financial statements; care should be taken when relying upon such information.”

b)	Acquisition of the North Bundle

On May 30, 2017, we signed a 20-year COSA with the OLG for the operation of the North Bundle. Under the North Bundle TAPA, we acquired gaming assets and assumed certain liabilities of the Thunder Bay, Sault Ste. Marie and Sudbury casinos and the approval for new casino developments in Kenora and North Bay. The purchase price for such assets was approximately $79.3 million of consideration, including net working capital of approximately $10.3 million comprised of cash, prepaids, inventory and accrued liabilities. The pro forma financial information for the North Bundle represents the period from January 1, 2017 to May 29, 2017 prior to our acquisition of the North Bundle and is based on the site-level financial information for the North Bundle from January 1, 2017 to May 29, 2017, prepared by and obtained from the OLG.

c)	Acquisition of the Central Bundle, as described above.

d)	Sale and Leaseback Transactions, as described above.

e)	2017 Refinancing

On February 22, 2017, we refinanced our credit facilities. The new debt structure included a $125.0 million senior secured revolving credit facility, a senior secured term loan facility comprising of a US$405.0 million tranche and a $80.0 million tranche, and US$255.0 million 8.25% Second Priority Senior Secured Notes due in 2024. The 2017 Refinancing closed in three tranches, (i) the first tranche closed on February 22, 2017 and we received US$232.5 and $46.0 million; (ii) the second tranche closed on May 5th (upon closing of the Southwest Bundle on May 9, 2017) and we received US$86.3 million and $17.0 million and, (iii) the third tranche closed upon acquiring the North Bundle in which the Company received US$86.2 million and $17.0 million. Total transaction costs incurred related to the 2017 Refinancing were $27.4 million. The proceeds from the 2017 Refinancing were used to repay the existing debt and fund the acquisition of the North Bundle and Southwest Bundle.

f)	The 2018 Refinancing, as described above.

g)	The Term Loan Upsize, as described above.

Pro Forma adjustments as described in items a) through g) above are reflected below as “Adjustments.”

The assumptions and estimates underlying the unaudited adjustments to the pro forma consolidated statement of operations and comprehensive income are described in the accompanying notes, which should be read together with the pro forma condensed consolidated statement of operations and comprehensive income.

The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that we believe are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments.

However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

Gateway Casinos & Entertainment Limited—Unaudited Pro Forma Combined Statement of Operations and Comprehensive (Loss) Income for the year ended December 31, 2017(1)

(In thousands of $)	Gateway (Historical)(2(a))	Southwest Bundle Pro Forma(2(b))	North Bundle Pro Forma(2(c))	Central Bundle Pro Forma(2(d))	Adjustments	Gateway Pro Forma
Revenue
Gaming	$344,468	$40,940	$28,445	$247,890	$—	$661,743
Food and beverage	65,975	1,286	969	14,999	—	83,229
Facility development commissions and permitted capital expenditures	38,601	1,666	918	7,250	—	48,435
Hotel	13,501	—	—	6,129	—	19,630
Automated teller machines	10,667	1,594	943	7,157	—	20,361
Other	5,609	250	257	8,580	—	14,696

	$478,821	$45,736	$31,532	$292,005	$—	$848,094

Expenses
Human resources	$204,454	$17,048	$13,392	$115,412	$—	$350,306
Operating	44,489	3,194	3,706	27,083	—	78,472
Marketing and promotion	23,087	1,915	1,589	38,687	—	65,278
Occupancy(4(a))	35,015	4,728	3,977	38,774	43,596	126,090
Cost of food and beverage	31,827	1,019	755	18,631	—	52,232
Amortization of intangible assets	53,506	111	60	—	—	53,677
Depreciation of property and equipment(4(b))	44,793	4,905	4,129	7,054	(11,875)	49,006
Writedown of non-financial assets	23,588	—	—	—	—	23,588
Other(4(c))	15,209	—	—	—	(5,738)	9,471
Share-based compensation	19,631	—	—	—	—	19,631

	$495,599	$32,920	$27,608	$245,641	$25,983	$827,751

(Loss) income before other expenses (income) and income taxes	$(16,778)	$12,816	$3,924	$46,364	$(25,983)	$20,343
Other expenses (income)
Interest expense(4(d))	58,887	—	—	—	6,557	65,444
Interest income	—	—	—	—	—	—
Change in fair value of embedded derivatives	(9,280)	—	—	—	—	(9,280)
Change in fair value of cross currency interest rate swaps	31,991	—	—	—	—	31,991
Loss on debt extinguishment(4(e))	16,135	—	—	—	(16,135)	—
Gain on sale of property and equipment	(36)	—	—	—	—	(36)
Foreign exchange gain	(49,034)	—	—	—	—	(49,034)

	$48,663	$—	$—	$—	$(9,578)	$39,085

(In thousands of $)	Gateway (Historical)(2(a))	Southwest Bundle Pro Forma(2(b))	North Bundle Pro Forma(2(c))	Central Bundle Pro Forma(2(d))	Adjustments	Gateway Pro Forma

(Loss) income before income taxes	$(65,441)	$12,816	$3,924	$46,364	$(16,405)	$(18,742)
Income tax (expense) recovery(4(f))
Current	(1,780)	—	—	—	—	(1,780)
Deferred	2,147	—	—	—	—	2,147

(Loss) income and comprehensive (loss) income for the year	$(65,074)	$12,816	$3,924	$46,364	$(16,405)	$(18,375)

(Loss) income per share Basic and Diluted						(0.47)

Weighted Average Shares Outstanding						39,399

Notes: (1)	Basis of presentation

This unaudited pro forma combined statement of operations and comprehensive income has been prepared by management for illustrative purposes only, to show the effect of the acquisition of the assets of the Southwest, North and Central Bundles, the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley and the leaseback of such land and premises to Gateway, which we refer to as the Sale and Leaseback Transactions, and the refinancing of our senior secured credit facilities in 2017 and 2018, which we refer to as the 2017 Refinancing and the 2018 Refinancing, respectively, and the amendment of our term loan facility within the senior secured credit facilities in connection with the acquisition of the Central Bundle, or the Term Loan Upsize, which we collectively refer to as the Interim Period Transactions. The unaudited pro forma consolidated statement of operations and consolidated income has been prepared as if the Interim Period Transactions occurred on January 1, 2017.

(2)	The unaudited pro forma combined statement of operations and comprehensive income has been prepared using the following information:

a)

audited consolidated statement of operations and comprehensive income of Gateway for the year ended December 31, 2017, which includes the results of the Southwest Bundle from May 9, 2017 and the results of the North Bundle from May 30, 2017. See “Index to Financial Statements—Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2017 and 2016”;

b)

unaudited pro forma combined schedule of revenue and direct expenses of the Southwest Bundle for the period from January 1, 2017 to May 8, 2017. See “Index to Financial Statements—Unaudited Southwest Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2017 to May 8, 2017”;

c)

unaudited pro forma combined schedule of revenue and direct expenses of the North Bundle for the period from January 1, 2017 to May 29, 2017. See “Index to Financial Statements—Unaudited North Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2017 to May 29, 2017”; and

d)

unaudited pro forma combined schedule of revenue and direct expenses of the Central Bundle for the year ended March 31, 2018. See “Index to Financial Statements—Unaudited Central Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the year ended March 31, 2018”.

The unaudited pro forma combined schedules of revenues and direct expenses for the Southwest Bundle, the North Bundle and the Central Bundle have been prepared by the Company using the format and account classifications of the respective audited Combined Schedules of Revenues and Direct Expenses for each Bundle prepared and provided by the OLG. For purposes of this unaudited pro forma combined statement of operations and comprehensive income we have adjusted the format and account classifications to align with those of the Company.

The following table reconciles between the two formats for the Southwest Bundle described above:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	42,606	(1,666)	40,940
Facility Development Commissions / Permitted Capital Expenditures	—	1,666	1,666
Non-gaming Revenue	1,375	(1,375)	—
Food and Beverage	—	1,286	1,286
Automated Teller Machine	—	1,594	1,594
Other Revenue	—	250	250

Total Revenue	43,981	1,755	45,736

Direct Expenses
Payroll	17,048	—	17,048
Operating	3,194	—	3,194
Commissions	—	—	—
GST/HST	—	—	—
Marketing and promotion	1,915	—	1,915
Facilities	4,728	—	4,728
Food and Beverage	1,019	—	1,019
Amortization	5,016	—	5,016

Total Direct Expenses	32,920	—	32,920

Excess Revenue over Direct Expenses	11,061	1,755	12,816
Other Income	1,755	(1,755)	—

Finance Costs			—
Excess revenue over Direct Expenses and Other Income and Finance Costs	12,816	—	12,816

The following table reconciles between the two formats for the North Bundle described above:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	29,363	(918)	28,445
Facility Development Commissions / Permitted Capital Expenditures	—	918	918
Non-gaming Revenue	1,109	(1,109)	—
Food and Beverage	—	969	969
Automated Teller Machine	—	943	943
Other Revenue	—	257	257

Total Revenue	30,472	1,060	31,532

Direct Expenses
Payroll	13,392	—	13,392
Operating	3,642	64	3,706
Commissions	—	—	—
GST/HST	—	—	—
Other	64	(64)	—
Marketing and promotion	1,589	—	1,589
Facilities	3,977	—	3,977
Food and Beverage	755	—	755
Amortization	4,189	—	4,189

Total Direct Expenses	27,608	—	27,608

Excess Revenue over Direct Expenses	2,864	1,060	3,924
Other Income	1,060	(1,060)	—

Finance Costs			—
Excess revenue over Direct Expenses and Other Income and Finance Costs	3,924	—	3,924

The following table reconciles between the two formats for the Central Bundle described above:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	255,140	(7,250)	247,890
Facility Development Commissions / Permitted Capital Expenditures	—	7,250	7,250
Non-gaming Revenue	30,038	(30,038)	—
Food and Beverage	—	14,999	14,999
Hotel	—	6,129	6,129
Automated Teller Machine	—	7,157	7,157
Other Revenue	—	8,580	8,580

Total Revenue	285,178	6,827	292,005

Direct Expenses
Payroll	115,412	—	115,412
Operating	12,499	14,584	27,083
Commissions	—	—	—
Hotel	1,331	(1,331)	—
Entertainment	13,193	(13,193)	—
GST/HST	—	—	—
Other	60	(60)	—
Marketing and promotion	38,687	—	38,687
Facilities	38,774	—	38,774
Food and Beverage	18,631	—	18,631
Amortization	7,054	—	7,054

Total Direct Expenses	245,641	—	245,641

Excess Revenue over Direct Expenses	39,537	6,827	46,364
Other Income	6,827	(6,827)	—

Finance Costs			—
Excess revenue over Direct Expenses and Other Income and Finance Costs	46,364	—	46,364

(3)	Significant accounting policies

The accounting policies we used to prepare the pro forma combined financial statement conforms to the accounting policies we have adopted, which are in compliance with IFRS as issued by the IASB, except that as noted in Note 1 Basis of presentation, the site-level financial information prepared or provided by OLG management for the Southwest Bundle for the period from January 1, 2017 to May 8, 2017, the North Bundle for the period from January 1, 2017 to May 29, 2017 and the Central Bundle for the for the year ended March 31, 2017 does not include certain information and adjustments necessary to conform with IFRS as issued by the IASB.

(4)	Pro Forma adjustments (in thousands of $)

The following adjustments have been recorded in the unaudited pro forma consolidated statement of operations and comprehensive income to reflect the pro forma effects of the Interim Period Transactions described above:

a)	To record the annual lease payments for the Sale and Leaseback Transactions of $43,596, calculated on a straight-line basis over the term of the lease.

b)	To eliminate the amount of depreciation of property and equipment we recorded in the year ended December 31, 2017 related to the SLB Properties, as follows:

Grand Villa Casino Burnaby	$5,792
Starlight Casino New Westminster	2,222
Cascades Casino Langley	3,861

$11,875

c)	To adjust for the transaction costs expensed related to the acquisition of the North Bundle ($2,553) and Southwest Bundle ($3,185)

d)	To adjust the amount of interest expense we reported for the year ended December 31, 2017 to reflect the 2017 Refinancing, the 2018 Refinancing and the Term Loan Upsize calculated as follows:

Interest expense reported by the Company	$(58,887)
Interest expense calculated pursuant to the 2017 & 2018 Refinancing and July 2018 Term Loan Upsize	65,444

$6,557

The unaudited pro forma combined statement of operations and comprehensive income have not been adjusted for changes in foreign exchange or estimates in the fair value of the cross currency interest rate swaps.

e)	To eliminate the loss on debt extinguishment from the 2017 Refinancing ($16,135)

f)	We did not record a pro forma tax effect of these adjustments as the deferred tax assets are not realizable.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition and cash flows and, if so, our future prospects would likely be materially and adversely affected. If any of such events were to happen, the trading price of our common shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our business is subject to extensive governmental gaming regulation. Changes to the regulatory regime governing our business, our inability to renew or obtain new contracts governing our existing gaming operations or our inability to obtain new casino licenses could adversely affect us.

Our gaming operations are highly regulated. Subject to certain exemptions, the Criminal Code of Canada prohibits most forms of gaming and betting activity in Canada. While certain limited licensed gaming activities, such as those conducted and managed by charitable or religious organizations, are permissible, dice games and games operated on or through a computer, video device or slot machine may only be conducted through and managed by provincial governments. Subject to certain conditions, the Criminal Code of Canada also provides exemptions that allow any person, for the purposes of a lawful gaming activity in the applicable province, to do anything in the province, in accordance with the applicable law or license, that is required for the conduct, management or operation of such gaming. Accordingly, as a licensed service provider we must provide gaming-related services in accordance with applicable provincial laws and regulations. Gaming in the provinces in which we currently operate is highly regulated.

In addition to the mandate of the BCLC, the OLG and the AGLC to, among other things, conduct and manage gaming in British Columbia, Ontario and Alberta, respectively, the GPEB, the BCLC, the AGLC, the AGCO and the OLG have certain powers to oversee and/or regulate certain aspects of the gaming industry. There can be no guarantee that such Crown agencies and/or Gaming Regulators will not adopt policies or other changes that have the effect of, among other things, restricting gaming and the involvement or profitability of service providers. Possible restrictions could include, among other things, the hours/days of gaming operations, restrictions on advertising, betting limits, the number of tables or slot machines permitted, ages of permitted gamblers, casino locations and the future availability of, and/or the amount of additional commission available for, future capital expenditures under the Permitted Capital Expenditures Allowance (as described herein), the MIR program or any similar current or future program. In addition, any of the federal government of Canada, the provincial governments of British Columbia, Alberta or Ontario, or any applicable municipal or local government may enact, amend or repeal legislation (including of a public policy or social benefit nature, such as responsible gaming legislation, reduced operating hours or restrictions on marketing and advertising), or there may be changes in the jurisprudence that relate to the gaming industry, in each case that could have a material adverse effect on our business, financial condition or results of operations. Additionally, we may not continue to sustain the level of partnership we now have with the Gaming Authorities and Gaming Regulators, which could also have a material adverse effect on our business, financial condition or results of operations.

In British Columbia, we currently receive additional commissions through the BCLC’s MIR program for capital expenditures related to developing and improving our casinos. Similarly, we receive Permitted Capital Expenditures Allowances from the OLG for gaming-related capital expenditures related to developing and improving our casinos in Ontario. Although we expect past expenditures not yet submitted to the OLG and future capital expenditures to be eligible to earn additional commissions or qualify for Permitted Capital Expenditure

Allowances, as applicable, there can be no assurance that this will be the case. If the BCLC or the OLG do not approve our capital expenditures, or if there are changes to the MIR program, or the terms and conditions applicable to the Permitted Capital Expenditure Allowances, our financial condition and results of operations may be adversely impacted and/or our ability to finance these expenditures may be adversely affected.

We may be subject to change to the contracts and licenses related to our existing operations and our contracts or licenses may be revoked or may not be renewed.

In British Columbia, our operations are conducted pursuant to operational services agreements with the BCLC. The OSAs allow us to provide operational services for each casino and CGC (other than Playtime Gaming Victoria) for a 20-year term, with an option, exercisable by the BCLC, to renew at the end of such term.

We expect that our continued successful operations will lead BCLC to exercise its renewal rights with us unless we are in breach of the OSAs, however such renewal is at the discretion of BCLC. Furthermore, a breach of the OSAs could result from certain specified occurrences, including non-performance, bankruptcy or insolvency. Because of such a breach, the BCLC could suspend or terminate our right to provide the operational services under the OSAs. Suspension or termination of any of the OSAs would result in the loss of our ability to conduct business at our casinos or CGCs located in British Columbia, as applicable. In addition, the BCLC may also claim under the indemnities we provide to them under the OSAs for any liability they may suffer from our operations. The occurrence of any of these events could have a significant adverse effect on our business, financial condition and results of operations.

In the Edmonton region, each of our casinos can only be operated under casino property licenses granted by the AGLC. Although we have no reason to believe that our licenses will not be reissued upon expiry, there can be no guarantee that the casino property licenses under which our Alberta casinos operate will be reissued, or, if reissued, that they will be on the same or as favorable terms as the existing casino property licenses. The AGLC has enforcement powers with respect to licenses and may impose conditions or fines or suspend or cancel a casino property license for certain reasons, including non-performance or breach and bankruptcy or insolvency. Although it has not been the practice of the AGLC to cancel licenses, suspension or cancellation of such licenses could have a significant adverse effect on our business, financial condition and results of operations.

The Southwest Ontario, North Ontario and Central Ontario properties are operated under COSAs, which were entered into with the OLG on closing of each acquisition. Renewal of the COSAs is subject to the absolute discretion of the OLG, and we cannot guarantee that the COSAs will be renewed on the same terms, or at all. The COSAs also set out certain events of default, including, among other things, a material adverse effect resulting from our failure to comply with certain obligations set out under the COSAs, an act of insolvency, and any inaccuracy or misrepresentation in any representation or warranty of the service provider in the COSAs. See “Regulatory and Licensing Matters”. Upon the occurrence of an applicable event of default as set out in the COSAs, the OLG could, at its option, suspend or terminate our right to provide all or any part of the services under the COSAs in respect of all or any one or more casinos to which the applicable COSA relates. In addition, the OLG and certain other indemnified persons may rely on the indemnity that is provided to them in the applicable COSA, should any of them suffer certain liabilities from our operations or in certain other specified circumstances. The occurrence of any of these events could have a significant adverse effect on our business, financial condition and results of operations.

In addition, in October 2018, it was announced that OLG and the operator of the horse racing facilities at Hiawatha Horse Park in Sarnia have an agreement in principle for the introduction of a slot-machine gaming facility within the Hiawatha Horse Park. Pursuant to our operating agreements with OLG, we have the right to become the operator of such new facility, subject to reaching an agreement with the OLG on the terms of such operations. There can be no assurance that we will reach an agreement with the OLG on the terms of such operations, or that if we do, that the facility will perform well.

In addition to the requirements and restrictions pursuant to the COSAs, we are registered with the AGCO as an “operator”. The AGCO has established stringent terms of registration, which must be complied with to maintain our registration in good standing. We may not be able to comply with certain of the terms of registration at all times, and consequentially, the AGCO may discontinue the registration.

Our gaming operating agreements and licenses may also change from time to time. Recently, we entered into the OSAs with the BCLC to replace the multiple casino operating agreement, or the MCOSA, the community gaming centre operational services agreements, or the CGCOSAs and BOSAs (other than the Playtime Gaming Victoria BOSA). Certain changes to the OSAs may negatively affect our business, financial condition or results of operations. The impact of the OSAs or any changes to our gaming operating agreements or licenses is difficult to predict, and may materially and adversely affect our business, financial condition and results of operations.

At any time, the gaming regulators may conduct inspections to monitor our compliance with legislation, regulations, rules and conditions of registration and operating agreements. We may be subject to disciplinary action by the gaming regulators if we are informed that a person is unsuitable to have a relationship with us and we fail to pursue all lawful efforts to require compliance with gaming control legislation or our operating agreements. If we are unable to comply with any current or future reporting or registration requirement, our registrations as a gaming service provider may be suspended or revoked, which would adversely affect our business.

The Gaming Regulators in the provinces in which we operate may also, as applicable, revoke or refuse to issue or renew our registration or licenses, or refuse to renew the terms of our operating agreements for reasons including: if we, or one of our directors, officers, employees or associates (i) is considered to be a detriment to the integrity of gaming; (ii) no longer meets a licensing or registration requirement; (iii) has breached a condition of licensing or registration or an operating agreement with a lottery corporation; (iv) has made a material misrepresentation to the Gaming Regulators; (v) has been refused a similar license or registration in another jurisdiction; (vi) has held a similar license or registration, or a license which has been suspended or cancelled; or (vii) has been convicted of an offense that calls into question our integrity.

Our ability to obtain additional casino licenses or operating agreements is not guaranteed.

Any new casino to be operated by us will require the entering into or amendment of an operating agreement (in the case of a gaming property in British Columbia or Ontario) or a casino property license from the AGLC (in the case of a casino in Alberta). The process for obtaining a new operating agreement or license (or amending an existing operating agreement or license) is complex and we anticipate that there would be intense competition for new operating agreements or licenses. There can be no guarantee that the BCLC or the OLG will agree to enter into or amend an operating agreement or that the AGLC will grant a new license for any new gaming property that we might propose in the provinces of British Columbia, Ontario or Alberta in the future. In addition, in January 2015, the AGLC declared an indefinite moratorium on the issuance of new casino licenses and is not accepting applications for new casino properties. Failure to obtain these licenses or agreements or amendments would potentially limit our growth, thereby adversely affecting our growth potential. In addition, if we were to expand our business to other provinces and territories in Canada or other jurisdictions we would be required to comply with the regulatory regimes of such provinces and territories or jurisdictions and obtain licenses to operate therein. As in British Columbia, Ontario and Alberta, the process for regulatory approval and the obtaining of a new license or operating agreement is complex and there is intense competition for new and operating agreements. Consequently, there can be no assurance that we will be able to expand our business into other provinces and territories or other jurisdictions.

Liquor laws and associated liquor licenses in British Columbia, Ontario or Alberta may affect our operations.

The use and sale of alcohol in gaming properties is highly regulated in British Columbia, Ontario and Alberta through the issuance, monitoring and enforcement of liquor license requirements and related liquor license conditions. There is no assurance that the regulation of the use and sale of alcohol in gaming properties will not change in the future. Changes to the regulations regarding the issuance, monitoring and enforcement of liquor license requirements and related liquor license conditions could adversely affect our operations and casino gaming revenue.

The historical financial information for the Ontario properties prior to our acquisition thereof was prepared or provided by the OLG and consists of audited combined schedules of revenue and direct expenses only and does not represent complete financial statements; care should be taken when relying upon such information.

The audited annual financial information and results of the Southwest Ontario properties, North Ontario properties and Central Ontario properties included in this prospectus were prepared or provided by the OLG and consist of combined audited schedules of revenue and direct expenses that are not fully consistent with the statements provided for significant acquisitions under Sections 13 and 15(d) of the Exchange Act and do not include a balance sheet, statements of cash flows or the related footnotes to such financial statements. In addition, this financial information does not include certain information and adjustments necessary to conform with IFRS as issued by the IASB.

The pro forma financial statements and pro forma financial information included in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Ontario acquisitions.

The pro forma financial statements and pro forma financial information included in this prospectus are presented for illustrative purposes only, are based on various adjustments and assumptions and may not be an indication of our financial condition or results of operations following the Ontario acquisitions. Our actual financial condition and results of operations following the Ontario acquisitions may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Ontario acquisitions.

The unaudited pro forma financial information included in this prospectus under the headings “Selected Summary Historical Financial Information” and “Selected Summary Pro Forma Financial Information” is based on certain audited and unaudited financial information prepared or provided by the OLG. Specifically, (i) the Southwest Bundle financial information is based on unaudited site financial information prepared by the OLG for the period of January 1, 2017 to May 8, 2017; (ii) the North Ontario bundle financial information is based on unaudited site financial information prepared by the OLG for the period of January 1, 2017 to May 29, 2017; and (iii) the Central Bundle financial information is based on unaudited site financial information prepared or provided by the OLG for the period of January 1, 2018 to July 17, 2018 and the audited combined schedules of revenue and direct expenses prepared or provided by the OLG for the twelve months ended March 31, 2018. Additionally, unless otherwise noted, the unaudited site-level financial information prepared or provided by OLG management for the Southwest Bundle for the period from January 1, 2017 to May 8, 2017, the North Bundle for the period from January 1, 2017 to May 29, 2017 and the Central Bundle for the year ended March 31, 2018 does not include certain information and adjustments necessary to conform with IFRS as issued by the IASB. We cannot assure that this financial information is accurate, and when we file our financial statements after the integration of the financial results and operations from these properties with our own, such amounts may differ materially from the amounts indicated in this prospectus. Investors should not place undue reliance on this information and such information should be read together with the pro forma financial statements and historical audited financial statements included herein.

Changes in accounting standards could affect our reported results.

The International Accounting Standards Board, or other regulatory bodies, periodically introduce modifications to financial accounting and reporting standards or issue new financial accounting and reporting standards under which we prepare our consolidated financial statements. These changes can materially affect the means by which we report financial information, affecting our reported results of operations. Also, we could be required to apply new or revised standards retroactively.

More specifically, several new or amended standards and interpretations to IFRS are expected over the coming years. In particular, both IFRS 9, Financial Instruments and IFRS 15, Revenues from Contracts with Customers went into effect on January 1, 2018 and IFRS 16, Leases will go into effect on January 1, 2019. With respect to IFRS 9 and IFRS 15, we have finalized our assessment of the impact thereof. With respect to IFRS 16, during 2018, we will gather and update information related to leases, assess extension and termination options as well as possible exemptions, and identify the appropriate discount rate.

Currently, we cannot assure you that the changes with respect to IFRS 16 will not substantially affect our reported results of operations. It is anticipated that there will be a material impact as a result of the recognition of a right of use asset and a lease liability for leases which are currently treated as operating lease by us.

The gaming industry is highly competitive and we may lose market share to our local competitors.

Despite the high level of regulation in the provinces in which we operate, we often compete directly with other gaming properties operating in surrounding regions. In recent years, with fewer new gaming regions in Canada for development, competition in existing markets has intensified. As a result, we, along with many other gaming service providers, have invested in expanding existing properties. The expansion and aggressive marketing strategies of our competitors have increased competition in many of the markets in which we operate. If our existing competitors operate more successfully or if new or existing competitors enhance, expand or market their gaming properties more aggressively, or if additional casinos are established in and around the locations in which we conduct business, including in the event federal or provincial regulators with which we work closely alter the manner in which they grant licenses to our competitors, our market share may be eroded. The expansion of casino or other forms of gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers (including outside of Canada) could have a significant adverse effect on our business, financial condition and results of operations.

If we fail to successfully implement our growth strategies, which includes acquiring new properties and expanding, renovating and relocating our existing properties, our ability to increase our revenues could be adversely affected.

Part of our growth strategy includes opportunistically acquiring and operating new gaming properties and improving the customer experience at our existing properties. This will require substantial capital investment, particularly in regions within Canada where we currently do not operate. Our ability to successfully acquire and operate new gaming properties depends on a number of factors that may be outside of our control, including, among others, our ability to:

•	successfully compete for new gaming contracts;

•	identify desirable gaming locations;

•	secure financing;

•	secure governmental, municipal and other necessary approvals and permits;

•	negotiate acceptable lease terms, including favorable levels of tenant improvement allowances;

•	maintain out-of-pocket build-out costs in line with our economic model, including by managing construction costs at reasonable levels;

•	hire, train and retain a growing workforce of employees, including key management personnel;

•	successfully integrate new gaming properties into our existing control structure and operations, including our information technology systems;

•	increase brand awareness;

•	identify and satisfy the gaming preferences of our customers in new geographic areas and markets; and

•	address competitive, marketing, distribution and other challenges encountered in connection with expansion into new geographic areas and markets.

To the extent that we acquire gaming properties in markets where we already have existing gaming properties, we may experience reduced revenues at those existing gaming properties.

There is no guarantee that newly opened gaming properties will be received as well as, or achieve profitability levels comparable to those of, our existing gaming properties within our estimated time periods, or at all. If our gaming properties fail to achieve, or are unable to sustain, acceptable profitability levels, our business may be materially adversely affected and we may incur significant costs associated with closing or relocating gaming properties. In addition, our current expansion plans are only estimates, and the actual number of gaming properties that we open, the timeline on which we do so and the actual number of suitable locations for our new gaming properties could differ significantly from these estimates. If we fail to successfully open and operate new gaming properties and execute our growth plans, the price of our common shares could decline.

We compete with online gaming and entertainment companies that provide gaming and entertainment experiences, which could adversely affect our future casino gaming revenue.

In addition to bricks-and-mortar casinos, we compete with online gaming and other forms of entertainment. Online gaming platforms and certain provincial gaming corporations offer a variety of online games, many of which simulate the games on our properties. The sophistication and availability of online gaming, both domestically and internationally, is continuing to improve and it is possible that these platforms will develop into a greater form of competition, which could have an adverse impact on our business, financial condition and results of operations.

We also compete with other non-gaming resorts and vacation areas and entertainment businesses. If our national and global competitors offer more attractive gaming and non-gaming experiences, there is a risk that our customers, and particularly the high-limit players that frequent our properties, may choose to travel away from our properties to our competitors or other entertainment destinations. A significant reduction in high-limit play at our properties could have a significant adverse effect on our business, financial condition and results of operations.

We cannot assure that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities.

Certain industries in Canada, like the gaming sector, are subject to the federal Proceeds of Crime (Money Laundering) and Terrorist Financing Act, or the PCMLTFA. Casinos in Canada operate under, and are required to meet, the strict anti-money laundering, customer identification and reporting requirements set out in the PCMLTFA.

A 2016 report commissioned by GPEB on anti-money laundering practices in British Columbia revealed the existence of an investigation into the alleged flow of unsourced cash at a competitor casino. In September 2017, the British Columbia Government hired an independent investigator, Peter German, to commission a report into money laundering and other illegal practices at casinos in the Lower Mainland of British Columbia, which was received by the Attorney General of British Columbia on April 3, 2018 and released publicly on June 27, 2018. Dr. German’s report focused on the role of partners and agencies, including provincial regulators, federal regulators, law enforcement and operators such as Gateway. The 48 substantive recommendations contained in the report include a potential shift to a new standards based model (more similar to that in Ontario) and a number of recommendations to shift certain responsibilities from the Gaming Regulators to private operators, such as responsibilities with respect to AML annual risk assessments, reporting with FINTRAC, conducting due diligence on suspicious transactions and overseeing cash alternatives and related compliance. In November 2018, the House of Commons of Canada released the report of the Standing Committee on Finance which focused on the anti-money laundering and anti-terrorist financing regime’s legislative and regulatory gaps, the exchange of information and the privacy of Canadians, ways of strengthening intelligence capacity and enforcement measures, as well as the modernization of the regime. The substantive recommendations contained in the report include, among others, that (i) the Government of Canada expand FINTRAC oversight to ensure that all casino operators, employees, and frontline gaming personnel are trained in anti-money laundering legislation, (ii) the Government of Canada establish an information sharing regime through FINTRAC and provincial gaming authorities to ensure more accurate and timely reporting, and (iii) the Government of Canada enhance the direct reporting system of casinos to FINTRAC through the suspicious transaction reports to include suspicious activities. While we currently believe that the recommendations will not have a material impact on our business, there can be no assurance as to what the business, operational and financial impacts from the recommendations or the implementation thereof will be until specific amendments are proposed to gaming laws and regulations.

Although we have a compliance program that addresses anti-money laundering program and our properties are subject to anti-money laundering programs run by the Gaming Authorities, there is no guarantee that our operations are protected from being used to launder illicit funds or that our program will be effective in detecting all such activities. Additionally, casinos and the gaming industry are a regulatory focus for anti-money laundering violations, and any repeated money laundering violations could affect our access to credit from financial institutions. Thus, any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving us, our employees or our customers would have a material adverse impact on our reputation, relationship with our regulators, business, cash flows, financial condition, prospects and results of operations.

Our casino gaming revenue is currently concentrated in the Greater Vancouver Region and Ontario, which makes us especially subject to economic and competitive risks associated with the conditions in those areas.

Because our revenue and profits are primarily derived from the Greater Vancouver Region and Ontario, we are subject to greater risks from local conditions than a gaming company with more geographically diverse operations. A decrease in revenue from, or increase in costs for, our casinos located in the Greater Vancouver Region or Ontario is likely to have a proportionally higher impact on our business, financial condition and results of operations than it would for a gaming company with revenue generated from more geographically diverse operations.

More generally, our net revenues are highly dependent upon the volume and spending levels of our customers. Decreases in discretionary consumer spending brought about by weakened general economic conditions may affect our revenues. Our business results are related to the economic and competitive conditions in the regions we operate in, and any downturn in the economic conditions or increase in competition in these regions will have a material adverse effect on our business, financial condition and results of operations.

Our business is particularly sensitive to reductions in discretionary consumer and corporate spending as a result of global and regional economic conditions.

Consumer demand for casinos and hotels and for the type of amenities that we offer is particularly sensitive to changes in the global economy, which adversely affect discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general global and regional economic conditions, high unemployment, weakness in housing or oil markets, perceived or actual changes in disposable consumer income and wealth, an economic recession and changes in consumer confidence in the global economy, or fears of war and future acts of terrorism have in the past and could in the future reduce customer demand for the amenities and leisure activities we offer, and may have a significant negative impact on our operating results. Additionally, consumer demographics and preferences may evolve over time, which, for example, has resulted in growth in consumer demand for non-gaming offerings. Our success depends in part on our ability to anticipate the preferences of consumers and react to those trends and any failure to do so may negatively affect our operating results.

Global economic conditions may have a material adverse effect on our business, financial condition and results of operations.

In recent years, global economic conditions have resulted in tighter credit conditions and recessions in most major economies. The Canadian economy, and in particular British Columbia and Ontario, were not as adversely impacted by these economic conditions as the economies of the United States and other industrialized countries. Although we were not as adversely affected by these recent economic conditions as other gaming companies across North America, future economic downturns may affect our business significantly in a number of ways. For example, our business offers a highly discretionary set of entertainment and leisure activities and amenities, and if a similar global economic downturn occurs, discretionary consumer spending may be adversely affected and our revenue may decrease while some of our costs would remain fixed or increase. Additionally, if we were to require access to the capital markets in the future during such a downturn, there can be no assurance that we will be able to secure financing.

Changes to our customer base may adversely affect our business and results of operations.

We cater to our customer base by providing entertainment suited to the demographics of each local region in which we operate, in order to maximize customer retention and secure repeat visitors. Changes in our customer demographics or to local economic conditions or our potential inability to cater or respond to those changes may have an adverse effect on our business, financial condition and results of operations.

Unusual weather, natural disasters, geo-political events or acts of terrorism could adversely affect our operations and financial results.

Extreme weather conditions in the areas in which our properties are located could adversely affect our business. Frequent or unusually heavy snowfall, ice storms, rainstorms, forest fires or other extreme weather conditions over a prolonged period could make it difficult for our customers to travel to our properties and thereby reduce our revenue or otherwise adversely affect our business. For example, revenues were negatively impacted in the first three quarters of 2017 at our four Thompson-Okanagan casinos. Severe snowfall and subsequent flooding in the Okanagan region depressed revenues during the first and second quarter. During the third quarter, the Okanagan region saw extreme forest fires and many patrons in the area had to be evacuated. The fires caused poor air quality and a sharp decline in local patrons and tourists to these casinos.

In addition, natural disasters such as hurricanes, tornadoes and earthquakes, or a combination of these or other factors, could severely damage or destroy one or more of our properties located in the affected areas, thereby disrupting our business operations.

In addition, unstable political conditions or civil unrest, including terrorist activities, military and domestic disturbances, changes in trade policy and conflicts, may result in political or economic instability and could have a material adverse effect on our business and results of operations.

We face the risk of fraud or cheating commonly faced by the gaming business, which could adversely affect our results of operations.

Players in our casino may commit fraud or cheat in order to increase their winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner would negatively impact our gaming revenue. In addition, negative publicity related to such schemes could have an adverse effect on our reputation and have a significant adverse effect on our business, financial condition and results of operations.

We are subject to the reputational challenge of operating in the gaming industry.

The gaming industry is subject to negative publicity relating to perceptions of underage gaming, exploitation of vulnerable customers and the historical link of the gaming industry to criminal enterprises. As an operator within the industry, such negative publicity can adversely affect our reputation and correspondingly affect our financial performance.

Historically, gaming has been considered to be an undesirable activity in Canada. Until 1969, gaming in most forms, with the exception of horseracing, was a criminal offense. Subject to certain exemptions, the Criminal Code of Canada currently prohibits most forms of gaming and betting activity in Canada. Casino operators still face stigma in many areas of day-to-day operations. Negative public perception of gaming within any region lessens the likelihood that a new casino can be established there or that an existing casino will be financially viable, which could affect possible expansions. Any increase in the negative public perception of gaming could have a negative impact on our business and results of operations.

We are subject to cybersecurity risk.

We maintain confidential information regarding our business plans, strategy and potential strategic opportunities in our computer systems. We also maintain an internet website. Despite the implementation of network security measures, this infrastructure may be subject to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. A security breach of computer systems could disrupt operations, damage our reputation, result in legal or regulatory liability and could have a material adverse effect on our business and results of operations.

Compromises of our information systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.

We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with customers staying at our hotels and enrolling in our customer loyalty programs. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by privacy laws and regulations. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.

Although we have taken steps designed to safeguard our customers’ confidential personal information, our network and other systems, and those of third parties, such as service providers, could be compromised by a third-party breach of our system security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, our employees or employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information. Such legal claims, legal proceedings or liability could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.

Canada’s Anti-Spam Legislation, or CASL, also restricts our ability to send commercial “electronic messages,” defined to include text, sound, voice and image messages to email, or similar accounts, where the primary purpose is advertising or promoting a commercial product or service to our customers and prospective customers. CASL requires, in part, that a sender have consent to send a commercial electronic message, and provide the customers with an opportunity to opt out from receiving future commercial electronic email messages from the sender. Failure to comply with the terms of CASL or any proposed regulations that may be adopted in the future could have a negative impact on our reputation and subject us to material monetary penalties.

The Canada Revenue Agency, or CRA, has recently confirmed various notices of reassessment and/or notices of determination of loss for our taxation years ended December 31, 2010 to 2014 and December 31, 2016, in which the CRA recharacterized certain amounts received by us as income and reclassified certain expenditures made by us. We have appealed from these reassessments and loss determinations to the Tax Court of Canada. If such appeal is not successful, the amount of our non-capital loss carryforwards will be reduced and we will begin to incur income tax sooner than otherwise anticipated.

The CRA has issued notices of reassessment and/or notices of determination of loss to us for the taxation years ended December 31, 2010 to 2014 and December 31, 2016 in which the CRA (i) treated amounts received by us from the BCLC on account of facility development commissions, or FDCs, as taxable income, and (ii) reclassified certain costs incurred by us in 2010 as “eligible capital expenditures” rather than the cost of Class 14 depreciable property. In addition, the CRA has also issued notices of reassessment or notices of determination of loss to our subsidiaries Boardwalk Gaming Squamish Inc., or Boardwalk Squamish, and 427967 B.C. Ltd., or 427967, for their taxation years ending December 31, 2011, 2012 and 2014 in which the CRA treated amounts received by them from the BCLC on account of FDCs as taxable income.

We duly filed notices of objection with the Appeals division of the CRA to the reassessments and loss determinations referred to above. In August, 2018 we received notices of confirmation from the CRA advising that the CRA had reviewed the objections and was confirming the reassessments and loss determinations.

We disagree with the CRA’s position, and intend to vigorously defend our tax filing position. Accordingly, we have appealed to the Tax Court of Canada with respect to the reassessments and loss determinations. The likely timing to resolve these issues may take several years.

If our appeal is not successful and the CRA’s position ultimately prevails, then based on the notices of reassessment and notices of determination of loss received from the CRA, our net income (loss) for tax purposes for the taxation years ended December 31, 2010 to 2016 would increase (decrease) by $1.7 million, $30.9 million, $31.2 million, $30.1 million, $31.8 million, $28.5 million, and $28.5 million respectively. In that case, we have sufficient non-capital loss carry-forwards to offset the additional income reassessed; however, our non-capital losses available for carryforward to subsequent taxation years would be reduced, and we estimate that we would begin to incur liability for income tax sooner than otherwise currently anticipated.

No provision has been made in the historical financial statements or pro forma financial statements included in this prospectus for the aforementioned reassessments and/or determinations of loss. As a result, the pro forma financial statements may not prove to be accurate to the extent the reassessments and/or determinations of loss are ultimately upheld. For more information, please see note 11 of our condensed consolidated interim financial statements and note 16 of our audited consolidated financial statements as at December 31, 2017 and 2016, which are attached to this prospectus.

In connection with our acquisition of POM, we acquired POM’s non-capital losses, which NMRC has represented to be not less than $217.0 million. However, our ability to use these or other non-capital losses may be limited in the future.

As at September 30, 2018, we had non-capital loss carryforwards totaling approximately $307 million, of which approximately $90 million were derived from our gaming business and approximately $217 million were acquired by us as part of the POM Acquisition (as defined herein). The Canadian tax authorities could potentially seek to challenge the amount of such losses or our ability to use such losses against future income, in which case we may be subject to income tax sooner than anticipated. In addition, if we were to undergo a change of control for Canadian tax purposes (whether as a result of this offering or otherwise), we would no longer be able to utilize the POM Acquisition losses and our ability to utilize any other losses would potentially be subject to certain limitations. Furthermore, our ability to utilize non-capital losses of other companies that we may acquire in future could be subject to limitations.

The Municipal Property Assessment Corporation may in certain circumstances increase our assessments for Ontario property tax, which could result in an increase in our total property tax liability.

We are subject to real property tax in Ontario based on the assessed value of our Ontario casinos as determined by the Municipal Property Assessment Corporation (“MPAC”). In our financial statements, we have accrued liability for Ontario real property tax based on the valuations and assessments received from MPAC. In certain cases, however, including if we decide to appeal an assessment, MPAC, or a municipality, is entitled to seek a revision (including an increase) to a previously issued assessment. We would have the ability to contest such a proposed increase. In the event an increase in the assessment is ultimately approved by the Assessment Review Board, there could be an increase in the amount of tax payable and our aggregate property tax liability could be increased, which could have a negative impact on our financial condition.

From time to time, we are a defendant in a variety of litigation matters that may cause us to pay damages if we are unsuccessful in defending against such actions or unable to cover damages with insurance proceeds.

We are involved, from time to time, in a variety of litigation or regulatory investigations arising out of our business, including actions related to patron claims, labor and employees, BCLC’s Voluntary Self-Exclusion Program, GameSense Self Exclusion Program, regulatory compliance and other operational matters. We establish reserves for matters in which losses are probable and can be reasonably estimated. While we believe that we have established adequate accruals for our expected future liability with respect to our pending legal actions and proceedings, our liability with respect to any such action or proceeding may exceed our established accruals. It can be particularly difficult to gauge the potential impact of litigation that involves novel claims, such as claims based on the BCLC’s Voluntary Self-Exclusion Program and GameSense Self Exclusion Program which are premised on customers’ claims that they were permitted to participate in gaming activities on our gaming properties despite having voluntarily registered themselves with the BCLC’s Voluntary Self-Exclusion Program. These claims are also frequently pursued as class actions. There can be no assurance that our established accruals or insurance will cover all claims that may be asserted against us. Should any final judgments or settlements not be adequately covered by our established accruals or insurance, such uncovered losses could increase our costs and thereby lower our profitability, as well as adversely affect our cash flows and liquidity.

A significant portion of our labor force is covered by collective bargaining agreements. Wage and/or benefit increases resulting from new collective bargaining agreements or our inability to reach an agreement with the unions could have an adverse impact on our operations.

As of September 30, 2018, approximately 57% of our employees were covered by 21 separate collective bargaining agreements which must be renegotiated every few years. A prolonged dispute with the unionized employees or any labor unrest, strikes or other business interruptions in connection with labor negotiations or other employee compensation could have an adverse impact on our operations. Further, adverse publicity in the marketplace related to union messaging could further harm our reputation and reduce customer demand for our services.

For information on our historical financial results from the Thompson-Okanagan region, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Reportable Segments—Operating Results—Detailed Segment Information—Thompson-Okanagan Region”. We can provide no assurance as to when this work stoppage will cease and a new collective agreement will be entered into.

On June 29, 2018, the BCGEU members at our Thompson-Okanagan properties started strike action. The strike covered approximately 670 non-managerial front-line employees at the Thompson-Okanagan properties, such as dealers, slot machine attendants, F&B servers and security staff, which represented between approximately 75% and 81% of the personnel at these properties (depending on the property). While managers and supervisors continued to operate the properties with reduced hours and reduced services, the work stoppage adversely affected our financial results from the properties. We resolved the strike in early November 2018 and since November 13, 2018, all Thompson-Okanagan properties are again open 7 days a week, operating at near normal hours. However, we can provide no assurance as to what the ultimate impact on our results of operations will be as a result of the strike action.

On December 9, 2018, and prior to any strike action, we tentatively ratified our collective bargaining agreements with the BCGEU with respect to our Grand Villa Casino Burnaby and Starlight Casino New Westminster.

Strikes, lockouts, work stoppages or similar actions could restrict our ability to operate our properties and service our customers and may negatively affect customer experience and access, as well as our business financial condition and results of operations. In addition, wage and benefit increases resulting from new labor agreements and the certification of additional bargaining units at our properties could have an adverse impact on our results of operations. See “Business—Employees”.

If we are unable to attract and retain qualified and skilled employees, our ability to effectively operate our properties may be impaired, which could have a material adverse effect on our businesses and results of operations.

Our businesses are dependent upon attracting and retaining a large number of skilled employees who reflect our brand images and cultures. Many of these employees are in entry level or part-time positions with historically high rates of turnover. If we are unable to hire, train and retain employees capable of consistently providing a high level of service to our customers, we may not be able to maintain our competitive strength in offering our customers a favorable gaming experience or to fully realize the benefits expected to result from our formal customer service initiatives and targeted marketing initiatives, which could lead to decreased foot traffic, as well as to increased costs associated with hiring and training new employees.

Our ability to meet our labor needs while controlling the costs associated with hiring and training new employees is subject to external factors such as unemployment levels, prevailing wage rates, minimum wage legislation and changing demographics in Canada. In particular, recently enacted and proposed minimum wage increases in several provinces of Canada will have an impact on labor costs and our labor force, where the applicable legislation is enacted. Changes that adversely affect our ability to attract and retain quality employees could have a material adverse effect on our businesses and results of operations.

Municipal restrictions or prohibitions may affect our operations.

Municipalities in British Columbia, Ontario and Alberta have the right to restrict or prohibit gaming properties, including slot machines, within their boundaries. Gaming proposals are often controversial land use issues and can be highly contested by local politicians, residents and other intervenors. In the event that a host municipality passes a by-law or zoning change prohibiting or restricting gaming properties, our business, financial conditions and future prospects would be adversely affected.

Renewal of lease agreements for our properties may not be obtained or if obtained, may be on less favorable terms.

A majority of our properties operate out of premises that are leased under lease agreements. There is a risk that we may not be able to negotiate lease renewals with landlords on terms that are commercially reasonable or acceptable to us or that we may not be able to successfully relocate our properties if we decide not to renew any one or more of our leases. This could negatively affect our business and results of operations.

There are risks and uncertainties relating to the Sale and Leaseback Transactions

On closing of the Sale and Leaseback Transactions, we transferred our freehold interest in the lands and premises constituting each of the SLB Properties. Although the operation of the properties on the SLB Properties is expected to continue in the ordinary course, the long-term Leases may, in certain circumstances, be terminated or, subject to the approval of the BCLC, assigned to other third-party landlords. Any such termination or assignment could have a significant adverse effect on our business, financial condition and results of operations at our Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley.

The long-term Leases will also require significant periodic cash payments in respect of the required rent thereunder, which we have not historically incurred for the SLB Properties, and other allocated operating and maintenance costs. The increase in our rent expense may have an adverse impact on our future operations and profitability. The sale of each of the SLB Properties also eliminates these significant assets from our real property holdings, which may impact our ability to secure financing in the future (at commercially reasonable interest rates or at all), as the number and value of assets available to us to pledge as collateral is reduced as a result of the Sale and Leaseback Transactions.

Chances Squamish and Casino Rama Resort are leased property on reserve lands (as such term is defined in the Indian Act (Canada)), which means there is no guarantee of title to our property under the Indian Land Registry System and the validity of our lease is subject to potential approval irregularities that can arise with any reserve land.

Chances Squamish is leased property pursuant to a lease with the Government of Canada and the Squamish Indian Band in respect of certain lands on Stawamus Indian Reserve No. 24, which are held by the federal Crown for the use and benefit of the Squamish Indian Band. Our leasehold interest in the Chances Squamish lands is registered in the Indian Land Registry System. The main parcel of the Casino Rama Resort land is subject to a lease between Casino Rama Inc., an affiliate of Rama Nation, and the Government of Canada pursuant to a commercial ground lease. On May 1, 2018, the Chippewas of Rama First Nation Land Code came into effect, which transferred land administration for these lands from the Government of Canada to Rama Nation pursuant to the First Nations Land Management Act (Canada). The Casino Rama Resort property is subleased by Casino Rama Inc. to the OLG. The OLG in turn sub-subleases the Casino Rama Resort property to us. Our sub-sub-leasehold interest in the main parcel of the Casino Rama Resort land is registered in a first nations land registry system created pursuant to such First Nation Land Management Act (Canada). Such registry systems are not Torrens systems, and as such do not guarantee title nor provide an assurance fund to indemnify registrants against losses arising from, among other things, errors made by the registrar or from fraud. As with all such lands, potential irregularities in either the approval of the designation of the lands as reserve lands, the lease documents themselves, the registration systems, or the lease approval process of the band council are a risk to the validity of the lease. While we have no reason to believe that any such irregularities have occurred, there can be no assurance in this regard.

The unique ownership structure of the Casino Rama Resort operations adds a heightened level of risk as compared to other casino operations.

The main parcel of the Casino Rama Resort land is subject to a lease between Casino Rama Inc., an affiliate of Rama Nation, and the Government of Canada pursuant to a commercial ground lease. On May 1, 2018, the Chippewas of Rama First Nation Land Code came into effect, which transferred land administration for these lands from the Government of Canada to Rama Nation pursuant to the First Nations Land Management Act (Canada). The Casino Rama Resort property is subleased by Casino Rama Inc. to the OLG. The OLG in turn sub-subleases the Casino Rama Resort property to us. Certain adjacent lands are also owned by Rama Nation and leased directly to OLG, and the OLG then subleases this land to us. Certain rights and obligations of Casino Rama Inc., Rama Nation and the OLG are documented in other ancillary agreements.

Given the unique ownership structure and the number of interested parties with various rights, including approval rights and rights to consultation, we are likely to encounter more extensive reporting obligations than we do at our other properties and will be required to address the rights held by interested parties, which may result in delays or other issues when making major decisions regarding the operation or development of this property. Moreover, given that (i) our direct contractual relationship is with the OLG, (ii) there are certain communication obligations and rights with Casino Rama Inc. and the Rama Nation that the OLG retains, and (iii) we have no contractual relationship with the Rama Nation, we must rely on the OLG to enforce any rights against Casino Rama Inc. or the Rama Nation.

Delays or impediments to effecting operational or development decisions with respect to the Casino Rama Resort property, or an inability to enforce our rights against one or more interested parties, would have an adverse effect on our business, financial condition and results of operations.

We are dependent upon technology services and electrical power to operate our business, and if we experience damage or service interruptions, we may have to cease some or all of our operations, resulting in a decrease in revenue.

Our gaming operations rely heavily on technology services and an uninterrupted supply of electrical power. Our security system and all our slot machines are controlled by computers and reliant on electrical power to operate. Without electrical power or the supply of technology services needed to run our computers, we may be unable to conduct all or part of our gaming operations. Any unexpected interruption in our technology services or our electrical power supply is likely to result in an immediate, and possibly substantial, loss of revenue due to a shutdown of our gaming operations. Although our systems have been designed around industry-standard architectures to reduce downtime in the event of outages or catastrophic occurrences, they remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks and similar events.

The concentration and evolution of the slot machine manufacturing industry or other technological conditions could impose additional costs on us.

A substantial majority of our revenue will be attributable to slot machines operated by us at our various casinos. It is important that, for competitive reasons, we offer the most popular and up-to-date slot machine games with the latest technology to our guests.

In recent years, the prices of new slot machines with additional features have escalated faster than the general rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participation lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may choose to purchase new slot machines or enter into participation lease arrangements that are more expensive than the costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

We rely on a variety of hardware and software products to maximize revenue and efficiency in our operations. Technology in the gaming industry is developing rapidly, and we may need to invest substantial amounts to acquire the most current gaming and hotel technology and equipment in order to remain competitive in the markets in which we operate. In addition, we may not be able to successfully implement and/or maintain any acquired technology.

Win rates for our gaming operations depend on a variety of factors, some beyond our control, and the winnings of our gaming customers could exceed our casino winnings.

The gaming industry is characterized by an element of chance. In addition to the element of chance, win rates are also affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets played and the amount of time played. Our gaming profits are mainly derived from the difference between our casino winnings and the casino winnings of our gaming customers. Since there is an inherent element of chance in the gaming industry, we do not have full control over our winnings or the winnings of our gaming customers. If the winnings of our gaming customers exceed our winnings, we may record a loss from our gaming operations, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to all operating risks common to the hotel business, which may adversely affect our hotel occupancy and rental rates.

A portion of our revenue is derived from our hotel and convention services. In the nine month period ended September 30, 2018 and 2017, revenue from our hotel and convention services represented 2.5% and 3.1%, respectively, of our consolidated revenue. In the year ended December 31, 2017 and 2016, revenue from our hotel and convention services represented 2.8% and 3.8%, respectively, of our consolidated revenue. The hotel business is highly competitive and may be subject to greater volatility than our gaming business. While our hotel business represents a small portion of our operations, operating risks common to the hotel business could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, as well as increase our operating expenses. Such risks include, among other things:

•	competition from existing hotels in our regions and new hotels entering our region, particularly those providing convention services;

•	reduced business and leisure travel; and

•	the quality and performance of the managers and other staff of our hotel.

These factors may affect our occupancy and rental rates, as well as our convention related revenue, and have an adverse effect on our business, financial condition and results of operations.

We have incurred net losses in the past and may not experience positive net income in the future.

We have incurred net losses in the past and may incur net losses in the future. To the extent that our revenues decline or do not grow at anticipated rates, our expenses increase or we do not operate our business profitably, our net income could be negatively impacted in the future.

If we have a fair value impairment in a business segment, our net earnings and net worth could be materially and adversely affected by a write-down of intangible assets or fixed assets.

We conduct an impairment analysis at the end of each reporting period when events or changes in circumstances indicate that the carrying amount of our assets may not be recoverable. This analysis requires our management to make significant judgments and estimates, primarily regarding expected growth rates, the terminal value calculation for cash flow and the discount rate. We determine expected growth rates based on internally developed forecasts, which consider our future financial plans. We establish the terminal cash flow value based on expected growth rates, capital spending trends and investment in working capital to support anticipated sales growth. We estimate the discount rate used based on an analysis of comparable company weighted average costs of capital, which consider market assumptions obtained from independent sources. The estimates that our management uses in this analysis could be materially impacted by factors such as specific industry conditions, changes in cash flow from operations and changes in growth trends. In addition, the assumptions our management uses are management’s best estimates based on projected results and market conditions as of the date of testing. Significant changes in these key assumptions could result in indicators of impairment when completing the annual impairment analysis. We remain subject to future financial statement risk in the event that goodwill or other identifiable intangible assets become impaired, including in connection with intangible assets acquired in connection with the Ontario acquisitions. For further discussion of key assumptions in our critical accounting estimates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates and Judgements”.

We may not have or may not be able to obtain adequate insurance to cover all risks incident to our business.

We currently maintain customary insurance of the types and amounts it believes are consistent with prudent industry practice; however, we are not fully insured against all risks incident to our business. We are not obliged to maintain any such insurance if it is not available on commercially reasonable terms other than in Ontario, where our COSAs require us to maintain insurance, and in certain other instances where insurance requirements are customary. There can be no guarantee that such insurance coverage will be available in the future on commercially reasonable terms or at commercially reasonable rates or that the amounts for which we are insured, or the proceeds of such insurance, will compensate us fully for our losses. In addition, the insurance coverage obtained with respect to our business and properties will be subject to limits and exclusions or limitations on coverage. There can be no assurance that the insurance proceeds received by us in respect of a claim will be sufficient in any particular situation to fully compensate us for losses and liabilities suffered. If a significant accident or event occurs that is not fully insured, it could adversely affect our results of operations, financial position or cash flows.

We have a substantial amount of indebtedness, which may adversely affect our ability to operate our business, remain in compliance with debt covenants or make payments on our indebtedness.

We have significant debt obligations. If we are unable to meet our debt obligations, we may need to consider refinancing or amending our debt instruments, reducing or deferring any contemplated dividend payments or adopting alternative strategies to reduce or delay expenditures, such as selling assets or seeking additional equity capital. As of September 30, 2018, we had outstanding indebtedness of approximately $908.0 million (excluding the unamortized portion of the deferred transaction costs and debt premium related to the embedded derivative).

Our substantial debt has important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations under such indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, dividends and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to our competitors with less debt than us; and

•

limit, among other things, our ability to borrow additional funds, even when necessary to maintain adequate liquidity or to fund important capital projects, such as new construction, relocations, renovations or equipment upgrades.

We may also incur substantial additional debt in the future, including to fund our capital projects or to refinance existing indebtedness, which could exacerbate the risks above.

We will require a significant amount of cash to service our debt. Our ability to generate cash depends upon many factors beyond our control, and changes in interest rates and credit spreads may cause our debt financing costs to increase. Any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make payments on our indebtedness and to fund working capital needs and planned capital expenditures will depend upon our ability to generate cash in the future. Our ability to do so is largely subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including prevailing economic, financial and industry conditions. Our business may not generate sufficient cash flow from operations to repay, and future borrowings may not be available to us in an amount sufficient to enable us to repay our indebtedness or to fund dividends or our other liquidity needs. We may need to refinance all or a portion of our indebtedness at or before maturity. We may not be able to refinance any of such indebtedness on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the debt and capital markets and our financial condition at such time. In addition, any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Any failure to make scheduled payments of interest and principal on our outstanding indebtedness could, among other things, result in an acceleration of our debt repayment obligations. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms (or at all), could have a material adverse effect on our business, financial condition and results of operations.

Restrictive covenants in the agreements and instruments governing our indebtedness limit our discretion to operate our business.

The indenture governing the 8.25% Notes and the A&R Credit Agreement governing the 2018 Senior Secured Credit Facility contain provisions that limit our discretion to operate our business by restricting our ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	make restricted payments;

•	make certain payments and distributions (including the payment of dividends);

•	engage in certain business activities;

•	make investments and capital expenditures; and

•	engage in mergers, amalgamations, consolidations and certain reorganizations or transfers and sales of assets.

The restrictive covenants contained in the 2018 Senior Secured Credit Facility and the Indenture may restrict our ability to expand our business or to pursue our business strategies that would be beneficial to us or to our shareholders, including our ability to generate cash flow in the future, borrow under our debt instruments or incur new indebtedness. We cannot assure you that future borrowings will be available to us under our 2018

Senior Secured Credit Facility and Indenture in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We cannot assure you that we will be able to access the capital markets in the future to borrow additional indebtedness on terms that are favorable to us. Our ability to comply with these and other provisions may be affected by changes in our business condition or results of operations, adverse regulatory developments or other events beyond our control, including changes in general economic and business conditions. A breach of any of these and other covenants or our inability to comply with required financial ratios could result in us being in default under these agreements, which could materially adversely affect our business, financial conditions, results of operations and liquidity.

Foreign currency exchange rates may adversely affect the Canadian dollar amount of principal and interest payable under our US dollar denominated debt.

We are exposed to foreign exchange rate risks because the Term Loan B and 8.25% Notes are denominated in US dollars. If we are unable to fully mitigate our exposure to these risks, our operating results may be adversely affected. We have entered into CCIRS contracts to manage known currency exposure on its US dollar denominated long-term debt. The CCIRS also converts the interest rate risks on the Term Loans from being a floating rate to a fixed rate loan. The CCIRS contracts require the periodic exchange of payments with the exchange at maturity of notional principal amounts on which the payments are based.

Currently, the CCIRS contracts cover 75% of the New Term Loan B that comprises US$440 million and the US$255 million principal of the 8.25% Notes, respectively. The CCIRS contracts pertaining to The New Term Loan: (i) terminate on March 14, 2022; (ii) are fixed at a US dollar foreign exchange rate of 1.3166; and (iii) bear a fixed weighted average interest rate of 4.94%. The CCIRS contracts pertaining to the 8.25% Notes are fixed at a US dollar to Canadian dollar foreign exchange rate of 1.3168 and bear a fixed weighted average interest rate of 7.85%. For more information about our foreign exchange rate risk exposure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Foreign Exchange Rate Risk”.

Risks Related to Acquisitions and Capital Projects

We may not realize the anticipated benefits from an acquisition, including the Ontario acquisitions.

Acquisitions, including the Ontario acquisitions, involve the integration of entities that were previously operated independently by other companies or by Crown corporations such as the OLG. The combined operations resulting from acquisitions may not realize anticipated benefits, synergies or cost reductions. In addition, other benefits expected from an acquisition, including the Ontario acquisitions, may not be realized on the timeframe we project or at all. Any acquisition, including the Ontario acquisitions, carries the risk that the resulting changes to our operations, including in respect of property and equipment locations, management and employee base, policies, philosophies and procedures, could have unanticipated effects or require more resources than intended. Although the Ontario acquisitions will generally be subject to risks similar to those to which we are subject in our existing businesses, the new operations may increase these risks. For example, the increase in the scale of our operations may increase our operational risks.

Our ability to realize the benefits associated with the Ontario acquisitions will significantly depend upon our ability to manage our expanded enterprise and the associated increased costs and complexity, as well as the challenges of operating in a new market in which we do not have prior operational experience. In order to support this expanded enterprise, we will need to achieve revenues from the Ontario properties consistent with our business expectations, which may prove more difficult than currently expected. While the purchase prices for the Southwest Ontario properties, North Ontario properties and Central properties were $75.3 million (excluding cash, cash equivalents, non-cash working capital and taxes), $69.1 million (excluding cash, cash equivalents, non-cash working capital and taxes), and $62.6 million (excluding cash, cash equivalents, non-cash working capital and taxes), respectively, the total cost associated with the Ontario acquisitions, including future development capital expenditures at the respective properties, is expected to be approximately $490 million to

$530 million in total through 2020. However, actual capital expenditures at the Southwest Ontario, North Ontario and/or Central Ontario properties may exceed these estimates, which could have an adverse impact on our cash flows and liquidity.

The anticipated cost savings described in this prospectus are based on estimates and assumptions that we consider reasonable but that are inherently uncertain. Our expected cost savings, as well as any revenue or other benefits or synergies, are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that our expected cost savings, as well as any potential revenue or other benefits or synergies, will be realized in the timeframe we currently anticipate or at all. Any failure to achieve our expected benefits could affect our profitability, cash flows and liquidity.

We may experience delayed integration and unanticipated costs and liabilities relating to acquisitions.

Before making an acquisition, we conduct thorough due diligence. However, when we compete in government procurement processes, like the OLG Modernization Plan, the amount of due diligence that we are able to conduct is limited by the processes and other constraints. It is possible that we will make an acquisition that may not subsequently perform in line with management’s financial or strategic objectives. Acquisitions may also be subject to regulatory approvals that are beyond our control, which may result in delayed integration and increased costs. Changes in the competitive and economic environment, as well as other factors, may lower revenues. There may also be unexpected delays in implementing certain plans relating to the acquisition, leading to delays in achieving full integration. Delayed integration and increased costs could have a material adverse effect on us.

In connection with acquisitions made by us (including the Ontario acquisitions), there may also be liabilities, such as environmental liabilities (including liabilities related to the presence or migration of contaminants at or from acquired properties), litigation and regulatory liabilities, which we failed to discover or were unable to quantify in the due diligence conducted prior to the respective closing dates. We may not be indemnified for some or all of any undiscovered or contingent liabilities. In addition, although the vendors in our acquisitions may have agreed to indemnify us for certain losses, there is no assurance that such vendors will have sufficient funds available to satisfy the indemnities if called upon to do so. The discovery of any such liabilities could have a material adverse effect on our business, financial condition or future prospects.

We may pursue additional acquisition opportunities and our efforts to integrate recent acquisitions and complete future acquisitions may not be successful and such efforts may subject us to considerable business and financial risks.

We may continue to pursue additional acquisition opportunities. While we evaluate potential acquisitions on an ongoing basis, we may not be successful in assessing the value, strengths and weaknesses of acquisition opportunities or completing acquisitions on acceptable terms. For example, to the extent that our analysis and market studies performed by third parties are not accurate indicators of market, business and gaming trends, we may not appropriately evaluate or realize the future market growth or business opportunities that we expect from an acquisition. Furthermore, we may not be successful in identifying acquisition opportunities, and suitable acquisition opportunities may not be made available or known to us. In addition, we may compete for certain acquisition targets with companies that have greater financial resources than we do. We may finance future acquisitions through cash provided by operating activities, borrowings under our bank credit facility (to the extent allowed by the terms of the credit facility) and/or other debt or equity financing. All of these financing mechanisms could reduce our cash available for other purposes.

We may incur significant expenses while pursuing acquisitions, which could negatively affect our financial condition and results of operations. For example, the acquisition of the Ontario properties has presented financial reporting, accounting and internal controls challenges, as we integrate the operations from these properties into our centralized financial reporting and accounting systems from their legacy systems with the OLG. Such financial reporting and accounting integration (including putting in place proper processes, controls and procedures) has diverted management’s time and resources and we will need to put in place additional personnel to help effectively oversee these functions in Ontario.

We may not be able to successfully manage acquired businesses or increase our cash flow from these operations. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than other profitable areas. In addition, the increased costs associated with any acquisitions and related capital expenditures may not be offset by corresponding increases in our revenues, which would decrease our operating margins.

While we intend to complete the gaming properties in Kenora, North Bay, Delta and Wasaga Beach on schedule, these properties may not be completed on a timely basis, on anticipated terms or at all due to unforeseen factors.

As part of our acquisition of the North Ontario properties, we acquired the opportunity to build new gaming properties in both the Kenora and the North Bay areas. We also plan to build a new property in Delta in British Columbia. In addition, as part of our acquisition of the Central Bundle, we acquired the opportunity to build a new gaming property in Wasaga Beach. The proposed properties are subject to the necessary government approvals. There is no guarantee we will obtain such approvals. If the new gaming properties and related projects are not completed on schedule, our profitability may suffer. In addition, we may experience unexpected delays or unanticipated capital costs during development, which may have an adverse effect on our financial condition.

The expansion, rebranding and/or relocation of the Cascades Casino Langley, Chances Mission, Dresden Raceway Slots, Western Fair District London Slots, Sudbury Downs Slots, Hanover Raceway Slots and Gateway Innisfil may not be completed on a timely basis, on anticipated terms or at all.

We have commenced expansion, rebranding and/or relocation efforts at the Cascades Casino Langley, Chances Mission, Dresden Raceway Slots, Western Fair District London Slots, Sudbury Downs Slots, Hanover Raceway Slots and Gateway Innisfil, which are expected to be completed in the next three to four years. However, there is no guarantee that the scheduled work will be completed on a timely basis, on anticipated terms or at all.

While we have received initial municipal approval for the relocation of its Sudbury Downs facility, an appeal of that decision has been filed in the Local Planning Appeal Tribunal by certain individuals and community groups which, if successful, would delay the proposed relocation pending further appeals or court challenges. Subject to extension by the tribunal, a first hearing is expected in summer 2019 with a decision due (at the earliest) by September 2019. There is no certainty over whether these individuals and community groups will be partially or wholly successful in obtaining the relief sought. If the relief sought is granted, it could have a material adverse effect on the relocation of the Sudbury Downs facility and the anticipated growth therefrom.

On September 12, 2018, Wauzhushk Onigum Nation, or WON, filed a court application in the Ontario Superior Court of Justice (Divisional Court) against Gateway, the Ontario Government, and the OLG. On November 23, 2018, WON filed an amended notice of application. The application seeks, among other things, a declaration that the Ontario Government and OLG’s decisions, made in 2012, to issue a public tender for the development of a casino in the Kenora area and bundle the Kenora gaming zone with the North Ontario gaming bundle are void or of no force and effect. The application does not make any specific claims against Gateway. WON is also seeking an order quashing two related contracts made between Gateway and the OLG and requiring the Ontario Government and OLG to use good faith efforts to facilitate the upgrade of Golden Eagle Charitable

Casino and Entertainment Centre (owned by WON and located on the WON reserve) to a casino with table games and slot machines.

The court application is scheduled to be heard in April 2019. Although we believe the WON application lacks merit and intend to oppose the relief sought on the application, there is no certainty over when a decision will be released, or what the outcome will be.

Construction may interfere with our operations.

Capital projects to improve our properties and our guest experience may result in construction disruptions and may affect our properties’ appearances in the short-term. Such disruptions may have an adverse impact on attendance at our properties, resulting in a negative impact on our revenues. Construction and development costs may be higher than expected and we may not have the funds required to pay any excess costs. Some of our major construction projects may entail other significant risks, such as shortages of material or labor, unanticipated cost increases or work stoppages.

Our efforts to grow through the acquisition, location, relocation and development of new gaming operations may not be successful.

The acquisition and development of our gaming operations involves significant risks and is dependent on our ability to identify, acquire and develop suitable sites for potential development of new properties or acquisition of existing properties in both new and existing markets. The cost of acquiring or developing a new property is substantial, and success is not assured. The expansion of our gaming operations is also contingent upon receiving and maintaining all regulatory licenses, permits, approvals, registrations and findings of suitability. The timely and successful completion of any acquisition or capital development is subject to regulatory and municipal approvals and we may not be able to determine when, or if, the necessary approvals will be granted.

We may experience difficulties with our internal systems and controls during periods of growth.

As a result of acquisitions and property developments, there may be significant demands that are placed on our managerial, operational and financial resources, including its personnel and systems. In particular, there may be demands on our operational and accounting information systems and controls and other accounting systems resulting from growth in our operations. No assurance can be given that our systems, procedures and controls will be adequate to support the expansion of our operations resulting from growth. While we take action to maintain internal systems and controls, future operating results could be affected by the ability of our officers and key employees to manage changing business conditions, expansion opportunities and acquisitions, and to upgrade, implement and/or improve operational and financial controls and reporting systems.

Our capital projects, including our growth initiatives, may not receive the required resources.

The nature of our business and our growth strategy dictates a significant amount of expenditure on physical premises, associated amenities and related technologies. In addition, capital projects are often encouraged by the Gaming Regulators and Crown corporations to ensure modernization. If our capital projects are not managed effectively, or are not allocated sufficient financial and managerial resources, we may be unable to effectively manage the cost of construction, third-party contractors and the third-party consultants engaged in our capital projects. As such, our profitability may suffer.

Risks Related to this Offering and Our Common Shares

No public market for our common shares currently exists, and a public market may not develop or be liquid enough for you to sell your shares quickly or at market price.

Prior to this offering, there has not been a public market for our common shares. If an active trading market for our common shares does not develop following this offering, you may not be able to sell your shares quickly or at the market price. An inactive market may also impair our ability to raise capital to continue to fund operations by selling common shares and may impair our ability to acquire other companies or technologies by using our common shares as consideration. The initial public offering price of our common shares will be determined by negotiations between us and representatives of the underwriters, and may not be indicative of the market prices of our common shares that will prevail in the trading market.

The market price of our common shares is likely to be highly volatile, and you may lose some or all of your investment.

The market price of our common shares is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•	market conditions in the broader stock market in general;

•	actual or anticipated fluctuations in our results of operations;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	additions or departures of our executive officers and other key personnel;

•	changes in the economic performance or market valuations of other companies that prospective purchasers deem comparable to us;

•	litigation and governmental or regulatory investigations;

•	changes in gaming laws and regulations;

•	economic and political conditions or events;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	trends, concerns, technological or competitive developments, regulatory changes and other related issues in our business or target markets;

•	sales of our common shares by us or our shareholders in the future;

•	trading volume of our common shares; and

•	the other factors described in this “Risk Factors” section.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our common shares, regardless of our actual operating performance. The market price of our common shares may decline below the initial public offering price, and you may lose some or all of your investment.

We may be unable to continue to grow revenues or meet other financial targets, which could cause the price of our common shares to decline.

Our success depends, in part, upon our ability to continue to expand, renovate and redevelop our properties, implement our growth strategies and meet other financial targets for our business. Various factors affect sales levels, including competition, regulatory changes, changes to our customer base and customer preferences, the general economic environment and changes to the gaming industry. These factors may cause our revenues to differ materially from prior periods and from expectations. Past financial results are not an indication of future results, and there can be no assurance that our financial results will not decrease in the future. We have made, and intend to continue to make, significant capital investments to increase revenues by focusing on, among other things, the expansion, renovation and relocation of our existing properties and the implementation of marketing, development and operational strategies. However, these growth strategies carry risk: start-up issues and construction disruption experienced at our Edmonton properties, for example, have had a negative impact on our results in recent financial periods. Failure to continue to grow revenues or failure to meet other financial targets or expectations could adversely affect our sales and the price of our common shares could decline.

Volatility in our share price could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because gaming companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Fluctuations in foreign currency exchange rates could harm our results of operations as well as the price of our common shares.

The presentation of currency in our consolidated financial statements is the Canadian dollar. Because we expect to recognize sales made in the United States in U.S. dollars, if the U.S. dollar weakens against the Canadian dollar, it would have a negative impact on our reported U.S. operating results. We may face similar risks in other foreign jurisdictions where sales are recognized in foreign currencies. Foreign exchange variations (including the value of the Canadian dollar relative to the U.S. dollar) have been significant in the past, and current foreign exchange rates may not be indicative of future exchange rates.

Our earnings per share are reported in Canadian dollars and, accordingly, may be translated into U.S. dollars by analysts or our investors. As a result, the value of an investment in our common shares to a U.S. shareholder will fluctuate as the U.S. dollar rises or falls against the Canadian dollar. As a result, U.S. and other shareholders seeking U.S. dollar returns, including increases in the share price, are subject to foreign exchange risk as the U.S. dollar rises and falls against the Canadian dollar.

We will be a “controlled company” within the meaning of the NYSE rules and the rules of the SEC. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We have applied to list our common shares on the NYSE. Upon the closing of this offering, affiliates of Catalyst will continue to control a majority of our voting common shares. As a result, we will as a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board of directors consists of independent directors, as defined under the rules of the NYSE;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating/corporate governance committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

In addition, on June 20, 2012, the SEC adopted Rule 10C-1, or Rule 10C-1, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to implement provisions of the Dodd-Frank Act pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The NYSE has since adopted amendments to its existing listing standards to comply with provisions of Rule 10C-1, and on January 11, 2013, the SEC approved such amendments. The amended listing standards require, among others, that:

•	compensation committees be composed of fully independent directors, as determined pursuant to new and existing independence requirements;

•	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisers; and

•

compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisers, certain independence factors, including factors that examine the relationship between the consultant or adviser’s employer and us.

As a “controlled company,” we will not be subject to these compensation committee independence requirements.

Affiliates of Catalyst will continue to own a significant percentage of our common shares and will be able to exert significant control over matters subject to shareholder approval.

Upon the closing of this offering, affiliates of Catalyst will beneficially own approximately     % of the voting power of our outstanding common shares, or approximately     % if the underwriters exercise their option to purchase additional common shares from the selling shareholders in full. Therefore, even after this offering, affiliates of Catalyst will continue to control us and will have the ability to substantially influence us through this ownership position. Because we are incorporated in Canada, certain matters, such as amendments to our articles of incorporation or votes regarding a potential merger or a sale of all or substantially all of our assets, require approval of at least two-thirds of our shareholders; following this offering, Catalyst’s approval will be required to achieve any such threshold. For example, Catalyst may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. Certain of Catalyst’s actions such as pursuing subsequent equity offerings and dispositions of its shares or a sale of the Company may also trigger the payment of compensation to certain of our executive officers under our Legacy Equity Compensation Program. The Investor and Registration Rights Agreement (as later defined) will provide Catalyst and the investment funds management by it the right to nominate (i) two individuals for election to the board of directors so long as they own or control, in the aggregate, at least 25% of our issued and outstanding common shares, and (ii) one individual for election to the board of directors so long as they own or control, in the aggregate, at least 12.5%, but less than 25% of our issued and outstanding common shares. In addition, Catalyst has historically provided us with consulting and advisory services through our Executive Chairman Gabriel de Alba without charge. However, Catalyst’s interests may not always coincide with our corporate interests or the interests of other shareholders, and it may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders. Catalyst is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Catalyst may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as affiliates of Catalyst continues to own a significant amount of our equity, it will continue to be able to strongly influence or effectively control our decisions. See “Certain Relationships and Related Party Transactions—Existing Shareholder Agreement—Investor and Registration Rights Agreement.”

The issuance of additional securities following this offering may cause dilution to existing shareholders.

Our board of directors may issue an unlimited number of our common shares or other securities without any vote or action by the shareholders, subject to the rules of any stock exchange on which our securities may be listed from time to time.

In addition, pursuant to the 2018 LTIP (as defined herein), we may issue securities exercisable to acquire, together with common shares issuable pursuant to any of our other security-based compensation arrangements, up to 10% of the issued and outstanding common shares, from time to time. We may also issue up to 1.8 million common shares pursuant to our Legacy Equity Compensation Program. If we issue any additional equity, the percentage ownership of our existing shareholders will be reduced and diluted. We have agreed to a lock-up agreement pursuant to which we will not issue any common shares without the prior consent of                 , as representative of the underwriters, for 180 days immediately following the closing of this offering, as described under the heading “Underwriters—Restrictions on the Sales of Common Shares”. We may be released from our lock-up agreement with the prior consent of                 , as representative of the underwriters, at any time and without notice, which would allow for the earlier issuance of common shares into the public market.

Future sales, or the perception of future sales, by us or our existing shareholders in the public market following this offering could cause the market price for our common shares to decline.

After this offering, the sale of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have a total of                common shares outstanding. All                  shares sold in this offering will be freely tradable without registration under the Securities Act, and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, or Rule 144), including our directors, executive officers, and other affiliates (including affiliates of Catalyst), whose shares may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The remaining                  shares, representing     % of our total outstanding common shares following this offering based on the number of shares outstanding as of                 , 2018, will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

In connection with this offering, we, our directors and executive officers, and holders of substantially all of our common shares have each agreed, subject to certain exceptions, not to dispose of or hedge any of our or their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See “Underwriters” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, shares held by affiliates of Catalyst and certain of our directors, officers and employees will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to a registration rights agreement, Catalyst will have the right, subject to certain conditions, to require us to register the sale of their common shares under the Securities Act. By exercising their registration rights and selling a large number of shares, our existing owners could cause the prevailing market price of our common shares to decline. Following completion of this offering, the shares covered by registration rights would represent approximately     % of our outstanding common shares (or     %, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding common shares would result in such common shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

As restrictions on resale end or if these shareholders exercise their registration rights, the market price of our common shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our common shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Shareholders will be subject to certain ownership constraints, which limit the number of common shares that a shareholder may acquire without the prior written approval of the Gaming Authorities and Gaming Regulators.

Our common shares are subject to share constraints pursuant to the provincial statutes and regulations that govern our business and certain of our gaming operating agreements.

In Alberta, any sale, assignment or transfer of a 5% or greater interest in Gateway must be disclosed to the AGLC within 10 business days after the effective date of the transaction and approved by the board of the AGLC. Prior approval of the AGLC is required for the acquisition of any “financial interest” in us, our business or in a property to which our AGLC license relates, in a manner other than by way of a sale, assignment or transfer.

In British Columbia, approval of the GPEB is required in advance of the acquisition or disposition of a 5% or greater ownership or beneficial ownership of common shares by any person or group of persons acting in concert. Further, through the OSAs, the BCLC restricts share ownership of our common shares without approval from the BCLC and GPEB. No person or group of persons acting jointly or in concert may hold or beneficially own a Significant Interest without obtaining prior written consent of GPEB and the BCLC. In addition, any person or group of persons acting jointly or in concert holding or beneficially owning, either directly or indirectly, a Significant Interest in our common shares must obtain GPEB and the BCLC’s consent prior to disposing or acquiring common shares or disposing of any part of that interest if such disposition or acquisition would result in a change of control of Gateway. A “Significant Interest” for purposes of the BCLC and the OSA is an interest greater than 5% of our issued and outstanding common shares.

In Ontario, the common shares are also subject to the restrictions set out in the COSAs. Under each COSA, we must disclose when any person becomes the holder or beneficial owner of our voting securities or the voting securities of one of our control persons holding, in the aggregate, more than 5% of the votes attaching to the total of such voting securities, within 30 days of the transaction. Further, each COSA provides that no person may beneficially acquire, directly or indirectly, more than 10% of our voting securities or the voting securities of one of our control persons without the consent of the OLG.

See “Business—Operating Agreements and Licenses” and “Common Share Constraints Required by Gaming Regulators and Change of Control”.

The approval processes may require a shareholder to divulge extensive personal information to the Gaming Authorities and/or Gaming Regulators. As a result, a shareholder may incur significant expenses over a lengthy period of time before obtaining the required approvals. Furthermore, such approvals are granted at the discretion of the Gaming Authorities and Gaming Regulators, as applicable, and are not, in any circumstances, guaranteed. These share constraints may, if triggered, also reduce the liquidity of a shareholder’s investment.

Share ownership constraints imposed by the Gaming Regulators and certain provisions in our articles and governing documents might delay or deter acquisition attempts.

Ownership of common shares is subject to certain restrictions, constraints and conditions imposed by the applicable gaming legislation and the terms and conditions of our operating agreements and/or licenses. Shareholders must either submit to an advance approval process or obtain registration when certain ownership thresholds are met. Our articles also contain provisions that make our acquisition by a third party more difficult without the required approvals of the Gaming Regulators.

These various restrictions and gaming regulations could discourage, materially delay or prevent a transaction involving a change in control or discourage proxy contests, even if such transactions or events would benefit our shareholders.

Upon the closing of this offering, shareholders will have limited control over our operations.

Holders of common shares will have limited control over changes in our policies and operations, which increases the uncertainty and risks of an investment in common shares. Our board of directors will determine major policies, including policies regarding financing, growth, debt capitalization and any future dividends to shareholders. Generally, our board of directors may amend or revise these and other policies without a vote of the holders of common shares. Holders of common shares will only have a right to vote in the limited circumstances described elsewhere in this prospectus. Our board of directors’ broad discretion in setting policies and the limited ability of holders of common shares to exert control over those policies increases the uncertainty and risks of an investment in common shares.

If you purchase our common shares in this offering, you will experience substantial and immediate dilution.

The assumed initial public offering price of US$         per common share, which is the midpoint of the estimated offering price range on the cover page of this prospectus, is substantially higher than the net tangible book value per common share immediately after this offering. If you purchase common shares in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per common share of US$         per common share as of September 30, 2018, assuming an initial public offering price of US$         per common share, which is the midpoint of the estimated offering price range on the cover page of this prospectus. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per common share that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their common shares. You will experience additional dilution when those holding options exercise their right to purchase common shares under our equity incentive plans, or when we otherwise issue additional shares of our common shares. For more information, see “Dilution.”

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our common shares or change their opinion of our common shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Because we do not anticipate paying any cash dividends on our common shares in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future to holders of our common shares. As a result, capital appreciation, if any, of our common shares would be your sole source of gain on an investment in our common shares for the foreseeable future. Our A&R Credit Facility and the indenture governing our 8.250% Second Priority Senior Notes due 2024 both limit the amounts available to us to pay cash dividends, and, to the extent that we require additional funding, financing sources may prohibit the payment of a dividend. Additionally, we are subject to Canadian legal constraints that may affect our ability to pay dividends on our common shares and make other payments. See “Dividend Policy” for additional information.

Our amended and restated articles of incorporation and bylaws and certain Canadian legislation contain provisions that may have the effect of delaying or preventing a change in control.

We intend to adopt amended and restated articles of incorporation and bylaws prior to the closing of this offering. Certain provisions of our amended and restated articles of incorporation and bylaws, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for our common shares. For instance, our articles, to be effective upon the completion of this offering, may contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings. The material differences between the CBCA and Delaware General Corporation Law, or DGCL, that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our articles) the CBCA generally requires the voting threshold to be a special resolution approved by 66 2/3% of shareholders, whereas DGCL generally only requires a majority vote; and (ii) under the CBCA a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL.

In addition, a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian Business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Finally, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). The Competition Act (Canada) establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner. However, the Competition Act (Canada) permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us, whether or not it is subject to mandatory notification. Otherwise, there are no limitations either under the laws of Canada or British Columbia, or in our articles on the rights of non-Canadians to hold or vote our common shares. Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Because we are a corporation incorporated under the federal laws of Canada and some of our directors and officers are residents of Canada, it may be difficult for investors in the United States to enforce civil liabilities against us based solely upon the U.S. federal securities laws. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.

We are a corporation incorporated under the federal laws of Canada with our principal place of business in Burnaby, British Columbia, Canada. Some of our directors and officers and the auditors or other experts named herein are residents of Canada and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon us or our directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities laws. Investors should not assume that Canadian courts: (1) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common shares.

We will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an emerging growth company, as defined in the JOBS Act. We will be required to disclose significant changes made in our internal control procedures on a quarterly basis.

We are beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and we may not be able to complete our evaluation, testing and any required remediation in a timely fashion. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. While we currently have an internal audit group, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common shares could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations impose various requirements on public companies. We will also become obligated to file with the Canadian securities regulators similar reports pursuant to securities laws and regulations applicable in all the provinces and territories of Canada in which we will be a reporting issuer. Compliance with these laws and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

We are a foreign private issuer under the rules and regulations of the SEC and, thus, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a company incorporated in the U.S.

As a foreign private issuer under the Exchange Act, as amended, or the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; we are not required to file financial statements prepared in accordance with U.S. generally accepted accounting principles; and we are not required to comply with SEC Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors and principal shareholders are not subject to the reporting or short-swing profit recovery provisions of Section 16 of the Exchange Act or the rules under the Exchange Act with respect to their purchases and sales of our common shares. Accordingly, you may receive less information about us than you would receive about a company incorporated in the United States and may be afforded less protection under the U.S. federal securities laws than you would be afforded with respect to a company incorporated in the United States. If we lose our status as a foreign private issuer at some future time, we will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if we were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

Additionally, pursuant to the NYSE Listing Rules, as a foreign private issuer, we may elect to follow our home country practice in lieu of the corporate governance requirements of the NYSE Listing Rules, with the exception of those rules that are required to be followed pursuant to the provisions of the NYSE Listing Rules. We have elected to follow Canadian practices in lieu of the requirements of the NYSE Listing Rules to the extent permitted under NYSE American Company Guide Section 110.

U.S. Holders of our common shares may suffer adverse tax consequences if we are treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of the Company and its subsidiaries, we do not believe that we will be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the current taxable year or for future taxable years. However, the application of the PFIC rules is subject to uncertainty in several respects, and a separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. Changes in the composition of our income or assets may cause us to become a PFIC. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations for U.S. Holders”) holds our common shares, such U.S. Holder may be subject to adverse tax consequences. Each prospective investor is strongly urged to consult its tax advisors regarding the application of these rules to such investor’s particular circumstances. See “Material U.S. Federal Income Tax Considerations for U.S. Holders”.

If a U.S. person is treated as owning at least 10% of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our shares, such person may be treated as a United States shareholder with respect to each controlled foreign corporation in our group (if any). A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of Subpart F income, global intangible low-taxed income and investments in U.S. property by controlled foreign corporations, whether or not we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a corporation. A failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to a United States shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. Furthermore, we cannot provide any assurances that we will have sufficient information to assist investors in determining whether we or any of our subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any such controlled foreign corporations. We also cannot guarantee that we will be in a position to furnish to any United States shareholder information that may be necessary to comply with the aforementioned reporting and tax payment obligations. U.S. investors should consult their own advisors regarding the potential application of these rules to an investment in our common shares.

Changes to tax laws may have an adverse impact on us and holders of our common shares.

Changes in tax laws, including amendments to tax laws, changes in the interpretation of tax laws, or changes in the administrative pronouncements or positions by the CRA may have a material adverse effect on us. In addition, tax authorities could disagree with us on tax filing positions taken by us and any reassessment of our tax filings could result in material adjustments of tax expense, income taxes payable and deferred income taxes.

Changes in tax laws, including amendments to tax laws, changes in the interpretation of tax laws or changes in the administrative pronouncements or positions by the CRA, may also have a material adverse effect on our shareholders and their investment in our common shares. Purchasers of our common shares should consult their tax advisors regarding the potential tax consequences associated with the acquisition, holding and disposition of our common shares in their particular circumstances.

CURRENCY AND EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the period-end and the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. These rates are based on the noon buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of any other reports or information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all. We maintain our books and records and have presented our results of operations in Canadian dollars.

On                 , 2018, the noon buying rate was US$1.00 = C$        .

	Period End	Period Average	Low	High
	(C$ per US$)
Year Ended December 31:
2013	1.0637	1.0300	0.9839	1.0697
2014	1.1601	1.1043	1.0634	1.1644
2015	1.3839	1.2791	1.1725	1.3970
2016	1.3426	1.3243	1.2544	1.4592
2017	1.2517	1.2984	1.2131	1.3745

2018:
January	1.2293	1.2429	1.2293	1.2534
February	1.2806	1.2588	1.2280	1.2806
March	1.2891	1.2933	1.2822	1.3096
April	1.2818	1.2732	1.2548	1.2918
May	1.2970	1.2866	1.2761	1.3027
June	1.3140	1.3125	1.2907	1.3319
July	1.3017	1.3133	1.3013	1.3271
August	1.3072	1.3042	1.2925	1.3155
September	1.2922	1.3034	1.2912	1.3212
October	1.3129	1.3004	1.2799	1.3133
November	1.3282	1.3205	1.3098	1.3328

USE OF PROCEEDS

All of the common shares being sold in this offering are being offered by the selling shareholders, and we will not receive any of the net proceeds from the sale of common shares in this offering, including in connection with the underwriters’ option to purchase additional common shares. We expect that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $        million. We will pay the expenses of the offering. For more information about the selling shareholders, see “Principal and Selling Shareholders.”

DIVIDEND POLICY

We do not anticipate paying any cash dividends on our common shares in the foreseeable future. We currently intend to retain any future earnings to fund business development and growth. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, limitations on paying dividends on our current and future debt instruments, general business conditions and other factors that our board of directors may deem relevant.

There are no restrictions in our governing documents that would restrict or prevent us from paying dividends. However, our A&R Credit Agreement and the indenture governing our 8.250% Second Priority Senior Secured Notes due 2024 both contain restrictions on paying dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” and “Description of Indebtedness.”

Under the CBCA, we may not declare or pay a dividend if there are reasonable grounds for believing that (i) we are, or would after the payment be, unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes.

See “Risk Factors—Risks Relating to this Offering and Our Common Shares—Because we do not anticipate paying any cash dividends on our common shares in the foreseeable future, capital appreciation, if any, would be your sole source of gain” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of September 30, 2018.

Investors should read this table in conjunction with our audited financial statements included in this Prospectus as well as “Use of Proceeds,” “Selected Consolidated Financial Data and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Share Capital.”

September 30, 2018
(C$ in thousands)(1)	Actual
Cash and cash equivalents	$210,567

Long-term debt (including current portion)(2):
Vernon mortgage	$3,793
Term Loan B-1 (US$438,900)	574,127
8.25% Second Priority Senior Secured Notes (US$255,000)	330,098

Total debt	$908,018
Shareholders’ equity:
Total shareholders’ equity (deficit)	(47,425)

Total capitalization	$860,593

Notes: (1)

U.S. dollar amounts have been translated into C$ at a rate of US $        to C$1.00, the noon buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board as of December         , 2018. Such C$ amounts are not necessarily indicative of the amounts of C$ that could actually have been purchased upon exchange of U.S. dollars at the dates indicated and have been provided solely for the convenience of the reader.

(2)	For a description of our existing indebtedness, see “Description of Indebtedness.”

The number of our common shares shown as outstanding in the table above excludes:

•	common shares reserved for future issuance under our equity incentive plan as of as described in “Executive Compensation—Equity-Based Compensation.”

DILUTION

The common shares to be sold by the selling shareholders as provided in the “Principal and Selling Shareholders” section are common shares that are currently issued. Accordingly, there will be no immediate dilution to our existing shareholders. However, you will experience substantial and immediate dilution in the pro forma net tangible book value per common share of US$         per common share as of September 30, 2018, assuming an initial public offering price of US$         per common share, which is the midpoint of the estimated offering price range on the cover page of this prospectus. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per common share that you acquire. See “Risk Factors—Risks Related to this Offering and Our Common Shares—If you purchase our common shares in this offering, you will experience substantial and immediate dilution.”

The following table summarizes, as of September 30, 2018, on a pro forma basis giving effect to the offering of shares by the selling shareholders, the number of common shares purchased from us, the total consideration and the average price paid per share during the last five years by existing stockholders (including common shares existing shareholders have a right to acquire under the Legacy Equity Compensation Program) and by investors participating in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased Number	Percent		Total Consideration Amount	Percent		Average Price Per Share
Existing Shareholders	$		%	$		%	$
New Investors	$		%	$		%	$
Total		$100.0			100.0%		$

The number of common shares to be outstanding after this offering is based on                 common shares outstanding as of September 30, 2018.

The number of common shares to be outstanding after this offering excludes the following:

•	common shares reserved for future issuance under our equity compensation programs as described in “Executive Compensation—Equity-Based Compensation.”

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. New investors will experience dilution upon the vesting of any new restricted share units issued pursuant to our equity incentive plans or if we issue additional common shares, other equity securities or convertible debt securities in the future.

SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER DATA

The following consolidated statements of loss and comprehensive loss data for fiscal years ended December 31, 2017 and 2016 and the summary consolidated statements of financial position data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following consolidated statements of income (loss) and comprehensive income (loss) data for the nine months ended September 30, 2018 and 2017 and the summary consolidated statements of financial position as at September 30, 2018 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Capitalization”, and the consolidated financial statements and notes thereto included elsewhere in this prospectus. Our historical results do not necessarily indicate results expected for any future period.

We maintain our books and records in Canadian dollars, and we prepare our financial statements under IFRS, as issued by the IASB.

Consolidated Statement of Financial Performance

(In thousands of $) Consolidated statement of operations and comprehensive income (loss):	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
Revenues
Gaming	$399,620	$270,571	$383,069	$248,049
Food and Beverage	52,243	47,955	65,975	55,409
Hotel	12,203	10,648	13,501	12,492
Automated teller machines	13,099	6,518	10,667	8,332
Other	7,112	3,276	5,609	3,883

Total Revenues	484,277	338,968	478,821	328,165

Costs and Expenses
Cost of Food and Beverage Service	28,604	22,736	31,828	22,718
Human Resources	200,443	142,459	204,453	142,142
Marketing and Promotion	24,636	17,642	23,092	24,485
Occupancy	64,013	23,939	35,017	17,587
Operating	50,332	27,085	44,482	24,898
Share-based compensation (recovery)(1)	8,441	17,741	19,631	(3,111)
Depreciation of property and equipment	31,559	32,288	44,793	27,570
Amortization of intangible assets	20,951	40,112	53,506	55,661
Writedown of non-financial assets(2)	—	167	23,588	35
Other(3)	28,248	11,289	15,209	5,872

Total Costs and Expenses	457,227	335,458	495,599	317,857

Operating Income/(Loss)	27,050	3,510	(16,778)	10,308
Other Expenses (Income)
Interest expense, net	41,664	43,368	58,887	35,449
Foreign exchange loss (gain)	25,480	(53,066)	(49,034)	—
Gain on sale of property and equipment	(192,373)	(5)	(36)	(2,201)
Change in fair value of embedded derivatives	(4,110)	(3,759)	(9,280)	(700)
Change in fair value of cross currency interest rate swaps	(21,891)	37,167	31,991	—
Loss on debt extinguishment	15,124	16,135	16,135	—
Loss on debt modification	6,264	—	—	—

Income/ (Loss) before income taxes	156,892	(36,330)	(65,441)	(22,240)
Current income tax expense	(1,321)	(686)	(1,780)	(45)
Deferred income tax recovery	661	574	2,147	1,829

Income (loss) and comprehensive income (loss)	$156,232	$(36,442)	$(65,074)	$(20,456)

Notes: (1)

For detail on share-based compensation, see “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 10” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 15”.

(2)

Represents write-down of non-financial assets associated with the Grand Villa Casino Edmonton facility (2017—$22.6 million), write-down of non-financial assets associated with the old Lake City Penticton facility (Q3 2017 and 2017—$0.2 million) and a suspended OSA for a community gaming center (2017—$0.8 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10 and Note 11”.

(3)

Represents costs associated with restructuring (Q3 2018—$4.4 million; Q3 2017—$0.8 million; 2017—$0.8 million; 2016—$0.8 million), business acquisitions (Q3 2018—$2.3 million; Q3 2017—$3.9 million; 2017—$7.0 million; 2016—$2.2 million), transaction costs (Q3 2018—$16.3 million; Q3 2017—$1.8 million; 2017—$5.2 million; 2016—$0.3 million), site pre-opening costs (Q3 2018—$3.7 million; Q3 2017—$0.9 million; 2017—$1.6 million; 2016—$2.1 million) and other expenses (Q3 2018—$1.5 million; Q3 2017—$3.8 million; 2017—$0.6 million; 2016—$0.5 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 12” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 17”.

Balance Sheet Data

The following table provides balance sheet data as of the dates indicated.

(In thousands of $)		December 31,
	September 30, 2018	2017	2016
Cash and cash equivalents	$210,567	$97,385	$37,453
Property and equipment	444,467	334,038	486,690
Intangible assets	241,146	236,226	267,992
Total assets	1,005,543	1,036,370	812,531
Long-term debt	882,266	881,291	476,864
Total liabilities	1,050,915	1,096,523	617,743
Total shareholders’ (deficiency)/equity attributable to our shareholders	(47,425)	(62,257)	192,617

Other Data

The following table provides Adjusted EBITDA and total Adjusted Property EBITDA for the periods indicated:

(In thousands of $)	Nine Months Ended September 30,		Year Ended December 31,
	2018	2018	2017	2016
Adjusted EBITDA(1)	$122,635	$108,984	$144,206	$96,335

Corporate Costs	24,972	15,473	24,909	14,524

Total Adjusted Property EBITDA(1)	$147,607	$124,457	$169,115	$110,859

Notes: (1)

For more information about these non-IFRS measures, see the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in this prospectus. For a reconciliation of Adjusted EBITDA to its most directly comparable measures calculated in accordance with IFRS, see the table immediately below.

Reconciliation of Income (Loss) and Comprehensive Income (Loss) to Adjusted EBITDA and Free Cash Flow

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
Income (loss) and comprehensive income (loss)	$156,232	$(36,442)	$(65,074)	$(20,456)
Amortization of intangible assets	20,951	40,112	53,506	55,661
Depreciation of property and equipment	31,559	32,288	44,793	27,570
Interest expense	41,805	44,031	59,566	35,477
Interest income	(141)	(663)	(679)	(28)
Income tax expense (recovery)	660	112	(367)	(1,784)

EBITDA(1)	$251,066	$79,438	$91,745	$96,440
Writedown of non-financial assets(2)	—	167	23,588	35
Other(3)	28,248	11,289	15,209	5,872
Share-based compensation (recovery)(4)	8,441	17,741	19,631	(3,111)
Change in fair value of embedded derivatives(5)	(4,110)	(3,759)	(9,280)	(700)
Change in fair value of cross currency interest rate swaps(6)	(21,891)	37,167	31,991	—
Loss on debt extinguishment(7)	15,124	16,135	16,135	—
Loss on debt modification(8)	6,264	—	—	—
Foreign exchange loss (gain)(9)	25,480	(53,066)	(49,034)	—
Gain on sale of property and equipment(10)	(192,373)	(5)	(36)	(2,201)
Non-cash deferred rent(11)	6,386	1,124	1,504	—
Tax adjustment for prior periods(12)	—	2,753	2,753	—

Adjusted EBITDA(1)(13)	$122,635	$108,984	$144,206	$96,335

Adjusted EBITDA Margin(1)	25.3%	32.2%	30.1%	29.4%
Free Cash Flow adjustments(1)
Less maintenance capital expenditures(14)	3,872	2,916	4,140	3,834
Less interest expense(15)	41,805	44,031	59,566	35,477
Less cash taxes paid(16)	3,250	—	—	45
Less mandatory debt repayments(17)	1,598	9,448	11,114	25,410

Free Cash Flow(1)	$72,110	$52,589	$69,386	$31,569

Free Cash Flow Conversion(1)	58.8%	48.3%	48.1%	32.8%
Revenue	484,277	338,968	478,821	328,165

Notes: (1)	For more information about these Non-IFRS Financial Measures, see the “Presentation of Financial Matters and Other Information—Non-IFRS Measures” section in this prospectus.
(2)

Represents write-down of non-financial assets associated with the Grand Villa Casino Edmonton facility (2017—$22.6 million), write-down of non-financial assets associated with the old Lake City Penticton facility (Q3 2017 and 2017—$0.2 million) and a suspended OSA for a community gaming center (2017—$0.8 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10 and Note 11”.

(3)

Represents costs associated with restructuring (Q3 2018—$4.4 million; Q3 2017—$0.8 million; 2017—$0.8 million; 2016—$0.8 million), business acquisitions (Q3 2018—$2.3 million; Q3 2017—$3.9 million; 2017—$7.0 million; 2016—$2.2 million), transaction costs (Q3 2018—$16.3 million; Q3 2017—$1.8 million; 2017—$5.2 million; 2016—$0.3 million), site pre-opening costs (Q3 2018—$3.7 million; Q3 2017—$0.9 million; 2017—$1.6 million; 2016—$2.1 million) and other expenses (Q3 2018—$1.5 million; Q3 2017—$3.8 million; 2017—$0.6 million; 2016—

$0.5 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 12” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 17”.

(4)	Includes non-cash share-based compensation.
(5)

Represents changes in fair value of embedded derivatives on long-term debt. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9 and Note 14” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14 and Note 19”.

(6)

Represents changes in fair value of cross currency interest rate swaps associated with long-term debt. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9 and Note 14” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14 and Note 19”.

(7)

Represents loss on extinguishment of debt in. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9” and See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14”.

(8)	Represents loss on modification of debt during Q3 2018. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9”.
(9)	Represents the (gain) loss on foreign exchange related to the long-term debt.
(10)	Represents the gain on property and equipment disposed of or sold.
(11)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. This adjustment removes the non-cash portion of rental expense.

(12)	Represents tax adjustments related to GST/HST on ATM fees for fiscal years 2010 to 2015, which was accrued for in Q3 2017.
(13)	Adjusted EBITDA for the nine months ended September 30, 2018:

(i) does not give effect to the full period impact of the results for the Central Bundle acquired on July 18, 2018 for the nine months ended September 30, 2018. The financial statements presented above include approximately $13 million of Adjusted EBITDA contributed from the Central Bundle from July 18, 2018 through September 30, 2018.

(ii) does not give effect to the full period impact of the new OSAs. The new OSAs that became effective on April 1, 2018 include changes that increased our share of gaming revenue related to table games. Regular-limit table games and poker increased from 40% of Net Win to 42.5%, and from 75.0% to 77.5%, respectively. The new OSAs also eliminated the 0.6 MTA fee from the GVRD Casinos and allow us to save 1.0% on table and poker expenses. In addition to the new OSAs, the BCLC increased the free play caps to 2.5% of commissionable Net Win for slots and 1% of commissionable Net Win for tables (including High-Limit Tables), retroactive to April 1, 2018. Had the new OSAs and free play cap changes been in effect since the beginning of the year, we estimate that our Adjusted EBITDA would have been higher than reported by approximately $2 million.

(iii) reflects losses relating to the labor strike in the Thompson Okanagan Region. Beginning June 29, 2018, workers at the Thompson-Okanagan properties were on strike, which resulted in reduced gross gaming revenue, increased labor costs, and increased marketing spend. An agreement to settle the strike has been ratified, and the properties are in the process of resuming normal operations. We estimate that the labor disruption in the Thompson-Okanagan region had an estimated $7 million adverse impact on EBITDA.

(iv) reflects losses related to the now-resolved GMS issues in the Ontario region. From June until August 2018, the Company’s new GMS experienced eight outages at key properties in the North and Southwest Ontario regions, which caused gaming floor disruptions due to slot machine inoperability. The outages impacted peak hours of operations, the Canada Day Holiday weekend, and several mid-week promotional nights. We estimate that the GMS problems in the Ontario region caused an estimated $5 million adverse impact on EBITDA. The issues with the GMS have been addressed, and the system has been stable since mid-August 2018.

The estimates noted above are based in part on assumptions and estimates of prospective results and actual results might have differed from such estimates materially. Furthermore, the achievement of such estimated impacts in future periods are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, no assurances can be made that the estimated impacts will be realized in the amounts expected in future periods. See “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors—Risks Related to Acquisitions and Capital Projects” and “Risk Factors—Risks Related to Our Business—A significant portion of our labor force is covered by collective bargaining agreements. Wage and/or benefit increases resulting from new collective bargaining agreements or our inability to reach an agreement with the unions could have an adverse impact on our operations.”

(14)

Represents maintenance capital expenditures. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10”. For Q3 2018 of the $97,053, $93,181 related to capital expenditures associated with projects implemented primarily to drive business growth and the remaining amount of $3,872 is related to maintenance capital expenditures. For 2017 of the $99,784, $95,644 relates to capital expenditures associated with projects implemented primarily to drive business growth and the remaining amount of $4,140 is related to maintenance capital expenditures. For 2016 of the $70,543, $66,709 relates to capital expenditures associated with projects implemented primarily to drive business growth and the remaining amount of $3,834 is related to maintenance capital expenditures.

(15)

Represents interest expense related to our long-term debt, amortization of deferred transaction costs and premium on long-term debt and non-deductible interest and penalties. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 13” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 18”.

(16)	Represents cash taxes paid. See “Index to Financial Statements—Condensed Consolidated Interim Statements of Cash Flows” and “Index to Financial Statements—Consolidated Statements of Cash Flows”.
(17)

Represents our mandatory debt repayments. See “Index to Financial Statements—Condensed Consolidated Interim Statements of Cash Flows” and “Index to Financial Statements—Consolidated Statements of Cash Flows.” For the nine months ended September 30, 2018, we excluded the repayment of US$402,975 and $81,601 to discharge our old credit facility and a mortgage attached to our Langley property, respectively, pursuant to the refinancing completed in March 2018. For the year ended December 31, 2017, we excluded the repayment of $500,850 made to discharge our old credit facility and senior secured notes pursuant to the refinancing completed in February 2017. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the information in “Presentation of Financial Matters and Other Information,” “Selected Consolidated Financial Data and Other Data,” “Summary Consolidated Financial Data and Other Data” and our consolidated financial statements, including the notes thereto. The following discussion is based on our financial information prepared in accordance with IFRS as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including generally accepted accounting principles in the United States, or U.S. GAAP. The following discussion includes forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this prospectus.

Overview

We are one of the largest and most diversified gaming and entertainment companies in Canada, based on both number of properties and number of gaming positions. Our operations are currently comprised of 26 gaming properties in British Columbia, Ontario and Edmonton, Alberta, with 13,618 slot machines, 429 table games, including 48 poker tables, 561 hotel rooms, 80 food and beverage, or F&B, outlets and 8,500 employees. In total, our current properties (including properties leased by us) have over one million square feet of gaming space. We offer a wide range of amenities at or adjoining our properties to support our gaming operations and which differentiate us from our competition, including four hotels and convention centers (three of which we own), F&B outlets and 26 venues which feature live entertainment. We have demonstrated a track record of successfully operating, developing and acquiring gaming properties and contributing to the communities in which we live and work and actively look for opportunities to expand and enhance our existing properties and to acquire and develop additional properties. For more specific information about our properties, please see “Business—Our Properties”.

In May 2017, we expanded our business into the Province of Ontario, which is Canada’s largest gaming region. The Southwest Ontario and North Ontario acquisitions have significantly increased our size and regional diversity and are expected to contribute to a significant proportion of our financial results in the future. The Southwest Ontario and North Ontario properties accounted for 27.7% and 33.5% of our total revenues in 2017 and for the nine months ended September 30, 2018, respectively.

Prior to the May 2017 acquisitions of the nine gaming operations of the Southwest Ontario and North Ontario properties, our consolidated results of operations were driven largely by our operations in British Columbia, where 14 of our then 16 gaming operations were located.

On March 15, 2018, we announced that we were selected as the successful proponent by the Ontario Lottery Gaming Corporation (the “OLG”) to operate gaming facilities, which include the Casino Rama Resort and Slots at Georgian Downs (subsequently rebranded as Gateway Casinos Innisfil), in the OLG’s Gaming Bundle 7 (Central) (the “Central Bundle”). On July 18, 2018, we completed the acquisition of the Central Bundle (the “Central Acquisition”) and committed to a 23-year casino operating and service agreement (“COSA”).

We have developed four principal casino brands: Grand Villa, Starlight, Cascades and Playtime. In March 2017, we launched our first Playtime property and are in the process of rebranding smaller properties into the Playtime brand. Each brand offers a distinct experience to our customers. We have also developed five proprietary F&B brands: Atlas, MATCH, CHOW, The Buffet and Halley’s Supper Club (“Halley’s”) which we recently launched at the new Starlight Casino Edmonton. Our properties are generally branded according to market size, market growth potential and local community character, with proximity to our other brands also playing a key role in the decision process. This proprietary branding strategy is meant to associate our properties with exciting local entertainment experiences, which serves to attract new customers and drive increased visitation and loyalty with existing customers. This branding strategy has been implemented at most of our British Columbia and Alberta properties and we are targeting full implementation in Ontario by 2020.

Summary of Factors and Trends Affecting Our Performance

The following section provides a summary of the primary factors, which have and which we expect will continue to affect our financial performance. Several of these factors are also associated with risks that affect our business. For a summary of certain risks affecting our business, see the section titled “Risks Related to Our Business” at the end of this Management’s Discussion and Analysis of Financial Condition and Results of Operations. For a comprehensive discussion of risks related to our business and our common shares, please carefully review the “Risk Factors” section of this prospectus.

Our Expansion and Enhancement Strategy

Over the last four years, we have implemented an expansion and enhancement strategy that involves expanding, relocating, renovating and improving our existing properties in Western Canada, deploying our proven strategies at our recently acquired Ontario properties and developing new projects in under-penetrated gaming markets. Central to the success of our strategy are our proprietary casino and F&B brands, which are designed to attract new customers, drive increased visitation and create loyalty with existing customers.

Major historical expansion initiatives included the expansion and rebranding of our Palace Casino (now the Starlight Casino Edmonton), relocation and rebranding of our Lake City Casino Kamloops (now the Cascades Casino Kamloops), the relocation and rebranding of our Baccarat Casino (now the Grand Villa Casino Edmonton), the expansion and rebranding of our Lake City Casino Penticton (now the Cascades Casino Penticton) and the rebranding of our Lake City Casino Kelowna (now the Playtime Casino Kelowna). During the nine months ended September 30, 2018, we also expanded our Chances Playtime Campbell River and Chances Playtime Courtenay to include a MATCH and refreshed the gaming floor, and opened our first MATCH in the Ontario region at the Point Edward casino. In 2017, we commenced a series of expansions and upgrades to our Grand Villa Casino Burnaby and are in the process of an upgrading and expanding Cascades Casino Langley. The Cascades Casino Langley expansion will be phased in throughout 2018 and is expected to be completed in the second quarter of 2019. We also acquired the Southwest Ontario, North Ontario and, in the third quarter of 2018, Central Ontario properties and are in the process of rebranding and redeveloping selected locations. Our expansion and enhancement strategy has generally positively impacted our financial performance overall and on a property by property basis. Construction at existing facilities, in some cases, may temporarily reduce gaming activity at affected properties, thereby resulting in reduced profitability in certain periods in the past.

Consumer Trends

The Canadian gaming industry is subject to shifts in consumer trends and preferences and our revenue and operating results depend, in part, on our ability to respond to such changes in a timely manner. Due to our broad range of gaming facilities and F&B outlets, we believe that we are well positioned to respond to these shifts in consumer trends and preferences.

Our revenue is also impacted by consumer spending habits, including spending on gaming and entertainment activities, which are affected by many factors that are beyond our control, including, but not limited to, prevailing economic conditions, levels of employment, fuel prices, salaries and wages, the availability of consumer credit, and consumer perception of economic conditions.

Our Private-Public Partnerships and Under-penetrated Markets

The Canadian gaming industry is characterized by mutually beneficial public-private relationships and under-penetrated markets. As a result of these industry specific features, we have been able to drive up visitation and spend at our facilities using our proven enhancement and expansion strategy. In particular, in British Columbia, the BCLC has created and implemented policies to manage competition between gaming properties and controls the implementation of new gaming positions to ensure that markets are neither over saturated nor under served. In Ontario, the OLG manages competition by delineating geographic regions in which only a single gaming property may be operated. In Alberta, the AGLC has declared an indefinite moratorium on granting new licenses.

Although we do not anticipate that competition will negatively affect our financial performance in the near or long term, there is a possibility that we may lose market share in the future.

Economic Conditions

Our financial performance generally correlates to global and regional economic conditions. However, we operate in stable, locally driven and under-penetrated markets and we believe our business has been more resilient to downturns in the Canadian economy than operations in the major US gaming jurisdictions. In particular, our properties in Western Canada have continued to generate stable revenue over the past three years.

Seasonality

We are subject to seasonality in its operations in the Thompson-Okanagan region in British Columbia and in Ontario. Specifically, the operations experience lower visitation during the first and fourth quarters of the year due to the relativity harsher winter conditions in these regions compared to the rest of the regions in which we operate. Additionally, the Thompson-Okanagan region experiences significant levels of tourism in the second and third quarters of the year, which benefit our operations through direct customer visits from tourists.

Weather

Extreme weather conditions in the areas in which our facilities are located have temporarily adversely affected our business and financial results at certain of our properties. For example, frequent or unusually heavy snowfall, ice storms, rainstorms, flooding, forest fires or other extreme weather conditions have correlated with reduced gaming activity at our affected properties in certain cases.

Regulatory Changes and Changes to our Operating Agreements or Gaming Licenses

Our interests are generally aligned with the Gaming Authorities and Gaming Regulators and our performance has not historically been materially negatively impacted by changes to the regulatory regime governing the Canadian gaming industry. However, due to the highly regulated nature of our business, changes to our operating agreements and/or provincial gaming regulations have and will affect our financial results in certain cases.

For instance, on April 1, 2017, the BCLC introduced changes to the Free Play Program, which resulted in an increase in net revenue, a reduction in our net loss and an increase in our Adjusted EBITDA or reduction in income (loss) and comprehensive income (loss) of $6.5 million and $8.2 million for the year ended December 31, 2017 and nine months ended September 30, 2018, respectively.

In addition to the changes above, the BCLC introduced a new form of OSA that became effective on April 1, 2018. The new OSAs include changes that will increase our share of gaming revenue.

Operating Segments

We manage our business and report financial results in eight reportable segments: (i) the Grand Villa Casino Burnaby; (ii) the Cascades Casino Langley; (iii) the Starlight Casino New Westminster; (iv) the Thompson-Okanagan Region; (v) the CGCs ; (vi) the Ontario Region; (vii) the Edmonton Region; and (viii) Corporate.

The Thompson-Okanagan Region is comprised of: (i) the Cascades Casino Kamloops; (ii) the Playtime Casino Kelowna; (iii) the Cascades Casino Penticton; and (iv) the Lake City Casino Vernon. We operate the only full-service casinos in the Thompson-Okanagan Region and do not anticipate any new casinos entering the region in the near future.

The Edmonton Region is comprised of (i) the Grand Villa Casino Edmonton and (ii) the Starlight Casino Edmonton.

The Ontario Region is the largest reporting segment by revenue for the nine months ended September 30, 2018 and is comprised of slot machines in: (i) London; (ii) Woodstock; (iii) Dresden; (iv) Clinton; (v) Hanover; (vi) Innisfil and, (vii) Sudbury, casinos in (i) Point Edward; (ii) Thunder Bay; (iii) Sault Ste. Marie and (iv) the Casino Rama Resort. It reflects the operations of the Southwest Ontario properties beginning with their acquisition on May 9, 2017, the North Ontario properties beginning with their acquisition on May 30, 2017, and the Central Ontario properties beginning with their acquisition on July 18, 2018.

The CGCs segment is comprised of: (i) Chances Mission, (ii) Chances Squamish, (iii) the Newton Community Gaming Centre (which ceased operations in April 2018), (iv) Chances Playtime Abbotsford, (v) Chances Playtime Langley (which ceased operations in February 2018), (vi) Chances Playtime Campbell River, (vii) Chances Playtime Courtenay and (viii) Playtime Gaming Victoria.

The “Corporate” segment includes charges for non-site specific staff, such as finance, human resources, marketing and development departments, professional fees, rent and certain other miscellaneous items, on a consolidated basis and not as expenses of any operating segment. Accordingly, segmented results and calculation of Adjusted Property EBITDA exclude Corporate. Corporate includes our headquarters, located in Burnaby, British Columbia, as well as at regional offices in: Kelowna, British Columbia; Edmonton, Alberta; and London, Ontario.

How We Assess the Performance of Our Business

The key performance indicators referenced below are used by management in evaluating our performance and assessing our results of operation and trends affecting our business. We refer to certain key performance indicators used by management and typically used by similar companies operating in the gaming industry, certain of which are not recognized under IFRS.

Revenue

Our revenue is primarily earned from the operation of gaming activities, with additional revenue generated from our non-gaming amenities, which include restaurants, bars and live entertainment venues associated with our gaming facilities, as well as hotels and convention centers. The BCLC, AGLC, GPEB, OLG and AGCO are responsible for managing and conducting or regulating gaming activities in the regions in which we operate. As a gaming operator, we provide facilities and operational services to the BCLC and OLG under multi-year operating agreements and to the AGLC under multi-year licenses and, in return, receive commissions from gaming activities conducted at our properties.

We also assess the revenues earned from slot machines, table games, bingo and other electronic games, and compare the amounts wagered and amounts retained in order to understand and measure the performance of our individual gaming facilities.

Operating Expenses and Capital Expenditures

Our expenses primarily relate to human resource costs, operating costs, and marketing expenses, lease-related occupancy, F&B costs and other costs. Our growth capital expenditures relate to the development, expansion and major renovation of its facilities and include costs of acquisition and construction, as well as related furniture, fixtures, equipment and other infrastructure. Maintenance capital expenditures are generally comprised of capital costs to maintain our facilities, as well as costs to replace furniture, fixtures and equipment. The BCLC and AGLC in British Columbia and Alberta, respectively, own and maintain the slot machines and other gaming machines and are solely responsible for the cost of such machines and the gaming information systems used in our casinos and CGCs. The BCLC is primarily responsible for the table game supplies used in British Columbia. In the Edmonton Region, we are primarily responsible for the table game equipment. We own all slot machines and other gaming machines in connection with the properties in Ontario and are responsible for the cost of acquiring and maintaining all gaming equipment.

Adjusted EBITDA

We use Adjusted EBITDA to manage our operating results. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that Adjusted EBITDA is widely used to measure the performance, and as a basis for valuation, of gaming companies, and is therefore useful in measuring performance at a property or segment level as well. Adjusted EBITDA means EBITDA plus (i) share-based compensation (recovery), (ii) change in fair value of embedded derivatives, (iii) change in fair value of cross currency interest rate swaps, (iv) loss on debt extinguishment, (v) loss on debt modification, (vi) (gain) / loss on foreign exchange, (vii) gain on sale of property and equipment, (viii) non-cash deferred rent, (ix) tax adjustment for prior periods, (x) business acquisition, transaction, site pre-opening, restructuring and other, and (xi) writedown of non-financial assets. For more information about non-IFRS measures, see the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in this prospectus. For a reconciliation of Adjusted EBITDA to its most directly comparable measures calculated in accordance with IFRS, see “Prospectus Summary—Selected Summary Historical Financial Information.”

Adjusted Property EBITDA

We use Adjusted Property EBITDA to manage the operating results of our segments. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that Adjusted Property EBITDA is widely used to measure the performance, and as a basis for valuation, of gaming companies, and is therefore useful in measuring performance at a property or segment level as well. Adjusted Property EBITDA means the Adjusted EBITDA for each reporting segment or property, as applicable, excluding corporate costs. Adjusted EBITDA means EBITDA plus (i) share-based compensation (recovery), (ii) change in fair value of embedded derivatives, (iii) change in fair value of cross currency interest rate swaps, (iv) loss on debt extinguishment, (v) loss on debt modification, (vi) (gain) / loss on foreign exchange, (vii) gain on sale of property and equipment, (viii) non-cash deferred rent, (ix) tax adjustment for prior periods, (x) business acquisition, transaction, site pre-opening, restructuring and other, and (xi) writedown of nonfinancial assets. For more information about non-IFRS measures, see the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in this prospectus. For a reconciliation of Adjusted Property EBITDA to its most directly comparable measures calculated in accordance with IFRS, see “Prospectus Summary—Selected Summary Historical Financial Information” and “—Results of Operations” elsewhere in this prospectus.

Results of Operations

Select Annual Consolidated Information

The following tables present selected financial information of our consolidated operations for the fiscal years ended December 31, 2017, 2016 and 2015 and the nine months ended September 30, 2018 and 2017.

Consolidated Statement of Financial Performance

	Nine months ended September 30,		Year ended December 31,
(In thousands of $)	2018	2017	2017	2016	2015
Revenues
Gaming	$399,620	$270,571	$383,069	$248,049	$225,382
Food and beverage	52,243	47,955	65,975	55,409	42,770
Hotel, automated teller machines and other	32,414	20,442	29,777	24,707	21,775

	484,277	338,968	478,821	328,165	289,927
Expenses
Operating expenses(1)	368,028	233,861	338,872	231,830	202,246
Amortization and depreciation	52,510	72,400	98,299	83,231	67,720
Writedown of non-financial assets(2)	—	167	23,588	35	93
Other(3)	28,248	11,289	15,209	5,872	7,881
Share-based compensation (recovery)	8,441	17,741	19,631	(3,111)	5,410
Other expenses(4)	(129,842)	39,840	48,663	32,548	35,299
Income tax recovery	660	112	(367)	(1,784)	—

	328,045	375,410	543,895	348,621	318,649

Income (Loss) and comprehensive income (loss)	156,232	(36,442)	(65,074)	(20,456)	(28,722)
Income attributable to non-controlling interest	7	7	10	19	—

Income (Loss) and comprehensive income (loss) to shareholders of the Company	$156,225	$(36,449)	$(65,084)	$(20,475)	$(28,722)

Basic and diluted loss per share	$3.97	($0.93)	($1.65)	($0.52)	$(0.73)

Notes: (1)	Represents the human resources, operating, marketing and promotion, occupancy and cost of food and beverage line items of our consolidated statements of operations and comprehensive income (loss).
(2)

Represents a writedown of non-financial assets on the Lake City Casino Penticton of $0.2 million for the nine months ended September 30, 2017. Represents a writedown of non-financial assets on the Grand Villa Casino Edmonton of $22.6 million and a suspended OSA for a community gaming center of $0.8 million, and on the Lake City Casino Penticton of $0.2 million for the year ended December 31, 2017. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10.”

(3)

Represents costs associated with restructuring (Q3 2018—$4.4 million; Q3 2017—$0.8 million; 2017—$0.8 million; 2016—$0.8 million; 2015—$0.2 million), business acquisitions (Q3 2018—$2.3 million; Q3 2017—$3.9 million; 2017—$7.0 million; 2016—$2.2 million; 2015—$2.5 million), transaction costs (Q3 2018—$16.3 million; Q3 2017—$1.8 million; 2017—$5.2 million; 2016—$0.3 million; 2015—$nil), site pre-opening costs (Q3 2018—$3.7 million; Q3 2017—$0.9 million; 2017—$1.6 million; 2016—$2.1 million; 2015—$2.1 million), lease termination (Q3 2018—$nil; Q3 2017—$nil; 2017—$nil; 2016—$nil; 2015—$2.1 million) and other expenses (Q3 2018—$1.5 million; Q3 2017—$3.8 million; 2017—$0.6 million; 2016—$0.5 million; 2015—$1.0 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 12” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 17”.

(4)

Other expenses, in thousands of dollar, includes net interest expense (Q3 2018—$41.7 million; Q3 2017—$43.4 million; 2017—$58.9 million; 2016—$35.4 million), change in fair value of embedded derivatives (Q3 2018—($4.1 million); Q3 2017—($3.8 million); 2017—($9.3 million); 2016—($0.7 million)), change in fair value of cross currency interest rate swaps (Q3 2018—($21.9 million); Q3 2017—$37.2 million; 2017—$32.0 million; 2016—$nil), loss on debt extinguishment (Q3 2018—$15.1 million; Q3 2017—$16.1 million; 2017—$16.1 million; 2016—$nil), loss on debt modification (Q3 2018—$6.3 million; Q3 2017—$nil; 2017—$nil; 2016—$nil), gain on sale of property and equipment (Q3 2018—$192.4 million; Q3 2017—$nil; 2017—$nil; 2016 - $2.2 million), and (gain) loss on foreign exchange (Q3 2018—$25.5 million; Q3 2017—($53.1 million); 2017—($49.0 million); 2016—$nil). For the nine months ended September 30, 2018 and 2017, see “Index to Financial Statements—Condensed Consolidated Interim Statements of Operations and Comprehensive Income (Loss)”. For the year ended December 31, 2017, 2016 and 2015 see “Index to Financial Statements—Consolidated Statements of Operations and Comprehensive Loss”.

Consolidated Statements of Financial Position

	As at September 30,	As at December 31,
(In thousands of $)	2018	2017	2016
Total assets	$1,005,543	$1,036,370	$812,531
Total liabilities	1,050,915	1,096,523	617,743
Total non-current financial liabilities(1)	894,074	886,954	481,500

Note: (1)	Non-current financial liabilities represent deferred consideration payable, deferred rent and long-term debt.

Other Data

The following table provides Adjusted EBITDA and total Adjusted Property EBITDA for the periods indicated:

(In thousands of $)	Nine months ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
Adjusted EBITDA(1)	$122,635	$108,984	$144,206	$96,335	$87,681

Corporate Costs	24,972	15,473	24,909	14,524	11,103

Total Adjusted Property EBITDA(1)	$147,607	$124,457	$169,115	$110,859	$98,784

Notes: (1)

For more information about these non-IFRS measures, see the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in this prospectus. For a reconciliation of Adjusted EBITDA to its most directly comparable measures calculated in accordance with IFRS, see the table immediately below.

Reconciliation of Income (Loss) and Comprehensive Income (Loss) to Adjusted EBITDA

	Nine months ended September 30,		Year ended December 31,
(In thousands of $)	2018	2017	2017	2016	2015
Income (loss) and comprehensive income (loss)	$156,232	$(36,442)	$(65,074)	$(20,456)	$(28,722)
Amortization of intangible assets	20,951	40,112	53,506	55,661	44,791
Depreciation of property and equipment	31,559	32,288	44,793	27,570	22,929
Interest expense	41,805	44,031	59,566	35,477	34,212
Interest income	(141)	(663)	(679)	(28)	(29)
Income tax expense (recovery)	660	112	(367)	(1,784)	—

EBITDA(1)	251,066	79,438	91,745	96,440	73,181
Share-based compensation (recovery)(2)	8,441	17,741	19,631	(3,111)	5,410
Change in fair value of embedded derivatives(3)	(4,110)	(3,759)	(9,280)	(700)	700
Gain on sale of property and equipment(4)	(192,373)	(5)	(36)	(2,201)	416
Writedown of non-financial assets(10)	—	167	23,588	35	93
Business acquisition, transaction, site pre-opening, restructuring and other(5)	28,248	11,289	15,209	5,872	7,881
Change in fair value of cross currency interest rate swaps	(21,891)	37,167	31,991	—	—
Loss on debt extinguishment	15,124	16,135	16,135	—	—
Loss on debt modification	6,264	—	—	—	—
Loss (gain) on foreign exchange	25,480	(53,066)	(49,034)	—	—
Non-cash deferred rent(6)	6,386	1,124	1,504	—	—
Tax adjustment for prior periods(7)	—	2,753	2,753	—	—

Adjusted EBITDA(1)(8)	$122,635	$108,984	$144,206	$96,335	$87,681

Adjusted EBITDA Margin(1)	25.2%	32.2%	30.1%	29.4%	30.2%

Free Cash Flow adjustments
Less maintenance capital expenditures	3,872	2,916	4,140	3,834	4,336
Less interest expense	41,805	44,031	59,566	35,477	34,212
Less cash taxes paid	3,250	—	—	45	—
Less mandatory debt repayments(9)	1,598	9,448	11,114	25,410	15,627

Free Cash Flow(1)	$72,110	$52,589	$69,386	$31,569	$33,506

Free Cash Flow Conversion(1)	58.8%	48.3%	48.1%	32.8%	38.2%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)	Includes non-cash share-based compensation (recovery).
(3)

Represent changes in fair value of embedded derivatives on long-term debt. See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 9 and Note 14” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 14 and Note 19.”

(4)	Represents gain on property and equipment disposed of or sold.
(5)	Represents costs associated with restructuring (Q3 2018—$4.4 million; Q3 2017—$0.8 million; 2017—$0.8 million; 2016—$0.8 million; 2015—$0.2 million), business acquisitions (Q3 2018—

$2.3 million; Q3 2017—$3.9 million; 2017—$7.0 million; 2016—$2.2 million; 2015—$2.5 million), transaction costs (Q3 2018—$16.3 million; Q3 2017—$1.8 million; 2017—$5.2 million; 2016—$0.3 million; 2015—$nil), site pre-opening costs (Q3 2018—$3.7 million; Q3 2017—$0.9 million; 2017—$1.6 million; 2016—$2.1 million; 2015—$2.1 million), lease termination (Q3 2018—$nil; Q3 2017—$nil; 2017—$nil; 2016—$nil; 2015—$2.1 million) and other expenses (Q3 2018—$1.5 million; Q3 2017—$3.8 million; 2017—$0.6 million; 2016—$0.5 million; 2015—$1.0 million). See “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements—Note 12” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 17”.

(6)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(7)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.
(8)	Adjusted EBITDA for the nine months ended September 30, 2018:

(i) does not give effect to the full period impact of the results for the Central Bundle acquired on July 18, 2018 for the nine months ended September 30, 2018. The financial statements presented above include approximately $13.0 million of Adjusted EBITDA contributed from the Central Bundle from July 18, 2018 through September 30, 2018.

(ii) does not give effect to the full period impact of the new OSAs. The new OSAs that became effective on April 1, 2018 include changes that increased our share of gaming revenue related to table games. Regular-limit table games and poker increased from 40% of Net Win to 42.5%, and from 75.0% to 77.5%, respectively. The new OSAs also eliminated the 0.6 MTA fee from the GVRD Casinos and allow us to save 1.0% on table and poker expenses. In addition to the new OSAs, the BCLC increased the free play caps to 2.5% of commissionable Net Win for slots and 1% of commissionable Net Win for tables (including High-Limit Tables), retroactive to April 1, 2018. Had the new OSAs and free play cap changes been in effect since the beginning of the year, we estimate that our Adjusted EBITDA would have been higher than reported by approximately $2.0 million.

(iii) reflects losses relating to the labor strike in the Thompson Okanagan Region. Beginning June 29, 2018, workers at the Thompson-Okanagan properties were on strike, which resulted in reduced gross gaming revenue, increased labor costs, and increased marketing spend. An agreement to settle the strike has been ratified, and the properties are in the process of resuming normal operations. We estimate that the labor disruption in the Thompson-Okanagan region had an estimated $7.0 million adverse impact on EBITDA.

(iv) reflects losses related to the now-resolved GMS issues in the Ontario region. From June until August 2018, the Company’s new GMS experienced eight outages at key properties in the North and Southwest Ontario regions, which caused gaming floor disruptions due to slot machine inoperability. The outages impacted peak hours of operations, the Canada Day Holiday weekend, and several mid-week promotional nights. We estimate that the GMS problems in the Ontario region caused an estimated $5 million adverse impact on EBITDA. The issues with the GMS have been addressed, and the system has been stable since mid-August 2018.

The estimates noted above are based in part on assumptions and estimates of prospective results and actual results might have differed from such estimates materially. Furthermore, the achievement of such estimated impacts in future periods are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, no assurances can be made that the estimated impacts will be realized in the amounts expected in future periods. See “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors—Risks Related to Acquisitions and Capital Projects” and “Risk Factors—Risks Related to Our Business—A significant portion of our labor force is covered by collective bargaining agreements. Wage and/or benefit increases resulting from new collective bargaining agreements or our inability to reach an agreement with the unions could have an adverse impact on our operations.”

(9)

For the nine months ended September 30, 2018, we excluded repayments of $402,975 and $81,601 made to discharge our old credit facility and a mortgage attached to the Langley property respectively pursuant to the refinancing completed in March of 2018. For the year ended December 31, 2017, we excluded the repayment made to discharge our old credit facility and senior secured notes pursuant to the refinancing completed in February 2017.

(10)

Represents a writedown of non-financial assets on the Lake City Casino Penticton of $0.2 million for the nine months ended September 30, 2017. Represents a writedown of non-financial assets on the Grand Villa Casino Edmonton of $22.6 million, a suspended OSA for a community gaming center of $0.8 million, and on the Lake City Casino Penticton of $0.2 million for the year ended December 31, 2017. For the year ended 2016 and 2015, see “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statement—Note 6” and “Index to Financial Statements—Notes to Gateway Casinos & Entertainment Limited Consolidated Financial Statements—Note 10.”

Nine months ended September 30, 2018 compared to nine months ended September 30, 2017

The following section provides an overview of our financial performance for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017.

Revenue

Revenue was $484.3 million for the nine months ended September 30, 2018, representing an increase of 145.3 million, or 42.9% when compared to the nine months ended September 30, 2017. The increase for the nine months ended was attributable primarily to the inclusion of the Southwest Ontario and North Ontario properties for the full reporting period and the newly acquired Central Ontario properties which contributed a combined $60.3 million of revenue partially offset by lowered revenue in the Thompson-Okanagan region. The Ontario Region contributed a combined $222.5 million of revenue for the nine months ended September 30, 2018.

Gaming revenue was $399.6 million for the nine months ended September 30, 2018, representing an increase of $129.0 million, or 47.7%, when compared to the nine months ended September 30, 2017. The growth in revenue for the nine months ended September 30, 2018 was attributable mainly to the acquisition of the Southwest Ontario, North Ontario and Central Ontario properties. Prior year results included operations for the Southwest Ontario and North Ontario properties only since their acquisition in the second quarter of 2017.

Combined gaming revenue for the BC and Alberta operating segments, which was negatively impacted by the labor strike in the Thompson-Okanagan properties, increased by 1.9% for the nine months ended September 30, 2018. Table games revenue at our BC operations continued to benefit from the impact of the improved compensation under the new OSAs effective April 1, 2018 with an increase in our share of the revenue from regular table games.

F&B revenue was $52.2 million for the nine months ended September 30, 2018, representing an increase of $4.3 million, or 8.9% when compared to nine months ended September 30, 2017. The overall increase for the nine months ended September 30, 2018 was due mainly to the additional F&B outlets at our Grand Villa Casino Burnaby, the introduction of MATCH at the Chances Playtime Campbell River and Chances Playtime Courtenay, and revenue from F&B outlets in the Southwest Ontario, North Ontario and Central Ontario properties.

Hotel revenue was $12.2 million for the nine months ended September 30, 2018, representing an increase of $1.6 million, or 14.6% when compared to the nine months ended September 30, 2017. The increase in hotel revenue was driven primarily by revenue from the Casino Rama Resort, which contributed $1.7 million since acquisition, and increased revenue at the Delta hotel in Burnaby offset by lower revenue at the Coast hotel in Langley.

Other revenue, excluding hotel revenue, was $20.2 million for the nine months ended September 30, 2018, representing an increase of $10.4 million, or 106.4%, when compared to the nine months ended September 30, 2017. The increases in the quarter were driven predominantly by automated teller machine (“ATM”) revenue, entertainment revenue at the Central Ontario properties and operations at the Southwest Ontario and North Ontario properties which were acquired in May of 2017.

Operating expenses

Operating Expenses were $368.0 million for the nine months ended September 30, 2018, representing an increase of $134.2 million, or 57.4% compared to the nine months ended September 30, 2017. Excluding the impact of the Central Ontario properties, the increase was 37.4% for the nine months ended September 30, 2018 due primarily to property rent incurred for the period resulting from the sale and leaseback of the lands and premises in March of 2018 constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley (collectively, the “Sale and Leaseback Transactions”), and the results of operating the Southwest Ontario and North Ontario properties. Under the Sale and Leaseback Transactions, our subsidiaries entered into long-term leases, as tenants, for each of the SLB Properties. Annual lease payments under the long-term leases total $35 million in the first year of the leases, and increase at a rate of 2.25% per annum for the term of the leases. Occupancy expenses were $64.0 million for the nine months ended September 30, 2018, representing an increase of $40.2 million when compared to the nine months ended September 30, 2017. The increase is driven primarily by the incremental occupancy expenses of i) $7.5 million for the Southwest Ontario and North Ontario properties, which were acquired in May of 2017, ii) $6.0 million for the Central Ontario properties, iii) $24.3 million since the completion of the Sale and Leaseback Transactions on March 13, 2018, and iv) $1.9 million from the phased expansion and opening of the Starlight Edmonton Casino. Higher F&B expenses resulting from the expansion of our F&B offering, and higher human resources costs from supporting our continued growth were being offset by lowered marketing expenses in relation to the cost of providing promotional slot play credits to patrons that became effective on April 1, 2017 (See “Changes to Our BC Casino Operating Agreements” in this MD&A).

Interest expenses

Interest expense was $41.8 million for the nine months ended September 30, 2018, representing a decrease of $2.1 million when compared to the same period in 2017. The lower interest is due to the reduction in debt from the Sale and Leaseback Transactions and a reduction in interest rate as a result from the 2018 Refinancing (See the “Indebtedness” in this MD&A).

Adjusted EBITDA

Adjusted EBITDA was $122.6 million for the nine months ended September 30, 2018 representing an increase of $13.7 million, or 12.5% for the year to date. The increase in Adjusted Property EBITDA was driven by the acquisition of the Central Ontario, Southwest Ontario and North Ontario properties, which contributed a combined Adjusted Property EBITDA of $75.5 million compared to $36.3 million in the prior year from the Southwest Ontario and North Ontario properties. During the first nine months of 2018, ongoing challenges at Grand Villa Casino Edmonton and construction disruption at the Palace Casino Edmonton (rebranded as Starlight Casino Edmonton with its grand opening on September 26, 2018) continued to negatively impact the Edmonton Region.

Free Cash Flow

Free Cash Flow was $72.1 million for the nine months ended September 30, 2018, representing an increase of $19.5 million, or 37.1%, compared to $52.6 million for the nine months ended September 30, 2017. The increase in the year was impacted by: (i) the Adjusted EBITDA from the acquisition of the Central Ontario, Southwest Ontario and North Ontario properties and (ii) lower mandatory debt principal repayments and interest expense as a result of the negotiated debt structure.

Reportable Segments

Operating Results—Detailed Segment Information

The following tables present consolidated revenue and Adjusted Property EBITDA by segment for the nine months ended September 30, 2018 and 2017.

Grand Villa Casino Burnaby

The following table presents the Grand Villa Casino Burnaby’s results of operations for the nine months ended September 30, 2018 and 2017.

	Nine months ended September 30,
(In thousands of $)	2018	2017
Gaming	$66,493	$57,541
Food and Beverage	12,443	10,348
Hotel, Automated Teller Machines and Other	11,564	10,097

Total Property Revenue	90,500	77,986
Property Operating Expense(1)	59,943	43,606

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	30,557	34,380
Non-cash deferred rent(2)	2,407	—
Tax adjustment for prior periods(3)	—	635

Adjusted Property EBITDA(1)	$32,964	$35,015

Adjusted Property EBITDA Margin(1)	36.4%	44.9%
Gaming Statistics(1)
Table Drop (in millions of $)	$369.1	$327.1
Table Win %	15.9%	16.9%
Slot Coin-in (in millions of $)	$1,760.8	$1,529.7
Slot Win %	7.1%	7.1%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue increased by $12.5 million, or 16.0%, for the nine months ended September 30, 2018. Gaming revenue increased by $9.0 million or 15.6%, for the nine months ended September 30, 2018. Total property revenue benefited continued growth in the business from the redevelopment of the property in 2017, as well as from the effects of labor disruption at Hard Rock Casino Vancouver, which ended on July 22, 2018. We believe that we have been able to retain approximately 30% to 40% of this business post labor disruption. Slot revenue increased 14.1% for the nine months ended September 30, 2018 when compared to the same periods in 2017. Table games revenue continued to be positively impacted by the new OSA that became effective on April 1, 2018. Service provider compensation from regular-limit table games and poker increased from 40% of Net Win to 42.5%, and from 75.0% to 77.5%, respectively. When compared to prior year, table games revenue increased 18.2% for the nine months ended September.

F&B revenue increased by 20.2% for the nine months ended September 30, 2018 when compared to the same period in 2017, driven primarily by incremental sales from the CHOW and Atlas restaurant which were added in the third and fourth quarter of 2017. Hotel, Automated Teller Machines (“ATMs”) and other revenue increased by 14.5% when compared to the nine months ended September 30, 2017, driven by the increase in revenue generated from ATMs due to increased gaming. The average room rate for the hotel has continued to improve, rising by 8.2% to $205.71 for the nine months ended September 30, 2018 compared to $190.2 in the prior year period.

Adjusted Property EBITDA

Adjusted Property EBITDA was $33.0 million for the nine months ended September 30, 2018, representing a decrease of $2.1 million, or 5.9% when compared to the same period in 2017. The results were driven by a combination of improved gaming and non-gaming revenues, and new OSA changes to the service provider compensation, being offset by property rent of $9.8 million incurred from the Sale and Leaseback Transactions that closed on March 13, 2018. Excluding the effect of rent in 2018, Adjusted Property EBITDA would have grown 22.0% for the first nine months of 2018.

Cascades Casino Langley

The following table presents the Cascades Casino Langley’s results of operations for the nine months ended September 30, 2018 and 2017.

	Nine months ended September 30,
(In thousands of $)	2018	2017
Gaming	$37,120	$34,345
Food and Beverage	7,555	8,262
Hotel, Automated Teller Machines and Other	3,813	3,228

Total Property Revenue	48,488	45,835
Property Operating Expense(1)	30,044	24,052

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	18,444	21,783
Non-cash deferred rent(2)	1,392	—
Tax adjustment for prior periods(3)	—	582

Adjusted Property EBITDA(1)	$19,836	$22,365

Adjusted Property EBITDA Margin(1)	40.9%	48.8%
Gaming statistics(1)
Table Drop (in millions of $)	$91.8	$87.4
Table Win %	19.3%	20.0%
Slot Coin-in (in millions of $)	$1,372.0	$1,239.9
Slot Win %	6.8%	7.0%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue increased by $2.7 million, or 5.8%, for the nine months ended September 30, 2018 when compared to the same period in 2017. Gaming revenue increased by $2.8 million, or 8.1%, for the nine months ended September 30, 2018, driven by the combination of growth in table games, slots and bingo revenues. The gaming floor underwent a refresh in 2018, replacing a number of slot machines with newer products, and 50 slot machines were added to the gaming floor in the first quarter of 2018. Bingo operations were relocated from the former Chances Langley to Cascades Casino Langley in the second quarter of 2018, contributing revenue of $0.6 million to September 30, 2018. Gaming revenue also increased from the impact of the new OSA discussed above for Grand Villa Casino Burnaby.

F&B revenue decreased by $0.7 million, or 8.6%, for the nine months ended September 30, 2018 when compared to the same period in 2017. F&B revenue was negatively impacted by construction disruptions related to the expansion of MATCH restaurant’s patio space and kitchen upgrades, and the addition of a F&B outlet. Excluding the tax adjustment for prior periods recorded in prior year quarter, Hotel, automated teller machine and other revenue was consistent with the nine months ended September 30, 2017 due to hotel revenue being negatively impacted by ongoing hotel renovations which reduced the number of available rooms.

Adjusted Property EBITDA

Adjusted Property EBITDA was $19.8 million for the nine months ended September 30, 2018, representing a decrease of $2.5 million, or 11.3% when compared to the same period in 2017. The results were driven primarily by a combination of improved gaming revenue and new OSA changes to the service provider compensation being offset by property rent of $5.6 million for the nine months ended September 30, 2018, respectively, incurred from the Sale and Leaseback Transactions that closed on March 13, 2018. Excluding the effect of the rent expense in 2018, Adjusted Property EBITDA would have grown 13.9% to the nine months ended September 30, 2018.

Starlight Casino New Westminster

The following tables present the Starlight Casino New Westminster’s results of operations for the nine months ended September 30, 2018 and 2017.

	Nine months ended September 30,
(in thousands of $)	2018	2017
Revenue
Gaming	$33,607	$33,287
Food and Beverage	5,314	5,340
Automated Teller Machines and Other	1,703	1,276

Total Property Revenue	$40,624	$39,903
Property Operating Expense(1)	30,068	25,655

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	10,556	14,248
Non-cash deferred rent(2)	982	—
Tax adjustment for prior periods(3)	—	457

Adjusted Property EBITDA(1)	$11,538	$14,705

Adjusted Property EBITDA Margin(1)	28.4%	36.9%
Gaming statistics(1)
Table Drop (in millions of $)	$149.4	$163.9
Table Win %	18.4%	18.1%
Slot Coin-in (in millions of $)	$1,019.5	$946.9
Slot Win %	7.2%	7.5%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue increased by $0.7 million, or 1.8%, for the nine months ended September 30, 2018. Gaming revenue increased by $0.3 million, or 1.0%, for the nine months ended September 30, 2018 driven by improved slots revenue. Table games revenue for the nine months ended September 30, 2018 was consistent with prior year with lower high-limit table play being partially offset by the increase in service provider compensation from regular-limit table games and poker as a result of the new OSA.

F&B revenue was $5.3 million for the nine months ended September 30, 2018, which was consistent when compared to the same period in 2017. Excluding the tax adjustment for prior periods recorded in the third quarter of 2017, ATM and Other revenue decreased by 1.7% for the nine months ended September 30, 2018 due mainly lower rental revenue.

Adjusted Property EBITDA

Adjusted Property EBITDA was $11.5 million for the nine months ended September 30, 2018, representing a decrease of $3.2 million or 21.5% when compared to the same period in 2017. The results were driven primarily by the incremental property rent of $4.0 million for the year to date incurred from the Sale and

Leaseback Transactions that closed on March 13, 2018. Excluding the effect of the property rent incurred in 2018, Adjusted EBITDA would have grown by 5.5% for the nine months ended September 30, 2018.

Thompson-Okanagan Region

The following table presents the Thompson-Okanagan casinos’ results of operations for the nine months ended September 30, 2018 and 2017.

	Nine months ended September 30,
(in thousands of $)	2018	2017
Revenue
Gaming	$26,470	$34,568
Food and Beverage	7,490	10,880
Automated Teller Machines and Other	1,501	1,097

Total Property Revenue	35,461	46,545
Property Operating Expense(1)	29,704	36,123

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	5,757	10,422
Non-cash deferred rent(2)	78	77
Tax adjustment for prior periods(3)	—	688

Adjusted Property EBITDA(1)	$5,835	$11,187

Adjusted Property EBITDA Margin(1)	16.5%	24.0%
Gaming statistics(1)
Table Drop (in millions of $)	$29.7	$46.3
Table Win %	24.1%	21.7%
Slot Coin-in (in millions of $)	$1,157.1	$1,471.6
Slot Win %	7.0%	7.1%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue decreased by $11.1 million, or 23.8%, for the nine months ended September 30, 2018. Total property revenue of the four casinos in this region was negatively impacted due to the effect of a labor strike that started on June 29, 2018 and continued through the third quarter of 2018. Casinos’ hours of operations were reduced from the start of the strike with table games closed at Cascades Casino Penticton, Lake City Casino Vernon and Cascades Casino Kamloops for the duration of the strike. A new collective bargaining agreement was successfully ratified by employees on November 8, 2018 and operations reopened on November 13 and 14, 2018, with operations expected to return to normal levels in the weeks thereafter.

F&B revenue was $7.5 million for the nine months ended September 30, 2018, representing a decrease of $3.4 million, or 31.2% when compared to the same period in 2017. F&B outlets operated at reduced hours while Atlas and MATCH locations were closed at most casino locations for the duration of the strike.

Adjusted Property EBITDA

Adjusted Property EBITDA for the nine months ended September 30, 2018 decreased by $5.4 million, or 47.8%, when compared to the same period in 2017. Impacted by the effect of the labor strike in the quarter, management is focused on rebuilding the operations as a new collective bargaining agreement has been reached on November 8, 2018. See “Risk Factors—Risks Related to Our Business—A significant portion of our labor force is covered by collective bargaining agreements. Wage and/or benefit increases resulting from new collective bargaining agreements or our inability to reach an agreement with the unions could have an adverse impact on our operations”.

Edmonton Region

The following tables present the Edmonton casinos’ results of operations for the nine months ended September 30, 2018 and 2017.

	Nine months ended September 30,
(in thousands of $)	2018	2017
Revenue
Gaming	$14,879	$15,562
Food and Beverage	6,815	6,464
Automated Teller Machines and Other	1,226	755

Total Property Revenue	22,920	22,781
Property Operating Expense(1)	32,418	28,707

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	(9,498)	(5,926)
Non-cash deferred rent(2)	1,527	1,038
Tax adjustment for prior periods(3)	—	304

Adjusted Property EBITDA(1)	$(7,971)	$(4,584)

Adjusted Property EBITDA Margin(1)	(34.8%)	(20.1%)
Gaming statistics(1)
Table Drop (in millions of $)	$107.6	$101.2
Table Win %	13.6%	15.3%
Slot Coin-in (in millions of $)	$654.2	$674.3
Slot Win %	7.7%	7.7%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue increased by $0.1 million or 0.6%, for the nine months ended September 30, 2018, driven primarily by contribution from the Starlight Casino Edmonton, which completed its phased renovations and had its grand opening on September 26, 2018, offset by lower revenue contribution from Grand Villa Casino Edmonton. Gaming revenue decreased by $0.7 million, or 4.4%, for the nine months ended September 30, 2018. The decrease, when compared to the same period in 2017, was attributable to lower overall revenue at Grand Villa Casino Edmonton being offset by Starlight Casino Edmonton. The Grand Villa Casino Edmonton continued to face challenges from construction activities adjacent to the property impacting the performance of the facility.

Revenue at the Starlight Casino Edmonton saw an improvement of $2.7 million, or 25.4% for the nine months ended September 30, 2018 driven predominantly from an improvement in gaming and F&B revenues. Construction work on the expansion, which commenced in May 2017, reduced the gaming space by approximately 40% during the peak of construction. The Buffet, Nova Bar and MATCH all opened to the public during in the first quarter of 2018, and on June 15, 2018, the newly renovated slots floor opened to the public. The final phase of opening consists of an Atlas restaurant and expanded gaming floor occurred in the third quarter of 2018 as part of the grand opening of the facility.

Segment F&B revenue was $6.8 million for the nine months ended September 30, 2018, representing an increase of $0.4 million, or 5.4%, when compared to the same period in 2017. The results were driven mainly by increased F&B revenue from the introduction of new F&B outlets at the Starlight Casino Edmonton being partially offset by the decrease experienced in Grand Villa Casino Edmonton.

Adjusted Property EBITDA

Adjusted Property EBITDA was a loss of $8.0 million for the nine months ended September 30, 2018, representing a decrease of $3.4 million, or 73.9%, when compared to the same period in 2017. The loss was due to the on-going operational issues and continued construction activities around the ICE district at the Grand Villa Casino Edmonton and the renovations and construction disrupting the operations leading up to the grand opening at Starlight Casino Edmonton for the majority of the nine months period ended.

Ontario Region

The following table presents the Southwest Ontario and North Ontario properties’ results of operations for the nine months ended September 30, 2018 and 2017. The nine months ended September 30, 2017 represents the period beginning from the time of closing of the acquisitions of the Southwest Ontario and North Ontario properties, on May 9, 2017 and May 30, 2017 respectively, and ending on September 30, 2017.

	Nine months ended September 30,
(in thousands of $)	2018	2017
Revenue
Gaming	$203,153	$77,176
Food and Beverage	8,267	2,233
Automated Teller Machines and Other	11,120	2,642

Total Property Revenue	222,540	82,051
Property Operating Expense(1)	147,051	45,799

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	75,489	36,252

Adjusted Property EBITDA(1)	$75,489	$36,252

Adjusted Property EBITDA Margin(1)	33.9%	44.2%
Gaming statistics(1)
Table Drop (in millions of $)	$155.0	$13.6
Table Win %	3.4%	20.6%
Slot Coin-in (in millions of $)	$4,512.0	$1,759.1
Slot Win %	8.4%	8.1%

Note: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

Revenue

Revenue for the nine months ended September 30, 2018 was $222.5 million. Excluding the contribution from the newly acquired Central Ontario properties, revenue was $162.3 million for the nine months ended September 30, 2018. Since the closing of the acquisition of Southwest Ontario properties and North Ontario properties, we have begun the implementation of Gateway’s Gaming Management System, or GMS, that underpins its customer loyalty program. Beginning June 15, 2018, there were a series of system outages resulting in major gaming floor disruptions at five properties where GMS was installed, which resulted in slot machines inoperability and an estimated impact of $5.2 million to date. Slot revenue for the Southwest Ontario properties and North Ontario properties was $142.0 million for the nine months ended September 30, 2018.

F&B revenue for the nine months ended September 30, 2018 was $8.3 million. Excluding the contribution from Central Ontario Properties, F&B revenue for the period was $5.1 million, representing an increase of $2.8 million when compared to the same period in 2017, due primarily to the Ontario properties acquisition and the newly opened F&B outlets including MATCH and The Buffet in the third quarter of 2018 at the Point Edward facility.

Hotel, ATM and Other revenue for the nine months ended September 30, 2018 was $11.1 million, representing an increase of $8.5 million, or 170.2% when compared to the same period in 2017 due primarily to the Southwest Ontario and North Ontario properties and the hotel, ATM and entertainment revenue contribution from the Central Ontario Properties.

Adjusted Property EBITDA

Adjusted Property EBITDA was $75.5 million for the nine months ended September 30, 2018. The Adjusted Property EBITDA Margin was 33.9% for the respective period, which was noticeably higher than our average of 30.5% due to a higher proportion of slot revenue of total revenue. Excluding Central Ontario Properties’ contribution of $13.6 million or 18.0% of the segment’s Adjusted Property EBITDA, the Southwest Ontario and North Ontario achieved an Adjusted Property EBITDA of $61.9 million.

CGCs

The following tables present the CGCs’ results of operations for the nine months ended September 30, 2018 and 2017.

	Nine months ended September 30,
(In thousands of $)	2018	2017
Revenue
Gaming	$17,898	$18,092
Food and Beverage	4,359	4,428
Automated Teller Machines and Other	1,481	1,255

Total Property Revenue	23,738	23,775
Property Operating Expense(1)	13,822	14,354

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	9,916	9,421
Non-cash deferred rent(2)	—	9
Tax adjustment for prior periods(3)	—	87

Adjusted Property EBITDA(1)	$9,916	$9,517

Adjusted Property EBITDA Margin(1)	41.8%	40.0%
Gaming Statistics(1)
Slot Coin-in (in millions of $)	$810.0	$747.8
Slot Win %	7.2%	7.2%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue was $23.7 million for the nine months ended September 30, 2018, which is consistent with prior year-to-date. Gaming revenue, which is comprised mainly of slots revenue, was $13.7 million for the nine months ended September 30, 2018, representing an increase of $0.9 million, or 6.8%, year-to-date. Gaming revenue was driven by the increase in slots revenue being offset largely by the decline in Bingo revenue, due to the closure of the CGC Langley and CGC Newton operations on December 21, 2017 and April 21, 2018, respectively.

F&B revenue was $4.4 million for the nine months ended September 30, 2018, representing a decrease of $0.1 million, or 1.6%, when compared to prior year period. The decrease was due primarily to the construction disruption during the construction of MATCH at our Chances Playtime Campbell River and Chances Playtime Courtenay which opened in the third quarter of 2018.

Adjusted Property EBITDA

Adjusted Property EBITDA was $9.9 million for the nine months ended September 30, 2018, representing an increase of $0.4 million, or 4.2% when compared to the same period prior year. The increase was due primarily to a combination of improved slots revenue, ATM revenue, and lowered property expense being offset partially by the decline in bingo revenue.

Corporate

The Corporate segment relates to the head office in Burnaby, British Columbia and regional offices in Kelowna, British Columbia, Edmonton, Alberta and London, Ontario. Corporate costs increased for the nine month period ended September 30, 2018 due to the leasing of additional office spaces in Burnaby, Edmonton and London, and higher human resource and administration costs to support our growth and our expansion into Ontario, specifically. Corporate costs as a percentage of total revenue were roughly consistent across periods.

	Nine months ended September 30,
(in thousands of $)	2018	2017
Corporate revenue	$6	$92
Corporate costs	24,978	15,565

Corporate costs (net of corporate revenue)	$24,972	$15,473

% of revenue	5.2%	4.6%

Year ended December 31, 2017 compared to year ended December 31, 2016

The following section provides an overview of our financial performance for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Revenue

Revenue was $478.8 million for the year ended December 31, 2017, representing an increase of $150.6 million, or 45.9%, compared to $328.2 million for the year ended December 31, 2016.

Gaming revenue was $383.1 million for the year ended December 31, 2017, representing an increase of $135.1 million, or 54.4%, compared to $248.0 million for the year ended December 31, 2016. The Southwest Ontario and North Ontario properties accounted for the majority of the increased revenue in the year following our acquisition of such properties in May 2017. Gaming revenue for the British Columbia and Alberta properties combined experienced strong growth and increased by 4.4% for the year. Slot revenue, excluding the impact of the Southwest Ontario and North Ontario properties for the year ended December 31, 2017, improved by 6.1% over the year ended December 31, 2016, primarily driven by a 9.7% increase in Slot Coin-in.

F&B revenue was $66.0 million for the year ended December 31, 2017, representing an increase of $10.6 million, or 19.1%, when compared to $55.4 million for the year ended December 31, 2016. The increase in F&B revenue was due mainly to additional F&B outlets in the new Cascades Casino Penticton, a full year’s revenue for F&B at the Grand Villa Casino Edmonton and in the new Southwest Ontario and North Ontario properties. The F&B revenue generated in the Ontario Region represented 6.7% of the 19.1% increase for the year.

Hotel revenue was $13.5 million for the year ended December 31, 2017, representing an increase of $1.0 million, or 8.0%, when compared to hotel revenue of $12.5 million for the year ended December 31, 2016. The increase for the year was driven predominantly by higher Average Daily Rate, or ADR, and a higher occupancy rate percentage at our two hotels.

Other revenue, excluding hotel revenue, was $16.3 million for the year ended December 31, 2017, representing an increase of $4.1 million, or 33.6%, compared to $12.2 million for the year ended December 31, 2016. ATM revenue of the Ontario properties accounted for the majority of the increase in other revenue, offset by a $2.8 million accrual for uncollected GST/HST in relation to ATM fees for the period from May 18, 2010 to June 30, 2015, or the tax adjustment for prior periods. See “—Tax Matters—GST/HST Matters” below.

Operating Expenses

Operating expenses were $338.9 million for the year ended December 31, 2017, representing an increase of $107.1 million, or 46.2%, compared to $231.8 million for the year ended December 31, 2016. Excluding the impact of the Southwest Ontario and North Ontario properties, the increase would have been 10.9% due to higher F&B expenses as a result of the expansion of our F&B offering, human resources costs in supporting our continued growth and rent expense of Grand Villa Casino Edmonton being included for the full year.

Interest Expense

Interest expense was $59.6 million for the year ended December 31, 2017, representing an increase of $24.1 million for the year. The higher interest is due to the additional debt incurred in the first quarter of 2017 to fund the acquisitions of the Southwest Ontario and North Ontario properties, the shareholder return of capital and provide additional working capital. See “—Indebtedness” below.

Adjusted EBITDA

Adjusted EBITDA was $144.2 million for the year ended December 31, 2017, representing an increase of $47.9 million, or 49.7%. The increase was driven primarily by the acquired Southwest Ontario and North Ontario properties. During the year, ongoing start-up related challenges at the Grand Villa Casino Edmonton and construction interruptions at the Starlight Casino Edmonton negatively affected the Edmonton segment.

Loss and comprehensive loss

Loss and comprehensive loss was $65.1 million for the year ended December 31, 2017, representing an increase of $44.6 million in losses, or 218.1%. This reflected the decrease in operating income, increase in depreciation of property and equipment, interest expense and expense on loss on debt extinguishment, partially offset by foreign exchange gain.

Free Cash Flow

Free Cash Flow was $69.4 million for the year ended December 31, 2017, representing an increase of $37.8 million, or 119.6%, compared to $31.6 million for the year ended December 31, 2016. The increase in the year was impacted by: (i) the Adjusted EBITDA from the acquisition of the Southwest Ontario and North Ontario properties and (ii) lower mandatory debt principal repayments as a result of the negotiated debt structure.

Reportable Segments

Operating Results—Detailed Segment Information

The following tables present consolidated revenue and Adjusted Property EBITDA by segment for the years ended December 31, 2017 and 2016.

Grand Villa Casino Burnaby

The following table presents the Grand Villa Casino Burnaby’s results of operations for the years ended December 31, 2017 and 2016.

	Year ended December 31,
(In thousands of $)	2017	2016
Gaming	$78,544	$74,172
Food and Beverage	14,282	14,229
Hotel, Automated Teller Machines and Other	13,519	12,855

Total Property Revenue	106,345	101,256
Property Operating Expense(1)	59,285	59,039

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	47,060	42,217
Non-cash deferred rent(2)	—	—
Tax adjustment for prior periods(3)	635	—

Adjusted Property EBITDA(1)	$47,695	$42,217

Adjusted Property EBITDA Margin(1)	44.8%	41.7%

Gaming Statistics(1)
Table Drop (in millions of $)	$448.4	$419.0
Table Win %	16.8%	17.4%

Slot Coin-in (in millions of $)	$2,108.2	$1,880.6
Slot Win %	7.0%	7.1%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue was $106.3 million for the year ended December 31, 2017, representing an increase of $5.0 million, or 5.0%, compared to $101.3 million for the year ended December 31, 2016. During the year, as part of the property’s renovation and gaming expansion, 47 slot machines were added to the floor, contributing to increased slot revenue of $2.6 million, or 8.2%, compared to the year ended December 31, 2016. Despite the grand opening of Parq Vancouver on September 30, 2017, the Grand Villa Casino Burnaby achieved strong slots revenue for the year ended December 31, 2017. Six additional gaming tables and four poker tables were also added in the year, which contributed to an increase in table games revenue of $1.1 million, or 3.4%, compared to the prior year.

F&B revenue was $14.3 million for the year ended December 31, 2017, in line with F&B revenue for the year ended December 31, 2016, due to the incremental revenue from the addition of CHOW and Atlas Restaurant, offset by an accounting adjustment of $0.2 million, or the F&B accounting adjustment. Hotel, ATM and other revenue increased by $0.7 million, or 5.1%, as customers shifted to Vancouver suburbs due to low hotel room vacancy rates in downtown Vancouver. The hotel has also continued to benefit from increased bookings due to its listing on Marriott International, Inc.’s reservation database, which started in the third quarter of 2015. The occupancy rate for the hotel has continued to improve, rising to 83.0% for the year ended December 31, 2017 compared to 82.7% in the prior year. Other revenue for the year was negatively affected by $0.6 million, due to a tax adjustment for prior periods on ATM revenue. See “Tax Matters—GST/HST Matters” below.

Adjusted Property EBITDA

Adjusted Property EBITDA was $47.7 million for the year ended December 31, 2017, representing an increase of $5.5 million, or 13.0%, compared to $42.2 million for the year ended December 31, 2016. The increase was driven by a combination of increased revenues, a reduction in marketing expenses from the Free Play Program of $1.6 million, and the optimization of labor in most departments.

Cascades Casino Langley

The following table presents the Cascades Casino Langley’s results of operations for the years ended December 31, 2017 and 2016.

	Year ended December 31
*(in thousands of $)	2017	2016
Gaming	$46,280	$42,345
Food and Beverage	11,467	10,999
Hotel, Automated Teller Machines and Other	4,815	4,507

Total Property Revenue	62,562	57,851
Property Operating Expense(1)	32,436	32,714

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	30,126	25,137
Non-cash deferred rent(2)	—	—
Tax adjustment for prior periods(3)	582	—

Adjusted Property EBITDA(1)	$30,708	$25,137

Adjusted Property EBITDA Margin(1)	49.1%	43.5%
Gaming statistics(1)
Table Drop (in millions of $)	$119.3	$106.2
Table Win %	19.7%	19.9%
Slot Coin-in (in millions of $)	$1,686.9	$1,463.8
Slot Win %	6.9%	7.2%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue was $62.6 million for the year ended December 31, 2017, representing an increase of $4.7 million, or 8.1%, compared to $57.9 million for the year ended December 31, 2016. Slot revenue increased by $2.1 million, or 8.6%, for the year ended December 31, 2017. The increase in slot revenue was attributable to focused marketing strategies for slots and the conversion of a portion of the 50 machines transferred from Playtime Gaming Langley in the prior year to new products, which have significantly stronger performance than the original machines. Table games revenue increased 11.0% for the year ended December 31, 2017. Table Drop increased by 12.3% as a result of focused efforts to develop table game players in the Langley area, including an overall increase in table open hours, as well as successful efforts to grow the customer base for baccarat tables.

F&B revenue was $11.5 million for the year ended December 31, 2017, representing an increase of $0.5 million, or 4.5%, compared to $11.0 million for the year ended December 31, 2016. The increase is primarily due to continued strong sales generated in MATCH and The Buffet restaurants, partially offset by the F&B accounting adjustment of $0.2 million. Hotel, ATM and other revenue increased by $0.3 million, or 6.8%, due to increased online marketing promotions as well as tour group and hotel package sales.

Adjusted Property EBITDA

Adjusted Property EBITDA was $30.7 million for the year ended December 31, 2017, an increase of $5.6 million, or 22.3%, compared to $25.1 million for the year ended December 31, 2016. The increase was driven by a combination of multiple factors, including lower human resources costs resulting from optimization, reduced operating costs and a reduction in marketing expenses in relation to the implementation of changes to the BCLC’s Free Play Program. The impact of the Free Play Program was $1.2 million for the year.

Starlight Casino New Westminster

The following tables present the Starlight Casino New Westminster’s results of operations for the years ended December 31, 2017 and 2016.

	Year ended December 31,
(in thousands of $)	2017	2016
Gaming	$44,112	$44,638
Food and Beverage	7,200	6,905
Automated Teller Machines and Other	1,840	2,016

Total Property Revenue	$53,152	$53,559
Property Operating Expense(1)	34,076	36,311

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	19,076	17,248
Non-cash deferred rent(2)	—	—
Tax adjustment for prior periods(3)	457	—

Adjusted Property EBITDA(1)	$19,533	$17,248

Adjusted Property EBITDA Margin(1)	36.7%	32.2%
Gaming statistics(1)
Table Drop (in millions of $)	$216.5	$274.7
Table Win %	18.1%	16.1%
Slot Coin-in (in millions of $)	$1,270.7	$1,140.0
Slot Win %	7.4%	7.5%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue was $53.2 million for the year ended December 31, 2017, representing a decrease of $0.4 million, or 0.8%, compared to $53.6 million for the year ended December 31, 2016. The decrease was due primarily to higher F&B revenue and higher slot revenue, offset by lower table games revenue and lower ATM and other revenue. Slots revenue experienced an improvement of 7.8% in the year due to a focus on customer engagement, increasing site visitation through F&B incentives and targeted marketing to our customers. Table games revenue declined by 12.0% when compared to the prior year due largely to the fact that the prior year’s revenue included the play of a small group of high-limit players that did not return for the year ended December 31, 2017.

F&B revenue was $7.2 million for the year ended December 31, 2017, representing an increase of $0.3 million, or 4.3%, compared to $6.9 million for the year ended December 31, 2016. The increase was due to improved integration of the casino, F&B and live entertainment offerings being offset by the F&B accounting adjustment of $0.1 million.

Adjusted Property EBITDA

Adjusted Property EBITDA was $19.5 million for the year ended December 31, 2017, representing an increase of $2.3 million, or 13.4%, compared to $17.2 million for the year ended December 31, 2016. The increase was a result of several factors, including an increase of 0.8% in revenue and a decrease in property operating expenses of 6.2%. Savings in operating expenses were achieved through human resources cost optimization, reduced operating costs and a $1.2 million reduction in marketing expenses from the Free Play Program.

Thompson-Okanagan Region

The following table presents the Thompson-Okanagan casinos’ results of operations for the years ended December 31, 2017 and 2016.

	Year ended December 31,
(in thousands of $)	2017	2016
Revenue
Gaming	$45,071	$42,417
Food and Beverage	14,269	10,920
Automated Teller Machines and Other	1,721	2,107

Total Property Revenue	61,061	55,444
Property Operating Expense(1)	48,166	41,440

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	12,895	14,004
Non-cash deferred rent(2)	109	—
Tax adjustment for prior periods(3)	688	—

Adjusted Property EBITDA(1)	$13,692	$14,004

Adjusted Property EBITDA Margin(1)	22.4%	25.3%
Gaming statistics(1)
Table Drop (in millions of $)	$61.6	$57.1
Table Win %	21.5%	19.8%
Slot Coin-in (in millions of $)	$1,940.8	$1,783.8
Slot Win %	7.1%	7.1%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue was $61.1 million for the year ended December 31, 2017, representing an increase of $5.7 million, or 10.1%, compared to $55.4 million for the year ended December 31, 2016. The year ended December 31, 2017 marked the successful launch of the Cascades Casino Penticton on April 5, 2017 that replaced the Lake City Casino Penticton. Despite this increase, the segment was adversely impacted by a series of natural events that had an adverse impact on tourism in the region for the year ended December 31, 2017. The region experienced severe and unseasonable winter conditions in the first quarter of 2017 whereby Kamloops experienced 20 additional snow days as compared to 10 snow days in the first quarter of 2016. Extensive flooding occurred in May and June of 2017 and the region experienced extensive forest fires in central British Columbia in July and August 2017, which spread thick smoke throughout the Thompson-Okanagan Region. This negatively affected tourism and the local economies in which these properties operate.

Gaming revenue was $45.1 million for the year ended December 31, 2017, representing an increase of $2.7 million, or 6.3%, to $42.4 million for the year ended December 31, 2016, driven by improvement in slots and tables revenue. Slots revenue increased $1.6 million, or 5.2%, driven largely by the growth from Cascades Casino Penticton. Table games revenue increased by $0.6 million, or 10.1%, due primarily to continued efforts and success in the development of mid-level players at Lake City Casino Kelowna.

F&B revenue was $14.3 million for the year ended December 31, 2017, representing an increase of $3.4 million, or 31.2%, to $10.9 million for the year ended December 31, 2016. The increase was attributable partially to additional F&B offerings at Cascades Casino Penticton. However, in July and August 2017, the smoke from the aforementioned forest fires restricted our ability to utilize our outdoor patios, which negatively affected customer visitation during the summer patio season. ATM and other revenue decreased by $0.4 million, or 18.2%, due to the tax adjustment for prior periods on ATM revenue. See “Tax Matters—GST/HST Matters” below.

Adjusted Property EBITDA

Despite improvements in gaming performance, Adjusted Property EBITDA declined to $13.7 million for the year ended December 31, 2017, a decrease of $0.3 million, or 2.1%, compared to $14.0 million for the year ended December 31, 2016. The decrease was due to overall increased human resources costs, operating expenses and higher marketing and promotion costs incurred to drive patron attendance at our facilities to counter the impact of the severe weather conditions. The financial impact resulting from these negative factors were partially negated by a $1.7 million reduction in marketing expenses from the impact of the Free Play Program.

Edmonton Region

The following tables present the Edmonton casinos’ results of operations for the years ended December 31, 2017 and 2016.

	Year ended December 31,
(in thousands of $)	2017	2016
Revenue
Gaming	$20,835	$20,600
Food and Beverage	9,128	6,594
Automated Teller Machines and Other	1,075	1,227

Total Property Revenue	31,038	28,421
Property Operating Expense(1)	38,738	27,951

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	(7,700)	470
Non-cash deferred rent(2)	1,385	—
Tax adjustment for prior periods(3)	304	—

Adjusted Property EBITDA(1)	$(6,011)	$470

Adjusted Property EBITDA Margin(1)	(19.4%)	1.7%

	Year ended December 31,
(in thousands of $)	2017	2016
Gaming statistics(1)
Table Drop (in millions of $)	$136.7	$124.6
Table Win %	15.6%	15.6%
Slot Coin-in (in millions of $)	$881.8	$946.9
Slot Win %	7.7%	7.6%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue was $31.0 million for the year ended December 31, 2017, representing an increase of $2.6 million, or 9.2%, compared to $28.4 million for the year ended December 31, 2016. The Grand Villa Casino Edmonton opened on September 7, 2016, which replaced Baccarat Casino, increasing revenue by $5.4 million, or 46.0%, for the year. The increase was driven mostly by table games revenue and F&B revenue, which grew by 50.8% and 72.8%, respectively. Slots revenue had a modest increase of 8.6%. Despite on-going improvements in all revenue streams, the Grand Villa Casino Edmonton continued to face start-up challenges during the year ended December 31, 2017, which affected the performance of the facility.

Revenue at the Palace Casino Edmonton (now the Starlight Casino Edmonton) has been adversely affected since the first quarter of 2016 due to demolition work related to the planned expansion. Construction work on the expansion, which commenced in May 2017, reduced the gaming space by approximately 40%. As a result, this gaming property has continued to lose a significant number of its customers. Management has optimized the game offerings and related costs to minimize the overall impact of construction. Revenue at the Palace Casino Edmonton (now the Starlight Casino Edmonton) was $13.8 million for the year ended December 31, 2017, representing a decrease of $2.8 million, or 16.9%, compared to $16.6 million for the year ended December 31, 2016.

F&B revenue was $9.1 million for the year ended December 31, 2017, representing an increase $2.5 million, or 37.9%, compared to $6.6 million for the year ended December 31, 2016, attributable to the additional offerings at the Grand Villa Casino Edmonton, partially offset by lower F&B revenue at the Palace Casino Edmonton (now the Starlight Casino Edmonton). The tax adjustment for prior periods on ATM revenue negatively affected other revenue by $0.3 million for the year ended December 31, 2017. See “Tax Matters—GST/HST Matters” below.

Adjusted Property EBITDA

Adjusted Property EBITDA was a loss of $6.0 million for the year ended December 31, 2017, representing a decrease of $6.5 million. The loss was due to the start-up issues and on-going losses at the Grand Villa Casino Edmonton and, to a lesser extent, the renovations and construction disrupting the operations at Palace Casino Edmonton (now the Starlight Casino Edmonton).

Ontario Region

The following table presents the Southwest Ontario and North Ontario properties’ results of operations for the year ended December 31, 2017. The year ended December 31, 2017 represents the period beginning from the time of closing of the acquisitions of the Southwest Ontario and North Ontario properties, respectively, and ending on December 31, 2017.

(in thousands of $)	Year ended December 31, 2017
Revenue
Gaming	$124,049
Food and Beverage	3,698
Automated Teller Machines and Other	4,975

Total Property Revenue	132,722
Property Operating Expense(1)	81,878

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	50,844

Adjusted Property EBITDA(1)	$50,844

Adjusted Property EBITDA Margin(1)	38.3%
Gaming statistics(1)
Table Drop (in millions of $)	$21.8
Table Win %	20.1%

Slot Coin-in (in millions of $)	$2,844.1
Slot Win %	8.2%

Note: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

Revenue

Revenue was $132.7 million for the year ended December 31, 2017. The financial results for the year ended December 31, 2017 reflect the operations of the Southwest Ontario properties from its acquisition on May 9, 2017 and the North Ontario properties from its acquisition on May 30, 2017. Prior to closing the acquisitions, we, in conjunction with the OLG, initiated a marketing campaign targeting the entire inherited database to promote increased patronage and additional visitation after closing. In addition, we implemented the first phase of our marketing and loyalty program and saw strong preliminary results. Gaming revenue was $124.0 million for the year ended December 31, 2017, due to the implementation of continued revenue improvement initiatives, including increased table games limits, and the introduction of new slot offerings to our customers.

Adjusted Property EBITDA

Adjusted Property EBITDA was $50.8 million for the year ended December 31, 2017. The Adjusted Property EBITDA Margin was 38.3%, which was noticeably higher than our average of 30.1% for the year. The financial results for this region were positively impacted by a strong focus on labor management through the implementation of a disciplined process for vacancy management enabling the effective management of labor costs.

CGCs

The following tables present the CGCs’ results of operations for the years ended December 31, 2017 and 2016.

	Year ended December 31,
(In thousands of $)	2017	2016
Revenue
Gaming	$24,178	$23,877
Food and Beverage	5,931	5,762
Automated Teller Machines and Other	1,778	1,787

Total Property Revenue	31,887	31,426
Property Operating Expense(1)	19,330	19,643

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	12,557	11,783
Non-cash deferred rent(2)	10	—
Tax adjustment for prior periods(3)	87	—

Adjusted Property EBITDA(1)	$12,654	$11,783

Adjusted Property EBITDA Margin(1)	39.7%	37.5%
Gaming Statistics(1)
Slot Coin-in (in millions of $)	$1,003.7	$893.3
Slot Win %	7.2%	7.4%

Notes: (1)

For more information about these non-IFRS measures, see the “Non-IFRS Financial Measures” section in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in the prospectus.

(2)

IFRS requires rental expense for leases to be recognized on a straight-line basis over the life of the leases, rather than the cash paid for the leases. The adjustment removes the non-cash portion of rental expense.

(3)	Represents tax adjustments related to GST/HST of automated teller machine, or ATM, fees for fiscal year 2010 to 2015 accrued for in the third quarter of 2017. See “Income Tax Matters” below.

Revenue

Revenue was $31.9 million for the year ended December 31, 2017, representing an increase of $0.5 million, or 1.5%, compared to $31.4 million for the year ended December 31, 2016. The results for the year ended December 31, 2016 included nine additional days of operations for the Playtime Gaming Group from its acquisition on December 23, 2015. Excluding these additional days of operations from 2016, the CGC group’s revenue would have increased by 4.9% for the year. The year ended December 31, 2017 was also negatively impacted by unusual winter weather conditions in the first quarter of 2017, with significantly more snow days both in the Lower Mainland and on Vancouver Island, as compared to the prior year. The closure of the Penticton Bingo Palace on March 4, 2017, in anticipation of the opening of Cascades Casino Penticton, resulted in a revenue decrease of $0.6 million for the year.

Gaming revenue, which is comprised mainly of slots revenue, increased by $0.3 million, or 1.3%, for the year ended December 31, 2017. Slot Coin-in increased 12.4% for the year attributable to the implementation of our marketing and promotion activities, which resulted in a significant increase in carded play and a higher spend per patron.

Adjusted Property EBITDA

Adjusted Property EBITDA was $12.7 million for the year ended December 31, 2017, representing an increase of $0.9 million, or 7.4% compared to the year ended December 31, 2016. The increase was due primarily to reduced marketing expense from the Free Play Program of $0.8 million for the year ended December 31, 2017.

Corporate

The Corporate segment relates to the head office in Burnaby, British Columbia and regional offices in Kelowna, British Columbia, Edmonton, Alberta and London, Ontario. Corporate costs increased for the year ended December 31, 2017 due to the leasing of additional office spaces in Burnaby, Edmonton and London, and higher human resource and administration costs to support our growth and our expansion into Ontario, specifically. Corporate costs as a percentage of total revenue were roughly consistent across periods.

	Year ended December 31,
(in thousands of $)	2017	2016
Corporate revenue	$54	$208
Corporate costs	24,963	14,732

Corporate costs (net of corporate revenue)	$24,909	$14,524

% of revenue	5.2%	4.4%

Year ended December 31, 2016 compared to year ended December 31, 2015

The following section provides an overview of our financial performance for the year ended December 31, 2016 compared to the year ended December 31, 2015.

Revenue

Revenue was $328.2 million for the year ended December 31, 2016, representing an increase of $38.3 million, or 13.2%, compared to $289.9 million for the year ended December 31, 2015.

Gaming revenue was $248.0 million for the year ended December 31, 2016, representing an increase of $22.6 million, or 10.0%, compared to $225.4 million for the year ended December 31, 2015. Slot revenue, excluding the impact of the Playtime Gaming Group, improved by 4.2% year on year mainly as a result of the implementation of a focused and effective marketing campaign to drive Slot Coin-in. Slot revenue also increased in the Thompson-Okanagan Region, reflecting the fact that the Cascades Casino Kamloops had been open for its first full year in 2016. The Playtime Gaming Group’s slot and bingo revenue was $15.1 million in the year ended December 31, 2016, which exceeded internal performance expectations. Table games revenue declined by 2.1%, driven mainly by a lower Table Win % of 17.3%, which was down from 18.9% in the previous year and the expected normalized Table Win % of 18.0%.

F&B revenue was $55.4 million for the year ended December 31, 2016, representing an increase of $12.6 million, or 29.4%, compared to $42.8 million for the year ended December 31, 2015. The increase was mainly attributable to the new additional F&B outlets in the Grand Villa Casino Edmonton, which opened on September 7, 2016. The Cascades Casino Kamloops also contributed a full year of F&B revenue from its restaurants. Most of the our other casinos also contributed to the increase in F&B revenue.

Hotel revenue was $12.5 million for the year ended December 31, 2016, representing an increase of $1.0 million, or 8.7%, compared to $11.5 million for the year ended December 31, 2015 due to higher ADR and a higher occupancy rate percentage in the Company’s two hotels. We improved on both of these metrics due to a high demand for hotel space in Vancouver, which has led to an increase in demand and pricing in adjacent centres.

Despite favorable revenue trends, unseasonable and severe winter weather conditions in BC made it difficult for patrons to visit Gateway’s properties in the Greater Vancouver region in 2016. In December 2016, there were six separate snow falls, often occurring on a weekend, compared to nil in December 2015. Management estimates that the negative overall EBITDA impact of this anomaly to be in the range of $1.2 million to $1.6 million.

Operating Expenses

Operating Expenses were $231.8 million for the year ended December 31, 2016, representing an increase of $29.6 million, or 14.6%, compared to $202.2 million for the year ended December 31, 2015. Excluding the impact of the Playtime Gaming Group, the increase would have been 7.6% as compared to the same prior year period. Occupancy costs increased in 2016 due to the higher rent incurred at the new Grand Villa Casino Edmonton location, the leasing of additional office space in the Burnaby and Edmonton head office locations and leasing of the Newton Community Gaming Centre in the second quarter of 2016.

Interest Expense

Interest expense was $35.5 million for the year ended December 31, 2016, representing an increase of $1.3 million, or 3.8%, compared to $34.2 million for the year ended December 31, 2015. The increase was due to additional debt that was incurred in the fourth quarter of 2015 to fund the acquisition of the Playtime Gaming Group.

Adjusted EBITDA

Adjusted EBITDA was $96.3 million for the year ended December 31, 2016, representing an increase of $8.6 million, or 9.8%, compared to $87.7 million for the year ended December 31, 2015. The increase was due mainly to a full year’s worth of operations from the Playtime Gaming Group.

Free Cash Flow

Free Cash Flow was $31.6 million for the year ended December 31, 2016 representing a decrease of $1.9 million or 5.7% compared to $33.5 million for the year ended December 31, 2015. Free cash flow was negatively impacted by an increase in mandatory debt principal repayments of $9.8 million as well as an increase in interest expense of $1.3 million.

Reportable Segments

Operating Results—Detailed Segment Information

The following table presents consolidated revenue and Adjusted Property EBITDA by segment for the years ended December 31, 2016 and 2015.

Grand Villa Casino Burnaby

The following table presents the Grand Villa Casino Burnaby’s results of operations for the years ended December 31, 2016 and 2015.

	Year ended December 31,
(In thousands of $)	2016	2015
Revenue
Gaming	$74,172	$74,397
Food and Beverage	14,229	13,058
Hotel, Automated Teller Machines and Other	12,855	11,956

Total Property Revenue	101,256	99,411
Property Expense(1)	59,039	57,309

Property earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	42,217	42,102

Adjusted Property EBITDA(1)	$42,217	$42,102

Adjusted Property EBITDA Margin(1)	41.7%	42.4%
Gaming Statistics(1)
Table Drop (in millions of $)	$419.0	$419.3
Table Win %	17.4%	19.2%
Slot Coin-in (in millions of $)	$1,880.6	$1,714.6
Slot Win %	7.1%	7.3%

Note: (1)

For more information about these Non-IFRS measures, see the “Non-IFRS Financial Measures” section in this MD&A and the “Presentation of Financial Matters and Other Information—Non-IFRS Measures” section in the prospectus.

Revenue

Revenue was $101.3 million for the year ended December 31, 2016, representing an increase of $1.9 million, or 1.9%, compared to $99.4 million for the year ended December 31, 2015. Gaming revenue declined by $0.2 million, or 0.3%, compared to the same prior year period largely due to the loss in high-limit table play in 2016 due primarily to the additional conditions imposed by the BCLC in 2015 for certain high-limit players in British Columbia to demonstrate the source of funds used to purchase chips, or the “2015 BCLC Conditions”.

F&B revenue increased by 9.0% compared to the prior year period due to the addition of the Alpina Bar in August 2016, adding entertainment offerings at the Personas + Patio + Restaurant + Lounge and implementing a menu refresh. Hotel, ATM and other revenue increased by 7.5% compared to the prior year period driven by an increase in the hotel occupancy rate and ADR, resulting from the hotel compression in the downtown Vancouver core. During the third quarter of 2015, the Delta Burnaby hotel became available on Marriott’s reservation database, which also contributed to the increase in occupancy and ADR for the year ended December 31, 2016.

Adjusted Property EBITDA

Adjusted Property EBITDA was $42.2 million for the year ended December 31, 2016, representing an increase of $0.1 million, or 0.2%, compared to $42.1 million for the year ended December 31, 2015. The increase was largely driven by the improvement in F&B margins from the menu refresh and from efficient spending on marketing and promotional programs that generated a higher return-on-investment.

Cascades Casino Langley

The following table presents the Cascades Casino Langley’s results of operations for the years ended December 31, 2016 and 2015.

	Year ended December 31,
(In thousands of $)	2016	2015
Revenue
Gaming	$42,345	$39,518
Food and Beverage	10,999	9,447
Hotel, Automated Teller Machines and Other	4,507	4,143

Total Property Revenue	57,851	53,108
Property Expense(1)	32,714	31,408

Property earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	25,137	21,700

Adjusted Property EBITDA(1)	$25,137	$21,700

Adjusted Property EBITDA Margin(1)	43.5%	40.9%
Gaming Statistics(1)
Table Drop (in millions of $)	$106.2	$102.4
Table Win %	19.9%	20.9%
Slot Coin-in (in millions of $)	$1,463.8	$1,334.1
Slot Win %	7.2%	7.4%

Note: (1)	For more information about these Non-IFRS measures, see the “Non-IFRS Financial Measures” section in this MD&A.

Revenue

Revenue was $57.9 million for the year ended December 31, 2016, representing an increase of $4.8 million, or 9.0%, compared to $53.1 million for the year ended December 31, 2015. Gaming revenue increased by $2.8 million, or 7.1%, compared to the prior year period. Table games and slots revenue increased by 9.7% and 6.4%, respectively, as compared to the prior year period. The increase in table games revenue was due to focused efforts to develop the table games market in the region and realizing the full year benefit of four table games that were added in the third quarter of 2015. The increase in slots revenue was due to the continuation of focused marketing strategies.

F&B revenue improved by 16.4% compared to the prior year period due to continued sales momentum generated in the MATCH and The Buffet restaurants. Hotel, ATM and other revenue has seen consistent revenue growth due to increased online marketing and promotions, as well as more active catering to Asian tour groups.

Adjusted Property EBITDA

Adjusted Property EBITDA was $25.1 million for the year ended December 31, 2016, an increase of $3.4 million, or 15.7%, compared to $21.7 million for the year ended December 31, 2015. The increase was due mainly to revenue growth coupled with optimizing labor in gaming departments and an improvement in F&B margins.

Starlight Casino New Westminster

The following tables present the Starlight Casino New Westminster’s results of operations for the years ended December 31, 2016 and 2015.

	Year ended December 31,
(In thousands of $)	2016	2015
Revenue
Gaming	$44,638	$41,733
Food and Beverage	6,905	5,727
Automated Teller Machines and Other	2,016	1,862

Total Property Revenue	53,559	49,322
Property Expense(1)	36,311	33,900

Property earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	17,248	15,422

Adjusted Property EBITDA(1)	$17,248	$15,422

Adjusted Property EBITDA Margin(1)	32.2%	31.3%
Gaming statistics(1)
Table Drop (in millions of $)	$274.7	$208.8
Table Win %	16.1%	19.5%
Slot Coin-in (in millions of $)	$1,140.0	$1,092.8
Slot Win %	7.5%	7.4%

Note: (1)

For more information about these Non-IFRS measures, see the “Non-IFRS Financial Measures” section in this MD&A and the “Presentation of Financial Matters and Other Information—Non-IFRS Measures” section in the prospectus.

Revenue

Revenue was $53.6 million for the year ended December 31, 2016, representing an increase of $4.3 million, or 8.7%, compared to $49.3 million for the year ended December 31, 2015. Gaming revenue increased by $2.9 million, or 7.0%, compared to the prior year period due to the growth of both table games and slot revenue by 9.8% and 4.7%, respectively. Table games revenue increased due to the redirection of marketing and promotional efforts to mid-tier and low-tier customers stemming from the BCLC Conditions. Despite the conditions, the gaming facility was able to increase high-limit table play through its high-limit customer relationships. Slot revenue increased as a result of the implementation of a focused and effective marketing campaign to drive Slot Coin-in. F&B revenue increased by 20.6% as compared to the same prior year period due to a full year of operations of the Red Bar Lounge, additional entertainment offerings at the MATCH and implementing a menu refresh.

Adjusted Property EBITDA

Adjusted Property EBITDA was $17.2 million for the year ended December 31, 2016, representing an increase of $1.8 million, or 11.7%, compared to $15.4 million for the year ended December 31, 2015. The increase was due to the revenue growth noted above, coupled with the optimization of labor in the gaming departments and an improvement in F&B margins.

Thompson-Okanagan Region

The following table presents the Thompson-Okanagan casinos’ results of operations for the years ended December 31, 2016 and 2015.

	Year ended December 31,
(In thousands of $)	2016	2015
Revenue
Gaming	$42,417	$40,547
Food and Beverage	10,920	7,913
Hotel, Automated Teller Machines and Other	2,107	2,028

Total Property Revenue	55,444	50,488
Property Expense(1)	41,440	37,019

Property earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	14,004	13,469

Adjusted Property EBITDA(1)	$14,004	$13,469

Adjusted Property EBITDA Margin(1)	25.3%	26.7%
Gaming statistics(1)
Table Drop (in millions of $)	$57.1	$49.6
Table Win %	19.8%	20.8%
Slot Coin-in (in millions of $)	$1,783.8	$1,722.5
Slot Win %	7.1%	7.2%

Note: (1)

For more information about these Non-IFRS measures, see the “Non-IFRS Financial Measures” section in this MD&A and the “Presentation of Financial Matters and Other Information—Non-IFRS Measures” section in the prospectus.

Revenue

Revenue was $55.4 million for the year ended December 31, 2016, representing an increase of $4.9 million, or 9.7%, compared to $50.5 million for the year ended December 31, 2015. Gaming revenue increased by $1.9 million, or 4.6%, compared to the prior year period driven by table game and slot revenue growth of 13.2% and 2.3%, respectively. A significant portion of the year-over-year growth came from having a full year of operations from the Cascades Casino Kamloops. The Lake City Casino Vernon also experienced strong growth due to an increased number of high value players. F&B revenue grew by 38.0% as compared to the prior year period driven by the full year of operations at the Cascades Casino Kamloops, which included a MATCH, Atlas and The Buffet.

Adjusted Property EBITDA

Adjusted Property EBITDA was $14.0 million for the year ended December 31, 2016, representing an increase of $0.5 million, or 3.7%, compared to $13.5 million for the year ended December 31, 2015. The increase was driven by the revenue growth noted above and was partially offset by start-up inefficiencies at the Cascades Casino Kamloops that were resolved in the latter part of 2016.

Edmonton Region

The following tables present the Edmonton casinos’ results of operations for the years ended December 31, 2016 and 2015.

	Year ended December 31,
(In thousands of $)	2016	2015
Revenue
Gaming	$20,600	$23,768
Food and Beverage	6,594	4,759
Automated Teller Machines and Other	1,227	1,205

Total Property Revenue	28,421	29,732
Property Expense(1)	27,951	24,894

Property earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	470	4,838

Adjusted Property EBITDA(1)	$470	$4,838

Adjusted Property EBITDA Margin(1)	1.7%	16.3%
Gaming statistics(1)
Table Drop (in millions of $)	$124.6	$160.0
Table Win %	15.6%	15.4%
Slot Coin-in (in millions of $)	$946.9	$984.4
Slot Win %	7.6%	7.6%

Note: (1)

For more information about these Non-IFRS measures, see the “Non-IFRS Financial Measures” section in this MD&A and the “Presentation of Financial Matters and Other Information—Non-IFRS Measures” section in the prospectus.

Revenue

Revenue was $28.4 million for the year ended December 31, 2016, representing a decrease of $1.3 million, or 4.4%, compared to $29.7 million for the year ended December 31, 2015. Gaming revenue declined by $3.2 million, or 13.3%, compared to the same prior year period. The Baccarat Casino’s operations were impacted by construction activities of the neighboring ICE District development from the beginning of 2016 to the date the gaming property was closed on August 31, 2016. On September 7, 2016, the Grand Villa Casino Edmonton opened, which replaced the Baccarat Casino. Revenue at the Grand Villa Casino Edmonton for the fourth quarter of 2016 was 103.8% greater than revenue at the Baccarat Casino for the fourth quarter of 2015.

Construction activities commenced at the Palace Casino Edmonton (now the Starlight Casino Edmonton) site in the first quarter of 2016 as part of the Company’s expansion plans. The disruption adversely impacted operations, which led to declines in gaming revenue of 13.9% for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decline was notable for table games as the high-limit gaming area was closed due to demolition activities. Cost reduction efforts were also implemented throughout 2016, which focused on optimizing table game labor hours and overhead costs during construction activities for the expansion plan.

Adjusted Property EBITDA

Adjusted Property EBITDA was $0.5 million for the year ended December 31, 2016, representing a decrease of $4.4 million, compared to $4.8 million for the year ended December 31, 2015. The significant decrease compared to the same prior year period was due to losses at the Baccarat Casino and the Grand Villa Casino Edmonton for the reasons described above.

CGCs

The following tables present the CGCs’ results of operations for the years ended December 31, 2016 and 2015.

	Year ended December 31,
(In thousands of $)	2016	2015
Revenue
Gaming	$23,877	$5,419
Food and Beverage	5,762	1,866
Automated Teller Machines and Other	1,787	339

Total Property Revenue	31,426	7,624
Property Expense(1)	19,643	6,371

Property earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses	11,783	1,253

Adjusted Property EBITDA(1)	$11,783	$1,253

Adjusted Property EBITDA Margin(1)	37.5%	16.4%
Gaming statistics(1)
Slot Coin-in (in millions of $)	$893.3	$191.0
Slot Win %	7.4%	7.6%

Note: (1)

For more information about these Non-IFRS measures, see the “Non-IFRS Financial Measures” section in this MD&A and the “Presentation of Financial Matters and Other Information—Non-IFRS Measures” section in the prospectus.

Revenue

Revenue was $31.4 million for the year ended December 31, 2016, representing an increase of $23.8 million, compared to $7.6 million for the year ended December 31, 2015. The significant increase was due to the inclusion of Playtime Gaming Group’s operating results following its acquisition in December 2015. Operating results exceeded expectations due to the implementation of a number of operational improvements, which included the optimization of gaming floor layouts, improvements and efficiencies in gaming operations, implementation of Gateway’s marketing and promotion activities and the relocation of 50 slot machines from the Playtime Gaming Langley to Cascades Casinos Langley. Excluding the Playtime Gaming Group, revenue increased by 7.2% compared to same prior year period. This increase was due mainly to the slot business growth at Chances Mission property as a result of continued momentum in the higher denomination slot business, as well as strong population growth in Mission.

Adjusted Property EBITDA

Adjusted Property EBITDA was $11.8 million for the year ended December 31, 2016, representing an increase of $10.5 million, compared to $1.3 million for the year ended December 31, 2015. Excluding the impact of the Playtime Gaming Group, Adjusted Property EBITDA was relatively flat in 2016 compared to 2015. As noted above, strong performance at the Chances Mission property was offset by a lower EBITDA contribution from the Newton Community Gaming Centre property after the sale-and-leaseback transaction in the first quarter of 2016.

Corporate

The Corporate segment relates to the head office in Burnaby, BC and regional offices in Kelowna, BC, Edmonton, Alberta and London, Ontario. Corporate costs have increased from 2015 to 2016 due to higher human resources, information technology and administration costs to support revenue growth.

	Year ended December 31,
(In thousands of $)	2016	2015
Corporate revenue	$208	$242
Corporate costs	14,732	11,345

Corporate costs (net of corporate revenue)	14,524	11,103

% of revenue	4.4%	3.8%

Financial Condition, Liquidity and Capital Resources

Overview

We principally use cash flow from operations to fund operating expenses, debt service requirements and capital expenditures, including growth initiatives but excluding major acquisitions. However, our ability to fund operating expenses, capital expenditures and future debt service requirements will depend on, among other things, our future operating performance, which will be affected by general economic, financial and other factors, including factors beyond our control. See “Risk Factors” in this prospectus.

Cash Flows

The following table provides a summary of our consolidated cash flows for the years ended December 31, 2017, 2016 and 2015 and the nine months ended September 30, 2018 and 2017.

	Nine months ended September 30,		Year ended December 31,
(in thousands of $)	2018	2017	2017	2016	2015
Net Cash generated from operating activities	$70,475	$82,040	$106,246	$95,444	$92,821
Net Cash (used for) investing activities	306,930	(199,698)	(216,828)	(19,702)	(117,255)
Net Cash (used for) generated from financing activities	(264,223)	201,971	170,514	(69,139)	33,191

Net change in cash and cash equivalents	$113,182	$84,313	$59,932	$6,603	$8,757
Cash and cash equivalents	$210,567	$121,766	$97,385	$37,453	$30,850

Our primary source of liquidity is cash flow from operations. Details of net cash generated from operating, investing and financing activities are presented in the Statement of Cash Flows of the Financial Statements.

Analysis of cash flows for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017

Net cash generated from operating activities for the nine months ended September 30, 2018 was lower due mainly to additional expenses incurred due to increased occupancy costs at the SLB Properties when compared to the same period in 2017.

Net cash from investing activities in the nine months ended September 30, 2018 increased, when compared to the same period in 2017, was higher due mainly to the proceeds from the Sale and Leaseback Transactions, partially offset by investment in growth capital projects.

Net cash used for financing activities during the nine months ended September 30, 2018 was due mainly to the repayment of debt and return of capital to shareholders in the first quarter of 2018.

Analysis of cash flows for the year ended December 31, 2017 compared to the year ended December 31, 2016

Net cash generated from operating activities was higher for the year ended December 31, 2017 when compared to the year ended December 31, 2016 due to the operations of the Ontario properties, acquired in May 2017.

Net cash used for investing activities for the year ended December 31, 2017 was higher when compared to the year ended December 31, 2016 due mainly to the acquisition of the North and Southwest Bundles, investment in maintenance and investment in growth capital projects, and offset by proceeds from the sale of property and equipment of $7.5 million.

Net cash generated from financing activities was higher for the year ended December 31, 2017 due mainly to the refinancing of our secured debt in 2017, or the 2017 Refinancing, less the return of capital to the shareholders. Pertinent details regarding the 2017 Refinancing are discussed further in the “Indebtedness” section below.

Analysis of Cash Flows for the year ended December 31, 2016 compared to the year ended December 31, 2015

Net cash generated from operating activities was higher for the year ended December 31, 2016 when compared to the year ended December 31, 2015 partially due to the full year inclusion of the Playtime Gaming Group which was acquired in December 2015.

Net cash used for investing activities included significant maintenance and growth capital projects. Pertinent details of growth capital expenditures are discussed further in the “Capital Expenditures” section below. Other major transactions that affected investing activities were the proceeds from the sale of property and equipment of $35.8 million for the year ended December 31, 2016 and the acquisition of the Playtime Gaming Group for $68.6 million in 2015.

Net cash used for financing activities was higher for the year ended December 31, 2016 when compared to 2015 due mainly to the following: higher principal and interest payments on long-term debt due to additional debt incurred in 2015 for the acquisition of the Playtime Gaming Group; repayment of amounts owing on the revolving credit facility; and payment of deferred consideration in connection with the acquisition of the Playtime Gaming Group.

Sale and Leaseback Transactions

On December 15, 2017, we entered into a definitive agreement with Mesirow Realty Sale-Leaseback, Inc., or the Purchaser, for the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley (in addition to certain adjacent properties) which we refer to collectively as the SLB Properties, for $503.6 million, subject to certain customary adjustments, and the leaseback of the SLB Properties to us, which we refer to collectively as the Sale and Leaseback Transactions. The Sale and Leaseback Transactions closed on March 12, 2018. Under the Sale and Leaseback Transactions, certain of our subsidiaries entered into long-term leases, as tenants, for each of the SLB Properties. We will continue to provide operational services for the casinos under such leases in the ordinary course. We anticipate that the Sale and Leaseback Transactions will enhance liquidity and increase our future financial flexibility. From the net proceeds of the Sale and Leaseback Transactions, $2.0 million was used to repay in full the mortgage on the land adjacent to the Cascades Casino Langley and $490.6 million was used to repay loans under our 2017 Senior Secured Credit Facility.

Indebtedness

Where cash flow from operations is not sufficient to fund investing activities, we rely on our credit facilities. Following the 2017 Refinancing, our new debt structure included a revolver in an aggregate principal amount of $125.0 million (with a sublimit of US$25.0 million available in US dollars), or the Revolver, a US Term Facility, a Canadian Term Facility and the US$255.0 million 8.25% Second Priority Senior Secured Notes, or the 8.25% Notes. Total transaction costs incurred related to the 2017 Refinancing were $27.7 million.

Outstanding debt amounts as at September 30, 2018, December 31, 2017 and December 31, 2016 were as follows:

	As at September 30,	As at December 31,	As at December 31,
(in thousands of $)	2018	2017	2016
Term loans
Term Loan B (US$438,900)	$574,127	—	—
Term Loan B-1 (US$402,975)	—	$505,532	—
Term Loan B-2	—	79,600	—
Term Loan A	—	—	$192,250
Term Loan B-1	—	—	116,400
Revolving Credit Facility	—	45,000	20,590
Swingline Facility (b)	—	—	5,000

	$574,127	630,132	334,240
Langley mortgage	—	2,016	2,073
Vernon mortgage	3,793	3,942	4,133
8.25% Second Priority Senior Secured Notes (US$255,000)	330,098	319,898	—
8.50% Second Priority Senior Secured Notes	—	—	200,000

Total debt	$908,018	$955,988	$540,446

The complete terms of the refinanced Revolver, US Term Facility, Canadian Term Facility and 8.25% Notes are outlined in Note 14 of the Gateway Casinos & Entertainment Limited Audited Consolidated Financial Statements. A summary of the terms is provided under the heading “Description of Indebtedness” in this prospectus.

The US Term Facility, Canadian Term Facility and Revolving Credit Facility include a total net leverage ratio covenant. As of September 30, 2018, we are in compliance with this covenant.

On February 22, 2017, we repaid and discharged all outstanding amounts under our previous term loan facilities, revolving credit facility and swingline facility, and redeemed the 8.50% notes due in 2020 in the aggregate principal amount of $200.0 million, or the 8.50% Notes, at a redemption price of 104.25% plus accrued and unpaid interest, collectively, the 2017 Refinancing. The remaining balance of the unamortized deferred transaction costs, the embedded derivative and premium on long-term debt related to the previous debt of $7.6 million was written off due to the extinguishment of debt.

As part of the 2017 Refinancing, our shareholders authorized a $131.7 million (US$100.0 million) share capital reduction, which was paid out to the shareholders on February 22, 2017. The remaining funds from the 2017 Refinancing were designated to fund the acquisitions of the Southwest Ontario and North Ontario properties and to fund a portion of our planned growth capital for 2017.

On March 13, 2018, or the 2018 Refinancing Date, we completed the 2018 Refinancing. The 2018 Senior Secured Credit Facility consists of a US$335.0 million first lien secured term loan facility, or the New Term Loan, and an up to $150.0 million senior secured revolving credit facility, or the New Revolver. The transaction costs incurred related to the refinancing were $8.1 million.

On July 16, 2018, we amended the 2018 Senior Secured Credit Facility to increase the first lien secured term loan facility by US$105.0 million to US$440.0 million. The transaction costs incurred related to the credit amendment were $2.6 million.

The New Term Loan and New Revolver will mature on March 2025 and March 2023, respectively. Effective beginning in the third quarter of 2018, we are required to make quarterly installment payments on the New Term Loan equal to 0.25% of the original principal amount. The interest rate on the New Revolver will range between 300 and 325 basis points above the Canadian Dollar Offered Rate, or CDOR. The interest rate on the New Term Loan is 300 basis points above Base Rate loans. Base rate loans bear interest equal to the highest of the Federal Fund Effective Rate, Prime Rate or the Adjusted LIBOR plus 1.00%. In completing the 2018 Refinancing, we have amended the cross-currency interest rate swaps, or the CCIRS, which were entered previously as part of the 2017 Refinancing in order to continue to manage the interest rate and foreign exchange risks associated with our new debt structure.

Our ability to fund working capital needs, planned capital expenditures and scheduled debt payments under the New Term Loan, New Revolver and the 8.25% Notes, depends on our future operating performance and cash flow, which in turn, is subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

Working Capital

We define working capital as current assets less current liabilities, excluding debt net of the unamortized portion of deferred transaction costs and debt premium related to the embedded derivative. Working capital and cash flow measures are used to evaluate the performance of our operations and the ability to meet financial obligations. The following table presents the components of working capital as of the periods listed below:

	As at September 30,	As at December 31,
(in thousands of $)	2018	2017	2016
Cash and cash equivalents	$210,567	$97,385	$37,453
Amounts receivable	54,453	39,838	2,519
Contract assets	6,061	—	—
Inventory	5,371	3,300	1,916
Prepaid expenses and deposits	11,478	3,455	2,783
Gaming revenue payable to the BCLC, AGLC and OLG	(13,475)	(13,900)	(6,739)
Accounts payable and accrued liabilities	(102,526)	(96,306)	(44,956)

Working Capital	$171,929	$33,772	$(7,024)

The working capital deficiency at a period end is due largely to operating payables and/or construction payables. Negative working capital at the end of a period is funded through a combination of cash from operations, and draws under the Revolver. We also closely manage the timing of our capital expenditure program and have the ability to scale back or adjust the timing of non-committed capital expenditures as necessary to conserve cash. We expect that our cash on hand and cash flows from operations will be adequate to meet our working capital needs for the next twelve months.

Under the terms of the BCLC operational agreements, cash floats of $nil million were provided as at September 30, 2018 by the BCLC. Effective April 20, 2018, we completed the transition and was responsible for providing the cash floats. On April 30, 2018, the BCLC returned the letters of credits issued to them by us in the amount of $22.7 million in relation to the cash floats and security provided.

We have provided the OLG with letters of credit totaling $72 million as at September 30, 2018 as performance security under the COSAs.

Contractual Obligations

The following table summarizes our contractual obligations on an undiscounted basis (excluding excess cash payments as required by the credit agreement of the New Term Loan and the Revolving Credit Facility) as of September 30, 2018:

Contractual Obligation	Expected payments by period as at September 30, 2018
(in thousands of $)	Expected within 1 year	2–3 years	4–5 years	More than 5 years	Total
Deferred consideration payable	$700	$—	$—	$—	$700
Long-term debt(1)(2)	70,482	134,416	131,936	897,944	1,234,778
Operating lease and other commitments(3)	95,963	140,910	133,841	1,080,418	1,451,132

Total contractual obligations	$167,145	$275,326	$265,777	$1,978,362	$2,686,610

Notes: (1)	Calculation includes projected principal repayments and interest payments on long-term debt calculated as at September 30, 2018.
(2)

As at September 30, 2018, the mandatory prepayment or the Excess Cash Payment related to the 2018 Senior Secured Credit Facility is nil as the calculation is performed on an annual basis effective the fiscal year ending December 31, 2018.

(3)

The lease terms are between one and 23 years, and the majority of lease agreements are renewable at the end of the lease period at market rent. This also includes commitments for the acquisition of slot machines, the GMS implementation, construction and development expenditures, and security deposit for the SLB properties.

Capital Expenditures

The majority of our properties have been renovated or expanded in recent years and require minimal maintenance capital expenditures. In the newly acquired Southwest Ontario and North Ontario properties, we are obligated to maintain and purchase slot machines, which will increase maintenance capital expenditures in future periods. The following table summarizes our capital expenditures and the breakdown between maintenance and growth capital expenditures.

	Nine months ended September 30,	Year ended December 31,
(in thousands of $)	2018	2017	2016
Maintenance capital expenditures	$3,872	$4,140	$3,834
Growth capital expenditures	93,181	95,644	66,709

Total	$97,053	$99,784	$70,543

As at September 30, 2018, the majority of our capital expenditures on gaming operations in British Columbia were eligible for reimbursement by the BCLC through the FDC, which reimburses gaming operators for approved gaming-related property expenditures by allowing gaming operators to recover these capital expenditures in the form of an additional share of future gaming revenue, to March 31, 2018, and the Minimum Investment Requirement (“MIR”) program effective April 1, 2018. In Ontario, we are entitled to remuneration from the OLG up to a predefined amount per gaming property in each operating year for permitted capital expenditures, a term defined in our COSAs with the OLG. Growth capital projects and expenditures are expected to be funded by cash on hand and operating cash flow.

For the nine months ended September 30, 2018, the majority of our capital expenditures on gaming operations in BC qualify under the MIR program, which replaced the BCLC’s FDC and Accelerated Facility Development Costs program, effective April 1, 2018 in connection with the new OSA. Through the MIR program, all our British Columbia casino and community gaming centre operations are entitled to additional compensation from BCLC at a rate of 5% of net win as long as we are meeting its agreed long-term investment. In Ontario, we are entitled to remuneration from the OLG up to a predefined amount per gaming property in each operating year for permitted capital expenditures, a term defined in our COSAs with OLG.

For the year ended December 31, 2017 growth capital expenditures primarily related to the following: the purchase of slot machines for the Ontario properties; renovations and new F&B outlets at Grand Villa Casino Burnaby; the development of the Starlight Casino Edmonton; the relocation and new build of Cascades Casino Penticton; and new F&B outlets at Chances Playtime Campbell River and Chances Playtime Courtenay.

For the year ended December 31, 2016, growth capital expenditures mainly related to the development of the Grand Villa Casino Edmonton, Palace Casino Edmonton and Cascades Casino Penticton properties, the construction of the Alpina Bar at the Grand Villa Casino Burnaby, and the acquisition of land and building adjacent to the Cascades Casino Langley for future development of the property.

As we continue to expand and diversify our revenue stream through property expansions, relocations and renovations, we currently have a number of initiatives at our operations in British Columbia including (i) the expansion and hotel renovation at our Cascades Casinos Langley that is expected to complete in the second quarter of 2019; (ii) the relocation and expansion of our Mission property that is expected to complete in the fourth quarter of 2019; and (iii) a new casino build in the City of Delta that is expected to offer 40,000 square feet in gaming space. The estimated capital expenditure for above is expected to be approximately $82 million.

Growth Capital Projects for Ontario

The transaction with the OLG included the acquisition of all capital assets related to the operations of the Southwest Ontario, North Ontario and Central Ontario properties, including all owned facilities, all slot machines and other gaming equipment. Plans for the properties include significant renovations, redevelopments or relocations of four of the existing properties and the development of three new casinos. The total estimated capital costs of these plans, including the acquisition price of the properties is approximately $490 million to $530 million and is being incurred over a three-year period from the closing of the acquisitions of the Southwest Ontario, North Ontario and Central Ontario properties.

Quantitative and Qualitative Disclosure about Market Risk

Our activities expose us to a variety of financial risks, which include credit risk, liquidity risk, interest rate risk and foreign exchange rate risk. Our risk management activities are designed to mitigate possible adverse effects on our performance. Risk management activities are managed by the finance and accounting department.

Our significant financial instruments and the types of risks to which their carrying values are exposed are as follows:

Credit Risk

Credit risk is the risk that a party to one of our financial instruments will cause a financial loss to us by failing to discharge an obligation. The carrying values of our financial assets represent the maximum exposure to credit risk and are as follows:

Cash and cash equivalents: Credit risk associated with these assets is minimized by ensuring that cash and cash equivalents are held by high-quality financial institutions or are held at our casinos or CGCs.

Amounts receivable: Credit risk associated with these balances is minimized due to the nature of our business. The majority of the balances are due from the federal government for sales tax rebates and provincial gaming corporations. As at September 30, 2018, we had a provision for bad debts of $4.0 million (2017–$nil; 2016–$nil) and no amounts receivable were past due or impaired.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting obligations associated with our financial liabilities that are settled by delivery of cash or another financial asset. We settle our financial obligations out of cash and cash equivalents. Our ability to accomplish this depends on generating sufficient revenue, collecting amounts receivable in a timely manner and maintaining sufficient cash and cash equivalents for anticipated needs. As at September 30, 2018, we had gaming revenue payable to the BCLC, the AGLC and the OLG of $13.5 million, accounts payable and accrued liabilities of $102.5 million, current debt obligations of $70.5 million (including the current portion of long-term debt and projected interest payments) and current deferred consideration payable of $0.7 million, all of which become due with one year of the balance sheet date.

Market Risk

Market risk is the risk that fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates and/or foreign exchange rates or other price risk.

Interest Rate Risk

Interest rate risk is the risk that the fair values or cash flow of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to market risk for changes in interest rates is due to our variable-rate debt.

As at September 30, 2018, if interest rates on the variable rate long-term debt (US and Canadian Term Facility) had been 1% higher or 1% lower, with all other variables held constant, the effect on interest expense for the nine months ended September 30, 2018 would have been $3.7 million (2017—$5.7 million; 2016—$3.2 million; 2015—$2.9 million).

For additional information about interest rates on the debt, see Note 9 of the Gateway Casinos & Entertainment Limited Condensed Consolidated Interim Financial Statements and Note 14 of the Gateway Casinos & Entertainment Limited Audited Consolidated Financial Statements. Pursuant to our CCIRS contracts described below, management has converted 75% of the interest due on Term Loan B-1 from a floating to fixed rate loan for the duration of the CCIRS.

Foreign Exchange Rate Risk

Foreign exchange rate risk is the risk that the fair value or cash flow of a financial instrument will fluctuate due to changes in foreign exchange rates. We are exposed to foreign exchange rate risks, as at September 30, 2018, because the Term Loan B and 8.25% Notes are denominated in US dollars. We have entered into CCIRS to manage known currency exposure on our US dollar denominated long-term debt. The CCIRS also converts the interest rate risks on the Term Loans from being a floating rate to a fixed rate loan. The CCIRS contracts require the periodic exchange of payments with the exchange at maturity of notional principal amounts on which the payments are based.

The CCIRS contracts cover 75% of the US$440.0 million principal of the Term Loans B and 75% of the US$255.0 million principal of the 8.25% Notes. The CCIRS contracts pertaining to Term Loan B are fixed at a weighted average US dollar to Canadian dollar foreign exchange rate of 1.3166 and bear a fixed weighted average interest rate of 4.94%. The CCIRS contracts pertaining to the 8.25% Notes are fixed at a US dollar to Canadian dollar foreign exchange rate of 1.3168 and bear a fixed weighted average interest rate of 7.85%.

If the period end foreign exchange rate had been 10% higher or 10% lower, with all other variables held constant, the effect on our foreign exchange for the nine months ended September 30, 2018 would have been $90.4 million higher or lower (year ended December 31, 2017—$85.3 million), respectively.

Cash and cash equivalents as at September 30, 2018, December 31, 2017 and December 31, 2016 contain US dollar denominated amounts of US$5.2 million, US$5.6 million and US$0.2 million, respectively.

Accounts payable and accrued liabilities as at September 30, 2018, December 31, 2017 and December 31, 2016 contain US dollar denominated amounts of US$17.3 million, US$22.3 million and US$0.2 million, respectively.

Effects of Inflation

The effects of inflation were not considered material in the periods covered, due to the steady nature of inflation over this period.

Debt Prepayment Option

As of September 30, 2018, we have prepayment options on our long-term debt, which are considered embedded derivatives. The embedded derivatives are accounted for separately and included in “Other assets” on the consolidated balance sheet.

Contingencies and Litigation

Various claims and litigation arise in the course of our business. We have accounted for sufficient provisions in relation to such claims and litigation, and remaining contingencies should not have a material effect on our financial position or operating results.

Tax Matters

Income Tax Matters

As of September 30, 2018, the CRA has issued notices of reassessment and/or notices of determination of loss to us for the taxation years ended December 31, 2010 to 2014 and December 31, 2016 in which the CRA (i) treated amounts received by us from the BCLC on account of FDCs as taxable income, and (ii) reclassified certain costs incurred by us as “eligible capital expenditures” rather than the cost of Class 14 depreciable property, as described in greater detail below. In addition, the CRA has also issued notices of reassessment or notices of determination of loss to our subsidiaries Boardwalk Squamish and 427967 for their taxation years ending December 31, 2011, 2012 and 2014 in which the CRA treated amounts received by them from the BCLC on account of FDCs as taxable income.

Under our MCOSA with the BCLC, we are entitled to receive FDCs in respect of certain agreed upon capital expenditures undertaken by us. Similarly, Boardwalk Squamish and 427967 are entitled, under their respective OSAs with the BCLC, to receive FDCs in respect of certain agreed upon capital expenditures undertaken by them. For income tax purposes, we, Boardwalk Squamish and 427967 treated the FDCs as payments that reduced the cost of the related capital expenditures.

In the reassessments and loss determinations for us, Boardwalk Squamish and 427967, the CRA has taken the position that the FDCs were service fees, and that they should therefore be included in income rather than reducing the cost of the related capital expenditures. In the reassessments and loss determinations for us, the CRA has also taken the position that the MCOSA constituted an “eligible capital property” rather than Class 14 depreciable property. This reclassification resulted in a reduction in the capital cost allowance that may be claimed by us, which reduction was partly offset by an increase in our cumulative eligible capital deductions.

We disagree with the CRA’s position, and have filed notices of objection with the Appeals division of the CRA to the reassessments and loss determinations referred to above. We intend to vigorously defend our tax filing position and have appealed to the Tax Court of Canada.

If our appeal is not successful and the CRA’s position ultimately prevails, then based on the notices of reassessment and notices of determination of loss received from the CRA our net income (loss) for tax purposes for the taxation years ended December 31, 2010 to 2016 would increase (decrease) by $1.7 million, $30.9 million, $31.2 million, $30.1 million, $31.8 million, $28.5 million and $28.5 million, respectively. In that case, we have sufficient non-capital loss carry-forwards to offset the additional income reassessed; however, our non-capital losses available for carryforward to subsequent taxation years would be reduced, and we estimate that we would begin to incur liability for income tax sooner than otherwise currently anticipated.

GST/HST Matters

The CRA has conducted excise tax audits of us relating to the period May 18, 2010 to June 30, 2015 and of our subsidiary 7588674 relating to the period and February 1, 2010 to September 16, 2010. The CRA has taken the view that ATM fees collected by us and our subsidiary did not relate to the provision of an exempt “financial service” to our customers, and that GST and/or HST therefore should have been collected and remitted by us and our subsidiary.

During the year ended December 31, 2017, we and our subsidiary 7588674 received a reassessment from the CRA relating to the taxation period of May 18, 2010 to June 30, 2015 and February 1, 2010 to September 16, 2010, respectively. In the reassessment, the CRA has issued an adjustment to the net tax on our GST/HST returns of $2.5 million and an adjustment to the net tax on its subsidiary 7588674’s GST/HST returns of $0.2 million. In addition, the CRA has assessed penalties of $0.6 million and $0.1 million, respectively. At September 30, 2018, we and our subsidiary 7588674 remitted to the CRA $0.6 million and $0.1 million, respectively.

We and our subsidiary 7588674 intend to vigorously defend their tax filing positions and filed notices of objection to the CRA and, if necessary, will file notices of appeal to the Tax Court of Canada. As at September 30, 2018, the Company and its subsidiary 7588674 have remitted to the CRA $2.5 million and $0.2 million, respectively. The resolution of this matter is likely to take years.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future adverse effect on its financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources. From time to time, we may enter into operating leases or letters of credit that would not be reflected in the balance sheet. As at September 30, 2018, we have issued letters of credit totaling $78.1 million.

Transactions with Related Parties

For the nine months ended September 30, 2018 and the years ended December 31, 2017, 2016 and 2015, our controlling shareholder, Catalyst, provided consulting and advisory services through our Executive Chairman Gabriel de Alba without charge.

Key management includes our board of directors and executive officers. Compensation awarded to key management is as follows:

	Nine months ended September 30,	Year ended December 31,
(in thousands of $)	2018	2017	2016	2015
Salaries and other benefits	$2,721	$3,314	$1,975	$1,401
Share-based payments (recovery)	8,441	19,631	(3,111)	4,982

Total	$11,162	$22,945	$(1,136)	$6,383

Outstanding Share Data

As at September 30, 2018, there were 39,407,510 common shares issued and outstanding compared to 39,398,564 common shares as at December 31, 2017, 39,389,618 common shares as at December 31, 2016 and 39,380,673 common shares as at December 31, 2015.

Application of Critical Accounting Estimates and Judgments

The preparation of financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Management’s estimates, assumptions and judgments are based on historical experience and other factors considered to be reasonable, including expectations of future events.

Estimates and assumptions that could result in a material effect in the next financial year on carrying amounts of assets and liabilities are outlined below:

Impairment of Non-Financial Assets

The determination of a long-lived asset impairment requires significant estimates and assumptions to determine the recoverable amount of a cash generating unit, or CGU, the recoverable amount being the higher of fair value less costs of disposal, or FVLCOD, and value in use, or the VIU. The FVLCOD and VIU methods involve estimating the net present value of future cash flows derived from the use of the CGU, discounted at an appropriate rate.

In the event an impairment analysis is required, the key assumptions that would be utilized in the determination of our future cash flows would represent management’s best estimate of the range of economic conditions relating to the CGU, and would be based on historical experience, economic trends and communication with our other key stakeholders. These key assumptions would include the revenue growth rate, margin as a percentage of revenues, capital expenditures, the inflation growth rate and the discount rate. Significant changes in the key assumptions that would be utilized in the determination of future cash flows could result in an impairment loss or reversal of a previously recognized impairment loss.

Estimated useful lives of non-financial assets

Judgment is used to estimate each component of a tangible and intangible asset’s useful life and is based on an analysis of all pertinent factors including, but not limited to, the expected use of the asset and, in the case of an intangible asset, contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost, and renewal history. If the estimated useful lives change, this could result in an increase or decrease in the annual amortization and depreciation expense, and future impairment charges.

Income Taxes

Deferred tax assets and liabilities are due to temporary differences between the carrying amount for accounting purposes and the tax basis of certain assets and liabilities, as well as undeducted tax losses. Estimation is required for the timing of the reversal of these temporary differences and the tax rate applied. The carrying amounts of assets and liabilities are based on amounts recorded in the consolidated financial statements and are subject to the accounting estimates inherent in those balances. The tax basis of assets and liabilities and the amount of undeducted tax losses are based on the applicable income tax legislation, regulations and interpretations. The timing of the reversal of the temporary differences and the timing of deduction of tax losses are based on estimations of our future financial results.

Changes in the expected operating results, enacted tax rates, legislation or regulations, and our interpretations of income tax legislation, will result in adjustments to the expectations of future timing difference reversals, and may require material deferred tax adjustments.

Fair value of long-term debt

We make estimates and assumptions relating to fair value disclosure of the long-term debt. The critical assumptions underlying the fair value disclosure include the credit spread. We review various comparable debt securities and determine a reasonable credit spread applicable to the debt securities.

Fair Value of Embedded Derivatives

We are required to determine the fair value of embedded derivatives, such as prepayment options, separate from its long-term debt. Fair values for embedded derivatives are determined using valuation techniques and require estimates of redemption dates and forward interest rates existing at the balance sheet date as the financial instruments are not traded in an active market.

Fair value of derivative financial instruments

The estimated fair value of derivative financial instruments has been determined based on appropriate valuation methodologies and/or third party indications. Fair values determined using valuation models require the use of assumptions concerning the amount and timing of future cash flows, discount rates, credit risk and probability of future events that are beyond management’s control. In determining these assumptions, we relied on external, readily observable quoted market inputs, where available, including Canadian and United States forward interest rate yield curves, and Canadian and United States foreign exchange rates, discounted to a present value as appropriate.

Share-based Compensation

Share-based compensation provided to executives takes into account the number of common shares expected to vest based on an estimate of the most likely possible outcome of a sale of some or all common shares by the existing shareholders and the possible service periods of the officers. The calculation also incorporates a per share fair value, based on the most recent share issuance.

It is reasonably possible that future estimates or the actual outcomes and timing of a liquidity event may be different from the assumptions used in the preparation of the financial statements and a material change in the share-based compensation reflected in the condensed consolidated interim statement of operations and comprehensive loss may occur. The range of possible outcomes is dependent on the interaction of multiple factors.

Judgments that management has made in the process of applying our accounting policies and that have the most significant effect on the amounts recognized in the Financial Statements are outlined below:

Segment reporting

We have aggregated our operating segments into reportable segments based on an assessment that each operating segment has similar economic characteristics, types of customers, types of services and products provided, regulatory environments and management and reporting structures.

Leases

We have classified our leases as finance or operating based on assessments that the definition of a lease arrangement was met, the lease terms could be estimated with certainty and the discount rate used was reasonable.

Revenue recognition

The application of IFRS 15 requires that we make a number of estimates and judgments, including the determination of the nature of our performance obligations under our contracts, the assessment of the amount we expect to be entitled for and the timing of recognition.

In analyzing our contracts with the different Provincial Crown corporations, we first evaluate whether our various promises to provide goods or services represent that of the principal in the transactions with casino patrons or that of the provincial body’s agent in providing such services. We have concluded our services are as an agent since the legal party in the wagering transaction with customers rests with the Provincial Crown corporations and we are engaged to provide services under their authority. As a result, revenue is recognized net of the amounts paid to the Provincial Crown corporations.

New Accounting Standards Applied in the Year

Effective January 1, 2017, IAS 7, Statement of Cash Flows, introduced new requirements to disclose changes in liabilities arising from financing activities, including changes arising from cash flows and noncash changes. The required disclosures have been added to Note 14 of the Gateway Casinos & Entertainment Limited Audited Consolidated Financial Statements.

IFRS 9, Financial Instruments, addressed revised guidance on the classification and measurement of financial instruments and replaced guidance in IAS 39, Financial Instruments: Recognition and Measurement. We adopted IFRS 9 on a retrospective basis without restatement of comparative periods. The new standard also includes a new expected credit loss model for calculating impairment on financial statements. Due to the nature of our business, this change did not have a material impact on the consolidated financial statements.

IFRS 15, Revenue from Contracts with Customers, deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard introduces a single, principles-based, five-step model to be applied to all contracts with customers. The standard provides guidance on timing of revenue recognition, including accounting for variable consideration, costs of fulfilling and obtaining a contract and various other matters. New disclosures in respect of revenue are also introduced. The standard replaces IAS 18, Revenue, and IAS 11, Construction Contracts, and related interpretations.

We adopted IFRS 15 using the full retrospective method on January 1, 2018, which resulted in changes in accounting policies and adjustments to the amounts recognized in the consolidated financial statements and previous periods. The adoption of IFRS 15 had no impact on the consolidated balance sheet as at January 1, 2016.

The new standard increased our revenue disclosure requirements, including disaggregation of revenue and discussion of deferred revenue.

Accounting Standards Issued But Not Yet Applied

At December 31, 2017, a number of standards and interpretations, and amendments thereto, had been issued by the IASB. A summary of those standards, interpretations and amendments, are set out below:

IFRS 16, Leases, specifies how to recognize, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value. IFRS 16 will be effective for annual periods beginning on or after January 1, 2019, with early adoption permitted.

We have started the assessment of the impact of adoption of the new standard on our financial statements. It is anticipated that there will be a material impact as a result of the recognition of a right of use asset and a lease liability for leases, which we currently treat as operating leases. We do not intend to adopt the new standard prior to the mandatory effective date.

IFRIC 23, Uncertainty Over Income Tax Treatments, includes requirements that add to the requirements in IAS 12, Income Taxes by specifying how to reflect the effects of uncertainty in accounting for income taxes. IFRIC 23 will be effective for annual periods beginning on or after January 1, 2019, with early adoption permitted.

We are currently assessing the impact of the interpretation and do not intend to adopt the new standard prior to the mandatory effective date.

BUSINESS

Company Overview

We are one of the largest and most diversified gaming and entertainment companies in Canada, based on both number of properties and number of gaming positions. Our operations are currently comprised of 26 gaming properties in British Columbia, Ontario and Edmonton, Alberta, with 13,618 slot machines, 429 table games, including 48 poker tables, 561 hotel rooms, 80 food and beverage, or F&B, outlets and 8,500 employees. We have demonstrated a track record of successfully operating, developing and acquiring gaming properties and contributing to the communities in which we live and work.

We have a leading market position in each of the markets in which we operate. In British Columbia, we are one of the most diversified gaming and entertainment companies based on both the number of properties and gaming positions. Our British Columbia properties include 41% of all slot machines and 40% of all table games in the province. We provide operational services at six of the 14 properties in the Lower Mainland of British Columbia, a region encompassing the Sea-to-Sky Corridor, the Fraser Valley and British Columbia’s largest market, the Greater Vancouver Regional District, or the GVRD (recently renamed the Metro Vancouver Regional District). We also provide operational services at three of the nine gaming properties on Vancouver Island and are the only service provider with casinos in the Thompson-Okanagan region of British Columbia, where we provide operational services at properties located in Kelowna, Vernon, Penticton and Kamloops. In Alberta, we are one of the largest gaming operators in the Edmonton region, where we operate two properties in prime, high-traffic entertainment districts.

In May 2017, we became the exclusive service provider in the OLG’s North and Southwest Bundles. With this acquisition, we added nine properties and two new property development opportunities to our portfolio, diversifying our operations into Canada’s largest gaming market and establishing a significant platform for future growth. On July 18, 2018, we became the exclusive service provider for a third gaming bundle, located in Central Ontario, containing two existing gaming properties and the opportunity to build a third additional property. As part of our Ontario expansion plan, we expect to develop two additional gaming properties in North Bay and the Kenora area in the North Bundle, which, along with the development of a third property in Wasaga Beach in the Central Bundle, the anticipated acquisition of a gaming facility in British Columbia and a proposed new build in Delta, British Columbia, would bring our total number of properties to 30.

The following map presents our property footprint and key operating and financial highlights across British Columbia, Alberta and Ontario:

Note: (1)	The financial information has been derived from our financial statements for the nine months ended September 30, 2018.

We have developed four principal casino brands: Grand Villa, Starlight, Cascades and Playtime. In March 2018, we launched our first Playtime property and are in the process of rebranding smaller properties into the Playtime brand. Each brand offers a distinct experience to our customers. We have also developed four proprietary F&B brands: Atlas Steak + Fish, or Atlas, MATCH Eatery & Public House, or MATCH, CHOW Lucky Noodle Bar, or CHOW, and The Buffet, and in 2018, we launched Halley’s Club, our new supper club concept. Our properties are generally branded according to market size, market growth potential and local community character, with proximity to our other brands also playing a key role in the decision process. This proprietary branding strategy is meant to associate our properties with exciting local entertainment experiences, which serves to attract new customers and drive increased visitation and loyalty from existing customers. This branding strategy has been implemented at most of our British Columbia and Alberta properties and we are targeting full implementation in Ontario by 2020.

The figures below outline our principal casino and F&B brands, along with key characteristics of each brand:

Our Principal Casino Brands

• Focused in urban markets • Premium • Stylish	• Focused in urban markets • Contemporary • High energy	• Community focused • Casual • Approachable	• Community focused • Neighbourly • Relaxed

Our Principal F&B Brands

• Modern steakhouse • Elevated • Memorable	• Creative pub food • Lively sports bar • Welcoming	• Authentic Asian flavours • Exciting • Interactive	• Variety • Great value • Casual	• Modern supper club • Showcase theatre • Vintage cabaret

For the nine months ended September 30, 2018, we generated total revenue of $484.3 million, income and comprehensive income of $156.2 million and Adjusted EBITDA of $122.6 million. For the year ended December 31, 2017, we generated total revenue of $478.8 million, a loss and comprehensive loss of $65.1 million and Adjusted EBITDA of $144.2 million. For a reconciliation of Income (Loss) and Comprehensive Income (Loss) to Adjusted EBITDA and Schedules of adjustments, see “Summary—Selected Summary Historical Financial Information”.

Our Properties

See “Prospectus Summary—Property Highlights” for information regarding our properties.

Our Industry

The Canadian gaming market is comprised of casino gaming, lottery, online gaming and horse racing. We operate in the casino gaming segment, which consists of slots, table games and bingo. The casino gaming market in Canada is characterized by several unique features.

Public-Private Relationships Create a Stable Regulated Environment

In British Columbia, Ontario and Alberta, provincial Crown corporations (the BCLC, OLG and AGLC, which we collectively refer to as the Gaming Authorities) and regulatory bodies (the GPEB, AGCO and AGLC, which we collectively refer to as the Gaming Regulators) oversee the gaming industry and license private service providers to operate casinos within each of their respective provinces. Casino gaming generates considerable revenue for the provinces and supports a wide range of local volunteer and community-based initiatives. As a result, provincial governments are significant stakeholders in the Canadian casino gaming industry, creating a mutually beneficial and collaborative relationship between public and private sector participants. During the year ended March 31, 2018, the provincial governments in British Columbia, Ontario, and Alberta earned the following profits from casino gaming operations:

Casino Gaming Profits Attributable to the Province(1)

(in $ millions)

Source: BCLC, OLG & AGLC.

Note: (1)

Represents BCLC net income for casino and community gaming segment (British Columbia), OLG net income plus Win contribution for Resort Casinos Segment and Slots and Casinos Segment (Ontario) and AGLC gaming net operating result / contribution to the Alberta Lottery Fund (Alberta).

In British Columbia and Alberta, the BCLC and AGLC, respectively, are responsible for providing and maintaining slot machines located within each private gaming service provider’s properties. To maximize revenue from these machines, policies have been created and implemented to manage competition between gaming properties. In Alberta, the AGLC has declared an indefinite moratorium on granting new casino licenses. In British Columbia, the BCLC, in conjunction with host local governments, controls the implementation of new gaming positions to ensure that markets are neither over saturated nor under served. In Ontario, the OLG manages competition by delineating geographic gaming zones in which only a single gaming property may be operated. These gaming zones have been grouped together into larger gaming bundles, where one service provider is granted the exclusive right to provide gaming services. New casino properties must also be approved at the municipal level. This process involves considerable consultation with the public, including one or more public hearings.

Long-Term Operating Agreements and Licenses Provide Visibility into Stable Future Operating Environment

The long-term operating agreements (in British Columbia and Ontario) and licenses (in Alberta) under which service providers are engaged by the Gaming Authorities are mutually beneficial for Gaming Authorities and service providers. Gaming Authorities benefit from long term partnerships with reliable and experienced service providers that maintain high quality gaming properties and the ability to expand them to meet increases in market demand. Service providers benefit from a stable, long-term operating environment, which reduces property investment risk. The terms of the licenses and operating agreements also provide service providers with basic information necessary to forecast future gaming taxes, commissions and competitive conditions, which can be analyzed to develop effective future operating and investment strategies.

Gaming Markets in Canada Are Attractive and Resilient

We operate in the provinces of British Columbia, Ontario and Alberta. These provinces account for approximately 64% of the Canadian population and are the three largest Canadian gaming markets with private sector participation.

Over the past five years, the markets in which we operate have experienced growth in gaming revenue comparable to both the Las Vegas Strip and U.S. locals markets. However, Canadian gaming markets tend to be much more localized as compared to more tourist-driven markets such as the Las Vegas Strip. Locals-driven markets generally attract a more consistent flow of casino patrons over time, leading to greater stability as measured by total wagers net of prizes paid, or Win. While Ontario’s historical gaming revenue growth has been muted, the recent opening of the market to private service providers is expected to accelerate growth in the province’s gaming industry. The following chart demonstrates the resilience (as indicated by lower peak to trough declines relative to more tourist-based U.S. gaming markets) and growth of the Canadian gaming markets in which we operate:

Comparison of Our Markets to Top Five U.S. Locals-Driven Markets and Las Vegas Strip

Sources: OLG, BCLC, AGLC, UNLV, Nevada Gaming Control Board, Pennsylvania Gaming Control Board, Louisiana Gaming Control Board, Illinois Gaming Board, New Jersey Division of Gaming Enforcement.

Notes: (1)

2018 U.S. gaming win is presented for the last twelve months as of March 31, 2018 and assumes an exchange rate of $1.28 per US$1, representing the average exchange rate from April 1, 2017 to March 31, 2018.

(2)

Peak to trough decline is calculated as the percentage change between fiscal year 2010 and fiscal year 2008 for the Canadian markets and the percent change between calendar year 2009 and calendar year 2007 for the U.S. markets. Canadian fiscal year end is March 31.

(3)	Alberta data includes VLTs.
(4)

Five largest locals driven markets include Nevada (excluding contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey. The data for Pennsylvania, Louisiana, Illinois and New Jersey is presented for the last twelve months as of March 2018. Illinois data includes VGTs.

Our Markets

British Columbia Market

According to the BCLC, the British Columbia gaming industry consists of 15 casinos, two racehorse casinos, 18 CGCs and five commercial bingo halls. As of March 31, 2018, the casinos operated 10,717 slot machines and 528 tables, while the CGCs operated 2,871 slot machines.

During the twelve-month period ended March 31, 2018, the casino sector accounted for approximately 60% of total gaming industry revenue of approximately $3.3 billion. This represents a $123.2 million year-over-year increase. Slot machines consisted of approximately 70% of total revenue, table games consisted of approximately

25% of total revenue with the remainder coming from poker and bingo. Revenue from slot machines grew $88.8 million representing a 6.9% year-over-year increase while revenue from tables increased $4.6 million, representing a 0.9% year-over-year increase.

In fiscal years 2017 and 2018, 51% of adults in British Columbia (ages 19 and up) played a BCLC game at least once a month. This is consistent with strong acceptance and participation numbers in previous years.

Alberta Market

Alberta has a population of over 4.3 million people, and has had an average annual population growth rate of 2% from 2007–2017.

According to the AGLC, in fiscal years 2016–17, there were 19 traditional casinos, four racing entertainment centers, or RECs, five host first nation casinos and 22 bingo facilities throughout Alberta. Six of these facilities were located within Edmonton. Throughout Alberta there were 14,281 slot machines (including RECs), with 4,616 slots within Edmonton. This represents 32% of the total slots throughout the Alberta region. In total, Alberta generated $1.4 billion in net revenue from provincial gaming with casino gaming terminals generating $1.1 billion in net sales.

Within the Alberta market, our two properties compete with six other casinos, four of which are in the Edmonton region and the other two are just outside Edmonton (Enoch and St. Albert respectively).

Ontario Market

Ontario has a population of over 14 million people, has had an average annual population growth rate of 1% from 2007–2017 and is Canada’s most populous province with approximately 39% of the country’s population. Ontario’s unemployment rate was 5.4% in July 2018, the lowest level since July 2000, and was at 5.6% as of October 2018. Real GDP growth rate is forecast to be 2.7% in 2017 and 2.0% in 2018.

In early 2012, the OLG announced a “Modernizing Lottery and Gaming in Ontario” initiative, or the OLG Modernization Plan, with the goal of increasing revenue for the Province of Ontario. As a result, the OLG bundled all slots at racetracks and casino operations, with the exception of Caesars Windsor, into eight gaming bundles. The Southwest, North and Central Bundles were awarded to us. As of October 2018, each of the eight bundles has been awarded to various proponents. A strategy for Caesars Windsor is currently under development.

We have the exclusive right to operate casino gaming within the geographic boundaries of the gaming zones in the gaming bundles for which we are the service provider, subject to certain limited rights of OLG to permit charitable and other gaming within such zones and to modify the boundaries of such zones, all as more particularly set out in the COSA.

According to the OLG, in fiscal year 2017–18, the OLG generated approximately $7.58 billion in total revenue (gaming and non-gaming) and approximately $2.49 billion in net profit for the province of Ontario. Forty-seven percent of total revenue was generated from land-based gaming. Thirty-seven-point-seven million patrons visited Ontario’s land-based gaming facilities representing a year-over-year increase of 1.1%.

Significant Growth Opportunity for Private Service Providers in Ontario

Although casino gaming has been a popular form of entertainment in Ontario since the OLG opened its first casino in 1994, until recent years, casino gaming win in the province was stagnant, as illustrated in the following chart:

Historical Casino Gaming Win in Ontario—Last Ten Years(1)(2)

(in $ billions)

Source: OLG.

Notes: (1)

Represents OLG combined revenues for the Resort Casinos Segment and Slots and Casinos Segment. In fiscal years 2017–2018, OLG reported Resort Casinos and Slots and Casinos as a single business line referred to as Land-Based Gaming. For fiscal years 2016 to 2018 revenue is presented net of service provider fees.

(2)

Results for fiscal years 2009 and 2010 were prepared in accordance with Canadian GAAP and were before promotional allowances. Results for fiscal years 2011 to 2018 were prepared in accordance with IFRS.

In 2010, the Government of Ontario directed the OLG to begin a strategic review of the province’s gaming industry. This review resulted in several recommendations, including that the OLG become more customer-focused and expand regulated private sector delivery of casino gaming. In particular, the OLG noted that several properties are currently located in remote, sparsely populated areas. Furthermore, many properties currently contain slot machines, but lack table games and have minimal entertainment or F&B options, lowering their appeal to players under the age of 45.

To date, the OLG has grouped 28 gaming zones into eight gaming bundles and has commenced the process of awarding service providers the exclusive right to provide gaming services in each of these bundles through a competitive procurement process. The first OLG bundle was awarded to a private service provider in September 2015 and, as of the date of this prospectus, all eight bundles have been awarded.

Under the new model, the service provider for a particular bundle can add additional slot machines and table games up to the maximum limits prescribed in the applicable operating agreements. In addition, the service provider can propose to add table games to a slots-only property, relocate an existing property, where permitted, within the zone it serves or build a new property in a zone without an existing property, subject to the approval of OLG and the Ontario provincial government of a viable business case. Also, municipal approval is required before table games are added to a slots-only property or development begins on a new property or a relocated property.

British Columbia

British Columbia is Canada’s third largest province with an estimated population of over 4.9 million people as of September 2018. The province is also one of Canada’s largest casino gaming markets with $2.0 billion in aggregate casino and CGC Win for the year ended March 31, 2018. For this period, the BCLC generated revenue from the following activities:

Total Gaming Win by Channel	Casino Gaming Win by Channel

Source: BCLC.

Casino Win in British Columbia grew at a CAGR of 2.1% for the 10-year period ended March 31, 2018 and the BCLC is forecasting a CAGR of 0.4% from the year ended March 31, 2018 to March 31, 2021. The following chart presents annual gaming revenue in British Columbia:

Historical and Forecast Casino Gaming Win in British Columbia(1)

(in $ billions)

Source: BCLC 2018/19-2020/21 Service Plan dated February 2018.

Note: (1)	Represents BCLC revenues for the casino / CGC segment.

As of September 30, 2018, there are 39 gaming properties in the province of British Columbia. According to the BCLC, our British Columbia properties include 41% of all slot machines and 40% of all table games in casinos within the province. British Columbia can be further divided into five distinct gaming markets. The total number of gaming positions in the province, along with our share of positions in each market, is highlighted in the table below:

Gateway British Columbia Gaming Positions as a Percentage of Total Regional Market as of September 30, 2018(1)

Market	Total Gaming Positions	Gateway Gaming Positions	Gateway % of Total
Lower Mainland	10,386	4,484	43.17%
Thomson-Okanagan	2,590	1,949	75.25%
Vancouver Island	2,000	350	17.50%
Northern BC	1,346	0	0.00%
Kootenays	359	0	0.00%
Total British Columbia	16,681	6,783	40.66%

Notes: (1)	This table includes poker tables and assumes six gaming positions per table.

The BCLC owns all slot machines in the province and enters into agreements with private service providers to establish and provide operational services at the properties in which these slot machines are hosted for periods of up to 20 years (with an option to extend for an additional five years, exercisable by the BCLC and subject to certain terms and conditions). Service providers and the BCLC share Win from slots and other games in prescribed percentages based on the type of gaming activity. Other non-gaming revenue streams generated at gaming properties in British Columbia, including F&B, hotel and entertainment, are 100% attributable to the service provider. This division is outlined below:

Notes: (1)

Bingo games win calculated as 90% of weekly bingo games win on the first $10,000 of weekly bingo games win; 45% of weekly bingo games win in excess of $10,000 bingo games win; 60% of weekly bingo paper side games win; and 25% of weekly electronic pull tabs (BETS) win.

(2)	25% of slot machine win, less 25% of BCLC’s cost to lease slot machines and electronic gaming tables.
(3)	40% or 42.5% of standard table games win, as prescribed by the BCLC. 42.5% for regular limit table games win and 40% for high-limit table games win.

Under Facility Development Commission, or FDC, and Accelerated Facility Development Commission, or the AFDC, programs, British Columbia service providers were eligible to receive an additional 3% and 2%, respectively, of net win generated at their properties up to the amount of total eligible development expenditures incurred, including expenditures related to non-gaming amenities. Pursuant to the new OSAs, the MIR program has replaced the FDC and AFDC programs. Under the MIR program, service providers are required to make minimum annual investments (generally in an amount equal to 5% of Net Win for the year ended March 31, 2017 multiplied by 20 years) in their properties throughout the terms of the OSAs and in return, the BCLC will pay an additional commission to service providers at a rate of 5% of Net Win.

Ontario

Ontario is Canada’s largest province with an estimated population of over 14.3 million people as of September 2018. Ontario is also Canada’s largest gaming market and North America’s fourth largest gaming market, generating $3.43 billion in annual casino Win and $7.6 billion in total revenue (gaming and non-gaming) for the year ended March 31, 2018. The following chart illustrates the division of OLG total revenues by gaming activity:

OLG Win by Channel (year ended March 31, 2018)

Source: OLG.

The OLG currently generates revenue from four large casinos targeting destination visitors, which we refer to as the Resort Casinos Segment, and 22 casinos oriented towards the local market, which we refer to as the Slots and Casinos Segment. The OLG has played a central role in the development and operation of the Slots and Casinos Segment gaming properties since their inception and has only recently begun to increase the role of private sector service providers.

Due to a lack of investment, slot machine focus and increased cross-border competition, casino Win in Ontario declined between the fiscal years ended March 31, 2006 and March 31, 2015, primarily within the Resort Casino Segment. Casino Win in the more locally focused Slots and Casinos Segment was flat over the same period, though investment in these properties was also minimal. In the two fiscal years since March 31, 2015, casino revenue after prizes has grown at a 5.0% CAGR.

The OLG forecasts that gaming revenue in its Resort Casinos Segment will decline at a CAGR of 0.9% for the four-year period to March 31, 2021 while revenue in its Slots and Casinos Segment will grow at a CAGR of 6.4% over the same period. This equates to an overall CAGR of 3.7% for all Ontario casino gaming operations. The following chart presents annual casino revenue after prizes in Ontario for the 10-year period ended March 31, 2018 as well as forecast to March 31, 2022.

Historical and Forecast Casino Gaming Win in Ontario(1)(2)

(in $ billions)

Source: OLG.

Notes: (1)

Represents OLG combined revenues for the Resort Casinos Segment and Slots and Casinos Segment. In 2017-2018, the OLG reported Resort Casinos and Slots and Casinos as a single business line referred to as Land-based Gaming. For fiscal years 2016 to 2018 revenue is presented net of service provider fees.

(2)

Results for fiscal years 2009 and 2010 were prepared in accordance with Canadian GAAP and were before promotional allowances. Results for fiscal years 2011 to 2018 were prepared in accordance with IFRS.

The Ontario market is relatively underpenetrated compared to the other Canadian gaming markets in which we operate. As illustrated in the chart below, for the year ended March 31, 2017, gaming revenue per capita was 113% higher in Alberta than in Ontario, 65% higher in British Columbia and 120% higher in the five largest U.S. locals driven markets:

Adult Population(1)(2)

(in millions)

Sources: United States Census Bureau, Statistics Canada.

Notes: (1)	Adult population includes individuals ages 18 years and older; population statistics as of July 1, 2017.
(2)	Five largest U.S. locals driven markets include Nevada (excluding contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey.

Adult Persons per Gaming Position(1)(2)(3)

Sources: United States Census Bureau, Statistics Canada, OLG, BCLC, AGLC, Nevada Gaming Control Board, Pennsylvania Gaming Control Board, Louisiana State Police, Illinois Gaming Board, New Jersey Division of Gaming Enforcement, The Innovation Group.

Notes: (1)	Adult population includes individuals ages 18 years and older; population statistics as of July 1, 2017.
(2)	Five largest U.S. locals driven markets include Nevada (excluding contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey.
(3)

Gaming positions as of 3/31/2018 for Top 5 U.S. Locals Driven Markets, Alberta and British Columbia; Ontario gaming positions for Gateway’s properties per the prospectus and all other Ontario properties are per The Innovation Group report from November 2017; table games includes poker tables and assumes six gaming positions per table.

Gaming Win per Adult Person(1)(2)(3)

(in C$)

Sources: United States Census Bureau, Statistics Canada, OLG, BCLC, AGLC, UNLV, Nevada Gaming Control Board.

Notes: (1)

Gaming win is presented for the last twelve months as of March 31, 2018. U.S. gaming win assumes an exchange rate of $1.28 per US$1, representing the average exchange rate from April 1, 2017 to March 31, 2018.

(2)

Five largest U.S. locals driven markets include Nevada (excluding gaming win contribution from Las Vegas strip), Pennsylvania, Louisiana, Illinois and New Jersey. Illinois data includes VGTs and Alberta data includes VLTs.

(3)	Adult population includes individuals ages 18 years and older; population statistics as of July 1, 2017.

OLG Modernization Plan

As a result of declining casino gaming receipts, in 2010 the OLG launched a strategic business review that included consultations with stakeholders and an extensive business analysis. The resulting modernization report identified multiple factors explaining declines in land-based gaming revenue, including:

•	an orientation towards slot machines, which have less appeal than table games to patrons under 45;

•	a lack of investment in technology to keep pace with the industry; and

•	a decline in cross border patrons due to increased competition from casinos in bordering U.S. states.

The strategic review reached the conclusion that the role of private sector service providers should be expanded. To implement this recommendation, the OLG divided 28 gaming zones into eight gaming bundles and awarded these bundles to service providers through a competitive procurement process. Within each bundle, the OLG awards the winning service provider the exclusive right to operate gaming properties.

According to the new policies implemented under the OLG modernization plan, gaming proceeds are shared between services providers and the OLG as follows:

Roles of Service Providers and OLG in Ontario

The COSA contains a covenant by Gateway to realize revenue in each operating year that is equal to or greater than a set “Threshold”, or to pay to OLG the difference. The Threshold for each of the first 10 operating years is a fixed amount that was set out by Gateway during the RFP process and incorporated into the relevant COSA. After the initial ten years, the threshold for each subsequent year of the operating term is calculated based on a formula that takes into account the revenue generated in prior years, the difference between the Threshold for prior years and the revenue generated in such years, and inflation.

Alberta

Alberta is Canada’s fourth largest province with an estimated population of over 4.3 million people as of September 2018. Alberta is also the third largest casino gaming market in Canada. Alberta generated annual win in excess of $2.1 billion dollars for the year ended March 31, 2018. Win during this period was generated from the following activities:

Total Gaming Win by Channel(1)	Charity Gaming Win by Channel(2)

Source: AGLC.

Notes: (1)	Slots represents credits played less credits won for casino gaming machines as reported by AGLC.
(2)	Represents total gross less prizes / winnings. Table games represents casinos segment of AGLC charitable gaming segment.

The following chart presents annual Win in Alberta for the 10-year period ended March 31, 2018.

Historical Gaming Win in Alberta(1)

(in $ billions)

Source: AGLC.

Note: (1)	Represents AGLC reported credits played less credits won from casino gaming terminals, VLTs and electronic bingo plus total gross less prizes / winnings for charitable gaming.

The AGLC licenses the operation of casinos to third-party gaming service providers and licenses charities to hold casino gaming events. In return for operating gaming properties and conducting casino events on behalf of licensed charities, service providers receive a certain percentage of Win, with the remainder distributed to the Alberta Lottery Fund/AGLC and the charity whose gaming event is being facilitated.

The following figure illustrates the commission on gaming proceeds received for operations in the Edmonton, Alberta market:

Roles of Service Providers and AGLC in Alberta

Prospective service providers are able to apply for a gaming license in Alberta through an eight-step process. However, since 2008, the AGLC has deferred consideration of any new casinos and racing entertainment centers in the province. In February 2015, the AGLC announced that it would be extending this moratorium on new licenses indefinitely.

Within Alberta, we operate exclusively within the city of Edmonton. As of March 31, 2017, the AGLC reported that there were a total of eight casinos in the city of Edmonton and 5,692 casino slot machines. We operate two of these casinos, both of which are located in prime, high-traffic entertainment districts.

Competitive Strengths

Leading and Diversified National Gaming Footprint

We are one of the largest and most diversified gaming and entertainment companies in Canada, with an attractive portfolio of gaming and entertainment properties. We have a leading market position in each of the markets in which we operate:

•

British Columbia: According to the BCLC, our British Columbia properties include 41% of all slot machines and 40% of all table games in the province and we are one of the largest gaming service providers based on both number of properties and gaming positions. We provide operational services at six of the 14 gaming properties in the Lower Mainland (which includes the largest population center in British Columbia, the GVRD). We also provide operational services at three of the nine gaming properties on Vancouver Island and are the only service provider with casinos in the Thompson-Okanagan region of British Columbia, where we provide operational services at properties located in Kelowna, Vernon, Penticton and Kamloops.

•

Ontario: We are currently the exclusive service provider in three gaming bundles in Ontario (the North, Southwest and Central bundles), containing 11 properties in total and the right to develop two new gaming properties in the North Bundle (in North Bay and the Kenora area), which we expect to open in the first quarter of 2020, and a third gaming property in the Central Bundle (in Wasaga Beach), which we expect to open in the third quarter of 2020. Upon completion of the North Bay, Kenora area and Wasaga Beach properties, we will operate 14 properties in Ontario.

•

Edmonton: We are one of the largest casino operators in the Edmonton region, where we operate the Starlight Casino Edmonton and the Grand Villa Casino Edmonton, which together contain 22% of the region’s slot machines. The Starlight Casino Edmonton, which completed a major renovation and expansion in September 2018, is located in the West Edmonton Mall, North America’s largest mall with approximately 30.8 million visitors per year and 24,000 employees. The Grand Villa Casino Edmonton is the only casino in downtown Edmonton and is located within the new ICE District, adjacent to the recently constructed Rogers Place, home of the Edmonton Oilers.

As illustrated in the following charts, our recent expansion into the Ontario market has greatly diversified our revenues by region:

Revenue by Region as at December 31, 2016(1)(2) (as % of revenue for twelve months ended December 31, 2016)	Revenue by Region as at December 31, 2017(1)(3) (as % of revenue for twelve months ended December 31, 2017)

Notes: (1)

Lower Mainland properties include Grand Villa Casino Burnaby, Starlight Casino New Westminster, Cascades Casino Langley, Chances Mission, Chances Squamish, Chances Playtime Abbotsford, Newton Community Gaming Centre (which ceased operations effective April 2018) and Chances Playtime Langley (which ceased operations effective February 2018).

(2)	The financial information on which this graph is based has been derived from our financial statements for the year ended December 31, 2016.
(3)

The information presented in this chart is based on our unaudited pro forma financial statements, which have been derived in part from financial information prepared or provided by the OLG with adjustments made by the Company. See “Risk Factors—Risks Related to our Business—The historical financial information for the Ontario properties prior to our acquisition thereof was prepared or provided by the OLG and consists of audited combined schedules of revenue and direct expenses only and does not represent complete financial statements; care should be taken when relying upon such information.”

Attractive and Resilient Industry

Long-term licenses (in Alberta) and operating agreements (in British Columbia and Ontario) contribute to the stability of our markets while providing us with high visibility into our future operating environment.

The markets in which we operate are also locals-driven with strong growth characteristics. Based on our carded customer database, on average, 88% of our play in British Columbia comes from within 30 km of the property, with 95% for Grand Villa Casino Burnaby and 96% for Starlight Casino New Westminster. In Ontario, excluding Casino Rama, approximately 80% of our carded play comes from within a 40 km radius. We consider the local area in Ontario to have a wider radius than in British Columbia, as properties are located in rural communities and there is a greater distance between properties. Given this, and our knowledge of our patrons, we believe that the vast majority of our patrons come from each property’s local area and that this provides us with greater stability in our revenue as compared to other gaming companies that operate primarily in tourist-oriented gaming markets.

Proven Strategies to Enhance the Experience of Our Local Customers

To serve our primarily local gaming customers, we integrate gaming, F&B and other entertainment offerings to create exciting local entertainment destinations. In particular, we design marketing strategies to attract new or casual players to our properties while increasing frequency of visit and spend per visit of our core gaming customer segment. This also allows us to diversify our revenue streams.

Central to our strategy of attracting new and casual players to our properties are our proprietary F&B brands. For example, MATCH serves as an important attractor in local markets, providing a family-friendly environment with live entertainment, a focus on sports programming and contests, and outdoor patio spaces positioned at the front of properties where possible.

Over recent years, we have successfully integrated MATCH and other proprietary F&B offerings into several of our properties across Western Canada. At our Starlight Casino New Westminster, Cascades Casino Langley and Lake City Casino Vernon properties, we have spent an aggregate of $12.9 million, 95% of which was recoverable under the BCLC’s former FDC and AFDC programs to construct and implement our proprietary F&B focused projects. Our minimum investment requirements under the BCLC’s new MIR program in effect as of April 1, 2018 are reduced by an amount equal to our carry forward balance under the FDC and AFDC programs. Relative to the four quarter period prior to construction start, the four quarter periods following construction completion have shown average increases in annual revenue of 15.7%, including a 10.3% average increase in our gaming revenue.

We have also developed targeted marketing and loyalty programs that are central to retaining the loyalty of our core gaming customers. These strategies have been instrumental in increasing visitation and spend per visit among customers in our core gaming segment:

•

Targeted Marketing Initiatives Using Player Data: Our GMS is our single most powerful marketing and analytics tool. It allows us to analyze player data to better understand our customers, so that we can tailor marketing initiatives and rewards to individual players based on their playing patterns. We are in the process of implementing a new GMS in Ontario, which began with implementation at our Gateway Casino Woodstock property in February 2018. Rollout of GMS to our remaining Ontario properties is expected to continue through 2019.

•

Promoting Customer Loyalty Programs to Increase Visitation: In British Columbia, we participate in the BCLC’s “Encore Rewards” customer loyalty program. Through this program, we market targeted product offerings to our player database to encourage repeat visits to our properties. This program also contributes to our understanding of our customers’ play patterns and allows us to target marketing messages and reward specific groups of players through our player database. In Ontario, we currently participate in the OLG’s “Winner’s Circle” program at sites that have not converted to our GMS. Under this program, participants earn tier points and cashback points based on their play at our Ontario properties (1 of each point per $10 played at slots, $20 played at video poker and $40 played on select electronic table games). Tier points allow players to earn cashback and F&B comps that increase based on whether they are in the “Rewards”, “Silver” or “Gold” tier. We are in the process of launching our own proprietary loyalty program in Ontario, called My Club Rewards, to coincide with the introduction of the new GMS and we have launched at Woodstock, London, Hanover, Clinton and Thunder Bay. The Winner’s Circle program at our properties is expected to end fully in the fall of 2019.

Our marketing initiatives, combined with organic market growth and property enhancements, have contributed to a significant increase in slot revenue in recent years. For example, our Slot Win has increased by 40.9% over the four-year period ended September 30, 2018 at our three GVRD casinos (Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley). Our Slot Coin-In, for carded customers only, at our three GVRD casinos also increased by 54.9% and carded visits increased by 20.8% over the same period.

Since the acquisition of the North and Southwest Bundles, we began introducing marketing and loyalty programs based on our proven approach in Western Canada. In the North and Southwest Bundles, we have increased the active customer base from approximately 181,000 members as of April 30, 2017, to approximately 221,500 members as of October 31, 2018, an increase of 22.6%. We attribute this increase to new sign-ups, more effective use of the database and improved customer segmentation. Since the acquisition of these bundles, our promotions have realized an overall redemption rate of 55%, the percentage of loyalty program points redeemed stands at 98%, Average Monthly Net Win for loyalty program participants has increased from $16.6 million to $19.3 million, an average increase of 16% per month, and average monthly visitation has increased from approximately 200,942 to approximately 206,325, an average increase of 2.7% per month.

Strong Free Cash Flow Conversion

We have a strong Free Cash Flow Conversion ratio. For the nine months ended September 30, 2018, we generated total revenue of $484.3 million, income and comprehensive income of $156.2 million, Adjusted EBITDA of $122.6 million and Free Cash Flow of $72.1 million, resulting in Free Cash Flow Conversion of 58.8%. For the year ended December 31, 2017, we generated total revenue of $478.8 million, a loss and comprehensive loss of $65.1 million, Adjusted EBITDA of $144.2 million and Free Cash Flow of $69.4 million, resulting in Free Cash Flow Conversion of 48.1%. This can be partially attributed to the following aspects of our business:

No Obligation to Purchase or Maintain Slot Machines in British Columbia and Alberta: As the BCLC and the AGLC own or lease all slot machines in our British Columbia and Alberta properties, we incur significantly lower expenses related to the maintenance of gaming equipment as compared to gaming companies that are required to purchase, finance or lease their own gaming equipment (such as many of our North American peers). Assuming a refresh cycle of six years, management estimates that we save approximately $20.0 to $30.0 million per year on slot machine equipment and maintenance at our British Columbia and Alberta properties.

Additional Commissions Related to the Majority of Our Growth Capital Expenditures in British Columbia. All of our British Columbia properties (other than Playtime Gaming Victoria) are entitled to earn additional commissions from the BCLC for both eligible gaming and other eligible capital expenditures at a rate of 5% of Net Win through the MIR program. These commissions are captured as revenue and they increase Adjusted EBITDA, but they do not affect reported capital expenditures, the commissions therefore increase our Free Cash Flow profile but do not improve our Free Cash Flow Conversion ratio. The commissions described above replace the BCLC’s FDC and AFDC programs, which entitled us to be compensated at a rate of up to 5% of Net Win for eligible capital expenditures that occurred prior to April 1, 2018. From 2011 through March 31, 2018, we have spent $204 million on capital expenditures, $180 million (representing 88%) of which entitled us to compensation under the FDC and AFDC programs. Historically, we have been reimbursed 100% of the approved FDC and AFDC expenditures by the BCLC to the extent of 3-5% of Net Win. For the period from 2011 through March 31, 2018, we were reimbursed $207 million for qualifying capital expenditures incurred since the inception of the FDC and AFDC programs. Our minimum investment requirements under the new MIR program are reduced by an amount equal to our carry forward balance under the FDC and AFDC programs.

For our operations in Ontario, we are entitled to Permitted Capital Expenditures Allowance, payable by the OLG, for approved and eligible capital expenditures incurred in the Southwest, North and Central Bundles, as per the terms set forth in the COSAs. Permitted Capital Expenditures are recorded as part of gaming revenue.

The Permitted Capital Expenditures Allowance

For our operations in Ontario, we are entitled to Permitted Capital Expenditures allowances, payable by the OLG, for a proportion of the Permitted Capital Expenditures that we incur in the various gaming zones located in the Southwest, North and Central Bundles as per the terms set forth in the COSAs. These allowances are captured as revenue and they increase Adjusted EBITDA. The amount of Permitted Capital Expenditures payable to us will increase annually based on a pre-determined inflation rate.

We believe Free Cash Flow and Free Cash Flow Conversion are Non-IFRS measures that are meaningful to investors as they are useful measures of performance and we use these measures as an indication of the strength of our business model and our ability to generate cash. For more information about Free Cash Flow Conversion and Adjusted EBITDA, see the “Presentation of Financial Matters and Other Information—Non-IFRS Financial Measures” section in this prospectus. See “Selected Summary Historical Financial Information” for a reconciliation of the foregoing non-IFRS measures to their most directly comparable measures calculated in accordance with IFRS.

Experienced Management Team and Dedicated Employees with a Proven Track Record

We have a highly experienced senior management team with a proven track record. Our management team, led by our President and Chief Executive Officer, Tony Santo, has over 100 years of combined experience in the gaming industry. Mr. Santo has over 35 years of experience in the gaming industry, including in senior management positions at Caesars Entertainment Inc. and Harrah’s Entertainment Inc. Together with our dedicated employees, we have an impressive track record of growing our business by expanding existing properties, developing new properties and completing accretive acquisitions. Critical to this success is a team that brings a deep understanding of the Canadian gaming and entertainment landscape combined with excellent relationships with various levels of government and the communities in which we operate. Over the past five years, our team has grown our portfolio from 12 to 26 gaming properties and led our successful expansion into new markets in Ontario and Vancouver Island.

Our Growth Strategies

Expand, Relocate, Renovate and Improve our Existing Properties in Western Canada

We expect to continue to expand and diversify our revenue stream through property expansions, relocations, renovations and the deployment of proprietary F&B offerings. We have generally been able to drive significant improvements in customer experience and to increase traffic and average Win per visit through these types of capital projects. We expect these efforts to ultimately result in increased gaming, F&B and entertainment revenues at our properties.

The following table outlines initiatives currently in progress at our operations in British Columbia and Alberta. Overall, we plan to spend a total of $25 million to $30 million (including amounts spent to date in 2018). We anticipate funding the planned capital expenditures by using cash on hand plus operating cash flow as well as the available capacity under our revolver to manage timing differences in cash flow. We do not anticipate requiring additional capital to complete these initiatives.

Growth Projects Currently Underway in Western Canada

Property	Growth Initiative	Anticipated Property Impact							Estimated Completion	Estimated Spend
		Total ft2 Added		Increase in Slots		Increase in Tables		New F&B
Cascades Casino Langley	Expansion and hotel renovation	12,000		75	(1,2)	3	(2)	• Atlas	Q2 2019	$18.6 million
Mission	Relocation and expansion	32,000	(3)	100	(2)	6	(2)	• MATCH • The Buffet	Q4 2019	$8.0 million

Notes:	(1) As of the third quarter of 2018, 50 slot machines have already been installed.
(2) Slot and table game numbers for the proposed growth projects are subject to BCLC final approval.
(3) Represents new building square footage.

We will continue to employ strategies designed to improve operational efficiency at our existing properties. We regularly analyze our product mix, floor layout, Slot Win per machine, Table Win per day, occupancy rates and traffic patterns to optimize revenue and maximize floor space at our properties. For example, as part of a broader renovation at the Grand Villa Casino Burnaby, we expanded our gaming area, which allowed us to add 47 new penny slot machines and up to 10 new table games. Within the first six weeks of implementing these changes, the new penny slots produced almost twice the floor average Win per slot machine.

Deploy Proven Strategies at Our Recently Acquired Ontario Properties

We believe we have significant opportunities to increase revenue and Adjusted Property EBITDA at our Ontario properties by implementing our industry-leading marketing, operational and development strategies. We are currently undertaking the following initiatives to grow gaming revenue and improve profitability at our Ontario properties:

•

Introducing the Industry’s Newest Slots and Adding More Premium Branded Games. As was identified by the OLG’s modernization report, the gaming technology used in Ontario gaming properties has failed to keep pace with the industry. In the limited time we have owned these properties, we have already experienced positive results by updating our Ontario gaming equipment. Changes made to our slot strategy and product at our refreshed Southwest Ontario and North Ontario properties have driven our Slot Win rate up by approximately 3.1% year over year, for the twelve months ended September 30, 2018.

•

Implementing Proven Marketing Strategies at Recently Acquired Properties. We increased our active member database by 22.6% compared to the pre-transition period, which we partially attribute to our marketing strategy. We plan to deploy many of the GMS applications that we currently use in British Columbia, with the added benefit that we also own the GMS and have exclusive use of the player data within it in Ontario. We are also implementing our own loyalty program in Ontario, which will be integrated with our F&B amenities.

•

Renovating and Rebranding Properties. Most of the Ontario properties we acquired, with the notable exception of Casino Rama, derive their revenue almost exclusively from slot machines. We plan to add table games where there is market potential, optimize floor layout and implement our successful branding and F&B strategies in order to transform our Ontario properties into the vibrant local entertainment destinations for which our brands are already well known in British Columbia and Alberta. We anticipate that this will increase F&B revenue and help to attract the new and casual gamer segment that has historically been underserved by many of these properties.

•

Relocating Select Properties to Higher Density Urban Centers. Partly as a function of their historical ties to the Ontario horse racing industry, some of the Ontario properties we acquired are located in relatively remote areas. However, the gaming zones that these remote properties serve also include denser urban centers, providing us with an opportunity to relocate the properties to better locations within the gaming zone. We anticipate that by relocating our Sudbury Downs Slots and Dresden Raceway Slots (Chatham) properties to higher density areas, we can attract greater traffic, allowing us to build properties with greater scale. See “Risk Factors—Risks Related to Acquisitions and Capital Projects— The expansion, rebranding and/or relocation of the Cascades Casino Langley, Chances Mission, Dresden Raceway Slots, Western Fair District London Slots, Sudbury Downs Slots, Hanover Raceway Slots and Gateway Innisfil may not be completed on a timely basis, on anticipated terms or at all.”

We purchased the North and Southwest Bundles for $144.4 million (excluding cash, cash equivalents, non-cash working capital and taxes) and spent $62.6 million to acquire the Central Bundle (excluding cash, cash equivalents, non-cash working capital and taxes). Going forward, we plan to spend between $200 million and $230 million in total through 2020 to complete these initiatives at our existing Ontario properties. These costs are expected to be funded through a combination of cash on hand and operating cash flow. The following table summarizes our major near-term capital projects at our existing Ontario properties:

Major Growth Projects at Our Existing Ontario Properties

Property	Growth Initiative	Anticipated Property Impact				Estimated Completion	Estimated Spend(1)
		Gaming ft2 Added	Slots (Current / Planned / Max)	Tables (Current / Planned / Max)	New F&B
Chatham (currently Dresden Raceway Slots)	Relocation and rebranding as Cascades	14,144	154 / 330 / 400	0 / 10 / 20	• MATCH • The Buffet	Q3 2019	$36.1 million

Point Edward(2)	Renovation and rebranding as Starlight	4,257	484 / 492 / 600	13 / 25 / 40	• MATCH • The Buffet	Q4 2018	$25.9 million

Western Fair	Redevelopment and rebranding as Starlight	34,115	767 / 900 / 1,200	0 / 46 / 50	• MATCH • Atlas • The Buffet	Q3 2020	$80.0 million

Sudbury	Relocation and rebranding as Starlight	21,598	427 / 600 / 600	0 / 21 / 30	• MATCH • Atlas • The Buffet	Q2 2020	$55.5 million

Hanover	Redevelopment and rebranding as Playtime	8,225	189 / 300 / 300	0 / 8 / 20	• MATCH • The Buffet	Q1 2019	$18.0 million

Innisfil	Renovation and rebranding as Cascades	3,600	989 / 1,100 / 1,200	0 / 26 / 100	• MATCH • The Buffet	Q1 2019	$5.0 million

Notes:	(1) Based on management’s estimates.
(2) The renovation and rebranding of the Point Edward Casino was completed in November 2018.

We are confident in our ability to execute our growth initiatives in Ontario, particularly given our recent success in integrating properties that we acquired from the Playtime Gaming Group in December 2015. At the time of acquisition, the profitability of these properties was hampered by an ineffective marketing strategy, lack of F&B amenities and suboptimal gaming operations. We successfully applied our proven marketing concepts, installed our branded F&B amenities, optimized operations and made a series of property improvements.

Development in New Markets

Based on our management team’s significant gaming and entertainment operations experience and our strong financial position, we believe we are well positioned to realize new growth opportunities as they arise. These opportunities may include the acquisition or development of new gaming properties, as well as other growth opportunities in the gaming and entertainment industry. We regularly consider attractive opportunities to consolidate the gaming industry in our markets and to diversify our operations into new regions.

Among our long-term expansion projects are four potential new builds (subject to municipal and other approvals) located in Delta, British Columbia, the Kenora area in Ontario, North Bay, Ontario and Wasaga Beach, Ontario. We plan to spend between $130 million and $145 million in total to complete these initiatives and expect that they will be funded through a combination of cash on hand and operating cash flow as well as the available capacity under our revolver to manage timing difference in cash flow. Highlights of these projects are illustrated below:

New Casino Build Opportunities

Property		Proposed Property Details				Estimated Completion	Estimated Spend(1)
	Branding	Gaming Floor (ft2)(1)	Slots(1)	Tables(1)	F&B
Delta	Cascade Delta	40,000	500—600(2)	30(2)	• MATCH • The Buffet	Q3 2020	$55.0 million

Kenora	Playtime Casino	6,200	200	—	• MATCH	Q1 2020	$21.0 million

North Bay	Cascades Casino	14,100	300	10	• MATCH • The Buffet	Q1 2020	$31.3 million

Wasaga Beach	Cascades Casino	10,560	273	10	• MATCH • The Buffet	Q3 2020	$30.0 million

Notes: (1)	Based on management’s estimates.

(2) Subject to BCLC final approval.

Regulatory and Licensing Matters

Overview

Our gaming operations are highly regulated. Subject to certain exemptions, the Criminal Code of Canada prohibits most forms of gaming and betting activity in Canada. While certain limited licensed gaming activities, such as those conducted and managed by charitable or religious organizations, are permissible, dice games and games operated on or through a computer, video device or slot machine may only be conducted through and managed by provincial governments. Accordingly, we and other licensed service providers must provide gaming-related services in accordance with applicable provincial laws and regulations. In addition to the relevant provincial legislation, service providers are also subject to a variety of other regulatory obligations, including federal anti-money laundering regulations, certain municipal approval processes, provincial licensing requirements for the sale and use of alcohol, and federal anti-spam legislation.

Provincially Regulated Gaming

The Gaming Control Act (British Columbia), the Ontario Lottery and Gaming Corporations Act, 1999, the Gaming Control Act (Ontario), the Gaming, Liquor and Cannabis Act (Alberta), or GLCA, and the regulations promulgated thereunder empower the Gaming Authorities and Gaming Regulators to oversee and regulate the gaming industry in British Columbia, Ontario and Alberta. This legislation (i) sets out certain registration requirements for service providers and/or key personnel, (ii) prescribes certain ongoing reporting and approval requirements and (iii) imposes other obligations on service providers, including the obligation to prevent unauthorized gaming by minors.

The Gaming Authorities broadly oversee the gaming industry and license and/or enter into operating services agreements with third party private service providers, like us, which govern the development and operation of gaming properties within the applicable province. Third party service providers provide gaming properties and services and in return, share in the revenue earned at such properties.

The Gaming Regulators are responsible for the enforcement of their respective aforementioned provincial gaming legislation and ensuring the integrity of all gaming operations and activities. Service providers must be approved by and registered with the Gaming Regulators before being granted a license or entering into an operating services agreement. Each of the Gaming Regulators is also empowered to, among other things, conduct inquires and investigations, make orders to freeze property and suspend registrations or licenses. Service providers are obligated under provincial gaming legislation to demonstrate compliance with applicable regulations, comply with information requests and submit to or facilitate investigations or inquiries.

Anti-Money Laundering

Certain industries in Canada, like the gaming industry, are subject to the federal Proceeds of Crime (Money Laundering) and Terrorist Financing Act, or the PCMLTFA, and applicable regulations promulgated thereunder. Entities that conduct and manage casinos and CGCs of a certain size in Canada, such as the Gaming Authorities, are required to meet the strict anti-money laundering, customer identification and reporting requirements set out in the PCMLTFA. Compliance with the requirements of the PCMLTFA is overseen by the Financial Transactions and Reports Analysis Centre of Canada, or FINTRAC, a federal financial intelligence unit that reports to the Minister of Finance. Among other responsibilities, FINTRAC is charged with ensuring provincial Crown corporations, including the Gaming Authorities, have developed and initiated effective anti-money laundering, or AML, compliance programs.

On September 28, 2017, the Attorney General of British Columbia appointed independent expert, Peter German, to conduct a review of British Columbia’s anti-money laundering policies and practices in the gaming industry, with a focus on the GVRD. The review was undertaken in response to a 2016 MNP LLP report, commissioned by the GPEB that looked at practices related to suspicious cash transactions at a single British Columbia casino. Mr. German reviewed the role of partners and agencies, including provincial regulators, federal regulators, law enforcement and operators such as Gateway.

On December 5, 2017, Mr. German provided the Attorney General of British Columbia with the following interim recommendations: (i) that gaming service providers must complete a source of funds declaration for cash deposits or bearer bonds of $10,000 or more and (ii) that GPEB investigators must be seen on site at large, high-volume facilities in the Lower Mainland. The Attorney General directed the BCLC and the GPEB to implement the interim recommendations. Mr. German completed his review in March 2018 and delivered an independent report, which included 48 substantive recommendations, to the Attorney General of British Columbia on April 3, 2018. On June 27, 2018, the Attorney General of British Columbia released Mr. German’s independent report to the general public.

The comprehensive report has attracted considerable media and political attention and includes a number of recommended changes to gaming laws, regulations and practices in British Columbia. The 48 substantive recommendations contained in the report include a potential shift to a new “standards based” model (more similar to that in Ontario) and a number of recommendations to shift certain responsibilities from the gaming regulators to private operators, such as responsibilities with respect to AML annual risk assessments, reporting with FINTRAC, conducting due diligence on suspicious transactions and overseeing cash alternatives and related compliance. We will continue to actively monitor developments with respect to the adoption of any of the recommendations and any other pending changes to the gaming regulatory environment in British Columbia. Any interim recommendations or other changes implemented by BCLC or GPEB as a result of Mr. German’s independent report have had no material impact on our business. While we currently believe that any further changes made as a result of the recommendations will not have a material impact on our business, there can be no assurance as to what the business, operational and financial impacts from the recommendations or the implementation thereof will be until further specific amendments are proposed to gaming laws and regulations.

In order to ensure strict compliance with all AML programs and requirements, we have implemented a comprehensive AML policy that includes the following areas:

•

Training—we train all key staff (including key gaming floor staff) on our standard AML procedures, at minimum, on an annual basis and normally also provide continued on-the-job training in between annual sessions. We also provide basic training to all potential employees prior to offering them employment.

•

Processes and Procedures—we regularly update our AML processes and procedures to reflect any changes in the regulatory requirements and/or in response to feedback from our employees. To facilitate the communication of this feedback, our Chief Compliance and Risk Officer meets regularly with staff to discuss potential issues, pending risks and the development of mitigation strategies where prudent.

•

Internal Audits—we conduct scheduled and unscheduled internal audit reviews of our AML processes and procedures. Any identified deficiencies have mitigation strategies developed to ensure ongoing compliance.

•

Industry Insight and Visibility—our Chief Compliance and Risk Officer and other members of our compliance team are members of the “Casino Anti-Money Laundering Working Group”. The Casino Anti-Money Laundering Working Group includes participants representing service providers, the Gaming Authorities and other stakeholders in the gaming industry who regularly discuss recent developments in AML issues and regulation. The Chief Compliance and Risk Officer and other key staff also meet regularly with regulators to discuss AML and other compliance activities, to ensure ongoing compliance and maintain our strong and transparent relationship with the regulators.

We provide oversight and implementation of our anti-corruption compliance policy through our compliance, internal audit and corporate functions within the organization. In addition, we have developed an anti-corruption policy and related procedures to address anti-corruption risks. Our anti-corruption policy explicitly prohibits overt, direct or indirect, bribery of public officials, kickbacks and the provision of excessive hospitality and entertainment to public officials. Employees are also required to report any solicitation by public officials, knowledge or suspicion of bribery and “red flags” to our Chief Compliance & Risk Officer. We have also implemented certain organizational procedures designed to ensure precautions are taken to form business relationships with reputable partners and business associations. We complete periodic reviews and monitor our compliance programs and embed assessment of these risks in our internal controls and risk practices.

We also assist the Gaming Authorities with fulfilling their reporting obligations to FINTRAC by regularly preparing and providing to Gaming Authorities, for submission to FINTRAC, reports on suspicious transactions, the possession of terrorist property, large cash transactions, electronic funds transfers, casino disbursements and any other reports as may be required by PCMLTFA. Our strict policies and reporting procedures have allowed us to proactively mitigate compliance risks and have helped us foster a strong reputation for overall compliance including AML compliance and a transparent relationship with the Gaming Authorities.

We operate in a business sector that is exposed to money laundering risks, and recognizes that it must take measures to ensure compliance with national and international laws and regulations regarding money laundering, terrorist financing, tax evasion, corruption and other crimes. In recognition of this, we have established risk-based policies and procedures designed to help ensure that its business is not exploited by those that wish to launder the proceeds of crime. Although we take reasonable efforts to help ensure its compliance with applicable anti-money laundering laws, in the event that we are found to have violated such applicable law, we could incur significant costs associated with an investigation, significant monetary fines and penalties, and its licenses to operate its business could be subject to regulatory review.

See “Risk Factors—Risks Related to Our Business—We cannot assure that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities.”

Other Regulatory and Licensing Requirements

Elements of our gaming operations are subject to the approval of local governments. New property developments, expansions and relocations are subject to municipal approval, which involves considerable consultation with the public, including one or more public hearings. See “Risk Factors—Risks Related to Our Business—Municipal restrictions or prohibitions may affect our operations.”

The use and sale of alcohol in gaming properties is also highly regulated in BC, Ontario and Alberta through the issuance, monitoring and enforcement of liquor license requirements and related liquor license conditions.

Liquor licenses are issued and enforced by the British Columbia Liquor Control and Licensing Branch, the AGCO and the AGLC, respectively. We have liquor licenses for each of its properties that serve alcohol. See “Risk Factors—Risks Related to Our Business—Liquor laws and associated liquor licenses in British Columbia, Ontario or Alberta may affect our operations.”

We are subject to legislation commonly referred to as Canada’s Anti-Spam Legislation, or CASL, which establishes rules for the sending of commercial electronic messages and the installation of computer programs. CASL also prohibits the unauthorized alteration of transmission data. CASL applies to all persons, including incorporated businesses, that send electronic messages for commercial purposes. In order to promote compliance with CASL, we maintain an anti-spam policy applicable to all employees, managers, executives and the Board.

Operating Agreements and Licenses

British Columbia

In British Columbia, the GPEB is responsible for the overall integrity and regulation of gaming. The BCLC conducts and manages all gaming activity in the province. Registration with the GPEB is required for us and our directors, officers and key employees. The GPEB investigates all applicants for registration, including conducting background searches, and has the discretion to grant or refuse registration.

Recent Changes to Our BC Casino Operating Agreements

On April 1, 2017, BCLC introduced several changes to the financial framework related to the customer loyalty program which ultimately led to changes to how all operators, including Gateway, account for free play credits and loyalty points redeemed by patrons (“Free Play Program”). The treatment of the Free Play Program resulted in a decrease in slot revenue (as free play credits and loyalty points are now deducted from Slot Win before the service provider commission is calculated) and a corresponding significant reduction in marketing expense. Prior to the change, service providers incurred 100% of the cost of free play redeemed which was recorded as a cost within marketing expense. Currently there is no cost to free play redeemed up to a maximum threshold (2.5% of net slot win or 1% of net table win). The reduction in marketing expense significantly exceeds the corresponding reduction in revenue. Above the maximum threshold, the service providers are charged a fee of $0.47 per dollar redeemed. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Summary of Factors and Trends Affecting Our Performance—Regulatory Changes and Changes to our Operating Agreements or Gaming Licenses.”

The new OSAs, which became effective April 1, 2018 and run for a 20-year period, replace the MCOSA, CGCOSAs, and BOSAs (other than the Playtime Gaming Victoria BOSA) which previously governed our relationship with the BCLC. The new OSAs increase our share of table and bingo commissions, eliminate marketing commissions and table games supply costs previously payable to the BCLC and introduce the fixed 5% MIR program to replace the FDC and AFDC program. For further information about how the new OSAs are expected to impact our business and financial performance, see “Management’s Discussion & Analysis of Financial Condition and Results of Operations”, “Selected Summary Pro Forma Financial Information” and “Selected Pro Forma Financial Information”.

OSAs

The BCLC engages service providers, including us, to deliver gaming services pursuant to operational services agreements. Each of our casino gaming properties and CGCs in British Columbia, other than Playtime Gaming Victoria, is operated pursuant to the OSAs. The BCLC remains solely responsible for the conduct, management and operation of all slot machines, table games and other such lottery and related promotional schemes that are conducted, managed and operated by the BCLC in the premises from time to time. The BCLC additionally owns, provides and maintains certain gaming equipment and supplies that enable us to perform the operational services set out in the OSAs.

Under the OSAs, we agree to indemnify and save harmless the BCLC from any and all liabilities, claims, actions and judgments arising from or relating to any acts or omissions of ours or any person engaged or employed by us in the provision of operational services or the performance of the OSAs. Among other things, we also agree to indemnify and save harmless the BCLC in respect of all costs, expenses, charges and liabilities which may be levied or assessed against the BCLC in connection with our obligations as an employer and as a party to independent contractor agreements for the supply of operational services.

Under the OSAs, we are required to obtain prior written approval from the BCLC, which will not be unreasonably withheld, before granting a security interest in the OSAs to a lender in connection with a financing arrangement. Such approval cannot prevent the BCLC from exercising its rights and remedies under the OSAs upon the occurrence of an “Event of Default” (as defined in the OSAs) or authorize or permit the lender to supply the operational services to be provided by us under the OSAs, other than with the express written consent of the BCLC on such terms and conditions as may be prescribed by the BCLC.

Under the OSAs, the BCLC restricts share ownership of our common shares without approval from the BCLC and GPEB. No person or group of persons acting jointly or in concert may hold or beneficially own a Significant Interest without obtaining prior written consent of GPEB and the BCLC. In addition, any person or group of persons acting jointly or in concert holding or beneficially owning, either directly or indirectly, a Significant Interest in our common shares must obtain GPEB and the BCLC’s consent prior to disposing or acquiring common shares or disposing of any part of that interest if such disposition or acquisition would result in a change of control of Gateway. A “Significant Interest” for purposes of the BCLC and the OSAs is an interest greater than 5% of our issued and outstanding common shares.

The OSAs will be effective for a 20 year term and, upon twelve months written notice from the BCLC, can be extended for an additional five years. Pursuant to the OSAs, we collect the following remuneration from the BCLC:

•	25% of Net Win from slot machines and electronic table games;

•	42.5% of Net Win from electronically assisted table games;

•	40.0% or 42.5% of Net Win from standard table games, as prescribed by the BCLC;

•	62.5% of Net Win from low limit blackjack;

•	77.5% of Net Win from craps and community poker;

•	77.5% of the Net Win from craps;

•	a portion of the Net Win from bingo games, calculated as follows:

(i)	90% of weekly Net Win from bingo games on the first $10,000 of weekly Net Win from bingo games;

(ii)	45% on weekly Net Win from bingo games in excess of 10,000 of weekly Net Win from bingo games;

(iii)	60% of weekly Net Win from bingo paper side games; and

(iv)	25% of weekly Net Win from electronic pull tabs (BETS);

•	5% of Net Win, assuming we make the required minimum investments required under the MIR program; and

•	For all other classes or subclasses of games, the percentage of Net Win for that class or subclass of game as may be prescribed by the BCLC.

The BCLC may terminate the OSAs with notice upon any of the following events: (i) in the event that any applicable law renders the performance of the OSAs wholly or partially illegal; (ii) an “Event of Default” (as such term is defined in the OSAs); or (iii) a suspension of our rights as service provider pursuant to the OSAs, if such suspension continues for at least 18 months.

BOSA

We continue to provide operational services for bingo at Playtime Gaming Victoria pursuant to the BOSA, pending the conclusion of BCLC’s request for proposal for a new gaming property in the Greater Victoria Region. Under the BOSA, we provide the premises and the BCLC remains solely responsible for the conduct, management and operation of all bingo games and such other related promotional schemes, conducted, manages and operated by the BCLC in the premises from time to time. The BCLC additionally owns, provides and maintains certain gaming equipment and supplies that enable us to perform the operational services set out in the BOSA. We collect 60% of Win on the first $20,000 of weekly Win; 40% of Win in excess of $20,000 up to and including $80,000 of weekly Win; and 25% thereafter, as remuneration for operational services at Playtime Gaming Victoria.

We expect that our operational services for bingo at this location will cease on December 31, 2018 upon the formal termination of our BOSA.

The following tables set forth, for each of our British Columbia properties, the authorized games, principal gaming equipment and supplies provided by the BCLC pursuant to the OSAs and BOSA:

Our British Columbia Casinos

	Grand Villa Casino Burnaby	Cascades Casino Langley	Starlight Casino New Westminster
Authorized Games	• Slot machines and electronic table games • Various table games(1)	• Slot machines and electronic table games • Various table games(1)	• Slot machines and electronic table games • Various table games(1)

Equipment & Supplies Provided and Maintained by BCLC

•  Slot Machines & Electronic Table games—Minimum of 900(2)

•  Roulette Wheels/Balls

•  Electronic Equipment

•  Value & Non-Value Chips

•  Slot Machine Control Equipment

•  Playing Cards, Dice

•  Shuffle Machines

•  Integrated Voucher Technology System

•  Game Licences

•  Game Signage

•  Slot Machines & Electronic Table games—Minimum of 450(2)

•  Roulette Wheels/Balls

•  Electronic Equipment

•  Value & Non-Value Chips

•  Slot Machine Control Equipment

•  Playing Cards, Dice

•  Shuffle Machines

•  Integrated Voucher Technology System

•  Game Licences

•  Game Signage

• Slot Machines & Electronic Table games—Minimum of 850(2) • Roulette Wheels/Balls • Electronic Equipment • Value & Non-Value Chips • Shuffle Machines • Game Licences • Game Signage

Notes: (1)	Table games may include Blackjack, Red Dog, Roulette, Wheel of Fortune, Mini Baccarat, and various poker or other games.
(2)	The BCLC has the discretion to increase the quantity provided above the minimum specified.

	Cascades Casino Kamloops	Playtime Casino Kelowna	Cascades Casino Penticton	Lake City Casino Vernon
Authorized Games	• Slot machines • 17 table games(1)	• Slot machines • 17 table games(1)	• Slot machines • Various table games(1)	• Slot machines and electronic table games • Various table games(1)

	Cascades Casino Kamloops	Playtime Casino Kelowna	Cascades Casino Penticton	Lake City Casino Vernon

Equipment & Supplies Provided and Maintained by BCLC	• Slot Machines • Slot Machine Control Equipment • Roulette Wheels/Balls • Electronic Equipment • Value & Non-Value Chips • Shuffle Machines • Game Licences	• Slot Machines • Slot Machine Control Equipment • Roulette Wheels/Balls • Electronic Equipment • Value & Non-Value Chips • Playing Cards, Dice • Shuffle Machines • Game Licences • Game Signage	• Slot Machines • Roulette Wheels/Balls / Chips • Chips • Shuffle Machines • Coin Counters, Coin Wrap/Counter • Hard Count Win Scale • Currency Counters

•  Slot Machines & Electronic Table games—Minimum of 350(2)

•  Roulette Wheels/Balls

•  Electronic Equipment

•  Value & Non-Value Chips

•  Playing Cards, Dice

•  Shuffle Machines

•  Game Licences

•  Game Signage

•  Slot Machine Control Equipment

•  Integrated Voucher Technology System

Notes: (1)	Table games may include Blackjack, Roulette, Mini Baccarat, and various poker tables.
(2)	The BCLC has the discretion to increase the quantity provided above the minimum specified.

Our CGCs

	Chances Mission	Chances Squamish
Authorized Games	• Slot machines • Bingo Games	• Slot machines • Bingo Games

Equipment & Supplies Provided and Maintained by BCLC	• Slot Machines • Slot Machine Control Equipment • Integrated Voucher Technology System • Bingo Equipment & Supplies • Monitors	• Slot Machines • Slot Machine Control Equipment • Integrated Voucher Technology System • Bingo Equipment & Supplies Monitors

	Chances Playtime Abbotsford	Chances Playtime Campbell River	Chances Playtime Courtenay	Playtime Gaming Victoria
Authorized Games	• Slot machines • Electronic Blackjack • Bingo Games	• Slot machines • Electronic Blackjack • Bingo Games	• Slot machines • Electronic Blackjack • Bingo Games	• Bingo Games

Equipment & Supplies Provided and Maintained by BCLC	• Slot Machines • Slot Machine Control Equipment • Integrated Voucher Technology System • Bingo Equipment & Supplies • Monitors	• Slot Machines • Slot Machine Control Equipment • Integrated Voucher Technology System • Bingo Equipment & Supplies • Monitors	• Slot Machines • Slot Machine Control Equipment • Integrated Voucher Technology System • Bingo Equipment & Supplies • Monitors	• Bingo Equipment & Supplies • Monitors

Facility Development and Minimum Investment Requirement Programs

Pursuant to the new OSAs, the MIR program replaced the FDC and AFDC programs on April 1, 2018. Under the MIR program, we are required to make minimum investments equal to 5% of Net Win for the year ended March 31, 2018 multiplied by 20 years, less the carry-forward balance under the FDC and AFDC programs (“MIR Investments”), throughout the terms of the OSAs. In return, the BCLC will pay a commission to us for such investments at a rate of 5% of Net Win. The minimum investment that we are required to make over the 20-year term of the OSA is approximately $500 million, which is net of the carry-forward balance under the FDC and AFDC programs of approximately $200 million. There is no mandated investment frequency or a minimum annual amount. The timing of the MIR Investments is determined by our strategic plan that we are required to submit to the BCLC under the OSA. The strategic plan outlines our vision, objectives and a general description of the activities and methods we intend to use to reach our objectives at each of our BC properties. Our Strategic Plan also outlines all MIR Investments planned throughout the terms of the OSAs and allocates these MIR Investments across three categories: Capital, Repairs and Maintenance, and Strategic Non-Capital (i.e., investments in new initiatives that are neither Capital or Repairs and Maintenance expenses, which are expected to generate incremental gaming revenue through a new market or development of a new product). The MIR expenditures eligibility was extended to operating expenses, such as repairs and maintenance and strategic marketing programs, which the operations would have incurred in normal course of business. This decreases the capital expenditures requirement of the program. We must also submit to the BCLC an “Annual Business Plan” that outlines any changes to our anticipated MIR Investments and/or any new MIR Investments. The BCLC must consent to all of our planned MIR Investments and any changes that we wish to make to our planned MIR Investments over the course of the terms of the new OSAs. At the end of the terms of the OSAs, if we have not completed the planned MIR Investments, we will be required to repay a proportional amount of the commission paid to us by the BCLC under the MIR program. We do not anticipate not meeting our MIR requirements over the term of the OSA, however there can be no assurances of this.

From 2011 to March 31, 2018, we have spent $204 million on capital expenditures, $180 million (representing 88%) of which entitled us to compensation under the FDC and AFDC programs. Historically, we have been reimbursed 100% of the approved FDC and AFDC expenditures by the BCLC to the extent of 3-5% of Net Win. For the period from 2011 through March 31, 2018, we were reimbursed $207 million for qualifying capital expenditures incurred since the inception of the FDC and AFDC programs. Our minimum investment requirements under the new MIR program are reduced by an amount equal to our carry forward balance under the FDC and AFDC programs.

Ontario

In Ontario, the provincial government regulates the operation of casinos, slot machine facilities and internet gaming through the AGCO. The AGCO regulates the sale, service, and consumption of alcoholic beverages and regulates certain aspects of casino gaming, charitable gaming, lotteries and horse racing within Ontario. Service providers are required to register with the AGCO pursuant to the Gaming Control Act (Ontario). In addition, registration with the AGCO is required for key gaming workers. The AGCO investigates all applicants for registration, including conducting background searches, and has discretion to grant or refuse registration.

Ontario COSAs

On May 9, 2017, we entered into a COSA for the Southwest Ontario properties, on May 30, 2017, we entered into a COSA for the North Ontario properties and on July 18, 2018, we entered into a COSA for the Central Ontario properties.

Under each COSA, we execute the operations relating to the gaming properties, while the OLG retains the authority to conduct and manage the gaming and lottery schemes carried out at the gaming properties. Each COSA contains customary representations and warranties regarding, among other things, corporate existence and qualifications; the due authorization, execution and delivery of each COSA; and each COSA being a valid and binding obligation of each party. Pursuant to the terms of the COSAs, we agree to realize gaming revenue in each operating year that is equal to or greater than the Threshold, or to pay to OLG the difference. The Threshold for each of the first ten operating years is a fixed amount that was set out by Gateway during the RFP process and incorporated into the relevant COSA. After the initial ten years, the threshold for each subsequent year of the operating term is calculated based on a formula that takes into account the revenue generated in prior years, the difference between the Threshold for prior years and the revenue generated in such years, and inflation. If the gaming revenue realized in such year is less than that threshold amount, we must pay to OLG the difference. As its fee for service under the COSAs, we are entitled to the payments of certain fixed amounts during each year, as well as to 70% of all gaming revenue that is in excess of such set threshold amount.

The gaming policies of the OLG, or the OLG Gaming Policies, are incorporated by reference into the COSAs. The OLG Gaming Policies have been developed by the OLG in furtherance of its conduct and management of gaming in respect of gaming facilities in the Province of Ontario, and provide comprehensive rules of play for casino games. In addition, pursuant to the terms of the COSAs, we have developed and will maintain operating procedures, which, together with the OLG Gaming Policies, constitute the operating manual for the gaming properties in Ontario. The OLG Gaming Policies specify certain standards as to casino games, customer feedback and responsible gaming, among other requirements. The OLG retains the right to review, revise and impose amendments to any existing OLG Gaming Policies or service provider policies. To ensure compliance, we will provide quarterly and annual reports to the OLG and will also be subject to audits and/or inspections by the OLG.

Under the COSAs, we also agree to indemnify and hold harmless the OLG and the Crown of the Province of Ontario from certain claims and losses, including (but not limited to) claims and losses relating to any inaccuracy or misrepresentation in the COSAs or any other document delivered to the OLG pursuant to the COSAs; a failure by us to comply with any obligation, covenant or agreement in the COSAs (the indemnification of OLG for which is absolute and not qualified by materiality); a failure by us to comply with any obligation, covenant or agreement in any agreements that are material to the COSAs; the development or operation of non-gaming services by us; or any surety, bond or guarantee provided by the OLG with respect to our obligations or liabilities under a casino head lease. In addition, the OLG agrees to indemnify us from certain claims and losses, including (but not limited to) claims and losses relating to any inaccuracy or misrepresentation in the COSAs or any other document delivered to us pursuant to the COSAs or a failure of the OLG to perform or comply with any obligations in the COSAs. The indemnification obligations of each party with respect to the Southwest Ontario properties are limited to $40 million (subject to increases for the inflation based on the increase in the consumer price index), the indemnification obligations of each party with respect to the North Ontario properties are limited to $24 million (subject to increases for the inflation based on the increase in the consumer price index), and the indemnification obligations of each party with respect to the Central Ontario properties are limited to $80 million (subject to increases for the inflation based on the increase in the consumer price index). The indemnification limitations set out in the COSAs are subject to customary carve outs, including (but not limited to) claims or losses directly or indirectly arising out of or resulting from the gross negligence, willful misconduct, criminal conduct or fraud of the indemnitor; claims by us for all or any portion of certain fees properly owing to us (including our service provider fee); and claims by OLG for certain top up amounts.

Each COSA provides that, without the consent of the OLG, no person may beneficially acquire, directly or indirectly, in the aggregate, more than 10% of our voting securities or the voting securities of one of our control persons, which we refer to as a Significant Interest. In addition, we are required to notify the OLG, within 30 days, when any person becomes the holder or beneficially acquires, directly or indirectly, in the aggregate, more than 5% of our voting securities or the voting securities of one of our a control persons. For the first five operating years, shareholders holding or beneficially owning a Significant Interest are unable to (i) dispose of all or a portion of their Significant Interest, or (ii) acquire or obtain any right to acquire a greater Significant Interest, in each case where a disposition or acquisition would result in a change of control of Gateway, unless prior written consent is obtained by the OLG (which can be withheld in the sole and absolute discretion of the OLG).

After the first five operating years, the OLG agrees to not unreasonably withhold its consent to such dispositions or acquisitions, provided that it will be considered reasonable for the OLG to withhold its consent if the disposition or acquisition would, in the opinion of the OLG, (i) constitute a material adverse effect to the OLG (as set out below), (ii) cause a breach of the “concentration limits” set out in the COSAs, which restrict us from owning or obtaining the right to provide services in respect of more than 50% of the gaming regions or electronic gaming positions permitted in Ontario by the OLG, or (iii) own or operate gaming sites within a certain distance of the gaming facilities.

The OLG also agrees to not make changes to the boundaries of the applicable gaming zones or certain other changes that may impact gaming in each region until, depending on the nature of the change, either 10 years following the effective date, 20 years following the effective date, or for the duration of the term of the COSAs. While certain changes may be made after the mandated time periods, we may be entitled to compensation for such changes. Each COSA provides, for the benefit of the OLG, provisions for early termination following certain events of default, including (only after, in many cases, the end of a cure period) if: there is an inaccuracy or misrepresentation in any representation or warranty of ours in the COSAs or any document delivered pursuant to the COSAs that constitutes a material adverse effect; we fail to perform or comply with certain financial obligations; we fail to comply with its obligations under the COSAs (if such failure would constitute a material adverse effect); a breach of the security constraints occurs; we are insolvent; or we are convicted of a criminal offence (if that conviction would result in a material adverse effect). A material adverse effect includes an event that would be (i) materially adverse to the business of the OLG or the Ontario properties, (ii) materially adverse to the operation of the Ontario properties, (iii) contrary to the public interest in any material way or materially adverse or prejudicial to the reputation or integrity of the OLG, casino games conducted and managed by the OLG or the Ontario government, or (iv) adverse or prejudicial to OLG’s authority to conduct and manage gaming.

The COSAs provide that concurrently with the execution of each COSA, “step-in leases” must be entered into with the OLG for each of the owned Ontario properties. The step-in leases will come into effect if the COSAs are terminated by the OLG or otherwise expire in accordance with their terms. Each step-in lease provides the OLG with the option, exercisable in their sole and absolute discretion, to lease the fee simple Ontario properties for an initial term of four months, with options to extend the term for an aggregate of up to seven years (subject to the remaining terms of each COSA, in the case of early termination). Likewise, for any of the Ontario properties that are leased by us from a party other than the OLG, the COSAs provide that concurrently with the execution of each COSA “novation agreements” must be entered into with the OLG in respect of such leased properties. The novation agreements provide for similar rights to the step-in leases, permitting OLG to take over and novate (or cause to be taken over and novated) the lease agreements with any third-party landlord if the COSAs are terminated by the OLG or otherwise expire in accordance with their terms. For any of the Ontario properties that are leased or subleased by us from OLG, such lease or sublease provides similar abilities for OLG to terminate or assign such lease or sublease if the COSAs are terminated by the OLG or otherwise expire in accordance with their terms. In addition, we also agree to sell any gaming and non-gaming equipment and supplies relating to the Ontario properties that are owned by us at the time of termination to the OLG for fair market value. As security for these obligations, we granted the OLG a security interest in such assets.

Although we own the principal gaming and non-gaming equipment and supplies at each of the Ontario properties, we are required under each COSA to obtain the prior written consent from the OLG, which cannot be unreasonably withheld, before granting a security interest in the COSA or gaming and non-gaming equipment and supplies to a lender in connection with a financing arrangement. Any security interest will be subject to OLG’s right to purchase certain assets, as set out above, and cannot prevent the OLG from exercising its rights under each COSA.

Subject to the rules and policies set by the OLG and the AGCO and in the COSAs, we are permitted to increase gaming positions at the casinos, not to exceed the maximum number of gaming positions as set out in the COSA. If we wish to exceed the maximum number of gaming positions, we must seek the approval of OLG and such further governmental consents as may be required. During the term of the COSAs, we are also entitled to propose to OLG that a new casino be opened or that an existing casino be closed. The approval of OLG must be obtained for the closure of an existing casino. A proposal for a new casino must be approved by OLG and the Ontario provincial government.

The following tables set out, for each property located in the Southwest, North and Central Bundles, the contract term, the renewal term, authorized games and principal gaming equipment and supplies owned by us. The OLG does not own any of the principal gaming equipment and supplies at any of the Ontario properties.

Southwest Ontario
	Western Fair District London Slots	Point Edward Casino	Woodstock Raceway Slots	Dresden Raceway Slots	Clinton Raceway Slots	Hanover Raceway Slots
Contract Expiry	March 31, 2037	March 31, 2037	March 31, 2037	March 31, 2037	March 31, 2037	March 31, 2037

Renewal Term	10 years	10 years	10 years	10 years	10 years	10 years

Authorized Games	Slot machines and electronic table games	Slot machines, live table games and electronic table games	Slot machines and electronic table games	Slot machines and electronic table games	Slot machines and electronic table games	Slot machines and electronic table games

Equipment & Supplies	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips

	North Ontario			Central Ontario
	Thunder Bay Casino	Sault Ste. Marie Casino	Sudbury Downs Slots	Gateway Innisfil	Casino Rama
Contract Expiry	March 31, 2037	March 31, 2037	March 31, 2037	July 31, 2041	July 31, 2041

Renewal Term	10 years	10 years	10 years	Varies	Varies

Authorized Games	Slot machines, live table games and electronic table games	Slot machines, live table games and electronic table games	Slot machines and electronic table games	Slot machines and electronic table games	Slot machines, live table games and electronic table games

Equipment & Supplies	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips	Slot Machines & Electronic Table Games Roulette Wheels / Balls Electronic Equipment Value & Non-Value Chips

The Permitted Capital Expenditures Allowance

Pursuant to the COSAs we are entitled to Permitted Capital Expenditures Allowances (as described herein), payable by the OLG, for a proportion of permitted capital expenditures that we incur in the various gaming zones located in the Southwest, North, and Central Bundles. The amount of the Permitted Capital Expenditure Allowances payable to us by the OLG in our first operating year on a pro-rated basis from the date of acquisition was $6.4 million as specified in the COSAs on the basis of gaming zone-specific schedules determined by the OLG. The Permitted Capital Expenditure Allowances payable in subsequent operating years will increase by an inflation factor calculated by dividing (i) the reported annual average value of the Consumer Price Index for Canada for the most recently reported calendar year at the time that such determination is being made by (ii) the reported annual average value of the Consumer Price Index for Canada for the year immediately preceding the most recently reported year referred to in clause (i).

Alberta

In Alberta, the provincial government, through the AGLC, licenses the operation of casinos to third-party service providers, including us. The AGLC is responsible for the licensing and regulation of gaming and liquor within Alberta. We operate the Starlight Casino Edmonton and the Grand Villa Casino Edmonton under casino property licenses with the AGLC. In return for operating the properties, we receive a certain percentage of Win, which is shared with the Alberta Lottery Fund/AGLC and a designated charity (which varies from time to time).

AGLC registration is required for our key gaming workers. The AGLC conducts background checks on all officers, directors, shareholders holding 5% or more of our voting shares, applicants for registration and any other person the AGLC considers necessary or appropriate, and has the discretion to grant or refuse registration. Any sale, assignment or transfer of a 5% or greater interest in Gateway must be disclosed to the AGLC within 10 business days after the effective date of the transaction and approved by the board of the AGLC. Prior approval of the AGLC is required for the acquisition of any “financial interest” in us, our business or in a property to which our AGLC license relates, in a manner other than by way of a sale, assignment or transfer. See “Common Share Constraints Required by Gaming Regulators and Change of Control”.

Pursuant to our license with the AGLC for the Starlight Casino Edmonton, we earn a service provider’s commission for slot machine (15% of Slot Win), craps (75% of Table Win), poker (75% of Poker Rake) and table games (50% of Table Win). The licenses for Starlight Casino Edmonton and Grand Villa Casino Edmonton expire on August 31, 2022.

Each of our licenses for the Starlight Casino Edmonton and the Grand Villa Casino Edmonton allows us to operate the applicable premises for the purpose of conducting licensed casino gaming events in accordance with the provisions of the GCLA, the Gaming and Liquor Regulation, AGLC policies and all other conditions prescribed by the board of the AGLC, subject to certain restrictions. Under the terms of the licenses, the operation of casino gaming terminals is permissible Monday to Sunday, up to a maximum of 17 consecutive hours, commencing no earlier than 10:00 a.m. and ending no later than 3:00 a.m. and only on days that there is a licensed casino event in the property. Poker at each property is permissible on flexible hours and table games are permissible to be operated Monday to Sunday, up to a maximum of 14 consecutive hours, commencing no earlier than 10:00 a.m. and ending no later than 2:00 a.m. Each property is required to be closed on Christmas Day.

The AGLC has the right to suspend or cancel our licenses for the Grand Villa Casino Edmonton or the Starlight Casino Edmonton for certain reasons, including: (i) failure to comply with the GCLA or an order of the AGLC; (ii) failure to comply with any condition imposed on our licenses; (iii) if we are sold, or if we sell or assign our business or any of our casino property licenses, without the prior consent of AGLC; or (iv) the criminal conviction of Gateway or any of our principals or senior employees.

Corporate Structure

Our predecessor, Gateway Casinos & Entertainment Inc., or Old Gateway, was formed on November 16, 2007 in connection with an acquisition by Macquarie Group Limited and Publishing and Broadcasting Limited (now known as Consolidated Media Holdings Limited) through New World Gaming Partners Ltd., of all of the outstanding units and convertible debentures of Gateway Casinos Income Fund, substantially all of the assets of Gateway Casinos Inc. and all of the outstanding shares of Star of Fortune Gaming Management (B.C.) Corp.

On May 18, 2010, we were incorporated under the Canada Business Corporations Act, or the CBCA, (initially as 7555237 Canada Ltd., which was changed to “Gateway Casinos & Entertainment Limited” on July 6, 2010) in connection with the restructuring of Old Gateway by an ad hoc group of lenders (led by The Catalyst Capital Group Inc., or Catalyst) pursuant to a plan of arrangement under the CBCA that became effective on September 16, 2010. Under the plan of arrangement, we acquired substantially all of the assets and business of Old Gateway.

In connection with the restructuring in 2010, our articles were amended on July 19, 2010, September 14, 2010 and June 25, 2012 to include restrictions on transfers of common shares in order to comply with the regulations and policies of the Gaming Authorities and Gaming Regulators and to effect a consolidation of our common shares. In addition, our articles were further amended on July 1, 2017 to effect the Internal Corporate Reorganization (as defined below).

On July 1, 2017, we completed an internal corporate reorganization, or the Internal Corporate Reorganization, pursuant to which several of our wholly owned subsidiaries were amalgamated with us, with us continuing as the newly amalgamated corporation. Following the Internal Corporate Reorganization, on October 18, 2017, we acquired all of the issued and outstanding shares of 7588674 Canada Inc., or 7588674, which held registered legal title to certain real property beneficially owned by us and acted as nominee on our behalf.

At a meeting of shareholders held on April 20, 2018, the existing shareholders approved, among other things, the LTIP (as defined herein) for the benefit of selected employees, officers, and directors of Gateway to take effect following completion of this offering, and further amendments to our articles prior to the completion of this offering to comply with updated restrictions on transfer of common shares contained in certain of our existing casino operating services agreements.

Our principal executive office is located at 4331 Dominion Street, Burnaby, British Columbia V5G 1C7. Prior to completion of this offering, our registered office will be located at Unit 2200 Guinness Tower, 1055 West Hastings Street, Vancouver, British Columbia V6E 2E9.

The following organizational chart illustrates the current and anticipated beneficial ownership of common shares by principal shareholders upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares. The organizational chart also illustrates the material components of our current structure, which will be unaffected by the completion of this offering. The jurisdiction of incorporation or organization, as applicable, are indicated in parentheses.

Notes: (1)

It is expected that, following this offering, a total of                 common shares (     %) will be held by the Catalyst Capital Funds, which are affiliated limited partnership funds managed, controlled and directed by Catalyst.

(2)

It is expected that, following this offering, a total of                 common shares (     %) will be held by Top V New World Holdings, LLC and that BlackRock, Inc., an affiliate of Top V New World Holdings, LLC, will be the beneficial holder of such shares.

(3)

With the exception of Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley (which are now held by 1144808 B.C. Ltd., 1144809 B.C. Ltd. and 1144803 B.C. Ltd., respectively, pursuant to long term leases), Chances Courtenay, Chances Campbell River and Playtime Gaming Victoria (which are held by Playtime Gaming Group Inc.), Chances Playtime Abbotsford (which is held by Abby Properties Ltd.) and Cascades Casino Kamloops (which is held by 0998282 B.C. Ltd.), all of our gaming properties are held by us.

(4)

0998282 B.C. Ltd. is the registered owner of the lands and premises on which the Cascades Casino Kamloops is located and was appointed to hold legal title for us pursuant to a nominee agreement between the Company and 0998282 B.C. Ltd.

(5)

Abby Properties Ltd. is the registered owner of the lands and premises upon which the Chances Playtime Abbotsford is located and was appointed bare trustee to hold legal title on behalf of PT Abbotsford Enterprises Ltd. (a predecessor of Playtime Gaming Group Inc.) and 0752529 B.C. Ltd., together as beneficial owners (pursuant to a joint venture agreement between Abby Properties Ltd., 0752729 B.C. Ltd. and PT Abbotsford Enterprises Ltd.), pursuant to a nominee agreement between all three parties.

(6)

Under the Sale and Leaseback Transactions, 1144808 B.C. Ltd., 1144809 B.C. Ltd. and 1144803 B.C. Ltd, entered into long-term leases as tenants in respect of Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley, respectively, for and on behalf of us pursuant to three separate nominee agreements.

(7)	Employs Casino Rama employees.

Environmental Matters

We are subject to environmental legislation, including federal and provincial statutes and regulations and municipal bylaws, that govern activities or operations that may have adverse environmental effects, including the presence or migration of contaminants at or from our properties. We endeavor to maintain compliance with environmental laws, but, from time to time, current or historical operations on, or adjacent to, our properties may have resulted or may result in non-compliance with environmental laws or other liability for the investigation, remediation, monitoring or other work related to contaminants, including hazardous or toxic substances or wastes pursuant to environmental laws or common law obligations. Compliance with environmental laws or undertaking the investigation, remediation, monitoring or other work related to contaminants can require significant expenditures. Failure to comply with such laws could result in material fines, penalties and other liabilities or expenditures. We believe that we are in substantial compliance with current environmental laws and are not currently aware of any material environmental liabilities. However, environmental laws continue to evolve in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Environmental requirements and potential liabilities related to the development and redevelopment of properties can result in material expenditures. No assurance can be given that environmental issues relating to currently unknown matters will not require investigation, assessment, remediation, other work or material expenditures.

Employees

Specialized Skills and Knowledge

Over the last 26 years, we have developed and implemented recruitment strategies, screening processes and training programs that ensure that our employees have, and can continuously develop, the specialized skills, knowledge and experience necessary for us to continue to succeed in the Canadian gaming industry. We have recruited business professionals to supervisory and senior management positions who possess a wide range of valuable experience in marketing, business and property development and the gaming industry. We also focus on developing talent from within, by encouraging all of our employees to embrace new responsibilities and challenges within our business. We pride ourselves on having established a collegial and supportive culture that has resulted in positive employee relations and high retention rates, and we believe that this culture will reduce labor disputes and related costs over the long-term.

Unions and Labor Relations at Properties

As of October 31, 2018, our team comprised approximately 8,500 employees, with approximately 4,900 of our employees belonging to various unions. We have no unionized employees at the Chances Squamish, Chances Mission, Chances Playtime Courtenay, Playtime Gaming Victoria, Western Fair District London Slots, Hanover Raceway Slots, Clinton Raceway Slots or Woodstock Raceway Slots.

The vast majority of our unionized employees are front-line staff, such as dealers, slot machine attendants and F&B servers. At our Grand Villa Casino Burnaby, Starlight Casino Edmonton and Grand Villa Casino Edmonton, we also have some unionized front-line supervisors. Some of our security staff are also unionized workers. Our gaming properties are regulated by the labor and employment legislation applicable to the province in which each property is located.

We have had a historically strong relationship with the British Columbia Government and Service Employees Union, or BCGEU, which represents the majority of our unionized employees in British Columbia. The collective agreements for certain unionized employees at our Grand Villa Casino Burnaby property and at the properties comprising our Thompson-Okanagan segment expired in 2017.

On June 29, 2018, the BCGEU members at our Thompson-Okanagan properties started strike action. The strike covered approximately 670 non-managerial front-line employees at the Thompson-Okanagan properties, such as dealers, slot machine attendants, F&B servers and security staff, which represented between approximately 75% and 81% of the personnel at these properties (depending on the property). While managers and supervisors continued to operate the properties with reduced hours and reduced services, the work stoppage adversely affected our financial results from these properties. We resolved the strike in early November 2018 and since November 13, 2018, all Thompson-Okanagan properties are again open 7 days a week, operating at near normal hours. However, we can provide no assurance as to what the ultimate impact on our results of operations will be as a result of the strike action.

On December 9, 2018, and prior to any strike action, we tentatively ratified our collective bargaining agreements with the BCGEU with respect to our Grand Villa Casino Burnaby and Starlight Casino New Westminster.

Surveillance operators at our Cascades Casino Penticton are represented by the Canadian Office and Professional Employees union, or COPE. Surveillance operators at our Lake City Casino Vernon recently voted to decertify from this union. Surveillance operators at our Grand Villa Casino Burnaby are represented by Unifor and certain staff at our Chances Playtime Campbell River and Chances Playtime Abbotsford are represented by the United Steelworkers union, or USW. Surveillance operators at our Cascades Casino Penticton may refuse to cross the picket line during the work stoppage currently affecting that property.

Except as described above and for a strike at Chances Playtime Campbell River that occurred prior to our purchase of that property (October 2014–January 2015), we have not had work stoppages at any of our British Columbia properties since 2001.

In Ontario, we have established relationships with the unions, United Steelworkers, or USW, Teamsters Canada, or Teamsters, and Unifor, which represent many of the employees at our transitioned properties. The previous collective agreement with Teamsters for employees working as security officers at Point Edward Casino expired on April 30, 2017 (prior to the transition of the property from the OLG) and a new collective agreement was reached and ratified in October 2017. The collective agreements with Unifor represent a significant number of our employees in Ontario, with certifications at Point Edward Casino, Dresden Raceway Slots, Sudbury Downs Slots, Innisfil and Casino Rama. The balance of our unionized Ontario employees are represented by USW, which represents certain employees at our Thunder Bay Casino, Sault Ste. Marie Casino and Sudbury Downs Slots. To the best of our knowledge, there have not been any work stoppages at any of the Ontario properties since 2001, except for a labor disruption at Sudbury Downs Slots that occurred prior to our purchase of that operation (from September 2015–October 2015).

Our relationship with The United Food and Commercial Workers Union, or UFCW, which represents the unionized employees at the Starlight Casino Edmonton and Grand Villa Casino Edmonton, has greatly improved since the strike for a first collective agreement at the Starlight Casino Edmonton (September 2006–July 2007).

Although management does not anticipate encountering difficulty in reaching agreements with the non-striking unions that represent our employees, should an agreement not be reached, it may result in a work stoppage or interruption to the business of that specific operation.

See “Risk Factors—Risks Related to Our Business—A significant portion of our labor force is covered by collective bargaining agreements. Wage and/or benefit increases resulting from new collective bargaining agreements or our inability to reach an agreement with the unions could have an adverse impact on our operations.”

The table below provides a summary of the collective bargaining units in place, and the status of negotiations, as of the date of this prospectus.

Property	Employee Group	Union	Number of Unionized Employees (approx.)(1)	Collective Agreement Expiry Date	Status
Grand Villa Casino Burnaby	Front-line staff Front-line supervisors	BCGEU	900	December 31, 2017	Tentatively ratified new agreement in December 2018.
	Surveillance operators	Unifor	20	March 31, 2019	No current activity.

Starlight Casino New Westminster	Front-line staff Security officers	BCGEU	450	March 31, 2018	Tentatively ratified new agreement in December 2018.

Cascades Casino Langley	Surveillance operators	COPE (MoveUp)	10	New certification	Collective bargaining tentatively scheduled for December 2018.

Thompson-Okanagan Segment

Cascades Casino Penticton	Surveillance operators	COPE (MoveUp)	10	May 31, 2018	In communication with union to begin negotiation.

	Front-line staff Security officers	BCGEU	660(2)	September 5, 2021	Ratified new agreement in November 2018.

Cascades Casino Kamloops	Front-line staff Security officers	BCGEU	660(2)	September 5, 2021	Ratified new agreement in November 2018.

Playtime Casino Kelowna	Front-line staff Security officers	BCGEU	660(2)	September 5, 2021	Ratified new agreement in November 2018.

Lake City Casino Vernon	Front-line staff Security officers	BCGEU	660(2)	September 5, 2021	Ratified new agreement in November 2018.

Property	Employee Group	Union	Number of Unionized Employees (approx.)(1)	Collective Agreement Expiry Date	Status

CGC Segment

Chances Playtime Abbotsford	Front-line staff Security officers	USW	30	February 28, 2020	No current activity.

Chances Playtime Campbell River	Front-line staff Security officers	USW	30	January 22, 2019	Bargaining tentatively scheduled for February 2019.

Ontario Segment

Point Edward Casino	Front-line staff	Unifor	210	November 12, 2020	No current activity.
	Security officers	Teamsters	30	October 15, 2019	No current activity.
Dresden Raceway Slots	Front-line staff	Unifor	35	November 11, 2020	No current activity.

Thunder Bay Casino	Front-line staff	USW	130	October 31, 2019	No current activity.
	Clerical staff	USW	10	October 31, 2019	No current activity.

Sault Ste. Marie Casino	Front-line staff	USW	110	January 31, 2020	No current activity.
	Surveillance operators	Teamsters	10	February 28, 2019	No current activity.

Sudbury Downs Slots	Front-line staff	Unifor	50	May 31, 2021	No current activity.
	Security officers	USW	20	March 31, 2019	No current activity.

Gateway Innisfil	Security	Unifor	35	September 30, 2021	No current activity

Casino Rama	Front line staff	Unifor	1460	January 23, 2019	Bargaining tentatively scheduled for January 2019.

Edmonton Segment

Grand Villa Casino Edmonton	Front-line staff Front-line supervisors Security officers	UFCW	280	March 31, 2019	No current activity.

Property	Employee Group	Union	Number of Unionized Employees (approx.)(1)	Collective Agreement Expiry Date	Status

Starlight Casino Edmonton	Front-line staff Front-line supervisors Security officers	UFCW	415	November 1, 2018	Bargaining proposed for February 2019.

Notes: (1)	Number of unionized employees at individual sites are approximate and as of September 30, 2018.
(2)

Number of unionized employees represented by BCGEU at Cascades Casino Kamloops, Playtime Casino Kelowna, Lake City Casino Vernon and Cascades Casino Penticton presented as an aggregate of all unionized employees represented by BCGEU at our Thompson-Okanagan region properties.

Legal Proceedings

We are involved, from time to time, in a variety of litigation and regulatory proceedings arising out of our business, including actions related to patron claims, BCLC’s Voluntary Self-Exclusion Program, labor and employees, regulatory compliance and other operational matters. We are not a party to any legal proceeding or regulatory actions, the outcome of which, in the opinion of management, would have a material adverse effect on our business or financial condition. We establish reserves for matters in which losses are probable and can be reasonably estimated. While we believe that we have established adequate accruals for our expected future liability with respect to our pending legal actions and proceedings, our liability with respect to any such action or proceeding may exceed our established accruals. There can be no assurance that our established accruals or insurance will cover all claims that may be asserted against us. See “Risk Factors—Risks Related to Our Business—From time to time, we are a defendant in a variety of litigation matters that may cause us to pay damages if we are unsuccessful in defending against such actions or unable to cover damages with insurance proceeds.”

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information relating to our directors and executive officers as of the date of this prospectus. Unless otherwise stated, the business address for our directors and officers is c/o Gateway Casinos & Entertainment Limited, 4331 Dominion Street, Burnaby, British Columbia, Canada V5G 1C7.

Name	Age	Position

Executive Officers

Tony Santo	57	President, Chief Executive Officer and Director
British Columbia, Canada

Bradley Hutchings	53	Chief Financial Officer
British Columbia, Canada

Bradley Bardua	51	Chief Administrative Officer
British Columbia, Canada

Jagtar Nijjar	52	Executive Vice President, Development and Construction (West)
British Columbia, Canada

Tolek Strukoff	37	Chief Legal Officer and Corporate Secretary
British Columbia, Canada

Terry McInally	46	Chief Compliance and Risk Officer / Chief Information Officer
Ontario, Canada

Carrie Kormos	45	Chief Marketing and Communications Officer
Ontario, Canada

Robert Ward	49	Executive Vice President and Managing Director of Casinos, Western Canada
British Columbia, Canada

Keith Andrews	58	Senior Vice President and Managing Director of Casinos, Ontario
Ontario, Canada

Scott Phillips	47	Senior Vice President, Human Resources
British Columbia, Canada

Queenie Wong	35	Senior Vice President, Finance
British Columbia, Canada

Hargo Roopra	40	Senior Vice President, Operations and Marketing Analytics
British Columbia, Canada

Board of Directors

Gabriel de Alba	45	Executive Chairman and Director
Ontario, Canada

Newton Glassman(1)	54	Director
Ontario, Canada

Michael C. Burns	79	Director
British Columbia, Canada

Lyle Hall	62	Director Nominee
Ontario, Canada

Olga Ilich	67	Director Nominee
British Columbia, Canada

Dr. Michael Percy	70	Director Nominee
Alberta, Canada

Michael Plotzker(2)	41	Director Nominee
Ontario, Canada

Notes: (1)

Mr. Glassman will resign as one of our directors immediately prior to the effectiveness of the registration statement on Form F-1, of which this prospectus forms a part. Mr. Glassman will be replaced on our board of directors by Michael Plotzker, the replacement nominee of Catalyst.

(2)	Mr. Plotzker will replace Mr. Glassman as the replacement nomimee of Catalyst immediately prior to the effectiveness of the registration statement on Form F-1, of which this prospectus forms a part.

Tony Santo, President, Chief Executive Officer and Director

Mr. Santo has been a Director since July of 2017, and our President and Chief Executive Officer since October of 2013. Prior to joining us, Mr. Santo served as the President and Chief Executive Officer of Santo Gaming LLC from July of 2007 to October of 2013. He has extensive experience in the gaming industry over the past 35 years. From June of 2005 to January of 2007, Mr. Santo served as Senior Vice President of Operations, Products and Services for Harrah’s Entertainment, Inc. From May of 2003 to May of 2005, Mr. Santo served as Senior Vice President of Western and Mid-South Regions for Caesars Entertainment Inc. Prior to his senior management role at Caesars, Mr. Santo served as President of Paris Las Vegas, Bally’s Las Vegas, Las Vegas Hilton, Reno Hilton Casino (now the Grand Sierra Resort) and Flamingo Reno. Mr. Santo has previously served on the boards of Las Vegas Events, the Culinary Training Academy of Las Vegas, UNLV Harrah Hotel College Alumni Association, the Las Vegas Convention and Visitors Authority and the Reno-Sparks Convention and Visitors Authority. Mr. Santo was the recipient of the 1998 Hotelier of the Year by the Nevada Hotel Motel Association. Mr. Santo has also been honored with knighthood by the Opportunity Village of Las Vegas. Mr. Santo earned a Bachelor of Science Degree in Hotel Administration at the University of Nevada, Las Vegas.

Bradley Hutchings, Chief Financial Officer

Mr. Hutchings is our Chief Financial Officer, a position he has held since December 13, 2018. Prior to joining us, Mr. Hutchings spent the last 11 years as a Partner with Deloitte LLP providing professional services. Mr. Hutchings has over 20 years’ experience in the gaming and hospitality industries. Prior to Deloitte, Mr. Hutchings was the Chief Financial Officer for Fallsview Casino Resort and Casino Niagara. Mr. Hutchings is a Chartered Professional Accountant, a Chartered Accountant and holds a MBA from McMaster University and a Bachelors of Business Administration from Brock University.

Bradley Bardua, Chief Administrative Officer

Mr. Bardua is our Chief Administrative Officer. Prior to holding this position, Mr. Bardua was our Chief Financial Officer (since December 1, 2016). Mr. Bardua has over 25 years of senior level financial leadership of both public and private companies, including extensive experience raising equity and debt capital in both public and private sectors. From 2002 to 2007, Mr. Bardua also served as the Chief Financial Officer of Gateway Casinos Income Fund, a TSX-listed predecessor entity to us that was acquired and taken private in 2007 by Macquarie Group Limited and Publishing and Broadcasting Limited (now known as Consolidated Media Holdings Limited), at a significant premium to the then trading price of its units on the TSX. Prior to rejoining us, Mr. Bardua was the Chief Executive Officer at Endurance Wind Power from January of 2016 to October of 2016 and its Chief Financial Officer from June of 2014 to December of 2015, a global leader in distributed wind. He also served as the Chief Financial Officer of TSX-listed Avigilon Corporation from January of 2012 to May of 2014, a global company that designs and manufactures high-definition surveillance systems. Mr. Bardua is a Chartered Professional Accountant and holds a Bachelor of Business Administration from Simon Fraser University.

Jagtar Nijjar, Executive Vice President, Development and Construction (West)

Mr. Nijjar has held various management positions during his 22-year tenure with us. Mr. Nijjar has served as our Manager of Casino Surveillance/Security and as Casino Manager of various former and current Gateway properties, including the Mandarin Centre, the Burnaby Casino (the predecessor to the Grand Villa), Royal Towers and Royal City Star. Mr. Nijjar has been involved in the planning, development and operation of many of our current properties, such as the Grand Villa Casino Burnaby, the Starlight Casino New Westminster, the Cascades Casino Langley, the Playtime Casino Kelowna and the Lake City Casino Vernon. Mr. Nijjar was promoted to his current position as our Executive Vice President, Development and Construction (West) in 2018. Mr. Nijjar holds a Computer Sciences/General Diploma from Langara College in Vancouver, British Columbia.

Tolek Strukoff, Chief Legal Officer and Corporate Secretary

Mr. Strukoff is our Chief Legal Officer and Corporate Secretary. Mr. Strukoff was appointed as the Chief Legal Officer and Corporate Secretary on June 6, 2016. Prior to joining us, Mr. Strukoff practiced corporate and commercial law with Lawson Lundell LLP. Mr. Strukoff also served as the Deputy General Counsel at UrtheCast Corp. from September of 2014 to May of 2016, a technology company listed on the TSX, and as the Director of Legal Affairs at Westport Fuel Systems Inc. from March of 2012 to August of 2014, a technology company listed on the TSX and NASDAQ. Mr. Strukoff holds a Bachelors of Business Administration (Honors) from Simon Fraser University in Burnaby, British Columbia and an LL.B from the University of Victoria, in Victoria, British Columbia.

Terry McInally, Chief Compliance and Risk Officer and Chief Information Officer

Mr. McInally is our Chief Compliance and Risk Officer and Chief Information Officer. Mr. McInally joined us on April 24, 2017, bringing to us over 20 years of risk management, governance, strategy and compliance experience. Prior to joining us, Mr. McInally was a Partner and National Gaming Practice Leader at Richter Advisory Group from February of 2014 to April of 2017, the National Gaming Practice Leader for PwC Canada from June of 2012 to February of 2014, and a former executive at the AGCO from May of 2006 to June of 2012. Mr. McInally holds a Bachelor’s Degree with Honours from the University of Toronto and is a Chartered Professional Accountant and Certified Information Systems Auditor. Prior to joining us, Mr. McInally served as a consultant for us for two years, assisting us with the development of our bids in conjunction with the Ontario modernization plan.

Carrie Kormos, Chief Marketing and Communications Officer

Ms. Kormos is our Chief Marketing and Communications Officer and joined us in October of 2016 as our Senior Vice President, Marketing and Communications, bringing 17 years of industry experience. She has worked across Canada and the United States advising clients on developing gaming opportunities as well as providing sound strategic communications, marketing and issues counsel to management teams. Ms. Kormos has served as Vice President Public Relations at Enterprise Canada, was National Director of Brand Marketing at Magna Entertainment and was Principal at Navigator Ltd. from February of 2012 to October of 2016, a leading public strategy and communications firm. Prior to joining us, Ms. Kormos served as a consultant for us for two years, advising us on communications, branding and GR along with the development of our bids in conjunction with the Ontario modernization process. Ms. Kormos holds a Bachelor of Arts in Economics from the University of Western Ontario and a Certificate in International Economics from the Université Canadienne en France in Nice.

Robert Ward, Executive Vice President and Managing Director of Casinos, Western Canada

Mr. Ward joined us in July of 2013 and currently serves as our Executive Vice President and Managing Director of Casinos, Western Canada. Mr. Ward has previously held the positions of Director of Corporate F&B, Director of Property Development, Vice President of Operations and Senior Vice President, Operations with us. Mr. Ward has over 20 years of industry experience, with past senior executive positions at Points West Hospitality Group, Sequoia Enterprises, Keg Restaurants and The Urban Project Group. He has also acted as an advisor to the President of the Tampa Bay Lightning.

Keith Andrews, Senior Vice President and Managing Director of Casinos, Ontario

Mr. Andrews has been our Senior Vice President and Managing Director of Casinos, Ontario since July of 2017. Mr. Andrews has over 23 years of management experience in the Ontario gaming industry. Mr. Andrews joined us on July 16, 2014. Prior to joining us, Mr. Andrews served as President of The Winterton Group from April of 2010 to July of 2014. Mr. Andrews started his career as a member of the opening team for Ontario’s first resort gaming property in 1994. Since then, Mr. Andrews has held a number of senior corporate and operational positions with Windsor Casino Limited. During his time with Windsor Casino Limited, Mr. Andrews was involved with many projects, including leading a team in the development of the Northern Belle Riverboat casino, as a member of the opening team of Casino Windsor and as a member of the team in charge of the redevelopment and construction of Caesars Windsor. Prior to joining us, Mr. Andrews served as a consultant for us, assisting us with the development of our bids in conjunction with the Ontario modernization plan.

Scott Phillips, Senior Vice President, Human Resources

Mr. Phillips has served as our Senior Vice President, Human Resources since October of 2016. Prior to serving in this role, Mr. Phillips served as our Vice President, Human Resources from August of 2013 to October of 2016. Mr. Phillips has over 20 years of industry experience, and has held positions at JD Sweid Foods, Sodexo Canada, Abitibi-Consolidated and TimberWest Forest. Mr. Phillips holds a Bachelor of Business Administration from Simon Fraser University.

Queenie Wong, Senior Vice President, Finance

Ms. Wong has served as our Senior Vice President, Finance since March of 2018. Prior to serving in this role, Ms. Wong served as our Vice President, Finance from July of 2016 to February of 2018, and as our Director, Finance from August 2011 to July 2016. Prior to joining us, Ms. Wong was a senior manager at PricewaterhouseCoopers LLP. Ms. Wong is a Chartered Professional Accountant and holds a Bachelor of Commerce with Honours from the University of British Columbia.

Hargo Roopra, Senior Vice President, Operations and Marketing Analytics

Mr. Roopra has served as our Senior Vice President, Operations and Marketing Analytics since November 2018. Prior to serving in this role, Mr. Roopra served as our Vice President, Operations and Marketing Analytics, Executive Director of Operations, Director of Operations, and Director of Finance within the last five years. Mr. Roopra has been with Gateway for over ten years. He holds a Bachelor of Commerce from the University of British Columbia.

Gabriel de Alba, Executive Chairman and Director

Mr. de Alba is a Managing Director and Partner of Catalyst, and he joined Catalyst in October of 2002. As one of Catalyst’s representatives, Mr. de Alba is our Executive Chairman and a Director. Mr. de Alba’s responsibilities at Catalyst have included acting as a director or senior officer of various Catalyst portfolio companies, including Frontera Energy Corporation TSX:FEC (formerly Pacific Exploration and Production), Geneba Properties, Cable Satisfaction International Inc. / Cabovisão, Therapure Biopharma Inc., World Color Press Inc., and Sonar Entertainment Inc. Catalyst and funds managed by it have, since 2002, invested in numerous distressed and/or under-valued companies, including (in addition to the portfolio companies mentioned above) AT&T Canada Inc. (Allstream), Call-Net Inc., Stelco Inc., IMAX Corporation, Countryside Power Income Fund, Canwest, YRC Worldwide Inc. and Tervita. Prior to joining Catalyst at its inception in 2002, Mr. de Alba worked at AT&T Latin America. Mr. de Alba was a founding member of the Bank of America International Merchant Banking Group and, prior to that, worked in Bankers Trust’s New York Merchant Banking Group.

Mr. de Alba is fluent in five languages and holds a double B.S. in Finance and Economics from the NYU Stern School of Business and a Master of Business Administration from Columbia University. He has also completed graduate courses in Mathematics, Information Technology and Computer Sciences at Harvard University.

Michael C. Burns, Director

Mr. Burns has served on our Board of Directors since August 2010. Mr. Burns is an experienced director and senior executive. He has served at the highest levels of major public and private corporations in the energy, technology, finance and mining sectors working both within Canada and abroad. Mr. Burns has served as Chairman of Sentinel Strategies Ltd. since February of 1983. He has been recognized for his community service locally, provincially and federally. Mr. Burns holds a Bachelor of Arts in Economics from the University of Manitoba. He resides in Vancouver.

Newton Glassman, Director

Mr. Glassman is the Founder, Managing Partner and acting Chief Executive Officer of Catalyst. He devotes all of his working time to Catalyst, investment funds managed by Catalyst and assets held by those investment funds. Mr. Glassman was formerly a director of FrontPoint Partners, LLC. He also serves, or has formerly served, as a director or senior officer of various Catalyst portfolio companies, including Callidus Capital Corporation, Cable Satisfaction International Inc. / Cabovisão and Therapure Biopharma Inc. Mr. Glassman was previously a Managing Director at Cerberus Capital Management LP where he was involved in several Canadian restructurings, including Loewen Inc., Livent Corporation of Canada, Inc., Philip Services Corporation, GST Telecommunications, Inc., Pacifica Papers, Inc. and AT&T Canada Inc. Catalyst and Catalyst Capital Funds have, since 2002, invested in numerous distressed and/or undervalued companies. Mr. Glassman holds a Master of Business Administration from The Wharton School of the University of Pennsylvania, a law degree from the Faculty of Law, University of Toronto and an undergraduate degree from the University of Toronto. Mr. Glassman will resign as one of our directors immediately prior to the effectiveness of the registration statement on Form F-1, of which this prospectus forms a part. Mr. Glassman will be replaced on our board of directors by Michael Plotzker, the replacement nominee of Catalyst.

Lyle Hall, Director

Mr. Hall is expected to be appointed to our Board of Directors immediately following the completion of this offering, subject to regulatory approval. Mr. Hall both formed and worked as the President and Managing Director of HLT Advisory Inc. from August of 2005 to May of 2017. Prior to his time at HLT Advisory Inc., Mr. Hall was the National Director of KPMG Canada’s Hospitality, Leisure & Tourism practice, based in Toronto. Through HLT and KPMG, Mr. Hall has been intimately involved in the evolution of land-based casino gaming in Canada having advised senior management and the boards of most provincial gaming corporations. Mr. Hall’s past consulting experience includes not only a wide range of gaming projects but related and stand-alone accommodation, entertainment, public infrastructure and tourism projects for both the public and private sector. He has worked in every province across Canada as well as in Europe, Asia, the Caribbean, the United States and Africa. He holds a Bachelor of Commerce (marketing) degree from the University of Calgary, is a Certified Management Consultant and is a member of the International Society of Hospitality Consultants. Mr. Hall is also active in the arts and heritage areas where he serves as a Trustee of the Shaw Festival Theatre in Niagara-on-the-Lake and on the board of The Niagara Foundation.

Olga Ilich, Director

Ms. Ilich is expected to be appointed to our Board of Directors immediately following the completion of this offering, subject to regulatory approval. Ms. Ilich has been in the development and construction business in British Columbia for over 35 years. She has served as the President of Suncor Developments Ltd. from July of 1997 to present, specializing in the building of single-family homes, multi-family housing and commercial projects. From 2005 to 2009, Ms. Ilich was an elected member of the Legislative Assembly of British Columbia.

During that time, she served as the Minister of Tourism, Sport, and the Arts, and the Minister of Labour and Citizens’ Services. Ms. Ilich has extensive board experience, having served most recently as the Chair of the Board of Destination Canada. She has also been a member of the board of directors of the Vancouver Symphony Orchestra, a director of the Vancouver International Airport Authority, a director of UBC Properties Investment Ltd., a director of Discovery Parks, a director of the British Columbia Achievement Foundation, the President and a director of the Urban Development Institute, Pacific Region and the Chair of the British Columbia Assessment Authority. In 2012 Ms. Ilich was co-chair, along with the Mayor of Vancouver, of the City of Vancouver’s Affordable Housing Task Force. In 2009, Ms. Ilich was chosen as one of Canada’s Most Powerful Women: Top 100 Award winner by the Women’s Executive Network after a 35-year career at senior levels in both business and government. Ms. Ilich has a Master of Business Administration from the Memorial University of Newfoundland, a Master of Arts from the University of Manitoba and a Bachelor of Arts degree from the University of British Columbia.

Dr. Michael Percy, Director

Dr. Percy is expected to be appointed to our Board of Directors immediately following the completion of this offering, subject to regulatory approval. Dr. Percy also serves as an Independent Director of K-Bro Linen Inc. Before joining us, Dr. Percy most recently served as the Chief of Staff to Alberta Premier Jim Prentice from September of 2014 to May of 2015. Dr. Percy also served as a director for ATB Financial, Epcor Utilities Inc., Matrikon, Sawridge, Timber Holdings, Alberta Life Sciences Institute and Alberta Science and Research Authority. Additionally Dr. Percy served on the Investment Advisory Board of the Workers’ Compensation Board of Alberta. As both a Professor at the University of Alberta and a Dean for three consecutive terms at the Alberta School of Business, Dr. Percy’s impact on the academic community is notable. He has contributed research through commentary and authorship on a variety of public policy, international trade and economic developmental issues. Dr. Percy has also served as a consultant and review panelist for a number of government summits and agencies and has been an active guest speaker and instructor for professional development programs. He currently serves as Academic Director for the Directors Education Program at the University of Alberta offered by the Institute of Corporate Directors and Rotman. Dr. Percy received his Bachelor of Arts (Honours) from the University of Victoria and his Master of Arts and Doctoral Degree in Economics from Queen’s University.

Michael Plotzker, Director Nominee

Mr. Plotzker has been an employee of Catalyst since 2014. Prior to joining Catalyst, Mr. Plotzker worked at Capstone Advisory Group. Mr. Plotzker is a CFA charterholder and holds a BBA from Emory University and an Master of Business Administration from The Wharton School of the University of Pennsylvania. Mr. Plotzker will replace Mr. Glassman as the replacement nominee of Catalyst immediately prior to the effectiveness of the registration statement on Form F-1, of which this prospectus forms a part.

Foreign Private Issuer Status

The NYSE Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow home country corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. The application of such exceptions requires that we disclose any significant ways that our corporate governance practices differ from the NYSE Rules that we do not follow. When our common shares are listed on the NYSE, we intend to continue to follow Canadian corporate governance practices in lieu of the corporate governance requirements of the NYSE in respect of the quorum requirement for meetings of our common shareholders as described below.

Corporate Governance

We are incorporated under the CBCA. Our governing documents consist of articles of incorporation, or articles, and bylaws, each of which will be amended and restated in connection with the offering.

Section 310.00 of the NYSE Listing Rules generally requires that a listed company’s bylaws provide for a quorum for any meeting of the holders of our common shares that is sufficiently high to ensure a representative vote but not less than 33 1/3% of the outstanding shares of our voting stock. Pursuant to the NYSE Listing Rules we, as a foreign private issuer, have elected to comply with practices that are permitted under Canadian law in lieu of the provisions of Section 310.00 of the NYSE Listing Rules.

Our bylaws, as they will be amended and restated in connection with this offering, will provide that a quorum of shareholders shall be the holders who, in the aggregate hold at least 25% of the voting rights attached to issued shares entitled to be voted at the meeting, provided that at least two shareholders are represented in person or by proxy at such meeting.

Except as discussed elsewhere in this prospectus, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may in the future decide to use other foreign private issuer exemptions with respect to some of the other NYSE listing requirements. Following the requirements of applicable Canadian laws, as opposed to the requirements that would otherwise apply to U.S. domestic issuer listed on the NYSE, may provide less protection than is accorded to investors under the NYSE Listing Rules applicable to U.S. domestic issuers.

The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201—Corporate Governance Guidelines, or the Corporate Governance Guidelines, together with certain related disclosure requirements pursuant to National Instrument 58-101—Disclosure of Corporate Governance Practices, or NI 58-101. The Corporate Governance Guidelines are recommended as best practices for Canadian reporting issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, even though we are not and will not become a Canadian reporting issue as a result of this offering, we have adopted, or will be adopting in connection with the completion of this offering, certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines. The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance in relation to the Corporate Governance Guidelines.

Corporate Cease Trade Orders and Bankruptcies

To the knowledge of the Company, no director or executive officer of the Company (nor any personal holding company of any such persons) is, as at the date of this prospectus, or was within 10 years before the date of this prospectus, a director, CEO or CFO of any company (including the Company), that: (i) was subject to a cease trade order (including a management cease trade order), an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days (collectively, an “Order”), and that was issued while the director or executive officer was acting in the capacity as director, CEO or CFO; or (ii) was subject to an Order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO.

To the knowledge of the Company, except as described below, no director or executive officer of the Company (nor any personal holding company of any such persons), or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company: (i) is, as at the date of this prospectus, or has been within the 10 years before the date of this prospectus, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (ii) has, within the 10 years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Mr. Glassman was appointed as a director of Snowbear Limited on March 11, 2005, following the acquisition of Snowbear Limited by Catalyst Fund Limited Partnership I. In 2012, an application was made by Catalyst Fund Limited Partnership I for an order pursuant to section 243(1) of the Bankruptcy and Insolvency Act (Canada) and section 101 of the Courts of Justice Act appointing PricewaterhouseCoopers Inc. as receiver, without security, of all of the assets, undertakings and properties of Snowbear Limited. On May 2, 2012, the Ontario Superior Court of Justice granted the motion made by PricewaterhouseCoopers Inc. to approve an auction services agreement entered into between PricewaterhouseCoopers Inc. and Century Services Inc., and vesting Snowbear Limited’s rights, title and interests in and to the assets described in such auction services agreement in the purchasers thereof free and clear of all claims.

Mr. Bardua served as CFO of Pacific BioEnergy Corporation from October 2009 until December 2011. In December 2011, Kitwanga Lumber Co. Ltd. (a wholly owned subsidiary of Pacific BioEnergy Corporation) made an assignment in bankruptcy. PricewaterhouseCoopers Inc. was appointed trustee of Kitwanga Lumber Co. Ltd. All of the assets of Kitwanga Lumber Co. Ltd. were sold on March 8, 2012.

Mr. Bardua served as CFO of Endurance Wind Power Inc. from June 2014 until December 2015 and also served as Endurance Wind Power Inc.’s CEO between January 2016 and October 2016. In November 2016, Endurance Wind Power Inc. made an assignment in bankruptcy and Grant Thornton Limited was appointed trustee. Two wholly owned UK subsidiaries of Endurance Wind Power Inc., Endurance Wind Power (UK) Limited and Endurance Energy MFTG (UK) Limited, subsequently went into administration in late 2016. Grant Thornton UK LLP was appointed trustee of both of the UK subsidiaries.

Mr. Ward was adjudged bankrupt pursuant to the Bankruptcy and Insolvency Act (Canada) in April 2013. Smythe Ratcliffe Insolvency Inc. was appointed trustee of Mr. Ward’s estate. As a first-time bankrupt, and on the expiry of 21 months, Mr. Ward was discharged from bankruptcy in January 2015.

Penalties and Sanctions

To the knowledge of the Company, no director or executive officer of the Company (nor any personal holding company of any of such persons), or Shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Board of Directors

Board Composition and Election of Board Members after This Offering

Under our articles, as they will be amended and restated in connection with this offering, our board of directors will consist of a minimum of three and a maximum of 15 directors, where such number of directors between such range is determined from time to time by the board. Upon completion of this offering, our board of directors will be comprised of seven directors. Our bylaws will provide that a director may be removed with or without cause by a resolution passed by a majority of the votes cast by shareholders present in person or by proxy at a meeting and who are entitled to vote.

The directors will be elected by the shareholders at each annual meeting of shareholders, and all directors will hold office for a term expiring at the close of the next annual shareholders meeting or until their respective successors are elected or appointed. Under the CBCA and our articles, between annual meetings of our shareholders, the directors may appoint one or more additional directors to fill vacancies in the board, whether created by a resignation of a director or due to an increase in the size of the board, provided that after such additional directors are appointed, the total number of directors is not greater than one and one-third times the number of directors elected at the last annual meeting.

Certain aspects of the composition and functioning of our board of directors may be subject to the rights of our principal and selling shareholders under their agreements with us. Nominees for election as directors will be recommended to our board of directors by our nominating and corporate governance committee in accordance with the provisions of applicable corporate law and the charter of our nominating and corporate governance committee. See “Board Committees—Nominating and Corporate Governance Committee.”

Director Term Limits and Other Mechanisms of Board Renewal

Our board of directors has not adopted director term limits, a retirement policy for its directors or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee of our board of directors will develop appropriate qualifications and criteria for our board as a whole and for individual directors. The nominating and corporate governance committee will also conduct a process for the assessment of our board of directors, each committee and each individual director regarding his, her or its effectiveness and contribution, and will also report evaluation results to our board of directors on a regular basis. The nominating and corporate governance committee will develop a succession plan for the board of directors, including maintaining a list of qualified candidates for director positions.

Director Independence

Following the completion of this offering, we will be a “controlled company” under the NYSE Listing Rules because more than 50% of the voting power of our common shares will be held by affiliates of Catalyst. See “Principal and Selling Shareholders.” We intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the NYSE Listing Rules. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our board of directors consist of a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Exchange Act and the NYSE Listing Rules and applicable Canadian securities laws, which require that our audit committee have a majority of independent directors upon consummation of this offering, and exclusively independent directors within one year following the effective date of the registration statement relating to this offering.

Under the NYSE Listing Rules, an independent director means a person who, in the opinion of our board of directors, has no material relationship with our company. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110—Audit Committees, or NI 52-110. Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with us which could, in the view of our board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that                 ,                 , and                 , representing                of the                members of our board of directors, are “independent” as that term is defined under the NYSE Listing Rules, NI 58-101 and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In making this determination, our board of directors considered the current and prior relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

We will take steps to ensure that adequate structures and processes will be in place following the completion of this offering to permit our board of directors to function independently of management, including for purposes of encouraging an objective process for nominating directors and determining executive compensation. It is contemplated that the independent members of our board of directors will consider, on the occasion of each meeting, whether an in camera meeting without the non-independent directors and members of management would be appropriate and that they will hold an in camera meeting without the non-independent directors and members of management where appropriate.

Members of our board of directors may also serve as members of the boards of other public companies. See “Management—Executive Officers and Directors.” Our board of directors has not adopted a formal director interlock policy, but is keeping informed of other directorships held by its members.

Mandate of the Board of Directors

Our board of directors is responsible for supervising the management of our business and affairs, including providing guidance and strategic oversight to management. Our board of directors will hold regularly scheduled meetings as well as ad hoc meetings from time to time. Our board will adopt a formal mandate for the board of directors. The responsibilities of our board of directors upon completion of this offering will include:

•	adopting a strategic planning process, approving the principal business objectives for the Company and approving major business decisions and strategic initiatives;

•

appointing our Chief Executive Officer and developing the corporate goals and objectives that the Chief Executive Officer is responsible for meeting, and reviewing the performance of the Chief Executive Officer against such goals and objectives;

•	overseeing communications with shareholders, other stakeholders, analysts and the public, including the adoption of measures for receiving feedback from stakeholders; and

•	monitoring the implementation of procedures, policies and initiatives relating to corporate governance, risk management, corporate social responsibility, health and safety, ethics and integrity.

Our board of directors has not developed at this time written position descriptions for the chairman of the board of directors or the chairperson of the board committees. Their primary roles are managing the affairs of the board of directors or of such relevant committee, including ensuring the board of directors or such committee is organized properly, functions effectively and meets its obligations and responsibilities. Each committee chairperson will conduct the affairs of the applicable committee in accordance with the charter of such committee.

Our board of directors and our Chief Executive Officer have not developed at this time a written position description for the Chief Executive Officer or for other executive officers. The role of the Chief Executive Officer is delineated on the basis of customary practice. The board of directors considers that the role and responsibilities of the Chief Executive Officer are to develop our strategic plans and policies and recommend such plans and policies to the board of directors, provide executive leadership, oversee a comprehensive operational planning and budgeting process, supervise day-to-day management, report relevant matters to the board of directors, facilitate communications between the board of directors and the senior management team, and identify business risks and opportunities and manage them accordingly, and has communicated the same to the Chief Executive Officer.

Orientation and Continuing Education

Following the completion of this offering, we will implement an orientation program for new directors under which each new director will meet separately with the chairman of our board of directors, individual directors and members of the senior management team. New directors will be provided with comprehensive orientation and education as to our business, operations and corporate governance (including the role and responsibilities of the board of directors, each committee and directors individually).

The chairman of our board of directors will be responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of our directors and to ensure that their knowledge and understanding of our business remains current. The chairperson of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Board Committees

Upon the completion of this offering, our board of directors will have three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each of the committees will operate under its own written charter adopted by our board of directors, each of which will be available on our website upon the closing of this offering.

Audit Committee

Following this offering, our audit committee will be composed of                 ,                  and                  , with                 serving as chairperson of the committee. Our board of directors has determined that                  and                 meet the independence requirements under the rules of the NYSE, the CBCA, NI 58-101 and under Rule 10A-3 of the Exchange Act. Within one year following the effective date of the registration statement relating to this offering, our audit committee will consist exclusively of independent directors. Our board has determined that                 is an “audit committee financial expert” with the meaning of the SEC’s regulations and the NYSE Listing Rules. The principal responsibilities and duties of the audit committee will include:

•

appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing and appraising the audit efforts of our independent accountants;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•

establishing procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving our hiring policies regarding partners, employees and former partners and employees of our present and former registered public accounting firm;

•	engaging independent counsel and other advisers, as necessary and determining funding of various services provided by accountants or advisers retained by the committee;

•	reviewing our financial reporting processes and internal controls;

•	establishing, overseeing and dealing with issues related to our code of ethics for managers and financial officers;

•	reviewing and approving related-party transactions or recommending related-party transactions for review by independent members of our board of directors; and

•	providing an open avenue of communication among the independent accountants, financial and senior management and the board.

Both our independent auditors and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee. Grant Thornton LLP was appointed as our independent registered public accountant by our board of directors on September 16, 2018. See “Changes in Registrant’s Certifying Accountant.”

Compensation Committee

Following this offering, our compensation committee will be composed of                 ,                  and                  , with                 serving as chairperson of the committee. Our board of directors has determined that                  and                 are independent within the meaning of NI 58-101. The committee’s primary purpose, with respect to compensation, will be to assist our board of directors in fulfilling its oversight responsibilities and to make recommendations to our board of directors with respect to the compensation of our directors and executive officers. The principal responsibilities and duties of the compensation committee will include:

•

evaluating our Chief Executive Officer’s and other executive officers’ performance in light of the goals and objectives established by our board of directors and, based on such evaluation, with appropriate input from other independent members of our board of directors, determining the Chief Executive Officer’s and other executive officers’ compensation;

•

administering our equity-based plans and management incentive compensation plans and making recommendations to our board of directors about amendments to such plans and the adoption of any new employee incentive compensation plans; and

•	engaging independent counsel and other advisers, as necessary and determining funding of various services provided by accountants or advisers retained by the committee.

Nominating and Corporate Governance Committee

Following this offering, our nominating and corporate governance committee will be composed of                 ,                  and                  , with                serving as chairperson of the committee. Our board of directors has determined that                  and                 are independent within the meaning of NI 58-101. The principal responsibilities and duties of the nominating and corporate governance committee will include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the committees of the board of directors;

•	assessing the independence of directors within the meaning of securities laws and stock exchange rules as applicable;

•	reviewing and making recommendations to the board of directors in respect of our corporate governance principles;

•	providing for new director orientation and continuing education for existing directors on a periodic basis;

•	performing an evaluation of the performance of the committee; and

•	overseeing the evaluation of the board of directors and its committees.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we expect to adopt a Code of Business Conduct and Ethics, or Code of Conduct, applicable to all of our directors, officers and employees, which will be available on our website upon the closing of this offering. The Code of Conduct will set out our fundamental values and standards of behavior that are expected from our directors, officers and employees with respect to all aspects of our business. The objective of the Code of Conduct will be to provide guidelines for maintaining our integrity, reputation and honesty with a goal of honoring others’ trust in us at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

Monitoring Compliance with the Code of Business Conduct and Ethics

Our audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to our board of directors for consideration. The audit committee will also assist our board of directors with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to our directors or executive officers, which shall be subject to review by our board of directors as a whole).

Interests of Directors

A director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our board of directors or any committee on which he or she serves, such director may be required to excuse himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the CBCA regarding conflicts of interest. See “Description of Share Capital—Certain Important Provisions of Our Amended and Restated Articles of Incorporation and the CBCA—Directors.”

Complaint Reporting and Whistleblower Policy

In order to foster a climate of openness and honesty in which any concern or complaint pertaining to a suspected violation of the law, our Code of Conduct or any of our policies or any unethical or questionable act or behavior, the board of directors will adopt a whistleblower policy that requires that our employees promptly report such violation or suspected violation. In order to ensure that violations or suspected violations can be reported without fear of retaliation, harassment or an adverse employment consequence, our whistleblower policy will contain procedures that are aimed to facilitate confidential, anonymous submissions by our employees.

EXECUTIVE COMPENSATION

Overview

The following tables and discussion relate to the compensation paid to or earned by our Chief Executive Officer, Tony Santo, and our two most highly compensated executive officers (other than Mr. Santo) who were serving as executive officers on the last day of 2018. They are Bradley Bardua, who served as our Chief Financial Officer until December 13, 2018 and then transitioned to the position of Chief Administration Officer, and Keith Andrews, who serves as our Senior Vice President and Managing Director of Casinos, Ontario. Messrs. Santo, Bardua and Andrews are referred to collectively in this prospectus as our named executive officers, or the NEOs.

Summary Compensation Table

The following table sets forth information about certain compensation awarded to, earned by or paid to our NEOs during the year ended December 31, 2018. In accordance with SEC rules all amounts set forth in the Summary Compensation Table (and the related disclosure in this Executive Compensation section) are denominated in U.S. dollars rather than Canadian dollars.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Tony Santo(1)(5) Chief Executive Officer and Director	2018
Bradley Bardua(1)(2) Chief Financial Officer	2018
Keith Andrews(1) Senior Vice President and Managing Director of Casinos, Ontario	2018

Notes: (1)

All amounts reported in the Summary Compensation Table and related executive compensation section disclosure (excluding the base salary for Mr. Santo set forth in the “Salary” column, which is paid in U.S. dollars) have been converted to U.S. dollars using an exchange rate of US$                =C$        , which was the exchange rate as of December                 , 2018.

(2)	Mr. Bardua served as Chief Financial Officer of the Company until December 13, 2018. As of December 14, 2018, Mr. Bardua commenced service as our Chief Administrative Officer.
(3)

Amounts represent the amount of the discretionary increase paid to each NEO in connection with the payout of legacy equity awards under the Legacy Equity Compensation Program in 2018. In accordance with the terms of the Legacy Equity Compensation Program awards granted to each of our NEOs prior to 2018, in March 2018 Messrs. Santo, Bardua and Andrews became entitled to payments of $                 , $     and $                , respectively, due to the occurrence of a dividend payment that constituted a “liquidity event” within the meaning of the Legacy Equity Compensation Program awards. The board of directors and each participant determined to settle these legacy equity awards in cash rather than shares of common stock. As a result, the board of directors determined in its discretion to increase the amount paid to each NEO in order to provide each NEO with the after-tax value the NEO would have received as an actual equity-holder in connection with the liquidity event. For further information on these legacy equity awards, see “Narrative to Summary Compensation Table – Legacy Equity Compensation Program.”

(4)	Amounts represent (i) a $ car allowance paid to Mr. Santo and (ii) a defined contribution plan matching contribution of $ paid by us to Mr. Andrews’ defined contribution plan account.
(5)	Mr. Santo is compensated as Chief Executive Officer and does not receive additional compensation for his service on our board of directors.

Narrative to Summary Compensation Table

Overview

We offer our NEOs cash compensation in the forms of base salary and bonuses. Our NEOs also participate in our current equity program, pursuant to which they will receive equity compensation upon the happening of certain pre-determined events. Following the completion of this offering, we may grant long-term incentives under a new long-term equity incentive plan, or the 2018 LTIP, which is described below under “—2018 Long Term Incentive Plan”, to our NEOs.

Historically, the compensation of our Chief Executive Officer has been set by our board of directors and the compensation of our other NEOs has been set by our Chief Executive Officer. In anticipation of becoming a public company, our board of directors intends to adopt a written charter for the Compensation Committee setting out its responsibilities for administering our compensation programs and reviewing and making recommendations to our board of directors concerning the level and nature of the compensation payable to our directors and executive officers.

Compensation Components

Base Salary

Base salary is the fixed component of total direct compensation for the NEOs, and is intended to attract and retain executives, providing a competitive amount of income certainty. Each NEO’s initial base salary was provided in his employment agreement.

Bonuses

Each of our NEOs is party to a legacy short term incentive plan that has not resulted in any incentive payments since 2011. However, following completion of this offering, we intend to adjust our short-term incentive plan, or STIP, to align this element of our compensation program with market norms and motivate our executive officers to meet annual financial performance targets. Under the STIP, we expect that our NEOs will be eligible to receive annual bonuses that are earned and measured with reference to our and the individual’s overall annual performance.

NEOs may also receive additional discretionary bonuses, as determined by our CEO and approved the board of directors.

Legacy Equity Compensation Program

Legacy Equity Compensation Program — Historical Employment Agreement Arrangements

Pursuant to their respective employment arrangements, each of the NEOs is party to our current equity program, or our Legacy Equity Compensation Program, which provides for equity participation in a “liquidity event” during the term of the NEO’s employment and up to six months following termination (in the case of termination without cause). Our Legacy Equity Compensation Program is designed to simulate share ownership to encourage our executives to maximize shareholder value. Pursuant to the employment agreements of Messrs. Bardua and Andrews, each of the following events constitutes a “liquidity event” under our Legacy Equity Compensation Program: (i) an initial public offering, including this offering, or a secondary public offering of common shares by our existing shareholders, (ii) a disposition by Catalyst, following an initial public offering, of its common shares, (iii) a dividend payment that is not a periodic dividend payment paid pursuant to an established dividend policy, and (iv) a sale of the Company in which the consideration is cash and/or securities of the acquirer or one of its affiliates. On the occurrence of a liquidity event, Messrs. Bardua and Andrews will receive consideration equal to                 % and                 %, respectively, of the consideration received by the existing shareholders in connection with such liquidity event, which will be settled in common shares from treasury unless otherwise agreed to by Messrs. Bardua and Andrews.

Pursuant to our CEO Mr. Santo’s offer letter, the following events each constitute a “liquidity event” under our Legacy Equity Compensation Program: (i) a secondary public offering, including this offering, (ii) a dividend payment that is not a periodic dividend payment paid pursuant to an established dividend policy, and (iii) a sale of the Company in which the consideration is cash and/or securities of the acquirer or one of its affiliates. On the occurrence of a liquidity event, Mr. Santo will receive consideration equal to                 % of the consideration received by existing shareholders in connection with a liquidity event, which may be paid in common shares or another equity-based instrument or cash.

Participants in our Legacy Equity Compensation Program, including each of our NEOs, received payments in connection with the dividends paid to our shareholders as a return of capital on March 14, 2018, which constituted a “liquidity event.” Upon the occurrence of such liquidity event, Messrs. Santo, Bardua and Andrews received aggregate payments in the amount of $                 , $                 and $                , respectively. The board of directors decided to settle all of such legacy equity awards in cash rather than in common shares.

In order to more closely align the payments to certain of our Legacy Equity Compensation Program participants, including our NEOs, to the after-tax economic benefits these participants would have received as actual Company equity-holders in connection with the liquidity events, the board of directors approved additional payments to legacy equity award recipients, including our NEOs. The amount of these payments to each of our NEOs is set forth, above, in the “Bonus” column of the Summary Compensation Table.

In connection with this offering, our NEOs may receive payment in the form of cash, common shares or equity awards under our 2018 LTIP in satisfaction of our obligations under the Legacy Equity Compensation Program, subject to any required approvals of Legacy Equity Compensation Program participants.

Following completion of this offering, our Compensation Committee may determine, subject to any required approvals of Legacy Equity Compensation Program participants, to supplement or replace our Legacy Equity Compensation Program. It may also recommend that our NEOs continue to receive cash in lieu of common shares, or that their equity participation rights be supplemented for or convertible into different equity-based awards under the 2018 LTIP (if the 2018 LTIP is duly approved and adopted following the completion of this offering).

Outstanding Equity Awards

Though our NEOs do not hold any outstanding equity awards, they participate in our Legacy Equity Compensation Program which is designed to simulate share ownership (as described above). Our Legacy Equity Compensation Program does not give individuals any rights of ownership in our shares but instead gives them to right to receive distributions upon the occurrence of certain liquidity events beneficial to our shareholders. Accordingly, our NEOs are entitled to the following percentages of the consideration paid to our shareholders in connection with such liquidity events:

Name and Principal Position	Equity Participation
Tony Santo
Bradley Bardua
Keith Andrews

2018 Long-Term Equity Incentive Plan

Subject to the receipt of all required approvals (including approval of the board of directors), we anticipate establishing the 2018 Long-Term Equity Incentive Plan, or the 2018 LTIP, upon completion of this offering. The 2018 LTIP will allow us to: (i) encourage selected employees, officers and directors to acquire a proprietary interest in our growth and performance; (ii) promote accountability for our success; and (iii) provide compensation opportunities to attract, retain and motivate senior management critical to our long-term success.

The board of directors will not award incentives under the 2018 LTIP using a prescribed formula or target. Instead, the board of directors will take into account previous grants, the individual’s position, scope of responsibility, ability to affect profits, historic and recent performance and the value of the awards in relation to other elements of the executive’s total compensation.

The 2018 LTIP will permit the following type of awards to be granted to participants, each of which we refer to as an Award:

•	Options to purchase Common Shares, or Options;

•	Share Appreciation Rights, or SARs;

•	Restricted Share Units, or RSUs;

•	Performance Restricted Share Units, or PSUs; and

•	Deferred Share Units, or DSUs.

The terms and conditions attaching to the grants of the Options, SARs, RSUs, PSUs and/or DSUs, or collectively, the Awards, will be determined by the Compensation Committee and approved by the board of directors.

The Compensation Committee will have the power and discretionary authority to determine the terms and conditions of the Awards, including the individuals who will receive the Awards, the term of the Awards, the exercise price, the number of common shares subject to each Award, the limitations or restrictions on vesting and exercisability of Awards, acceleration of vesting or the waiver of forfeiture or other restrictions on awards, the form of consideration payable on exercise, whether Awards will entitle the participant to receive dividend equivalents and the timing of the Awards. The Compensation & Human Resources Committee will also have the power to establish award exercise procedures and procedures for payment of withholding tax obligations with cash.

Subject to compliance with applicable laws, rules and regulations (including, where required, applicable rules of the NYSE), the board of directors will be able to amend, alter, suspend, discontinue or terminate the 2018 LTIP or any award at any time provided that such amendment will not (i) impair the rights of any participant without such participant’s consent, or (ii) be made without obtaining the approval of the shareholders, if such amendment would (a) increase the total number of common shares available for Awards under the 2018 LTIP, (b) reduce the exercise price or extend the term of any Award benefiting an insider of us, or (c) otherwise cause the 2018 LTIP to cease to comply with any tax or regulatory requirement, including the NYSE Listing Rules.

Certain Restrictions

The total number of common shares that will be reserved for issuance under the 2018 LTIP is                 , or         % of the number of common shares outstanding on the date of consummation of this offering. The maximum number of common shares which may be issued pursuant to, or paid in satisfaction of, Awards granted under the 2018 LTIP to any one participant in any calendar year shall not exceed % of the total issued and outstanding common shares at the commencement of such calendar year (subject to adjustments in the event of a dividend or other distribution, recapitalization, share split, share dividend, reverse share split, reorganization, merger, take-over bid, consolidation, split-up, spin-off, combination, repurchase or exchange of our securities, issuance of warrants or other rights to purchase our securities or similar corporate transactions that affect common shares (in each case a “Change in Capitalization”)). Non-employee members of the board of directors may only be granted RSUs pursuant to the 2018 LTIP.

Options

The exercise price of each Option granted will be determined by the Compensation Committee, which shall not be less than 100% of the fair market value of common shares on the date of the grant. Generally, Options granted under the 2018 LTIP may be exercised for a term indicated in the applicable award agreement but not exceeding 10 years from the date of grant. The vesting conditions, the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which, payment of the exercise price with respect thereto may be made shall be determined by the Compensation Committee.

In order to facilitate the payment of the exercise price of the Options, the 2018 LTIP will have a cashless exercise feature. A participant will be entitled to elect to surrender, in whole or in part, his or her rights under the Option in exchange for a payment of a cash amount per Option so surrendered equal to the difference between the fair market value of a common share on the date of surrender and the exercise price pursuant to the Option surrendered. The board of directors shall have the sole discretion to consent to or disapprove of any election by a participant to surrender Options and receive cash pursuant to this feature. If the board of directors disapproves such an election, the election by the participant to surrender his or her rights under the Option will be deemed not to constitute an exercise of the Option, and the Participant shall be entitled to retain the Option unexercised and exercise the Option in the normal course.

Share Appreciation Rights

A SAR is a grant solely in respect of the services of a participant to be rendered to us after the date of the grant of such SAR, and not in respect of past services. The base price of each SAR granted will be determined by the Compensation Committee, which shall not be less than 100% of the fair market value of common shares on the date of the grant. Generally, SARs granted under the 2018 LTIP may be exercised for a term indicated in the applicable award agreement but not exceeding 10 years from the date of grant. The vesting conditions and the time or times at which a SAR may be exercised in whole or in part shall be determined by the Compensation Committee. A vested SAR shall be exercisable within the period commencing on the date such SAR vested and ending on December 15th of the calendar year in which the SAR vested.

Upon exercise of a vested SAR, a participant shall be entitled to receive an amount that will be determined by the Compensation Committee at the date of grant and will be based on the difference between the fair market value of a common share at the date of grant and the date of exercise. We shall be entitled to satisfy our obligations to make payment to a participant by paying or delivering to the participant cash, common shares or any combination of cash and common shares. If we issue common shares, the number of common shares to be delivered will be determined by dividing the aggregate value to be paid to the participant by the fair market value of the common shares on the date immediately preceding the date such delivery is made.

Restricted Share Units

The Compensation Committee may from time to time authorize grants of RSUs upon such terms and conditions as it may determine in accordance with the terms of the 2018 LTIP. At the time of grant of an RSU, the Compensation Committee shall specify the year of service of the participant in respect of which the RSU is being granted. The Compensation Committee may impose such terms and conditions relating to the vesting of an RSU as it may deem appropriate, provided that all RSUs will become vested RSUs by no later than December 15 of the third calendar year immediately following the year of service of in respect of which the RSU is granted.

All of a participant’s vested RSUs shall be redeemed on the redemption date set forth in the award agreement and we shall pay to the participant an amount equal to the fair market value of a common share, on such redemption date. Each RSU will constitute an agreement by us to deliver cash or, at our choice, common shares purchased by a broker on behalf of the participant on the open market.

Performance Restricted Share Units

The Compensation Committee may designate RSUs as PSUs that shall only vest upon the achievement of specified management objectives set out in the participant’s award agreement. The number of PSUs that vest will be dependent upon the satisfaction of certain performance criteria determined by the Compensation Committee, which relate to the business or financial performance of us and may include total shareholder return and individual performance objectives.

Dividend Equivalents

When dividends (other than share dividends) are paid on common shares, additional RSUs or PSUs may be granted to each participant who holds RSUs or PSUs that have not expired or been redeemed or terminated on the record date for such dividends. The number of additional RSUs or PSUs to be granted to a participant will be calculated by dividing the total amount of the dividends that would have been paid to such participant had their RSUs and/or PSUs been converted to common shares at the time of the dividend payment by the fair market value of a common share on the date that is three business days prior to the relevant record date. Any additional RSUs or PSUs granted to a participant will be subject to the same vesting conditions applicable to the related RSUs or PSUs as set forth in such participant’s award agreement.

Deferred Share Units

Pursuant to the 2018 LTIP, our directors that are non-management members will be eligible to receive DSUs. Pursuant to the 2018 LTIP, our directors, other than management who will not be receiving director compensation, may elect to take all or a portion of their annual cash compensation in the form of DSUs. Each such director wishing to make an election will be required to make such election by no later than the December 15th of the calendar year preceding the year in which such election is to apply. Participation by the eligible directors in the DSU plan is entirely voluntary.

The Compensation Committee may from time to time authorize grants of DSUs upon such terms and conditions as it may determine in accordance with the terms of the 2018 LTIP. The Compensation Committee may impose such terms and conditions relating to the vesting of a DSU as it may deem appropriate. All of a participant’s vested DSUs shall be redeemed on the redemption date set forth in the award agreement, provided that the redemption date will not be later than December 31 of the first calendar year commencing after the participant’s term of employment ends. Each DSU will constitute an agreement by us to deliver cash or, at our choice, common shares purchased by a broker on behalf of the participant on the open market.

Dividend Equivalents

When dividends (other than share dividends) are paid on common shares, additional DSUs may be granted to each director who holds DSUs that have not expired or been redeemed or terminated on the record date for such dividends. The number of additional DSUs to be granted to a participant will be calculated by dividing the total amount of the dividends that would have been paid to such participant had their DSUs been converted to common shares at the time of the dividend payment by the fair market value of a common share on the date that is three business days prior to the relevant record date.

Assignment and Voting Rights

Except as required by law, participants in the 2018 LTIP will not have any right to transfer the rights associated with Options, SARs, RSUs, PSUs and/or DSUs and will have no ownership or voting rights with respect to the Options, SARs, RSUs, PSUs and/or DSUs or the underlying shares associated with Options, SARs, RSUs, PSUs and/or DSUs.

Termination of Employment

Generally, except as otherwise provided for in an award agreement or upon an exercise of discretion by the Compensation Committee, when a participant is terminated for cause, or a participant voluntarily resigns without good reason, any outstanding Options, SARs, RSUs, PSUs or DSUs which have not vested on or prior to the participant’s termination date shall terminate and become null and void as of such date and cancelled without payment. Upon termination of a participant as a result of the participant’s death, disability, retirement, termination without cause or voluntary termination by the participant for good reason (i) all DSUs previously granted to such participant shall become vested, (ii) and a pro rata proportion of any outstanding Options, SARs, RSUs and PSUs previously granted to such participant will vest based on the ratio that (x) the number of full time months during the vesting period that the participant was actively employed is of (y) the number of full months in the vesting period.

Generally, except as otherwise provided for in an award agreement or upon an exercise of discretion by the Compensation Committee, upon termination of a participant as a result of the participant’s death, disability, retirement, termination without cause or voluntary termination by the participant for good reason, all of the participant’s vested Options and vested SARs shall remain exercisable for a period of twelve months from the termination date; in the event that termination is for any other reason, all of the participant’s vested Options and vested SARs shall remain exercisable for a period of 30 days from the termination date. Upon termination of a participant’s employment, all of the participant’s vested RSUs, PSUs and vested DSUs shall be redeemed and paid out.

Effect of a Significant Event

Upon the occurrence of a Significant Event (as specifically defined in the 2018 LTIP), including a change of control transaction or a liquidation or winding-up of the company, and unless otherwise provided in an award agreement or a written employment contract, the Compensation Committee may, provide that (i) the successor corporation will assume each Award or replace it with a substitute Award on terms substantially similar to the existing Award, (ii) implement the acceleration or vesting of any or all Awards, (iii) the surrender for cash payments equal to the fair market value thereof, or (iv) any combination of the foregoing.

Retirement Arrangements

None of our NEOs participated in a retirement plan in 2018 with the exception of Mr. Andrews, who is enrolled in the Pension Plan for Ontario Employees of Gateway Casinos & Entertainment Limited, which is a defined contribution plan that we offer to certain of our Ontario employees. The company contributes 2% of Mr. Andrews’ base salary to the plan and provides matching contributions in the pension plan of an additional 2%.

Benefit Plans

We provide our executive officers, including the NEOs, with life, disability, health and dental insurance programs on the same basis as other employees, as well as paid time off. We offer these benefits consistent with local market practice.

Executive Share Ownership Guidelines

In connection with this offering, we intend to establish executive share ownership guidelines to further align the interests of our executive officers with those of our shareholders. The ownership guidelines will establish minimum equity ownership levels for executive officers based on a multiple of their base salary and their level of seniority. Executive officers will be expected to meet the prescribed ownership levels within three years of the later of the completion of this offering and the date of their appointment to an executive position.

The following table shows the expected ownership guidelines for the executive officers:

Level	Base Salary Multiple
Chief Executive Officer
Other Named Executive Officers/All Other Executives

Awards Granted in Connection with this Offering

An aggregate of $         the cash equivalent of             common shares (issued at the initial public offering price of $         per common share) minus the applicable withholding taxes, will be awarded and/or paid to our NEOs pursuant to our Legacy Equity Compensation Program upon completion of this offering. Following the completion of this offering, our NEOs will hold         % of our outstanding common shares.

Employment Arrangements

Pursuant to each of their employment agreements, our NEOs are entitled to equity participation in which they will each receive a percentage of the consideration received by holders of our common shares upon certain liquidity events. For further information with regard to our NEO’s equity participation rights, see “Legacy Equity Compensation Program.” In connection with this offering, we intend to enter into amended employment agreements with Messrs. Bardua and Andrews based on an analysis of market standards.

Employment Agreements

Tony Santo

On October 16, 2013 we entered into an offer letter with Mr. Santo, or the Santo Offer Letter, providing for his employment as Chief Executive Officer of the company. The Santo Offer Letter provides that Mr. Santo is entitled to a base salary of $650,000 per year, an annual performance-based bonus with a target bonus opportunity of 100% of his base salary and a car allowance of $795 per month.

The Santo Offer Letter provides that Mr. Santo may resign at any time by providing 90 days’ notice. We may waive the notice requirement and have no further responsibility for the payment of any compensation or severance. If Mr. Santo’s employment is terminated without “Just Cause”, he is entitled to receive a severance payment equal to 18 months’ annual salary, plus one month of severance pay for each additional year of service following his second work anniversary to a maximum of 24 months of severance pay, as well as his pro rata annual bonus paid out at 80% of his target annual bonus amount for the year in which termination occurs. The amount of Mr. Santo’s severance payment that is equal to 12 months base salary and his pro rata annual bonus will be payable in equal installments during the 12 month period following the date of termination, with the remainder of the severance payable as a lump sum at the end of such 12 month period. Mr. Santo is also entitled to continued health and welfare benefits until the earlier of the expiration of the 12 month period following his date of termination or the date he obtains coverage through an alternative employer. Receipt of any severance benefits is subject to Mr. Santo’s execution of a release and compliance with his restrictive covenants.

If Mr. Santo fails to obtain and maintain any licenses or approvals required by applicable gaming regulators, or fails to provide notice to us or the applicable gaming regulators of certain events that could result in the suspension or cancellation of any license, we may terminate his employment for cause.

The Santo Offer Letter contains 12 month post-termination non-competition and “Patron” and employee non-solicitation covenants, as well as a perpetual confidentiality covenant.

For purposes of the Santo Offer Letter, “Just Cause” means any act or omission by Mr. Santo that would constitute just cause for termination of employment under the common law, including without limitation any willful or gross misconduct in relation to the performance of his duties under the Santo Offer Letter, and any gross neglect of his duties under the Santo Offer Letter.

For purposes of the Santo Offer Letter, “Patron” means any corporate entity or individual that we have identified in our records as a “status level” or “high action” player as such terms are generally understood in the gaming industry, and who is the recipient of a marketing or promoting endeavor by us.

Bradley Bardua

On September 29, 2016 we entered into an employment agreement with Mr. Bardua, or the Bardua Employment Agreement, providing for his employment as Chief Financial Officer. The Bardua Employment Agreement provides that Mr. Bardua is entitled to a base salary of $278,320 per year, a performance bonus under the STIP with a maximum bonus opportunity of 50% of his base salary payable in our discretion and a cell phone with associated costs covered.

The Bardua Employment Agreement provides that he may resign at any time by providing three months’ notice; we may waive the notice period, but will pay Mr. Bardua the pro rata base salary due for the balance of the three-month period. If Mr. Bardua’s employment is terminated without cause, he will receive a lump sum payment equal to his annual base salary, any statutorily required continued health benefits coverage and any applicable STIP payments for the previous fiscal year that have not already been paid. If Mr. Bardua fails to obtain and maintain any licenses or approvals required by applicable gaming regulators, or fails to provide notice to us or the applicable gaming regulators of certain events that could result in the suspension or cancellation of any license, we may terminate his employment for cause.

The Bardua Employment Agreement provides that Mr. Bardua will be subject to a perpetual confidentiality covenant, 18 month post-termination customer and employee non-solicitation covenants and a non-competition covenant which will apply either (i) 12 months post-termination if he resigns or is terminated by us for cause or (ii) 6 months post-termination if he is terminated by us without cause. Mr. Bardua will also prohibited from gambling at any gaming facility or operation operated by us or any related companies or businesses for the 3 month period after the date of termination of his employment.

In connection with Mr. Bardua’s change in position to Chief Administrative Officer, we intend to enter into an amended and restated employment agreement with Mr. Bardua, dated as of                 .

Keith Andrews

On June 26, 2014 we entered into an employment agreement with Mr. Andrews, as subsequently amended, or the Andrews Employment Agreement. The Andrews Employment Agreement provides for Mr. Andrews’ employment as Senior Vice President, Managing Director of Ontario and that he is entitled to a base salary of $258,440, a one-time project-based bonus of $47,712 (which has been fully paid), a performance bonus under the STIP with a maximum bonus opportunity of 40% of his base salary payable in our discretion and a cell phone with associated costs covered.

The Andrews Employment Agreement provides that Mr. Andrews may resign at any time by providing three months’ notice; we may waive the notice period, but will pay Mr. Andrews the pro rata base salary due for the balance of the three month period. If his employment is terminated without cause, he will receive a lump sum payment equal to twelve months of his base salary, any statutorily required continued health benefits coverage and his pro-rated eligible STIP payment for the calendar year in which termination occurred. If Mr. Andrews fails to obtain and maintain any licenses or approvals required by applicable gaming regulators, or fails to provide notice to us or the applicable gaming regulators of certain events that could result in the suspension or cancellation of any license, we may terminate his employment for cause.

The Andrews Employment Agreement provides that Mr. Andrews will be subject to a perpetual confidentiality covenant, 12 month post-termination customer and employee non-solicitation covenants and a non-competition covenant which will apply either (i) 12 months post-termination if he resigns or is terminated by us for cause or (ii) 6 months post-termination if he is terminated by us without cause. Mr. Andrews will also prohibited from gambling at any gaming facility or operation operated by us or any related companies or businesses for the 3 month period after the date of termination of his employment.

DIRECTOR COMPENSATION

The table below shows the compensation received by our directors for the fiscal year ended December 31, 2018.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Director Share Ownership Guidelines

In connection with this offering, we intend to establish director share ownership guidelines to further align the interests of our executive officers with those of our shareholders. Our directors will also be expected to maintain a minimum equity ownership level of          times their annual cash retainer. Directors will be expected to meet the prescribed ownership levels within years of the later of the completion of this offering and the date of their appointment our election to our board of directors.

Non-Employee Director Compensation Policy

In connection with this offering, we intend to adopt a non-employee director compensation policy that, effective upon the closing of this offering, will be applicable to each of our non-employee directors. Pursuant to this policy, each eligible non-employee director will receive an annual cash retainer of $        , which will be paid quarterly in arrears.

Also, pursuant to the non-employee director compensation policy, on the date of any annual meeting of our shareholders, we intend to grant each eligible non-employee director an award of              that have a grant date fair value of $                . The terms of each such award will be set forth in a written award agreement between each director and us, which will generally provide for vesting after years of continued service as a director. Any eligible non-employee director who is elected or appointed mid-year will receive a pro-rated portion of the annual award adjusted to reflect his or her period of service.

All cash and equity awards granted under the non-employee director compensation policy will be granted under, and subject to the limits of, the 2018 LTIP.

Type of Fee		Amount ($)
Board Retainer	Board Member
Lead Independent Director

Committee Chair Retainer	Audit & Risk Committee Chair
Compensation Committee Chair
Corporate Governance & Nominating Committee Chair

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information relating to the beneficial ownership of our common shares as of                 , 2018 by:

•	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our outstanding common shares, which includes each selling shareholder;

•	each of our named executive officers and members of our board of directors; and

•	all executive officers and members of our board of directors as a group.

The number of common shares beneficially owned by each entity or individual below is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of                 , 2018 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, we believe based on the information provided to us that the persons named in the table have sole voting and investment power with respect to all common shares shown as beneficially owned by such person.

The percentage of shares beneficially owned before the offering is computed on the basis of                 of our common shares as of                 , 2018. The percentage of shares beneficially owned after the offering is based on the number of our common shares to be outstanding after this offering, including the                  of our common shares that we are selling in this offering, and assumes no exercise of the underwriters’ option to purchase additional common shares from us. Common shares that a person has the right to acquire within 60 days of                 , 2018 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all named executive officers and directors as a group. As of                 , 2018,                common shares, representing     % of our issued and outstanding common shares, were held by                U.S. record holders. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Gateway Casinos & Entertainment Limited, 4331 Dominion Street, Burnaby, British Columbia, Canada V5G 1C7.

	Shares beneficially owned before the offering		Shares beneficially owned after the offering (assuming no exercise of the option to purchase additional shares)		Shares beneficially owned after the offering (assuming full exercise of the option to purchase additional shares)
Name and address of beneficial owner	Number	Percent	Number	Percent	Number	Percent
5% or Greater Shareholders
Catalyst Fund Limited Partnership II (1)		%		%		%
Catalyst Fund Limited Partnership III(2)		%		%		%
TOP V New World Holdings, LLC(3)		%		%		%
Named Executive Officers and Directors
Tony Santo		*%	—	%	—	%
Bradley Bardua		*%
Keith Andrews
Gabriel de Alba
Michael C. Burns
Newton Glassman(4)
Lyle Hall
Olga Ilich
Dr. Michael Percy
Michael Plotzker(5)

All executive officers and members of our board of directors as a group ( persons)		%		%		%

*	Indicates beneficial ownership of less than 1% of the total outstanding common shares.

Notes: (1)

As partners of Catalyst, Messrs. Newton Glassman and Gabriel de Alba have voting and investment control over the shares owned by Catalyst Fund Limited Partnership II. Each of Mr. Glassman and Mr. de Alba disclaims any beneficial ownership of the shares owned by Catalyst Fund Limited Partnership II. The principal business address for Catalyst Fund Limited Partnership II is 181 Bay Street, Suite 4700, P. O. Box 792, Bay Wellington Tower, Brookfield Place, Toronto, Ontario, Canada M5J 2T3.

(2)

As partners of Catalyst, Messrs. Newton Glassman and Gabriel de Alba have voting and investment control over the shares owned by Catalyst Fund Limited Partnership III. Each of Mr. Glassman and Mr. de Alba disclaims any beneficial ownership of the shares owned by Catalyst Fund Limited Partnership III. The principal business address for Catalyst Fund Limited Partnership III is 181 Bay Street, Suite 4700, P. O. Box 792, Bay Wellington Tower, Brookfield Place, Toronto, Ontario, Canada M5J 2T3.

(3)

BlackRock, Inc. has sole dispositive power and shares voting power with the Managing Member of TOP V New World Holdings, LLC with respect to the shares held by TOP V New World Holdings, LLC. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Mr. Glassman will resign as one of our directors immediately prior to the effectiveness of the registration statement on Form F-1, of which this prospectus forms a part. Mr. Glassman will be replaced on our board of directors by Michael Plotzker, the replacement nominee of Catalyst.

(5)	Mr. Plotzker will replace Mr. Glassman as the replacement nomimee of Catalyst immediately prior to the effectiveness of the registration statement on Form F-1, of which this prospectus forms a part.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described in this section, or forms of such agreements as they will be in effect at the time of this offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

POM Acquisition

On July 13, 2018, pursuant to a share purchase agreement dated June 29, 2018, we acquired all of the shares of 1998720 Ontario Inc. (formerly 7562578 Canada Inc.), or POM, from Natural Market Restaurants Corp., or NMRC, a wholly owned subsidiary of investment funds managed by Catalyst, for approximately $16.3 million, which we refer to as the POM Acquisition. POM previously carried on a grocery business under the name “Planet Organics Market” and, in the course of doing so, incurred significant losses. Prior to the closing of the POM Acquisition, POM transferred all of its assets (other than the shares of a non-operating subsidiary and certain tax losses) to, and all of POM’s remaining liabilities were assumed by, another wholly owned subsidiary of NMRC. The acquisition of POM is intended to allow us to utilize POM’s non-capital losses, which NMRC has represented to be not less than $217.0 million.

The share purchase agreement contains various representations and warranties by NMRC, including ones relating to the transfer of POM’s business assets and the assumption of POM’s business liabilities prior to the closing of the POM Acquisition, the absence of certain other liabilities, and certain tax attributes of POM. NMRC has agreed to indemnify us for any losses suffered from any breach under the share purchase agreement. This indemnity is capped at 50% of the purchase price and is limited to two years for representations and warranties relating to certain tax matters and three years for all other representations and warranties. In addition, NMRC has agreed to indemnify us for any outstanding and future liabilities of POM relating to the grocery business previously carried on by POM.

As we and NMRC are under the common control of investment funds managed by Catalyst, the POM Acquisition constituted a related party transaction. Accordingly, we retained Sequeira Partners Inc., an independent financial advisor, to provide a fairness opinion on the purchase price paid by us, and the nominees of Catalyst on our board of directors declared their interest in the transaction and abstained from voting thereon.

Indemnification Agreements

Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors and officers.

Related Person Transaction Policy

Prior to the consummation of this offering, we intend to adopt a related person transaction policy.

Existing Shareholder Agreements

Shareholders’ Agreement

We are a party to a shareholders’ agreement dated September 16, 2010, by and among us and all of our shareholders, which we refer to as the “Shareholders’ Agreement”. Pursuant to the terms of the Shareholders’ Agreement, the Shareholders’ Agreement will terminate immediately prior to the closing of this offering; however, the provisions of the Shareholders’ Agreement that grant piggyback registration rights to Shareholders holding at least 15% of the issued and outstanding common shares (or, in the case of TOP V New World Holdings, LLC, 75% of the common shares held by TOP V New World Holdings, LLC and its affiliates as of September 16, 2018), which we refer to as our Significant Shareholders, will survive the closing of this offering. Pursuant to the piggyback registration rights, we are required to give prompt notice to all Significant Shareholders of our intention to register any common share for a sale in a public offering. Upon receiving such notice any Significant Shareholder may exercise its piggyback registration rights and require that all or a part of the common shares held by such Significant Shareholder be included in the proposed registration, or the Piggyback Registration. We must use commercially reasonable efforts to include all of the common shares requested by a Significant Shareholder in the proposed registration and the Significant Shareholder has an obligation to provide certain information to us. All expenses incurred in connection with a Piggyback Registration (other than fees or commissions payable to an underwriter) will be paid by us.

Investor and Registration Rights Agreement

We and Catalyst will, upon the closing of this offering, enter into an investor and registration rights agreement, which we refer to as the Investor and Registration Rights Agreement, which will supersede the Piggyback Registration rights provided to Catalyst in the Shareholders’ Agreement. The following is a summary of the material attributes and characteristics of the Investor and Registration Rights Agreement. This summary is qualified in its entirety by reference to the provisions of that agreement, which contains a complete statement of those attributes and characteristics.

Pursuant to the Investor and Registration Rights Agreement, Catalyst and the investments funds managed by Catalyst, or the Catalyst Holders, will, collectively, have the right to nominate (i) two individuals for election to the board of directors so long as they own or control, in the aggregate, at least 25% of our issued and outstanding common shares, and (ii) one individual for election to the board of directors so long as they own or control, in the aggregate, at least 12.5%, but less than 25% of our issued and outstanding common shares.

The Investor and Registration Rights Agreement will also provide the Catalyst Holders with registration rights in respect of any common shares held by them from time to time, or the Registrable Securities.

Each of the Catalyst Holders may require us to effect a registration for a public offering in the jurisdiction(s) where we are a reporting issuer of no less than $25.0 million of Registrable Securities, or a Demand Registration, so long as they own or control, in the aggregate, at least 10% of our issued and outstanding common shares. We shall be obligated to effect no more than four Demand Registrations in any twelve month period.

Notwithstanding any notice for a Demand Registration, we will be entitled to postpone the filing of any offering document for up to 90 days if, in the good faith judgment of our board of directors, the requested Demand Registration could either (i) impede our ability to consummate a significant transaction (including, without limitation, a financing, an acquisition, a restructuring or a merger) or proceed with negotiations or discussions in relation thereto, or (ii) there exists at the time material non-public information relating to us the disclosure of which would be materially adverse to us. The lead underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of Registrable Securities to be qualified by such underwritten offering.

We are required to give prompt notice to all Catalyst Holders of our intention to register any Registrable Securities for sale in a public offering, whether the registration is on our behalf or pursuant to a Demand Registration. Upon receiving such notice, any Catalyst Holder may require that we complete a Piggyback Registration in respect of all or some of the Catalyst Holder’s Registrable Securities.

All expenses incurred in connection with a registration pursuant to a Demand Registration or a Piggyback Registration (excluding underwriters’ discounts and commissions, if any, and applicable transfer taxes, if any, which shall be borne by the selling Catalyst Holders) shall be borne by us.

Indemnification Agreements

Pursuant to the Shareholders’ Agreement, the selling shareholders have agreed to indemnify us, our directors and officers and each person who controls us (within the meaning of any applicable securities act)

against any losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon (i) any untrue statement of material fact contained in the prospectus or any omission of a material fact required to be stated therein or necessary to make any statement therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by the selling shareholder specifically for inclusion in the prospectus; or (ii) any default by the selling shareholder in respect of their obligations to, in connection with any Piggyback Registration, (a) provide such information with respect to itself and the number of our securities held by the selling shareholder as may be reasonably required by us to comply with the applicable securities acts in each jurisdiction in which the registration is to be effected; (b) if required under the applicable securities acts, execute any certificate forming part of a preliminary prospectus, prospectus or similar document to be filed with the applicable commissions and provide all other information and documentation (including executed copies thereof) as we may reasonably require to effect the Piggyback Registration; and (c) immediately notify us of the happening of any event during the period in Section 10.2(b) of the Shareholders’ Agreement, as a result of which the preliminary prospectus or the prospectus, as in effect, would include an untrue statement of material fact or would omit any fact that is required to be stated or is necessary to make any statement therein not misleading in light of the circumstances in which it was made insofar as such facts or statements relate to or were provided by the selling shareholder; provided that the obligation to indemnify will be several, not joint and several, among such selling shareholders and the liability of each such selling shareholder will be in proportion to and limited in all events to the net amount received by such holder from the sale of registrable securities pursuant to such registration.

We have agreed to indemnify the selling shareholders, their respective officers and directors and each person who controls the selling shareholders (within the meaning of any applicable securities act) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon (i) any information or statement contained in the prospectus which at the time and in light of the circumstances under which it was made contains a misrepresentation (as defined in the applicable securities act); (ii) any omission to state in the prospectus any fact that was required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made; (iii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable commission, court or other competent authority based upon any untrue statement or omission or any misrepresentation in the prospectus or based upon any failure to comply with applicable securities laws (other than any failure by the selling shareholder) preventing or restricting the trading in or the sale and distribution of the registrable securities; and (iv) non-compliance by Gateway with any of the applicable securities acts in connection with a registration and the distribution effected thereunder, except insofar as (A) any information or statement referred to in clause (i), (ii) or (iii) above has been furnished in writing to us by the selling shareholder expressly for use therein or (B) caused by such selling shareholder’s failure to deliver to a purchaser of registrable securities a copy of the prospectus after the Company has furnished such selling shareholder with a sufficient number of copies of the same.

DESCRIPTION OF INDEBTEDNESS

The following is a summary of certain provisions of the agreements and instruments evidencing our material indebtedness as of the date of this prospectus. This summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreements and instruments, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Secured Credit Facility

The 2018 Refinancing

On March 13, 2018, we closed the 2018 Refinancing, a refinancing of the 2017 Senior Secured Credit Facility pursuant to the A&R Credit Agreement for the 2018 Senior Secured Credit Facility. The 2018 Senior Secured Credit Facility consists of (x) the 2018 First Lien Term Loan Facility, a US dollar term loan facility in an aggregate principal amount of US$335.0 million and (y) an up to $150.0 million 2018 Senior Secured Revolving Credit Facility available to be drawn in Canadian dollars (with a sublimit of US$25 million for US dollars), the entire amount of which is available for letters of credit. The 2018 Senior Secured Credit Facility includes an uncommitted incremental term facility option under the 2018 First Lien Term Loan Facility and an uncommitted incremental revolving facility option under the 2018 Senior Secured Revolving Credit Facility, which we collectively refer to as the Incremental Facilities. The aggregate principal amount of the Incremental Facilities may not exceed US$120.0 million plus an unlimited amount, subject to pro forma compliance with required leverage ratios depending on whether such Incremental Facility is secured on a pari passu basis, secured on a junior-lien basis or unsecured.

The 2018 First Lien Term Loan Facility has a seven-year maturity and is payable in equal quarterly amounts of 0.25% of the original principal amount of such facility funded prior to such date, with the remaining balance due at maturity. The 2018 Senior Secured Revolving Credit Facility has a five-year maturity.

Borrowings and letters of credit under the 2018 Senior Secured Revolving Credit Facility are made available by way of Canadian dollar and US dollar advances. The 2018 Senior Secured Revolving Credit Facility and 2018 First Lien Term Loan Facility bear customary interest rates. Upon a Qualified IPO (as defined in the A&R Credit Agreement), the interest rates applicable to the 2018 First Lien Term Loan Facility will be reduced by 0.25% per annum.

The 2018 Senior Secured Credit Facility is secured by a perfected first priority security interest in all of our and our wholly owned subsidiaries’ assets and all real and personal property (in each case, subject to certain exceptions and permitted liens).

Subject to reinvestment rights, the 2018 Senior Secured Credit Facility is subject to mandatory prepayment provisions. These provisions include, without limitation, a prepayment requirement with net cash proceeds from certain asset sales and casualty events (subject to customary reinvestment rights) and the incurrence of certain indebtedness, in each case subject to certain exceptions. There is also an annual prepayment requirement which commenced in the year ending December 31, 2018, in an amount equal to 50% (with stepdowns commencing if the first lien net leverage ratio is below certain agreed upon thresholds) of Excess Cash Flow (as defined in the A&R Credit Agreement) for the applicable fiscal year, minus the amount of any voluntary prepayments during such Excess Cash Flow Period or on or prior to the Excess Cash Flow Calculation Date to the extent not previously deducted pursuant to the terms of the 2018 Senior Secured Credit Facility (as such terms are defined in the A&R Credit Agreement). It is expected that, to the extent that mandatory prepayments are required, prepayments will be applied to prepay the term loan borrowings under the 2018 Senior Secured Credit Facility.

The 2018 Senior Secured Credit Facility imposes certain restrictions on our activities, including, without limitation, and subject to certain exceptions, restrictions on our ability to: incur debt, incur liens, make dispositions, make investments, make restricted payments, enter into transactions with affiliates, enter into agreements with negative pledge clauses, change the nature of our business, change our fiscal year, make payments of junior lien debt (including the notes issued hereby) and subordinated debt, amend the terms of our junior lien debt (including the notes issued hereby) and subordinated debt, amend the terms of our organizational documents and other material agreements, and enter into speculative transactions.

If an event of default under the 2018 Senior Secured Credit Facility occurs and is continuing, the principal amount outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

The Term Loan Upsize

On July 16, 2018, we entered into the First Amendment Agreement, pursuant to which we upsized the 2018 First Lien Term Loan Facility by way of the TLB Incremental Facility by US$105 million. The TLB Incremental Facility was funded on the same terms and pricing as the existing 2018 First Lien Term Loan Facility. The proceeds from the TLB Incremental Facility were used (i) to finance the acquisition of the Central Bundle, (ii) to pay related fees and expenses incurred in connection with the First Amendment and the Central Bundle acquisition, and (iii) to increase our available cash on hand to fund general corporate purposes, including future capital expenditures.

Second Priority Senior Secured Notes

On February 22, 2017, we issued US$255.0 million principal amount of second priority senior secured notes with a final maturity date of March 1, 2024, or the 8.25% Notes. Subject to certain exceptions and permitted liens, the 8.25% Notes are secured by a second priority lien on the assets that secure our 2018 Senior Secured Credit Facility. The 8.25% Notes rank pari passu in right of payment with all existing and future senior indebtedness, and, to the extent of the value of the collateral, rank effectively senior to any unsecured senior indebtedness. The 8.25% Notes were issued pursuant to an indenture dated February 22, 2017 between us, the guarantors and the trustees, or the Indenture, as supplemented by a supplemental indenture dated March 13, 2018. The 8.25% Notes are guaranteed by all of our Restricted Subsidiaries (as defined in the Indenture). The 8.25% Notes accrue interest at the rate of 8.25% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2017.

We may, upon not less than 30 nor more than 60 days’ notice, redeem the 8.25% Notes prior to March 1, 2020 at a redemption price equal to 100% of the principal amount of the 8.25% Notes redeemed, plus an applicable premium and accrued and unpaid interest, if any, to the applicable exemption date.

On or after March 1, 2020, we may, on one or more occasions, redeem the 8.25% Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the twelve month period commencing on March 1 of the years set forth below:

Period	Redemption Price
2020	104.125%
2021	102.750%
2022	101.375%
2023 and thereafter	100.000%

In the event of a change of control (as defined in the Indenture), each holder of the 8.25% Notes shall have the right to cause us to repurchase all or any part of such holder’s 8.25% Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

We may redeem, in the aggregate, up to 40% of the principal amount of the Notes with the net cash proceeds of one or more equity offerings by us or any direct or indirect parent of us to the extent the net cash proceeds thereof are contributed to our common equity capital or used to purchase our capital stock (other than disqualified stock), at a redemption price of 108.25% plus accrued and unpaid interest to the redemption date, provided that at least 60% of the principal amount of the Notes remain outstanding after such redemption and such redemption occurs within 90 days of the closing of such an offering upon not less than 30 nor more than 60 days’ notice mailed to each holder of the Notes.

The 8.25% Notes may also be subject to redemption or mandatory disposition following a determination by any applicable gaming regulatory authority that the holder or beneficial owner of such 8.25% Notes is unsuitable to hold the 8.25% Notes or upon the failure of the holder or beneficial owner to comply with certain disclosure requirements.

The Indenture contains various restrictive covenants customary for similar indebtedness, including, but not limited to, covenants restricting our ability to incur indebtedness, create liens, issue disqualified stock and preferred stock, sell assets, make distributions or other Restricted Payments (as defined in the Indenture), make investments, enter into transactions with affiliates and merge or consolidate. There are also restrictions in the Indenture on dividend payments. See “Dividend Policy”.

In February and March 2018, we sought and received the consent of its noteholders following the consent solicitation process of our 8.25% Notes, or the Consent Solicitation, to amend the limitation on the restricted payments covenant and the asset sales covenant in the Indenture in order to allow for a one-time restricted payment of up to US$100.0 million. Pursuant to the Consent Solicitation, we made consent payments in the aggregate amount of $5,084,280 to its noteholders.

Vernon Mortgage

On January 10, 2014, we completed the purchase of the land and building of the existing Vernon Casino for approximately $8,436,000 including closing costs. We paid for the purchase with approximately $3,786,000 in cash and financed the remaining amount with the assumption of a $4,650,000 mortgage secured by the land and building. The mortgage bears a fixed interest rate of 4.29% per annum and the $3,942,000 outstanding principal amount matures on April 2, 2019.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the rights of our common shares as set forth in our articles and bylaws, as each will be amended and restated in connection with this offering, and certain related sections of the Canada Business Corporations Act, or CBCA. This summary does not purport to be complete and is qualified in its entirety by the full text of our amended and restated articles and bylaws.

Upon the closing of this offering, our authorized share capital will consist of an unlimited number of common shares, each without par value. Immediately following the closing of this offering, we expect to have                issued and outstanding common shares (                common shares if the underwriters’ option to purchase additional common shares is exercised in full). Immediately following the closing of this offering we also expect to have                outstanding vested and unvested restricted share units granted pursuant to our equity incentive plans to acquire                common shares and                 restricted share units available for grant under our equity incentive plans to acquire                common shares.

The following description of our share capital and provisions of our amended and restated articles and bylaws are summaries of material terms and provisions and are qualified by reference to our amended and restated articles and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The description of our common shares reflects amendments to our amended and restated articles and bylaws that will become effective immediately prior to the closing of this offering.

Common Shares

The holders of our common shares are entitled to one vote for each share held at any meeting of shareholders. The holders of our common shares are entitled to receive dividends as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets. There are no preemptive, redemption, purchase or conversion rights attaching to our common shares. There are no sinking fund provisions applicable to our common shares. Our common shares are issued in fully registered form. The common shares offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Certain Important Provisions of Our Amended and Restated Articles of Incorporation and the CBCA

The following is a summary of certain important provisions of our articles and certain related sections of the CBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the CBCA.

Stated Objects of Purpose

Our articles do not contain stated objects or purposes and do not place any limitations on the business in which we engage.

Directors

Power to vote on matters in which a director is materially interested. The CBCA states that a director must disclose to us, in accordance with the provisions of the CBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction (a) relates primarily to the director’s remuneration as a director, officer, employee or agent of us or an affiliate, (b) is for indemnity or insurance otherwise permitted under the CBCA or (c) is with an affiliate.

Directors’ power to determine the remuneration of directors. The CBCA provides that the remuneration of our directors, if any, may be determined by our directors subject to our articles and bylaws. That remuneration may be in addition to any salary or other remuneration paid to any of our employees who are also directors.

Retirement or non-retirement of directors under an age limit requirement. Neither our articles nor the CBCA impose any mandatory age-related retirement or non-retirement requirement for our directors.

Number of shares required to be owned by a director. Neither our articles nor the CBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office.

Action Necessary to Change the Rights of Holders of Our Shares

Our shareholders can authorize the alteration of our articles to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by (a) not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (b) a resolution consented to in writing by all of the shareholders entitled to vote holding the applicable class or series of shares.

Shareholder Meetings

We must hold an annual general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of our shareholders may be held anywhere in Canada, or provided that the shareholders agree, anywhere outside of Canada.

Our directors may, at any time, call a special meeting of our shareholders. Shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders’ meeting. A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders entitled to vote at that meeting, to each director and to the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer.

Under the CBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting; however, the notice requirements of applicable securities laws must be met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings is two persons present and holding, or represented by proxy, 5% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of our common shares are entitled to attend meetings of our shareholders. Our directors, our president, our secretary (if any), our auditor, the scrutineer and any other persons invited by our chairman or directors or with the consent of those at the meeting are entitled to attend any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Common Share Constraints Required by Gaming Regulators and Change of Control

Our articles do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us. Our articles do contain change of control limitations with respect to a transfer, sale or other disposition of our common shares and share ownership restrictions.

We and our shareholders are subject to certain restrictions, constraints and conditions on ownership of our common shares imposed by the applicable legislation and the terms and conditions of our operating agreements and/or licenses. Shareholders must either submit to an advance approval process or obtain registration when certain ownership thresholds are met. See “Risk Factors—Risks Related to this Offering—Shareholders will be subject to certain ownership constraints, which limit the number of common shares that a Shareholder may acquire without the prior written approval of the Gaming Authorities and Gaming Regulators.”

In Alberta, any sale, assignment or transfer of a 5% or greater interest in Gateway must be disclosed to the AGLC within 10 business days after the effective date of the transaction and approved by the board of the AGLC. Prior approval of the AGLC is required for the acquisition of any “financial interest” in us, our business or in a property to which our AGLC license relates, in a manner other than by way of a sale, assignment or transfer. A “financial interest” is defined to include any direct, indirect or contingent interest (i) whether as owner, partial or otherwise, of an interest, beneficial owner, owner of shares or owner through trusteeship, investment or otherwise, (ii) in management, whether by management agreement, partnership agreement or other agreement, or (iii) because of having loaned or advanced or caused to be loaned or advanced money or anything of value, with or without security.

In British Columbia, approval of the GPEB is required in advance of the acquisition or disposition of a 5% or greater ownership or beneficial ownership of common shares by any person or group of persons acting in concert. Further, through the OSAs, the BCLC restricts share ownership of our common shares without approval from the BCLC and GPEB. No person or group of persons acting jointly or in concert may hold or beneficially own a Significant Interest without obtaining prior written consent of GPEB and the BCLC. In addition, any person or group of persons acting jointly or in concert holding or beneficially owning, either directly or indirectly, a Significant Interest in our common shares must obtain GPEB and the BCLC’s consent prior to disposing or acquiring common shares or disposing of any part of that interest if such disposition or acquisition would result in a change of control of Gateway. A “Significant Interest” for purposes of the BCLC and the OSAs is an interest greater than 5% of our issued and outstanding common shares.

In Ontario, the common shares are also subject to the restrictions set out in the COSAs. Under each COSA, we must disclose when any person becomes the holder or beneficial owner of our voting securities or the voting securities of one of our control persons holding, in the aggregate, more than 5% of the votes attaching to the total of such voting securities, within 30 days of the transaction. Further, each COSA provides that no person may beneficially acquire, directly or indirectly, more than 10% of our voting securities or the voting securities of one of our control persons without the consent of the OLG. For greater certainty, any person holding more than 10% of our voting securities or the voting securities of one of our control persons will not, without prior written consent of OLG, effect an acquisition or disposition of such voting securities to the extent that such acquisition or disposition would result in a change of control of Gateway. See “Business—Operating Agreements and Licenses”.

On June 25, 2012, we amended our articles to include specific provisions, which we refer to as the Share Restrictions, restricting the ownership of common shares in order to accommodate and ensure compliance with the MCOSA constraints. Prior to the completion of the offering, we intend to file an amendment to our articles approved by existing shareholders so that the Share Restrictions contained therein will reflect the constraints prescribed in the COSAs and the new OSAs. In accordance with the our articles, we are able to enforce the Share Restrictions by placing stop transfers on common shares, suspending all voting, dividend and other distribution rights on common shares and seeking injunctive or other relief to ensure compliance with the Share Restrictions.

Limitations on Liability and Indemnification of Directors and Officers

Under the CBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws require us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Under the CBCA, we are permitted to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity.

Prior to the completion of the offering we intend to enter into indemnity agreements with our directors and certain officers which provide, among other things, that we will indemnify, including but not limited to the indemnity permitted under the CBCA, him or her for losses reasonably incurred by reason of being or having been a director or officer; provided that, we shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful, and in so acting was in breach of the obligations under the indemnity agreement.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Listing

We have applied to list our common shares on NYSE under the symbol “GTWY.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the common shares is                 , located at                 .

Exchange Controls

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to non-resident holders of our common shares, other than withholding tax requirements

There is no limitation imposed by Canadian law or by our articles of amendment on the right of a non-resident to hold or vote our common shares, other than those imposed by the Investment Canada Act and the Competition Act (Canada). These acts will generally not apply except where a control of an existing Canadian business or company, which has Canadian assets or revenue over a certain threshold, is acquired and will not apply to trading generally of securities listed on a stock exchange.

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of voting our shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.

Investment Canada Act

The Investment Canada Act requires each “non-Canadian” (as defined in the Investment Canada Act) who acquires “control” of an existing “Canadian business”, to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction by Canadian authorities. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our common shares by a non-Canadian who is a World Trade Organization member country investor, including a United States investor, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and the value of our assets (as determined pursuant to the Investment Canada Act) was equal to or greater than a specified amount, which varies annually. The specified threshold amount is $369.0 million in 2015. As of April 24, 2015, this financial threshold will change for World Trade Organization member country investors, including United States investors, who are not “state-owned enterprises” (as defined in the Investment Canada Act), with the result that the acquisition of control of us by such an investor would be reviewable only if our enterprise value (as determined pursuant to the Investment Canada Act) was equal to or greater than $600.0 million.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the new national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the Canadian government, and may occur on a pre- or post-closing basis.

Certain transactions relating to our common shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national security review, including:

a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

b)

the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

c)

the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our common shares, remains unchanged.

Comparison of Shareholder Rights

We are a corporation governed by the CBCA. The following discussion summarizes material differences between the rights of holders of our common shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Ontario and Delaware. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, the CBCA, and our articles.

Delaware	CBCA

Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

Under the CBCA and our articles, certain fundamental changes, such as amendments to the articles, certain bylaws amendments, continuances to another jurisdiction, certain amalgamations, a lease, sale or transfer of all or substantially all of the property of a company other than in the ordinary course of business, liquidations, dissolutions, and certain arrangements are required to be approved by special resolution.

Delaware	CBCA

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under CBCA.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

In addition, the CBCA provides that, where it is not practicable for a corporation (that is not an insolvent corporation) to effect such a fundamental change under any other provision contemplated under the CBCA, the corporation may apply to a court for an order approving an arrangement.

Under the CBCA, arrangements are permitted and a company may make any proposal it considers appropriate. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, (or such higher approval that a court may require) and may provide that holders of shares not normally entitled to vote may vote on the arrangement. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

The CBCA does not contain a provision comparable to Section 251(h) of the DGCL.

Delaware	CBCA

Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The CBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations. However, in Canada, takeovers and other related party transactions are addressed in provincial securities legislation and policies which may apply to us.

In addition, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions or MI 61-101 which is applicable to Canadian reporting issuers contains detailed requirements in connection with “related party transactions.” A “related party transaction” as defined under M I61-101 means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party” as defined in MI 61-101 includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy circular sent to security holders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the

The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares in respect of which such shareholders dissent in connection with specified matters, including: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the

Delaware	CBCA

consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

corporation’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business; (vi) pursuant to a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; (vii) the carrying out of a going-private transaction or a squeeze-out transaction; and (viii) certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series, including in certain cases a class or series of shares not otherwise carrying voting rights; provided that, a shareholder is not entitled to dissent if any amendment to the articles is effected by a court order (a) approving a reorganization; or (b) made in connection with an action for an oppression remedy, described below.

Compulsory Acquisition

Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

The CBCA provides that if, within 120 days after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice before the earlier of (i) 60 days from the termination of the offer; and (ii) 180 days from the making of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may, within 20 days of receiving notice, notify the offeror that they are not transferring their shares to the offeror but are demanding to be paid fair value as determined by a court.

Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be	Under the CBCA, an action that can be taken at a meeting may only be taken without a meeting if the

Delaware	CBCA

taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

resolution with respect to that matter is signed by all shareholders entitled to vote thereon.

Special Meetings of Stockholders/Shareholders

Under the DGCL, a special meeting of shareholders may be called by the board of directors of by such persons authorized in the certificate of incorporation or bylaws.

Under the CBCA and our bylaws, the directors may call a special meeting of the shareholders.

Additionally, under the CBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a meeting of shareholders may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a shareholders meeting. Upon receiving a requisition that complies with the technical requirements set out in the CBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them may call the meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under the CBCA, subject to any restrictions contained in its articles, a company may pay a dividend in fully paid shares, money or other property unless there are reasonable grounds for believing that the company is or after the payment would be unable to pay its liabilities as they become due or the realizable value of its assets would be less than the aggregate of its liabilities and its stated capital of all classes.

The purchase or other acquisition by a company of its shares is permitted subject to solvency tests similar to those applicable to the payment of dividends (as set out above).

Vacancies on Board of Directors

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors	Under the CBCA and our articles, a vacancy among the directors created by the removal of a director may

Delaware	CBCA

then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

be filled by the shareholders at the meeting at which the director is removed or, if not so filled, a quorum of directors may fill a vacancy among the directors unless the vacancy results from an increase in the number of the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

If the directors are empowered to determine the number of directors, the directors may appoint additional directors provided that, after such appointment, the total number of directors is not greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

Constitution and Residency of Directors

The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the CBCA, subject to certain limited exceptions, at least 25% of the directors (or if a company has less than four directors, at least one director) of a company must be resident Canadians. The CBCA also requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Under the CBCA, provided that articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office.

Our bylaws allow for the removal of a director by ordinary resolution of the shareholders.

If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation’s books and records for a proper purpose.

Under the CBCA, directors, shareholders, creditors and their representatives may inspect certain of the records of a company during usual business hours of the company and take copies of extracts free of charge.

Delaware	CBCA

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the CBCA, any amendment to the articles of a corporation generally requires shareholder approval by special resolution. If a proposed amendment requires approval by special resolution (which requires the approval of not less than two-thirds of the votes cast by the shareholders), the holders of shares of a class (or of a series of a class, if the proposed amendment would affect such series differently from the other series of shares of such class) are entitled to vote separately as a class or series if the proposed amendment affects the class or series as specified in the CBCA, whether or not the class or series otherwise carries the right to vote. The CBCA provides, however, that no rights, privileges, restrictions or conditions attached to a series of shares shall confer on a series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Under the CBCA, unless the articles or bylaws otherwise provide, the board of directors of a corporation may, by resolution, make, amend or repeal bylaws that regulate the business or affairs of a corporation provided that any such by-law, amendment or repeal of a by-law must be confirmed at the next meeting of shareholders by the affirmative vote of a majority of the shareholders entitled to vote thereat. Any by-law or amendment is effective when made by the board of directors but ceases to be effective if not confirmed by the shareholders. If a by-law, amendment or repeal is rejected by shareholders, or the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, then such by-law, amendment or repeal will cease to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’

Under the CBCA, a company may indemnify its current or former directors or officers or another individual who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other

Delaware	CBCA

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

proceeding in which the individual is involved because of his or her association with the company or another entity.

The CBCA also provides that a company may advance moneys to a director, officer or other individual for costs, charges and expenses incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless the individual (i) acted honestly and in good faith with a view to the company’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws require us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.

Under the CBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the CBCA, the regulations thereunder and the company’s articles, bylaws and any unanimous shareholder agreement. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles, bylaws, or resolution of a company may relieve a director or officer of a company from the duty to act in accordance with the CBCA and the regulations thereunder, or from any liability for failing to do so.

Delaware	CBCA

The CBCA does not permit any limitation of a director’s liability other than in connection with the adoption of a unanimous shareholder agreement that restricts certain powers of the directors. If such a unanimous shareholder agreement were adopted, the parties who are given the power to manage or supervise the management of the business and affairs of the corporation under such agreement assume all of the liabilities of a director under the CBCA.

Under the CBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and otherwise exercised the degree of care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including relying in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial condition of the company; or (ii) a report of a person whose profession lends credibility to a statement made by the professional person.

Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the CBCA, a current or former shareholder (including a current or former beneficial shareholder) of a company or any of its affiliates, a current or former director or officer of a company or any of its affiliates the “Director” appointed under the CBCA, or any other person who, in the discretion of the court, is a proper person may make an application to the court (each a “complainant”) for leave to bring an action in the name and on behalf of the company or any of its subsidiaries, or intervene in an action to which the company or any of its subsidiaries is a party, to prosecute or defend an action on behalf of a company (a derivative action). No derivative action may be brought unless the court is satisfied that (i) notice of the application for leave has been given to the directors of the company or its subsidiary of the complainant’s intention to apply to the court under subsection (1) not less than fourteen days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the company for the action to be prosecuted or defended.

Under the CBCA, upon the final disposition of a derivative action, the court may make any order it

Delaware	CBCA

determines to be appropriate. In addition, under the CBCA, a court may order a company to pay the complainant’s reasonable legal fees and other costs reasonably incurred by the complainant in connection with the action.

Oppression Remedy

Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the CBCA’s oppression remedy.

The CBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that (i) any act or omission of the company or any of its affiliates effects or threatens to effect a result, (ii) the business and affairs of the company or its affiliates are, have been or are threatened to be carried on or conducted in a manner, or (iii) the powers of the directors of the company or any of its affiliates are of have been exercised in a manner, that is, oppressive or unfairly prejudicial to, or that unfairly disregards, the interests of any security holder, creditor, director or officer of the company.

Under the CBCA, a “complainant” includes a current or former shareholder (including a current or former beneficial shareholder) of a company or any of its affiliates, a current or former director or officer of a company or any of its affiliates, the “Director” appointed under the CBCA or any other person who, in the discretion of the court, is a proper person to bring the application.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants.

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Under, and subject to, the CBCA, preferred shares may be issued in one or more series. The articles of incorporation may authorize a board of directors, without shareholder approval, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including redemption, dividend, liquidation and voting rights, as our board of directors may determine.

The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or

Delaware	CBCA

preventing a change of control of a corporation and may adversely affect the market price of a corporation’s common shares.

In addition, the CBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over market value for their shares.

Advanced Notice Requirements for Proposals of Stockholders/Shareholders

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the CBCA, proposals with respect to the nomination of candidates for election to the board of directors may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit a proposal, a shareholder must be the registered or beneficial holder of, or have support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding voting shares of the corporation, or (ii) voting shares whose fair market value is at least $2,000 and such registered or beneficial holder(s) must have held such shares for at least six months immediately prior to the day upon which the shareholder submits the proposal. In order for a proposal to include nominations of directors, it must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the special meeting.

A proposal under the CBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters (if applicable), the number of shares of the company owned by such persons and the date upon which such shares were acquired.

If the proposal is submitted at least 90 days before the anniversary date of the notice of meeting sent to shareholders in connection with the previous annual meeting and the proposal meets other specified requirements, then the company shall either set out the proposal in the proxy circular of the company or attach the proposal thereto. In addition, if so requested by the person submitting the proposal, the company shall include in or attach to the proxy circular a statement in support of the proposal by the person and the name and address of the person.

If a company refuses to include a proposal in a management proxy circular, the company shall notify

Delaware	CBCA

the person in writing within 21 days after its receipt of the proposal (or proof of the person’s ownership of securities) of its intention to omit the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court for an order permitting the company to omit the proposal from the management proxy circular and the court may make such order as it determines appropriate.

Any registered shareholder entitled to vote, or any beneficial shareholder whose shares are entitled to be voted, at a meeting of shareholders may also discuss at the meeting any matter in respect of which such shareholder would have been entitled to submit a proposal.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common shares. Future sales of substantial amounts of our common shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of common shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common shares in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our common shares and our ability to raise equity capital in the future.

Upon completion of this offering, we will have                  common shares outstanding, or                  common shares outstanding if the underwriters exercise their option in full to purchase additional common shares. Of these,                  common shares, or                 common shares if the underwriters exercise their option in full to purchase additional common shares, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining common shares are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After days from the date of this prospectus (subject, in some cases, to volume limitations).
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

Rule 144

In general, a person who has beneficially owned our common shares that are restricted shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our common shares that are restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of our common shares then outstanding, which will equal approximately                 common shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional common shares; or

•	the average weekly trading volume of our common shares on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701, any of our employees, executive officers, directors, consultants or advisors who purchases shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Canadian Resale Restrictions

Any sale of any of our common shares which constitutes a “control distribution” under Canadian securities laws (generally a sale by a person or a group of persons holding more than 20% of our outstanding voting securities) will be subject to restrictions under applicable Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities or if the issuer is a reporting issuer in a jurisdiction of Canada and prior notice of the sale is filed with the Canadian securities regulatory authorities at least seven days before any sale and there has been compliance with certain other requirements and restrictions regarding the manner of sale, payment of commissions, reporting and availability of current public information about us and compliance with applicable Canadian securities laws.

Registration Rights

We intend to enter into a registration rights agreement upon consummation of this offering pursuant to which we will agree under certain circumstances to file a registration statement to register the resale of the shares held by certain of our existing shareholders, as well as to cooperate in certain public offerings of such shares. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Related Party Transactions—Investor and Registration Rights Agreement.”

Lock-up Agreements

All of our executive officers, directors and the holders of substantially all of our common shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities for a period of 180 days after the date of this prospectus, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC. After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above. See “Underwriting.”

Equity Incentive Plans

Following this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the common shares that are subject to outstanding restricted stock, restricted stock units and other awards that may be granted pursuant to our equity incentive plans. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up restrictions applicable to those shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of our common shares issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code , Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder of our common shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common shares.

This discussion is limited to U.S. Holders that hold our common shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and that have acquired their common shares in this offering. This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	persons that directly, indirectly or constructively own 10% or more of the total combined voting power or value of all classes of our share capital;

•	real estate investment trusts or regulated investment companies;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to our common shares under the constructive sale provisions of the Code;

•	persons who hold or receive our commons shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that do not have the U.S. dollar as their functional currency;

•	persons that are resident in or have a permanent establishment outside of the United States;

•	tax-qualified retirement plans; and

•	accrual method taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our common shares that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Passive Foreign Investment Company

Based on the current and anticipated composition of the income, assets and operations of the Company and its subsidiaries, we do not believe that we will be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the current taxable year or for future taxable years. However, the application of the PFIC rules is subject to uncertainty in several respects, and a separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. Changes in the composition of our income or assets may cause us to become a PFIC. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income (such as interest income); or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock.

If we are classified as a PFIC for any taxable year during which you hold our common shares, we generally will continue to be treated as a PFIC with respect to your investment in our common shares for all succeeding years during which you hold the common shares, unless we cease to be a PFIC and you make a deemed sale election with respect to such common shares. If such election is made, you will be deemed to have sold the common shares you hold at their fair market value on the last day of the last taxable year in which we are classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the common shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of your common shares, unless you make a valid mark-to-market election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the common shares;

•

the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we are treated as a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any deductions or losses, and gains realized on the sale of common shares cannot be treated as capital gains, even if you hold such common shares as capital assets; however, any losses realized on the sale of common shares can be treated as capital losses as discussed below under “ —Taxation of Disposition of Common Shares.”

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you may be deemed to own shares in any such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the common shares you own bears to the value of all of our shares, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any excess distribution described above if we receive a distribution from such lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for the common shares you own, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of such common shares as of the close of your taxable year over your adjusted basis in such common shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of such common shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on such common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of common shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on your common shares, as well as to any loss realized on the actual sale or disposition of such common shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such common shares previously included in income. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “—Taxation of Dividends and Other Distributions on the Common Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. A “qualified exchange” includes the                 . For these purposes, our common shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. There can be no assurance that the trading in our common shares will be sufficiently regular to qualify them as marketable stock. In addition, because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own, you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a qualified electing fund election to include in income its share of the entity’s income on a current basis. However, you may make a qualified electing fund election with respect to the common shares you hold only if we furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621. A U.S. Holder that does not file a required IRS Form 8621 may be subject to substantial penalties, and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such form is filed. If we are treated as a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you. You are urged to consult your tax advisor regarding the application of the PFIC rules to the acquisition, ownership and disposition of our common shares.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE IMPACT ON AN INVESTMENT IN OUR COMMON SHARES OF THE COMPANY BEING TREATED AS A PFIC, AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION.

Taxation of Dividends and Other Distributions on the Common Shares

Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you (including the amount of any tax withheld) with respect to our common shares generally will be includible in your gross income as dividend income on the date you receive such distribution, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your common shares, and then, to the extent such excess amount exceeds your tax basis in your common shares, as capital gain. We currently do not, and do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gain rates applicable to qualified dividend income, provided (1)(a) we are eligible for the benefits of the Canada-U.S. income tax treaty, or the Treaty, or (b) the dividends are with respect to common shares that are readily tradable on an established securities market in the United States, (2) the Company is neither a PFIC nor treated as such with respect to you (as discussed above) for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain other requirements (including holding period and at risk requirements) are met. We intend to apply to list our common shares on the NYSE, which for this purpose is an established securities market in the United States. The determination of whether a dividend qualifies for the preferential tax rates described above must be made at the time the dividend is paid. Although we do not believe we are or will be a PFIC for the current taxable year or future taxable years, whether we are treated as a PFIC for any taxable year will depend on factual circumstances during such year, and therefore there can be no assurance that we will not be a PFIC for the taxable year in which such dividend is paid.

The amount of any distribution paid in a currency other than U.S. dollars will be equal to the U.S. dollar value of such currency on the date such distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars at that time. If a distribution in a foreign currency is converted into U.S. dollars on the day it is received, the U.S. Holder will not be required to recognize foreign currency gain or loss with respect to such distribution. Any gain or loss on a conversion or other disposition of the foreign currency for a different U.S. dollar amount on a later date general will be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Any dividends will constitute foreign-source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by us with respect our common shares will generally constitute passive category income but could, in the case of certain U.S. Holders, constitute general category income.

If Canadian withholding taxes apply to any dividends paid to you with respect to the common shares, subject to certain conditions and limitations (including specific holding period and at risk rules), such withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Instead of claiming a credit, you may elect to deduct such taxes in computing taxable income, subject to applicable limitations. If a refund of the tax withheld is available under the applicable laws of Canada or under the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against your U.S. federal income tax liability (and will not be eligible for the deduction against your U.S. federal taxable income). The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of a foreign tax credit in your particular circumstances, including the effects of the Treaty.

Taxation of Disposition of Common Shares

Subject to the PFIC rules discussed above, upon a taxable sale or other taxable disposition of our common shares, you generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such common shares. Your tax basis in your common shares generally will equal the cost of such common shares. Any gain or loss on the sale or other disposition of such common shares generally will be treated as U.S.-source income or loss, and treated as long-term capital gain or loss if your holding period in such common shares at the time of the disposition exceeds one year. Because capital gain on the sale or other disposition of our common shares generally will be treated as U.S.-source gain, in the event any Canadian tax (including withholding tax) is imposed upon such sale or other disposition, you may not be able to utilize foreign tax credits unless (1) the gain is resourced as foreign-source under the provisions of the Treaty and you elect to apply the Treaty or (2) you have foreign-source income or gain in the same category from other sources. Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

Payments of dividends with respect to our common shares and proceeds from the sale, exchange or redemption of our Common Shares that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information with respect to Foreign Financial Assets

Individuals and certain entities that have U.S. individual owners or beneficiaries may be required to report information on IRS Form 8938 relating to an interest in our common shares, subject to certain exceptions (including an exception for our common shares held in accounts maintained by certain financial institutions). Penalties can apply if a U.S. Holder fails to satisfy such reporting requirements, and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which a required IRS Form 8938 is filed. You should consult your tax advisor regarding the effect, if any, of this requirement on your ownership and disposition of our common shares.

THE DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO AN INVESTMENT IN OUR COMMON SHARES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

MATERIAL CANADIAN INCOME TAX CONSIDERATIONS FOR NON-CANADIAN HOLDERS

The following summary describes, as of the date hereof, certain Canadian federal income tax considerations under the Income Tax Act (Canada) and its regulations (collectively, the “Canadian Tax Act”) that generally apply to an investor who acquires, as a beneficial owner, our common shares pursuant to this offering and who, at all relevant times, for the purposes of the Canadian Tax Act:

(1)	is not, and is not deemed to be, resident in Canada;

(2)	deals at arm’s length with us and is not “affiliated” (as defined in the Canadian Tax Act) with us;

(3)	holds our common shares as capital property;

(4)	does not use or hold, and is not deemed to use or hold, our common shares in a business carried on in Canada;

(5)	is not an “authorized foreign bank” (as defined in the Canadian Tax Act);

(6)	is not a “foreign affiliate” (as defined in the Canadian Tax Act) of a person resident in Canada; and

(7)	has not entered into, with respect to our common shares, a “derivative forward agreement” (as defined in the Canadian Tax Act) (such investor, a “Non-Canadian Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the provisions of the Canadian Tax Act in force on the date hereof, and an understanding of the current administrative policies of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”), publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that the Proposed Amendments will be enacted in their current form. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular investor. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. Accordingly, the amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on our common shares, or deemed to be paid or credited on our common shares, to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on our common shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of our common shares unless, at the time of disposition, the shares are “taxable Canadian property” (as defined in the Canadian Tax Act) of the Non-Canadian Holder and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, our common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which currently includes the NYSE, unless at any particular time during the 60-month period that ends at that time:

(i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of our capital stock; and

(ii) more than 50% of the fair market value of our common shares was derived, directly or indirectly, from one or any combination of (a) real or immoveable property situated in Canada, (b) “Canadian resource properties” (as defined in the Canadian Tax Act), (c) “timber resource properties” (as defined in the Canadian Tax Act) and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, our common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom                is acting as representative, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
CIBC World Markets Inc.(1)
Macquarie Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Total:

Notes: (1)

Any sales by CIBC World Markets Inc. of our common shares in the United States or to U.S. persons will be completed through CIBC World Markets Corp., its affiliate registered with the SEC as a broker-dealer.

The offering is being made concurrently in the United States and in each of the provinces and territories of Canada (other than the province of Quebec). Our common shares will be offered in the United States through those underwriters who are registered to offer the common shares for sale in the United States and such other registered dealers as may be designated by the underwriters. Our common shares will be offered in each of the provinces and territories of Canada (other than the province of Quebec) through Morgan Stanley Canada Limited, Credit Suisse Securities (Canada), Inc., Goldman Sachs Canada, Inc., CIBC World Markets Inc., Macquarie Capital Markets Canada Ltd. and such other Canadian registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters, or such other registered dealers or other entities outside the United States and Canada that are affiliates of the underwriters as may be designated by the underwriters, may offer the common shares outside of the United States and Canada.

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. In Canada, the shares are to be taken up by the underwriters, if at all, on or before a date not later than 42 days after the date of this prospectus.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        per share under the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to             additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering the option to purchase additional shares, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                common shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions to be paid by:
Us
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$        . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority, or FINRA, up to US$        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of common shares offered by them.

We intend to apply to have our common shares approved for quotation on the NYSE under the trading symbol “GTWY”.

We and all directors and officers and the holders of all of our outstanding stock and stock options have agreed that, without the prior written consent of                on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares.

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of                on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•

the issuance by the Company of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common shares or other securities acquired in such open market transactions; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period.

                    , in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common shares to be offered so as to enable an investor to decide to purchase any shares of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common shares in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common shares.

Accordingly, the shares of common shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Hong Kong

The common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired common shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of our common shares and certain other matters of Canadian law will be passed upon for us by Bennett Jones LLP. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York with respect to U.S. law. McCarthy Tétrault LLP is Canadian counsel for the underwriters in connection with this offering.

EXPERTS

The audited consolidated financial statements of Gateway Casinos & Entertainment Limited as of and for the year ended December 31, 2017 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of the said firm as experts in accounting and auditing.

The audited statement of assets acquired and liabilities assumed of the Central Gaming Bundle as of July 18, 2018 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of the said firm as experts in accounting and auditing.

The consolidated financial statements of Gateway Casinos & Entertainment Limited for the years ended December 31, 2016 and 2015 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is independent with respect to the company within the meaning of the Chartered Professional Accountants of British Columbia Code of Professional Conduct.

The combined schedules of revenues and direct expenses of the Southwest and North gaming bundles of Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2017 and 2016 and related notes and the combined schedules of revenues and direct expenses of the Central gaming bundle of Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2018 and 2017 and related notes included in this prospectus have been so included in reliance on the reports of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. KPMG LLP is independent with respect to the company within the meaning of the Chartered Professional Accountants of Ontario CPA Code of Professional Conduct and the American Institute of Certified Public Accountants Code of Professional Conduct.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On September 16, 2018, our board of directors approved the appointment of Grant Thornton LLP as the independent registered public accounting firm of Gateway Casinos & Entertainment Limited and its subsidiaries, effective September 16, 2018 for the year ended December 31, 2017. The change of the independent registered public accounting firm was due to the fact that PricewaterhouseCoopers LLP would not be considered independent pursuant to the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States). The decision was not made due to any disagreements with PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP’s audit reports on our consolidated financial statements as of December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2016 and the subsequent period through September 16, 2018, there were (i) no “disagreements” (as such term is defined in Item 16F of Form 20-F) between PricewaterhouseCoopers LLP and us on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, any of which, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports and (ii) no “reportable events” (as such term is defined in Item 16F of Form 20-F).

We have provided a copy of the above statements to PricewaterhouseCoopers LLP and requested that it furnish us with a letter addressed to the SEC stating whether or not they agree with the above disclosure. A copy of that letter is filed as exhibit 16.1 to the registration statement of which this prospectus is a part.

During the year ended December 31, 2016 and the subsequent period through September 16, 2018, neither we nor anyone on our behalf has consulted with Grant Thornton LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us or anyone on our behalf that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issues or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as each of such terms is defined in Item 16F of Form 20-F).

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the federal laws of Canada. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

EXPENSES OF THE OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common shares being registered. All amounts listed below are estimates except the SEC registration fee, FINRA filing fee and NYSE listing fee. We will pay all of the expenses of this offering.

Item	Amount
SEC registration fee	$12,120
FINRA filing fee	12,500
listing fee	*
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer Agent fees and expenses	*
Miscellaneous fees	*

Total	$24,620

*	To be completed by amendment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common shares offered hereby, please refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

Upon completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Although we are not required to prepare and issue quarterly reports as a foreign private issuer, we currently intend to file quarterly reports on Form 6-K with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short-swing profit reporting for our directors, officers and holders of more than 10% of our voting securities.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Interim Financial Statements of Gateway Casinos & Entertainment Limited
Condensed Consolidated Interim Balance Sheets as at September 30, 2018 and 2017	F-4
Condensed Consolidated Interim Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2018 and 2017	F-5
Condensed Consolidated Interim Statements of Changes in Equity (Deficiency) for the nine months ended September 30, 2018 and 2017	F-6
Condensed Consolidated Interim Statements of Cash Flows for the nine months ended September 30, 2018 and 2017	F-7
Notes to Condensed Consolidated Interim Financial Statements—September 30, 2018 and 2017	F-8

Consolidated Financial Statements of Gateway Casinos & Entertainment Limited
Reports of Independent Registered Public Accounting Firms	F-46
Consolidated Balance Sheets as at December 31, 2017 and 2016	F-48
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2017, 2016 and 2015	F-49
Consolidated Statements of Changes in (Deficiency) Equity for the years ended December 31, 2017, 2016 and 2015	F-50
Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015	F-51
Notes to Consolidated Financial Statements—December 31, 2017, 2016 and 2015	F-52

Statement of Assets Acquired and Liabilities Assumed of the Central Gaming Bundle
Statement of Assets Acquired and Liabilities Assumed as at July 18, 2018	F-101
Notes to Statement of Assets Acquired and Liabilities Assumed as at July 18, 2018	F-102

Combined Schedules of Revenues and Direct Expenses of Ontario Lottery and Gaming Corporation
Report of Independent Registered Public Accounting Firm	F-106
Combined Schedules of Revenues and Direct Expenses for the North Gaming Bundle for the years ended March 31, 2017 and 2016	F-107
Notes to Combined Schedules of Revenues and Direct Expenses for the North Gaming Bundle for the years ended March 31, 2017 and 2016	F-108
Report of Independent Registered Public Accounting Firm	F-118
Combined Schedules of Revenues and Direct Expenses for the Southwest Gaming Bundle for the years ended March 31, 2017 and 2016	F-119
Notes to Combined Schedules of Revenues and Direct Expenses for the Southwest Gaming Bundle for the years ended March 31, 2017 and 2016	F-120
Report of Independent Registered Public Accounting Firm	F-130
Combined Schedules of Revenues and Direct Expenses for the Central Gaming Bundle for the years ended March 31, 2018 and 2017	F-131
Notes to Combined Schedules of Revenues and Direct Expenses for the Central Gaming Bundle for the years ended March 31, 2018 and 2017	F-132

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income and Combined Schedules of Revenues and Direct Expenses of Gateway Casinos & Entertainment Limited
Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income for the nine months ended September 30, 2018	F-147
Notes to the Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income for the nine months ended September 30, 2018	F-148

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income for the year ended December 31, 2017	F-155
Notes to the Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income for the year ended December 31, 2017	F-157
Unaudited Central Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2018 to July 17, 2018	F-163
Notes to the Unaudited Central Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2018 to July 17, 2018	F-165
Unaudited Central Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the year ended March 31, 2018	F-170
Notes to the Unaudited Central Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the year ended March 31, 2018	F-171
Unaudited North Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2017 to May 29, 2017	F-176
Notes to the Unaudited North Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2017 to May 29, 2017	F-177
Unaudited Southwest Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2017 to May 8, 2017	F-182
Notes to the Unaudited Southwest Ontario Gaming Bundle Pro Forma Combined Schedule of Revenues and Direct Expenses for the period from January 1, 2017 to May 8, 2017	F-183

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

For the three and nine-month periods ended September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONDENSED CONSOLIDATED INTERIM BALANCE SHEET

(Unaudited)

(expressed in thousands of Canadian dollars)

	September 30, 2018	December 31, 2017
	$	$
Assets
Current assets
Cash and cash equivalents	210,567	97,385
Amounts receivable	54,453	39,838
Contract assets	6,061	—
Inventory	5,371	3,300
Prepaid expenses and deposits	11,478	3,455
Assets held for sale (notes 6 and 20)	1,337	299,626
Other current assets (note 9)	2,697	—

	291,964	443,604

Non-current assets
Property and equipment (note 6)	444,467	334,038
Intangible assets (note 7)	241,146	236,226
Goodwill	8,505	8,505
Other assets (note 9)	16,774	12,839
Long-term deposits	2,687	1,158

	713,579	592,766

Total assets	1,005,543	1,036,370

Liabilities
Current liabilities
Gaming revenue payable to BCLC, AGLC and OLG	13,475	13,900
Accounts payable and accrued liabilities (note 8)	102,526	96,306
Current portion of long-term debt (note 9)	10,652	53,096
Current portion of deferred consideration payable	700	1,200
Deferred revenue	4,230	1,726
Other current liabilities (note 9)	379	72

	131,962	166,300

Non-current liabilities
Other liabilities (note 9)	10,714	28,443
Deferred consideration payable	—	400
Deferred rent	11,808	5,263
Long-term debt (note 9)	882,266	881,291
Deferred income taxes (note 11)	14,165	14,826

	918,953	930,223

Total liabilities	1,050,915	1,096,523

Equity (Deficiency)
Share capital (note 10)	26,940	155,585
Contributed surplus (note 10)	12,949	9,402
Deficit (note 18)	(87,314)	(227,244)

Total equity (deficiency) attributable to shareholders	(47,425)	(62,257)
Non-controlling interest	2,053	2,104

Total equity (deficiency)	(45,372)	(60,153)

Total liabilities and equity	1,005,543	1,036,370

Commitments and contingencies (note 16)
Subsequent events (notes 6 and 20)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONDENSED CONSOLIDATED INTERIM STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(expressed in thousands of Canadian dollars, except for per share information)

	Three months ended September 30, 2018	Three months ended September 30, 2017	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$	$	$
Revenue
Gaming	168,048	119,476	399,620	270,571
Food and beverage	18,176	16,542	52,243	47,955
Hotel	6,060	4,441	12,203	10,648
Automated teller machines	4,985	1,331	13,099	6,518
Other	3,796	1,181	7,112	3,276

	201,065	142,971	484,277	338,968

Expenses
Human resources	79,933	59,081	200,443	142,459
Operating	21,365	11,723	50,332	27,085
Marketing and promotion	12,716	6,089	24,636	17,642
Occupancy	28,696	10,290	64,013	23,939
Cost of food and beverage service	11,703	8,716	28,604	22,736
Amortization of intangible assets	3,576	13,460	20,951	40,112
Depreciation of property and equipment	13,272	13,196	31,559	32,288
Writedown of non-financial assets	—	—	—	167
Other (note 12)	6,788	3,930	28,248	11,289
Share-based compensation (note 10)	223	3,613	8,441	17,741

	178,272	130,098	457,227	335,458

Income before other expenses (income) and income taxes	22,793	12,873	27,050	3,510

Other expenses (income)
Interest expense (note 13)	13,904	15,176	41,805	44,031
Interest income	(87)	(14)	(141)	(663)
Change in fair value of embedded derivatives (note 14)	(5,902)	(1,177)	(4,110)	(3,759)
Change in fair value of cross currency interest rate swaps (note 14)	11,147	21,431	(21,891)	37,167
Loss on debt extinguishment (note 9)	—	—	15,124	16,135
Loss on debt modification (note 9)	6,264	—	6,264	—
Loss (Gain) on sale of property and equipment	26	(1)	(192,373)	(5)
Foreign exchange loss (gain)	(15,082)	(33,184)	25,480	(53,066)

	10,270	2,231	(129,842)	39,840

Income (loss) before income taxes	12,523	10,642	156,892	(36,330)

Income tax (expense) recovery
Current	(554)	(489)	(1,321)	(686)
Deferred	(87)	(101)	661	574

	(641)	(590)	(660)	(112)

Income (loss) and comprehensive income (loss) for the period	11,882	10,052	156,232	(36,442)

Income (loss) and comprehensive income (loss) for the period attributable to
Shareholders of the Company	11,880	10,050	156,225	(36,449)
Non-controlling interest	2	2	7	7

	11,882	10,052	156,232	(36,442)

Income (loss) per share (expressed in $ per share)
Basic and diluted	0.30	0.26	3.97	(0.93)
Weighted average number of shares	39,404,528	39,395,582	39,401,568	39,392,623
Deficit attributable to shareholders—Beginning of period	(82,899)	(208,659)	(227,244)	(162,160)

Deficit attributable to shareholders—End of period	(87,314)	(198,609)	(87,314)	(198,609)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY (DEFICIENCY)

(Unaudited)

(expressed in thousands of Canadian dollars)

	Attributable to shareholders of the Company					Non- controlling interest	Total
	Share capital (note 10)		Contributed surplus	Deficit	Total
	Number(1)	Amount
		$	$	$	$	$	$
Balance—December 31, 2016	39,390	347,163	7,614	(162,160)	192,617	2,171	194,788
Issuance of share capital	9	102	—	—	102	—	102
Loss and comprehensive loss for the nine months ended September 30, 2017	—	—	—	(36,449)	(36,449)	7	(36,442)
Return of capital	—	(131,680)	—	—	(131,680)	—	(131,680)
Settlement of share-based compensation	—	—	3,933	—	3,933	—	3,933
Distributions to non-controlling interest	—	—	—	—	—	(57)	(57)

Balance—September 30, 2017	39,399	215,585	11,547	(198,609)	28,523	2,121	30,644

Balance—December 31, 2017	39,399	155,585	9,402	(227,244)	(62,257)	2,104	(60,153)
Issuance or authorization of share capital	9	101	—	—	101	—	101
Income and comprehensive income for the nine months ended September 30, 2018	—	—	—	156,225	156,225	7	156,232
Return of capital (note 10)	—	(128,746)	—	—	(128,746)	—	(128,746)
Settlement of share-based compensation (note 10)	—	—	3,547	—	3,547	—	3,547
Related party transaction (note 18)	—	—	—	(16,295)	(16,295)	—	(16,295)
Distributions to non-controlling interest	—	—	—	—	—	(58)	(58)

Balance—September 30, 2018	39,408	26,940	12,949	(87,314)	(47,425)	2,053	(45,372)

(1)	presented in thousands of common shares

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS

(Unaudited)

(expressed in thousands of Canadian dollars)

	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$
Cash flows from operating activities
Income (loss) for the period	156,232	(36,442)
Items not affecting cash
Depreciation of property and equipment	31,559	32,288
Amortization of intangible assets	20,951	40,112
Amortization of deferred transaction costs and premium on long-term debt	2,196	1,916
Change in fair value of embedded derivatives	(4,110)	(3,759)
Change in fair value of cross currency interest rate swaps	(20,692)	33,481
Net interest expense	39,468	41,453
Loss on debt extinguishment	15,124	16,135
Loss on debt modification	6,264	—
Writedown of non-financial assets	—	167
Share-based compensation	8,441	17,741
Gain on sale of property and equipment	(192,373)	(5)
Income tax expense	660	112
Foreign exchange loss (gain)	11,600	(45,363)
Non-cash deferred rent	6,402	1,188

	81,722	99,024
Changes in non-cash working capital items (note 16)	(5,382)	(8,817)
Cash settlement of share-based compensation	(10,207)	(8,167)
Income tax paid	(3,250)	—
Bond consent fee and costs paid on return of capital to shareholders	7,592	—

Net cash generated from operating activities	70,475	82,040

Cash flows from investing activities
Gaming development costs and purchase of property and equipment	(99,426)	(50,873)
Proceeds from sale of property and equipment	494,294	22
Purchase of intangible assets	(5,984)	(211)
Acquisition of Ontario Central, North and Southwest Gaming Bundles—net of cash acquired	(59,030)	(144,703)
HST receivable related to acquisition of Ontario Central, North and Southwest Gaming Bundles	(7,658)	(4,596)
Interest received	141	663
Amounts deposited with Canada Revenue Agency	(696)	—
Deposit for related party transactions (note 18)	(14,711)	—

Net cash generated from (used for) investing activities	306,930	(199,698)

Cash flows from financing activities
Transaction costs	(10,645)	(27,768)
Premium on redemption of 8.50% Notes	—	(8,500)
Proceeds from long-term debt	569,301	949,088
Interest paid	(51,725)	(42,254)
Repayment of long-term debt	(588,858)	(510,368)
Net repayment of Revolving Credit Facility and Swingline Facility	(45,000)	(25,590)
Payment of deferred consideration	(900)	(131,680)
Distributions to non-controlling interest	(58)	(57)
Return of capital to shareholders	(128,746)	(900)
Bond consent fee and costs paid on return of capital to shareholders	(7,592)	—

Net cash (used for) generated from financing activities	(264,223)	201,971

Increase in cash and cash equivalents	113,182	84,313
Cash and cash equivalents—Beginning of period	97,385	37,453

Cash and cash equivalents—End of period	210,567	121,766

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

1    Formation and nature of operations

Gateway Casinos & Entertainment Limited (the “Company”) was incorporated on May 18, 2010 under the Canada Business Corporations Act (“CBCA”) and was inactive prior to September 16, 2010. On September 16, 2010, the Company acquired certain casino operations through participating in the restructuring (the “Restructuring”) of New World Gaming Partners Holdings British Columbia Ltd. (“New World”) pursuant to a Plan of Arrangement under the provision of the CBCA. The Company’s executive office is located at 4331 Dominion Street, Burnaby, British Columbia.

The Company operates gaming, entertainment, and hospitality facilities in British Columbia, Alberta and Ontario. As at September 30, 2018, the Company’s 26 gaming properties consisted of the following:

Casinos in Greater Vancouver, British Columbia

•	Grand Villa Casino Burnaby, Hotel and Convention Centre (“Grand Villa Burnaby”)

•	Starlight Casino New Westminster (“Starlight New Westminster”)

•	Cascades Casino Langley, Hotel and Convention Centre (“Cascades Langley”)

Casinos in the Thompson-Okanagan region of British Columbia

•	Cascades Casino Kamloops (“Cascades Kamloops”)

•	Playtime Casino Kelowna (“Playtime Kelowna”)

•	Cascades Casino Penticton (“Cascades Penticton”)

•	Lake City Casino Vernon (“Lake City Vernon”)

Casinos in Edmonton, Alberta

•	Grand Villa Casino Edmonton (“Grand Villa Edmonton”)

•	Starlight Casino Edmonton (“Starlight Edmonton”)

Community Gaming Centres (including bingo halls) in British Columbia

•	Chances Mission (“Mission”)

•	Chances Playtime Abbotsford (“Abbotsford”)

•	Chances Playtime Campbell River (“Campbell River”)

•	Chances Playtime Courtenay (“Courtenay”)

•	Chances Squamish (“Squamish”)

•	Playtime Gaming Victoria (“Victoria”) (bingo hall)

Casinos in Ontario

•	Western Fair District (“London”)

•	Point Edward (“Point Edward”)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

•	Woodstock (“Woodstock”)

•	Dresden (“Dresden”)

•	Clinton (“Clinton”)

•	Hanover (“Hanover”)

•	Thunder Bay (“Thunder Bay”)

•	Sault Ste. Marie (“Sault Ste. Marie”)

•	Sudbury (“Sudbury”)

•	Gateway Casinos Innisfil (“Innisfil”)

•	Casino Rama Resort (“Rama”)

The Company’s revenue is primarily earned from gaming revenues for providing operational services after deducting for the portion of gaming revenues payable to the British Columbia Lottery Corporation (“BCLC”), the Alberta Gaming and Liquor Commission (“AGLC”) and the Ontario Lottery Gaming Corporation (the “OLG”), with additional revenue generated from non-gaming revenues which include revenue from associated hotels and convention centres, restaurants, bars and live entertainment venues. The BCLC, British Columbia Gaming Policy and Enforcement Branch (“GPEB”), AGLC, OLG and Alcohol and Gaming Commission of Ontario (“AGCO”) are responsible for managing and conducting or regulating gaming activities in the regions in which the Company operates. The operating agreements related to the Company’s casinos and community gaming centres provide that the applicable governing body may suspend or terminate the rights of the Company to provide services under the agreements for certain specified reasons. The future operations of the casinos and community gaming centres depend upon the continued compliance with the operating agreements.

2    Basis of preparation

The Company prepares its condensed consolidated interim financial statements in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2017, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

3    Acquisitions

The Company accounted for the acquisitions below using the acquisition method in accordance with IFRS 3, Business Combinations, and the assets and liabilities acquired have been consolidated into these condensed consolidated interim financial statements.

a) Ontario Central Gaming Bundle

On March 15, 2018, the Company announced that it was selected as the successful proponent by the OLG to operate gaming facilities in the OLG’s Gaming Bundle 7 (Central) (the “Central Gaming Bundle”). The Company signed a transition and asset purchase agreement (“TAPA”) with the OLG on March 14, 2018 and, subject to closing conditions, was committed to signing a 23-year casino operating and service agreement (“COSA”) when the acquisition closed (the “Central Acquisition”), which occurred on July 18, 2018.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

On July 18, 2018, the Company signed the 23-year COSA with the OLG. Under the Central Bundle agreements, we purchased the assets of the Central Gaming Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Casinos Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood. The total purchase price for such assets was $89,332 of cash consideration, including net non-cash working capital of ($3,570) comprised of amounts receivable, prepaids, inventory and accrued liabilities. The Company also incurred transaction costs of $2,244, of which $1,629 was incurred in 2018, $226 was incurred in 2017, $166 was incurred in 2016, and the remainder was incurred in previous years. In addition to the consideration paid, $7,657 was paid and was refunded to the Company through an input tax credit on October 5, 2018.

The revenue and net income before tax of the Central Gaming Bundle from the acquisition date, July 18, 2018, to September 30, 2018 were $60,267 and $10,537, respectively.

Consolidating the Central Gaming Bundle’s statement of operations and comprehensive income from January 1, 2018 would have resulted in incremental revenue of approximately $145,229 and incremental net income before tax of $20,327.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed on July 18, 2018:

$
Cash and cash equivalents	30,302
Non-cash working capital	(3,570)
Property and equipment	48,566
Intangible assets	14,034

89,332

b) Ontario Southwest Gaming Bundle

On May 9, 2017, the Company signed a 20-year COSA with the OLG. Under the Gaming Bundle 4 (Southwest) (the “Southwest Gaming Bundle”) TAPA, the Company acquired gaming assets and assumed certain liabilities of the London, Point Edward, Woodstock, Dresden, Clinton and Hanover casinos. The total purchase price for such assets was $95,424 of consideration, including net non-cash working capital of $775 comprised of prepaids, inventory and accrued liabilities. The Company also incurred transaction costs of $3,185, of which $2,219 was incurred in 2017, $600 was incurred in 2016, $193 was incurred in 2015 and the remainder was incurred in previous years. In addition to the consideration paid, $2,882 was paid and was refunded to the Company through an input tax credit on July 11, 2018.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed on May 9, 2017:

$
Cash and cash equivalents	19,382
Non-cash working capital	775
Property and equipment	61,879
Intangible assets	13,388

95,424

The fair value of the consideration is equal to $95,424.

The revenue and net income before tax of the Southwest Gaming Bundle from the acquisition date, May 9, 2017, to December 31, 2017 were $86,138 and $26,495, respectively.

Consolidating the Southwest Gaming Bundle’s statement of operations and comprehensive income from January 1, 2017 would have resulted in incremental revenue of approximately $45,736 and incremental net income before tax of $12,816.

c) Ontario North Gaming Bundle

On May 30, 2017, the Company signed a 20-year COSA with the OLG. Under the Gaming Bundle 3 (North) (the “North Gaming Bundle”) TAPA, the Company acquired gaming assets and assumed certain liabilities of the Thunder Bay, Sault Ste. Marie and Sudbury casinos and the approval for new casino developments in Kenora and North Bay. The purchase price for such assets was $79,349 of consideration, including net non-cash working capital of $(424) comprised of prepaids, inventory and accrued liabilities. The Company also incurred transaction costs of $3,475, of which $2,553 was incurred in 2017, $521 was incurred in 2016, $183 was incurred in 2015 and the remainder was incurred in previous years. In addition to the consideration paid, $1,714 was paid and was refunded to the Company through an input tax credit on July 11, 2018.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed on May 30, 2017:

$
Cash and cash equivalents	10,688
Non-cash working capital	(424)
Property and equipment	55,076
Intangible assets	14,009

79,349

The fair value of the consideration is equal to $79,349.

The revenue and net income before tax of the North Gaming Bundle from the acquisition date, May 30, 2017, to December 31, 2017 were $46,584 and $8,347, respectively.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Consolidating the North Gaming Bundle’s statement of operations and comprehensive income from January 1, 2017 would have resulted in incremental revenue of approximately $31,532 and incremental net income before tax of $3,924.

4    Significant accounting policies

The significant accounting policies used in the preparation of these condensed consolidated interim financial statements are the same as those applied in the Company’s consolidated financial statements for the year ended December 31, 2017 except for the following:

Seasonality

The Company is subject to seasonality primarily at its operations in the Thompson-Okanagan region in British Columbia and in Ontario. The operations experience lower visitation during the first and fourth quarters of the year due to the relatively harsher winter conditions in these regions compared to the rest of the regions. The Thompson-Okanagan is also a high tourism region in the summer months, and the Company’s operations benefit from the uplift of tourists.

New accounting standards applied in the period

The Company adopted the following new accounting standards effective January 1, 2018 on a retrospective basis:

(a)	IFRS 9—Financial Instruments

(i)	IFRS 9—Financial Instruments—Impact of adoption

IFRS 9, Financial Instruments, addressed revised guidance on the classification and measurement of financial instruments and replaced guidance in IAS 39, Financial Instruments: Recognition and Measurement. The Company adopted IFRS 9 on a retrospective basis without restatement of comparative periods. Upon adoption, the Company reclassified its financial instruments as summarized below. The new standard also includes a new expected credit loss model for calculating impairment on financial statements. Due to the nature of the Company’s business, this change did not have a material impact on the condensed consolidated interim financial statements.

The following table summarizes the classification impacts upon adoption of IFRS 9. The adoption of the new classification requirements under IFRS 9 did not result in a material change in measurement or the carrying amount of financial assets and liabilities.

Classification
Financial instruments	IAS 39	IFRS 9
Cash and cash equivalents	Loans and receivables	Amortized cost
Amounts receivable	Loans and receivables	Amortized cost
Derivative financial instruments (other assets)	FVTPL	FVTPL
Derivative financial instruments (other liabilities)	FVTPL	FVTPL
Gaming revenue payable to BCLC, AGLC and OLG	Amortized cost	Amortized cost
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Deferred consideration payable	Amortized cost	Amortized cost
Long-term debt	Amortized cost	Amortized cost

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

(ii)	IFRS 9—Financial Instruments—Accounting policies applied from January 1, 2018

The classification and related measurement of the Company’s significant financial instruments are as follows:

Amortized cost

Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from those financial assets is included in interest income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented as a separate line item, together with foreign exchange gains and losses. Impairment losses, if material, are presented as a separate line item in the condensed consolidated interim statement of operations and comprehensive income (loss).

Fair value through profit or loss

Financial instruments are classified as fair value through profit or loss (“FVTPL”) if they are acquired principally for sale or repurchase in the near term or if they fail the solely payments of principal and interest (“SPPI”) test in accordance with IFRS 9. Derivatives are required to be included in this category unless they are designated as hedges. Embedded derivatives that are not closely related to the host instrument are also classified as FVTPL.

Financial instruments in this category are measured at fair value with the changes in fair value recognized immediately in the condensed consolidated interim statement of operations and comprehensive income (loss).

Recognition and presentation

Financial instruments are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all of the risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount reported in the condensed consolidated interim balance sheet when there is a legally enforceable right to offset amounts and the intention is to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments are initially recognized in the condensed consolidated interim balance sheet at fair value. Subsequent measurement depends on management’s classification of the financial instrument. The classification of financial instruments depends on the nature and purpose of the financial instruments, management’s choice and, in some circumstances, management’s intentions.

Swaps, forward contracts and embedded derivatives

The Company uses derivative financial instruments to manage foreign currency and interest rate exposures. These financial instruments are entered into solely for hedging purposes and are not used for speculative purposes. The Company does not apply hedge accounting. All derivative financial instruments are recognized in the condensed consolidated interim balance sheet at their estimated fair value.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Cross currency interest rate swap (“CCIRS”) contracts are periodically used to manage currency and interest rate exposure on US dollar denominated long-term debt. The CCIRS contracts require the periodic exchange of payments with the exchange at maturity of notional principal amounts on which the payments are based. Changes in the fair value of the CCIRS contracts are recognized in change in fair value of cross currency interest rate swaps in the condensed consolidated interim statement of operations and comprehensive income (loss).

Foreign currency forward contracts are periodically used to manage foreign currency cash requirements. The foreign currency forward contracts involve the purchase or sale of an agreed upon amount of US dollars at a specified future date at forward exchange rates. Changes in the fair value of foreign currency forward contracts are recognized in change in fair value of derivative financial instruments in the condensed consolidated interim statement of operations and comprehensive income (loss).

Derivatives embedded in other financial instruments, such as a prepayment option on long-term debt, or other executory contracts are accounted for as separate derivatives when their risks and characteristics are not closely related to their host financial instrument or contract. Changes in the fair value of embedded derivatives are recognized within change in fair value of embedded derivatives in the condensed consolidated interim statement of operations and comprehensive income (loss).

(iii)	IFRS 9—Financial Instruments—Impairment of financial assets

IFRS 9’s new impairment requirements use more forward-looking information to recognize expected credit losses – the ‘expected credit loss’ (ECL) model. This replaces IAS 39’s ‘incurred loss model’. Instruments within the scope of the new requirements included amounts receivable and contract assets recognized and measured under IFRS 15.

Amounts receivable and contract assets

The Company makes use of a simplified approach in accounting for amounts receivable as well as contract assets and records the loss allowance as lifetime expected credit losses. These are the expected shortfalls in contractual cash flows, considering the potential for default at any point during the life of the financial instrument. In calculating, the Company uses its historical experience, external indicators and forward-looking information to calculate the expected credit losses.

(b)	IFRS 15—Revenue from Contracts with Customers

(i)	IFRS 15—Revenue from Contracts with Customers—Impact of adoption

IFRS 15, Revenue from Contracts with Customers, deals with revenue recognition and establishes principles for reporting useful information to users of the financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard introduces a single, principles-based, five-step model to be applied to all contracts with customers. The standard provides guidance on timing of revenue recognition, including accounting for variable consideration, costs of fulfilling and obtaining a contract and various other matters. New disclosures in respect of revenue are also introduced. The standard replaces IAS 18, Revenue, and IAS 11, Construction Contracts, and related interpretations.

The Company adopted IFRS 15 using the full retrospective method on January 1, 2018, which resulted in changes in accounting policies and adjustments to the amounts recognized in the condensed consolidated interim financial statements and previous periods.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Adoption of IFRS 15 using the full retrospective method resulted in the following adjustment:

	December 31, 2017	Adjustment	IFRS 15 carrying amount January 1, 2018
	$	$	$
Deferred revenue	—	1,726	1,726

The impact on the Company’s deficit as at January 1, 2018 is as follows:

$
Deficit	(225,518)
Adjustment to gaming revenue	(1,726)

Deficit—December 31, 2017—IFRS 15	(227,244)

The above impact relates to a change in timing of revenue recognition for permitted capital expenditure which the Company is entitled to under the COSAs with the OLG entered into in May 2017.

To better compare reported revenue between periods, the Company applied the full retrospective method when adopting the standard. Facility development commissions (“FDC”) and Permitted Capital Expenditures (“PCE”) of $28,362 for the nine months ended September 30, 2017, previously presented separately, have been included in gaming revenue. Customer loyalty points and free play promotional allowance of $4,575 for the nine months ended September 30, 2017, previously presented as part of marketing and promotion expenses and operating expenses, have been netted against gaming revenue. Table gaming supply charge of $1,121 for the nine months ended September 30, 2017, previously presented as part of operating expenses, has been netted against gaming revenue.

(ii)	Revenue recognition

Gaming revenues consist of the Company’s share of the gaming win from table games, slot machines, bingo and other electronic games pursuant to its operating agreements with the BCLC, OLG and the AGLC and are recognized daily based on the gaming win at each of the Company’s casinos and community gaming centres. Revenues from automated teller machines (“ATMs”), food and beverage and hotel operations, and other revenue sources are recognized as the related goods and services are provided or sold.

The Company satisfies its performance obligations under its contracts as services are rendered under the term of the contracts with provincial gaming corporations. Revenues, net of amounts paid to the BC and Alberta provincial gaming corporation for free play and customer loyalty programs and table gaming supply charge payments, are recognized on a daily basis and amounts owing from the BCLC and/or AGLC are considered amounts receivable. Revenues, net of amounts paid to the OLG for free play and customer loyalty programs, are separated into fixed and variable consideration. The fixed consideration is recognized as services are rendered under the term of the contract and amounts owing from the OLG are considered amounts receivable. The variable consideration is recognized as services are rendered under the term of the contract based on the most likely amount; however, amounts owing from the OLG are considered contractual assets until the predefined annual minimum guarantee threshold is exceeded. PCE remuneration is earned when the Company incurs eligible costs up to the maximum annual threshold and recognized over time on a straight-line basis as the performance obligation is satisfied.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Amounts received from the OLG in excess of the revenue to be recognized on a straight-line basis are presented as deferred revenue and netted against any contractual assets with the OLG.

Accounting requirement issued but not yet applied

IFRS 16, Leases, specifies how to recognize, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value. IFRS 16 will be effective for annual periods beginning on or after January 1, 2019, with early adoption permitted.

The Company has started the assessment of the impact of adoption of the new standard on the consolidated financial statements. It is anticipated that there will be a material impact as a result of the recognition of a right of use asset and a lease liability for leases currently treated as operating leases by the Company. The Company does not intend to adopt the new standard prior to the mandatory effective date.

IFRIC 23, Uncertainty Over Income Tax Treatments, includes requirements that add to the requirements in IAS 12, Income Taxes by specifying how to reflect the effects of uncertainty in accounting for income taxes. IFRIC 23 will be effective for annual periods beginning on or after January 1, 2019, with early adoption permitted.

The Company is currently assessing the impact of the interpretation and does not intend to adopt the new standard prior to the mandatory effective date.

5     Critical accounting estimates, assumptions and judgments

The preparation of financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Management’s estimates, assumptions and judgments are based on historical experience and other factors considered to be reasonable, including expectations of future events.

Estimates and assumptions that could result in a material effect in the next financial period on carrying amounts of assets and liabilities are outlined below:

a) Impairment of non-financial assets

The determination of a long-lived asset impairment requires significant estimates and assumptions to determine the recoverable amount of a cash-generating unit (“CGU”), the recoverable amount used by the Company being the higher of fair value less costs of disposal (“FVLCOD”) and value in use (“VIU”). The FVLCOD and VIU methods involve estimating the net present value of future cash flows derived from the use of the CGU, discounted at an appropriate rate.

In the event an impairment analysis is required, the key assumptions that would be utilized in the determination of future cash flows would represent management’s best estimate of the range of economic conditions relating to the CGU, and would be based on historical experience, economic trends, and communication with other key stakeholders of the Company. These key assumptions would include the revenue growth rate, margin as a percentage of revenues, capital expenditures, the inflation growth rate and the discount rate. Significant changes in the key assumptions that would be utilized in the determination of future cash flows could result in an impairment loss or reversal of a previously recognized impairment loss.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

b) Estimated useful lives of non-financial assets

Judgment is used to estimate each component of a tangible and intangible asset’s useful life and is based on an analysis of all pertinent factors including, but not limited to, the expected use of the asset and, in the case of an intangible asset, contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost, and renewal history. If the estimated useful lives change, this could result in an increase or decrease in the annual amortization and depreciation expense, and future impairment charges.

c) Income taxes

Deferred tax assets and liabilities are due to temporary differences between the carrying amount for accounting purposes and the tax basis of certain assets and liabilities, as well as undeducted tax losses. Estimation is required for the timing of the reversal of these temporary differences and the tax rate applied. The carrying amounts of assets and liabilities are based on amounts recorded in the condensed consolidated interim financial statements and are subject to the accounting estimates inherent in those balances. The tax basis of assets and liabilities and the amount of undeducted tax losses are based on the applicable income tax legislation, regulations and interpretations. The timing of the reversal of the temporary differences and the timing of deduction of tax losses are based on estimations of the Company’s future financial results.

Changes in the expected operating results, enacted tax rates, legislation or regulations, and the Company’s interpretations of income tax legislation, will result in adjustments to the expectations of future timing difference reversals and may require material deferred tax adjustments.

The Company’s operations are conducted in jurisdictions with complex tax laws and regulations that can require significant interpretation. As such, the Company and the tax authorities could disagree on tax filing positions and any reassessment of the Company’s filings could result in material adjustments to tax expense, taxes payable and deferred income taxes.

d) Fair value of long-term debt

The Company makes estimates and assumptions relating to fair value disclosure of the long-term debt. The critical assumptions underlying the fair value disclosure include the credit spread. The Company reviews various comparable debt securities and determines a reasonable credit spread applicable to the debt securities. See note 14.

e) Fair value of embedded derivatives

The Company is required to determine the fair value of embedded derivatives, such as prepayment options, separate from its long-term debt. Fair values for embedded derivatives are determined using valuation techniques and require estimates of redemption dates and forward interest rates existing at the balance sheet date as the financial instruments are not traded in an active market.

f) Fair value of derivative financial instruments

The estimated fair value of derivative financial instruments has been determined based on appropriate valuation methodologies and/or third party indications. Fair values determined using valuation models require the

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

use of assumptions concerning the amount and timing of future cash flows, discount rates, credit risk and probability of future events that are beyond management’s control. In determining these assumptions, the Company relied on external, readily observable quoted market inputs, where available, including Canadian and United States forward interest rate yield curves, and Canadian and United States foreign exchange rates, discounted to present value as appropriate. See note 14.

g) Share-based compensation

Share-based compensation provided to executives takes into account the number of shares expected to vest based on an estimate of the most likely possible outcome of a sale of some or all common shares by the existing shareholders and the possible service periods of the officers. The calculation also incorporates a per share fair value, based on the most recent share issuance.

It is reasonably possible that future estimates or the actual outcomes and timing of a liquidity event may be different from the assumptions used in the preparation of these condensed consolidated interim financial statements and a material change in the share-based compensation reflected in the condensed consolidated interim statement of operations and comprehensive income (loss) may occur. The range of possible outcomes is dependent on the interaction of multiple factors.

Judgments that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the condensed consolidated interim financial statements are outlined below:

a) Segment reporting

The Company has aggregated its operating segments into reportable segments based on an assessment that each operating segment has similar economic characteristics, types of customers, types of services and products provided, regulatory environments, and management and reporting structures.

b) Leases

The Company has classified its leases as finance or operating based on assessments that the definition of a lease arrangement was met, the lease terms could be estimated with certainty and the discount rate used was reasonable.

c) Revenue recognition

The application of IFRS 15 requires the Company to make a number of judgments, including the determination of the nature of its performance obligations under its contracts, the assessment of the amount it expects to be entitled for, the timing of recognition and the allocation of the transaction price to loyalty programs. The Company concluded that its services are as an operator since the signed and executed contracts are between the Company and the provincial corporations in performing obligations over the term of the contracts. Consequently, revenue is recognized net of amounts paid to the provincial corporations for free play and customer loyalty programs and table gaming supply charge payments.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

With the expectation the Company will incur eligible costs that can be claimed under PCE up to the maximum annual threshold, the Company has taken the approach of recognizing PCE remuneration on a straight-line basis over the course of its fiscal year.

6     Property and equipment

	Land	Buildings	Furniture and fixtures	Computer hardware	Equipment	Leasehold improvements	Gaming development costs	Total
	$	$	$	$	$	$	$	$
Year ended December 31, 2017
Net book value—December 31, 2016	80,682	309,357	8,918	1,468	18,823	34,029	33,413	486,690
Acquisition of Ontario North and Southwest Gaming Bundles	10,232	67,301	1,939	661	24,912	11,910	—	116,955
Gaming development costs and purchase of property and equipment(a)	5	4,709	1,641	1,595	24,161	18,257	49,416	99,784
Disposals(d)	(3,521)	(3,909)	(17)	—	—	—	—	(7,447)
Transfers	—	1,029	256	—	378	8,182	(9,845)	—
Transfer to assets held for sale(f)	(56,994)	(238,452)	—	—	—	—	(4,180)	(299,626)
Depreciation	—	(20,217)	(4,076)	(1,289)	(13,008)	(6,203)	—	(44,793)
Writedown(c) and(e)	—	—	(22)	—	(141)	(17,362)	—	(17,525)

Net book value—December 31, 2017	30,404	119,818	8,639	2,435	55,125	48,813	68,804	334,038

At December 31, 2017
Cost	30,404	135,140	25,319	6,857	87,969	70,473	68,804	424,966
Accumulated depreciation	—	15,322	16,680	4,422	32,844	21,660	—	90,928

Net book value	30,404	119,818	8,639	2,435	55,125	48,813	68,804	334,038

Nine months ended September 30, 2018
Net book value—December 31, 2017	30,404	119,818	8,639	2,435	55,125	48,813	68,804	334,038
Acquisition of Central Ontario Gaming Bundle	—	—	—	—	45,306	3,260	—	48,566
Gaming development costs and purchase of property and equipment(a)	—	4,505	2,721	7,213	17,164	31,651	33,799	97,053
Disposals(f)	—	(54)	—	—	—	(121)	(2,119)	(2,294)
Transfers	—	1,504	1,849	485	3,290	38,452	(45,580)	—
Transfer to assets held for sale (note 20)	(1,337)	—	—	—	—	—	—	(1,337)
Depreciation	—	(7,869)	(3,251)	(1,879)	(13,323)	(5,237)	—	(31,559)

Net book value—September 30, 2018	29,067	117,904	9,958	8,254	107,562	116,818	54,904	444,467

At September 30, 2018
Cost	29,067	141,095	29,889	14,555	153,729	143,715	54,904	566,954
Accumulated depreciation	—	(23,191)	(19,931)	(6,301)	(46,167)	(26,897)	—	(122,487)

Net book value	29,067	117,904	9,958	8,254	107,562	116,818	54,904	444,467

(a)

During the nine months ended September 30, 2018, the Company capitalized $5,109 (December 31, 2017—$2,377) of interest costs related to gaming development based on a borrowing rate of 6.79% (December 31, 2017—6.81%).

(b)	On March 4, 2017, the Company closed the operations of Penticton Bingo Palace.
(c)

On April 1, 2017, the Lake City Penticton facility was shut down and, on April 5, 2017, was replaced with the new Cascades Penticton Casino. A writedown of property and equipment costs of $167 was recorded.

(d)

On December 21, 2017, the Company completed the disposition of property located in Langley, British Columbia for aggregate proceeds (net of transaction costs) of $7,461. The net book value of the disposed assets was $7,430. This resulted in a gain on sale of property and facility of $31.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

(e)

The Grand Villa Edmonton has not performed as well as projected. As a result, an impairment assessment was performed as at December 31, 2017. The recoverable amount for the CGU was based on the FVLCOD, which estimates the net present value of the future cash flows expected to be generated by the CGU, discounted using an after-tax discount rate based on the Company’s weighted average cost of capital calculated to be within a range of 9.0% to 10.0% using the capital asset pricing model. These expected future cash flows require a number of assumptions about future business performance. As a result, an impairment of $22,600 was identified, and property and equipment have been written down by $17,358 and intangible assets have been written down by $5,242.

(f)

On March 12, 2018, the Company completed a sale and leaseback of certain real estate properties including the Grand Villa Burnaby, Starlight New Westminster and Cascades Langley (collectively, the “Sale and Leaseback Transactions”) for gross proceeds of $503,595, resulting in a gain on sale of $192,399. The associated carrying value of $301,799 was classified as assets held for sale. Certain of the Company’s wholly owned subsidiaries entered into long-term leases for each of the properties and will continue to operate the casinos under the leases. As part of the sale and leaseback, 1144801 B.C. Ltd. which holds title to the leasehold interest as nominee and bare trustee of the Fraser Highway property in Langley was sold. Proceeds from the sale-leaseback were used to repay the Langley mortgage in full and the 2017 Senior Secured Credit Facility (note 9).

(g)	On April 21, 2018, the Company closed the operations of Newton Bingo Country.

The Amended and Restated Multiple Casino Operational Services Agreement (“MCOSA”), Operational Service Agreements (“OSAs”) and Bingo Operational Service Agreements (“BOSAs”) for the British Columbia based casinos and community gaming centres provide that certain gaming equipment is the property of the BCLC. The Casino Facility Licenses for the Edmonton casinos provide that certain gaming equipment is the property of the AGLC. Accordingly, any costs related to gaming equipment provided by and owned by the BCLC and AGLC have not been recognized in these condensed consolidated interim financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

7     Intangible assets

	Gaming operating agreements	Above/below market lease agreements	Software	Racebook license	Total
	$	$	$	$	$
Year ended December 31, 2017
Net book value—December 31, 2016	269,604	(2,228)	511	105	267,992
Acquisition of Ontario North and Southwest Gaming Bundles	25,047	2,350	—	—	27,397
Additions	—	—	406	—	406
Amortization	(52,463)	(588)	(352)	(103)	(53,506)
Writedown(a) and note 6(e)	(6,063)	—	—	—	(6,063)

Net book value—December 31, 2017	236,125	(466)	565	2	236,226

At December 31, 2017
Cost	575,885	3,414	3,005	500	582,804
Accumulated amortization	339,760	3,880	2,440	498	346,578

Net book value	236,125	(466)	565	2	236,226

Nine months ended September 30, 2018
Net book value—December 31, 2017	236,125	(466)	565	2	236,226
Acquisition of Ontario Central Gaming Bundle	12,280	200	1,554	—	14,034
Additions	—	—	11,837	—	11,837
Amortization(b)	(20,285)	(258)	(406)	(2)	(20,951)

Net book value—September 30, 2018	228,120	(524)	13,550	—	241,146

At September 30, 2018
Cost	588,165	3,614	16,396	500	608,675
Accumulated amortization	360,045	4,138	2,846	500	367,529

Net book value	228,120	(524)	13,550	—	241,146

(a)	As at December 31, 2017, the Company wrote off a suspended OSA for a community gaming centre for $821.
(b)

On February 14, 2018, the Company signed the OSAs with the BCLC in relation to all its British Columbia casino and community gaming centre operations, effective April 1, 2018. The OSAs have a 20-year term with an option to extend for an additional five years. The net book value of the OSAs as at April 1, 2018 was amortized over a remaining useful life of 20 years.

The remaining useful lives for the intangible assets are between 1 and 23 years.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

8    Accounts payable and accrued liabilities

	September 30, 2018	December 31, 2017
	$	$
Trade accounts payable and accruals	28,511	22,599
Construction payable and accruals	34,673	37,305
Salaries, wages and benefits	28,046	16,658
Interest on long-term debt	3,180	9,821
Share-based compensation accrual	272	5,686
Income tax payable	—	1,780
Related party transaction payable	1,584	—
Other	6,260	2,457

	102,526	96,306

9    Long-term debt

	September 30, 2018	December 31, 2017
	$	$
Term Loans
Term Loan B (US$438,900)(a)	574,127	—
Term Loan B-1 (US$402,975)(b)	—	505,532
Term Loan B-2(b)	—	79,600
Revolving Credit Facility(a) and(b)	—	45,000

	574,127	630,132
Langley mortgage(d)	—	2,016
Vernon mortgage(e)	3,793	3,942
8.25% Second Priority Senior Secured Notes (US$255,000)(f) and(g)	330,098	319,898

	908,018	955,988
Less
Unamortized portion of deferred transaction costs and debt premium related to embedded derivative	(15,100)	(21,601)
Current portion	(10,652)	(53,096)

	882,266	881,291

a)	Term Loan B and Revolving Credit Facility

On March 13, 2018, the Company completed a refinancing (the “2018 Refinancing”) of its prior senior credit facility (the “2017 Senior Secured Credit Facility”) pursuant to an amended and restated credit and guaranty agreement (the “Amended and Restated Credit Agreement”) for a new senior secured credit facility (the “2018 Senior Secured Credit Facility”) to borrow up to the following:

Term Loan B	US$	335,000
Revolving Credit Facility		$150,000

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Transaction costs directly related to the issuance of Term Loan B of $5,949 were capitalized and are being amortized using the effective interest rate method over the life of the loan. Transaction costs directly related to the issuance of the Revolving Credit Facility of $2,116 were capitalized and are being amortized on a straight-line basis over the life of the loan.

On July 16, 2018, the Company amended its 2018 Senior Secured Credit Facility pursuant to an amendment to the amended and restated credit and guaranty agreement (the “First Amendment to Amended and Restated Credit and Guaranty Agreement”) to increase its Term Loan B by US$105,000 and increase the amount borrowed to the following:

Term Loan B	US$	440,000

Transaction costs directly related to the transaction of $2,581 were capitalized and are being amortized using the effective interest rate method over the life of the loan. The refinancing resulted in the recognition of a debt modification loss of $6,264.

The 2018 Senior Secured Credit Facility is available as Canadian Dollar Offered Rate (“CDOR”) Loans, Canadian Prime Rate Loans, London Interbank Offered Rate (“LIBOR”) Loans and Base Rate Loans. Base Rate Loans bear interest equal to the highest of the Federal Fund Effective Rate, Prime Rate or the Adjusted LIBOR plus 1/2 of 1.00%.

The interest rate spreads added to the applicable variable rates for the Revolving Credit Facility will be determined quarterly based on the Company’s first lien net leverage ratio as defined in the Amended and Restated Credit Agreement. Interest on the Revolving Credit Facility varies within a range of 300 to 325 basis points above the CDOR Loans and 200 to 225 basis points above the Canadian Prime Rate. Interest on Term Loan B is 300 basis points above LIBOR Loans.

Advances under Term Loan B at September 30, 2018 were LIBOR Loans bearing interest at 5.39%.

The Company can issue letters of credit under the Revolving Credit Facility. As at September 30, 2018, the Company has issued letters of credit totalling $78,107 (December 31, 2017—$55,798) bearing interest at 3.13% (December 31, 2017—3.88%) under the Revolving Credit Facility. The Company has provided the BCLC with letters of credit totalling $nil as at September 30, 2018 (December 31, 2017—$22,362) as security for the cash floats provided as well as a portion of the BCLC’s share of the gaming win held by the Company. The BCLC returned letters of credit of $22,717 as part of the new OSA terms during the nine months ended September 30, 2018. The Company has provided the OLG with letters of credit totalling $72,000 as at September 30, 2018 (December 31, 2017—$32,000) as performance security. Various other letters of credit are provided to selected vendors and municipalities related to general business operations and/or development projects.

As at September 30, 2018, the Company had no outstanding borrowings on the Revolving Credit Facility (December 31, 2017—$45,000).

Term Loan B has repayment terms as follows:

i)

Term Loan B will mature on March 13, 2025 provided, however, that if the Company does not redeem, repay or discharge the 8.25% Second Priority Senior Secured Notes (the “8.25% Notes”) by December 31, 2023, and does not extend the maturity date of the 8.25% Notes to a date that is at least 180 days after March 13, 2025, then Term Loan B will mature on the earlier of December 31, 2023 and the date that is 91 days prior to the maturity date of the 8.25% Notes. The Company is required to make

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

quarterly installments equal to 0.25% of the principal amount of the loan commencing on September 28, 2018 with any outstanding principal repayable at maturity.

ii)

On the earlier of delivery of audited financial statements and the 100th day following the end of each fiscal year, beginning with the fiscal year ending December 31, 2018, the Company is required to make an aggregate principal payment (“Excess Cash Payment”). The Excess Cash Payment is equal to 0% to 50% of the excess cash flow, as defined in the Amended and Restated Credit Agreement, for the applicable fiscal year minus the aggregate principal amount of all prepayments during such fiscal year.

Aggregate minimum principal payments, prior to Excess Cash Payments, for each of the next five years ending December 31 for the Term Loan B facility are as follows:

US$
2018	1,100
2019	4,400
2020	4,400
2021	4,400
2022 and beyond	424,600

The Revolving Credit Facility is repayable on March 13, 2023.

A first charge on all assets of the Company and 7588674 Canada Inc. (“7588674”) (formerly New World) is provided as security for the Term Loan Facility and Revolving Credit Facility.

b)	Term Loan B-1, Term Loan B-2 and Revolving Credit Facility

The credit agreement that the Company had entered into on February 22, 2017, the 2017 Senior Secured Credit Facility, was discharged as part of the 2018 Refinancing and outstanding debt balances pertaining to Term Loan B-1, Term Loan B-2 and the Revolving Credit Facility were repaid by March 13, 2018. Deferred transaction costs of $15,124 related to the aforementioned credit agreement were written off as a loss on debt extinguishment.

The 2017 Senior Secured Credit Facility was available as CDOR Loans, Canadian Prime Rate Loans, LIBOR Loans and Base Rate Loans. Base Rate Loans bear interest equal to the highest of the Federal Fund Effective Rate, Prime Rate or the Adjusted LIBOR plus 1.00%.

The interest rate spreads added to the applicable variable rates for the Revolving Credit Facility were determined quarterly based on the Company’s first lien net leverage ratio as defined in the 2017 Senior Secured Credit Facility. Interest on the Revolving Credit Facility varied within a range of 375 to 400 basis points above CDOR Loans. Interest on Term Loan B-1 was 375 basis points above LIBOR Loans. Interest on Term Loan B-2 was 400 basis points above CDOR Loans.

Advances under Term Loan B-1 at December 31, 2017 were LIBOR Loans bearing interest at 5.44%. Advances under Term Loan B-2 at December 31, 2017 were CDOR Loans bearing interest at 5.54%.

The Company issued letters of credit under the Revolving Credit Facility totalling $55,798 as at December 31, 2017 bearing interest at 3.88%.

As at December 31, 2017, the Company had borrowed funds on the Revolving Credit Facility of $45,000 in the form of CDOR Loans bearing interest at 6.20%.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

A first charge on all assets of the Company and 7588674 was provided as security for the Term Loan Facilities and Revolving Credit Facility.

c)	Old Term Loans, Revolving Credit Facility and Swingline Facility

The credit agreement that the Company had entered into on November 12, 2010 (the “Old Credit Facility”) was discharged when the 2017 Senior Secured Credit Facility was entered into and all outstanding debt balances were repaid by February 28, 2017. Deferred transaction costs of $3,735 related to the aforementioned credit agreement were written off as a loss on debt extinguishment.

Advances under the Term Loan Facilities were available as US Base Rate Loans, LIBOR Rate Loans, Canadian Prime Rate Loans, Banker’s Acceptance (“BA”) Loans and BA Equivalent Loans.

The interest rate spreads added to the applicable variable rates were determined quarterly based on the Company’s total leverage ratio as defined in the credit agreement. Interest on the Term Loan A BA Advances varied within a range of 275 to 375 basis points above BA rates. Interest on the Term Loan B-1 BA Advances varied within a range of 400 to 425 basis points above BA rates. Interest on the Revolving Credit Facility Canadian Prime Advances varied within a range of 175 to 275 basis points above Canadian Prime Rates.

A first charge on all assets of the Company and 7588674 was provided as security for the Term Loan Facilities and Revolving Credit Facility.

d)	Langley mortgage

On May 2, 2016, the Company completed the purchase of the land and building adjacent to the Cascades Langley Casino for $3,030 including closing costs. The Company paid for the purchase with $930 in cash and financed the remaining amount with the assumption of a $2,100 mortgage secured by the land and building. The mortgage bears a fixed interest rate of 3.25% per annum and matures on June 1, 2021.

The principal for the Langley mortgage was repaid in full on March 12, 2018 with proceeds from the Sale and Leaseback Transactions (note 6).

e)	Vernon mortgage

On January 10, 2014, the Company completed the purchase of the land and building of the existing Lake City Vernon Casino for $8,436 including closing costs. The Company paid for the purchase with $3,786 in cash and financed the remaining amount with the assumption of a $4,650 mortgage secured by the land and building. The mortgage bears a fixed interest rate of 4.29% per annum and matures on April 2, 2019.

The principal payments for each of the next five years ending December 31 for the Vernon mortgage are as follows:

$
2018	51
2019	3,742
2020	—
2021	—
2022	—

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

f)	8.25% Second Priority Senior Secured Notes

On February 22, 2017, the Company issued US$255,000 of the 8.25% Notes. The 8.25% Notes mature on March 1, 2024 and bear interest at 8.25% per annum. Interest is payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 2017.

A second charge on all assets of the Company and 7588674 is provided as security for the 8.25% Notes.

The Company’s 8.25% Notes agreement has provisions for early redemption during defined periods prior to maturity with the payment of defined premiums, which require separation under the embedded derivative accounting rules. On issuance on February 22, 2017, the fair value of the embedded derivative was $1,516 and was recorded as a derivative asset in other assets and as a premium on the long-term debt in the consolidated balance sheet. The fair value of the embedded derivative included in other assets as at September 30, 2018 was $14,905 (December 31, 2017—$10,795). Accordingly, a change in fair value of embedded derivative gain of $4,110 (December 31, 2017—derivative gain of $9,280) has been recognized during the fiscal period. The premium is amortized over the term of the 8.25% Notes using the effective interest rate method.

Transaction costs directly related to the 8.25% Notes of $10,223 were capitalized and are being amortized using the effective interest rate method over the life of the 8.25% Notes.

In the event of a Change of Control (as defined in the 8.25% Notes agreement), the holders of the 8.25% Notes will have the right to require the Company to repay all or a portion of the outstanding 8.25% Notes at a purchase price equal to 101% of the principal amounts of the 8.25% Notes plus accrued and unpaid interest. This feature is closely related under the embedded derivative accounting rules and does not require separation.

g)	The component of other current assets is as follows:

	September 30, 2018	December 31, 2017
	$	$
CCIRS derivative	2,697	—

The components of other non-current assets are as follows:

	September 30, 2018	December 31, 2017
	$	$
Embedded derivative	14,905	10,795
Revolving Credit Facility deferred transaction costs	1,869	2,044

	16,774	12,839

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

The components of other current liabilities are as follows:

	September 30, 2018	December 31, 2017
	$	$
CCIRS derivative	—	72
Finance lease liabilities	379	—

	379	72

The components of other non-current liabilities are as follows:

	September 30, 2018	December 31, 2017
	$	$
CCIRS derivatives	9,770	27,693
Finance lease liabilities	444	—
Deferred revenue	500	750

	10,714	28,443

On July 16, 2018, the Company amended its existing CCIRS contracts in relation to Term Loan B. Management has entered into CCIRS contracts that cover 75% of the senior secured first lien loan of US$440,000. The CCIRS contracts: (i) terminate on March 14, 2022; (ii) are fixed at an average US dollar foreign exchange rate of 1.3166; and (iii) bear a fixed weighted average interest rate of 4.94%.

The CCIRS contracts pertaining to the 8.25% Notes, which cover 75% of the US$255,000 principal: (i) terminate on March 1, 2021; (ii) are fixed at a US dollar to Canadian dollar foreign exchange rate of 1.3168; and (iii) bear a fixed weighted average interest rate of 7.85%.

h)	As part of completing the Playtime Gaming Group Inc. acquisition, the vendor group placed a third charge mortgage on the real estate asset located in Courtenay, British Columbia that was acquired.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

The change in liabilities arising from financing activities is as follows:

	Current portion of long-term debt	Long-term debt
	$	$
Balance—December 31, 2017	53,096	881,291
Cash flows from (used in)
Term Loan B	5,696	563,605
Deferred transaction costs	—	(8,530)
Repayment of long-term debt
Mortgage	(2,164)	—
Term Loan B	—	(1,424)
Term Loan B-1	(5,081)	(500,451)
Term Loan B-2	(800)	(78,800)
Revolving Credit Facility	(45,000)	—

Total cash movements	(47,349)	(25,600)

Non-cash changes
Amortization of deferred transaction costs	—	1,559
Loss on debt extinguishment	—	13,178
Loss on debt modification	1,162	5,102
Foreign exchange loss	—	10,479
Reclassification of long-term debt	3,743	(3,743)

Total non-cash movements	4,905	26,575

Balance—September 30, 2018	10,652	882,266

10     Share capital

Authorized

Unlimited number of voting common shares without par value

Issued and outstanding

	Number of shares	Amount
		$
Balance—December 31, 2016	39,389,618	347,163
Issued to a director for services rendered	8,946	102
Return of capital	—	(191,680)

Balance—December 31, 2017	39,398,564	155,585
Issued to a director for services rendered	8,946	101
Return of capital (US$100,000)	—	(128,746)

Balance—September 30, 2018	39,407,510	26,940

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

On February 15, 2017, the Board of Directors of the Company approved a resolution authorizing a US$100,000 ($131,680) reduction in stated capital of the Company and the return of the US$100,000 ($131,680) capital reduction to the common shareholders. Shareholders of the Company as at February 15, 2017 were paid their pro rata share of the stated capital reduction based on the number of shares held.

On December 28, 2017, the Board of Directors of the Company approved a resolution authorizing a $60,000 reduction in stated capital of the Company and the return of the $60,000 capital reduction to the common shareholders. Shareholders of the Company as at December 28, 2017 were paid their pro rata share of the stated capital reduction based on the number of shares held.

On March 12, 2018, the Board of Directors of the Company approved a resolution authorizing a US$100,000 ($128,746) reduction in stated capital of the Company and the return of the US$100,000 ($128,746) capital reduction to the common shareholders. Shareholders of the Company as at March 12, 2018 were paid their pro rata share of the stated capital reduction based on the number of shares held. A bondholder consent fee and related costs of $7,592 were paid in relation to the return of capital to shareholders and was recorded as part of transaction costs (note 12).

Share-based compensation

The Company has entered into arrangements to provide share-based compensation to select executives and a director.

The most significant arrangements provide for certain executives of the Company to receive a number of shares based on a monetary value determined at a future date based on the payment of dividends (other than recurring dividends) or certain future liquidity events, provided the executive is employed by the Company or within six months of the date of the liquidity events if terminated without just cause. Potential liquidity events involve the sale of the common shares of the Company by the existing shareholders. The monetary value is determined based on the price of the common shares and the number of common shares sold at the future event.

a)

The number of potential shares issuable under the share-based payment arrangements as at September 30, 2018 is 2,292,843 (December 31, 2017—2,194,377) if all of the common shares held by existing shareholders are sold. The award under the arrangement is considered to be granted and the weighted average fair value of the award is $10.51 per share as at September 30, 2018 (December 31, 2017— $10.43). The fair value was based on the Company’s estimate of the fair value of its common shares at the award date based on the most recent share issuance. The Company has estimated the number of shares expected to vest based on its estimate of the most likely possible outcome of a sale of some or all common shares by the existing shareholders and the possible service periods of the executives. The number of shares expected to vest as at September 30, 2018 is 1,954,157 (December 31, 2017—1,457,234).

The length of the vesting period depends on various events and the Company has estimated the expected vesting period based on the most likely outcome of the performance condition. The Company revises its estimate of the length of the vesting period, if necessary, if subsequent information indicates that the period has changed.

b)

During the nine months ended September 30, 2018, the Company issued 8,946 common shares (September 30, 2017—issued 8,946 common shares) with an aggregate value of $101 (December 31, 2017—$102) to a director for services rendered.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

c)

As a result of the return of the $131,680 capital reduction on February 15, 2017, certain executives of the Company became entitled to share-based compensation of $9,653. The payment of these amounts was made in cash, with $1,486 paid in cash during the nine months ended September 30, 2018.

d)

As a result of the return of the $60,000 capital reduction on December 28, 2017, certain executives of the Company became entitled to share-based compensation of $3,888. The payment of these amounts was made in cash.

e)

As a result of the return of the $128,746 capital reduction on March 12, 2018, certain executives of the Company became entitled to share-based compensation of $8,718. The payment of these amounts was made in cash.

As a result of the history of the Board of Directors approving payment of share-based compensation related to the return of the capital reduction to the common shareholders in cash, a portion of share-based compensation is now considered cash settled. This portion has been recognized at fair value. As at September 30, 2018, an amount of $272 (December 31, 2017—$5,686) had been included in accounts payable and accrued liabilities.

During the three and nine months ended September 30, 2018, the Company recognized total share-based compensation of $223 and $8,441 (three and nine months ended September 30, 2017—$3,613 and $17,741).

11    Income taxes

On the consolidated balance sheet, deferred tax assets and liabilities have been offset where the Company has the legal right and intends to offset.

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable.

At September 30, 2018, the Company has non-capital losses carried forward for federal income tax purposes of $306,947 (December 31, 2017—$283,145; December 31, 2016—$231,236). The non-capital losses expire from 2033 to 2038. Of this amount, non-capital losses pertaining to $306,947 (December 31, 2017—$283,145; 2016—$132,085) have not been recognized in these consolidated financial statements.

During the three and nine months ended September 30, 2018, the Company estimates that it will have approximately $nil and $193,459 of net income for tax purposes that can be reduced through utilization of the Company’s existing non-capital losses. As such, the Company recognized deferred tax assets in relation to the existing non-capital losses during the nine months ended September 30, 2018, that were previously unrecognized non-capital losses as at the year ended December 31, 2017. This recognized deferred tax asset has also been expensed in the nine months ended September 30, 2018 to reflect the anticipated utilization of the corresponding non-capital losses.

The acquisition of POM, as more fully described in Note 18, is intended to allow the Company to utilize POM’s non-capital losses, which NMRC has represented to be not less than $217,000. The Company’s ability to access and utilize these non-capital losses may be limited in certain circumstances, including upon an acquisition of control of the Company. NMRC has indemnified the Company for any breach of representations made, up to a maximum of 50% of the total purchase price paid, being a maximum of $8,148. The Company has not recognized any deferred tax asset in relation to these acquired non-capital losses in these condensed consolidated interim financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

At September 30, 2018, 7588674 has non-capital losses carried forward for federal income tax purposes of $nil (December 31, 2017—$nil; December 31, 2016—$37,019).

At September 30, 2018, the recovery of income taxes is recognized based on the weighted average annual income tax rate expected for the year of 26.73% (December 31, 2017—26.21%; December 31, 2016—26.08%).

Other income tax matters

The Canada Revenue Agency (“CRA”) has conducted audits of the Company’s and its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. relating to the taxation years ended December 31, 2010 to 2014. The CRA has taken the view to recharacterize FDC amounts as taxable income, as well as reclassify amounts included in Class 14 as Eligible Capital Property.

For accounting purposes, FDC is recorded as part of revenues in the consolidated statement of operations and comprehensive loss when received. For income tax purposes, based on the underlying operating agreements with the BCLC and the BCLC FDC policy, management believes that FDC received from the BCLC is appropriately characterized under the relevant income tax laws as a reimbursement and a reduction of the cost of the related long-lived asset.

As part of its audit, the CRA has taken the view that FDC was received as service fee income and should be included in taxable income when received instead of being a reimbursement of the BCLC-approved gaming related property, plant and equipment costs as filed by the Company and its subsidiaries. If the CRA’s current views prevail, it would accelerate the timing of when the Company and its subsidiaries recognize taxable income, but would also increase the tax depreciation deduction (capital cost allowance) that the Company could recognize in prior and future years.

During the year ended December 31, 2015, the Company received notices of reassessment and/or notices of determination of loss from the CRA relating to the taxation years ended December 31, 2010 to 2012 inclusive for the Company and December 31, 2011 and 2012 inclusive for its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. During the year ended December 31, 2017, the Company received notices of determination of loss from the CRA relating to the taxation years ended December 31, 2013 to 2014 and a notice of reassessment relating to the taxation years ended December 31, 2015 and 2016 for the Company. The Company also received a notice of determination of loss from the CRA relating to the taxation year ended December 31, 2014 pertaining to Boardwalk Gaming Squamish Inc. and a notice of reassessment from the CRA relating to the taxation year ended December 31, 2014 pertaining to 427967 B.C. Ltd. During the nine months ended September 30, 2018, the Company received a notice of confirmation from the CRA relating to the taxation year ended December 31, 2010 and the taxation years ended December 31, 2012 to 2014 inclusive. The Company also received a notice of confirmation from the CRA relating to the taxation year ended December 31, 2011, 2012 and 2014 pertaining to Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd, respectively.

The Company and its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. intend to vigorously defend their tax filing and have filed notices of objection to the above notices of reassessments and notices of determination of loss and, filed a notice of appeal to the Tax Court of Canada. The Company and its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. plan to file a notice of objection to the CRA in response to each notice of reassessment and/or notice of loss determination received for any subsequent

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

years, where appropriate. The Company believes that the filing positions adopted are appropriate and in accordance with the law. The Company also believes it has substantial defences in response to the matters raised by the CRA and will vigorously appeal the reassessments and redeterminations. No provision has been made in these consolidated financial statements for the reassessments. The Company has sufficient non-capital loss carry-forwards to offset any additional income taxes that are payable as a result of the reassessments. During the year ended December 31, 2015, the CRA accepted the Company’s application of non-capital loss carry-forwards for years in which the reassessments resulted in taxable income to eliminate taxes payable and prevent interest and penalties from accruing. According to the notices of reassessment and notices of determination of loss received and the CRA proposed amendments, net income (loss) for tax purposes for the taxation years ended December 31, 2010, 2011, 2012, 2013, 2014, 2015 and 2016 would increase by $1,715, $30,908, $31,217, $30,073, $31,840, $28,528 and $28,528, respectively. The likely timing to resolve this matter may take years.

The CRA has conducted excise tax audits of the Company and its subsidiary 7588674 relating to the taxation period of May 18, 2010 to June 30, 2015 and February 1, 2010 to September 16, 2010, respectively. The CRA has taken the view that the Company and its subsidiary were not providing a financial service to their customers in relation to ATM fees collected, and as such, GST and/or HST should have been collected and remitted as the Company and its subsidiary were not providing an exempt supply.

During fiscal 2017, the Company and its subsidiary 7588674 received a reassessment from the CRA relating to the taxation period of May 18, 2010 to June 30, 2015 and February 1, 2010 to September 16, 2010, respectively. In the reassessment, the CRA has issued an adjustment to the net tax on the Company’s GST/HST returns of $2,534 and an adjustment to the net tax on its subsidiary 7588674’s GST/HST returns of $219. In addition, the CRA has assessed penalties of approximately $634 and $55, respectively. At September 30, 2018, the Company and its subsidiary 7588674 remitted to the CRA $641 and $55, respectively.

The Company and its subsidiary 7588674 intend to vigorously defend their tax filing positions and filed notices of objection to the CRA and, if necessary, will file notices of appeal to the Tax Court of Canada. At September 30, 2018, the Company and its subsidiary 7588674 have remitted to the CRA $2,534 and $219, respectively.

12    Other expenses

	Three months ended September 30, 2018	Three months ended September 30, 2017	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$	$	$
Business acquisition costs	1,820	(1,011)	2,312	3,858
Transaction costs	4,244	1,837	16,283	1,837
Site pre-opening costs	311	78	3,704	937
Restructuring costs	91	662	4,449	818
Other	322	2,364	1,500	3,839

	6,788	3,930	28,248	11,289

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

13    Interest expense

	Three months ended September 30, 2018	Three months ended September 30, 2017	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$	$	$
Interest on long-term debt	13,131	14,520	38,593	42,115
Amortization of deferred transaction costs and premium on long-term debt	773	656	2,196	1,916
Non-deductible interest and penalties	—	—	1,016	—

	13,904	15,176	41,805	44,031

14    Financial instruments

Financial risk management

The Company’s activities expose it to a variety of financial risks, which include credit risk, liquidity risk, interest rate risk and foreign exchange rate risk. The Company’s risk management activities are designed to mitigate possible adverse effects on the Company’s performance. Risk management activities are managed by the finance and accounting department.

The Company’s significant financial instruments and the types of risks to which their carrying values are exposed are as follows:

Risks
Market risk
	Credit	Liquidity	Interest rate	Foreign exchange rate
Cash and cash equivalents	X		X
Amounts receivable	X
Derivative financial assets (other assets)	X		X	X
Derivative financial liabilities (other liabilities)			X	X
Gaming revenue payable to BCLC, AGLC and OLG		X
Accounts payable and accrued liabilities		X		X
Deferred consideration payable		X
Long-term debt		X	X

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Credit risk

Credit risk is the risk that a party to one of the Company’s financial instruments will cause a financial loss to the Company by failing to discharge an obligation. The carrying values of the Company’s financial assets represent the maximum exposure to credit risk and are as follows:

	September 30, 2018	December 31, 2017
	$	$
Cash and cash equivalents	210,567	97,385
Amounts receivable	54,453	39,838
Contract assets	6,061	—

	271,081	137,223

Cash and cash equivalents: Credit risk associated with these assets is minimized by ensuring that cash and cash equivalents are held by high-quality financial institutions.

IFRS 9’s new impairment requirements use forward-looking information to recognize expected credit losses—the ‘expected credit loss’ (ECL) model, which replaces the ‘incurred loss’ model in IAS 39. The Company applies the IFRS 9 simplified approach in determining the credit risks of financial instruments and accounting for the amounts receivables and contract assets. The new impairment model is applied at each balance sheet date to the Company’s amounts receivables and contract assets.

The ECL model did not have significant impact on the Company’s amounts receivables as the majority of the balances are due from the federal government and provincial gaming corporations and contract assets are due from the OLG. See below for the application of the ECL model on the accounting for markers receivable.

Amounts receivable: Credit risk associated with these balances is minimized due to the nature of the Company’s business. The majority of the balances are due from the federal government for sales tax rebates and from provincial gaming corporations.

Included in the Company’s amounts receivable is markers receivable balance from gaming patrons. The Company continuously monitors the credit quality of customers based on a credit rating analysis. Where available, external credit ratings and/or reports on customers are obtained and used. The Company’s policy is to deal only with creditworthy counterparties. The credit terms range between 2 and 30 days. The credit terms for customers as negotiated with customers are subject to an internal approval process which considers the credit rating analysis. The ongoing credit risk is managed through regular review of ageing analysis, together with credit limits per customer.

The Company applies the IFRS 9 simplified model of recognizing lifetime expected credit losses for all markers receivables as these items do not have a significant financing component.

In measuring the expected credit losses, the markers receivables have been assessed on a collective basis as they possess shared credit risk characteristics. They have been grouped based on the days past due and also according to the collections portfolio status of customers.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

The expected loss rates are based on the payment profile for credit extended over the past 15 months before September 30, 2018 as well as the corresponding historical credit losses during that period. The historical rates are adjusted to reflect current and forward looking macroeconomic factors affecting the customer’s ability to settle the amount outstanding.

Markers receivables are written off (i.e. derecognized) when there is no reasonable expectation of recovery. Failure to make payments within 365 days from the marker issuance date and failure to engage with the Company on alternative payment arrangement amongst other are considered indicators of no reasonable expectation of recovery.

As at September 30, 2018, the Company had a gross markers receivable balance of $4,846 (December 31, 2017—$nil) and a provision for bad debts of $3,961 (December 31, 2017—$nil) and no amounts receivable were past due or impaired.

Contract assets: Credit risk associated with these balances is minimized due to the nature of the Company’s business. The balance represents the variable consideration of the Company’s revenue from the OLG. The performance obligation is satisfied over each operating year and revenue is recognized over time by measuring the progress towards achieving the predetermined threshold.

Below is a summary of contract assets from contracts with customers and the significant changes in those balances during the nine months ended September 30, 2018 and 2017.

	September 30, 2018	December 31, 2017
Beginning balance	—	—
Additions	17,911	—
Amortization of contract assets to accounts receivable	(11,850)	—

Ending balance	6,061	—

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivery of cash or another financial asset. The Company settles its financial obligations out of cash and cash equivalents. The ability to do this relies on the Company generating sufficient revenue, collecting amounts receivable in a timely manner, and maintaining sufficient cash and cash equivalents for anticipated needs.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

The contractual maturity of the Company’s financial liabilities including estimated interest based on the total leverage ratio requirements under the terms of the 2018 Senior Secured Credit Facility agreement and excluding Excess Cash Payments for fiscal years ending December 31, 2018 and onwards (note 9) on an undiscounted basis is as follows:

	Expected payments by period as at September 30, 2018
	Expected within 1 year	2 - 3 years	4 - 5 years	More than 5 years	Total
	$	$	$	$	$
Gaming revenue payable to BCLC, AGLC and OLG	13,475	—	—	—	13,475
Accounts payable and accrued liabilities	102,526	—	—	—	102,526
Deferred consideration payable	700	—	—	—	700
Long-term debt	70,482	134,416	131,936	897,944	1,234,778

	187,183	134,416	131,936	897,944	1,351,479

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates and/or foreign currency exchange rates or other price risk.

Interest rate risk

Interest rate risk is the risk that the fair value or cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s variable rate long-term debt is subject to significant cash flow interest rate risk.

If interest rates on the Company’s variable rate long-term debt had been 1% higher or 1% lower, with all other variables held constant, the effect on the Company’s interest expense for the nine months ended September 30, 2018 would have been $3,739 (December 31, 2017—$5,661) higher or lower, respectively.

Foreign exchange rate risk

Foreign exchange rate risk is the risk that the fair value or cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Company has cash and cash equivalents denominated in US dollars. As at September 30, 2018, US dollar denominated cash and cash equivalents totalled US$5,152 (December 31, 2017—US$5,598).

The Company periodically has accounts payable and accrued liabilities denominated in US dollars. As at September 30, 2018, US dollar denominated accounts payable and accrued liabilities totalled US$17,349 (December 31, 2017—US$22,246).

Management has entered into CCIRS contracts which cover 75% of the US$695,000 principal value of the US dollar denominated debt at a fixed US dollar to Canadian dollar foreign exchange rate of 1.3166. For additional details on the CCIRS contracts, refer to note 9.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

If the period-end foreign exchange rate had been 10% higher or 10% lower, with all other variables held constant, the effect on the Company’s net income for the period ended September 30, 2018 would have been $90,350 (December 31, 2017—$85,319) higher or lower, respectively.

Fair values of financial instruments

Financial assets and liabilities accounted for or disclosed at fair value on a recurring basis are classified within a fair value hierarchy that reflects the significance of the inputs used in determining fair value. There are three levels of the fair value hierarchy.

Level 1—Quoted prices in active markets for identical assets

Instruments that have unadjusted quoted prices available in an active market for identical assets or liabilities.

Level 2—Significant other observable inputs

Instruments that do not have quoted prices in active markets but for which market observable inputs are used as the inputs in the determination of fair value.

Level 3—Unobservable inputs

Instruments that have a significant input into the fair value measurement that is derived from management’s best estimates and market observable information is not available for such input.

The Company’s only financial instruments accounted for at fair value subsequent to initial recognition are the embedded derivatives and CCIRS, which are classified as held-for-trading.

The Company’s other financial instruments are measured at amortized cost. The Company provides fair value disclosures for financial instruments measured at amortized cost. The carrying values of cash and cash equivalents, amounts receivable, gaming revenue payable to BCLC, AGLC and OLG, and accounts payable and accrued liabilities approximate their fair values because of the short-term nature of these instruments.

The fair value disclosures involve the use of fair value measurements. These fair value disclosure measurements are categorized as follows in the fair value hierarchy:

		September 30, 2018		December 31, 2017
	Fair value hierarchy	Carrying amount	Fair value	Carrying amount	Fair value
		$	$	$	$
Financial instruments
Derivative financial instruments (other assets)	Level 3	17,602	17,602	10,795	10,795
Derivative financial instruments (other liabilities)	Level 3	9,770	9,770	27,765	27,765
Deferred consideration payable	Level 3	—	—	400	400
Long-term debt	Level 3	892,918	922,208	934,387	986,771

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Term Loan B was fair valued using an effective rate as at September 30, 2018 of 6.00%. The 8.25% Notes were fair valued using an effective rate of 5.91% (December 31, 2017—5.90%).

The fair value of the Company’s 8.25% and 8.50% Notes (the “Notes”) has two components of value: a conventional Note obligation and a prepayment option that allows the Company in certain circumstances to prepay the Notes. The prepayment option is exercisable through payment of a prepayment penalty. The Company has determined that the prepayment option is an embedded derivative. Accordingly, on initial recognition of the obligations on issuance of the Notes, a prepayment option asset has been recorded. The Notes and embedded derivative have been separately valued.

On initial recognition, the estimated future cash flows of long-term debt were discounted using a discount rate derived from an appropriate risk-free interest rate yield curve commensurate with the timing of the contractual maturity of the future cash flows. A credit spread was added to the risk-free rate to derive the total rate. As the Company does not have a market observable credit spread, the Company obtained a range of potential credit spreads available from market observable information on entities with a comparable credit risk and debt maturity to the Company. In determining the appropriate credit spread input to the discounted cash flow model at the reporting date, the Company selected its best estimate of the credit spread that was within the Company’s estimate of a reasonably possible range of credit spreads based upon observable market information. The Company used a consistent valuation method and related valuation model as at September 30, 2018 and December 31, 2017 to provide fair value disclosure of long-term debt.

The embedded prepayment options that have been separated from the Notes are valued using the Hull-White one factor model as implemented in the FINCAD callable bond function, for which the key inputs at September 30, 2018 are the mean-reversion constant of 17.11% (December 31, 2017—12.68%) and interest rate volatility of 1.43% (December 31, 2017—1.14%). The embedded prepayment options are subsequently measured at FVTPL. The embedded derivative financial instrument is measured on a recurring basis and the fair value measurement is categorized in Level 3 of the fair value hierarchy.

The CCIRS derivatives are valued using a discounted cash flow model as implemented in the Bloomberg Swap Manager for which the key inputs are the terms of the CCIRS contracts and market data as at September 30, 2018. The CCIRS derivatives are subsequently measured at FVTPL. The CCIRS derivative financial instruments are measured on a recurring basis and the fair value measurement is categorized in Level 3 of the fair value hierarchy.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Movement in the value of derivative financial instruments is as follows:

	September 30, 2018	December 31, 2017
	$	$
Opening balance—embedded derivative	10,795	773
Loss on debt extinguishment related to the 8.50% Notes	—	(773)
Inception fair value of embedded derivative related to the 8.25% Notes	—	1,515
Change in fair value of embedded derivative related to the 8.25% Notes	4,110	9,280

Closing balance—embedded derivative	14,905	10,795

Opening balance—CCIRS derivatives	(27,765)	—
Inception fair value of CCIRS derivatives	(440)	—
Change in CCIRS derivatives	21,132	(27,765)

Closing balance—CCIRS derivatives	(7,073)	(27,765)

The change in CCIRS derivatives in the above table does not include the settlement amounts of the CCIRS derivatives.

15    Capital management

The Company’s capital structure comprises equity (deficiency), long-term debt and outstanding letters of credit.

The Company’s objective when managing capital is to safeguard its ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to reduce the cost of capital.

The Company’s strategy is to ensure it remains compliant with all of its existing debt covenants, so as to ensure continuous access to debt capital markets. Management reviews results and forecasts regularly to monitor the Company’s compliance.

The Amended and Restated Credit Agreement for Term Loan B and the Revolving Credit Facility (note 9) requires compliance with the following financial performance covenant: total net leverage ratio as defined in the credit agreement. The Company is in compliance with the financial covenant as at September 30, 2018.

Under the terms of the Amended and Restated Credit Agreement relating to its Term Loan and Revolving Credit Facilities, the Company is permitted to remedy non-compliance with debt covenants by completing an equity cure by issuing common shares of the Company and repaying the Term Loan with the proceeds from the share issuance. Equity cures are available to the Company five times during the term of the agreement.

16    Commitments and contingencies

Operating lease commitments

The Company leases office space and equipment as well as certain of its casino and community gaming centre locations. The lease terms are between one and 23 years, and the majority of lease agreements are

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

renewable at the end of the lease period at market rent. At September 30, 2018, future minimum operating lease payments (excluding variable rent based on revenue and additional rent for operating expenses) are as follows:

$
No later than 1 year	74,608
Later than 1 year and no later than 5 years	269,318
Later than 5 years	1,080,418

1,424,344

As at September 30, 2018, the Company recognized operating lease expense of $42,414 (September 30, 2017—$13,537).

Other commitments

The Company has covenanted to the OLG that the OLG shall realize gaming revenue in each year that is equal to or greater than an agreed upon threshold in respect of each operating year, or to otherwise pay to the OLG the amount by which the gaming revenue realized in a year is less than the applicable threshold in respect of such year (each such payment, a “Threshold Top-Up Amount”). Based on the Ontario operating results, the likelihood that the Company will fail to generate sufficient gaming revenue for the OLG for any year is expected to be remote, and as such, no provision has been made for Threshold Top-Up Amounts.

On February 14, 2018, the Company signed the OSAs with the BCLC in relation to all its British Columbia casino and community gaming centre operations, effective April 1, 2018. The OSAs have a 20-year term with an option to extend for an additional five years. All the Company’s British Columbia casino and community gaming centre operations will be entitled to payments from the BCLC for both eligible gaming and other eligible capital expenditures at a rate of 5% of net win through the Minimum Investment Requirement (“MIR”) program, replacing the BCLC’s FDC and Accelerated Facility Development Costs program, as long as the Company fulfills the required MIR spend amount over the 20-year term. The minimum investment that the Company is required to make over the 20 year term of the OSA is approximately $700 million which can be reduced by the carry forward balance under the FDC and Accelerated Facility Development Costs program.

As at March 12, 2018, the Company committed to a security deposit in relation to the sale and leaseback properties of $10,000 to be paid over 36 months effective April 1, 2018. In the event of the properties sold as part of the Sale and Leaseback Transactions being expropriated, the rental payments owing by the Company to the landlord will continue as a contractual obligation for the remainder of the lease term (note 6(f)).

As at September 30, 2018, the Company has committed to purchase orders in relation to the acquisition of slot machines of US$1,334 (December 31, 2017—US$5,686).

As at September 30, 2018, the Company has committed to purchase orders or agreements in relation to the development and/or renovation of certain casinos and community gaming centres of $17,119 (December 31, 2017—$22,948).

As at September 30, 2018, the Company has committed to purchase orders in relation to the implementation of the gaming management system of US$1,748 (December 31, 2017—$nil).

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Contingencies

Various claims and litigation arise in the course of the Company’s business. The Company believes it has accounted for sufficient provisions in relation to such claims and litigation, and remaining contingencies should not have a material effect on the financial position or operating results of the Company.

17    Changes in non-cash working capital items

	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$
Amounts receivable	(4,451)	(23,765)
Contract assets	(6,061)	—
Inventory	66	(9)
Prepaid expenses and deposits	(7,421)	(1,814)
Gaming revenue payable to BCLC, AGLC and OLG	(425)	8,435
Accounts payable and accrued liabilities	10,813	8,336
Deferred revenue	2,097	—

	(5,382)	(8,817)

18    Related party transactions

The Company is controlled by The Catalyst Capital Group Inc. (incorporated in Canada), which owns 73.6% of the Company’s shares and is the Company’s ultimate controlling party.

During the nine months ended September 30, 2018, shareholders of the Company provided consulting and advisory services without charge.

On June 29, 2018, the Company entered into a share purchase agreement with Nature Market Restaurants Corp. (“NMRC”) to acquire all of the shares of NMRC’s wholly owned subsidiary, 7562578 Canada Inc. (“POM”), for a purchase price of $16,295. Catalyst II, Catalyst II-P and Catalyst III (“Catalyst Entities”) own and control NMRC. The closing of the POM acquisition occurred on July 13, 2018 (“Closing Date”). The purchase price payable by the Company was satisfied by way of a $14,711 deposit paid by the Company to the Catalyst Entities, with a holdback of $1,584 to be released 12 months following the Closing Date, assuming all conditions of release are met. The acquisition of POM is intended to allow the Company to utilize POM’s non-capital losses, which NMRC has represented to be not less than $217,000.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

Compensation of key management

Key management includes the Company’s Board of Directors and executive officers. Compensation awarded to key management is as follows:

	September 30, 2018	December 31, 2017
	$	$
Salaries and other benefits	2,721	3,314
Share-based compensation	8,441	19,631

	11,162	22,945

19    Segmented information

The Company has eight reporting segments: Grand Villa Burnaby, Cascades Langley, Starlight New Westminster, Thompson-Okanagan, Community Gaming Centres, Ontario, Edmonton and Corporate. Although Edmonton and Corporate did not meet the quantitative thresholds required by IFRS 8, Operating Segments, for reportable segments, management concluded that these segments should be reported, as they are closely monitored by the chief operating decision maker. All business of the Company is conducted in Canada.

	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$
Gaming
Grand Villa Burnaby	66,493	57,541
Cascades Langley	37,120	34,345
Starlight New Westminster	33,607	33,287
Thompson-Okanagan	26,470	34,568
Community Gaming Centres	17,898	18,092
Ontario	203,153	77,176
Edmonton	14,879	15,562
Corporate	—	—

	399,620	270,571

Food and beverage
Grand Villa Burnaby	12,443	10,348
Cascades Langley	7,555	8,262
Starlight New Westminster	5,314	5,340
Thompson-Okanagan	7,490	10,880
Community Gaming Centres	4,359	4,428
Ontario	8,267	2,233
Edmonton	6,815	6,464
Corporate	—	—

	52,243	47,955

Hotel
Grand Villa Burnaby	8,948	8,812
Cascades Langley	1,585	1,836

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$
Starlight New Westminster	—	—
Thompson-Okanagan	—	—
Community Gaming Centres	—	—
Ontario	1,670	—
Edmonton	—	—
Corporate	—	—

	12,203	10,648

Automated teller machines
Grand Villa Burnaby	1,535	733
Cascades Langley	1,356	704
Starlight New Westminster	1,032	546
Thompson-Okanagan	1,185	829
Community Gaming Centres	955	775
Ontario	6,271	2,494
Edmonton	765	437
Corporate	—	—

	13,099	6,518

Other
Grand Villa Burnaby	1,081	552
Cascades Langley	872	688
Starlight New Westminster	671	730
Thompson-Okanagan	316	268
Community Gaming Centres	526	480
Ontario	3,179	148
Edmonton	461	318
Corporate	6	92

	7,112	3,276

Segment revenue
Grand Villa Burnaby	90,500	77,986
Cascades Langley	48,488	45,835
Starlight New Westminster	40,624	39,903
Thompson-Okanagan	35,461	46,545
Community Gaming Centres	23,738	23,775
Ontario	222,540	82,051
Edmonton	22,920	22,781
Corporate	6	92

	484,277	338,968

Segment earnings before depreciation, amortization, share-based compensation and other expenses
Grand Villa Burnaby	30,557	34,380
Cascades Langley	18,444	21,783

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

September 30, 2018 and 2017

(expressed in thousands of Canadian dollars)

	Nine months ended September 30, 2018	Nine months ended September 30, 2017
	$	$
Starlight New Westminster	10,556	14,248
Thompson-Okanagan	5,757	10,422
Community Gaming Centres	9,916	9,421
Ontario	75,489	36,252
Edmonton	(9,498)	(5,926)
Corporate	(24,972)	(15,473)

	116,249	105,107

Amortization of intangible assets	20,951	40,112
Depreciation of property and equipment	31,559	32,288
Writedown of non-financial assets	—	167
Other expenses	28,248	11,289
Share-based compensation	8,441	17,741

Income before other expenses (income) and income taxes	27,050	3,510

Other expenses (income)
Interest expense	41,805	44,031
Interest income	(141)	(663)
Change in fair value of embedded derivatives	(4,110)	(3,759)
Change in fair value of cross currency interest rate swaps	(21,891)	37,167
Loss on debt extinguishment	15,124	16,135
Loss on debt modification	6,264	—
Gain on sale of property and equipment	(192,373)	(5)
Foreign exchange loss (gain)	25,480	(53,066)

	(129,842)	39,840

Income (loss) before income taxes	156,892	(36,330)

Income tax (expense) recovery
Current	(1,321)	(686)
Deferred	661	574

	(660)	(112)

Income (loss) and comprehensive income (loss) for the period	156,232	(36,442)

20    Subsequent events

a)

Shareholders of the Company approved a resolution on October 15, 2018 authorizing a reduction in stated capital of the Company and the return of the capital reduction to the common shareholders. Shareholders of the Company as at October 25, 2018 were paid their pro rata share of the stated capital reduction of $7,500 based on the number of shares held.

b)

On October 18, 2018, the Company entered into a purchase and sale agreement (subject to standard closing terms) for the sale of the vacant land in Penticton, BC for gross proceeds of $1,900. The sale was completed on October 31, 2018.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Gateway Casinos & Entertainment Limited

Opinion on the financial statements

We have audited the accompanying consolidated balance sheet of Gateway Casinos & Entertainment Limited and subsidiaries (the “Company”) as of December 31, 2017, the related consolidated statement of operations and comprehensive loss, changes in (deficiency) equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Note 4 to the consolidated financial statements, the Company adopted International Financial Reporting Standards 15, Revenue from Contracts with Customers, using the full retrospective method on January 1, 2018, which resulted in changes to accounting policies and adjustments to the amounts recognized in the consolidated financial statements.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Minneapolis, Minnesota

December 18, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Gateway Casinos & Entertainment Limited

We have audited the accompanying consolidated balance sheet of Gateway Casinos & Entertainment Limited and its subsidiaries as of December 31, 2016, and the related consolidated statements of operations and comprehensive loss, changes in (deficiency) equity, and cash flows for the years ended December 31, 2016 and 2015. Management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We were not engaged to perform an audit of the company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Casinos & Entertainment Limited and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the years ended December 31, 2016 and 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in Note 4 to the consolidated financial statements, Gateway Casinos & Entertainment Limited adopted International Financial Reporting Standards 15, Revenue from Contracts with Customers, using the full retrospective method as of January 1, 2018, which resulted in changes to accounting policies and adjustments to the amounts recognized in the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia, Canada

December 18, 2018

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONSOLIDATED BALANCE SHEETS

As at December 31, 2017 and 2016

(expressed in thousands of Canadian dollars)

	2017	2016
	$	$
Assets
Current assets
Cash and cash equivalents (note 7)	97,385	37,453
Amounts receivable (note 8)	39,838	2,519
Inventory (note 9)	3,300	1,916
Prepaid expenses and deposits	3,455	2,783
Assets held for sale (note 10)	299,626	—

	443,604	44,671

Non-current assets
Property and equipment (note 10)	334,038	486,690
Intangible assets (note 11)	236,226	267,992
Goodwill (note 12)	8,505	8,505
Other assets (note 14)	13,997	1,335
Deferred income taxes (note 16)	—	3,338

	592,766	767,860

Total assets	1,036,370	812,531

Liabilities
Current liabilities
Gaming revenue payable to BCLC, AGLC and OLG	13,900	6,739
Accounts payable and accrued liabilities (note 13)	96,306	44,956
Current portion of long-term debt (note 14)	53,096	57,037
Current portion of deferred consideration payable	1,200	7,200
Deferred revenue	1,726	—
Other current liabilities (note 14)	72	—

	166,300	115,932

Non-current liabilities
Other liabilities (note 14)	28,443	—
Deferred consideration payable	400	1,600
Deferred rent	5,263	3,036
Long-term debt (note 14)	881,291	476,864
Deferred income taxes (note 16)	14,826	20,311

	930,223	501,811

Total liabilities	1,096,523	617,743

(Deficiency) Equity
Share capital (note 15)	155,585	347,163
Contributed surplus (note 15)	9,402	7,614
Deficit	(227,244)	(162,160)

Total (deficiency) equity attributable to shareholders	(62,257)	192,617
Non-controlling interest	2,104	2,171

Total (deficiency) equity	(60,153)	194,788

Total liabilities and (deficiency) equity	1,036,370	812,531

Commitments and contingencies (notes 16 and 21)
Subsequent events (notes 1, 3, 15, 16, 21 and 27)

The accompanying notes are an integral part of these consolidated financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the years ended December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars, except for per share information)

	2017	2016	2015
	$	$	$
Revenue
Gaming	383,069	248,049	225,382
Food and beverage	65,975	55,409	42,770
Hotel	13,501	12,492	11,478
Automated teller machines	10,667	8,332	6,840
Other	5,609	3,883	3,457

	478,821	328,165	289,927

Expenses (note 23)
Human resources	204,453	142,142	124,799
Operating	44,482	24,898	22,736
Marketing and promotion	23,092	24,485	22,280
Occupancy	35,017	17,587	14,065
Cost of food and beverage	31,828	22,718	18,366
Amortization of intangible assets	53,506	55,661	44,791
Depreciation of property and equipment	44,793	27,570	22,929
Writedown of non-financial assets (notes 10 and 11)	23,588	35	93
Other (note 17)	15,209	5,872	7,881
Share-based compensation (recovery) (note 15)	19,631	(3,111)	5,410

	495,599	317,857	283,350

(Loss) income before other expenses (income) and income taxes	(16,778)	10,308	6,577

Other expenses (income)
Interest expense (note 18)	59,566	35,477	34,212
Interest income	(679)	(28)	(29)
Change in fair value of embedded derivatives (note 19)	(9,280)	(700)	700
Change in fair value of cross currency interest rate swaps (note 19)	31,991	—	—
Loss on debt extinguishment (note 14)	16,135	—	—
(Gain) loss on sale of property and equipment	(36)	(2,201)	416
Foreign exchange gain	(49,034)	—	—

	48,663	32,548	35,299

Loss before income taxes	(65,441)	(22,240)	(28,722)

Income tax (expense) recovery (note 16)
Current	(1,780)	(45)	—
Deferred	2,147	1,829	—

	367	1,784	—

Loss and comprehensive loss for the year	(65,074)	(20,456)	(28,722)

(Loss) income and comprehensive (loss) income for the year attributable to
Shareholders of the Company	(65,084)	(20,475)	(28,722)
Non-controlling interest	10	19	—

	(65,074)	(20,456)	(28,722)

Loss per share (expressed in $ per share)
Basic and diluted	(1.65)	(0.52)	(0.73)
Weighted average number of shares	39,394,121	39,385,175	39,376,299

The accompanying notes are an integral part of these consolidated financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICIENCY) EQUITY

For the years ended December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

	Attributable to shareholders of the Company
	Share capital (note 15)					Non- controlling interest
	Number(1)	Amount	Contributed surplus	Deficit	Total		Total
		$	$	$	$	$	$
Balance—December 31, 2014	39,372	346,959	5,519	(112,963)	239,515	—	239,515
Issuance of share capital	9	102	—	—	102	—	102
Loss and comprehensive loss for the year ended December 31, 2015	—	—	—	(28,722)	(28,722)	—	(28,722)
Share-based compensation	—	—	5,308	—	5,308	—	5,308
Non-controlling interest on acquisition of Playtime Group	—	—	—	—	—	2,220	2,220

Balance—December 31, 2015	39,381	347,061	10,827	(141,685)	216,203	2,220	218,423
Issuance or authorization of share capital	9	102	—	—	102	—	102
(Loss) income and comprehensive (loss) income for the year ended December 31, 2016	—	—	—	(20,475)	(20,475)	19	(20,456)
Share-based recovery	—	—	(3,213)	—	(3,213)	—	(3,213)
Distributions to non-controlling interest	—	—	—	—	—	(68)	(68)

Balance—December 31, 2016	39,390	347,163	7,614	(162,160)	192,617	2,171	194,788
Issuance or authorization of share capital	9	102	—	—	102	—	102
(Loss) income and comprehensive (loss) income for the year ended December 31, 2017	—	—	—	(65,084)	(65,084)	10	(65,074)
Return of capital (note 15)	—	(191,680)	—	—	(191,680)	—	(191,680)
Share-based compensation (note 15)	—	—	15,329	—	15,329	—	15,329
Cash settlement of share-based compensation (note 15)	—	—	(13,541)	—	(13,541)	—	(13,541)
Distributions to non-controlling interest	—	—	—	—	—	(77)	(77)

Balance—December 31, 2017	39,399	155,585	9,402	(227,244)	(62,257)	2,104	(60,153)

(1)	presented in thousands of common shares

The accompanying notes are an integral part of these consolidated financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

	2017	2016	2015
	$	$	$
Cash flows from operating activities
Loss for the year	(65,074)	(20,456)	(28,722)
Items not affecting cash
Depreciation of property and equipment	44,793	27,570	22,929
Amortization of intangible assets	53,506	55,661	44,791
Amortization of deferred transaction costs and premium on long-term debt	2,956	2,742	2,559
Change in fair value of embedded derivatives	(9,280)	(700)	700
Change in fair value of cross currency interest rate swaps	27,765	—	—
Net interest expense	55,931	32,707	31,624
Loss on debt extinguishment	16,135	—	—
Writedown of non-financial assets (notes 10 and 11)	23,588	35	93
Share-based compensation (recovery)	19,631	(3,111)	5,410
(Gain) loss on sale of property and equipment	(36)	(2,201)	416
Income tax recovery	(367)	(1,784)	—
Foreign exchange gain	(41,103)	—	—
Lease termination costs	—	—	2,084
Change in deferred rent	1,504	—	—
Other	—	108	—

	129,949	90,571	81,884
Changes in non-cash working capital items (note 22)	(11,648)	4,918	10,937
Cash settlement of share-based compensation	(12,055)	—	—
Income tax paid	—	(45)	—

Net cash generated from operating activities	106,246	95,444	92,821

Cash flows from investing activities
Gaming development costs and purchase of property and equipment	(75,285)	(55,110)	(48,489)
Proceeds from sale of property and equipment	7,483	35,790	50
Purchase of intangible assets	(406)	(410)	(245)
Acquisition of Ontario North and Southwest Gaming Bundles, net of cash acquired (note 3)	(144,703)	—	—
Acquisition of Playtime Group, net of cash acquired (note 3)	—	—	(68,601)
HST receivable resulting from acquisition of Ontario North and Southwest Gaming Bundles	(4,596)	—	—
Interest received	679	28	30

Net cash used for investing activities	(216,828)	(19,702)	(117,255)

Cash flows from financing activities
Debt financing transaction costs (note 14)	(27,872)	(56)	(788)
Premium paid on redemption of 8.50% Notes	(8,500)	—	—
Proceeds from long-term debt	949,088	—	50,000
Interest paid	(50,691)	(34,005)	(32,484)
Repayment of long-term debt	(511,964)	(25,410)	(15,627)
Net repayment of Revolving Credit Facility and Swingline Facility (note 14)	19,410	(8,000)	32,090
Payment of deferred consideration	(7,200)	(1,600)	—
Distributions to non-controlling interest	(77)	(68)	—
Return of capital to shareholders of the Company	(191,680)	—	—

Net cash generated from (used for) financing activities	170,514	(69,139)	33,191

Increase in cash and cash equivalents	59,932	6,603	8,757
Cash and cash equivalents—Beginning of year	37,453	30,850	22,093

Cash and cash equivalents—End of year	97,385	37,453	30,850

Significant non-cash investing and financing transactions
Assumed debt on acquisition of gaming development costs and purchase of property and equipment	—	2,100	—

The accompanying notes are an integral part of these consolidated financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

1     Formation and nature of operations

Gateway Casinos & Entertainment Limited (the “Company”) was incorporated on May 18, 2010 under the Canada Business Corporations Act (“CBCA”) and was inactive prior to September 16, 2010. On September 16, 2010, the Company acquired certain casino operations through participating in the restructuring (the “Restructuring”) of New World Gaming Partners Holdings British Columbia Ltd. (“New World”) pursuant to a Plan of Arrangement under the provision of the CBCA. The Company’s executive office is located at 4331 Dominion Street, Burnaby, British Columbia.

In May 2017, the Company signed two 20-year casino operating and service agreements (“COSAs”) with the Ontario Lottery and Gaming Corporation (“OLG”) to operate gaming facilities in the OLG’s Gaming Bundle 3 (North) (the “North Gaming Bundle”) and Gaming Bundle 4 (Southwest) (the “Southwest Gaming Bundle”). Under the terms of the transition and asset purchase agreements (“TAPAs”), signed on December 12, 2016, relating to each bundle, the Company acquired the OLG’s gaming assets for two gaming bundles that included nine casinos and two new planned builds. See note 3.

The Company operates gaming, entertainment, and hospitality facilities in British Columbia, Alberta and Ontario. As at December 31, 2017, the Company’s 26 gaming properties consisted of the following:

Casinos in Greater Vancouver, British Columbia

•	Grand Villa Casino Burnaby, Hotel and Convention Centre (“Grand Villa Burnaby”)

•	Starlight Casino New Westminster (“Starlight New Westminster”)

•	Cascades Casino Langley, Hotel and Convention Centre (“Cascades Langley”)

Casinos in the Thompson-Okanagan region of British Columbia

•	Cascades Casino Kamloops (“Cascades Kamloops”)

•	Lake City Casino Kelowna (“Lake City Kelowna”)

•	Cascades Casino Penticton (“Cascades Penticton”)

•	Lake City Casino Vernon (“Lake City Vernon”)

Casinos in Edmonton, Alberta

•	Grand Villa Casino Edmonton (“Grand Villa Edmonton”)

•	Palace Casino Edmonton (“Palace Edmonton”)

Community Gaming Centres (including bingo halls) in British Columbia

•	Chances Mission (“Mission”)

•	Chances Playtime Abbotsford (“Abbotsford”)

•	Chances Playtime Campbell River (“Campbell River”)

•	Chances Playtime Courtenay (“Courtenay”)

•	Chances Squamish (“Squamish”)

•	Newton Bingo Country (“Newton”) (bingo hall)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

•	Playtime Gaming Langley (“Langley”) (bingo hall) (closed February 21, 2018)

•	Playtime Gaming Victoria (“Victoria”) (bingo hall)

Casinos in Ontario

•	Western Fair District (“London”)

•	Point Edward (“Point Edward”)

•	Woodstock (“Woodstock”)

•	Dresden (“Dresden”)

•	Clinton (“Clinton”)

•	Hanover (“Hanover”)

•	Thunder Bay (“Thunder Bay”)

•	Sault Ste. Marie (“Sault Ste. Marie”)

•	Sudbury (“Sudbury”)

The Company’s revenue is primarily earned from gaming revenues for providing operational services after deducting for the portion of gaming revenues payable to the British Columbia Lottery Corporation (“BCLC”), the Alberta Gaming and Liquor Commission (“AGLC”) and the OLG, with additional revenue generated from non-gaming revenues which include associated hotels and convention centres, restaurants, bars and live entertainment venues. The BCLC, British Columbia Gaming Policy and Enforcement Branch (“GPEB”), AGLC, OLG and Alcohol and Gaming Commission of Ontario (“AGCO”) are responsible for managing and conducting or regulating gaming activities in the regions in which the Company operates. The operating agreements related to the Company’s casinos and community gaming centres provide that the applicable governing body may suspend or terminate the rights of the Company to provide services under the agreements for certain specified reasons. The future operations of the casinos and community gaming centres depend upon the continued compliance with the operating agreements.

2    Basis of preparation

The Company prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved by the Board of Directors for issue on December 18, 2018.

3    Acquisitions

The Company accounted for the acquisitions below using the acquisition method in accordance with IFRS 3, Business Combinations, and the assets and liabilities acquired have been consolidated into these consolidated financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

a) Ontario Southwest Gaming Bundle

On May 9, 2017, the Company signed a 20-year COSA with the OLG. Under the Southwest Gaming Bundle TAPA, the Company acquired gaming assets and assumed certain liabilities of the London, Point Edward, Woodstock, Dresden, Clinton and Hanover casinos. The total purchase price for such assets was $95,424 of consideration, including net non-cash working capital of $775 comprised of prepaids, inventory and accrued liabilities. The Company also incurred transaction costs of $3,185, of which $2,219 was incurred in 2017, $600 was incurred in 2016, $193 was incurred in 2015 and the remainder was incurred in previous years. In addition to the consideration paid, $2,882 was paid and was refunded to the Company through an input tax credit subsequent to year-end.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed on May 9, 2017:

$
Cash and cash equivalents	19,382
Non-cash working capital	775
Property and equipment	61,879
Intangible assets	13,388

95,424

The fair value of the consideration is equal to $95,424.

The revenue and net income before tax of the Southwest Gaming Bundle from the acquisition date, May 9, 2017, to December 31, 2017 was $86,138 and $26,495, respectively.

Consolidating the Southwest Gaming Bundle’s statement of operations and comprehensive income from January 1, 2017 would have resulted in incremental revenue of approximately $45,736 (unaudited) and incremental net income of $12,816 (unaudited).

b) Ontario North Gaming Bundle

On May 30, 2017, the Company signed a 20-year COSA with the OLG. Under the North Gaming Bundle TAPA, the Company acquired gaming assets and assumed certain liabilities of the Thunder Bay, Sault Ste. Marie and Sudbury casinos and the approval for new casino developments in Kenora and North Bay. The purchase price for such assets was $79,349 of consideration, including net non-cash working capital of $(424) comprised of prepaids, inventory and accrued liabilities. The Company also incurred transaction costs of $3,475, of which $2,553 was incurred in 2017, $521 was incurred in 2016, $183 was incurred in 2015 and the remainder was incurred in previous years. In addition to the consideration paid, $1,714 was paid and was refunded to the Company through an input tax credit subsequent to year-end.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed on May 30, 2017:

$
Cash and cash equivalents	10,688
Non-cash working capital	(424)
Property and equipment	55,076
Intangible assets	14,009

79,349

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The fair value of the consideration is equal to $79,349.

The revenue and net income before tax of the North Gaming Bundle from the acquisition date, May 30, 2017, to December 31, 2017 was $46,584 and $8,347, respectively.

Consolidating the North Gaming Bundle’s statement of operations and comprehensive income from January 1, 2017 would have resulted in incremental revenue of approximately $31,532 (unaudited) and incremental net income of $3,924 (unaudited).

c) Playtime Group

On December 23, 2015, the Company acquired all the outstanding shares of Playtime Community Gaming Centres Inc., Playtime Peardonville Ventures Ltd. (BC), K&T Properties #2 Ltd. (BC), K&T Properties Ltd. (BC), PT Courtenay Enterprises Ltd., R&E Projects Ltd., Dominion Catering Ltd., PT Abbotsford Enterprises Ltd. (BC), 69.3% of the shares of Abby Properties Ltd. (BC) and 69.3% of the Abby Joint Venture (collectively, the “Playtime Group”). On January 22, 2016, the Company amalgamated all outstanding shares of subsidiaries within the Playtime Group to form a single legal entity named Playtime Gaming Group Inc. This acquisition includes the Abbotsford, Campbell River, Courtenay, Langley, Penticton (closed March 4, 2017) and Victoria Community Gaming Centres.

The total purchase price of $82,002 consisted of $71,602 paid in cash and $10,400 in deferred consideration. Additionally, the Company incurred and the assets and liabilities acquired have been consolidated into these financial statements.

Total consideration for the acquisition is as follows:

$
Cash	71,602
Deferred consideration payable	10,400

82,002

The following table summarizes the fair values of the identifiable assets and liabilities:

$
Cash and cash equivalents	3,001
Non-cash working capital	(1,639)
Property and equipment	36,699
Intangible assets	56,458
Goodwill	8,505
Deferred income tax liability	(18,802)
Non-controlling interest	(2,220)

82,002

The fair value of the consideration is equal to $82,002.

The fair value of acquired amounts receivable is $45. This amount is expected to be fully collected.

Included within the purchase price is $4,500 related to holdback payments for potential tax liabilities of the Playtime Group, and $4,400 of this amount is included within deferred consideration payable as at the acquisition

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

date. In the event that the ultimate tax liability is less than this holdback amount, the difference would be paid to the vendor group. Alternatively, the Company would be responsible for any amount should the tax liability be greater than this holdback amount. The remaining deferred consideration balance of $6,000 as at the acquisition date related to holdback payments pertaining to real estate assets that the Company considers to be redundant to the operations of the Playtime Group.

The goodwill balance of $8,505 arose from the recognition of the deferred income tax liability.

The Company recognized the non-controlling interest at the fair value of the non-controlling interest’s share of the Abby Joint Venture.

The Playtime Group’s contribution to the consolidated statement of operations and comprehensive loss for the year ended December 31, 2015 was not a material amount due to the fact that the acquisition occurred close to year-end.

Consolidating the Playtime Group’s operations from January 1, 2015 would have resulted in incremental revenue of approximately $17,500 and incremental comprehensive income of approximately $350 for the year ended December 31, 2015.

4     Significant accounting policies

The significant accounting policies used in the preparation of these consolidated financial statements are as follows:

Basis of measurement

The consolidated financial statements have been prepared on an accrual basis and under the historical cost convention except for derivative instruments which are measured at fair value.

Consolidation

The Company consolidates investees when it controls the investee; that is, when it is exposed to or has rights to the variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Power often arises through voting or similar rights. Subsidiaries can also include structured entities which an entity has power over and which have been designed such that voting or similar rights are not the dominant factor in deciding which entity has control over the investee.

7588674 Canada Inc. (“7588674”) (formerly New World) met the definition of a structured entity that the Company has power over and, accordingly, it was consolidated. On October 18, 2017, the Company entered into a Share Purchase Agreement and purchased 100% of the issued and outstanding shares of 7588674. 7588674 is an inactive company with no employees. As a result, 7588674 is also controlled through voting rights by the Company and continues to be consolidated. 7588674 holds title to most of the Company’s real estate, as nominee and bare trustee for and on behalf of the Company, and owes US$230,433 to the Company, which is non-interest bearing and payable on demand and which is eliminated upon consolidation.

The Company’s other subsidiaries which are controlled through voting rights are 427967 B.C. Ltd., Newton Square Properties Ltd., Boardwalk Gaming Squamish Inc., South Surrey Projects Inc., 0998282 B.C. Ltd., Gateway Casinos & Entertainment Ontario Limited, Playtime Gaming Group Inc. (which holds 69.3% of Abby Properties Ltd. (British Columbia)) and 1101222 B.C. Ltd.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

In 2016, the Company completed a transaction to wind-up 0854559 B.C. Ltd. and South Surrey Limited Partnership and created a new entity named 1101222 B.C. Ltd.

On June 26, 2017, South Surrey Projects Inc. was dissolved.

On July 1, 2017, the Company assigned the assets and liabilities of Newton Square Properties Ltd. to 427967 B.C. Ltd. and dissolved Newton Square Properties Ltd. 427967 B.C. Ltd., Boardwalk Gaming Squamish Inc. and 1101222 B.C. Ltd. were amalgamated into the Company.

On December 12, 2017, 1144801 B.C. Ltd., 1144803 B.C. Ltd, 1144808 B.C. Ltd. and 1144809 B.C. Ltd. were incorporated under the Business Corporations Act (British Columbia) and are inactive companies with no employees. They each hold title to the leasehold interests as nominee and bare trustee of the Fraser Highway property in Langley, Cascades Langley, Grand Villa Burnaby and Starlight New Westminster, respectively.

Business combinations

A business combination is defined as an acquisition of assets and liabilities that constitute a business. Business combinations are accounted for using the acquisition method whereby identifiable assets acquired and liabilities assumed, including contingent liabilities, are recorded at 100% of their fair values at the acquisition date. The acquisition date is the date at which the Company obtains control over the acquiree, which is generally the date that consideration is transferred and the Company acquires the assets and assumes the liabilities of the acquiree. The Company considers all relevant facts and circumstances in determining the acquisition date. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the fair values of the assets at the acquisition date transferred to the Company, and the liabilities, including contingent or deferred consideration, incurred and payable by the Company to former owners of the acquiree. Acquisition-related costs, other than costs to issue debt or equity securities of the acquirer, are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issue costs.

Non-controlling interests are recorded at their proportionate share of the fair value of identifiable net assets acquired on initial recognition.

The excess of (i) total consideration transferred by the Company, measured at fair value, including contingent or deferred consideration, and (ii) the non-controlling interests in the acquiree, over the fair value of net assets acquired, is recorded as goodwill.

Site pre-opening costs

Costs incurred that are related to the opening of a new or relocated facility are expensed in the period in which they are incurred and are classified as site pre-opening costs. Significant categories of these expenses include employee training, marketing and promotion, raw materials and consumables, information and technology, rent and travel.

Business acquisition costs

Costs incurred that are related to business development opportunities and the acquisitions of new businesses and transition costs incurred as the result of acquisitions of new businesses are expensed in the period in which they are incurred and are classified as business acquisition costs.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Revenue recognition

Gaming revenues consist of the Company’s share of the gaming win from table games, slot machines, bingo and other electronic games pursuant to its operating agreements with the BCLC, OLG and the AGLC and are recognized daily based on the gaming win at each of the Company’s casinos and community gaming centres. Revenues from automated teller machines (“ATMs”), food and beverage and hotel operations, and other revenue sources are recognized as the related goods and services are provided or sold.

The Company satisfies its performance obligations under its contracts as services are rendered under the term of the contracts with provincial gaming corporations. Revenue, net of amounts paid to the BC and Alberta provincial gaming corporation for free play and customer loyalty programs and table gaming supply charge payments are recognized on a daily basis and amounts owing from the BCLC and/or AGLC are considered amounts receivable. Revenue, net of amounts paid to the OLG for free play and customer loyalty programs are separated into fixed and variable consideration. The fixed consideration is recognized as services are rendered under the term of the contract and amounts owing from the OLG are considered amounts receivable. The variable consideration is recognized as services are rendered under the term of the contract based on the most likely amount, however amounts owing from the OLG are considered contractual assets until the predefined annual minimum guarantee threshold is exceeded. PCE renumeration is earned when the Company incurs eligible costs up to the maximum annual threshold and recognized over time on a straight-line basis as the performance obligation is satisfied. Amounts received from the OLG in excess of the revenue to be recognized on a straight-line basis is presented as deferred revenue and netted against any contractual assets with the OLG.

Facility development commissions

Facility development commissions (“FDC”) are a compensation component of the Company’s Amended and Restated Multiple Casino Operational Services Agreement (“MCOSA”), Operational Service Agreements (“OSAs”) and Bingo Operational Service Agreements (“BOSAs”). FDC is recorded as part of gaming revenue on the consolidated statement of operations and comprehensive loss when earned, limited to the extent that sufficient Approved Amounts (a defined term in the MCOSA, OSAs and BOSAs), which generally consist of approved capital and operating expenditures related to the development or improvement of gaming properties, have previously been incurred by the Company.

FDC is earned by the Company as a fixed percentage (3%) of the gross gaming win at its British Columbia casinos and a fixed percentage (3%—5%) of the gross gaming win at its British Columbia community gaming centres. Approved Amounts are reduced by the FDC receipts. The BCLC provides for an additional accelerated FDC reimbursement as a fixed percentage (2%) of the gross gaming win that is intended to be a one-time reimbursement of the timely development or redevelopment of gaming facilities and additional entertainment amenities of significant value which may be completed through phases. The BCLC considers accelerated FDC submissions for approval on a project-by-project basis.

Permitted capital expenditures

In Ontario, the Company is entitled to remuneration from the OLG up to a predefined annual amount per gaming property in each operating year for Permitted Capital Expenditures (“PCE”), a term defined in the Company’s COSAs with the OLG. The Company becomes entitled to payment on a quarterly basis, subject to expenditures being incurred and PCE reports submitted. PCE approved by the OLG can be carried forward for up to four years. PCE incurred in excess of the current annual amount represents variable consideration that has

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

been recorded in the consolidated balance sheet as deferred revenue. For accounting purposes, PCE remuneration is recorded as part of gaming revenues in the consolidated statement of operations and comprehensive loss when the Company is entitled to payment to the extent the renumeration does not exceed the pro-rata share of the annual amount. Under IFRS 15 PCE is part of a combined performance obligation which is satisfied over each operating year and revenue is recognized over time by measuring the progress towards complete satisfaction of the performance obligation. As a result of the retrospective adoption of IFRS 15, the Company adjusted total deficiency as at December 31, 2017 by $1,726 and will record this as revenue during the quarter ended March 31, 2018.

Free play and customer loyalty programs

Prior to the retrospective adoption of IFRS 15, free play issued to customers was recorded as part of marketing and promotion expenses in the consolidated statement of operations and comprehensive income (loss). Under IFRS 15, as a result of the contractual arrangement between the Company and the applicable provincial gaming corporation, the costs of free play since a modification effective April 1, 2017 are netted against gaming revenue as it was determined that these amounts do not pertain to a distinct good or service but instead are part of the Company’s performance obligation to the applicable provincial gaming corporation.

The Company has various customer loyalty programs in each provincial jurisdiction where it operates. Prior to the retrospective adoption of IFRS 15, customer loyalty programs were recorded as part of marketing and promotion expenses. Under IFRS 15, the loyalty points earned by customers are ascribed a value and recognized in revenue when the rewards are earned or redeemed or expire, as appropriate. Previously, the loyalty points were recognized as part of marketing expense when earned or redeemed or expired.

Table gaming supply charge payments

Prior to the retrospective adoption of IFRS 15, the table gaming supply charge payments to the BCLC were part of operating expenses in the consolidated statement of operations and comprehensive income (loss). Under IFRS 15, the table gaming supply charge payments to the BCLC are now netted against gaming revenue as it was determined that the payments to the BCLC are not for a distinct good or service and are related to the performance obligation to the BCLC.

Leases

Leases are classified as either finance or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as finance leases. Property acquired under finance leases is recorded as an asset in the consolidated balance sheet with a corresponding increase to the finance lease obligation. The asset is depreciated over the life of the lease.

Leases in which a significant portion of the risk and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to operations on a straight-line basis over the term of the lease. The benefits of lease inducements provided to the Company are recognized on a straight-line basis over the term of the operating lease agreement.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with a maturity, at the date of purchase, of three months or less. Cash floats represent cash on hand at the Company’s casinos and community gaming centres.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Inventory

Food and beverage inventory is valued at the lower of cost and the net realizable value. Cost is determined using the first-in, first-out method. Net realizable value is the estimated selling price less applicable selling expense.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of the asset. Land is not depreciated. Depreciation on other property and equipment is provided for over the estimated useful lives on a straight-line basis as follows:

Buildings	5—50 years
Furniture and fixtures	5—16 years
Computer hardware	1—3 years
Equipment	1—30 years
Leasehold improvements	term of the related lease

The Company allocates the amounts initially recognized in respect of an item of property and equipment to its significant components and depreciates each component separately.

Gaming development costs include expenditures incurred in connection with the development of new gaming and related facilities and the redevelopment of existing gaming facilities, including direct construction and development costs, and interest directly attributable to the development activities. When a new gaming facility is substantially complete and ready for use, development costs are transferred to the respective asset categories of property and equipment and depreciated over the assets’ estimated useful lives.

The depreciation method and useful life of property and equipment are assessed at least annually.

Borrowing costs attributable to the construction of property and equipment are added to the costs of those assets, until such time as the assets are substantially ready for their intended use. All other borrowing costs are recognized as interest expense in the consolidated statement of operations and comprehensive loss using the effective interest method.

Assets held for sale

Non-current assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. The value of such assets held for sale is measured at the lower of their carrying amount and fair value less costs to sell. Assets held for sale (including those that are part of a disposal group) are not depreciated or amortized. Assets held for sale are presented separately in the consolidated balance sheet under current assets.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Intangible assets

Intangible assets consist of gaming operating agreements, above-market and below-market lease agreements, software and a Racebook license, which are recorded at cost less accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

British Columbia MCOSA and OSAs	operating term as provided in the MCOSA and OSAs plus one 10-year extension if available(i)
British Columbia BOSAs	operating term as provided in the BOSAs plus one 5-year extension if available(i)
Alberta Casino Facility Licenses	20 years, commencing September 16, 2010
Above/below market lease agreements	term of related lease
Ontario COSAs	operating term as provided in the COSAs
Software	1—3 years
Racebook license	term of license

(i)	The portion of the MCOSA, OSAs and BOSAs that relates to Approved Amounts of FDC is treated as a separate component and is amortized on an accelerated basis between four and eight years.

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the tangible and intangible net assets at the date acquired, and is allocated to the cash generating unit (“CGU”) expected to benefit from the acquisition. A CGU is the smallest group of assets for which there are separately identifiable cash flows.

Goodwill is not amortized but is assessed for impairment at least annually and whenever events or circumstances indicate that its carrying value may not be fully recoverable. The impairment test requires comparing the carrying values of the Company’s CGUs, including goodwill, to their recoverable amounts. The Company determines the recoverable amounts using estimated future cash flows discounted at an after-tax rate that reflects the risk adjusted weighted average cost of capital. Any excess of the carrying value of a CGU over the recoverable amount is expensed in the period the impairment is identified. An impairment loss recorded for goodwill is not reversed in a subsequent period.

Upon disposal of a business, any related goodwill is included in the determination of gain or loss on disposal.

Impairment of non-financial assets

Property and equipment and intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (CGUs). The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Corporate assets are allocated to the respective CGUs where an allocation can be done on a reasonable basis.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Share capital

Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity.

Earnings per share

Basic earnings per share (“EPS”) is calculated by dividing the income (loss) for the year attributable to equity owners of the Company by the weighted average number of common shares outstanding during the year.

Diluted EPS is calculated by adjusting the weighted average number of common shares outstanding for dilutive instruments. The Company does not have any dilutive instruments.

Contingently issuable common shares for share-based payments with performance conditions are treated as outstanding and included in the calculation of diluted EPS, from the beginning of the year or the date of the contingent share agreement, only if the performance conditions have been met.

Share-based compensation

The Company provides certain executives with equity settled share-based compensation awards. The cost of these share-based compensation awards is recognized as an expense as the executives provide services to the Company with a corresponding increase in contributed surplus in equity or accounts payable and accrued liabilities. The cost of the share-based payments is measured by reference to the fair value of the awards at the grant date.

The total cost is recognized over the vesting period, which may be fixed or variable, based on the number of awards expected to vest. At the end of each reporting period, the Company revises, if necessary, its estimates of the service period and the number of awards that are expected to vest based on its best estimate of the most likely outcomes and recognizes the impact of the revisions to its estimates, if any, in the consolidated statement of operations and comprehensive loss.

When the vesting conditions are met, the Company issues new shares from treasury.

Marketing fund

Under the MCOSA, the Company is required to pay the BCLC an amount for BCLC marketing programs related to the operations of the Grand Villa Burnaby, Cascades Langley and Starlight New Westminster Casinos equal to 0.6% of the gross gaming win from the casinos. These amounts are treated as an expense in the period incurred.

Income taxes

Income tax comprises current and deferred tax. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous periods.

Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted or substantively enacted tax rates

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

and laws that will be in effect when the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period in which the change is enacted or substantively enacted. Deferred income tax assets are recognized only to the extent that, in the opinion of management, it is probable that the assets will be realized.

The Company has estimated the income tax (expense) recovery in accordance with its interpretation of the various income tax laws and regulations. It is possible, due to the complexity inherent in estimating income tax provisions, that the amount of the (expense) recovery recognized in the consolidated financial statements could change.

Deferred income tax assets and liabilities are presented as non-current.

Foreign currency translation

The Canadian dollar is the functional and reporting currency of the Company and its subsidiaries. Transactions completed in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the time of the transactions. Monetary assets and liabilities denominated in foreign currencies are reflected in the consolidated financial statements at the exchange rates prevailing at the balance sheet date, with the resulting gain or loss included in the consolidated statement of operations and comprehensive loss in the year in which it occurs.

Operating segments

The internal reporting provided to the Chief Executive Officer (“CEO”), the Company’s chief operating decision maker, comprises the following operating segments: Grand Villa Burnaby, Starlight New Westminster, Cascades Langley, Cascades Kamloops, Lake City Kelowna, Cascades Penticton, Lake City Vernon, Grand Villa Edmonton, Palace Edmonton, Community Gaming Centres (Mission, Abbotsford, Campbell River, Courtenay, Squamish, Newton, Langley and Victoria), Southwest Gaming Bundle (London, Point Edward, Woodstock, Dresden, Clinton and Hanover), North Gaming Bundle (Thunder Bay, Sault Ste. Marie and Sudbury) and Corporate. Based on the aggregation criteria in IFRS 8, Operating Segments, the four casinos in the Thompson-Okanagan (Cascades Kamloops, Lake City Kelowna, Cascades Penticton and Lake City Vernon) are treated as one reporting segment (“Thompson-Okanagan”), the two Edmonton casinos (Grand Villa Edmonton and Palace Edmonton) are treated as one reporting segment (“Edmonton”) and the Southwest and North Gaming Bundles (London, Point Edward, Woodstock, Dresden, Clinton, Hanover, Thunder Bay, Sault Ste. Marie and Sudbury) are treated as one reporting segment (“Ontario”) because they share similar economic characteristics, types of customers, types of services and products provided, regulatory environments, and management and reporting structures.

Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that loans and receivables are impaired.

If such objective evidence of impairment is identified, and the loss event has an impact on the cash flows, the amount of the impairment is estimated as the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Transaction costs and debt premiums or discounts

Transaction costs related to debt financing and debt premiums or discounts are deferred and amortized over the estimated term of the related financial liability using the effective interest method. Transaction costs on revolving credit facilities are initially deferred and recognized as interest expense using the effective interest method when the facility is drawn upon to the extent that a draw down of the facility is probable. Transaction costs on credit facilities that represent a prepayment for liquidity services are amortized over the term of the facility. Transaction costs incurred in connection with a business combination are expensed as incurred in the consolidated statement of operations and comprehensive loss.

Embedded derivatives

Derivatives embedded in other financial instruments, such as a prepayment option on long-term debt, or other executory contracts are accounted for as separate derivatives when their risks and characteristics are not closely related to their host financial instrument or contract.

Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at management’s best estimate of the present value of the expected expenditures required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in provisions due to the passage of time is recognized in interest expense in the consolidated statement of operations and comprehensive loss.

New accounting standards adopted

Effective January 1, 2017, IAS 7, Statement of Cash Flows, introduced new requirements to disclose changes in liabilities arising from financing activities, including changes arising from cash flows and non-cash changes. The required disclosures have been added to note 14 of these consolidated financial statements.

The Company adopted the following new accounting standards effective January 1, 2018 on a retrospective basis.

(a)	IFRS 9—Financial Instruments

(i)	IFRS 9—Financial Instruments—Impact of adoption

IFRS 9, Financial Instruments, addressed revised guidance on the classification and measurement of financial instruments and replaced guidance in IAS 39, Financial Instruments: Recognition and Measurement. The Company adopted IFRS 9 on a retrospective basis without restatement of comparative periods. Upon adoption, the Company reclassified its financial instruments as summarized

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

below. The new standard also includes a new expected credit loss model for calculating impairment on financial statements. Due to the nature of the Company’s business, this change did not have a material impact on the consolidated financial statements. Management completed its assessment of the new standard and concluded that the standard does not have a material impact on the Company’s consolidated financial statements.

The following table summarizes the classification impacts upon adoption of IFRS 9. The adoption of the new classification requirements under IFRS 9 did not result in a material change in measurement or the carrying amount of financial assets and liabilities.

Classification
Financial instruments	IAS 39	IFRS 9
Cash and cash equivalents	Loans and receivables	Amortized cost
Amounts receivable	Loans and receivables	Amortized cost
Derivative financial instruments (other assets)	FVTPL	FVTPL
Derivative financial instruments (other liabilities)	FVTPL	FVTPL
Gaming revenue payable to BCLC, AGLC and OLG	Amortized cost	Amortized cost
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Deferred consideration payable	Amortized cost	Amortized cost
Long-term debt	Amortized cost	Amortized cost

(ii)	IFRS 9—Financial Instruments—Accounting policies applied from January 1, 2018

The classification and related measurement of the Company’s significant financial instruments are as follows:

Amortized cost

Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from those financial assets is included in interest income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented as a separate line item, together with foreign exchange gains and losses. Impairment losses, if material, are presented as a separate line item in the consolidated statement of operations and comprehensive income (loss).

Fair value through profit or loss

Financial instruments are classified as fair value through profit or loss (“FVTPL”) if they are acquired principally for sale or repurchase in the near term or if they fail the solely payments of principal and interest (SPPI) test in accordance with IFRS 9. Derivatives are required to be included in this category unless they are designated as hedges. Embedded derivatives that are not closely related to the host instrument are also classified as FVTPL.

Financial instruments in this category are measured at fair value with the changes in fair value recognized immediately in the consolidated statement of operations and comprehensive income (loss).

Recognition and presentation

Financial instruments are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

assets have expired or have been transferred and the Company has transferred substantially all of the risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount reported in the condensed consolidated interim balance sheet when there is a legally enforceable right to offset amounts and the intention is to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments are initially recognized in the consolidated balance sheet at fair value. Subsequent measurement depends on management’s classification of the financial instrument. The classification of financial instruments depends on the nature and purpose of the financial instruments, management’s choice and, in some circumstances, management’s intentions.

Swaps, forward contracts and embedded derivatives

The Company uses derivative financial instruments to manage foreign currency and interest rate exposures. These financial instruments are entered into solely for hedging purposes and are not used for speculative purposes. The Company does not apply hedge accounting. All derivative financial instruments are recognized in the consolidated balance sheet at their estimated fair value.

Cross currency interest rate swap (“CCIRS”) contracts are periodically used to manage currency and interest rate exposure on US dollar denominated long-term debt. The CCIRS contracts require the periodic exchange of payments with the exchange at maturity of notional principal amounts on which the payments are based. Changes in the fair value of the CCIRS contracts are recognized in change in fair value of cross currency interest rate swaps in the consolidated statement of operations and comprehensive income (loss).

Foreign currency forward contracts are periodically used to manage foreign currency cash requirements. The foreign currency forward contracts involve the purchase or sale of an agreed upon amount of US dollars at a specified future date at forward exchange rates. Changes in the fair value of foreign currency forward contracts are recognized in change in fair value of derivative financial instruments in the consolidated statement of operations and comprehensive income (loss).

Derivatives embedded in other financial liabilities, such as a prepayment option on long-term debt, or other executory contracts are accounted for as separate derivatives when their risks and characteristics are not closely related to their host financial instrument or contract. Changes in the fair value of embedded derivatives are recognized within change in fair value of embedded derivatives in the consolidated statement of operations and comprehensive income (loss).

(b)	IFRS 15—Revenue from Contracts with Customers

(i)	IFRS 15—Revenue from Contracts with Customers—Impact of adoption

IFRS 15, Revenue from Contracts with Customers, deals with revenue recognition and establishes principles for reporting useful information to users of the financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard introduces a single, principles-based, five-step model to be applied to all contracts with customers. The standard provides guidance on timing of revenue recognition, including accounting for variable consideration, costs of fulfilling and obtaining a contract and various other matters. New disclosures in respect of revenue are also introduced. The standard replaces IAS 18, Revenue, and IAS 11, Construction Contracts, and related interpretations.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The Company adopted IFRS 15 using the full retrospective method on January 1, 2018, which resulted in changes in accounting policies and adjustments to the amounts recognized in the consolidated financial statements and previous periods. The adoption of IFRS 15 had no impact on the consolidated balance sheet as at January 1, 2016 and January 1, 2015.

Adoption of IFRS 15 using the full retrospective method resulted in the following adjustment:

			IFRS 15
	December 31, 2017	Adjustment	carrying amount December 31, 2017
	$	$	$
Deferred revenue	—	1,726	1,726

The impact on the Company’s deficit as at December 31, 2017 is as follows:

$
Deficit	(225,518)
Adjustment to gaming revenue	(1,726)

Deficit—December 31, 2017—IFRS 15	(227,244)

The above impact relates to a change in timing of revenue recognition for permitted capital expenditure which the Company is entitled to under the COSAs with the OLG entered into in May 2017.

The Company applied the full retrospective method when adopting the standard, in order to better compare reported revenue between periods. FDC and PCE of $41,218, $32,620 and $28,385, for the year ended December 31, 2017, 2016 and 2015, respectively, previously presented separately, has been included in gaming revenue. Customer loyalty points and free play promotional allowance of $16,329 for the year ended December 31, 2017, previously presented as part of marketing and promotion expenses and operating expenses has been netted against gaming revenue. Customer loyalty points of $4,236 and $4,129, for the year ended December 31, 2016 and 2015, respectively, previously presented as part of marketing and promotions expenses has been netted against gaming revenue. Table gaming supply charge of $1,475, $1,474 and $1,495, for the year ended December 31, 2017, 2016 and 2015, respectively, previously presented as part of operating expenses, has been netted against gaming revenue.

The above adjustments are reflected in note 23 and note 26.

Accounting requirements issued but not yet applied

At December 31, 2017, a number of standards and interpretations, and amendments thereto, had been issued by the IASB which are not effective for these consolidated financial statements. A summary of those standards, interpretations and amendments which may be relevant to the Company are set out below:

IFRS 16, Leases, specifies how to recognize, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, unless the lease term is 12 months or less or the underlying asset has a low value. IFRS 16 will be effective for annual periods beginning on or after January 1, 2019, with early adoption permitted.

The Company has started the assessment of the impact of adoption of the new standard on the consolidated financial statements. It is anticipated that there will be a material impact as a result of the recognition of a right of

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

use asset and a lease liability for leases which are currently treated as operating leases by the Company. The Company does not intend to adopt the new standard prior to the mandatory effective date.

5    Critical accounting estimates, assumptions and judgments

The preparation of financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Management’s estimates, assumptions and judgments are based on historical experience and other factors considered to be reasonable, including expectations of future events.

Estimates and assumptions that could result in a material effect in the next financial year on carrying amounts of assets and liabilities are outlined below:

a) Impairment of non-financial assets

The determination of a long-lived asset impairment requires significant estimates and assumptions to determine the recoverable amount of a CGU, the recoverable amount used by the Company being the higher of fair value less costs of disposal (“FVLCOD”) and value in use (“VIU”). The FVLCOD and VIU methods involve estimating the net present value of future cash flows derived from the use of the CGU, discounted at an appropriate rate.

In the event an impairment analysis is required, the key assumptions that would be utilized in the determination of future cash flows would represent management’s best estimate of the range of economic conditions relating to the CGU, and would be based on historical experience, economic trends, and communication with other key stakeholders of the Company. These key assumptions would include the revenue growth rate, margin as a percentage of revenues, capital expenditures, the inflation growth rate and the discount rate. Significant changes in the key assumptions that would be utilized in the determination of future cash flows could result in an impairment loss or reversal of a previously recognized impairment loss.

b) Estimated useful lives of non-financial assets

Judgment is used to estimate each component of a tangible and intangible asset’s useful life and is based on an analysis of all pertinent factors including, but not limited to, the expected use of the asset and, in the case of an intangible asset, contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost, and renewal history. If the estimated useful lives change, this could result in an increase or decrease in the annual amortization and depreciation expense, and future impairment charges.

c) Income taxes

Deferred tax assets and liabilities are due to temporary differences between the carrying amount for accounting purposes and the tax basis of certain assets and liabilities, as well as undeducted tax losses. Estimation is required for the timing of the reversal of these temporary differences and the tax rate applied. The carrying amounts of assets and liabilities are based on amounts recorded in the consolidated financial statements and are subject to the accounting estimates inherent in those balances. The tax basis of assets and liabilities and

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

the amount of undeducted tax losses are based on the applicable income tax legislation, regulations and interpretations. The timing of the reversal of the temporary differences and the timing of deduction of tax losses are based on estimations of the Company’s future financial results.

Changes in the expected operating results, enacted tax rates, legislation or regulations, and the Company’s interpretations of income tax legislation, will result in adjustments to the expectations of future timing difference reversals and may require material deferred tax adjustments.

The Company’s operations are conducted in jurisdictions with complex tax laws and regulations that can require significant interpretation. As such is the case, the Company and the tax authorities could disagree on tax filing positions and any reassessment of the Company’s filings could result in material adjustments to tax expense, taxes payable and deferred income taxes.

d) Fair value of long-term debt

The Company makes estimates and assumptions relating to fair value disclosure of the long-term debt. The critical assumptions underlying the fair value disclosure include the credit spread. The Company reviews various comparable debt securities and determines a reasonable credit spread applicable to the debt securities. See note 19.

e) Fair value of embedded derivatives

The Company is required to determine the fair value of embedded derivatives, such as prepayment options, separate from its long-term debt. Fair values for embedded derivatives are determined using valuation techniques and require estimates of redemption dates and forward interest rates existing at the balance sheet date as the financial instruments are not traded in an active market.

f) Fair value of derivative financial instruments

The estimated fair value of derivative financial instruments has been determined based on appropriate valuation methodologies and/or third party indications. Fair values determined using valuation models require the use of assumptions concerning the amount and timing of future cash flows, discount rates, credit risk and probability of future events that are beyond management’s control. In determining these assumptions, the Company relied on external, readily observable quoted market inputs, where available, including Canadian and United States forward interest rate yield curves, and Canadian and United States foreign exchange rates, discounted to a present value as appropriate. See note 19.

g) Share-based compensation

Share-based compensation provided to executives takes into account the number of shares expected to vest based on an estimate of the most likely possible outcome of a sale of some or all common shares by the existing shareholders and the possible service periods of the officers. The calculation also incorporates a per share fair value, based on the most recent share issuance.

It is reasonably possible that future estimates or the actual outcomes and timing of a liquidity event may be different from the assumptions used in the preparation of these consolidated financial statements and a material change in the share-based compensation reflected in the consolidated statement of operations and comprehensive loss may occur. The range of possible outcomes is dependent on the interaction of multiple factors.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Judgments that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements are outlined below:

a) Segment reporting

The Company has aggregated its operating segments into reportable segments based on an assessment that each operating segment has similar economic characteristics, types of customers, types of services and products provided, regulatory environments, and management and reporting structures.

b) Leases

The Company has classified its leases as finance or operating based on assessments that the definition of a lease arrangement was met, the lease terms could be estimated with certainty and the discount rate used was reasonable.

c) Revenue recognition

The application of IFRS 15 requires the Company to make a number of judgments, including the determination of the nature of its performance obligations under its contracts, the assessment of the amount it expects to be entitled for, the timing of recognition and the allocation of the transaction price to loyalty programs. The Company concluded that its services are as an operator since the signed and executed contracts are between the Company and the provincial corporations in performing obligations over the term of the contracts. Consequently, revenue is recognized net of amounts paid to the provincial corporations for free play and customer loyalty programs and table gaming supply charge payments.

With the expectation the Company will incur eligible costs that can be claimed under PCE up to the maximum annual threshold, the Company has taken the approach of recognizing PCE remuneration on a straight-line basis over the course of its fiscal year.

6    Trust funds and liabilities

Cash floats

Under the terms of the MCOSA, OSAs and BOSAs, cash floats of $17,854 were provided as at December 31, 2017 (2016—$17,356) by the BCLC for the casinos and community gaming centres located in British Columbia. These funds are used in the operations of the Company but are not recognized in these consolidated financial statements. The Company has provided the BCLC with letters of credit for the cash floats provided (note 14(a)).

Facility development commissions

Approved Amounts eligible for recovery through FDC have not been recorded as amounts receivable in the Company’s consolidated balance sheet and will not be recognized until FDC trust funds become available through future gaming operations.

The Company has unrecognized Approved Amounts to be reimbursed from future FDC funds of $158,254 (2016—$139,651).

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Additionally, the Company has incurred other eligible costs at its British Columbia casinos and community gaming centres that have been submitted to the BCLC to become Approved Amounts. As at December 31, 2017, the Company has submitted a total of $nil (2016—$40,898) to the BCLC to become Approved Amounts.

Trust funds

Progressive jackpot funds, patron gaming funds and charity gaming funds are held in trust by the Company and have not been recognized in these consolidated financial statements. The funds held in trust by the Company at December 31, 2017 are $773 (2016—$766).

7    Cash and cash equivalents

	2017	2016
	$	$
Cash at bank	56,769	29,028
Cash floats at gaming sites—funded by the Company	40,616	8,425

	97,385	37,453

8    Amounts receivable

	2017	2016
	$	$
Amounts receivable and accrued from OLG	23,915	—
GST/HST receivable	10,749	—
Other amounts receivable	5,174	2,519

	39,838	2,519

9    Inventory

The Company’s inventory consists of food and beverages. For the year ended December 31, 2017, $31,828 (2016—$22,718; 2015—$18,619) of inventory was expensed as cost of food and beverage. For the years ended December 31, 2017, 2016 and 2015, no inventory writedowns were recognized.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

10    Property and equipment

	Land	Buildings	Furniture and fixtures	Computer hardware	Equipment	Leasehold improvements	Gaming development costs	Total
	$	$	$	$	$	$	$	$
Year ended December 31, 2016
Net book value—December 31, 2015	108,358	324,409	8,253	1,152	17,020	9,595	8,554	477,341
Gaming development costs and purchase of property and equipment(a)	1,289	4,587	3,544	992	6,192	23,693	30,246	70,543
Disposals(b) and(c)	(28,965)	(2,818)	(11)	(6)	(125)	—	(1,664)	(33,589)
Transfers	—	656	84	9	180	2,759	(3,688)	—
Depreciation	—	(17,477)	(2,952)	(679)	(4,444)	(2,018)	—	(27,570)
Writedown	—	—	—	—	—	—	(35)	(35)

Net book value—December 31, 2016	80,682	309,357	8,918	1,468	18,823	34,029	33,413	486,690

At December 31, 2016
Cost	80,682	390,778	21,569	4,601	38,744	50,902	33,413	620,689
Accumulated depreciation	—	81,421	12,651	3,133	19,921	16,873	—	133,999

Net book value	80,682	309,357	8,918	1,468	18,823	34,029	33,413	486,690

Year ended December 31, 2017
Net book value—December 31, 2016	80,682	309,357	8,918	1,468	18,823	34,029	33,413	486,690
Acquisition of Ontario North and Southwest Gaming Bundles (note 3)	10,232	67,301	1,939	661	24,912	11,910	—	116,955
Gaming development costs and purchase of property and equipment(a)	5	4,709	1,641	1,595	24,161	18,257	49,416	99,784
Disposals(g)	(3,521)	(3,909)	(17)	—	—	—	—	(7,447)
Transfers	—	1,029	256	—	378	8,182	(9,845)	—
Transfer to assets held for sale(f)	(56,994)	(238,452)	—	—	—	—	(4,180)	(299,626)
Depreciation	—	(20,217)	(4,076)	(1,289)	(13,008)	(6,203)	—	(44,793)
Writedown(e) and(h)	—	—	(22)	—	(141)	(17,362)	—	(17,525)

Net book value—December 31, 2017	30,404	119,818	8,639	2,435	55,125	48,813	68,804	334,038

At December 31, 2017
Cost	30,404	135,140	25,319	6,857	87,969	70,473	68,804	424,966
Accumulated depreciation	—	15,322	16,680	4,422	32,844	21,660	—	90,928

Net book value	30,404	119,818	8,639	2,435	55,125	48,813	68,804	334,038

(a)

During the year ended December 31, 2017, the Company capitalized $2,377 (2016—$1,433; 2015—$1,028) of interest costs related to gaming development based on a borrowing rate of 6.81% (2016—6.37%; 2015—6.75%).

(b)

On March 31, 2016, the Company completed the disposition of the Newton Square Mall located in Surrey, British Columbia for proceeds (net of transaction costs) of $9,921. The net book value of the disposed assets was $11,124. This resulted in a loss on sale of property and equipment of $1,203.

(c)

On August 31, 2016, the Company completed the disposition of land located in Surrey, British Columbia for proceeds (net of transaction costs) of $25,869. The net book value of the disposed assets was $22,465. This resulted in a gain on sale of property and equipment of $3,404.

(d)	On March 4, 2017, the Company closed the operations of Penticton Bingo Palace.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

(e)

On April 1, 2017, the Lake City Penticton facility was shut down and, on April 5, 2017, was replaced with the new Cascades Penticton Casino. A writedown of property and equipment costs of $167 was recorded.

(f)

On December 15, 2017, the Company entered into a Purchase and Sale Agreement (subject to standard closing terms) for the sale and immediate lease back of the land and buildings for Grand Villa Burnaby, Starlight New Westminster and Cascades Langley for gross proceeds of $503,595. The sale was completed on March 12, 2018 (note 27). Consequently, the associated carrying value of $299,626 has been reclassified as assets held for sale.

(g)

On December 21, 2017, the Company completed the disposition of the bingo facility and parking lot located in Langley, British Columbia for aggregate proceeds (net of transaction costs) of $7,461. The net book value of the disposed assets was $7,430. This resulted in a gain on sale of property and facility of $31.

(h)

The Grand Villa Edmonton has not performed as well as projected. As a result, an impairment assessment was performed as at December 31, 2017. The recoverable amount for the CGU was based on the FVLCOD, which estimates the net present value of the future cash flows expected to be generated by the CGU, discounted using an after-tax discount rate based on the Company’s weighted average cost of capital calculated to be within a range of 9.0% to 10.0% using the capital asset pricing model. These expected future cash flows require a number of assumptions about future business performance. As a result, an impairment of $22,600 was identified, and property and equipment have been written down by $17,358 and intangible assets have been written down by $5,242 (note 11).

(i)

During the year ended December 31, 2015, the Company negotiated an arrangement to dispose of its parking lot located at the previous Lake City Kamloops Casino with a book value of $2,500 in exchange for negating a lease termination liability at the previous Lake City Kamloops Casino of $2,084, resulting in a non-cash loss on sale of property and equipment of $416.

The MCOSA, OSAs and BOSAs for the British Columbia based casinos and community gaming centres provide that certain gaming equipment is the property of the BCLC. The Casino Facility Licenses for the Edmonton casinos provide that certain gaming equipment is the property of the AGLC. Accordingly, any costs related to gaming equipment provided by and owned by the BCLC and AGLC have not been recognized in these consolidated financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

11    Intangible assets

	Gaming operating agreements	Above/below market lease agreements	Software	Racebook license	Total
	$	$	$	$	$
Year ended December 31, 2016
Net book value—December 31, 2015	324,395	(1,712)	352	208	323,243
Additions	—	—	410	—	410
Amortization	(54,791)	(516)	(251)	(103)	(55,661)

Net book value—December 31, 2016	269,604	(2,228)	511	105	267,992

At December 31, 2016
Cost	557,689	1,064	2,599	500	561,852
Accumulated amortization	288,085	3,292	2,088	395	293,860

Net book value	269,604	(2,228)	511	105	267,992

Year ended December 31, 2017
Net book value—December 31, 2016	269,604	(2,228)	511	105	267,992
Acquisition of Ontario North and Southwest Gaming Bundles (note 3)	25,047	2,350	—	—	27,397
Additions	—	—	406	—	406
Amortization	(52,463)	(588)	(352)	(103)	(53,506)
Writedown(a) and note 10(h)	(6,063)	—	—	—	(6,063)

Net book value—December 31, 2017	236,125	(466)	565	2	236,226

At December 31, 2017
Cost	575,885	3,414	3,005	500	582,804
Accumulated amortization	339,760	3,880	2,440	498	346,578

Net book value	236,125	(466)	565	2	236,226

(a)	During the year, the Company wrote off a suspended OSA for a community gaming centre for $821.

The remaining useful lives for the intangible assets are between 1 and 21 years.

12     Goodwill

	2017	2016
	$	$
Goodwill	8,505	8,505

The Company performs a goodwill impairment test annually and when circumstances indicate that the carrying value may not be recoverable. No impairment was identified as a result of the Company’s most recent annual impairment test.

For the purposes of impairment testing, goodwill has been allocated to Abbotsford, Campbell River, Courtenay, Langley and Victoria Community Gaming Centres (“Playtime Gaming Group”) CGUs and the Cascades Langley CGU in the amounts equal to $5,915 and $2,590, respectively.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Goodwill was tested for impairment as at December 31, 2017. The recoverable amount for the CGUs was based on the FVLCOD, which estimates the net present value of the future cash flows expected to be generated by the CGUs, discounted using an after-tax discount rate based on the Company’s weighted average cost of capital calculated to be within a range of 9.0% to 10.0% using the capital asset pricing model. The goodwill impairment test was performed using a Level 3 fair value hierarchy (note 19). In particular, a capitalized cash flow technique was used which included a long-term growth rate of 2%. These expected future cash flows require a number of assumptions about future business performance. These assumptions and estimates were based primarily on the historical performance and economic trends of the relevant business.

13     Accounts payable and accrued liabilities

	2017	2016
	$	$
Trade accounts payable and accruals	41,833	16,600
Construction payable and accruals	18,071	12,865
Salaries, wages and benefits	16,658	11,004
Interest on long-term debt	9,821	2,256
Share-based compensation accrual	5,686	—
Income tax payable	1,780	—
Other	2,457	2,231

	96,306	44,956

14     Long-term debt

	2017	2016
	$	$
Term Loans
Term Loan B-1 (US$402,975)(a) and(g)	505,532	—
Term Loan B-2(a)	79,600	—
Term Loan A(b)	—	192,250
Term Loan B-1(b)	—	116,400
Revolving Credit Facility(a) and(b)	45,000	20,590
Swingline Facility(b)	—	5,000

	630,132	334,240
Langley mortgage(c)	2,016	2,073
Vernon mortgage(d)	3,942	4,133
8.25% Second Priority Senior Secured Notes (US$255,000)(e) and(g)	319,898	—
8.50% Second Priority Senior Secured Notes(f) and(g)	—	200,000

	955,988	540,446
Less
Unamortized portion of deferred transaction costs and debt premium related to embedded derivative	(21,601)	(6,545)
Current portion	(53,096)	(57,037)

	881,291	476,864

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

a)	Term Loans and Revolving Credit Facility

On February 22, 2017, the Company completed a refinancing (the “2017 Refinancing”) and entered into a credit agreement (the “New Credit Facility”) to borrow up to the following:

Term Loan B-1	US$	405,000
Term Loan B-2		$80,000
Revolving Credit Facility		$125,000

The New Credit Facility closed in three tranches: (i) the first tranche closed on February 22, 2017 and the Company received US$232,480 (Term Loan B-1) and $46,000 (Term Loan B-2); (ii) the second tranche closed on May 5, 2017 upon acquisition of the Southwest Gaming Bundle and the Company received US$86,260 (Term Loan B-1) and $17,000 (Term Loan B-2); and (iii) the third tranche closed on May 25, 2017 upon acquiring the North Gaming Bundle and the Company received US$86,260 (Term Loan B-1) and $17,000 (Term Loan B-2). See note 3. Transaction costs directly related to the issuance of the Term Loans of $15,055 were capitalized and are being amortized using the effective interest rate method over the life of the loans. Transaction costs directly related to the issuance of the Revolving Credit Facility of $2,451 were capitalized and are being amortized on a straight-line basis over the life of the loan.

The amount of $24,202 is available to be drawn under the New Credit Facility in addition to the amounts already drawn in relation to the issued letters of credit.

Term Loan Facilities are available as Canadian Dollar Offered Rate (“CDOR”) Loans, Canadian Prime Rate Loans, London Interbank Offered Rate (“LIBOR”) Loans and Base Rate Loans. Base Rate Loans bear interest equal to the highest of the Federal Fund Effective Rate, Prime Rate or the Adjusted LIBOR plus 1.00%.

The interest rate spreads added to the applicable variable rates for the Revolving Credit Facility will be determined quarterly based on the Company’s first lien net leverage ratio as defined in the New Credit Facility. Interest on the Revolving Credit Facility varies within a range of 375 to 400 basis points above CDOR Loans. Interest on Term Loan B-1 is 375 basis points above LIBOR Loans. Interest on Term Loan B-2 is 400 basis points above CDOR Loans.

Advances under Term Loan B-1 at December 31, 2017 were LIBOR Loans bearing interest at 5.44% (2016—nil). Advances under Term Loan B-2 at December 31, 2017 were CDOR Loans bearing interest at 5.54% (2016—nil).

The Company can issue letters of credit under the Revolving Credit Facility. As at December 31, 2017, the Company has issued letters of credit totalling $55,798 (2016—$nil) bearing interest at 3.88% (2016—nil) under the Revolving Credit Facility. The Company has provided the BCLC with letters of credit totalling $23,362 as at December 31, 2017 (2016—$22,717) as security for the cash floats provided as well as a portion of the BCLC’s share of the gaming win held by the Company. The Company has provided the OLG with letters of credit totalling $32,000 as at December 31, 2017 (2016—$10,000) as performance security. Various other letters of credit are provided to select vendors and municipalities related to general business operations and/or development projects.

As at December 31, 2017, the Company has borrowed funds on the Revolving Credit Facility of $45,000 (2016—$nil) in the form of CDOR Loans bearing interest at 6.20% (2016—nil).

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The Term Loan Facilities have repayment terms as follows:

i)

Term Loan B-1 and Term Loan B-2 mature on February 22, 2023 and the Company is required to make quarterly installments equal to 0.25% of the principal amount of the loan commencing on September 30, 2017 with any outstanding principal repayable at maturity.

ii)

On the earlier of delivery of audited financial statements and the 100th day following the end of each fiscal year, beginning with the fiscal year ending December 31, 2017, the Company is required to make an aggregate principal payment (“Excess Cash Payment”). The Excess Cash Payment is equal to 0% to 50% of the excess cash flow, as defined in the New Credit Facility, for the applicable fiscal year minus the aggregate principal amount of all prepayments during such fiscal year. The excess cash flow is payable as follows: 50% if the first lien net leverage ratio is greater than 2.25:1.00; 25% if the first lien net leverage ratio is less than or equal to 2.25:1.00 but greater than 1.75:1.00; and 0% if the first lien net leverage ratio is less than or equal to 1.75:1.00.

Aggregate minimum principal payments, prior to Excess Cash Payments, for each of the next five years ending December 31 for the Term Loan B-1 facility are as follows:

US$
2018	4,050
2019	4,050
2020	4,050
2021	4,050
2022 and beyond	386,775

Aggregate minimum principal payments, prior to Excess Cash Payments, for each of the next five years ending December 31 for the Term Loan B-2 facility are as follows:

$
2018	800
2019	800
2020	800
2021	800
2022 and beyond	76,400

The Revolving Credit Facility is repayable on February 22, 2022.

A first charge on all assets of the Company and 7588674 is provided as security for the Term Loan Facilities and Revolving Credit Facility.

The Company completed a refinancing of its long-term debt on March 13, 2018 (note 27).

b)	Old Term Loans, Revolving Credit Facility and Swingline Facility

The credit agreement that the Company had entered into on November 12, 2010 (the “Old Credit Facility”) was discharged as part of the 2017 Refinancing and all outstanding debt balances were repaid by February 28, 2017. Deferred transaction costs of $3,735 related to the aforementioned credit agreement were written off as a loss on debt extinguishment.

Advances under the Term Loan Facilities were available as US Base Rate Loans, LIBOR Rate Loans, Canadian Prime Rate Loans, Banker’s Acceptance (“BA”) Loans and BA Equivalent Loans.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The interest rate spreads added to the applicable variable rates were determined quarterly based on the Company’s total leverage ratio as defined in the credit agreement. Interest on the Term Loan A BA Advances varied within a range of 275 to 375 basis points above BA rates. Interest on the Term Loan B-1 BA Advances varied within a range of 400 to 425 basis points above BA rates. Interest on the Revolving Credit Facility Canadian Prime Advances varied within a range of 175 to 275 basis points above Canadian Prime Rates.

Advances under Term Loan A at December 31, 2016 were BA Advances bearing interest at 4.24% (2015—BA Advances bearing interest at 4.16%). Advances under Term Loan B-1 at December 31, 2016 were BA Equivalent Advances bearing interest at 5.25% (2015—BA Equivalent Advances bearing interest at 5.13%).

As at December 31, 2016, the Company had issued letters of credit totalling $34,348 bearing interest at 3.50%.

As at December 31, 2016, the Company had borrowed funds on the Revolving Credit Facility and Swingline Facility of $20,590 and $5,000, respectively, in the form of Canadian Prime Advances bearing interest at 4.95%.

A first charge on all assets of the Company and 7588674 was provided as security for the Term Loan Facilities and Revolving Credit Facility.

c)	Langley mortgage

On May 2, 2016, the Company completed the purchase of the land and building adjacent to the Cascades Langley Casino for $3,030 including closing costs. The Company paid for the purchase with $930 in cash and financed the remaining amount with the assumption of a $2,100 mortgage secured by the land and building. The mortgage bears a fixed interest rate of 3.25% per annum and matures on June 1, 2021.

As part of the Purchase and Sale Agreement, the principal of $2,016 for the Langley mortgage is expected to be repaid in 2018.

d)	Vernon mortgage

On January 10, 2014, the Company completed the purchase of the land and building of the existing Lake City Vernon Casino for $8,436 including closing costs. The Company paid for the purchase with $3,786 in cash and financed the remaining amount with the assumption of a $4,650 mortgage secured by the land and building. The mortgage bears a fixed interest rate of 4.29% per annum and matures on April 2, 2019.

The principal payments for each of the next five years ending December 31 for the Vernon mortgage are as follows:

$
2018	199
2019	3,743
2020	—
2021	—
2022	—

e)	8.25% Second Priority Senior Secured Notes (the “8.25% Notes”)

On February 22, 2017, the Company issued US$255,000 of the 8.25% Notes. The 8.25% Notes mature on March 1, 2024 and bear interest at 8.25% per annum. Interest is payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 2017.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

A second charge on all assets of the Company and 7588674 is provided as security for the 8.25% Notes.

The Company’s 8.25% Notes agreement has provisions for early redemption during defined periods prior to maturity with the payment of defined premiums, which require separation under the embedded derivative accounting rules. On issuance on February 22, 2017, the fair value of the embedded derivative was $1,515 and was recorded as a derivative asset in other assets and as a premium on the long-term debt in the consolidated balance sheet. The fair value of the embedded derivative included in other assets as at December 31, 2017 was $10,795 (2016—$nil). Accordingly, a change in fair value of embedded derivative gain of $9,280 (2016—$nil) has been recognized during the fiscal year. The premium is amortized over the term of the 8.25% Notes using the effective interest rate method.

Transaction costs directly related to the 8.25% Notes of $10,223 were capitalized and are being amortized using the effective interest rate method over the life of the 8.25% Notes.

In the event of a Change of Control (as defined in the 8.25% Notes agreement), the holders of the 8.25% Notes will have the right to require the Company to repay all or a portion of the outstanding 8.25% Notes at a purchase price equal to 101% of the principal amounts of the 8.25% Notes plus accrued and unpaid interest. This feature is closely related under the embedded derivative accounting rules and does not require separation.

f)	8.50% Second Priority Senior Secured Notes (the “8.50% Notes”)

On November 26, 2013, the Company issued $200,000 of the 8.50% Notes. The 8.50% Notes had a maturity date of November 26, 2020 and bore interest at 8.50% per annum. Interest was payable semi-annually on November 26 and May 26 of each year, commencing on May 26, 2014.

On February 22, 2017, the Company fully redeemed the 8.50% Notes at 104.25% of the principal amount of the 8.50% Notes. The redemption of the 8.50% Notes resulted in a loss on extinguishment of $12,400, which includes an early redemption premium of $8,500.

The Company’s 8.50% Notes agreement had provisions for early redemption during defined periods prior to maturity with the payment of defined premiums, which required separation under the embedded derivative accounting rules. As a result of the redemption of the 8.50% Notes, the embedded derivative was written off and resulted in a loss on extinguishment of $773. As at December 31, 2016, the fair value of the embedded derivative was $773 and was recorded as a derivative asset in other assets and as a premium on the long-term debt on the consolidated balance sheet. A change in fair value of embedded derivative gain of $700 (2015—$700 loss) has been recognized during the year ended December 31, 2016. The premium is amortized over the term of the 8.50% Notes using the effective interest rate method.

g)	The components of other non-current assets are as follows:

	2017	2016
	$	$
Embedded derivative	10,795	773
Revolving Credit Facility deferred transaction costs	2,044	562
Deposits	1,158	—

	13,997	1,335

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The component of other current liabilities is as follows:

	2017	2016
	$	$
CCIRS derivative	72	—

The components of other non-current liabilities are as follows:

	2017	2016
	$	$
CCIRS derivatives	27,693	—
Deferred revenue	750	—

	28,443	—

The Company is exposed to foreign currency exchange rate and interest rate risks primarily related to its US dollar denominated long-term debt. Upon completion of the 2017 Refinancing, the Company entered into CCIRS contracts to manage known currency exposure on its US dollar denominated long-term debt. The CCIRS contracts also economically convert the interest rate risk on the Term Loans from being a floating rate to a fixed rate loan. The CCIRS contracts require the periodic exchange of payments with the exchange at maturity of notional principal amounts on which the payments are based.

Management has entered into CCIRS contracts that cover 75% of the US$405.0 million principal of Term Loan B-1 and 75% of the US$255.0 million principal of the 8.25% Notes. The CCIRS contracts pertaining to the Term Loans: (i) terminate on March 31, 2021; (ii) are fixed at a US dollar to Canadian dollar foreign exchange rate of 1.3168; and (iii) bear a fixed weighted average interest rate of 5.41%. The CCIRS contracts pertaining to the 8.25% Notes: (i) terminate on March 1, 2021; (ii) are fixed at a US dollar to Canadian dollar foreign exchange rate of 1.3168; and (iii) bear a fixed weighted average interest rate of 7.85%.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

h)	As part of completing the Playtime Group acquisition, the vendor group placed a third charge mortgage on the real estate asset located in Courtenay, British Columbia that was acquired.

The change in liabilities arising from financing activities is as follows:

	Current portion of long-term debt	Long-term debt
	$	$
Balance—December 31, 2016	57,037	476,864

Cash flows from (used in)
Proceeds from long-term debt	5,880	943,208
Deferred transaction costs	—	(25,278)
Repayment of long-term debt	(31,447)	(480,517)
Net repayment of Revolving Credit Facility and Swingline Facility	19,410	—

Total cash movements	(6,157)	437,413

Non-cash changes
Amortization of deferred transaction costs	—	2,498
Debt premium related to embedded derivatives	—	1,515
Loss on debt extinguishment	—	6,208
Foreign exchange gain	—	(40,991)
Reclassification of long-term debt	2,216	(2,216)

Total non-cash movements	2,216	(32,986)

Balance—December 31, 2017	53,096	881,291

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

15    Share capital

Authorized

Unlimited number of voting common shares without par value

Issued and outstanding

	Number of shares	Amount
		$
Balance—December 31, 2014	39,371,727	346,959
Issued to a director for services rendered	8,946	102

Balance—December 31, 2015	39,380,673	347,061
Issued to a director for services rendered	2,982	34
Authorized to a director for services rendered	5,964	68
Share repurchase	(1)	—

Balance—December 31, 2016	39,389,618	347,163
Issued to a director for services rendered	8,946	102
Return of capital	—	(191,680)

Balance—December 31, 2017	39,398,564	155,585

On February 15, 2017, the Board of Directors of the Company approved a resolution authorizing a US$100,000 ($131,680) reduction in stated capital of the Company and the return of the US$100,000 ($131,680) capital reduction to the common shareholders. Shareholders of the Company as at February 15, 2017 were paid their pro rata share of the stated capital reduction based on the number of shares held.

On December 28, 2017, the Board of Directors of the Company approved a resolution authorizing a $60,000 reduction in stated capital of the Company and the return of the $60,000 capital reduction to the common shareholders. Shareholders of the Company as at December 28, 2017 were paid their pro rata share of the stated capital reduction based on the number of shares held.

Share-based compensation

The Company has entered into arrangements to provide share-based compensation to select executives and a director.

The most significant arrangements provide for certain executives of the Company to receive a number of shares based on a monetary value determined at a future date based on the payment of dividends (other than recurring dividends) or certain future liquidity events, provided the executive is employed by the Company or within six months of the date of the liquidity events if terminated without just cause. Potential liquidity events involve the sale of the common shares of the Company by the existing shareholders. The monetary value is determined based on the price of the common shares and the number of common shares sold at the future event.

a)

The number of potential shares issuable under the share-based payment arrangements as at December 31, 2017 is 2,194,377 (2016—2,161,554) if all of the common shares held by existing shareholders are sold.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The award under the arrangement is considered to be granted and the weighted average fair value of the award is $10.43 per share as at December 31, 2017 (2016—$10.06). The fair value was based on the Company’s estimate of the fair value of its common shares at the award date based on the most recent share issuance. The Company has estimated the number of shares expected to vest based on its estimate of the most likely possible outcome of a sale of some or all common shares by the existing shareholders and the possible service periods of the executives. The number of shares expected to vest as at December 31, 2017 is 1,457,234 (2016—1,935,580).

The length of the vesting period depends on various events and the Company has estimated the expected vesting period based on the most likely outcome of the performance condition. The Company revises its estimate of the length of the vesting period, if necessary, if subsequent information indicates that the period has changed.

b)

During the year ended December 31, 2017, the Company issued 8,946 common shares (2016—issued and authorized 2,982 and 5,964 common shares respectively; 2015—issued 8,946 common shares) with an aggregate value of $102 (2016—$102; 2015—$102) to a director for services rendered.

c)

As a result of the return of the $131,680 capital reduction on February 15, 2017, certain executives of the Company became entitled to share-based compensation of $9,653. The payment of these amounts was made in cash, with $1,486 paid in cash subsequent to year-end.

d)

As a result of the return of the $60,000 capital reduction on December 28, 2017, certain executives of the Company became entitled to share-based compensation of $3,888. The payment of these amounts was made in cash.

As a result of the history of the Board of Directors approving payment of share-based compensation related to the return of the capital reduction to the common shareholders in cash, a portion of share-based compensation is now considered cash settled. This portion has been recognized at fair value. As at December 31, 2017, an amount of $5,686 had been included in accounts payable and accrued liabilities.

During the year ended December 31, 2017, the Company recognized total share-based compensation expense of $19,631 (2016—$3,111 recovery; 2015—$5,410 expense).

16    Income taxes

Deferred income taxes

	2017	2016
	$	$
Deferred tax assets	—	3,338
Deferred tax liabilities	(14,826)	(20,311)

Deferred taxes—net	(14,826)	(16,973)

Deferred tax assets and liabilities will be recovered after more than 12 months.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The components of the net deferred income tax assets and liabilities are as follows:

	2017	2016
	$	$
Deferred tax assets
Non-capital losses	846	25,880
Intangible assets	17,736	12,017
Deferred rent	1,414	793
Other	—	88
Transaction costs	263	—

	20,259	38,778

Deferred tax liabilities
Property and equipment	(21,559)	(42,767)
Intangible assets	(10,335)	(11,935)
Transaction costs	—	(994)
Financial derivatives	(3,070)	(55)
Other	(121)	—

	(35,085)	(55,751)

	(14,826)	(16,973)

On the consolidated balance sheet, deferred tax assets and liabilities have been offset where the Company has the legal right and intends to offset.

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable.

At December 31, 2017, the Company has non-capital losses carried forward for federal income tax purposes of $283,145 (2016—$231,236). The non-capital losses expire from 2030 to 2037. Of this amount, non-capital losses pertaining to $280,031 (2016—$132,085) have not been recognized in these consolidated financial statements.

At December 31, 2017, 7588674 has non-capital losses carried forward for federal income tax purposes of $nil (2016—$37,019).

Subsequent to year end and during the nine month period ended September 30, 2018, the Company estimated that it would have approximately $193,459 of net income for tax purposes that can be reduced through utilization of the Company’s existing non capital losses. As such, during that subsequent period, the Company recognized deferred tax assets in relation to the existing non-capital losses, that were previously unrecognized non-capital losses as at the year ended December 31, 2017. This recognized deferred tax asset was also been expensed during the corresponding period subsequent to year end to reflect the anticipated utilization of the corresponding non-capital losses.

The Company’s current income tax expense and recovery of deferred income taxes are as follows:

	2017	2016	2015
	$	$	$
Current income tax expense	(1,780)	(45)	—
Recovery of deferred income taxes	2,147	1,829	—

	367	1,784	—

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The Company’s income tax recovery can be reconciled to loss before income taxes as follows:

	2017	2016	2015
	$	$	$
Loss before income taxes	(65,441)	(22,240)	(28,722)
Statutory tax rates	26.21%	26.08%	25.89%

Recovery of income taxes at statutory tax rates	(17,152)	(5,800)	(7,436)
Tax effects of
Non-taxable portion of net capital (gain) loss	(3,030)	(545)	127
Share-based compensation and other non-deductible expenses	1,648	(656)	1,680
Change in unrecognized deferred tax assets	41,189	5,763	6,945
Permanent differences	(1,250)	(280)	(1,441)
Other	(144)	(266)	125
Assets held for sale	(21,628)	—	—

Net recovery of income taxes	(367)	(1,784)	—

The recovery of income taxes is recognized based on the weighted average annual income tax rate expected for the year of 26.21% (2016—26.08%; 2015—25.89%).

Other income tax matters

The Canada Revenue Agency (“CRA”) has conducted audits of the Company’s and its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. relating to the taxation years ended December 31, 2010 to 2014. The CRA has taken the view to recharacterize FDC amounts as taxable income, as well as reclassify amounts included in Class 14 as Eligible Capital Property.

For accounting purposes, FDC is recorded as part of revenues in the consolidated statement of operations and comprehensive loss when received. For income tax purposes, based on the underlying operating agreements with the BCLC and the BCLC FDC policy, management believes that FDC received from the BCLC is appropriately characterized under the relevant income tax laws as a reimbursement and a reduction of the cost of the related long-lived asset.

As part of its audit, the CRA has taken the view that FDC was received as service fee income and should be included in taxable income when received instead of being a reimbursement of the BCLC-approved gaming related property, plant and equipment costs as filed by the Company and its subsidiaries. If the CRA’s current views prevail, it would accelerate the timing of when the Company and its subsidiaries recognize taxable income, but would also increase the tax depreciation deduction (capital cost allowance) that the Company could recognize in prior and future years.

During the year ended December 31, 2015, the Company received notices of reassessment and/or notices of determination of loss from the CRA relating to the taxation years ended December 31, 2010 to 2012 inclusive for the Company and December 31, 2011 and 2012 inclusive for its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. During the year ended December 31, 2017, the Company received notices of determination of loss from the CRA relating to the taxation years ended December 31, 2013 to 2014 and a notice of reassessment relating to the taxation years ended December 31, 2015 and 2016 for the Company. The Company also received a notice of determination of loss from the CRA relating to the taxation year ended December 31,

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

2014 pertaining to Boardwalk Gaming Squamish Inc. and a notice of reassessment from the CRA relating to the taxation year ended December 31, 2014 pertaining to 427967 B.C. Ltd. Subsequent to year-end, the Company received a notice of confirmation from the CRA relating to the taxation year ended December 31, 2010 and the taxation years ended December 31, 2012 to 2014 inclusive. The Company also received a notice of confirmation from the CRA relating to the taxation year ended December 31, 2011, 2012 and 2014 pertaining to Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd, respectively.

The Company and its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. intend to vigorously defend their tax filing and have filed notices of objection to the above notices of reassessments and notices of determination of loss and, subsequent to year end, filed a notice of appeal to the Tax Court of Canada. The Company and its subsidiaries Boardwalk Gaming Squamish Inc. and 427967 B.C. Ltd. plan to file a notice of objection to the CRA in response to each notice of reassessment and/or notice of loss determination received for any subsequent years, where appropriate. The Company believes that the filing positions adopted are appropriate and in accordance with the law. The Company also believes it has substantial defences in response to the matters raised by the CRA and will vigorously appeal the reassessments and redeterminations. No provision has been made in these consolidated financial statements for the reassessments. The Company has sufficient non-capital loss carry-forwards to offset any additional income taxes that are payable as a result of the reassessments. During the year ended December 31, 2015, the CRA accepted the Company’s application of non-capital loss carry-forwards for years in which the reassessments resulted in taxable income to eliminate taxes payable and prevent interest and penalties from accruing. According to the notices of reassessment and notices of determination of loss received and the CRA proposed amendments, net income (loss) for tax purposes for the taxation years ended December 31, 2010, 2011, 2012, 2013, 2014, 2015 and 2016 would increase (decrease) by $1,715, $30,908, $31,217, $30,073, $31,840, $28,528 and $28,528, respectively. The likely timing to resolve this matter may take years.

The CRA has conducted excise tax audits of the Company and its subsidiary 7588674 relating to the taxation period of May 18, 2010 to June 30, 2015 and February 1, 2010 to September 16, 2010, respectively. The CRA has taken the view that the Company and its subsidiary were not providing a financial service to their customers in relation to ATM fees collected, and as such, GST and/or HST should have been collected and remitted as the Company and its subsidiary were not providing an exempt supply.

During fiscal 2017, the Company and its subsidiary 7588674 received a proposed reassessment from the CRA relating to the taxation period of May 18, 2010 to June 30, 2015 and February 1, 2010 to September 16, 2010, respectively. In the proposed reassessment, the CRA has proposed an adjustment to the net tax on the Company’s GST/HST returns of $2,534 and an adjustment to the net tax on its subsidiary 7588674’s GST/HST returns of $219. In addition, the CRA has proposed to assess penalties of approximately $634 and $55, respectively.

Subsequent to year-end, the Company and its subsidiary 7588674 remitted payment of the net tax owing of $2,563 and $224, respectively. In addition, the Company and its subsidiary 7588674 remitted payment of $641 and $55 in relation to the assessed penalties and $878 and $120 in relation to interest.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

17    Other expenses

	2017	2016	2015
	$	$	$
Business acquisition costs	7,017	2,242	2,462
Transaction costs	5,168	291	—
Site pre-opening costs	1,591	2,121	2,099
Restructuring costs	818	760	207
Other	615	458	1,029
Lease termination costs	—	—	2,084

	15,209	5,872	7,881

18    Interest expense

	2017	2016	2015
	$	$	$
Interest on long-term debt	56,610	32,735	31,653
Amortization of deferred transaction costs and premium on long-term debt	2,956	2,742	2,559

	59,566	35,477	34,212

19    Financial instruments

Financial risk management

The Company’s activities expose it to a variety of financial risks, which include credit risk, liquidity risk, interest rate risk and foreign exchange rate risk. The Company’s risk management activities are designed to mitigate possible adverse effects on the Company’s performance. Risk management activities are managed by the finance and accounting department.

The Company’s significant financial instruments and the types of risks to which their carrying values are exposed are as follows:

Risks
Market risk
	Credit	Liquidity	Interest rate	Foreign exchange rate
Cash and cash equivalents	X		X
Amounts receivable	X
Derivative financial assets (other assets)	X		X	X
Derivative financial liabilities (other liabilities)			X	X
Gaming revenue payable to BCLC, AGLC and OLG		X
Accounts payable and accrued liabilities		X		X
Deferred consideration payable		X
Long-term debt		X	X

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Credit risk

Credit risk is the risk that a party to one of the Company’s financial instruments will cause a financial loss to the Company by failing to discharge an obligation. The carrying values of the Company’s financial assets represent the maximum exposure to credit risk and are as follows:

	2017	2016
	$	$
Cash and cash equivalents	97,385	37,453
Amounts receivable	39,838	2,519

	137,223	39,972

Cash and cash equivalents: Credit risk associated with these assets is minimized by ensuring that cash and cash equivalents are held by high-quality financial institutions.

Amounts receivable: Credit risk associated with these balances is minimized due to the nature of the Company’s business. The majority of the balances are due from the federal government for sales tax rebates and provincial gaming corporations. As at December 31, 2017, the Company had a provision for bad debts of $nil (2016—$nil) and no amounts receivable were past due or impaired.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivery of cash or another financial asset. The Company settles its financial obligations out of cash and cash equivalents. The ability to do this relies on the Company generating sufficient revenue, collecting amounts receivable in a timely manner, and maintaining sufficient cash and cash equivalents for anticipated needs.

The contractual maturity of the Company’s financial liabilities (including estimated interest based on the total leverage ratio requirements under the terms of the New Credit Facility agreement and excluding Excess Cash Payments for fiscal years ending December 31, 2018 and onwards (note 14)) on an undiscounted basis is as follows:

	Expected payments by period as at December 31, 2017
	Expected within 1 year	2—3 years	4—5 years	More than 5 years	Total
	$	$	$	$	$
Gaming revenue payable to BCLC, AGLC and OLG	13,900	—	—	—	13,900
Accounts payable and accrued liabilities	96,306	—	—	—	96,306
Deferred consideration payable	1,200	400	—	—	1,600
Long-term debt	109,846	126,632	121,636	915,592	1,273,706

	221,252	127,032	121,636	915,592	1,385,512

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates and/or foreign currency exchange rates or other price risk.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Interest rate risk

Interest rate risk is the risk that the fair value or cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s variable rate long-term debt is subject to significant cash flow interest rate risk.

If interest rates on the Company’s variable rate long-term debt had been 1% higher or 1% lower, with all other variables held constant, the effect on the Company’s interest expense for the year ended December 31, 2017 would have been $5,661 (2016—$3,212; 2015—$2,917) higher or lower, respectively.

Foreign exchange rate risk

Foreign exchange rate risk is the risk that the fair value or cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Company has cash and cash equivalents denominated in US dollars. As at December 31, 2017, US dollar denominated cash and cash equivalents totalled US$5,598 (2016—US$224).

The Company periodically has accounts payable and accrued liabilities denominated in US dollars. As at December 31, 2017, US dollar denominated accounts payable and accrued liabilities totalled US$22,246 (2016—US$191).

Management has entered into CCIRS contracts which cover 75% of the US$660,000 principal value of the US dollar denominated debt at a fixed US dollar to Canadian dollar foreign exchange rate of 1.3168. For additional details on the CCIRS contracts, refer to note 14.

If the period-end foreign exchange rate had been 10% higher or 10% lower, with all other variables held constant, the effect on the Company’s net loss for the year ended December 31, 2017 would have been $85,319 (2016—$nil; 2015—$nil) higher or lower, respectively.

Fair values of financial instruments

Financial assets and liabilities accounted for or disclosed at fair value on a recurring basis are classified within a fair value hierarchy that reflects the significance of the inputs used in determining fair value. There are three levels of the fair value hierarchy.

Level 1—Quoted prices in active markets for identical assets

Instruments that have unadjusted quoted prices available in an active market for identical assets or liabilities.

Level 2—Significant other observable inputs

Instruments that do not have quoted prices in active markets but for which market observable inputs are used as the inputs in the determination of fair value.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Level 3—Unobservable inputs

Instruments that have a significant input into the fair value measurement that is derived from management’s best estimates and market observable information is not available for such input.

The Company’s only financial instruments accounted for at fair value subsequent to initial recognition are the embedded derivatives and CCIRS, which are classified as held-for-trading.

The Company’s other financial instruments are measured at amortized cost. The Company provides fair value disclosures for financial instruments measured at amortized cost. The carrying values of cash and cash equivalents, amounts receivable, gaming revenue payable to BCLC, AGLC and OLG, and accounts payable and accrued liabilities approximate their fair values because of the short-term nature of these instruments.

The fair value disclosures involve the use of fair value measurements. These fair value disclosure measurements are categorized as follows in the fair value hierarchy:

	Fair value hierarchy	2017		2016
		Carrying amount	Fair value	Carrying amount	Fair value
		$	$	$	$
Financial instruments
Derivative financial instruments (other assets)	Level 3	10,795	10,795	773	773
Derivative financial instruments (other liabilities)	Level 3	27,765	27,765	—	—
Deferred consideration payable	Level 3	1,600	1,600	8,800	8,800
Long-term debt	Level 3	934,387	986,771	533,901	539,557

The New Credit Facility term loans were fair valued separately, using an effective rate as at December 31, 2017 of 5.02% (2016—nil) for Term Loan B-1 and 5.03% (2016—nil) for Term Loan B-2. The 8.25% Notes were fair valued using an effective rate of 5.90% (2016—nil).

The Old Credit Facility term loans were fair valued separately, using an effective rate as at December 31, 2016 of 4.19% for Term Loan A and 5.29% for Term Loan B-1. The 8.50% Notes were fair valued using an effective rate of 8.35%.

The fair value of the Company’s 8.25% and 8.50% Notes (the “Notes”) has two components of value: a conventional Note obligation and a prepayment option that allows the Company in certain circumstances to prepay the Notes. The prepayment option is exercisable through payment of a prepayment penalty. The Company has determined that the prepayment option is an embedded derivative. Accordingly, on initial recognition of the obligations on issuance of the Notes, a prepayment option asset has been recorded. The Notes and embedded derivative have been separately valued.

On initial recognition, the estimated future cash flows of long-term debt were discounted using a discount rate derived from an appropriate risk-free interest rate yield curve commensurate with the timing of the contractual maturity of the future cash flows. A credit spread was added to the risk-free rate to derive the total rate. As the Company does not have a market observable credit spread, the Company obtained a range of potential credit spreads available from market observable information on entities with a comparable credit risk and debt maturity to the Company. In determining the appropriate credit spread input to the discounted cash flow model at the reporting date, the Company selected its best estimate of the credit spread that was within the

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Company’s estimate of a reasonably possible range of credit spreads based upon observable market information. The Company used a consistent valuation method and related valuation model as at December 31, 2017 and 2016 to provide fair value disclosure of long-term debt.

The embedded prepayment options that have been separated from the Notes are valued using the Hull-White one factor model as implemented in the FINCAD callable bond function, for which the key inputs at December 31, 2017 are the mean-reversion constant of 12.68% (2016—2.61%) and interest rate volatility of 1.14% (2016—0.79%). The embedded prepayment options are subsequently measured at fair value through profit or loss. The embedded derivative financial instrument is measured on a recurring basis and the fair value measurement is categorized in Level 3 of the fair value hierarchy.

The CCIRS derivatives are valued using a discounted cash flow model as implemented in the Bloomberg Swap Manager for which the key inputs are the terms of the CCIRS contracts and market data as at December 31, 2017. The CCIRS derivatives are subsequently measured at fair value through profit or loss. The CCIRS derivative financial instruments are measured on a recurring basis and the fair value measurement is categorized in Level 3 of the fair value hierarchy.

Movement in the value of derivative financial instruments is as follows:

	2017	2016
	$	$
Opening balance—embedded derivative	773	73
Change in fair value of embedded derivative related to the 8.50% Notes	—	700
Loss on debt extinguishment related to the 8.50% Notes	(773)	—
Inception fair value of embedded derivative related to the 8.25% Notes	1,515	—
Change in fair value of embedded derivative related to the 8.25% Notes	9,280	—

Closing balance—embedded derivative	10,795	773

Inception fair value of CCIRS derivatives	—	—
Change in CCIRS derivatives	(27,765)	—

Closing balance—CCIRS derivatives	(27,765)	—

The change in CCIRS derivatives in the above table does not include the settlement amounts of the CCIRS derivatives.

20    Capital management

The Company’s capital structure comprises equity (deficiency), long-term debt and outstanding letters of credit.

The Company’s objective when managing capital is to safeguard its ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to reduce the cost of capital.

The Company’s strategy is to ensure it remains compliant with all of its existing debt covenants, so as to ensure continuous access to debt capital markets. Management reviews results and forecasts regularly to monitor the Company’s compliance.

The New Credit Facility agreement for the Term Loan and Revolving Credit Facilities (note 14) requires compliance with the following financial performance covenants: total net leverage ratio, and first lien net intensive ratio as defined in the credit agreement. The Company is in compliance with the financial covenants as at December 31, 2017.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Under the terms of the New Credit Facility agreement relating to its Term Loan and Revolving Credit Facilities, the Company is permitted to remedy non-compliance with debt covenants by completing an equity cure by issuing common shares of the Company and repaying the Term Loan Facilities with the proceeds from the share issuance. Equity cures are available to the Company three times during the term of the credit agreement.

21    Commitments and contingencies

Operating lease commitments

The Company leases office space and equipment as well as certain of its casino and community gaming centre locations. The lease terms are between one and 22 years, and the majority of lease agreements are renewable at the end of the lease period at market rent. As at December 31, 2017, future minimum operating lease payments (excluding variable rent based on revenue and additional rent for operating expenses) are as follows:

$
No later than 1 year	19,006
Later than 1 year and no later than 5 years	47,786
Later than 5 years	148,863

215,655

During the year ended December 31, 2017, the Company recognized operating lease expense of $20,787 (2016—$7,455; 2015—$5,057).

Other commitments

The Company has covenanted to the OLG that the OLG shall realize gaming revenue in each year that is equal to or greater than an agreed upon threshold in respect of each operating year, or to otherwise pay to the OLG the amount by which the gaming revenue realized in a year is less than the applicable threshold in respect of such year (each such payment, a “Threshold Top-Up Amount”). Based on the Ontario operating results, the likelihood that the Company will fail to generate sufficient gaming revenue for the OLG for any year is expected to be remote, and as such, no provision has been made for Threshold Top-Up Amounts.

As at December 31, 2017, the Company has committed to purchase orders in relation to the acquisition of slot machines of US$5,686 (2016 —$nil).

As at December 31, 2017, the Company has committed to purchase orders or agreements in relation to the development and/or renovation of certain casinos and community gaming centres of $22,948.

The Company completed a sale-leaseback subsequent to year-end (note 27) and leases the casino locations with an initial lease term of 20 years, which is renewable at the end of the lease period for an additional 10-year term at market rent. The future minimum operating lease payments (excluding variable rent based on revenue and additional rent for operating expenses) are $871,903.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

Contingencies

Various claims and litigation arise in the course of the Company’s business. The Company believes it has accounted for sufficient provisions in relation to such claims and litigation (note 16), and remaining contingencies should not have a material effect on the financial position or operating results of the Company.

22    Changes in non-cash working capital items

	2017	2016	2015
	$	$	$
Amounts receivable	(32,232)	(394)	(544)
Inventory	(499)	(205)	(257)
Prepaid expenses and deposits	(185)	(10)	(277)
Gaming revenue payable to BCLC, AGLC and OLG	7,161	808	(68)
Accounts payable and accrued liabilities	12,381	4,719	12,083
Deferred revenue	1,726	—	—

	(11,648)	4,918	10,937

23    Expenses breakdown by nature

	2017	2016	2015
	$	$	$
Employee costs	206,041	143,824	126,026
Amortization and depreciation	98,299	83,231	67,720
Marketing and promotion	23,279	24,749	22,605
Raw materials and consumables	32,180	24,177	20,915
Rent	25,916	10,623	8,440
Writedown of non-financial assets	23,588	35	93
Repairs, maintenance and office	19,807	12,302	11,101
Share-based compensation (recovery)	19,631	(3,111)	5,410
Utilities and property tax	15,516	9,635	7,915
Professional and services	7,098	4,541	3,682
Business acquisition costs	7,017	2,242	2,462
Licenses, permits and subscriptions	5,644	1,220	896
Transaction costs	5,168	291	—
Other	4,805	3,140	3,322
Travel and entertainment	1,610	958	679
Lease termination	—	—	2,084

	495,599	317,857	283,350

24    Related party transactions

The Company is controlled by The Catalyst Capital Group Inc. (incorporated in Canada), which owns 73.6% of the Company’s shares and is the Company’s ultimate controlling party.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

During the years ended December 31, 2017, 2016 and 2015, shareholders of the Company provided consulting and advisory services without charge.

Compensation of key management

Key management includes the Company’s Board of Directors and executive officers. Compensation awarded to key management is as follows:

	2017	2016	2015
	$	$	$
Salaries and other benefits	3,314	1,975	1,401
Share-based compensation (recovery)	19,631	(3,111)	4,982

	22,945	(1,136)	6,383

25    Employee future benefits

The Company makes contributions into a Registered Retirement Savings Plan and pension plans for its British Columbia and Alberta employees. Under these plans, the Company makes contributions equal to the employees’ contributions, subject to a maximum limit. The Company also makes contributions into a defined contribution pension plan for its Ontario employees effective for the Southwest Gaming Bundle and North Gaming Bundle on May 9, 2017 and May 30, 2017, respectively. Under this plan, the Company makes a fixed percentage contribution based on employee earnings and also makes contributions equal to the employees’ contributions, subject to a maximum limit. Employer contributions made during the year ended December 31, 2017 totalled $2,211 (2016—$831; 2015—$789).

26    Segmented information

The Company has eight reporting segments: Grand Villa Burnaby, Cascades Langley, Starlight New Westminster, Thompson-Okanagan, Community Gaming Centres, Ontario, Edmonton and Corporate. Commencing in 2016, the Company combined its Grand Villa Edmonton and Palace Edmonton reporting segments into the Edmonton segment as this is the manner in which the Company’s chief operating decision maker reviews the financial information regarding these two casinos. Although Edmonton and Corporate did not meet the quantitative thresholds required by IFRS 8, Operating Segments, for reportable segments, management concluded that these segments should be reported, as they are closely monitored by the chief operating decision maker. All business of the Company is conducted in Canada.

	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
	$	$	$
Gaming
Grand Villa Burnaby	78,544	74,172	74,397
Cascades Langley	46,280	42,345	39,518
Starlight New Westminster	44,112	44,638	41,733
Thompson-Okanagan	45,071	42,417	40,547
Community Gaming Centres	24,178	23,877	5,419
Ontario	124,049	—	—
Edmonton	20,835	20,600	23,768
Corporate	—	—	—

	383,069	248,049	225,382

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
	$	$	$
Food and beverage
Grand Villa Burnaby	14,282	14,229	13,058
Cascades Langley	11,467	10,999	9,447
Starlight New Westminster	7,200	6,905	5,727
Thompson-Okanagan	14,269	10,920	7,913
Community Gaming Centres	5,931	5,762	1,866
Ontario	3,698	—	—
Edmonton	9,128	6,594	4,759
Corporate	—	—	—

	65,975	55,409	42,770

Hotel
Grand Villa Burnaby	11,096	10,436	9,679
Cascades Langley	2,405	2,056	1,799
Starlight New Westminster	—	—	—
Thompson-Okanagan	—	—	—
Community Gaming Centres	—	—	—
Ontario	—	—	—
Edmonton	—	—	—
Corporate	—	—	—

	13,501	12,492	11,478

Automated teller machines
Grand Villa Burnaby	1,232	1,718	1,572
Cascades Langley	1,163	1,594	1,454
Starlight New Westminster	891	1,238	1,088
Thompson-Okanagan	1,317	1,753	1,607
Community Gaming Centres	1,059	1,068	237
Ontario	4,290	—	—
Edmonton	715	961	882
Corporate	—	—	—

	10,667	8,332	6,840

Other
Grand Villa Burnaby	1,191	701	705
Cascades Langley	1,247	857	890
Starlight New Westminster	949	778	774
Thompson-Okanagan	404	354	421
Community Gaming Centres	719	719	102
Ontario	685	—	—
Edmonton	360	266	323
Corporate	54	208	242

	5,609	3,883	3,457

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
	$	$	$
Total Segment revenue
Grand Villa Burnaby	106,345	101,256	99,411
Cascades Langley	62,562	57,851	53,108
Starlight New Westminster	53,152	53,559	49,322
Thompson-Okanagan	61,061	55,444	50,488
Community Gaming Centres	31,887	31,426	7,624
Ontario	132,722	—	—
Edmonton	31,038	28,421	29,732
Corporate	54	208	242

	478,821	328,165	289,927

Segment earnings before depreciation, amortization, writedown of non-financial assets, share-based compensation and other expenses
Grand Villa Burnaby	47,060	42,217	42,102
Cascades Langley	30,126	25,137	21,700
Starlight New Westminster	19,076	17,248	15,422
Thompson-Okanagan	12,895	14,004	13,469
Community Gaming Centres	12,557	11,783	1,253
Ontario	50,844	—	—
Edmonton	(7,700)	470	4,838
Corporate	(24,909)	(14,524)	(11,103)

	139,949	96,335	87,681
Amortization of intangible assets	53,506	55,661	44,791
Depreciation of property and equipment	44,793	27,570	22,929
Writedown of non-financial assets	23,588	35	93
Other expenses	15,209	5,872	7,881
Share-based compensation (recovery)	19,631	(3,111)	5,410

(Loss) income before other expenses (income) and income taxes	(16,778)	10,308	6,577

Other expenses (income)
Interest expense	59,566	35,477	34,212
Interest income	(679)	(28)	(29)
Change in fair value of embedded derivatives	(9,280)	(700)	700
Change in fair value of cross currency interest rate swaps	31,991	—	—
Loss on debt extinguishment	16,135	—	—
(Gain) loss on sale of property and equipment	(36)	(2,201)	416
Foreign exchange gain	(49,034)	—	—

	48,663	32,548	35,299

Loss before income taxes	(65,441)	(22,240)	(28,722)

Income tax (expense) recovery
Current	(1,780)	(45)	—
Deferred	2,147	1,829	—

	367	1,784	—

Loss and comprehensive loss for the year	(65,074)	(20,456)	(28,722)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

27    Subsequent events

a)

On February 14, 2018, the Company signed the OSAs with the BCLC in relation to all its British Columbia casino and community gaming centre operations, effective April 1, 2018. The OSAs have a 20-year term with an option to extend for an additional five years. All the Company’s British Columbia casino and community gaming centre operations will be entitled to payments from the BCLC for both eligible gaming and other eligible capital expenditures at a rate of 5% of net win through the Minimum Investment Requirement (“MIR”) program, replacing the BCLC’s FDC and Accelerated Facility Development Costs program, as long as the Company fulfills the required MIR spend amount over the 20-year term.

b)	On February 20, 2018, the Company announced the closure of Newton Bingo Country effective April 21, 2018.

c)

On March 12, 2018, the Company completed a sale-leaseback of certain real estate properties including the Grand Villa Burnaby, Starlight New Westminster and Cascades Langley for gross proceeds of $503,595, resulting in a gain on sale of $192,399. Certain of the Company’s wholly owned subsidiaries entered into long-term leases for each of the properties and will continue to operate the casinos under the leases (note 21). Proceeds from the sale-leaseback were used to repay the Term Loan Facilities.

d)

The Company completed a refinancing of its existing long-term debt (the “2018 Refinancing”) on March 13, 2018 (the “2018 Refinancing Date”). The new debt structure includes a $150,000 revolving credit facility with a sublimit of US$25,000 and an initial lien term loan comprising US$335,000.

As part of the sale-leaseback and 2018 Refinancing, the Company repaid all outstanding amounts under the Company’s New Credit Facility (note 14). The remaining balance of the unamortized deferred transaction costs of $15,124 are written off due to the extinguishment of debt.

As part of the 2018 Refinancing, shareholders of the Company approved a resolution on March 6, 2018 authorizing a US$100,000 reduction in stated capital of the Company and the return of the US$100,000 capital reduction to the common shareholders. Shareholders of the Company as at March 12, 2018 were paid their pro rata share of the stated capital reduction based on the number of shares held.

Total transaction costs incurred related to the 2018 Refinancing and return of the capital reduction to the common shareholders were approximately $15,818.

As a result of the return of the US$100,000 capital reduction to common shareholders on March 12, 2018, certain executives of the Company became entitled to share-based compensation of $8,718 and certain employees to a bonus payment of $500. The payments of these amounts were made in cash.

As part of the 2018 Refinancing, the Company modified its existing CCIRS contracts in relation to Term Loan B-1. Management has entered into CCIRS contracts that cover 91% of the senior secured first lien loan of US$335,000. The CCIRS contracts: (i) terminate on March 14, 2022; (ii) are fixed at a US dollar foreign exchange rate of 1.3168; and (iii) bear a fixed weighted average interest rate of 4.86%.

e)

On March 15, 2018, the Company announced that it was selected as the successful proponent by the OLG to operate gaming facilities in the OLG’s Gaming Bundle 7 (Central) (the “Central Gaming Bundle”). The Company signed a TAPA with the OLG on March 14, 2018 and, subject to closing conditions, is committed to signing a 23-year COSA when the acquisition closes in fiscal 2018 (the “Central Acquisition”). The purchase price for such assets, exclusive of working capital, was $62,600 of cash consideration, including working capital of approximately $26,732 (subject to customary post-close adjustments).

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(expressed in thousands of Canadian dollars)

The closing for the Central Acquisition and assumption of operating arrangements from the OLG, including the signing of the COSA with the OLG, was completed on July 18, 2018. Under the Central Bundle agreements, we purchased the assets of the Central Gaming Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Casinos Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood. The Company has provided the OLG with letters of credit of $40,000 to assure the Company’s performance on certain obligations relating to the operating agreements.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed on July 18, 2018:

$
Cash and cash equivalents	30,302
Non-cash working capital	(3,570)
Property and equipment	48,566
Intangible assets	14,034

89,332

f)	Effective April 21, 2018, Newton Bingo Country was closed.

g)

On April 30, 2018, the BCLC returned the letters of credit issued to them by the Company in the amount of $23,311 in relation to the cash floats provided by the BCLC for the casinos and community gaming centres located in British Columbia. Effective April 20, 2018, the Company is responsible for providing the cash floats.

h)

On June 29, 2018, the Company entered into a share purchase agreement with Natural Market Restaurants Corp. (“NMRC”) to acquire all of the shares of NMRC’s wholly owned subsidiary, 7562578 Canada Inc. (“POM”), for a purchase price of $16,294. Catalyst II, Catalyst II-P and Catalyst III (“Catalyst Entities”) own and control NMRC. The closing of the POM acquisition occurred on July 13, 2018 (“Closing Date”). The purchase price payable by the Company was satisfied by way of a $14,711 deposit paid by the Company to the Catalyst Entities, with a holdback of $1,583 to be released 12 months following the Closing Date, assuming all conditions of release are met. The acquisition of POM is intended to allow the Company to utilize POM’s non-capital losses, which NMRC has represented to be not less than $217,000. The Company’s ability to access and utilize these non-capital losses may be limited in certain circumstances, including upon an acquisition of control of the Company. NMRC has indemnified the Company for any breach of representations made, up to a maximum of 50% of the total purchase price paid, being a maximum of $8,148.

i)

On July 16, 2018, the Company amended its 2018 Senior Secured Credit Facility. As part of the amendment, the Company increased Term Loan B by US$105,000. The New Term Loan B comprises US$440,000. Transaction costs directly related to the credit amendment of $2,322 were capitalized and are being amortized using the effective interest rate method over the life of the loan. The refinancing resulted in the recognition of a debt modification loss in 2018 of $6,264. As part of the amendment, the Company modified its existing CCIRS contracts in relation to Term Loan B. Management has entered into CCIRS contracts that cover 75% of the senior secured first lien loan of US$440,000. The CCIRS contracts: (i) terminate on March 14, 2022; (ii) are fixed at a weighted average US dollar foreign exchange rate of 1.3166; and (iii) bear a fixed weighted average interest rate of 4.94%.

j)

Shareholders of the Company approved a resolution on October 15, 2018 authorizing a reduction in stated capital of the Company and the return of the capital reduction to the common shareholders. Shareholders of the Company as at October 25, 2018 were paid their pro rata share of the stated capital reduction of $7,500 based on the number of shares held.

k)

On October 18, 2018, the Company entered into a purchase and sale agreement (subject to standard closing terms) for the sale of the vacant land in Penticton, BC for gross proceeds of $1,900. The sale was completed on October 31, 2018.

CENTRAL GAMING BUNDLE

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

July 18, 2018

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of

Gateway Casinos & Entertainment Limited

We have audited the accompanying statement of assets acquired and liabilities assumed of the Gaming Bundle 7 (“Central Gaming Bundle”) as of July 18, 2018 (acquisition date), and the related notes to the financial statement.

Management’s responsibility for the financial statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Central Gaming Bundle as of July 18, 2018 in accordance with IFRS.

Emphasis of matter

We draw your attention to note 1, which describes that the accompanying statement of assets acquired and liabilities assumed of the Central Gaming Bundle was prepared to comply with certain rules and regulations under the securities laws in Canada and is not intended to be a complete set of financial statements prepared in accordance with IFRS. Our opinion is not modified with respect to this matter.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

December 18, 2018

CENTRAL GAMING BUNDLE

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

As at July 18, 2018

$
Assets

Current assets
Cash and cash equivalents	30,302
Amounts receivable	2,124
Prepaid expenses	1,516
Inventory	2,383

36,325

Non-current assets
Property and equipment	48,566
Intangible assets	14,034

62,600

Total assets	98,925

Liabilities

Current liabilities
Accounts payable and accrued liabilities	9,186
Deferred revenue	407

Total liabilities	9,593

The accompanying notes are an integral part of this financial statement.

CENTRAL GAMING BUNDLE

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

July 18, 2018

1    Basis of presentation

This statement comprises the assets acquired and liabilities assumed by Gateway Casinos & Entertainment Limited (the “Company”) in its acquisition of Gaming Bundle 7 (the “Central Gaming Bundle”). The Company accounted for the acquisition of the Central Gaming Bundle using the acquisition method in accordance with IFRS 3, Business Combinations. On July 18, 2017, the Company signed a 23-year Casino Operating Service Agreement (“COSA”) with the Ontario Lottery Gaming Corporation (“OLG”). Under the Central Gaming Bundle Transition and Asset Purchase Agreement (“TAPA”), the Company acquired gaming assets and assumed certain liabilities of Georgian Downs and Casino Rama Resort.

The accompanying abbreviated financial statements, which comprise the statement of assets acquired and liabilities assumed were prepared for the purpose of providing Central Gaming Bundle historical information to comply with certain rules and regulations under the securities laws in Canada and is not intended to be a complete presentation of the financial statements of the acquired business and are not necessarily indicative of the financial position or results of operations of the acquired business on a stand-alone basis.

The accompanying abbreviated financial statements were prepared in accordance with IFRS as issued by the IASB and was derived from the historical accounting records of the OLG and the purchase price allocation which represents the fair value of the assets acquired and liabilities assumed at the acquisition date. This statement is presented in Canadian dollars, which is the functional and presentation currency of the Company.

Assets and liabilities have been defined as cash and cash equivalents, amounts receivable, prepaid expenses, inventory, property and equipment, intangible assets, accounts payable and accrued liabilities and deferred revenue.

The statement was approved by the Board of Directors for issue on December 18, 2018.

2    Significant accounting policies and critical accounting estimates and judgments

Business combinations

A business combination is defined as an acquisition of assets and liabilities that constitute a business. Business combinations are accounted for using the acquisition method whereby identifiable assets acquired and liabilities assumed, including contingent liabilities, are recorded at 100% of their fair values at the acquisition date. The acquisition date is the date the Company obtains control over the acquiree, which is generally the date that consideration is transferred and the Company acquires the assets and assumes the liabilities of the acquiree. The Company considers all relevant facts and circumstances in determining the acquisition date. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the fair values of the assets at the acquisition date transferred by the Company, and the liabilities, including contingent or deferred consideration, incurred and payable by the Company to the former owners of the acquiree. Acquisition-related costs, other than costs to issue debt or equity securities of the acquirer, are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issue costs.

Non-controlling interests are recorded at their proportionate share of the fair value of identifiable net assets acquired on initial recognition. This decision is made on an acquisition-by-acquisition basis.

The excess of (i) total consideration transferred by the Company, measured at fair value, including contingent or deferred consideration, and (ii) the non-controlling interests in the acquiree, over the fair value of net assets acquired, is recorded as goodwill.

CENTRAL GAMING BUNDLE

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

July 18, 2018

Fair value of net assets acquired in business combinations

The identifiable tangible and intangible assets purchased and liabilities assumed in a business combination are recognized at their estimated fair values at the date of acquisition, with the exception of deferred income tax which is recognized and measured in accordance with International Accounting Standards (“IAS”) 12, Income Taxes. The identification of assets purchased and liabilities assumed and their valuation are specialized and judgmental. Where appropriate, the Company engages business valuators to assist in the valuation of tangible and intangible assets acquired.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with a maturity, at the date of purchase, of three months or less. Cash floats represent cash on hand at the Central Gaming Bundle’s casinos. The following table summarizes cash and cash equivalents on July 18, 2018:

$
Cash at bank	35
Cash floats at gaming sites—funded by the Company	30,267

30,302

Subsequent events

Subsequent events have been evaluated through December 18, 2018, which is the date the financial statement was available to be issued. No subsequent events were required to be recognized or disclosed.

3    Acquisition

On March 15, 2018, the Company announced that it was selected as the successful proponent by the OLG to operate gaming facilities in the OLG’s Central Gaming Bundle. The Company signed a TAPA with the OLG on March 14, 2018 and, subject to closing conditions, was committed to signing a 23-year COSA when the acquisition closed (the “Central Acquisition”), which occurred on July 18, 2018.

On July 18, 2018, the Company signed the 23-year COSA with the OLG for the operation of the Central Gaming Bundle. Under the Central Gaming Bundle agreements, we purchased the assets of the Central Gaming Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood. The total purchase price for such assets was $89,332 of cash consideration, including net non-cash working capital of ($3,570) comprising amounts receivable, prepaid expenses, inventory and accrued liabilities. The Company also incurred transaction costs of $2,244, of which $1,629 was incurred in 2018, $226 was incurred in 2017, $166 was incurred in 2016, and the remainder was incurred in previous years. In addition to the consideration paid, $7,657 was paid and was refunded to the Company through an input tax credit on October 5, 2018.

The following table summarizes the fair values of the identifiable assets acquired and liabilities assumed on July 18, 2018:

$
Cash and cash equivalents	30,302
Non-cash working capital	(3,570)
Property and equipment	48,566
Intangible assets	14,034

89,332

CENTRAL GAMING BUNDLE

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

July 18, 2018

Property and equipment consists of real property and improvements of $3,260 and $45,306 of equipment. Intangible assets consist of $1,554 of software, $200 of a below market lease, and $12,280 for the gaming operating agreement.

ONTARIO LOTTERY AND GAMING CORPORATION

Combined Schedules of Revenues and Direct Expenses of the

NORTH GAMING BUNDLE

for the years ended March 31, 2017 and 2016

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto ON M5H 2S5

Canada

Tel 416-777-8500

Fax 416-777-8818

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Ontario Lottery and Gaming Corporation

We have audited the accompanying Combined Schedules of Revenues and Direct Expenses of the North Gaming Bundle of Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2017 and 2016, and the related notes (the “Combined Schedules”).

Management’s Responsibility for the Combined Schedules

Management is responsible for the preparation and fair presentation of these Combined Schedules in accordance with the basis of preparation as described in note 2; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Combined Schedules that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these Combined Schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Combined Schedules. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Combined Schedules, whether due to fraud or error. In making those risk assessments, the auditor consider internal control relevant to the entity’s preparation and fair presentation of the Combined Schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Combined Schedules.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Schedules referred to above present fairly, in all material respects, the combined revenue and direct expenses of the North Gaming Bundle of the Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2017 and 2016 in accordance with the basis of presentation as described in note 2.

Emphasis of Matter

We draw attention to note 2, which describes that the accompanying Combined Schedules of Revenues and Direct Expenses of the North Gaming Bundle of the Ontario Lottery and Gaming Corporation were prepared at the request of Gateway Casinos & Entertainment Limited (“Gateway”), which request indicated that the Combined Schedules were required in order for Gateway to comply with the Exemptive Relief provided to it by the United States Securities and Exchange Commission dated August 24, 2018. The Combined Schedules are not intended to be a complete set of financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Our opinion is not modified with respect to this matter.

Chartered Professional Accountants, Licensed Public Accountants

November 16, 2018

Toronto, Canada

KPMG LLP, is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

	Notes	March 31, 2017	March 31, 2016
Revenues
Gaming		$116,737,720	$115,782,772
Non-gaming	4	2,780,149	2,824,319

Total revenues		119,517,869	118,607,091

Direct expenses
Payroll		34,867,186	36,089,697
Commissions		6,085,899	6,036,703
Marketing and promotion		3,581,889	3,356,993
Operating	10	4,330,130	2,974,093
Facilities		9,372,159	9,788,332
Food and beverage		1,906,412	2,116,004
Payments to the Government of Canada	9	4,438,226	4,715,169
Amortization	5	3,016,540	4,877,838
Other		158,644	129,436

Total direct expenses		67,757,085	70,084,265

Excess revenue over direct expenses		51,760,784	48,522,826
Other income	7	2,486,234	2,364,531

Excess revenue over direct expenses and other income		$54,247,018	$50,887,357

Related party transactions (Note 8)

Commitment (Note 12)

Subsequent event (Note 13)

The accompanying notes are an integral part of these Combined Schedules.

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

1. Reporting entity

Ontario Lottery and Gaming Corporation (“OLG” or the “Corporation”) was established without share capital on April 1, 2000 pursuant to the Ontario Lottery and Gaming Corporation Act, 1999. The Corporation is classified as an Operational Enterprise Agency of the Ontario government and is responsible for conducting and managing Land-Based Gaming, which includes, OLG-operated Slots and Casinos.

As part of the Corporation’s modernization strategy, the Corporation has bundled all slots at racetracks and casino operations into gaming bundles. Following a successful procurement process, the bundles, which include the tangible assets, working capital and the right to operate and build, are transferred to private sector service providers.

The North Gaming Bundle of OLG comprises Casino Sault Ste. Marie, Casino Thunder Bay and Slots at Sudbury Downs.

The Corporation’s head office and corporate office, respectively, are located at:

•	70 Foster Drive, Suite 800, Sault Ste. Marie, Ontario, P6A 6V2

•	4120 Yonge Street, Suite 402, Toronto, Ontario, M2P 2B8

These Combined Schedules of Revenues and Direct Expenses for the North Gaming Bundle of OLG were authorized for issue by the Board of Directors of the Corporation on November 16, 2018.

2. Basis of preparation

a. Statement of compliance

The Combined Schedules of Revenues and Direct Expenses of the North Gaming Bundle of OLG for each of the years ended March 31, 2017 and 2016 (the “Combined Schedules”) have been prepared at the request of Gateway Casinos & Entertainment Limited (“Gateway”), which request indicated that the Combined Schedules were required in order for Gateway to comply with the Exemptive Relief provided to it by the United States Securities and Exchange Commission dated August 24, 2018.

The single Combined Schedules, comprised of revenues, direct costs and other income, of the North Gaming Bundle of OLG for each of the years ended March 31, 2017 and 2016 are prepared in accordance with the recognition, measurement and disclosure principles of International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) to the extent considered relevant by the Corporation’s management to preparing such Combined Schedules.

The Combined Schedules do not comply with all of the presentation and disclosure requirements of IFRS as issued by the IASB for a complete set of financial statements. As a result, the Combined Schedules are not a complete set of financial statements in accordance with IFRS as issued by the IASB and are not intended to present fairly, in all material respects, the financial position of the North Gaming Bundle of OLG as at March 31, 2017 and 2016, and of its financial performance, and its cash flows for the two years then ended in accordance with IFRS as issued by the IASB.

b. Basis of measurement

These Combined Schedules have been prepared on the historical cost basis.

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

c. Functional and presentation currency

These Combined Schedules are presented in Canadian dollars. The Canadian dollar is the North Gaming Bundle’s functional currency and the currency of the primary economic environment in which the North Gaming Bundle operates.

d. Use of estimates and judgments

The preparation of these Combined Schedules in conformity with the recognition, measurement and disclosure principles of IFRS (Note 2.a) requires Management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of revenues and direct expenses and the disclosures relevant to the revenues and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future years affected.

Areas of significant estimation and uncertainty that have a significant effect on the amounts recognized in the Combined Schedules, and could result in a material adjustment within the next fiscal year, are discussed in the following notes:

•	Amortization—useful lives and residual values (Note 3.g)

•	Employee benefits (Notes 10 and 11)

Critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the Combined Schedules or disclosed in the Notes to the Combined Schedules are as follows:

•	Direct expenses (Note 3.e)

•	Disclosures that are relevant to revenue and direct expenses

3. Significant accounting policies

The following accounting policies have been applied consistently by the Corporation for the Combined Schedules for the years ended March 31, 2017 and March 31, 2016.

a. Basis of combination

The Combined Schedules comprise the accounts of the Corporation representing Casino Sault Ste. Marie Casino, Thunder Bay and Slots at Sudbury Downs; all of which belong to the North Gaming Bundle.

b. Foreign currency

Transactions in foreign currencies are converted to the Corporation’s functional currency using the exchange rates at the date of the transactions. Foreign currency transaction gains and losses are recognized within Other income in the Combined Schedules in the period in which they arise.

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

c. Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized for the following major business activities:

Gaming revenue

Gaming revenue includes revenue from slot and table game operations at Slots and Casinos facilities belonging to the North Gaming Bundle. This is recognized in the same period the game is played, net of prizes paid. Gaming revenue is recorded net of the change in accrued jackpot liabilities and liabilities under customer loyalty incentive programs.

Progressive jackpot liabilities are measured based on the anticipated payout of the progressive jackpot.

Non-gaming revenue

Non-gaming revenue includes revenue earned from food and beverage and other services excluding the retail value of food and beverage and other goods and services provided to customers on a complimentary basis at Slots and Casinos belonging to the North Gaming Bundle. Non-gaming revenue is recorded at the retail value and is recognized as goods are delivered and services performed.

d. Customer loyalty incentive programs

The Corporation has customer loyalty incentive programs whereby customers have the choice to receive free or discounted goods and services and, in many cases, the right to receive cash. Some of these customer loyalty incentive programs allow customers to earn points based on the volume of play during gaming transactions. These points are recorded as a separate deliverable in the revenue transaction.

If the customer has the right to receive free or discounted goods and services and/or the option of receiving cash, a financial liability is recognized when the points are granted and a corresponding amount equal to the cash value is recorded as a reduction to revenue. The customer’s point balance will be forfeited if the customer does not earn additional points over the subsequent six- to 12-month period. If the points expire or are forfeited, the financial liability is derecognized.

For programs that provide customers the right to receive free or discounted goods and services, the revenue, as determined by the fair value of the undelivered goods and services related to the customer loyalty award, is deferred until the award is provided or expires.

e. Direct expenses

Direct expenses are those costs that are directly incurred as part of operating the North Gaming Bundle sites. Indirect expenses, which relate to corporate overhead costs and other costs that are not in control of sites’ direct operational management, are not reflected in the Combined Schedules. Judgement is required in determining what is a Direct expense.

f. Commissions

Commissions are recognized in the Combined Schedules in the period in which they are incurred. Commissions include payments to Municipalities which host a Casino or Slots facility and receive a percentage of Electronic Games Revenue and Live Table Game Revenue as defined in the Municipal Contribution Agreements.

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

g. Property, plant and equipment

(i) Recognition and measurement

The Corporation capitalizes any capital purchase related to the North Gaming Bundle that has a useful life beyond the current year.

Property, plant and equipment are measured at cost less accumulated amortization and accumulated impairment losses, if any.

Cost includes an expenditure that is directly attributable to the acquisition of the asset. The cost of self- constructed assets includes the cost of materials and direct labour and other costs directly attributable to bring the assets to a working condition for their intended use, the cost of dismantling and removing the items and restoring the site on which they are located and capitalized borrowing costs on qualifying assets. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment related to the North Gaming Bundle are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within Other income in the Combined Schedules.

(ii) Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Corporation and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The cost of the day-to-day servicing of property, plant and equipment is recognized as incurred in the Combined Schedules.

(iii) Amortization

Amortization is calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

Amortization is recognized in the Combined Schedules on a straight-line basis over the estimated useful life of each component of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are amortized over the shorter of the lease term and their estimated useful lives unless it is reasonably certain that the Corporation will obtain ownership by the end of the term of the lease.

The estimated useful lives for the current and comparative periods are as follows:

Asset	Rate
Buildings	10 to 50 years
Furniture, fixtures and equipment	3 to 10 years
Leasehold improvements	Lesser of useful life or term of lease
Slots and Casinos gaming assets	3 to 10 years

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

Property, plant and equipment are amortized when ready for their intended use. Construction in progress and assets not in use are stated at cost, less any recognized impairment loss. Amortization of these assets, determined on the same basis as other property assets, commences when the assets are ready for their intended use.

Amortization methods, useful lives and residual values are reviewed at each fiscal year end and adjusted if appropriate.

h. Leases

At the inception of an arrangement related to the North Gaming Bundle, the Corporation determines whether such an arrangement is or contains a lease. A specific asset is the subject of a lease if fulfillment of the arrangement is dependent on the use of that specified asset. An arrangement conveys the right to use the asset if the Corporation has the right to control the use of the underlying asset.

At the inception or upon the reassessment of the arrangement, the Corporation separates payments and other consideration required by such an arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Corporation concludes that it is impracticable to separate the payments reliably under a finance lease, an asset and a liability are recognized at an amount equal to the fair value of the underlying asset. Subsequently, the liability is reduced as payments are made and an imputed finance charge on the liability is recognized using the Corporation’s incremental borrowing rate.

Leases where the Corporation assumes substantially all the risks and rewards of ownership are classified as finance leases. On a lease-by-lease basis, the Corporation estimates whether substantially all of the risks and rewards of ownership are assumed, taking into account the length of the lease, the present value of the minimum lease payments compared to the fair value of the leased asset and other terms contained within the lease.

Leases other than finance leases are classified as operating leases. Operating lease payments are recognized as an expense on a straight-line basis over the term of the lease, except when another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

i. Employee benefits

(i) Defined benefit plans

A defined benefit plan is a post-employment benefit plan that requires entities to record their net obligation in respect of the plan and is not a defined contribution plan. The Corporation provides defined benefit pension plans to the employees of the North Gaming Bundle through the Public Service Pension Fund (PSPF). The Corporation does not have a net obligation in respect of the defined benefit pension plan as the plan is a sole- sponsored defined benefit plan established by the Province of Ontario. The Province of Ontario controls all entities included in the pension plan. The Corporation has classified this plan as a state plan whereby there is no contractual agreement or stated policy for charging the net defined benefit cost of the plan to the Corporation. As such, the Corporation records these post-employment benefits as a defined contribution plan.

(ii) Other long-term employee benefits

The Corporation’s net obligation with respect to long-term employee benefits other than pension plans is the amount of future benefit that employees of the North Bundle have earned in return for their service in the current

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

and prior periods. That benefit is discounted to determine its present value and the fair value of any related assets is deducted. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Corporation’s obligations. The calculation is performed using the projected unit credit method. Any actuarial gains and losses are recognized within Operating expenses in the Combined Schedules in the period in which they arise.

(iii) Short-term employee benefits

Short-term employee benefit obligations related to employees of the North Gaming Bundle are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be settled wholly within 12 months of the end of the reporting period if the Corporation has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

j. Income taxes

As the Corporation is an agent of the Crown, it is not subject to federal or provincial corporate income taxes or corporate capital taxes.

k. Initial application of standards, interpretation and amendments

The Corporation did not adopt any new or amended accounting pronouncements that had a material impact on the Combined Schedules.

l. Accounting standards issued but not yet effective

A number of new accounting standards and amendments to standards are not yet effective as at March 31, 2017 and have not been applied in preparing these Combined Schedules.

(i) IFRS 15, Revenue from Contracts with Customers (IFRS 15)

In May 2014, the IASB issued IFRS 15, replacing IAS 11, Construction Contracts, IAS 18, Revenue and IFRIC 13, Customer Loyalty Programmes. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. New estimates and judgmental thresholds have been introduced which may affect the amount and/or timing of revenue recognized. In April 2016, clarifications to IFRS 15 were issued to provide additional guidance with respect to the five-step analysis, transition and the application of the standard to licences of intellectual property. IFRS 15 and the clarifications are mandatorily effective for annual periods beginning on or after January 1, 2018. The Corporation is assessing the impact of this new standard on these Combined Schedules.

(ii) IFRS 9, Financial Instruments (IFRS 9)

In July 2014, the IASB issued the complete IFRS 9 which replaces IAS 39, Financial Instruments: Recognition and Measurement. The new standard provides guidance on the classification and measurement of financial assets and introduces a new expected credit loss model for calculating impairment. It also incorporates general hedge accounting requirements. IFRS 9 is mandatorily effective for annual periods beginning on or after January 1, 2018. The Corporation is assessing the impact of this new standard on these Combined Schedules.

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

(iii) IFRS 16, Leases (IFRS 16)

In January 2016, the IASB issued IFRS 16, replacing IAS 17, Leases and IFRIC 4, Determining whether an arrangement contains a lease. The standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The accounting treatment for lessors will remain largely the same as under IAS 17. IFRS 16 is mandatorily effective for annual periods beginning on or after January 1, 2019. The Corporation is assessing the impact of this new standard on these Combined Schedules.

4. Non-gaming revenue

	March 31, 2017	March 31, 2016
Food and beverage	$2,433,438	$2,494,974
Other	346,711	329,345

Non-gaming revenue	$2,780,149	$2,824,319

5. Property, plant and equipment

Cost	Land	Buildings	Furniture fixtures and equipment	Leasehold improvements	Slots and Casinos gaming assets	Construction in progress and assets not yet in use	Total

Balance at April 1, 2015	$4,644,754	$67,939,653	$22,047,898	$5,148,324	$25,742,606	$31,376	$125,554,611
Additions and assets put into use	—	78,404	403,433	—	4,086,241	(31,376)	4,536,702
Disposals and retirements	—	(72,843)	(591,500)	—	(4,651,215)	—	(5,315,558)

Balance at March 31, 2016	$4,644,754	$67,945,214	$21,859,831	$5,148,324	$25,177,632	$—	$124,775,755

Balance at April 1, 2016	$4,644,754	$67,945,214	$21,859,831	$5,148,324	$25,177,632	$—	$124,775,755
Additions and assets put into use	—	101,424	503,295	53,664	2,205,928	—	2,864,311
Disposals and retirements	—	—	(1,710,186)	—	(1,822,950)	—	(3,533,136)
Transfer to held for sale (Note 6)	(4,644,754)	(68,046,638)	(20,652,940)	(5,201,988)	(25,560,610)	—	(124,106,930)

Balance at March 31, 2017	$—	$—	$—	$—	$—	$—	$—

Accumulated amortization
Balance at April 1, 2015	$—	$38,763,889	$20,778,095	$5,148,324	$18,848,114	$—	$83,538,422
Amortization for the period	—	1,471,403	709,020	—	2,697,415	—	4,877,838
Disposals and retirements	—	(23,310)	(939,066)	—	(4,307,933)	—	(5,270,309)

Balance at March 31, 2016	$—	$40,211,982	$20,548,049	$5,148,324	$17,237,596	$—	$83,145,951

Balance at April 1, 2016	$—	$40,211,982	$20,548,049	$5,148,324	$17,237,596	$—	$83,145,951
Amortization for the period	—	883,321	371,049	—	1,762,170	—	3,016,540
Disposals and retirements	—	—	(1,210,989)	—	(1,822,950)	—	(3,033,939)
Transfer to held for sale (Note 6)	—	(41,095,303)	(19,708,109)	(5,148,324)	(17,176,816)	—	(83,128,552)

Balance at March 31, 2017	$—	$—	$—	$—	$—	$—	$—

Carrying amounts
Balance at March 31, 2016	$4,644,754	$27,733,232	$1,311,782	$—	$7,940,036	$—	$41,629,804

Balance at March 31, 2017	$—	$—	$—	$—	$—	$—	$—

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

6. Disposal group held for sale

On December 13, 2016, OLG announced the selection of Gateway as the Service Provider for the North Gaming Bundle. Under the terms of the Transition and Asset Purchase Agreement, OLG committed to sell certain assets and Gateway agreed to assume certain liabilities related to the sites in the bundle. Accordingly, on December 13, 2016, these assets and liabilities met the criteria to be classified as a disposal group held for sale and were measured at their carrying amount being the lower of their carrying amount and their fair value less costs to sell. Amortization of the property, plant and equipment of the bundle ceased when they were reclassified as held for sale. As a result, the Combined Schedules reflect amortization to December 13, 2016.

7. Other income

	March 31, 2017	March 31, 2016
Automated teller machines	$2,236,281	$2,223,325
Foreign exchange gain, net	120,870	99,456
Other miscellaneous income	89,618	2,731
Gain on disposal of property, plant and equipment, net	39,465	39,019

Other income	$2,486,234	$2,364,531

8. Related parties

The Corporation is related to various other government agencies, ministries and Crown corporations. Related party transactions include post-employment benefit plans with the Ontario Pension Board (Note 11.a), other long-term employee benefits with the Workplace Safety and Insurance Board.

All transactions with these related parties are in the normal course of operations and are measured at the exchange amounts, which are the amounts of consideration established and agreed to by the related parties.

9. Payments to the Government of Canada

As a prescribed registrant, the Corporation makes GST/HST remittances to the Government of Canada pursuant to the Games of Chance (GST/HST) Regulations of the Excise Tax Act. The Corporation’s net tax for a reporting period is calculated using net tax attributable to both gaming and non-gaming activities.

The net tax attributable to non-gaming activities is calculated in the same way as it is for any other GST/HST registrant in Canada. The non-recoverable GST/HST payable to suppliers and the additional imputed tax payable to the Government of Canada on gaming-related expenses were recognized as payments to the Government of Canada.

The net tax attributable to gaming activities results in a 26 per cent tax burden on most taxable gaming expenditures incurred by the Corporation.

ONTARIO LOTTERY AND GAMING CORPORATION

NORTH GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

10. Operating expenses

	March 31, 2017	March 31, 2016
Slot operations	$2,166,751	$2,315,821
Table operations	194,733	178,199
Casino finance	330,325	331,567
Security and surveillance	257,108	268,201
General and administration(a)	1,381,213	(119,695)

Operating expenses	$4,330,130	$2,974,093

(a)

As a Schedule 2 employer under the Workplace Safety and Insurance Act, 1997, (the Act), the Corporation is individually responsible for the full cost of accident claims filed by its workers. The Workplace Safety and Insurance Board (WSIB) maintains full authority over the claims entitlement process and administers and processes claims payments on the Corporation’s behalf. Included in general and administration expenses for the year ended March 31, 2017 is a WSIB actuarial loss of $728,116, compared to a gain for the year ended March 31, 2016 of $597,340.

11. Employee benefits

a. Other post-employment benefit plans

The annual contributions made to the PSPF by the Corporation are recorded as a payroll expense in the Combined Schedules. The Corporation’s contribution and pension expense related to employees of the North Gaming Bundle for the year ended March 31, 2017 was $1,632,442 (year ended March 31, 2016—$1,662,742).

12. Commitment

a. Obligation under operating lease

The Corporation has entered into an operating lease for a facility it occupies, and the related obligation expires in May 2017 on transfer to Gateway. Rent expense of $4,006,982 is included in facilities on the Combined Schedule of Revenues and Direct Expenses for the year ended March 31, 2017 (year ended March 31, 2016—$4,442,111). The future minimum lease payments as at March 31, 2017 are $342,158.

13. Subsequent event

On May 30, 2017, OLG and Gateway entered into 20-year Casino Operating and Services Agreement for the North Gaming Bundle. Gateway purchased the net assets of the North Gaming Bundle, which included an estimate for working capital and took over day-to-day operations of the sites from OLG. Gateway is entitled to receive a share of the gaming revenue, as defined, generated at the Casinos and Slot facility it operates. The share of revenue owed to Gateway reflects the fixed fee, a variable fee (calculated as a percentage of gaming revenue above a set revenue threshold) and an amount for permitted capital expenditures.

ONTARIO LOTTERY AND GAMING CORPORATION

Combined Schedules of Revenues and Direct Expenses of the

SOUTHWEST GAMING BUNDLE

for the years ended March 31, 2017 and 2016

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto ON M5H 2S5

Canada

Tel 416-777-8500

Fax 416-777-8818

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Ontario Lottery and Gaming Corporation

We have audited the accompanying Combined Schedules of Revenues and Direct Expenses of the Southwest Gaming Bundle of Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2017 and 2016, and the related notes (the “Combined Schedules”).

Management’s Responsibility for the Combined Schedules

Management is responsible for the preparation and fair presentation of these Combined Schedules in accordance with the basis of preparation as described in note 2; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Combined Schedules that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these Combined Schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Combined Schedules. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Combined Schedules, whether due to fraud or error. In making those risk assessments, the auditor consider internal control relevant to the entity’s preparation and fair presentation of the Combined Schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Combined Schedules.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Schedules referred to above present fairly, in all material respects, the combined revenue and direct expenses of the Southwest Gaming Bundle of the Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2017 and 2016 in accordance with the basis of presentation as described in note 2.

Emphasis of Matter

We draw attention to note 2, which describes that the accompanying Combined Schedules of Revenues and Direct Expenses of the Southwest Gaming Bundle of the Ontario Lottery and Gaming Corporation were prepared at the request of Gateway Casinos & Entertainment Limited (“Gateway”), which request indicated that the Combined Schedules were required in order for Gateway to comply with the Exemptive Relief provided to it by the United States Securities and Exchange Commission dated August 24, 2018. The Combined Schedules are not intended to be a complete set of financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Our opinion is not modified with respect to this matter.

Chartered Professional Accountants, Licensed Public Accountants

November 16, 2018

Toronto, Canada

KPMG LLP, is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

	Notes	March 31, 2017	March 31, 2016
Revenues
Gaming		$226,753,644	$224,377,607
Non-gaming	4	3,922,469	3,692,128

Total revenues		230,676,113	228,069,735

Direct expenses
Payroll		49,454,746	49,550,957
Commissions		10,961,978	10,892,561
Marketing and promotion		4,720,730	5,213,272
Operating	10	5,446,590	4,612,772
Facilities		13,561,397	14,271,678
Food and beverage		3,024,966	3,060,221
Payments to the Government of Canada	9	7,469,734	7,823,286
Amortization	5	5,411,591	7,734,603
Other		1,014	5,832

Total direct expenses		100,052,746	103,165,182

Excess revenue over direct expenses		130,623,367	124,904,553
Other income	7	4,157,862	4,105,878

Excess revenue over direct expenses and other income		$134,781,229	$129,010,431

Related party transactions (Note 8)

Commitments (Note 12)

Subsequent event (Note 13)

The accompanying notes are an integral part of these Combined Schedules.

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

1. Reporting entity

Ontario Lottery and Gaming Corporation (“OLG” or the “Corporation”) was established without share capital on April 1, 2000 pursuant to the Ontario Lottery and Gaming Corporation Act, 1999. The Corporation is classified as an Operational Enterprise Agency of the Ontario government and is responsible for conducting and managing Land-Based Gaming, which includes, OLG-operated Slots and Casinos.

As part of the Corporation’s modernization strategy, the Corporation has bundled all slots at racetracks and casino operations into gaming bundles. Following a successful procurement process, the bundles, which include the tangible assets, working capital and the right to operate and build, are transferred to private sector service providers.

The Southwest Gaming Bundle of OLG comprises Casino Point Edward, Slots at Western Fair District, Slots at Clinton Raceway, Slots at Dresden Raceway, Slots at Hanover Raceway and Slots at Woodstock Raceway.

The Corporation’s head office and corporate office, respectively, are located at:

•	70 Foster Drive, Suite 800, Sault Ste. Marie, Ontario, P6A 6V2

•	4120 Yonge Street, Suite 402, Toronto, Ontario, M2P 2B8

These Combined Schedules of Revenues and Direct Expenses for the Southwest Gaming Bundle of OLG were authorized for issue by the Board of Directors of the Corporation on November 16, 2018.

2. Basis of preparation

a. Statement of compliance

The Combined Schedules of Revenues and Direct Expenses of the Southwest Gaming Bundle of OLG for each of the years ended March 31, 2017 and 2016 (the “Combined Schedules”) have been prepared at the request of Gateway Casinos & Entertainment Limited (“Gateway”), which request indicated that the Combined Schedules were required in order for Gateway to comply with the Exemptive Relief provided to it by the United States Securities and Exchange Commission dated August 24, 2018.

The single Combined Schedules, comprised of revenues, direct costs and other income, of the Southwest Gaming Bundle of OLG for each of the years ended March 31, 2017 and 2016 are prepared in accordance with the recognition, measurement and disclosure principles of International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) to the extent considered relevant by the Corporation’s management to preparing such Combined Schedules.

The Combined Schedules do not comply with all of the presentation and disclosure requirements of IFRS as issued by the IASB for a complete set of financial statements. As a result, the Combined Schedules are not a complete set of financial statements in accordance with IFRS as issued by the IASB and are not intended to present fairly, in all material respects, the financial position of the Southwest Gaming Bundle of OLG as at March 31, 2017 and 2016, and of its financial performance, and its cash flows for the two years then ended in accordance with IFRS as issued by the IASB.

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

b. Basis of measurement

These Combined Schedules have been prepared on the historical cost basis.

c. Functional and presentation currency

These Combined Schedules are presented in Canadian dollars. The Canadian dollar is the Southwest Gaming Bundle’s functional currency and the currency of the primary economic environment in which the Southwest Gaming Bundle operates.

d. Use of estimates and judgments

The preparation of these Combined Schedules in conformity with the recognition, measurement and disclosure principles of IFRS (Note 2.a) requires Management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of revenues and direct expenses and the disclosures relevant to the revenues and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future years affected.

Areas of significant estimation and uncertainty that have a significant effect on the amounts recognized in the Combined Schedules, and could result in a material adjustment within the next fiscal year, are discussed in the following notes:

•	Amortization—useful lives and residual values (Note 3.g)

•	Employee benefits (Note 10 and 11)

Critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the Combined Schedules or disclosed in the Notes to the Combined Schedules are as follows:

•	Direct expenses (Note 3.e)

•	Disclosures that are relevant to revenues and direct expenses

3. Significant accounting policies

The following accounting policies have been applied consistently by the Corporation for the Combined Schedules for the years ended March 31, 2017 and March 31, 2016.

a. Basis of combination

The Combined Schedules comprise the accounts of the Corporation representing Casino Point Edward, Slots at Western Fair District, Slots at Clinton Raceway, Slots as Dresden Raceway, Slots at Hanover Raceway and Slots at Woodstock Raceway; all of which belong to the Southwest Gaming Bundle.

b. Foreign currency

Transactions in foreign currencies are converted to the Corporation’s functional currency using the exchange rates at the date of the transactions. Foreign currency transaction gains and losses are recognized within Other income in the Combined Schedules in the period in which they arise.

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

c. Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized for the following major business activities:

Gaming revenue

Gaming revenue includes revenue from slot and table game operations at Slots and Casinos facilities belonging to the Southwest Gaming Bundle. This is recognized in the same period the game is played, net of prizes paid. Gaming revenue is recorded net of the change in accrued jackpot liabilities and liabilities under customer loyalty incentive programs.

Progressive jackpot liabilities are measured based on the anticipated payout of the progressive jackpot.

Non-gaming revenue

Non-gaming revenue includes revenue earned from food and beverage and other services excluding the retail value of food and beverage and other goods and services provided to customers on a complimentary basis at Slots and Casinos belonging to the Southwest Gaming Bundle. Non-gaming revenue is recorded at the retail value and is recognized as goods are delivered and services performed.

d. Customer loyalty incentive programs

The Corporation has customer loyalty incentive programs whereby customers have the choice to receive free or discounted goods and services and, in many cases, the right to receive cash. Some of these customer loyalty incentive programs allow customers to earn points based on the volume of play during gaming transactions. These points are recorded as a separate deliverable in the revenue transaction.

If the customer has the right to receive free or discounted goods and services and/or the option of receiving cash, a financial liability is recognized when the points are granted and a corresponding amount equal to the cash value is recorded as a reduction to revenue. The customer’s point balance will be forfeited if the customer does not earn additional points over the subsequent six- to 12-month period. If the points expire or are forfeited, the financial liability is derecognized.

For programs that provide customers the right to receive free or discounted goods and services, the revenue, as determined by the fair value of the undelivered goods and services related to the customer loyalty award, is deferred until the award is provided or expires.

e. Direct expenses

Direct expenses are those costs that are directly incurred as part of operating the Southwest Gaming Bundle sites. Indirect expenses, which relate to corporate overhead costs and other costs that are not in control of sites’ direct operational management, are not reflected in the Combined Schedules. Judgement is required in determining what is a Direct expense.

f. Commissions

Commissions are recognized in the Combined Schedules in the period in which they are incurred. Commissions include payments to Municipalities which host a Casino or Slots facility and receive a percentage

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

of Electronic Games Revenue and Live Table Game Revenue as defined in the Municipal Contribution Agreements.

g. Property, plant and equipment

(i) Recognition and measurement

The Corporation capitalizes any capital purchase related to the Southwest Gaming Bundle that has a useful life beyond the current year.

Property, plant and equipment are measured at cost less accumulated amortization and accumulated impairment losses, if any.

Cost includes an expenditure that is directly attributable to the acquisition of the asset. The cost of self- constructed assets includes the cost of materials and direct labour and other costs directly attributable to bring the assets to a working condition for their intended use, the cost of dismantling and removing the items and restoring the site on which they are located and capitalized borrowing costs on qualifying assets. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment related to the Southwest Gaming Bundle are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within Other income in the Combined Schedules.

(ii) Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Corporation and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The cost of the day-to-day servicing of property, plant and equipment is recognized as incurred in the Combined Schedules.

(iii) Amortization

Amortization is calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

Amortization is recognized in the Combined Schedules on a straight-line basis over the estimated useful life of each component of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are amortized over the shorter of the lease term and their estimated useful lives unless it is reasonably certain that the Corporation will obtain ownership by the end of the term of the lease.

The estimated useful lives for the current and comparative periods are as follows:

Asset	Rate
Buildings	10 to 50 years
Furniture, fixtures and equipment	3 to 10 years
Leasehold improvements	Lesser of useful life or term of lease
Slots and Casinos gaming assets	3 to 10 years

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

Property, plant and equipment are amortized when ready for their intended use. Construction in progress and assets not in use are stated at cost, less any recognized impairment loss. Amortization of these assets, determined on the same basis as other property assets, commences when the assets are ready for their intended use.

Amortization methods, useful lives and residual values are reviewed at each fiscal year end and adjusted if appropriate.

h. Leases

At the inception of an arrangement related to the Southwest Gaming Bundle, the Corporation determines whether such an arrangement is or contains a lease. A specific asset is the subject of a lease if fulfillment of the arrangement is dependent on the use of that specified asset. An arrangement conveys the right to use the asset if the Corporation has the right to control the use of the underlying asset.

At the inception or upon the reassessment of the arrangement, the Corporation separates payments and other consideration required by such an arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Corporation concludes that it is impracticable to separate the payments reliably under a finance lease, an asset and a liability are recognized at an amount equal to the fair value of the underlying asset. Subsequently, the liability is reduced as payments are made and an imputed finance charge on the liability is recognized using the Corporation’s incremental borrowing rate.

Leases where the Corporation assumes substantially all the risks and rewards of ownership are classified as finance leases. On a lease-by-lease basis, the Corporation estimates whether substantially all of the risks and rewards of ownership are assumed, taking into account the length of the lease, the present value of the minimum lease payments compared to the fair value of the leased asset and other terms contained within the lease.

Leases other than finance leases are classified as operating leases. Operating lease payments are recognized as an expense on a straight-line basis over the term of the lease, except when another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

i. Employee benefits

(i) Defined benefit plans

A defined benefit plan is a post-employment benefit plan that requires entities to record their net obligation in respect of the plan and is not a defined contribution plan. The Corporation provides defined benefit pension plans to the employees of the Southwest Gaming Bundle through the Public Service Pension Fund (PSPF). The Corporation does not have a net obligation in respect of the defined benefit pension plan as the plan is a sole-sponsored defined benefit plan established by the Province of Ontario. The Province of Ontario controls all entities included in the pension plan. The Corporation has classified this plan as a state plan whereby there is no contractual agreement or stated policy for charging the net defined benefit cost of the plan to the Corporation. As such, the Corporation records these post-employment benefits as a defined contribution plan.

(ii) Other long-term employee benefits

The Corporation’s net obligation with respect to long-term employee benefits other than pension plans is the amount of future benefit that employees of the Southwest Bundle have earned in return for their service in the

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

current and prior periods. That benefit is discounted to determine its present value and the fair value of any related assets is deducted. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Corporation’s obligations. The calculation is performed using the projected unit credit method. Any actuarial gains and losses are recognized within Operating expenses in the Combined Schedules in the period in which they arise.

(iii) Short-term employee benefits

Short-term employee benefit obligations related to employees of the Southwest Gaming Bundle are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be settled wholly within 12 months of the end of the reporting period if the Corporation has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

j. Income taxes

As the Corporation is an agent of the Crown, it is not subject to federal or provincial corporate income taxes or corporate capital taxes.

k. Initial application of standards, interpretation and amendments

The Corporation did not adopt any new or amended accounting pronouncements that had a material impact on the Combined Schedules.

l. Accounting standards issued but not yet effective

A number of new accounting standards and amendments to standards are not yet effective as at March 31, 2017 and have not been applied in preparing these Combined Schedules.

(i) IFRS 15, Revenue from Contracts with Customers (IFRS 15)

In May 2014, the IASB issued IFRS 15, replacing IAS 11, Construction Contracts, IAS 18, Revenue and IFRIC 13, Customer Loyalty Programmes. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. New estimates and judgmental thresholds have been introduced which may affect the amount and/or timing of revenue recognized. In April 2016, clarifications to IFRS 15 were issued to provide additional guidance with respect to the five-step analysis, transition and the application of the standard to licences of intellectual property. IFRS 15 and the clarifications are mandatorily effective for annual periods beginning on or after January 1, 2018. The Corporation is assessing the impact of this new standard on these Combined Schedules.

(ii) IFRS 9, Financial Instruments (IFRS 9)

In July 2014, the IASB issued the complete IFRS 9 which replaces IAS 39, Financial Instruments: Recognition and Measurement. The new standard provides guidance on the classification and measurement of financial assets and introduces a new expected credit loss model for calculating impairment. It also incorporates general hedge accounting requirements. IFRS 9 is mandatorily effective for annual periods beginning on or after January 1, 2018. The Corporation is assessing the impact of this new standard on these Combined Schedules.

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

(iii) IFRS 16, Leases (IFRS 16)

In January 2016, the IASB issued IFRS 16, replacing IAS 17, Leases and IFRIC 4, Determining whether an arrangement contains a lease. The standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The accounting treatment for lessors will remain largely the same as under IAS 17. IFRS 16 is mandatorily effective for annual periods beginning on or after January 1, 2019. The Corporation is assessing the impact of this new standard on these Combined Schedules.

4. Non-gaming revenue

	March 31, 2017	March 31, 2016
Food and beverage	$3,693,420	$3,454,871
Other	229,049	237,257

Non-gaming revenue	$3,922,469	$3,692,128

5. Property, plant and equipment

	Land	Buildings	Furniture fixtures and equipment	Leasehold improvements	Slots and Casinos gaming assets	Construction in progress	Total
Cost
Balance at April 1, 2015	$2,765,029	$49,968,705	$27,465,794	$22,449,989	$37,876,893	$—	$140,526,410
Additions and transfers	—	79,606	1,440,772	4,296,253	6,302,162	—	12,118,793
Disposals and retirements	—	(20,316)	(1,281,968)	—	(5,724,672)	—	(7,026,956)

Balance at March 31, 2016	$2,765,029	$50,027,995	$27,624,598	$26,746,242	$38,454,383	$—	$145,618,247

Balance at April 1, 2016	$2,765,029	$50,027,995	$27,624,598	$26,746,242	$38,454,383	$—	$145,618,247
Additions and transfers	—	274,644	(433,071)	88,660	2,796,640	444,167	3,171,040
Disposals and retirements	—	—	(1,983,616)	(1,636)	(2,409,970)	—	(4,395,222)
Transfer to held for sale (Note 6)	(2,765,029)	(50,302,639)	(25,207,911)	(26,833,266)	(38,841,053)	(444,167)	(144,394,065)

Balance at March 31, 2017	$—	$—	$—	$—	$—	$—	$—

Accumulated amortization
Balance at April 1, 2015	$—	$28,078,887	$24,407,180	$21,948,048	$27,854,377	$—	$102,288,492
Amortization for the period	—	1,100,980	1,317,207	1,347,999	3,968,417	—	7,734,603
Disposals and retirements	—	(15,491)	(1,278,347)	—	(5,708,714)	—	(7,002,552)

Balance at March 31, 2016	$—	$29,164,376	$24,446,040	$23,296,047	$26,114,080	$—	$103,020,543

Balance at April 1, 2016	$—	$29,164,376	$24,446,040	$23,296,047	$26,114,080	$—	$103,020,543
Amortization for the period	—	569,735	838,201	1,301,269	2,702,386	—	5,411,591
Disposals and retirements	—	—	(1,757,010)	(1,636)	(2,409,961)	—	(4,168,607)
Transfer to held for sale (Note 6)	—	(29,734,111)	(23,527,231)	(24,595,680)	(26,406,505)	—	(104,263,527)

Balance at March 31, 2017	$—	$—	$—	$—	$—	$—	$—

Carrying amounts
Balance at March 31, 2016	$2,765,029	$20,863,619	$3,178,558	$3,450,195	$12,340,303	$—	$42,597,704

Balance at March 31, 2017	$—	$—	$—	$—	$—	$—	$—

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

6. Disposal group held for sale

On December 13, 2016, OLG announced the selection of Gateway as the Service Provider for the Southwest Gaming Bundle. Under the terms of the Transition and Asset Purchase Agreement, OLG committed to sell certain assets and Gateway agreed to assume certain liabilities related to the sites in the bundle. Accordingly, on December 13, 2016, these assets and liabilities met the criteria to be classified as a disposal group held for sale and were measured at their carrying amount being the lower of their carrying amount and their fair value less costs to sell. Amortization of the property, plant and equipment of the bundle ceased when they were reclassified as held for sale. As a result, the Combined Schedules reflect amortization to December 13, 2016.

7. Other income

	March 31, 2017	March 31, 2016
Automated teller machines	$3,706,705	$3,689,841
Foreign exchange gain, net	210,848	196,302
Other miscellaneous income	166,409	71,440
Gain on disposal of property, plant and equipment, net	73,900	148,295

Other income	$4,157,862	$4,105,878

8. Related parties

The Corporation is related to various other government agencies, ministries and Crown corporations. Related party transactions include post-employment benefit plans with the Ontario Pension Board (Note 11.a), other long-term employee benefits with the Workplace Safety and Insurance Board.

All transactions with these related parties are in the normal course of operations and are measured at the exchange amounts, which are the amounts of consideration established and agreed to by the related parties.

9. Payments to the Government of Canada

As a prescribed registrant, the Corporation makes GST/HST remittances to the Government of Canada pursuant to the Games of Chance (GST/HST) Regulations of the Excise Tax Act. The Corporation’s net tax for a reporting period is calculated using net tax attributable to both gaming and non-gaming activities.

The net tax attributable to non-gaming activities is calculated in the same way as it is for any other GST/HST registrant in Canada. The non-recoverable GST/HST payable to suppliers and the additional imputed tax payable to the Government of Canada on gaming-related expenses were recognized as payments to the Government of Canada.

The net tax attributable to gaming activities results in a 26 per cent tax burden on most taxable gaming expenditures incurred by the Corporation.

ONTARIO LOTTERY AND GAMING CORPORATION

SOUTHWEST GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2017 and 2016

10. Operating expenses

	March 31, 2017	March 31, 2016
Slot operations	$3,335,310	$3,461,127
Table operations	126,333	123,487
Casino finance	568,515	551,630
Security and surveillance	285,190	321,112
General and administration(a)	1,131,242	155,416

Operating expenses	$5,446,590	$4,612,772

(a)

As a Schedule 2 employer under the Workplace Safety and Insurance Act, 1997, (the Act), the Corporation is individually responsible for the full cost of accident claims filed by its workers. The Workplace Safety and Insurance Board (WSIB) maintains full authority over the claims entitlement process and administers and processes claims payments on the Corporation’s behalf. Included in general and administration expenses for the year ended March 31, 2017 is a WSIB actuarial loss of $576,047, compared to a gain for the year ended March 31, 2016 of $472,584.

11. Employee benefits

a. Other post-employment benefit plans

The annual contributions made to the PSPF by the Corporation are recorded as a payroll expense in the Combined Schedules. The Corporation’s contribution and pension expense related to employees of the Southwest Gaming Bundle for the year ended March 31, 2017 was $2,210,576 (year ended March 31, 2016—$2,139,263).

b. Other long-term employee benefits

As a Schedule 2 employer under the Workplace Safety and Insurance Act, 1997, (the Act), the Corporation is individually responsible for the full cost of accident claims filed by its workers. The Workplace Safety and Insurance Board (WSIB) maintains full authority over the claims entitlement process and administers and processes claims payments on the Corporation’s behalf.

12. Commitments

a. Obligation under operating lease

The Corporation has entered into operating leases for the facilities it occupies, and the related obligation expires in May 2017 on transfer to Gateway. Rent expense of $8,303,127 is included in facilities on the Combined Schedule of Revenues and Expenses for the year ended March 31, 2017 (year ended March 31, 2016—$8,920,159). The future minimum lease payments as at March 31, 2017 are $919,544.

13. Subsequent event

On May 9, 2017, OLG and Gateway entered into 20-year Casino Operating and Services Agreement for the Southwest Gaming Bundle. Gateway purchased the net assets of the Southwest Gaming Bundle, which included an estimate for working capital and took over day-to-day operations of the sites from OLG. Gateway is entitled to receive a share of the gaming revenue, as defined, generated at the Casino and Slot facilities it operates. The share of revenue owed to Gateway reflects the fixed fee, a variable fee (calculated as a percentage of gaming revenue above a set revenue threshold) and an amount for permitted capital expenditures.

ONTARIO LOTTERY AND GAMING CORPORATION

Combined Schedules of Revenues and Direct Expenses of the

CENTRAL GAMING BUNDLE

for the years ended March 31, 2018 and 2017

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto ON M5H 2S5

Canada

Tel 416-777-8500

Fax 416-777-8818

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Ontario Lottery and Gaming Corporation

We have audited the accompanying Combined Schedules of Revenues and Direct Expenses of the Central Gaming Bundle of Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2018 and 2017, and the related notes (the “Combined Schedules”).

Management’s Responsibility for the Combined Schedules

Management is responsible for the preparation and fair presentation of these Combined Schedules in accordance with the basis of preparation as described in note 2; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Combined Schedules that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these Combined Schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Combined Schedules. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Combined Schedules, whether due to fraud or error. In making those risk assessments, the auditor consider internal control relevant to the entity’s preparation and fair presentation of the Combined Schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Combined Schedules.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Schedules referred to above present fairly, in all material respects, the combined revenue and direct expenses of the Central Gaming Bundle of the Ontario Lottery and Gaming Corporation for each of the years ended March 31, 2018 and 2017 in accordance with the basis of presentation as described in note 2.

Emphasis of Matter

We draw attention to note 2, which describes that the accompanying Combined Schedules of Revenues and Direct Expenses of the Central Gaming Bundle of the Ontario Lottery and Gaming Corporation were prepared at the request of Gateway Casinos & Entertainment Limited (“Gateway”), which request indicated that the Combined Schedules were required in order for Gateway to comply with the Exemptive Relief provided to it by the United States Securities and Exchange Commission dated August 24, 2018. The Combined Schedules are not intended to be a complete set of financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Our opinion is not modified with respect to this matter.

Chartered Professional Accountants, Licensed Public Accountants

November 16, 2018

Toronto, Canada

KPMG LLP, is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

	Notes	March 31, 2018	March 31, 2017
Revenues
Gaming		$526,666,069	$508,856,593
Non-gaming	4	30,038,008	28,202,321

Total revenues		556,704,077	537,058,914

Direct expenses
Payroll		115,229,007	112,973,794
Commissions		5,522,592	5,184,953
Marketing and promotion		37,012,868	35,197,335
Operating	11	9,255,953	9,513,499
Facilities	9	29,373,983	40,361,958
Food and beverage		18,630,793	18,562,847
Hotel		1,331,202	1,088,679
Entertainment		13,192,871	13,594,135
Payments to the Government of Canada	10	23,329,352	23,553,083
Amortization	5	31,775,071	33,869,043
Other		60,362	35,962

Total direct expenses		284,714,054	293,935,288

Excess revenue over direct expenses		271,990,023	243,123,626
Other income	7	6,826,791	4,464,537
Finance costs	9	(6,139,801)	—

Excess revenue over direct expenses and other income and finance costs		$272,677,013	$247,588,163

Related party transactions (Note 8)

Commitment (Note 13)

Subsequent event (Note 14)

The accompanying notes are an integral part of these Combined Schedules.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

1. Reporting entity

Ontario Lottery and Gaming Corporation (“OLG” or the “Corporation”) was established without share capital on April 1, 2000 pursuant to the Ontario Lottery and Gaming Corporation Act, 1999. The Corporation is classified as an Operational Enterprise Agency of the Ontario government and is responsible for conducting and managing Land-Based Gaming, which includes, OLG-operated Slots and Casinos and Resort Casinos.

As part of the Corporation’s modernization strategy, the Corporation has bundled slots at racetracks, casino operations and resort casinos into gaming bundles. Following a successful procurement process, the bundles, which include the tangible assets, working capital and the right to operate and build, are transferred to private sector service providers.

The Central Gaming Bundle of OLG comprises Slots at Georgian Downs and Casino Rama Resort. The Corporation’s head office and corporate office, respectively, are located at:

•	70 Foster Drive, Suite 800, Sault Ste. Marie, Ontario, P6A 6V2

•	4120 Yonge Street, Suite 402, Toronto, Ontario, M2P 2B8

These Combined Schedules of Revenues and Direct Expenses for the Central Gaming Bundle of OLG were authorized for issue by the Board of Directors of the Corporation on November 16, 2018.

2. Basis of preparation

a. Statement of compliance

The Combined Schedules of Revenues and Direct Expenses of the Central Gaming Bundle of OLG for each of the years ended March 31, 2018 and 2017 (the “Combined Schedules”) have been prepared at the request of Gateway Casinos & Entertainment Limited (“Gateway”), which request indicated that the Combined Schedules were required in order for Gateway to comply with the Exemptive Relief provided to it by the United States Securities and Exchange Commission dated August 24, 2018.

The single Combined Schedules, comprised of revenues, direct costs and other income, of the Central Gaming Bundle of OLG for each of the years ended March 31, 2018 and 2017 are prepared in accordance with the recognition, measurement and disclosure principles of International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) to the extent considered relevant by the Corporation’s management to preparing such Combined Schedules.

The Combined Schedules do not comply with all of the presentation and disclosure requirements of IFRS as issued by the IASB for a complete set of financial statements. As a result, the Combined Schedules are not a complete set of financial statements in accordance with IFRS as issued by the IASB and are not intended to present fairly, in all material respects, the financial position of the Central Gaming Bundle of OLG as at March 31, 2018 and 2017, and of its financial performance, and its cash flows for the two years then ended in accordance with IFRS as issued by the IASB.

b. Basis of measurement

These Combined Schedules have been prepared on the historical cost basis.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

c. Functional and presentation currency

These Combined Schedules are presented in Canadian dollars. The Canadian dollar is the Central Gaming Bundle’s functional currency and the currency of the primary economic environment in which the Central Gaming Bundle operates.

d. Use of estimates and judgments

The preparation of these Combined Schedules in conformity with the recognition, measurement and disclosure principles of IFRS (Note 2.a) requires Management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of revenues and direct expenses and the disclosures relevant to the revenues and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future years affected.

Areas of significant estimation and uncertainty that have a significant effect on the amounts recognized in the Combined Schedules, and could result in a material adjustment within the next fiscal year, are discussed in the following notes:

•	Amortization—useful lives and residual values (Note 3.g)

•	Capital lease obligation (Note 9)

•	Employee benefits (Note 12)

Critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the Combined Schedules or disclosed in the Notes to the Combined Schedules are as follows:

•	Direct expenses (Note 3.e)

•	Disclosures that are relevant to revenue and direct expenses

3. Significant accounting policies

The following accounting policies have been applied consistently by the Corporation for the Combined Schedules for the years ended March 31, 2018 and March 31, 2017.

a. Basis of combination

The Combined Schedules comprise the accounts of the Corporation representing Slots at Georgian Downs and Casino Rama Resort; all of which belong to the Central Gaming Bundle.

b. Foreign currency

Transactions in foreign currencies are converted to the Corporation’s functional currency using the exchange rates at the date of the transactions. Foreign currency transaction gains and losses are recognized within Other income in the Combined Schedules in the period in which they arise.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

c. Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized for the following major business activities:

Gaming revenue

Gaming revenue includes revenue from slot and table game operations at the Slot facility and Resort Casino belonging to the Central Gaming Bundle. This is recognized in the same period the game is played, net of prizes paid. Gaming revenue is recorded net of the change in accrued jackpot liabilities and liabilities under customer loyalty incentive programs.

Progressive jackpot liabilities are measured based on the anticipated payout of the progressive jackpot.

Non-gaming revenue

Non-gaming revenue includes revenue earned from accommodations, food and beverage, entertainment centres, and other services excluding the retail value of accommodations, food and beverage and other goods and services provided to customers on a complimentary basis at the Slot facility and Resort Casino belonging to the Central Gaming Bundle. Non-gaming revenue is recorded at the retail value and is recognized as goods are delivered and services performed.

d. Customer loyalty incentive programs

The Corporation has customer loyalty incentive programs whereby customers have the choice to receive free or discounted goods and services and, in many cases, the right to receive cash. Some of these customer loyalty incentive programs allow customers to earn points based on the volume of play during gaming transactions. These points are recorded as a separate deliverable in the revenue transaction.

If the customer has the right to receive free or discounted goods and services and/or the option of receiving cash, a financial liability is recognized when the points are granted and a corresponding amount equal to the cash value is recorded as a reduction to revenue. The customer’s point balance will be forfeited if the customer does not earn additional points over the subsequent six- to 12-month period. If the points expire or are forfeited, the financial liability is derecognized.

For programs that provide customers the right to receive free or discounted goods and services, the revenue, as determined by the fair value of the undelivered goods and services related to the customer loyalty award, is deferred until the award is provided or expires.

e. Direct expenses

Direct expenses are those costs that are directly incurred as part of operating the Central Gaming Bundle sites. Indirect expenses, which relate to corporate overhead costs, certain costs retained by OLG and other costs that are not in control of sites’ direct operational management, are not reflected in the Combined Schedules. Judgement is required in determining what is a Direct expense.

f. Commissions

Commissions are recognized in the Combined Schedules in the period in which they are incurred. Commissions include payments to Municipalities which host a Slots facility and receive a percentage of Electronic Games Revenue and Live Table Game Revenue as defined in the Municipal Contribution Agreements.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

g. Property, plant and equipment

(i) Recognition and measurement

The Corporation capitalizes any capital purchase related to the Central Gaming Bundle that has a useful life beyond the current year.

Property, plant and equipment are measured at cost less accumulated amortization and accumulated impairment losses, if any.

Cost includes an expenditure that is directly attributable to the acquisition of the asset. The cost of self- constructed assets includes the cost of materials and direct labour and other costs directly attributable to bring the assets to a working condition for their intended use, the cost of dismantling and removing the items and restoring the site on which they are located and capitalized borrowing costs on qualifying assets. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment related to the Central Gaming Bundle are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized net within Other income in the Combined Schedules.

(ii) Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Corporation and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The cost of the day-to-day servicing of property, plant and equipment is recognized as incurred in the Combined Schedules.

(iii) Amortization

Amortization is calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

Amortization is recognized in the Combined Schedules on a straight-line basis over the estimated useful life of each component of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are amortized over the shorter of the lease term and their estimated useful lives unless it is reasonably certain that the Corporation will obtain ownership by the end of the term of the lease.

The estimated useful lives for the current and comparative periods are as follows:

Asset	Rate
Buildings	10 to 50 years
Furniture, fixtures and equipment	3 to 10 years
Leasehold improvements	Lesser of useful life or term of lease
Slots and Casino gaming assets	3 to 10 years

Property, plant and equipment are amortized when ready for their intended use. Construction in progress and assets not in use are stated at cost, less any recognized impairment loss. Amortization of these assets, determined on the same basis as other property assets, commences when the assets are ready for their intended use.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

Amortization methods, useful lives and residual values are reviewed at each fiscal year end and adjusted if appropriate.

h. Leases

At the inception of an arrangement related to the Central Gaming Bundle, the Corporation determines whether such an arrangement is or contains a lease. A specific asset is the subject of a lease if fulfillment of the arrangement is dependent on the use of that specified asset. An arrangement conveys the right to use the asset if the Corporation has the right to control the use of the underlying asset.

At the inception or upon the reassessment of the arrangement, the Corporation separates payments and other consideration required by such an arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Corporation concludes that it is impracticable to separate the payments reliably under a finance lease, an asset and a liability are recognized at an amount equal to the fair value of the underlying asset. Subsequently, the liability is reduced as payments are made and an imputed finance charge on the liability is recognized using the Corporation’s incremental borrowing rate.

Leases where the Corporation assumes substantially all the risks and rewards of ownership are classified as finance leases. On a lease-by-lease basis, the Corporation estimates whether substantially all of the risks and rewards of ownership are assumed, taking into account the length of the lease, the present value of the minimum lease payments compared to the fair value of the leased asset and other terms contained within the lease. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Minimum lease payments made under finance leases are apportioned between the finance costs and the reduction of the outstanding liability. The finance costs is allocated to each period during the term of the lease so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Leases other than finance leases are classified as operating leases. Operating lease payments are recognized as an expense on a straight-line basis over the term of the lease, except when another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

i. Employee benefits

(i) Defined contribution plans

The operator of Casino Rama has created a defined contribution pension plan for its employees. A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in the Combined Schedules in the periods during which services are rendered by the employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. Contributions to a defined contribution plan, which are due more than 12 months after the end of the period in which the employees render the service, are discounted to their present value.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

(ii) Defined benefit plans

A defined benefit plan is a post-employment benefit plan that requires entities to record their net obligation in respect of the plan and is not a defined contribution plan. The Corporation provides defined benefit pension plans to the employees of the Slots at Georgian Downs through the Public Service Pension Fund (PSPF). The Corporation does not have a net obligation in respect of the defined benefit pension plan as the plan is a sole- sponsored defined benefit plan established by the Province of Ontario. The Province of Ontario controls all entities included in the pension plan. The Corporation has classified this plan as a state plan whereby there is no contractual agreement or stated policy for charging the net defined benefit cost of the plan to the Corporation. As such, the Corporation records these post-employment benefits as a defined contribution plan.

(iii) Other long-term employee benefits

The Corporation’s net obligation with respect to long-term employee benefits other than pension plans is the amount of future benefit that employees of the Central Bundle have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value and the fair value of any related assets is deducted. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Corporation’s obligations. The calculation is performed using the projected unit credit method. Any actuarial gains and losses are recognized within Operating expenses in the Combined Schedules in the period in which they arise.

(iv) Short-term employee benefits

Short-term employee benefit obligations related to employees of the Central Gaming Bundle are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be settled wholly within 12 months of the end of the reporting period if the Corporation has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

j. Income taxes

As the Corporation is an agent of the Crown, it is not subject to federal or provincial corporate income taxes or corporate capital taxes.

k. Initial application of standards, interpretation and amendments

The Corporation did not adopt any new or amended accounting pronouncements that had a material impact on the Combined Schedules.

l. Accounting standards issued but not yet effective

A number of new accounting standards and amendments to standards are not yet effective as at March 31, 2018 and have not been applied in preparing these Combined Schedules.

(i) IFRS 15, Revenue from Contracts with Customers (IFRS 15)

In May 2014, the IASB issued IFRS 15, replacing IAS 11, Construction Contracts, IAS 18, Revenue and IFRIC 13, Customer Loyalty Programmes. The standard contains a single model that applies to contracts with

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

customers and two approaches to recognizing revenue: at a point in time or over time. New estimates and judgmental thresholds have been introduced which may affect the amount and/or timing of revenue recognized. In April 2016, clarifications to IFRS 15 were issued to provide additional guidance with respect to the five-step analysis, transition and the application of the standard to licences of intellectual property. IFRS 15 and the clarifications are mandatorily effective for annual periods beginning on or after January 1, 2018. The Corporation is assessing the impact of this new standard on these Combined Schedules.

(ii) IFRS 9, Financial Instruments (IFRS 9)

In July 2014, the IASB issued the complete IFRS 9 which replaces IAS 39, Financial Instruments: Recognition and Measurement. The new standard provides guidance on the classification and measurement of financial assets and introduces a new expected credit loss model for calculating impairment. It also incorporates general hedge accounting requirements. IFRS 9 is mandatorily effective for annual periods beginning on or after January 1, 2018. The Corporation is assessing the impact of this new standard on these Combined Schedules.

(iii) IFRS 16, Leases (IFRS 16)

In January 2016, the IASB issued IFRS 16, replacing IAS 17, Leases and IFRIC 4, Determining whether an arrangement contains a lease. The standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The accounting treatment for lessors will remain largely the same as under IAS 17. IFRS 16 is mandatorily effective for annual periods beginning on or after January 1, 2019. The Corporation is assessing the impact of this new standard on these Combined Schedules.

4. Non-gaming revenue

	March 31, 2018	March 31, 2017
Food and beverage	$14,999,262	$14,637,432
Hotel	6,129,226	5,060,933
Entertainment	8,735,588	8,340,955
Other	173,932	163,001

Non-gaming revenue	$30,038,008	$28,202,321

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

5. Property, plant and equipment

	Assets under Finance Lease (Note 9)	Furniture fixtures and equipment	Leasehold improvements	Slots and Casino gaming assets	Construction in progress and assets not yet in use	Total
Cost
Balance at April 1, 2016	$—	$85,090,467	$350,961,707	$119,457,199	$1,133,000	$556,642,373
Additions and assets put into use	—	6,411,296	6,122,614	8,801,903	5,138,285	26,474,098
Disposals and retirements	—	(5,676,008)	(6,389,000)	(8,644,579)	—	(20,709,587)

Balance at March 31, 2017	$—	$85,825,755	$350,695,321	$119,614,523	$6,271,285	$562,406,884

Balance at April 1, 2017	$—	$85,825,755	$350,695,321	$119,614,523	$6,271,285	$562,406,884
Additions and assets put into use	243,303,000	5,784,786	6,085,967	12,348,051	(6,269,885)	261,251,919
Disposals and retirements	—	(24,977,562)	(345,621,000)	(30,031,506)	—	(400,630,068)
Transfer to held for sale (Note 6)	—	(66,632,979)	(11,160,288)	(101,931,068)	(1,400)	(179,725,735)

Balance at March 31, 2018	$243,303,000	$—	$—	$—	$—	$243,303,000

Accumulated amortization
Balance at April 1, 2016	$—	$75,371,081	$270,339,865	$93,497,710	$—	$439,208,656
Amortization for the period	—	5,421,708	18,007,404	10,439,931	—	33,869,043
Disposals and retirements	—	(5,899,845)	(5,368,000)	(8,061,579)	—	(19,329,424)

Balance at March 31, 2017	$—	$74,892,944	$282,979,269	$95,876,062	$—	$453,748,275

Balance at April 1, 2017	$—	$74,892,944	$282,979,269	$95,876,062	$—	$453,748,275
Amortization for the period	8,026,000	5,140,805	8,855,673	9,752,593	—	31,775,071
Disposals and retirements	—	(25,973,312)	(280,674,654)	(28,410,506)	—	(335,058,472)
Transfer to held for sale (Note 6)	—	(54,060,437)	(11,160,288)	(77,218,149)	—	(142,438,874)

Balance at March 31, 2018	$8,026,000	$—	$—	$—	$—	$8,026,000

Carrying amounts

Balance at March 31, 2017	$—	$10,932,811	$67,716,052	$23,738,461 $	6,271,285	$108,658,609

Balance at March 31, 2018	$235,277,000	$—	$—	$—	$—	$235,277,000

6. Disposal group held for sale

On March 14, 2018, OLG announced the selection of Gateway as the Service Provider for the Central Gaming Bundle. Under the terms of the Transition and Asset Purchase Agreement, OLG committed to sell certain assets and Gateway agreed to assume certain liabilities related to the sites in the bundle. Accordingly, on March 14, 2018, these assets and liabilities met the criteria to be classified as a disposal group held for sale and were measured at their carrying amount being the lower of their carrying amount and their fair value less costs to sell. Amortization of the property, plant and equipment that were transferred to Gateway ceased when they were reclassified as held for sale. As a result, the Combined Schedules reflect amortization to March 14, 2018.

7. Other income

	March 31, 2018	March 31, 2017
Automated teller machines	$7,157,398	$6,856,631
Foreign exchange gain, net	103,113	115,083
Other miscellaneous income	226,001	54,069
Loss on disposal of property, plant and equipment, net	(659,721)	(2,561,246)

Other income	$6,826,791	$4,464,537

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

8. Related parties

The Corporation is related to various other government agencies, ministries and Crown corporations. Related party transactions include post-employment benefit plans with the Ontario Pension Board (Note 12.b), other long-term employee benefits with the Workplace Safety and Insurance Board.

All transactions with these related parties are in the normal course of operations and are measured at the exchange amounts, which are the amounts of consideration established and agreed to by the related parties.

9. Chippewas of Mnjikaning (Rama) First Nation

On July 17, 2009, and as amended and restated on June 13, 2017, the Corporation and Chippewas of Rama First Nation entered into an agreement relating to Casino Rama for the 20-year period commencing August 1, 2011 and possible future development (the “Post-2011 Contract”). The Post-2011 Contract continues until July 31, 2031, subject to earlier terminations or the exercise by the Corporation of two successive options to extend for periods of 10 and 5 years, respectively.

The lands used for Casino Rama complex are leased under a 30-year ground lease which expires on January 31, 2047, from Her Majesty the Queen in Right of Canada by Casino Rama Inc., a wholly owned subsidiary of Chippewas of Rama First Nation. On June 13, 2017, the Corporation and Casino Rama Inc. entered into a new Complex Sublease (“Complex Sublease”), which aligns the term with the amended and restated Post-2011 Contract and consolidates previous leases for office and warehouse space, land lease, other additional parking lands and the employee parking lot. On May 1, 2018, the Chippewas of Rama First Nation Land Code came into effect, which transferred land administration for the reserve lands, and Her Majesty the Queen in Right of Canada’s interest in the ground lease, from Her Majesty the Queen in Right of Canada to the Chippewas of Rama First Nation pursuant to the First Nations Land Management Act.

In addition to annual rent payments, Chippewas of Rama First Nation are entitled to receive an annual fee (the “Rama fee”) from the Corporation for each successive 12-month period equal to the greater of 1.9% of the gross revenue of the Casino Rama complex, as defined, and $5,500,000. For accounting purposes, the agreements were determined to contain a finance lease.

In calculating the present value of minimum lease payments the $5,500,000 minimum gross revenue payments under the Post-2011 Contract, was considered in substance to be a payment of rent. A discount rate of 3.19 per cent was used and a term of 24 years. During the year ended March 31, 2018, $6,139,801 was included in the Combined Schedules as a finance cost.

During the year ended March 31, 2018, prior to the modification of the Complex Sublease and Post-2011 Contract, $5,634,908 (year ended March 31, 2017—$16,936,842) was expensed for land leases, rental of office and warehouse space and the Rama fee and is included in the Combined Schedules as facilities.

10. Payments to the Government of Canada

As a prescribed registrant, the Corporation makes GST/HST remittances to the Government of Canada pursuant to the Games of Chance (GST/HST) Regulations of the Excise Tax Act. The Corporation’s net tax for a reporting period is calculated using net tax attributable to both gaming and non-gaming activities.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

The net tax attributable to non-gaming activities is calculated in the same way as it is for any other GST/HST registrant in Canada. The non-recoverable GST/HST payable to suppliers and the additional imputed tax payable to the Government of Canada on gaming-related expenses were recognized as payments to the Government of Canada.

The net tax attributable to gaming activities results in a 26 per cent tax burden on most taxable gaming expenditures incurred by the Corporation.

11. Operating expenses

	March 31, 2018	March 31, 2017
Slot operations	$4,717,285	$5,503,783
Table operations	1,479,308	1,671,914
Casino finance	598,253	607,859
Security and surveillance	339,638	376,527
General and administration	2,121,469	1,353,416

Operating expenses	$9,255,953	$9,513,499

12. Employee benefits

a. Defined contribution plans

The operator of Casino Rama has created defined contribution pension plans for its employees. The pension expense for Casino Rama’s defined contribution plan for the year ended March 31, 2018 amounted to $3,844,000 (year ended March 31, 2017— $3,833,000).

b. Other post-employment benefit plans

The annual contributions to the PSPF made by the Corporation are recorded as a payroll expense in the Combined Schedules. The Corporation’s contribution and pension expense related to employees of the Central Gaming Bundle for the year ended March 31, 2018 was $611,941 (year ended March 31, 2017—$582,763).

c. Other long-term employee benefits

As a Schedule 2 employer under the Workplace Safety and Insurance Act, 1997, (the Act), the Corporation is individually responsible for the full cost of accident claims filed by its workers. The Workplace Safety and Insurance Board (WSIB) maintains full authority over the claims entitlement process and administers and processes claims payments on the Corporation’s behalf.

The operator of Casino Rama is a Schedule 1 employers under the Act and is not subject to the financial reporting requirements of self-insured employers.

13. Commitment

a. Obligation under operating lease

The Corporation has entered into an operating lease for a facility it occupies, and the related obligation expires in July 2018 on transfer to Gateway. The future minimum lease payments as at March 31, 2018 are $1,499,824.

ONTARIO LOTTERY AND GAMING CORPORATION

CENTRAL GAMING BUNDLE

NOTES TO THE COMBINED SCHEDULES OF REVENUES AND DIRECT EXPENSES

For the years ended March 31, 2018 and 2017

14. Subsequent event

On July 18, 2018, OLG and Gateway entered into 23-year Casino Operating and Services Agreement for the Central Gaming Bundle. Gateway purchased the net assets of the Central Gaming Bundle, which included an estimate for working capital and took over day-to-day operations of the sites from OLG. Gateway is entitled to receive a share of the gaming revenue, as defined, generated at the Slot facility and Resort Casino it operates. The share of revenue owed to Gateway reflects the fixed fee, a variable fee (calculated as a percentage of gaming revenue above a set revenue threshold) and an amount for permitted capital expenditures.

INTRODUCTION

The following pro forma combined statements of operations and comprehensive income of Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) reflect the combined historical results of Gateway and the three gaming bundles in Ontario (the North, Southwest and Central bundles), on a pro forma basis to give effect to the following transactions, which are described further below, as if they had occurred on January 1, 2017 or January 1, 2018 for operations purposes:

•	Acquisition of the Central Ontario Gaming Bundle

•	Acquisition of the Southwest Ontario Gaming Bundle

•	Acquisition of the North Ontario Gaming Bundle

•	Sale and Leaseback Transactions

•	2017 Refinancing;

•	2018 Refinancing; and

•	Term Loan Upsize

The Company has presented separate pro forma schedule of revenue and direct expenses for each of the following gaming bundles to reflect the effect of the acquisitions by the Company under the terms of the applicable casino operating and service agreements (“COSA”) with the Ontario Lottery and Gaming Corporation (“OLG”), which have then been combined with the historical statements of operations and comprehensive income for the Company:

•	Central Ontario Gaming Bundle for the year ended March 31, 2018, and the period from January 1, 2018 to July 17, 2018

•	North Ontario Gaming Bundle for the period from January 1, 2017 to May 29, 2017; and

•	Southwest Ontario Gaming Bundle for the period from January 1, 2017 to May 8, 2017

We believe that such presentation better facilitates understanding of pro forma effects of each of the above-mentioned transactions.

The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated below or which could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expenses associated with being a public company. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME

For the nine months ended September 30, 2018

(expressed in thousands of Canadian dollars)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME

Introduction

The following unaudited pro forma combined statement of operations and comprehensive income for the nine months ended September 30, 2018 illustrates the effects of the acquisition of the Central Bundle, the Sale and Leaseback Transactions, the 2018 Refinancing, and the Term Loan Upsize, as further described below, as if they had occurred on January 1, 2018 and to the extent not reflected in the Company’s historical consolidated statement of operations and comprehensive income for the period:

a) Acquisition of the Central Bundle

On July 18, 2018, the Company signed a 23-year casino operating and service agreement (“COSA”) with the Ontario Lottery and Gaming Corporation (the “OLG”) for the operation of the Central Bundle. Under the Central Bundle agreements, we purchased the assets of the Central Gaming Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood. The purchase price for the Central Bundle properties was approximately $62.6 million plus net working capital of approximately $26.7 million.

$
Cash and cash equivalents	30,302
Non-cash working capital	(3,570)
Property and equipment	48,566
Intangible assets	14,034

89,332

b) Sale and Leaseback Transactions

On December 15, 2017, the Company entered into a definitive agreement with Mesirow Realty Sale-Leaseback, Inc. (the “Purchaser”) for the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley (in addition to certain adjacent properties) (collectively, the “SLB Properties”) for approximately $503.6 million, subject to certain customary adjustments, and the leaseback of the SLB Properties to Gateway. The Sale and Leaseback Transactions closed on March 12, 2018, and resulted in an approximate gain on sale of $192.4 million.

Under the Sale and Leaseback Transactions, subsidiaries of Gateway entered into long-term leases, as tenants, for each of the SLB Properties. Annual lease payments under the long-term leases total $35.0 million in the first year of the leases, and increase at a rate of 2.25% per annum for the term of the leases.

The proceeds from the Sale and Leaseback Transactions, net of fees and expenses of approximately $9.4 million, were used to repay approximately $490.6 million of loans under the Company’s 2017 Senior Secured Credit Facility, to repay in full the $2.0 million mortgage on the land adjacent to the Cascades Casino Langley, and to pay the partial-month’s rent for March 2018 of $2.0 million. The net cash to the Company’s available cash on hand was $nil.

c) 2018 Refinancing

On March 13, 2018, the Company refinanced (the “2018 Refinancing”) its prior senior secured credit facility (the “2017 Senior Secured Credit Facility”) by way of an amended and restated credit and guaranty agreement (the “A&R Credit Agreement”) for a new senior secured credit facility (the “2018 Senior Secured

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME

Credit Facility”). The 2018 Senior Secured Credit Facility consists of a U.S.$335 million first lien secured term loan facility (the “2018 First Lien Term Loan Facility”) and an up to $150 million senior secured revolving credit facility (the “2018 Senior Secured Revolving Credit Facility”) available to be drawn in Canadian dollars with a sublimit of U.S.$25 million for U.S. dollars.

The proceeds from the 2018 First Lien Term Loan Facility were used (i) to repay in full the $45 million outstanding revolving credit amount and refinance the remaining $139.5 million of loans under the Company’s 2017 Senior Secured Credit Facility, (ii) for a one-time restricted payment of U.S.$100 million ($125.5 million) to the shareholders of record prior to the completion of this Offering, (iii) to pay approximately $7.7 million of accrued and unpaid interest on the 2017 Senior Secured Credit Facility ($0.9 million as of December 31, 2017), (iv) to pay approximately $14.7 million of related fees and expenses incurred in connection with the foregoing, and (v) to pay a management bonus of $9.2 million (of which $4.2 million was accrued as at December 31, 2017). The remaining $123.7 million of the proceeds from the 2018 First Lien Term Loan Facility were used to increase the Company’s available cash on hand, and will be available to fund general corporate purposes, including future capital expenditures. Adjusting for the difference in accrued and unpaid interest between closing and December 31, 2017, the increase to cash and cash equivalents at December 31, 2017 would have been $130.5 million. As at the date of this prospectus, no amounts have been drawn under the 2018 Senior Secured Revolving Credit Facility.

d) Term Loan Upsize

On July 16, 2018, the Company amended its 2018 Senior Secured Credit Facility pursuant to an amendment to the amended and restated credit and guaranty agreement (the “First Amendment to Amended and Restated Credit and Guaranty Agreement”) to increase its Term Loan B by US$105.0 million. Proceeds from the increase to the Term Loan B were primarily used to fund the acquisition of the Central Bundle $62.6 million. Assuming that the amendment was completed on January 1, 2018, the company would have recorded an additional $3.6 million in interest expenses for the nine months ended September 30, 2018. The additional interest expense is included in the pro forma adjustments disclosed in note 4(d). The approximate $0.5 million net interest adjustment included in the pro forma adjustment consists of two components, the additional approximate $3.5 million interest expense from the July 2018 Term Loan Upsize and the approximate $3.0 million reduction in interest expense from the 2018 Refinancing as if both transactions had occurred on January 1, 2018.

Pro forma adjustments for the Sale and Leaseback Transactions, the 2018 Refinancing and the Term Loan Upsize are reflected below as “Adjustments.”

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma combined statement of operations and comprehensive income are described in the accompanying notes, which should be read together with the pro forma consolidated statement of operations and comprehensive income.

The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that the Company believes are reasonable. The pro forma data is not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the nine months ended September 30, 2018(Note 1)

(expressed in thousands of Canadian dollars, except number of shares, expressed in thousands)

	Gateway (Historical)(2(a))	Central Bundle(2(b))	Adjustments	Gateway Pro Forma
Revenue
Gaming	$367,827	$122,060	—	$489,887
Food and beverage	52,243	7,723	—	59,966
Facility development commissions and permitted capital expenditures	31,793	3,933	—	35,726
Hotel	12,203	3,800	—	16,003
Automated teller machines	13,099	4,218	—	17,317
Other	7,112	3,495	—	10,607

	$484,277	$145,229	—	$629,506

Expenses
Human resources	$200,443	$61,668	$—	$262,111
Operating	50,332	14,435	—	64,767
Marketing and promotion	24,636	24,324	—	48,960
Occupancy(4(a))	64,013	12,583	8,361	84,957
Cost of food and beverage	28,604	9,221	—	37,825
Amortization of intangible assets	20,951	—	—	20,951
Depreciation of property and equipment(4(b))	31,559	2,671	(2,277)	31,953
Writedown of non-financial assets	—	—	—	—
Other(4(c))	28,248	—	(9,407)	18,841
Share-based compensation	8,441	—	—	8,441

	$457,227	$124,902	$(3,323)	$578,806

(Loss) income before other expenses (income) and income taxes	$27,050	$20,327	$3,323	$50,700
Other expenses (income)
Interest expense(4(d))	41,805	—	567	42,372
Interest income	(141)	—	—	(141)
Change in fair value of embedded derivatives	(4,110)	—	—	(4,110)
Change in fair value of cross currency interest rate swaps	(21,891)	—	—	(21,891)
Loss on debt extinguishment(4(e))	21,388	—	(21,388)	—
Gain on sale of property and equipment(4(f))	(192,373)	—	192,399	26
Foreign exchange gain	25,480	—	—	25,480

	$(129,842)	—	$171,578	$41,736

Income before income taxes	$156,892	$20,327	$(168,255)	$8,964
Income tax (expense) recovery(4(g))
Current	(1,321)	—	—	(1,321)
Deferred	661	—	—	661

Income and comprehensive income for the period	$156,232	$20,327	$(168,255)	$8,304

Net Income per share Basic and Diluted				0.21

Weighted Average Shares Outstanding				39,402

The accompanying notes are an integral part of this unaudited pro forma combined statement of operations and comprehensive income.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the nine months ended September 30, 2018

(expressed in thousands of Canadian dollars)

1	Basis of presentation

This unaudited pro forma combined statement of operations and comprehensive income of Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) have been prepared by management for illustrative purposes only, to show the effect of the acquisition of the assets of the gaming bundle in Central Ontario (the “Central Bundle”), the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley and the leaseback of such land and premises to Gateway (the “Sale and Leaseback Transactions”), the refinancing of the senior secured credit facilities (the “2018 Refinancing”), and the amendment of the Company’s term loan facility within the senior secured credit facilities in connection with the acquisition of the Central Bundle (the “Term Loan Upsize”) (collectively, the “Transactions”), as described as above. The unaudited pro forma combined statement of operations and comprehensive income have been prepared as if the Transactions occurred on January 1, 2018.

2

The unaudited pro forma combined statement of operations and comprehensive income have been prepared using the following information, which have been adjusted to reflect the effects of the Transactions:

a)

unaudited combined statement of operations and comprehensive income of Gateway for the nine months ended September 30, 2018, which includes the results of operations and comprehensive income from the Central Bundle from July 18, 2018 to September 30, 2018; and

b)	unaudited pro forma statement of revenue and direct expenses of the Central Bundle for the period of January 1, 2018 to July 17, 2018.

The unaudited pro forma combined schedule of revenues and direct expenses for the Central Bundle for the period of January 1, 2018 to July 17, 2018 has been prepared by the Company using the format and account classifications of the audited Combined Schedules of Revenues and Direct Expenses of the Central Gaming Bundle for years ended March 31, 2018 and 2017 prepared or provided by the OLG. For purposes of this unaudited pro forma combined statement of operations and comprehensive income we have adjusted the format and account classifications to align with those of the Company.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the nine months ended September 30, 2018

(expressed in thousands of Canadian dollars)

The following table reconciles between the two formats:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	125,993	(3,933)	122,060
Facility Development Commissions / Permitted Capital Expenditures	—	3,933	3,933
Non-gaming Revenue	15,665	(15,665)	—
Food and Beverage	—	7,723	7,723
Hotel	—	3,800	3,800
Automated Teller Machine	—	4,218	4,218
Other Revenue	—	3,495	3,495

Total Revenue	141,658	3,571	145,229

Direct Expenses
Payroll	61,668	—	61,668
Operating	7,213	7,222	14,435
Commissions	—	—	—
Hotel	717	(717)	—
Entertainment	6,475	(6,475)	—
GST/HST	—	—	—
Other	30	(30)	—
Marketing and promotion	24,324	—	24,324
Facilities	12,583	—	12,583
Food and Beverage	9,221	—	9,221
Amortization	2,671	—	2,671

Total Direct Expenses	124,902	—	124,902

Excess Revenue over Direct Expenses	16,756	3,571	20,327
Other Income	3,571	(3,571)	—

Excess revenue over Direct Expenses and Other Income and Finance Costs	20,327	—	20,327

3	Significant accounting policies

The accounting policies used to prepare the unaudited pro forma combined statement of operations and comprehensive income conform to the accounting policies adopted by the Company, which are in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, except that as noted in Note 1 Basis of presentation, the unaudited pro forma statement of revenue and direct expenses for the Central Bundle for the period of January 1, 2018 to July 17, 2018 does not include certain information and adjustments necessary to conform with IFRS as issued by the International Accounting Standards Board.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the nine months ended September 30, 2018

(expressed in thousands of Canadian dollars)

4	Pro forma adjustments

The following adjustments have been recorded in the unaudited pro forma combined statement of operations and comprehensive income financial statements to reflect the pro forma effects of the Transactions:

a)	To record the lease payments of $8,361 for the period from January 1, 2018 to March 11, 2018 under the Sale and Leaseback Transactions, calculated on a straight-line basis over the term of the lease.

b)

To eliminate the amount of depreciation of property and equipment recorded by the Company for the period of January 1, 2018 to March 11, 2018 related to the Sale and Leaseback Transactions Properties (‘SLB Properties’), as follows:

Grand Villa Casino Burnaby	1,111
Starlight Casino New Westminster	426
Cascades Casino Langley	740

2,277

c)	To eliminate transaction costs related to the 2018 Refinancing ($7,778) and the Central bundle acquisition ($1,629)

d)

To adjust the amount of interest expense reported by the Company for the nine months ended September 30, 2018 to reflect the 2017 and 2018 Refinancing and the July 2018 Term Loan Upsize, calculated as follows:

$
Interest expense reported by the Company	(41,664)
Interest expense calculated pursuant to the 2018 Refinancing and July Upsizing	42,231

Incremental Interest Expense	567

The unaudited pro forma combined statement of operations and comprehensive income have not been adjusted for changes in foreign exchange or estimates in the fair value of the cross currency interest rate swaps.

e)	To eliminate the loss on debt extinguishment from the 2018 Refinancing ($15,124) and loss on debt modification from the July 2018 Term Loan Upsize ($6,264)

f)	To eliminate the $192,399 gain on the Sale Lease Back transaction.

g)	The Company did not record a pro forma tax effect of these adjustments as the deferred tax assets are not realizable.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

December 31, 2017

(expressed in thousands of Canadian dollars)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

Introduction

The following unaudited pro forma combined statement of operations and comprehensive income for the year ended December 31, 2017 illustrates the effects of the acquisitions of the Southwest Bundle, the North Bundle and the Central Bundle, the Sale and Leaseback Transactions, the 2018 Refinancing, the 2017 Refinancing and the Term Loan Upsize, as further described below, as if they had occurred on January 1, 2017 and to the extent that they are not fully reflected in the Company’s historical consolidated statement of operations and comprehensive income for the period.

a) Acquisition of the Southwest Bundle

On May 9, 2017, the Company signed a 20-year casino operating and service agreement (“COSA”) with the Ontario Lottery and Gaming Corporation (the “OLG”) for the operation of the Southwest Bundle. Under the Southwest Bundle transition and asset purchase agreement (“TAPA”), the Company acquired gaming assets and assumed certain liabilities of the London, Point Edward, Woodstock, Dresden, Clinton and Hanover casinos. The total purchase price for such assets was approximately $95.4 million, including net working capital of approximately $20.2 million comprised of cash, prepaids, inventory and accrued liabilities.

$
Cash and cash equivalents	19,382
Non-cash working capital	775
Property and equipment	61,879
Intangible assets	13,388

95,424

b) Acquisition of the North Bundle

On May 30, 2017, the Company signed a 20-year COSA with the OLG for the operation of the North Bundle. Under the North Bundle TAPA, the Company acquired gaming assets and assumed certain liabilities of the Thunder Bay, Sault Ste. Marie and Sudbury casinos and the approval for new casino developments in Kenora and North Bay. The purchase price for such assets was approximately $79.3 million, including net working capital of approximately $10.3 million comprised of cash, prepaids, inventory and accrued liabilities.

$
Cash and cash equivalents	10,688
Non-cash working capital	(424)
Property and equipment	55,076
Intangible assets	14,009

79,349

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

c) Acquisition of the Central Bundle

On July 18, 2018, the Company signed a 23-year COSA with the OLG for the operation of the Central Bundle. Under the Central Bundle agreements, we purchased the assets of the Central Gaming Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood. The purchase price for such assets was approximately $89.3 million, including net working capital of approximately $26.7 million, comprised of cash, prepaids, inventory and accrued liabilities.

$
Cash and cash equivalents	30,302
Non-cash working capital	(3,570)
Property and equipment	48,566
Intangible assets	14,034

89,332

d) Sale and Leaseback Transactions

On December 15, 2017, the Company entered into a definitive agreement with Mesirow Realty Sale-Leaseback, Inc. (the “Purchaser”) for the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley (in addition to certain adjacent properties) (collectively, the “SLB Properties”) for approximately $503.6 million, subject to certain customary adjustments, and the leaseback of the SLB Properties to Gateway. The Sale and Leaseback Transactions closed on March 12, 2018, and resulted in an approximate gain on sale of $192.4 million.

Under the Sale and Leaseback Transactions, subsidiaries of Gateway entered into long-term leases, as tenants, for each of the SLB Properties. Annual lease payments under the long-term leases total $35.0 million in the first year of the leases, and increase at a rate of 2.25% per annum for the term of the leases.

The proceeds from the Sale and Leaseback Transactions, net of fees and expenses of approximately $9.4 million, were used to repay approximately $490.6 million of loans under the Company’s 2017 Senior Secured Credit Facility, to repay in full the $2.0 million mortgage on the land adjacent to the Cascades Casino Langley, and to pay the partial-month’s rent for March 2018 of $2.0 million. The net cash to the Company’s available cash on hand was $nil.

e) 2017 Refinancing

On February 22, 2017, the Company refinanced (the “2017 Refinancing”) its credit facilities. The new debt structure included a $125.0 million senior secured revolving credit facility (the “Revolving Credit Facility”), a senior secured term loan facility comprising of a US$405.0 million tranche (“Term Loan B-1”) and a $80.0 million tranche (“Term Loan B-2”) (collectively, “Term Loan B”), and US$255.0 million 8.25% Second Priority Senior Secured Notes due in 2024 (the “8.25% Notes”). The 2017 Refinancing closed in three tranches, (i) the first tranche closed on February 22, 2017 and the Company received US$232.5 and $46.0 million; (ii) the second tranche closed on May 5th (upon closing of the Southwest Bundle on May 9, 2017) and the Company received US$86.3 million and $17.0 million and, (iii) the third tranche closed upon acquiring the North Bundle in which the Company received US$86.2 million and $17.0 million. Total transaction costs incurred related to the 2017 Refinancing were $27.4 million. The proceeds from the 2017 Refinancing were used to repay the existing debt and fund the acquisition of the North Bundle and the Southwest Bundle.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

f) 2018 Refinancing

On March 13, 2018, the Company refinanced (the “2018 Refinancing”) its prior senior secured credit facility (the “2017 Senior Secured Credit Facility”) by way of an amended and restated credit and guaranty agreement (the “A&R Credit Agreement”) for a new senior secured credit facility (the “2018 Senior Secured Credit Facility”). The 2018 Senior Secured Credit Facility consists of a U.S.$335 million first lien secured term loan facility (the “2018 First Lien Term Loan Facility”) and an up to $150 million senior secured revolving credit facility (the “2018 Senior Secured Revolving Credit Facility”) available to be drawn in Canadian dollars with a sublimit of U.S.$25 million for U.S. dollars.

The proceeds from the 2018 First Lien Term Loan Facility were used (i) to repay in full the $45 million outstanding revolving credit amount and refinance the remaining $139.5 million of loans under the Company’s 2017 Senior Secured Credit Facility, (ii) for a one-time restricted payment of U.S.$100 million ($125.5 million) to the shareholders of record prior to the completion of this Offering, (iii) to pay approximately $7.7 million of accrued and unpaid interest on the 2017 Senior Secured Credit Facility ($0.9 million as of December 31, 2017), (iv) to pay approximately $14.7 million of related fees and expenses incurred in connection with the foregoing, and (v) to pay a management bonus of $9.2 million (of which $4.2 million was accrued as at December 31, 2017). The remaining $123.7 million of the proceeds from the 2018 First Lien Term Loan Facility were used to increase the Company’s available cash on hand, and will be available to fund general corporate purposes, including future capital expenditures. Adjusting for the difference in accrued and unpaid interest between closing and December 31, 2017, the increase to cash and cash equivalents at December 31, 2017 would have been $130.5 million. As at the date of this prospectus, no amounts have been drawn under the 2018 Senior Secured Revolving Credit Facility.

g) Term Loan Upsize

On July 16, 2018, the Company amended its 2018 Senior Secured Credit Facility pursuant to an amendment to the amended and restated credit and guaranty agreement (the “First Amendment to Amended and Restated Credit and Guaranty Agreement”) to increase its Term Loan B by US$105.0 million. Proceeds from the increase to the Term Loan B were primarily used to fund the acquisition of the Central Bundle for $62.6 million. Assuming the amendment was completed on January 1, 2017, the Company would have recorded an additional $6.5 million in interest expenses for the year ended December 31, 2017.

Pro Forma adjustments as described in items a) through g) above are reflected below as “Adjustments.”

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma combined statement of operations and comprehensive income are described in the accompanying notes, which should be read together with the unaudited pro forma combined statement of operations and comprehensive income.

The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the year ended December 31, 2017

(expressed in thousands of Canadian dollars, except number of shares, expressed in thousands)

	Gateway Historical (2(a))	Southwest Bundle Pro Forma (2(b))	North Bundle Pro Forma (2(c))	Central Bundle Pro Forma (2(d))	Adjustments	Gateway Pro Forma
Revenue
Gaming	$344,468	$40,940	$28,445	$247,890	—	$661,743
Food and beverage	65,975	1,286	969	14,999	—	83,229
Facility development commissions and permitted capital expenditures	38,601	1,666	918	7,250	—	48,435
Hotel	13,501	—	—	6,129	—	19,630
Automated teller machines	10,667	1,594	943	7,157	—	20,361
Other	5,609	250	257	8,580	—	14,696

	$478,821	$45,736	$31,532	$292,005	—	$848,094

Expenses
Human resources	$204,454	$17,048	$13,392	$115,412	—	$350,306
Operating	44,489	3,194	3,706	27,083	—	78,472
Marketing and promotion	23,087	1,915	1,589	38,687	—	65,278
Occupancy (4(a))	35,015	4,728	3,977	38,774	43,596	126,090
Cost of food and beverage	31,827	1,019	755	18,631	—	52,232
Amortization of intangible assets	53,506	111	60	—	—	53,677
Depreciation of property and equipment (4(b))	44,793	4,905	4,129	7,054	(11,875)	49,006
Writedown of non-financial assets	23,588	—	—	—	—	23,588
Other (4(c))	15,209	—	—	—	(5,738)	9,471
Share-based compensation	19,631	—	—	—	—	19,631

	$495,599	$32,920	$27,608	$245,641	$25,983	$827,751

(Loss) income before other expenses (income) and income taxes	$(16,778)	$12,816	$3,924	$46,364	$(25,983)	$20,343
Other expenses (income)
Interest expense (4(d))	58,887	—	—	—	6,557	65,444
Interest income	—	—	—	—	—	—
Change in fair value of embedded derivatives	(9,280)	—	—	—	—	(9,280)
Change in fair value of cross currency interest rate swaps	31,991	—	—	—	—	31,991
Loss on debt extinguishment (4(e))	16,135	—	—	—	(16,135)	—
Gain on sale of property and equipment	(36)	—	—	—	—	(36)
Foreign exchange gain	(49,034)	—	—	—	—	(49,034)

	$48,663	—	—	—	$(9,578)	$39,085

(expressed in thousands of Canadian dollars, except number of shares, expressed in thousands)

	Gateway Historical (2(a))	Southwest Bundle Pro Forma (2(b))	North Bundle Pro Forma (2(c))	Central Bundle Pro Forma (2(d))	Adjustments	Gateway Pro Forma
(Loss) income before income taxes	$(65,441)	$12,816	$3,924	$46,364	$(16,405)	$(18,742)
Income tax (expense) recovery (4(f))
Current	(1,780)	—	—	—	—	(1,780)
Deferred	2,147	—	—	—	—	2,147

(Loss) income and comprehensive (loss) income for the year	$(65,074)	$12,816	$3,924	$46,364	$(16,405)	$(18,375)

Net loss per share Basic and Diluted						(0.47)

Weighted Average Shares Outstanding						39,399

The accompanying notes are an integral part of these unaudited pro forma combined statement of operations and comprehensive income.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Year ended December 31, 2017

(expressed in thousands of Canadian dollars)

1	Basis of presentation

This unaudited pro forma combined statement of operations and comprehensive income of Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) have been prepared by management for illustrative purposes only, to show the effect of the acquisition of the assets of the gaming bundles in Southwest Ontario (the “Southwest Bundle”), Northern Ontario (the “North Bundle”), and Central Ontario (the “Central Bundle”), the sale of the lands and premises constituting the Grand Villa Casino Burnaby, Starlight Casino New Westminster and Cascades Casino Langley and the leaseback of such land and premises to Gateway (the “Sale and Leaseback Transactions”), and the refinancing of the senior secured credit facilities (the “2018 Refinancing” and the “2017 Refinancing”), and the amendment of the Company’s term loan facility within the senior secured credit facilities in connection with the acquisition of the Central Bundle (the “Term Loan Upsize”) (collectively, the “Transactions”). The unaudited pro forma combined statement of operations and comprehensive income have been prepared as if the Transactions occurred on January 1, 2017 for the purposes of the unaudited pro forma combined statement of operations and comprehensive income.

2	The unaudited pro forma combined statement of operations and comprehensive income have been prepared using the following information:

a)

audited consolidated financial statements of Gateway for the year ended December 31, 2017, which include the results of the Southwest Bundle from May 9, 2017 and the results of the North Bundle from May 30, 2017;

b)	unaudited pro forma combined schedule of revenue and direct expenses of the Southwest Bundle for the period from January 1, 2017 to May 8, 2017 ;

c)	unaudited pro forma combined schedule of revenue and direct expenses of the North Bundle for the period from January 1, 2017 to May 29, 2017; and

d)	unaudited pro forma combined schedule of revenue and direct expenses of the Central Bundle for the year ended March 31, 2018.

The unaudited pro forma combined schedules of revenues and direct expenses for the Southwest Bundle, the North Bundle and the Central Bundle have been prepared by the Company using the format and account classifications of the respective audited Combined Schedules of Revenues and Direct Expenses for each Bundle prepared or provided by the OLG. For purposes of this unaudited pro forma combined statement of operations and comprehensive income we have adjusted the format and account classifications to align with those of the Company.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Year ended December 31, 2017

(expressed in thousands of Canadian dollars)

The following table reconciles between the two formats for the Southwest Bundle:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	42,606	(1,666)	40,940
Facility Development Commissions / Permitted Capital Expenditures	—	1,666	1,666
Non-gaming Revenue	1,375	(1,375)	—
Food and Beverage	—	1,286	1,286
Automated Teller Machine	—	1,594	1,594
Other Revenue	—	250	250

Total Revenue	43,981	1,755	45,736

Direct Expenses
Payroll	17,048	—	17,048
Operating	3,194	—	3,194
Commissions	—	—	—
GST/HST	—	—	—
Marketing and promotion	1,915	—	1,915
Facilities	4,728	—	4,728
Food and Beverage	1,019	—	1,019
Amortization	5,016	—	5,016

Total Direct Expenses	32,920	—	32,920

Excess Revenue over Direct Expenses	11,061	1,755	12,816
Other Income	1,755	(1,755)	—

Finance Costs			—
Excess revenue over Direct Expenses and Other Income and Finance Costs	12,816	—	12,816

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Year ended December 31, 2017

(expressed in thousands of Canadian dollars)

The following table reconciles between the two formats for the North Bundle:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	29,363	(918)	28,445
Facility Development Commissions / Permitted Capital Expenditures	—	918	918
Non-gaming Revenue	1,109	(1,109)	—
Food and Beverage	—	969	969
Automated Teller Machine	—	943	943
Other Revenue	—	257	257

Total Revenue	30,472	1,060	31,532

Direct Expenses
Payroll	13,392	—	13,392
Operating	3,642	64	3,706
Commissions	—	—	—
GST/HST	—	—	—
Other	64	(64)	—
Marketing and promotion	1,589	—	1,589
Facilities	3,977	—	3,977
Food and Beverage	755	—	755
Amortization	4,189	—	4,189

Total Direct Expenses	27,608	—	27,608

Excess Revenue over Direct Expenses	2,864	1,060	3,924
Other Income	1,060	(1,060)	—

Finance Costs			—
Excess revenue over Direct Expenses and Other Income and Finance Costs	3,924	—	3,924

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Year ended December 31, 2017

(expressed in thousands of Canadian dollars)

The following table reconciles between the two formats for the Central Bundle:

	OLG Format Pro Forma	Adjustments	Gateway Format Pro Forma
	$	$	$
Revenue
Gaming Revenue	255,140	(7,250)	247,890
Facility Development Commissions / Permitted Capital Expenditures	—	7,250	7,250
Non-gaming Revenue	30,038	(30,038)	—
Food and Beverage	—	14,999	14,999
Hotel	—	6,129	6,129
Automated Teller Machine	—	7,157	7,157
Other Revenue	—	8,580	8,580

Total Revenue	285,178	6,827	292,005

Direct Expenses
Payroll	115,412	—	115,412
Operating	12,499	14,584	27,083
Commissions	—	—	—
Hotel	1,331	(1,331)	—
Entertainment	13,193	(13,193)	—
GST/HST	—	—	—
Other	60	(60)	—
Marketing and promotion	38,687	—	38,687
Facilities	38,774	—	38,774
Food and Beverage	18,631	—	18,631
Amortization	7,054	—	7,054

Total Direct Expenses	245,641	—	245,641

Excess Revenue over Direct Expenses	39,537	6,827	46,364
Other Income	6,827	(6,827)	—

Finance Costs			—
Excess revenue over Direct Expenses and Other Income and Finance Costs	46,364	—	46,364

3	Significant accounting policies

The accounting policies used to prepare the unaudited pro forma combined statement of operations and comprehensive income conforms to the accounting policies adopted by the Company, which are in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, except that as noted in Note 1 Basis of presentation, the unaudited combined schedule of revenues and direct expenses for each of the Southwest Bundle for the period from January 1, 2017 to May 8, 2017, the North Bundle for the period from January 1, 2017 to May 29, 2017 and the Central Bundle for the year ended

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Year ended December 31, 2017

(expressed in thousands of Canadian dollars)

March 31, 2018, do not include certain information and adjustments necessary to conform with IFRS as issued by the International Accounting Standards Board.

4	Pro forma adjustments

The following adjustments have been recorded in the unaudited pro forma combined statement of operations and comprehensive income to reflect the pro forma effects of the Transactions described above:

a)	To record the annual lease payments for the Sale and Leaseback Transactions of $43,596, calculated on a straight-line basis over the term of the lease.

b)	To eliminate the amount of depreciation of property and equipment recorded by the Company in the year ended December 31, 2017 related to the SLB Properties, as follows:

$
Grand Villa Casino Burnaby	5,792
Starlight Casino New Westminster	2,222
Cascades Casino Langley	3,861

11,875

c)	To adjust for the transaction costs related to the acquisition of North Bundle ($2,553) and Southwest Bundle ($3,185).

d)	To adjust the amount of interest expense reported by the Company for the year ended December 31, 2017 to reflect the 2017 and 2018 Refinancing and the Term Loan Upsize calculated as follows:

Interest expense reported by the Company	(58,887)
Interest expense calculated pursuant to the 2017 & 2018 Refinancing and July 2018 Term Loan Upsize	65,444

6,557

The unaudited pro forma combined statement of operations and comprehensive income have not been adjusted for changes in foreign exchange or estimates in the fair value of the cross currency interest rate swaps.

e)	To eliminate the loss on debt extinguishment from the 2017 Refinancing ($16,135).

f)	The Company did not record a pro forma tax effect of these adjustments as the deferred tax assets are not realizable.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CENTRAL ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the Period from January 1, 2018 to July 17, 2018

(expressed in thousands of Canadian dollars)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CENTRAL ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

Introduction

On July 18, 2018, Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) signed a 23-year casino operating and service agreement (“COSA”) with the Ontario Lottery and Gaming Corporation (the “OLG”) for the operation of the Central Ontario Gaming Bundle (the “Central Bundle”). The purchase price for the Central Bundle properties was approximately $89.3 million, including net working capital of approximately $26.7 million, comprised of cash, prepaids, inventory and accrued liabilities. Under the Central Bundle agreements, we purchased the assets of the Central Gaming Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood.

Under the terms of the COSA, the Company executed the operations relating to the gaming properties, while the OLG retained the authority to conduct and manage the gaming and lottery schemes carried out at the gaming properties. The Company received a commission equal to a share of the gaming revenue for operating the gaming properties, equal to 70% of the gaming revenue from Central Bundle properties in excess of a guaranteed threshold amount to the OLG, subject to a minimum payable to the Company.

Additionally, the Company is entitled to a Permitted Capital Expenditure Allowance, payable by the OLG, for a proportion of permitted capital expenditures that the Company incurs in the various gaming zones located in the Central Bundle. The amount of the Permitted Capital Expenditure Allowance payable to the Company by the OLG in the first operating year will be specified in the COSA. The Permitted Capital Expenditure Allowance payable in subsequent operating years will increase according to a pre-determined inflation rate.

This unaudited pro forma combined schedule of revenue and direct expenses of the Central Bundle has been prepared for illustrative purposes only, to show the effect of the acquisition of the assets of the Central Bundle as if the Company acquired the Central Bundle on January 1, 2018 and the terms of the first operating year under the COSA were in effect for the period.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined schedule of revenues and direct expenses are described in the accompanying notes, which should be read together with the pro forma combined schedule of revenues and direct expenses. The pro forma data presented reflect events directly attributable to the described transaction and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined schedule of revenue and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CENTRAL ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the Period from January 1, 2018 to July 17, 2018

(expressed in thousands of Canadian dollars)

	Central Bundle	Adjustments	Pro Forma
	$	$	$
Revenue
Gaming Revenue (Notes 3(a) and 3(e))	268,122	(142,129)	125,993
Non-gaming Revenue	15,665	—	15,665

Total Revenue	283,787	(142,129)	141,658

Direct Expenses
Payroll (Note 3(b))	61,544	124	61,668
Commissions (Note 3(c))	3,089	(3,089)	—
Marketing and promotion (Note 3(e))	23,616	708	24,324
Operating (Note 3(d))	5,454	1,759	7,213
Facilities (Note 3(f))	5,856	6,727	12,583
Food and Beverage	9,221	—	9,221
Hotel	717	—	717
Entertainment	6,475	—	6,475
GST/HST (Note 3(g))	11,461	(11,461)	—
Amortization (Note 3(h))	6,652	(3,981)	2,671
Other	30	—	30

Total Direct Expenses	134,115	(9,213)	124,902

Excess Revenue over Direct Expenses	149,672	(132,916)	16,756
Other Income	3,571	—	3,571
Finance Costs (Note 3(i))	(8,433)	8,433	—

Excess revenue over Direct Expenses and Other Income and Finance Costs	144,810	(124,483)	20,327

The accompanying notes are an integral part of this unaudited pro forma combined schedule of revenues and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE CENTRAL ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the Period from January 1, 2018 to July 17, 2018

(expressed in thousands of Canadian dollars)

1    Basis of presentation

This unaudited pro forma combined schedule of revenue and direct expenses of the Central Ontario Gaming Bundle (the “Central Bundle”) has been prepared by management of Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) for illustrative purposes only, to show the effect of the proposed acquisition of the assets of the Central Bundle by the Company (the “Transaction”) as described in Note 2. The unaudited pro forma schedule of revenues and direct expenses has been prepared as if the Company acquired the Central Bundle on January 1, 2018 and the terms of the first operating year under the casino operating and service agreement (“COSA”) were in effect for the period.

The unaudited pro forma combined schedule of revenues and direct expenses has been prepared using site-level financial information prepared or provided by Ontario Lottery and Gaming Corporation (“OLG”) management for the period from January 1 to July 17, 2018 (the “Bundle Statements”) with adjustments made by the Company as noted above and has not been audited or reviewed by outside auditors. The Bundle Statements do not include certain information and adjustments necessary to conform with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Readers should not place undue reliance on this information.

2     Significant accounting policies

The accounting policies used to prepare the unaudited pro forma combined schedule of revenues and direct expenses conform to the accounting policies adopted by the Company, which are in compliance with IFRS as issued by the International Accounting Standards Board, except that as noted in Note 1 Basis of presentation, the site-level financial information prepared or provided by OLG management for the period from January 1 to July 17, 2018 with adjustments made by the Company as noted above does not include certain information and adjustments necessary to conform with IFRS as issued by the International Accounting Standards Board.

3    Pro forma adjustments

The following adjustments have been recorded in the unaudited pro forma combined schedule of revenues and direct expenses to reflect the pro forma effects of the Transaction described above:

a)

To adjust the gaming revenue and revenue from permitted capital expenditure to reflect the terms of the COSA as if the Company had operated the Central Bundle properties for the entire period. The calculation of the adjustment is based on the guaranteed threshold amount to the OLG, guaranteed minimum commission to the Company and amount of the Permitted Capital Expenditure Allowance for the first operating year of the COSA, each as set out in the COSA.

b)

Most employers in Ontario are required to register with the Workplace Safety and Insurance Board (the “WSIB”) and provide coverage for work-related injuries for all employees in Ontario. The Workplace Safety and Insurance Act (Ontario) provides for different methods of insurance coverage depending on the type of company. The OLG, as a Crown Corporation of the Ontario government, is a Schedule 2 employer and must individually pay the total cost of injury benefits for its employees. The OLG prepares an actuarial assessment of its liability at the end of each fiscal period and makes adjustments to its liability reserves for current service costs and changes to past service costs. Gateway is a Schedule 1 employer and will be required to pay annual premiums to an insurance fund covering all Schedule 1 employers. The amount of premium will be based on the WSIB’s classification of the employer’s business activity and the employer’s total insurable payroll. The Casino Rama Resort was operated by a third party private operator under an

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE CENTRAL ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the Period from January 1, 2018 to July 17, 2018

(expressed in thousands of Canadian dollars)

operating agreement with the OLG (which agreement terminated upon closing of the acquisition by the Company). This operator is also a Schedule 1 employer. Accordingly, no adjustment is necessary for costs associated with the Casino Rama Resort.

Applying the expected appropriate premium rate to the insurable wages for the Georgian Downs property included in the Central Bundle results in a higher expense for Gateway as follows:

$
Estimated WSIB expense for the Company	127
WSIB expense reported by OLG for the period	(3)

WSIB adjustment	124

The estimated WSIB expense for the Company is based on a prescribed rate of $2.05 per $100 of insurable earnings, assuming that 85% of total salaries and wages would be insurable.

c)

The Bundle Statements include commissions payable to host local governments in operating expenses. Such expenses continue to be the responsibility of the OLG under the COSA and will not be paid by Gateway. Total commissions paid to host local governments during the period were $3,089.

d)

The Alcohol and Gaming Commission of Ontario (the “AGCO”) is responsible for the regulation of casinos, charity casinos and slot machine facilities in Ontario. The AGCO has contracted with the Ontario Provincial Police (the “OPP”) to provide certain regulatory services within casinos and slot machine facilities. The AGCO charges each casino or slot machine facility for certain costs, including annual registration fees and the cost of OPP services. The OLG has not recorded these AGCO charges in the Bundle Statements. The Company will be required to pay these charges and such charges will form part of the operating expenses of the Central Bundle properties. The OLG paid the AGCO an estimated $1,759 for the Central Bundle properties during the period.

e)

The OLG presents gaming revenue in the Bundle Statements net of the costs of cash incentives, whereas the Company records cash incentives as marketing expenses. An adjustment is necessary to reclassify the cost of cash incentives incurred by the OLG from gaming revenue to marketing expenses to conform to the Company’s accounting policies. The OLG incurred $708 in cost of cash incentives during the period.

f)

The Bundle Statements include certain expenses that were recorded by the OLG under an existing lease agreement with the Rama First Nations for the use of certain facilities and land. The lease was reclassified by the OLG as a capital lease in June 2017. Such expenses continue to be the responsibility of the OLG, has enter into a sublease agreement with the Company. Adjustments are made to reverse the capitalized lease impact on amortization ($5,509) and finance costs ($8,433) recorded by the OLG, and record the amounts payable by the Company under the new sublease agreement for the period ($6,727).

g)

The OLG is a ‘Prescribed Registrant’ under the purposes of subsection 188(5) of the Excise Tax Act and is subject to Regulations pursuant to which the OLG is required to pay Harmonized Sales Tax (“HST”) on the total gross gaming revenue. The OLG reports any such HST paid as an expense in the Bundle Statements. Gateway is not a Prescribed Registrant and is subject to the Regulations. The total HST paid by the OLG on gross gaming revenue for the period was $11,461.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE CENTRAL ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the Period from January 1, 2018 to July 17, 2018

(expressed in thousands of Canadian dollars)

h)

To decrease depreciation of property and equipment by $3,981 for the year to conform to the Company’s depreciation policy. Depreciation expense was calculated based on the estimated fair value of the acquired property and equipment with useful lives as follows:

Equipment	1 - 2 years
Leasehold improvements	term of the related lease

i)	Financing costs represents interest under capital leases, which no longer exist. The pro forma interest burden has been recorded at the corporate level in conjunction with the refinancings.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CENTRAL ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the year ended March 31, 2018

(expressed in thousands of Canadian dollars)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CENTRAL ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

Introduction

On July 18, 2018, Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) signed a 23-year casino operating and service agreement (“COSA”) with the Ontario Lottery and Gaming Corporation (the “OLG”) for the operation of the Central Ontario Gaming Bundle (the “Central Bundle”). Under the Central Bundle agreements, we purchased the assets of the Central Gaming Bundle and entered into leases for Casino Rama Resort on Chippewas of Rama First Nation’s Lands and OLG Slots at Georgian Downs (subsequently renamed Gateway Innisfil), and have the opportunity to develop a casino in either Wasaga Beach or Collingwood. The purchase price for the Central Bundle properties will be approximately $89.3 million, including net working capital of approximately $26.7 million, comprised of cash, prepaids, inventory and accrued liabilities.

Under the terms of the COSA, the Company executed the operations relating to the gaming properties, while the OLG retained the authority to conduct and manage the gaming and lottery schemes carried out at the gaming properties. The Company received a commission equal to a share of the gaming revenue for operating the gaming properties, equal to 70% of the gaming revenue from Central Bundle properties in excess of a guaranteed threshold amount to the OLG, subject to a minimum payable to the Company.

Additionally, the Company is entitled to a Permitted Capital Expenditure Allowance, payable by the OLG, for a proportion of permitted capital expenditures that the Company incurs in the various gaming zones located in the Central Bundle. The amount of the Permitted Capital Expenditure Allowance payable to the Company by the OLG in the first operating year will be specified in the COSA. The Permitted Capital Expenditure Allowance payable in subsequent operating years will increase according to a pre-determined inflation rate.

This unaudited pro forma combined schedule of revenue and direct expenses of the Central Bundle has been prepared for illustrative purposes only, to show the effect of the acquisition of the assets of the Central Bundle as if the Company acquired the Central Bundle on April 1, 2017 (the first day of the fiscal year of the OLG) and the terms of the first operating year under the COSA were in effect for the period.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma combined schedule of revenues and direct expenses are described in the accompanying notes, which should be read together with the unaudited pro forma combined schedule of revenues and direct expenses. The pro forma data presented reflect events directly attributable to the described transaction and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined schedule of revenues and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

CENTRAL ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the year ended March 31, 2018

(expressed in thousands of Canadian dollars)

	Central Bundle	Adjustments	Pro Forma
	$	$	$
Revenue
Gaming Revenue (notes 3(a) and 3(e))	526,666	(271,526)	255,140
Non-gaming Revenue	30,038	—	30,038

Total Revenue	556,704	(271,526)	285,178

Direct Expenses
Payroll (note 3(b))	115,229	183	115,412
Commissions (note 3(c))	5,523	(5,523)	—
Marketing and promotion (note 3(e))	37,013	1,674	38,687
Operating (notes 3(d))	9,256	3,243	12,499
Facilities (note 3(f))	29,374	9,400	38,774
Food and Beverage	18,631	—	18,631
Hotel	1,331	—	1,331
Entertainment	13,193	—	13,193
GST/HST (note 3(g))	23,329	(23,329)	—
Amortization (note 3(f) and (h))	31,775	(24,721)	7,054
Other	60	—	60

Total Direct Expenses	284,714	(39,073)	245,641

Excess Revenue over Direct Expenses	271,990	(232,453)	39,537
Other Income	6,827	—	6,827
Finance Costs (Note 3(f))	(6,140)	6,140	—

Excess revenue over Direct Expenses and Other Income and Finance Costs	272,677	(226,313)	46,364

The accompanying notes are an integral part of this unaudited pro forma combined schedule of revenues and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE CENTRAL ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA

COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the year ended March 31, 2018

(expressed in thousands of Canadian dollars)

1    Basis of presentation

This unaudited pro forma combined schedule of revenues and direct expenses of the Central Ontario Gaming Bundle (the “Central Bundle”) has been prepared by management of Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) for illustrative purposes only, to show the effect of the acquisition of the assets of the Central Bundle by the Company (the “Transaction”). The unaudited pro forma combined schedule of revenues and expenses has been prepared as if the Company acquired the Central Bundle on April 1, 2017 and the terms of the first operating year under the casino operating and service agreement (“COSA”) were in effect for the period.

The unaudited pro forma combined schedule of revenues and direct expenses has been prepared using the audited combined schedule of revenues and direct expenses of the Central Bundle, (the “Bundle Statements”) as prepared and provided by Ontario Lottery and Gaming Corporation (“OLG”). The Bundle Statements do not include certain information and adjustments necessary to conform with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Readers should not place undue reliance on this information.

2    Significant accounting policies

The accounting policies used to prepare the unaudited pro forma combined schedule of revenues and direct expenses conform to the accounting policies adopted by the Company, which are in compliance with IFRS as issued by the International Accounting Standards Board, except that as noted in Note 1 Basis of presentation, the Bundle Statements do not include certain information and adjustments necessary to conform with IFRS as issued by the International Accounting Standards Board.

3    Pro forma adjustments

The following adjustments have been recorded in the unaudited pro forma combined schedule of revenues and direct expenses to reflect the pro forma effects of the Transaction described above:

a)

To adjust the gaming revenue and revenue from permitted capital expenditure to reflect the terms of the COSA as if the Company had operated the Central Bundle properties for the entire period. The calculation of the adjustment is based on the guaranteed threshold amount to the OLG, guaranteed minimum commission to the Company and amount of the Permitted Capital Expenditure Allowance for the first operating year of the COSA, each as set out in the COSA.

b)

Most employers in Ontario are required to register with the Workplace Safety and Insurance Board (the “WSIB”) and provide coverage for work-related injuries for all employees in Ontario. The Workplace Safety and Insurance Act (Ontario) provides for different methods of insurance coverage depending on the type of company. The OLG, as a Crown Corporation of the Ontario government, is a Schedule 2 employer and must individually pay the total cost of injury benefits for its employees. The OLG prepares an actuarial assessment of its liability at the end of each fiscal period and makes adjustments to its liability reserves for current service costs and changes to past service costs. Gateway is a Schedule 1 employer and is required to pay annual premiums to an insurance fund covering all Schedule 1 employers. The amount of premium is based on the WSIB’s classification of the employer’s business activity and the employer’s total insurable payroll. The Casino Rama Resort was previously operated by a third-party private operator under an operating agreement with the OLG (which terminated upon closing of the acquisition by the Company).

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE CENTRAL ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA

COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the year ended March 31, 2018

(expressed in thousands of Canadian dollars)

This operator was also a Schedule 1 employer. Accordingly, no adjustment is necessary for costs associated with the Casino Rama Resort.

Applying the expected appropriate premium rate to the insurable wages for the Gateway Casinos Innisfil property included in the Central Bundle results in a higher expense for Gateway as follows:

$
Estimated WSIB expense for the Company	230
WSIB expense reported by OLG for the year	(47)

WSIB adjustment	183

The estimated WSIB expense for the Company is based on a prescribed rate of $2.05 per $100 of insurable earnings, assuming that 85% of total salaries and wages would be insurable.

c)

The Bundle Statements include commissions payable to host local governments in operating expenses. Such expenses continue to be the responsibility of the OLG under the COSA and will not be paid by Gateway. Total commissions paid to host local governments during the period were $5,523.

d)

The Alcohol and Gaming Commission of Ontario (the “AGCO”) is responsible for the regulation of casinos, charity casinos and slot machine facilities in Ontario. The AGCO has contracted with the Ontario Provincial Police (the “OPP”) to provide certain regulatory services within casinos and slot machine facilities. The AGCO charges each casino or slot machine facility for certain costs, including annual registration fees and the cost of OPP services. The OLG has not recorded these AGCO charges in the Bundle Statements. The Company is required to pay these charges and such charges form part of the operating expenses of the Central Bundle properties. The OLG paid the AGCO an estimated $3,243 for the Central Bundle properties during the year.

e)

The OLG presents gaming revenue in the Bundle Statements net of the costs of cash incentives, whereas the Company records cash incentives as marketing expenses. An adjustment is necessary to reclassify the cost of cash incentives incurred by the OLG from gaming revenue to marketing expenses to conform to the Company’s accounting policies. The OLG incurred $1,674 in cost of cash incentives during the year.

f)

The Bundle Statements include certain expenses that were recorded by the OLG under an existing lease agreement with the Rama First Nations for the use of certain facilities and land. The lease was reclassified by the OLG as capital lease in June 2017. Such expenses will continue to be the responsibility of the OLG, who has entered into a new sublease agreement with the Company. Adjustments were made to reverse the operating lease expenses ($3,000) paid by OLG before the reclassification and record occupancy expenses payable by the Company under the new sublease agreement with the OLG ($12,400) for a net adjustment of $9,400. Additional adjustments were made to reverse the capitalized lease impact on amortization ($8,026) and finance costs ($6,140) recorded by the OLG.

g)

The OLG is a ‘Prescribed Registrant’ for the purposes of subsection 188(5) of the Excise Tax Act and is subject to Regulations pursuant to which the OLG is required to pay Harmonized Sales Tax (“HST”) on the total gross gaming revenue. The OLG reports any such HST paid as an expense in the Bundle Statements. Gateway is not a Prescribed Registrant and is not subject to the Regulations. The total HST paid by the OLG on gross gaming revenue for the year was $23,329.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE CENTRAL ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA

COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the year ended March 31, 2018

(expressed in thousands of Canadian dollars)

h)

To decrease depreciation of property and equipment by $24,721 for the year to conform to the Company’s depreciation policy. Depreciation expense was calculated based on the estimated fair value of the acquired property and equipment with useful lives as follows:

Equipment	1 – 2 years
Leasehold improvements	term of the related lease

i)	Financing costs represents interest under capital leases, which no longer exist. The pro forma interest burden has been recorded at the corporate level in conjunction with the refinancings.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NORTH ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 29, 2017

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NORTH ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

Introduction

On May 30, 2017, Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) signed a 20-year casino operating and service agreement (“COSA”) with the Ontario Lottery and Gaming Corporation (the “OLG”) for the operation of the North Ontario Gaming Bundle (the “North Bundle”). Under the North Bundle transition and asset purchase agreement (the “TAPA”), the Company acquired gaming assets and assumed certain liabilities of the Thunder Bay, Sault Ste. Marie and Sudbury casinos and the approval for new casino developments in Kenora and North Bay. The purchase price for such assets was approximately $79.3 million, including net working capital of approximately $10.3 million comprised of cash, prepaids, inventory and accrued liabilities.

Under the terms of the COSA, the Company executed the operations relating to the gaming properties, while the OLG retained the authority to conduct and manage the gaming and lottery schemes carried out at the gaming properties. The Company received a commission equal to a share of the gaming revenue for operating the gaming properties, equal to 70% of the gaming revenue from North Bundle properties in excess of a guaranteed threshold amount to the OLG, subject to a minimum payable to the Company.

Additionally, the Company is entitled to a Permitted Capital Expenditure Allowance, payable by the OLG, for a proportion of permitted capital expenditures that the Company incurs in the various gaming zones located in the North Bundle. The amount of the Permitted Capital Expenditure Allowance payable to the Company by the OLG in the first operating year is specified in the COSA. The Permitted Capital Expenditure Allowance payable in subsequent operating years will increase according to a pre-determined inflation rate.

This unaudited pro forma combined schedule of revenues and direct expenses of the North Bundle has been prepared for illustrative purposes only, to show the effect of the acquisition of the assets of the North Bundle as if the Company acquired the North Bundle on January 1, 2017 and the terms of the first operating year under the COSA were in effect for the period.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined schedule of revenues and direct expenses are described in the accompanying notes, which should be read together with the unaudited pro forma combined schedule of revenues and direct expenses. The pro forma data presented reflect events directly attributable to the described transaction and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined schedule of revenue and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NORTH ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 29, 2017

(expressed in thousands of Canadian dollars)

	North Bundle	Adjustments	Pro Forma
	$	$	$
Revenue
Gaming Revenue (notes 3(a) and 3(f))	48,373	(19,010)	29,363
Non-gaming Revenue	1,109	—	1,109

Total Revenue	49,482	(19,010)	30,472

Direct Expenses
Payroll (notes 3(b) and 3(c))	14,704	(1,312)	13,392
Commissions (notes 3(d))	2,522	(2,522)	—
Marketing and promotion (note 3(f))	1,314	275	1,589
Operating (note 3(e))	2,430	1,212	3,642
Facilities	3,977	—	3,977
Food and Beverage	755	—	755
GST/HST (note 3(g))	1,811	(1,811)	—
Amortization (note 3 (h) and (i))	(6)	4,195	4,189
Other	64	—	64

Total Direct Expenses	27,571	37	27,608

Excess Revenue over Direct Expenses	21,911	(19,047)	2,864
Other Income	1,060	—	1,060
Finance Costs	—	—	—

Excess revenue over Direct Expenses and Other Income and Finance Costs	22,971	(19,047)	3,924

The accompanying notes are an integral part of this unaudited pro forma combined schedule of revenues and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE NORTH ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA

COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 29, 2017

(expressed in thousands of Canadian dollars)

1    Basis of presentation

This unaudited pro forma combined schedule of revenues and direct expenses of the North Ontario Gaming Bundle (the “North Bundle”) has been prepared by management of Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) for illustrative purposes only, to show the effect of the acquisition of the assets of the North Bundle by the Company (the “Transaction”). The unaudited pro forma combined schedule of revenues and direct expenses has been prepared as if the Company acquired the North Bundle on January 1, 2017 and the terms of the first operating year under the casino operating and service agreement (“COSA”) were in effect for the period.

The unaudited pro forma combined schedule of revenues and direct expenses has been prepared using site-level financial information prepared by Ontario Lottery and Gaming Corporation (“OLG”) management for the period from January 1, 2017 to May 29, 2017 (the “Bundle Statements”) with adjustments made by the Company as noted above and has not been audited or reviewed by outside auditors. The Bundle Statements do not include certain information and adjustments necessary to conform with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Readers should not place undue reliance on this information.

2    Significant accounting policies

The accounting policies used to prepare the unaudited pro forma combined schedule of revenues and direct expenses conform to the accounting policies adopted by the Company, which are in compliance with IFRS as issued by the International Accounting Standards Board, except that as noted in Note 1 Basis of presentation, the Bundle Statements with adjustments made by the Company as noted above do not include certain information and adjustments necessary to conform with IFRS as issued by the International Accounting Standards Board.

3    Pro forma adjustments

The following adjustments have been recorded in the unaudited pro forma combined schedule of revenues and direct expenses to reflect the pro forma effects of the Transaction described above:

a)

To adjust the gaming revenue and revenue from permitted capital expenditure to reflect the terms of the COSA as if the Company had operated the North Bundle properties for the entire period. The calculation of the adjustment is based on the guaranteed threshold amount to the OLG, guaranteed minimum commission to the Company and amount of the Permitted Capital Expenditure Allowance for the first operating year of the COSA, each as set out in the terms of the COSA.

b)

Most employers in Ontario are required to register with the Workplace Safety and Insurance Board (the “WSIB”) and provide coverage for work-related injuries for all employees in Ontario. The Workplace Safety and Insurance Act (Ontario) provides for different methods of insurance coverage depending on the type of company. The OLG, as a Crown Corporation of the Ontario government, is a Schedule 2 employer and must individually pay the total cost of injury benefits for its employees. The OLG prepares an actuarial assessment of its liability at the end of each fiscal period and makes adjustments to its liability reserves for current service costs and changes to past service costs. Gateway is a Schedule 1 employer and is required to pay annual premiums to an insurance fund covering all Schedule 1 employers. The amount of premium is based on the WSIB’s classification of the employer’s business activity and the employer’s total insurable payroll.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE NORTH ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA

COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 29, 2017

(expressed in thousands of Canadian dollars)

Applying the appropriate premium rate to the insurable wages for the properties included in the North Bundle results in a lower expense for Gateway as follows:

$
Estimated WSIB expense for the Company	238
WSIB expense reported by OLG for the period	(990)

WSIB adjustment	(752)

The estimated WSIB expense for the Company is based on a prescribed rate of $2.05 per $100 of insurable earnings, assuming that 85% of total salaries and wages would be insurable.

c)

In May 2017, the OLG paid severance costs to employees who did not accept the Company’s offer for employment post-close and recorded such costs in the Bundle Statements. Under the terms of the TAPA, these costs were the responsibility of the OLG. Had the Company operated the North Bundle properties for the entire period of the unaudited pro forma combined schedule of revenue and direct expenses, such costs would not have been incurred. Total severance costs have been estimated at $560, based on the Bundle Statements.

d)

The Bundle Statements include commissions payable to host local governments in operating expenses. Such expenses continue to be the responsibility of the OLG under the costs and will not be paid by Gateway. Total commissions paid to host local governments during the period were $2,522.

e)

The Alcohol and Gaming Commission of Ontario (the “AGCO”) is responsible for the regulation of casinos, charity casinos and slot machine facilities in Ontario. The AGCO has contracted with the Ontario Provincial Police (the “OPP”) to provide certain regulatory services within casinos and slot machine facilities. The AGCO charges each casino or slot machine facility for certain costs, including annual registration fees and the cost of OPP services. The OLG has not recorded these AGCO charges in the Bundle Statements. The Company will be required to pay these charges and such charges will form part of the operating expenses of the North Bundle properties. The OLG paid the AGCO an estimated $1,212 for the North Bundle properties during the period.

f)

The OLG presents gaming revenue in the Bundle Statements net of the costs of cash incentives, whereas the Company records cash incentives as marketing expenses. An adjustment is necessary to reclassify the cost of cash incentives incurred by the OLG from gaming revenue to marketing expenses to conform to the Company’s accounting policies. The OLG incurred $275 in cost of cash incentives during the period.

g)

The OLG is a ‘Prescribed Registrant’ for the purposes of subsection 188(5) of the Excise Tax Act and is subject to Regulations pursuant to which the OLG is required to pay Harmonized Sales Tax (“HST”) on the total gross gaming revenue. The OLG reports any such HST paid as an expense in the Bundle Statements. Gateway is not a Prescribed Registrant and is not subject to the Regulations. The total HST paid by the OLG on gross gaming revenue for the period was $1,811.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE NORTH ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA

COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 29, 2017

(expressed in thousands of Canadian dollars)

h)

To increase depreciation of property and equipment by $4,135 for the period to conform to the Company’s depreciation policy. Depreciation expense was calculated based on the estimated fair value of the acquired property and equipment with useful lives as follows:

Buildings	5—50 years
Furniture and fixtures	5—16 years
Computer hardware	1—3 years
Equipment	1—30 years
Leasehold improvements	term of the related lease

No depreciation expense was recorded by the OLG during the period.

i)

To increase amortization of intangible assets by $60 for the period to conform to the Company’s amortization policy. Amortization expense was calculated based on the estimated fair value of the acquired intangible assets with useful lives of 20 years.

No amortization expense was recorded by the OLG during the period.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

SOUTHWEST ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 8, 2017

(expressed in thousands of Canadian dollars)

GATEWAY CASINOS & ENTERTAINMENT LIMITED

SOUTHWEST ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

Introduction

On May 9, 2017, Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) signed a 20-year casino operating and service agreement (“COSA”) with the Ontario Lottery and Gaming Corporation (the “OLG”) for the operation of the Southwest Ontario Gaming Bundle (the “Southwest Bundle”). Under the Southwest Bundle transition and asset purchase agreement (the “TAPA”), the Company acquired gaming assets and assumed certain liabilities of the London, Point Edward, Woodstock, Dresden, Clinton and Hanover casinos. The total purchase price for such assets was approximately $95.4 million of consideration, including approximately $20.2 million of net working capital comprised of cash prepaids, inventory and accrued liabilities.

Under the terms of the COSA, the Company executes the operations relating to the gaming properties, while the OLG retains the authority to conduct and manage the gaming and lottery schemes carried out at the gaming properties. The Company receives a commission equal to a share of the gaming revenue for operating the gaming properties, equal to 70% of the gaming revenue from North Bundle properties in excess of a guaranteed threshold amount to the OLG, subject to a minimum payable to the Company.

Additionally, the Company is entitled to a Permitted Capital Expenditure Allowance, payable by the OLG, for a proportion of permitted capital expenditures that the Company incurs in the various gaming zones located in the North Bundle. The amount of the Permitted Capital Expenditure Allowance payable to the Company by the OLG in the first operating year is specified in the COSA. The Permitted Capital Expenditure Allowance payable in subsequent operating years will increase according to a pre-determined inflation rate.

This unaudited pro forma combined schedule of revenue and direct expenses of the Southwest Bundle has been prepared for illustrative purposes only, to show the effect of the acquisition of the assets of the Southwest Bundle as if the Company acquired the Southwest Bundle on January 1, 2017 and the terms of the first operating year under the COSA were in effect for the period.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined schedule of revenues and direct expenses are described in the accompanying notes, which should be read together with the unaudited pro forma combined schedule of revenues and direct expenses. The pro forma data presented reflect events directly attributable to the described transaction and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or which could be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined schedule of revenues and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

SOUTHWEST ONTARIO GAMING BUNDLE

UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 8, 2017

(expressed in thousands of Canadian dollars)

	Southwest Bundle	Adjustments	Pro Forma
	$	$	$
Revenue
Gaming Revenue (notes 3(a) and 3(f))	81,810	(39,204)	42,606
Non-gaming Revenue	1,375	—	1,375

Total Revenue	83,185	(39,204)	43,981

Direct Expenses
Payroll (notes 3(b) and 3(c))	20,807	(3,759)	17,048
Commissions (note 3(d))	3,671	(3,671)	—
Marketing and promotion (note 3(f))	1,541	374	1,915
Operating (note 3(e))	2,330	864	3,194
Facilities	4,728	—	4,728
Food and Beverage	1,019	—	1,019
GST/HST (note 3(g))	2,508	(2,508)	—
Amortization (notes 3(h) and (i))	(31)	5,047	5,016

Total Direct Expenses	36,573	(3,653)	32,920

Excess Revenue over Direct Expenses	46,612	(35,551)	11,061
Other Income	1,755	—	1,755
Finance Costs	—	—	—

Excess revenue over Direct Expenses and Other Income and Finance Costs	48,367	(35,551)	12,816

The accompanying notes are an integral part of this unaudited pro forma combined schedule of revenues and direct expenses.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE SOUTHWEST ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 8, 2017

(expressed in thousands of Canadian dollars)

1     Basis of presentation

This unaudited pro forma combined schedule of revenues and direct expenses of the Southwest Ontario Gaming Bundle (the “Southwest Bundle”) has been prepared by management of Gateway Casinos & Entertainment Limited (the “Company” or “Gateway”) for illustrative purposes only, to show the effect of the acquisition of the assets of the Southwest Bundle by the Company (the “Transaction”). The unaudited pro forma combined schedule of revenues and direct expenses has been prepared as if the Company acquired the Southwest Bundle on January 1, 2017 and the terms of the first operating year of the casino operating and service agreement (“COSA”) were in effect for the period.

The unaudited pro forma combined schedule of revenues and direct expenses has been prepared using site-level financial information prepared by Ontario Lottery and Gaming Corporation (“OLG”) management for the period from January 1, 2017 to May 8, 2017 (the “Bundle Statements”) with adjustments made by the Company as noted above and has not been audited or reviewed by outside auditors. The Bundle Statements do not include certain information and adjustments necessary to conform with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Readers should not place undue reliance on this information.

2     Significant accounting policies

The accounting policies used to prepare the unaudited pro forma combined schedule of revenues and direct expenses conform to the accounting policies adopted by the Company, which are in compliance with IFRS as issued by the International Accounting Standards Board, except that as noted in Note 1 Basis of presentation, the Bundle Statements with adjustments made by the Company as noted above do not include certain information and adjustments necessary to conform with IFRS as issued by the International Accounting Standards Board.

3     Pro forma adjustments

The following adjustments have been recorded in the unaudited pro forma combined schedule of revenues and direct expenses to reflect the pro forma effects of the Transaction as described above:

a)

To adjust the gaming revenue and revenue from permitted capital expenditure to reflect the terms of the COSA as if the Company had operated the Southwest Bundle properties for the entire period. The calculation of the adjustment is based on the guaranteed threshold amount to the OLG, guaranteed minimum commission to the Company and amount of the Permitted Capital Expenditure Allowance for the first operating year of the COSA, each as set out in the COSA.

b)

Most employers in Ontario are required to register with the Workplace Safety and Insurance Board (the “WSIB”) and provide coverage for work-related injuries for all employees in Ontario. The Workplace Safety and Insurance Act (Ontario) provides for different methods of insurance coverage depending on the type of company. The OLG, as a Crown Corporation of the Ontario government, is a Schedule 2 employer and must individually pay the total cost of injury benefits for its employees. The OLG prepares an actuarial assessment of its liability at the end of each fiscal period and makes adjustments to its liability reserves for current service costs and changes to past service costs. Gateway is a Schedule 1 employer and is required to pay annual premiums to an insurance fund covering all Schedule 1 employers. The amount of premium is based on the WSIB’s classification of the employer’s business activity and the employer’s total insurable payroll.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE SOUTHWEST ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 8, 2017

(expressed in thousands of Canadian dollars)

Applying the appropriate premium rate to the insurable wages for the properties included in the Southwest Bundle results in a lower expense for Gateway than was included in the OLG results, calculated as follows:

$
Estimated WSIB expense for the Company	335
WSIB expense reported by OLG for the period	(769)

WSIB adjustment	(434)

The estimated WSIB expense for the Company is based on a prescribed rate of $2.05 per $100 of insurable earnings, assuming that 85% of total salaries and wages would be insurable.

c)

In May 2017, the OLG paid severance costs to employees who did not accept the Company’s offer for employment post-close and recorded such costs in the Bundle Statements. Under the terms of the TAPA, these costs were the responsibility of the OLG. Had the Company operated the Southwest Bundle properties for the entire period of the pro forma statement of revenue and direct expenses, such costs would not have been incurred. Total severance costs have been estimated at $3,325, based on the interim site-level financial information provided by the OLG.

d)

The Bundle Statements include commissions payable to host local governments in operating expenses. Such expenses continue to be the responsibility of the OLG under the COSA and will not be paid by Gateway. Total commissions paid to host local governments during the period were $3,671.

e)

The Alcohol and Gaming Commission of Ontario (the “AGCO”) is responsible for the regulation of casinos, charity casinos and slot machine facilities in Ontario. The AGCO has contracted with the Ontario Provincial Police (the “OPP”) to provide certain regulatory services within casinos and slot machine facilities. The AGCO charges each casino or slot machine facility for certain costs, including annual registration fees and the cost of OPP services. The OLG has not recorded these AGCO charges in the Bundle Statements. The Company will be required to pay these charges and such charges will form part of the operating expenses of the Southwest Bundle properties. The OLG paid the AGCO an estimated $864 for the Southwest Bundle properties during the period.

f)

The OLG presents gaming revenue in the Bundle Statements net of the costs of cash incentives, whereas the Company records cash incentives as marketing expenses. An adjustment is necessary to reclassify the cost of cash incentives incurred by the OLG from gaming revenue to marketing expenses to conform to the Company’s accounting policies. The OLG incurred $374 in cost of cash incentives during the period.

g)

The OLG is a ‘Prescribed Registrant’ for the purposes of subsection 188(5) of the Excise Tax Act and is subject to Regulations pursuant to which the OLG is required to pay Harmonized Sales Tax (“HST”) on the total gross gaming revenue. The OLG reports any such HST paid as an expense in the Bundle Statements. Gateway is not a Prescribed Registrant and is not subject to the Regulations. The total HST paid by the OLG on gross gaming revenue for the period was $2,508.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

NOTES TO THE SOUTHWEST ONTARIO GAMING BUNDLE UNAUDITED PRO FORMA COMBINED SCHEDULE OF REVENUES AND DIRECT EXPENSES

For the period from January 1, 2017 to May 8, 2017

(expressed in thousands of Canadian dollars)

h)

To increase depreciation of property and equipment by $4,936 for the period to conform to the Company’s depreciation policy. Depreciation expense was calculated based on the estimated fair value of the acquired property and equipment with useful lives as follows:

Buildings	5—50 years
Furniture and fixtures	5—16 years
Computer hardware	1—3 years
Equipment	1—30 years
Leasehold improvements	term of the related lease

No depreciation expense was recorded by the OLG during the period.

i)

To increase amortization of intangible assets by $111 for the period to conform to the Company’s amortization policy. Amortization expense was calculated based on the estimated fair value of the acquired intangible assets with useful lives of 20 years.

No amortization expense was recorded by the OLG during the period.

            Shares

GATEWAY CASINOS & ENTERTAINMENT LIMITED

Common Shares

                    , 2018

Through and including                 ,                (25 days after the commencement of this offering), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Morgan Stanley	Credit Suisse	Goldman Sachs & Co. LLC

CIBC Capital Markets	Macquarie Capital	SunTrust Robinson Humphrey

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of directors and officers

Section 124 of the CBCA authorizes companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) unless such individual did not act honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if such individual did not have reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

Upon completion of this offering, our articles will provide that we shall indemnify directors and officers to the extent required or permitted by law.

Prior to the completion of this offering, we intend to enter into agreements with our directors and certain officers (each an “Indemnitee” under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 7. Recent sales of unregistered securities

On February 15, 2017, the Company issued $255,000,000 aggregate principal amount of its 8.250% Second Priority Senior Secured Notes due 2024 (the “Notes”). The Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The Notes were offered to investors at 100% of the principal amount thereof. Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., Macquarie Capital (USA) Inc., CIBC World Markets Corp. and National Bank of Canada Financial Inc. acted as joint book-running managers for the initial purchasers. The aggregate initial purchasers’ discount was $4,462,500.

During 2017, we granted our director Michael Burns an aggregate of 8,946 common shares in lieu of cash payable pursuant to his director retainer agreement.

During 2016, we granted our director Michael Burns an aggregate of 8,946 common shares in lieu of cash payable pursuant to his director retainer agreement.

During 2015, we granted our director Michael Burns an aggregate of 8,946 common shares in lieu of cash payable pursuant to his director retainer agreement.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1*	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Articles of Incorporation of Gateway Casinos & Entertainment Limited, to be effective upon the closing of this offering.

3.2	Form of Bylaws of Gateway Casinos & Entertainment Limited, to be effective upon the closing of this offering.

4.1*	Specimen Stock Certificate evidencing common shares.

4.2**	Indenture, dated as of February 22, 2017, among Gateway Casinos & Entertainment Limited, the guarantors from time to time party thereto and Computershare Trust Company of Canada, as Canadian trustee and collateral agent and Computershare Trust Company, N.A., as U.S. trustee.

4.3**	Supplemental Indenture, dated as of March 13, 2018, among Gateway Casinos & Entertainment Limited, the guarantors from time to time party thereto and Computershare Trust Company of Canada, as Canadian trustee and collateral agent and Computershare Trust Company, N.A., as U.S. trustee.

5.1*	Opinion of Bennett Jones LLP.

10.1**	Shareholders’ Agreement, dated September 16, 2010, by and among Gateway Casinos & Entertainment Limited (the “Company”), and each of the holders of the shares of the Company’s capital stock deemed to be a party thereto pursuant to Articles of Arrangement dated September 16, 2010 and an order of the Supreme Court of British Columbia dated August 16, 2010 (together with any other person who thereafter became party to the Shareholders’ Agreement pursuant to the provisions thereof).

10.2**	Amended and Restated Credit and Guaranty Agreement, as amended and restated as of March 13, 2018, among Gateway Casinos & Entertainment Limited, as the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, Bank of Montreal, as Administrative Agent, and BNY Trust Company of Canada, as Collateral Agent.

10.3*	Form of Registration Rights Agreement, to be effective upon the closing of this offering.

10.4	Agreement of Purchase and Sale dated December 15, 2017 as amended January 29, 2018 and February 23, 2018 between Gateway Casinos & Entertainment Limited and Mesirow Realty Sale-Leaseback, Inc.

10.5	Employment Agreement dated October 16, 2013 between Gateway Casinos & Entertainment Limited and Anthony Santo.

10.6*	Employment Agreement dated November 18, 2018 between Gateway Casinos & Entertainment Limited and Brad Hutchings.

10.7	Employment Agreement dated September 29, 2016 between Gateway Casinos & Entertainment Limited and Bradley Bardua.

10.8	Employment Agreement dated June 26, 2014 between Gateway Casinos & Entertainment Limited and Keith Andrews, as amended April 7, 2016, and August 29, 2017.

10.9*	Executive Employment Agreement to be entered into between Gateway Casinos & Entertainment Limited and Bradley Bardua.

10.10*	Executive Employment Agreement to be entered into between Gateway Casinos & Entertainment Limited and Keith Andrews.

10.11	Letter dated October 5, 2016 from Gateway Casinos & Entertainment Limited to Keith Andrews regarding equity program participation.

10.12*	Letter Agreement dated August 5, 2010, as amended by Letter Agreement dated September 21, 2011, between Gateway Casinos & Entertainment Limited and Sentinel Strategies Ltd. for the services of Michael C. Burns as an independent director on the Board of Directors of Gateway Casinos & Entertainment Limited.

10.13	Form of Legacy Equity Program.

16.1**	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.

21.1**	List of Subsidiaries of Gateway Casinos & Entertainment Limited.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Grant Thornton LLP as an Independent Registered Public Accounting Firm.

23.3	Consent of Grant Thornton LLP as an Independent Certified Public Accounting Firm.

23.4	Consent of KPMG LLP.

23.5*	Consent of Bennett Jones LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	Indicates to be filed by amendment
**	Indicates previously filed.

Item 9. Undertakings

The undersigned hereby undertakes:

a.

To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

b.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c.	The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, British Columbia on December 18, 2018.

GATEWAY CASINOS & ENTERTAINMENT LIMITED

By:	/s/ Gabriel de Alba
Name: Gabriel de Alba
Title: Executive Chairman and Director

By:	/s/ Tony Santo
Name: Tony Santo
Title: Director, President & Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tony Santo as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 18, 2018 in the capacities indicated:

Name	Title	Date

/s/ Tony Santo Tony Santo	Director, President & Chief Executive Officer (principal executive officer)	December 18, 2018

/s/ Bradley Hutchings Bradley Hutchings	Chief Financial Officer (principal financial officer and principal accounting officer)	December 18, 2018

/s/ Gabriel de Alba Gabriel de Alba	Executive Chairman and Director	December 18, 2018

* Michael C. Burns	Director	December 18, 2018

Newton Glassman	Director

*By:	/s/ Tony Santo
Attorney-in-Fact

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Gateway Casinos & Entertainment Limited has signed this registration statement on December 18, 2018.

By:	/s/ Richard Arthur
	Name:	Richard Arthur
	Title:	Assistant Secretary on behalf of Cogency Global Inc.